As filed with the U.S. Securities and Exchange Commission on November 12, 2026.

Registration No.333-299615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alchemy Acquisition Holdings, Inc.*

(Exact name of registrant as specified in its charter)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

Delaware	6159	37-2194419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Library Avenue, Suite 204-F

Newark, DE 19711

(212) 877-1588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mattia Tomba

Chief Executive Officer

850 Library Avenue, Suite 204-F

Newark, DE 19711

(212) 877-1588

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Mitchell Nussbaum Alexandria Kane Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Christopher Hall Harney Westwood & Riegels (Cayman) LLP 3rd Floor, Harbour Place 103 South Church Street PO Box 11088 Grand Cayman, KY1-1008, Grand Cayman Tel: +1 345 949 8599	Jonathan H. Talcott Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 901 15th Street NW, Suite 1200 Washington, DC 20005 Tel: (202) 689-2800

Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*

Prior to the consummation of the Business Combination described herein, Alchemy Investments Acquisition Corp 1 (“ALCY”) will merge with and into its wholly owned subsidiary, Alchemy Acquisition Holdings, Inc. with Alchemy Acquisition Holdings, Inc. as the surviving company and to be renamed Cartiga Holdings, Inc. (such surviving company, “Pubco”) and as a result of such merger, the jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Pubco (after its domestication in Delaware, through the merger with ALCY).

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Cartiga, LLC.	Delaware	6159	84-1906479
(1)	The Co-Registrant has the following principal executive office: 400 Park Avenue, 12th Floor, New York, NY 10022.
(2)	The agent for service for the Co-Registrant is: 400 Park Avenue, 12th Floor, New York, NY 10022, Attn: Chief Executive Officer.

The information in this proxy statement/prospectus is not complete and may be changed. Alchemy Acquisition Holdings, Inc. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ALCHEMY INVESTMENTS ACQUISITION CORP 1

(a Cayman Islands exempted company)

PROSPECTUS

FOR UP TO 3,659,056 SHARES OF CLASS A COMMON STOCK AND

5,750,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK (For Issuance)

OF

ALCHEMY ACQUISITION HOLDINGS, INC.

On August 22, 2025, Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (“Parent” or “ALCY”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (the “Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company”) and Halle Benett, as the representative (the “Sellers’ Representative”) of holders of the Company’s securities (the “Sellers”).

The Business Combination Agreement was unanimously approved by all of ALCY’s directors on August 19, 2025. Pursuant to the Business Combination Agreement, (a) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc. (the “Domestication”), (b) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger (hereinafter sometimes referred to as “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”), and OpCo becoming a controlled subsidiary of Pubco (the “Merger”); and (c) the existing limited liability company agreement of OpCo will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Pubco the sole managing member of OpCo. The Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination,” and as a result of the Business Combination, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and sometimes referred to herein as “New Cartiga.”

The “Up-C” structure is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current equity holders of OpCo to retain their equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for the post-merger OpCo equity holders when they ultimately exchange their OpCo Units.

The officers and directors of ALCY have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled such officers and directors of ALCY to make the necessary analyses and determinations regarding the Business Combination. After careful consideration of the terms and conditions of the Business Combination Agreement, the ALCY Board has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of ALCY and its shareholders because they believe that Cartiga is a company with strong revenue growth potential. It has been operating for some time and the ALCY Board believes that it has demonstrated a good return on investment capital for its client base. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the ALCY Board also reviewed various industry and financial data and the due diligence and evaluation materials provided by Cartiga, demonstrating that Cartiga has a business plan dedicated to both near term cash flow and long term growth. For additional information regarding the positive and negative factors the ALCY Board considered in evaluating the Transactions, see the section entitled “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination.”

The ALCY Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Cartiga. The directors and officers of ALCY and ALCY’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ALCY’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Cartiga. In addition, ALCY’s directors and officers and ALCY’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the ALCY Board and ALCY’s advisors in valuing Cartiga’s business.

Consideration and Structure

For information on the percentage of the issued and outstanding shares of Pubco Class A Common Stock immediately following the Closing that are expected to be held by the Company Equity Interest Holders (as defined below), the Sponsor and ALCY’s current public security holders, in various redemption scenarios, based on Cartiga’s balance of equity as of June 30, 2026, see “Questions and Answers for Shareholders of ALCY — What equity stake will current ALCY shareholders and Company Equity Interest Holders hold in Pubco immediately after the consummation of the Proposed Transaction?”

On May 7, 2026, ALCY received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), stating that ALCY did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. ALCY’s registration statement, filed in connection with ALCY’s IPO, became effective on May 4, 2023. Pursuant to IM-5101-2, ALCY must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated by May 4, 2026, ALCY did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on May 14, 2026.

ALCY Class A ordinary shares, ALCY Units and ALCY Warrants are currently trading on OTC Markets Group, Inc. — Pink Open Market (“OTC”) under the symbols “ALCYF,” “ALCUF” and “ALCWF,” respectively. ALCY has applied to obtain the listing of the Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the symbols “LITF” and “LITFW,” respectively, upon the Closing. Pubco will not have publicly traded units following the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition, ALCY is required to cause the Pubco Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ALCY may not have received from Nasdaq either confirmation of the listing of the Pubco Class A Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived and therefore the Pubco Class A Common Stock would not be listed on any nationally recognized securities exchange.

The Closing was conditioned upon ALCY satisfying the Minimum Cash Condition, which was waived on October 22, 2026, in order not to limit the ability to raise capital in a private placement financing (the PIPE). The Business Combination Agreement provided that the parties would use commercially reasonable efforts in connection with facilitating any necessary financing transactions required to meet the Minimum Cash Condition, which is waived in order to raise a lesser amount in accordance with current market conditions. These efforts are expected to include the pursuit of debt arrangements with certain investors (the “PIPE Investors”) for the issuance of debt securities with an aggregate principal amount of up to $40 million (the “Proposed PIPE Investments”). Because the minimum cash condition was waived, the business combination closing is not contingent on a PIPE financing. The No Additional Redemptions Scenario and the Maximum Redemptions Scenario reflect no PIPE Investments. It is anticipated that the Combined Entity will incur this indebtedness after the closing of the transaction when market conditions permit.

The following table summarizes pro forma ownership of Pubco Common Stock on an as-exchanged basis under the redemption scenarios shown, using the 737,543 Public Shares outstanding at June 30, 2026 and assuming no PIPE financing. The table includes illustrative issuance of 717,500 Class A shares for transaction fees and 254,419 Class A shares for existing related party payables at $10.00 per share, consistent with the pro forma financial statements. The fee shares comprise 517,500 shares for Cantor and 200,000 shares for KBW. Loeb’s remaining $1,750,000 fee and $500,000 of other closing expenses are assumed paid in cash. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined. The $10.00 settlement price is an illustrative assumption; actual note settlement terms remain to be determined. These settlements are subject to agreement with the payees and lenders and do not constitute binding conversion commitments.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.3%	553,157	1.0%	368,772	0.6%	184,386	0.3%	0	0.0%
Sponsor and Cantor(2)	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%
Cartiga Unit Holders(3)	54,000,000	94.0%	54,000,000	94.3%	54,000,000	94.6%	54,000,000	94.9%	54,000,000	95.2%
Fee settlement shares	717,500	1.2%	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%
Related party settlement shares	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%
Total(4)	57,466,962	100%	57,282,576	100%	57,098,191	100%	56,913,805	100%	56,729,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Includes illustrative fee settlement and existing related party payable conversion shares, but excludes the exercise of Public Warrants and any additional, undrawn Working Capital Loans. No PIPE financing is assumed.

Stockholders will experience additional dilution to the extent Pubco issues additional shares of Common Stock after the closing of the Business Combination. The table above excludes any shares that will be issuable upon the exercise of the 5,750,000 Public Warrants and the conversion of the Working Capital Notes.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Following consummation of the Business Combination, as a result of its ownership of approximately 78.5% to 79.5% of the outstanding shares of Pubco Common Stock, Melodeon Arizona LBS Fund LP is expected to control all matters to be voted upon by the combined company’s stockholders. As a result, the combined company will be a “controlled company” as defined in the corporate governance rules of Nasdaq.

Compensation Received by the Sponsor

The existing Sponsor promissory notes bear interest at 10% per annum and are payable upon consummation of a business combination. They were issued or funded as follows: $530,000 on June 24, 2024; $600,000 on November 20, 2024; $130,000 in July 2025; $450,000 in August 2025; $40,000 in January 2026 and $250,000 in February 2026; $130,000 in April 2026; $30,000 in May 2026; and $26,000 on June 23, 2026. Outstanding principal was $2,186,000 as of June 30, 2026. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined. The pro forma financial statements illustratively assume issuance of 254,419 Class A shares to settle $2,544,189 of principal, accrued interest and related party expenses at $10.00 per share.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by ALCY to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Alchemy DeepTech Capital LLC, the Sponsor, and its affiliates paid $50,000, or approximately $0.02 per share, for its 2,875,000 founder shares purchased in connection with ALCY’s formation, and 538,000 Class A ordinary shares purchased for $10.00 per share in a private placement that closed at the time of the IPO. At Closing of the Business Combination, the Sponsor shall hold a total of up to 3,413,000 shares of the Pubco Class A Common Stock depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

At Closing, pursuant to the Business Combination Agreement, Pubco will use cash from the Trust Account to pay any merger transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding Sponsor Promissory Notes or other obligations of ALCY to the Sponsor or its affiliates. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined. ALCY currently estimates that the outstanding principal under the Sponsor promissory notes was $2,186,000 as of June 30, 2026.

An affiliate of the Sponsor is receiving $10,000 monthly for administrative services in connection with the business combination.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming ALCY stockholders. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and certain initial shareholders of ALCY (the “Initial Shareholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of ALCY Class A Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Cartiga is appropriate. Such interests include that the Initial Shareholders will lose their entire investment in ALCY if ALCY does not complete a business combination. When you consider the recommendation of the ALCY Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of the ALCY shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	The beneficial ownership of the Sponsor and certain Initial Shareholders of up to 3,470,500 ALCY Ordinary Shares consisting of 2,875,000 Founder Shares which were acquired prior to the IPO for an aggregate of $50,000 and 595,500 Private Placement Shares purchased at the time of the IPO (57,500 of which were purchased by Cantor) will be worthless if the Business Combination is not consummated because the Initial Shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares resulting in the Initial Shareholders holding 1,757,500 shares, comprised of 1,700,000 held by the Sponsor or its designees, and 57,500 held by Cantor.
●	If the Business Combination is consummated, the Sponsor and the Initial Shareholders would own up to an aggregate of 3,470,500 Ordinary Shares (or 1,757,500 Ordinary Shares if Available Closing Buyer Cash is less than $5,000,000) with an aggregate market value of approximately $41.4 million or $21.0 million respectively, based on the closing price of the Public Shares of $11.9368 on OTC as of November 11, 2026.
●	The Sponsor or an affiliate of the Sponsor have issued to the ALCY Working Capital Loans up to the amount of $2,186,000. In the event that the Business Combination does not close, ALCY may use a portion of proceeds held outside the Trust Account to repay the loans, but no proceeds held in the Trust Account would be used to repay the Sponsor Promissory Notes. All unpaid amounts would be forfeited.
●	The continued indemnification of current directors and officers of ALCY and the continuation of directors’ and officers’ liability insurance after the Business Combination.
●	The fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.
●	The fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.
●	The fact that certain officers and directors of ALCY have an economic interest in the 3,413,000 Founder Shares and Private Placement Shares currently owned by the Sponsor and purchased by the Sponsor in connection with the ALCY IPO, as a result of their direct or indirect membership interests in the Sponsor. This includes 2,875,000 Founder Shares that were purchased by the Sponsor for approximately $0.02 per share ($50,000 in the aggregate), and 538,000 Class A ordinary shares that were purchased in the private placement that closed at the time of the IPO, for $10.00 per share ($5,380,000 in the aggregate). VAM Partners LLC (“VAM Partners”), is the managing member of the Sponsor. The economic interest (or deemed economic interest) of this entity in the Founder Shares retained by the Sponsor is shown below:

	Number of
	Founder Shares
Name and Title of Person	(deemed)
Alchemy DeepTech Capital LLC, Sponsor(1)	3,413,000	(2)
(1)	Includes 2,754,378 ALCY ordinary shares in which VAM Partners has an economic interest due to its member ownership interest in the sponsor. VAM Partners is the managing member of the Sponsor. VAM Partners is governed by a four- member board of directors which acts by majority vote. Accordingly, no individual director of VAM Partners exercises voting or dispositive control over any of the securities held by our sponsor, including those in which such director has a pecuniary interest. Therefore, none of the directors are deemed to have or share beneficial ownership of securities held by the Sponsor. The managing member of VAM Partners is Alchemy Investment Management LLC, which has an economic interest in 584,453 Founder Shares, which is owned 66.7% by Mattia Tomba, and 33.3% by Al Noor Gulf Ventures L.L.C.-FZ, an entity controlled by Vittorio Savoia, our co-Chief Executive Officer, who is also the ultimate beneficial owner.

(2)	The number of shares held may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cartiga rather than liquidate even if (i) Cartiga is a less favorable target company or (ii) the terms of the Business Combination are less favorable to shareholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other shareholders. Further, the Sponsor may receive a positive return on the Founder Shares even if ALCY’s public shareholders experience a negative return on their investment after consummation of the Business Combination. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

These interests may influence ALCY’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the ALCY Board when it approved the Business Combination.

For more information, please see Section — “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ALCY PRIOR TO THE BUSINESS COMBINATION — Conflicts of interest.”

ALCY will hold an extraordinary general meeting of its shareholders (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●]. The extraordinary general meeting will be a virtual meeting conducted via live webcast. For the purposes of Cayman Islands law and the Current M&A, the physical location of the meeting will be                      . You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares in ALCY, please contact Advantage Proxy, Inc., our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [•].

This document is (i) a prospectus related to the issuance by Pubco of Pubco Class A Common Stock and Pubco Warrants in the Business Combination and (ii) a proxy statement for ALCY to use in soliciting proxies for the extraordinary general meeting.

This proxy statement/prospectus provides shareholders of ALCY with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ALCY. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 67 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

Cayman Islands Exempted Company

(Company Number 382594)

4th Floor, Harbour Place,

103 South Church Street

PO Box 10240 Grand Cayman,

KY1-1002,Grand Cayman

(212) 877-1588

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [•]

To the Shareholders of Alchemy Investments Acquisition Corp 1:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company (“ALCY” or “Parent”), will be held virtually at [●], Eastern Time, on [●]. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [●]. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ALCY (as may be amended from time to time, the “Current M&A”), the physical location of the extraordinary general meeting will be at the offices of            at                  . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)  Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the Business Combination Agreement, dated as of August 22, 2025, (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among ALCY, Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company” or “Cartiga”), and Halle Benett, as the representative (the “Sellers’ Representative”) of holders of the Company’s securities (the “Sellers”). Pursuant to the Business Combination Agreement, Newco will be merged with and into the Company (the “Merger”), whereupon the separate limited liability company existence of Newco shall cease and the Company shall be the surviving company (the Company following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”). At the Closing, the existing limited liability company agreement of the Company (the “Company LLC Agreement”) will be amended and restated (the “OpCo LLCA”) to, among other things, make Pubco the sole managing member of the OpCo. In addition, Pubco, the Company, and the Sellers (as defined below) will enter into an exchange agreement (the “Exchange Agreement”) which, among other things, will provide for the exchange of each Seller’s Pubco Class B Common Stock and OpCo Units for Pubco Class A Common Stock. We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. The full text of the resolution to be considered and if thought fit, passed and approved, is as follows:

“RESOLVED, as an ordinary resolution, that ALCY’s entry into the Business Combination Agreement, dated as of August 22, 2025 (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among ALCY, Pubco, Newco, Cartiga and the Sellers’ Representative, pursuant to which, among other things, following the Domestication of ALCY to the State of Delaware, Newco will be merged with and into Cartiga (the “Merger”), with Cartiga surviving the Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the Delaware General Corporation Law, as amended, to be approved, ratified and confirmed in all respects.”

(2)  Proposal No. 2 — The Domestication Merger Proposal — The holders of the ALCY Ordinary Shares issued and outstanding, voting as a separate class, to consider and vote upon a proposal to approve by way of special resolution of the holders of the ALCY Ordinary Shares that: (a) ALCY be and is hereby authorized to merge with and into Pubco, with Pubco being the surviving company and all the undertaking, property and liability of ALCY vest in Pubco by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the DGCL (as applicable); (b) the Plan of Merger (the “Plan of Merger”) approved by resolution of the directors of ALCY dated August 20, 2025, be authorized, approved and confirmed in all respects and ALCY be authorized to enter into the Plan of Merger; (c) as of the effectiveness of the Domestication, the constitutional documents of Pubco will be the Proposed Organizational Documents (defined below); and (d) there being no holders of any outstanding security interest granted by ALCY immediately prior to the effectiveness of the Domestication, the Plan of Merger be executed by any one director of ALCY (a “Director”) on behalf of ALCY and any Director or, with their authorization, ALCY’s officers on behalf of ALCY, be authorized to submit the Plan of Merger, together with any supporting documentation including but not limited to a statement of assets and liabilities of each of ALCY and Pubco, for registration to the Registrar of Companies of the Cayman Islands and with the Secretary of State of the State of Delaware (as applicable). Upon the effectiveness of the Domestication, Pubco will become a Delaware corporation, and all outstanding securities of ALCY will convert into securities of Pubco, as described in more detail in the accompanying proxy statement/prospectus. Immediately prior to the Domestication, the Certificate of Incorporation and Bylaws of Pubco shall provide for substantially the same capital structure as ALCY including, without limitation, the number and type of authorized share capital, and upon the Domestication, such Certificate of Incorporation and Bylaws shall continue to be the Certificate of Incorporation and Bylaws of Pubco. Prior to the Effective Time (as defined below), Pubco will file an amended and restated certificate of incorporation (the “Pubco A&R Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (together with the Pubco A&R Certificate of Incorporation, the “Pubco A&R Organizational Documents”) which provide, among other things, that Pubco will have two (2) classes of common stock: Class A common stock and Class B common stock. We refer to this proposal as the “Domestication Merger Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution of the holders of Ordinary Shares of Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company (“ALCY”), that: (a) ALCY be and is hereby authorized to merge with and into Alchemy Acquisition Holdings, Inc., a Delaware corporation (“Pubco”), with Pubco being the surviving company and all the undertaking, property and liability of ALCY vest in Pubco by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the Delaware General Corporation Law, as amended (such merger, the “Merger and Domestication”); (b) the plan of merger, the form of which was provided to members of ALCY together with the notice of the extraordinary meeting of ALCY at which this resolution was proposed and is passed (the “Plan of Merger”), be authorized, approved and confirmed in all respects and ALCY be authorized to enter into the Plan of Merger; (c) as of the effectiveness of the Merger and Domestication, the constitutional documents of Pubco will be such documents in the form provided to members of ALCY together with the notice of the extraordinary meeting of ALCY at which this resolution was proposed and is passed (the “Proposed Delaware Organizational Documents”); (d) there being no holders of any outstanding security interest granted by ALCY immediately prior to the effectiveness of the Merger and Domestication, the Plan of Merger be executed by any one director of ALCY (a “Director”) on behalf of ALCY and any Director or, with their authorization, ALCY’s officers on behalf of ALCY, be authorized to submit the Plan of Merger, together with any supporting documentation including but not limited to a statement of assets and liabilities of each of ALCY and Pubco, for registration to the Registrar of Companies in the Cayman Islands and/or with the Secretary of State of the State of Delaware (as applicable) together with such certification in connection with the same as may be required that the Plan of Merger so submitted is the Plan of Merger approved pursuant to this resolution.”

(3)  Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Pubco Class A Common Stock and securities convertible into shares of Pubco Class A Common Stock to (i) the Cartiga equity holders pursuant to the Business Combination Agreement, and (ii) to any other persons pursuant to subscription, purchase, or similar agreements ALCY may enter into prior to Closing. We refer to this proposal as the “Stock Issuance Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Pubco Class A Common Stock to Cartiga equity holders pursuant to the Business Combination Agreement, and any other persons pursuant to subscription, purchase or similar agreements ALCY may enter into prior to Closing be approved in all respects.”

(4)  Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the proposed certificate of incorporation (the “Proposed Charter”) and the proposed bylaws (“Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Pubco (a corporation incorporated in the State of Delaware), (the “Organizational Documents Proposal”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of ALCY currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Delaware Organizational Documents and any Director be authorized to submit the Proposed Delaware Organizational Documents together with any supporting documentation for registration to the Registrar of Companies in the Cayman Islands and/or with the Secretary of State of the State of Delaware (as applicable) together with such certification in connection with the same as may be required that the Proposed Delaware Organizational Documents so submitted are the Proposed Delaware Organizational Documents approved pursuant to this resolution.”

(5)  Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following four (4) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Current M&A and the Proposed Organizational Documents:

(A)

Advisory Organizational Documents Proposal 5A (Authorized Shares) — authorize the amendment and redesignation of the authorized share capital of ALCY from (a) 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ALCY to (b) 500,000,000 shares of Pubco Class A Common Stock, 100,000,000 shares of Pubco Class B Common Stock and 10,000,000 shares of preferred stock (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of ALCY be amended and redesignated from 479,000,000 ALCY Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 ALCY Class B Ordinary Shares par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 100,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

(B)

Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”) (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5B.”

(C)

Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter (“Advisory Organizational Documents Proposal 5C”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter; provided that, so long as any shares of Pubco Class A Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Class A Common Stock so as to affect them adversely as described in Advisory Organizational Documents Proposal 5C, be approved.”

(D)

Advisory Organizational Documents Proposal 5D (Additional Changes) — to approve and adopt an amendment to the Current M&A to authorize certain additional changes, including, among other things, (a) making Pubco’s corporate existence perpetual, and (b) removing certain provisions related to ALCY’s status as a blank check company that will no longer be applicable upon Closing, all of which the ALCY Board believes is necessary to adequately address the needs of Pubco after the Business Combination (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ALCY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ALCY Board believes is necessary to adequately address the needs of Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5D, be approved.”

(6)  Proposal No. 6 — The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Equity Incentive Plan (the “Equity Incentive Plan Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the Cartiga Holdings, Inc. 2026 Equity Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) and any form award agreements thereunder, be approved and adopted in all respects.”

(7)  Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Each of Proposal Nos. 1, 2, 3, 4 and 6 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposals and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

Only holders of record of ALCY Ordinary Shares at the close of business on [•], 2026 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to ALCY’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ALCY’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 67 of this proxy statement/prospectus.

After careful consideration, the board of directors of ALCY (the “ALCY Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to ALCY’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the ALCY Board, you should keep in mind that ALCY’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. Additionally, the Sponsor (as defined below) has the right to vote an aggregate of 3,413,000 shares, or approximately 93.3% of the issued and outstanding ALCY Ordinary Shares, and the Sponsor owns the sole outstanding ALCY Class B Ordinary Share. Accordingly, the Sponsor will be able to approve the Business Combination Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Pursuant to the Current M&A, a holder of Public Shares (as defined herein) (a “Public Shareholder”) may request that ALCY redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold Public Shares through ALCY Units and elect to separate your ALCY Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company (“Transfer Agent”), ALCY’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that ALCY redeem all or a portion of your Public Shares for cash; and

(iii)	tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (up to two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

Holders of ALCY Units must elect to separate ALCY Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, ALCY will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[●] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of ALCY — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without ALCY’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without ALCY’s prior consent.

The Business Combination Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of ALCY and Cartiga; (b) the effectiveness of the registration statement on Form S-4 filed by ALCY of which the accompanying proxy statement/prospectus forms a part; (c) the Pubco Class A Common Stock being approved for listing on Nasdaq or another national securities exchange; and (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000. Conditions (a) through (c) above are subject to waiver (where permissible) by all parties to the Business Combination Agreement. Condition (d) above was irrevocably waived in full by Cartiga on October 22, 2026 pursuant to the Waiver. The Maximum Redemptions Scenario presented throughout the accompanying proxy statement/prospectus reflects the redemption of 100% of the Public Shares that are not subject to non-redemption agreements.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The approval of the Organizational Documents Proposal and the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

The Sponsor and each director and officer of ALCY (collectively, the “Insiders”) have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any ALCY Ordinary Shares held by them. Such Redemption Rights waiver was provided in connection with ALCY’s IPO and without any separate consideration paid in connection with providing such waiver. The Sponsor, which includes among its members each of the directors and officers of ALCY, owns 3,413,000 ALCY Ordinary Shares, including one ALCY Class B Share. As a result, as of the date of the accompanying proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, the Insiders will be able to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal, even if all other outstanding shares are voted against such proposals.

Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ALCY Ordinary Shares, please contact Advantage Proxy, Inc., our proxy solicitor, by email at Karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565. This notice of extraordinary general meeting and the proxy statement/prospectus are available at [●].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Alchemy Investments Acquisition Corp 1

Steven M. Wasserman
Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE ON THE BUSINESS COMBINATION PROPOSAL AT THE EXTRAORDINARY GENERAL MEETING YOU MUST (1) IF YOU HOLD ALCY CLASS A ORDINARY SHARES AS PART OF ALCY UNITS, ELECT TO SEPARATE YOUR ALCY UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE ON THE BUSINESS COMBINATION PROPOSAL AT THE EXTRAORDINARY GENERAL MEETING THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. The accompanying proxy statement/prospectus is dated [●], 2026 and is first being mailed to shareholders on or about [●], 2026.

i

Annexes

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by ALCY, constitutes a prospectus of Pubco under Section 5 of the Securities Act, with respect to the Pubco Class A Common Stock and Pubco Warrants to be issued to ALCY shareholders and warrantholders and Cartiga equityholders if the Business Combination described herein is consummated. This document also constitutes a proxy statement of ALCY under Section 14(a) of the Exchange Act, and a notice of meeting with respect to the extraordinary general meeting of ALCY.

You should rely only on the information contained in this proxy statement/prospectus. ALCY and Cartiga have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2026 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written request to ALCY’s Chief Executive Officer at 850 Library Avenue, Suite 204-F, Newark, Delaware; or to Advantage Proxy, Inc., our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of ALCY to be held virtually on [●], you must request the information no later than five business days prior to the date of the extraordinary general meeting, by [●].

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ALCY” refer to Alchemy Investments Acquisition Corp 1 (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, ALCY will be renamed “Cartiga Holdings, Inc.” and referred to in this document as Pubco.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Pubco, the Sponsor, certain Cartiga Members and certain other parties thereto upon the completion of the Proposed Transaction. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by ALCY that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“Advantage Proxy” means Advantage Proxy, Inc., proxy solicitor to ALCY.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current M&A and the Proposed Organizational Documents.

“ALCY” means Alchemy Investments Acquisition Corp 1 (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“ALCY Board” means the board of directors of ALCY prior to the Closing.

“ALCY Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of ALCY, par value $0.0001 per share.

“ALCY Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of ALCY, par value $0.0001 per share.

“ALCY Ordinary Shares” means, collectively, the ALCY Class A Ordinary Shares and the ALCY Class B Ordinary Shares.

“ALCY Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of one ALCY Class A Ordinary Share, and one-half of one ALCY Warrant.

“ALCY Warrant” means a redeemable warrant exercisable for one ALCY Class A Ordinary Share at an exercise price of $11.50 per share.

“Aggregate Merger Consideration” means a number of OpCo Units and shares of Pubco Class B Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price of $540,000,000 by (ii) $10.00, in exchange for all of the Company Equity Interests.

“Ancillary Agreements” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case that was executed and delivered on the date of the Business Combination Agreement or on or prior to the date of Closing by ALCY, Pubco, Newco, the Sponsor, Cartiga, a Cartiga Member and/or any of their respective affiliates, including, the A&R Registration Rights Agreement, the Proposed Charter, the Proposed Bylaws, the Sponsor Support Agreement, the Cartiga Support Agreement, the Tax Receivable Agreement, the Lock-up Agreements, OpCo LLCA and the Shareholders Agreement.

“Base Purchase Price” means $540,000,000.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 22, 2025, by and among ALCY, Pubco, Newco, and Cartiga, and as it may be further amended and/or restated from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Cantor” means Cantor Fitzgerald & Co., ALCY’s underwriter in its initial public offering.

“Cartiga” means Cartiga, LLC, a Delaware limited liability company, and, if the context requires, Cartiga, LLC together with its subsidiaries.

“Cartiga Board” means the board of managers of Cartiga prior to the Closing.

“Cartiga Member” means a holder of Company Equity Interests prior to the Closing.

“Cartiga Support Agreement” means the support agreement, dated as of August 22, 2025, by and among ALCY, Cartiga and certain members of Cartiga, as it may be amended and supplemented from time to time, pursuant to which such Cartiga members have agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the Cartiga Support Agreement is attached to this proxy statement/prospectus as Annex E.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Certificate of Merger” means the certificate of merger filed with the State of Delaware in connection with the Domestication, whereby ALCY shall be merged with and into Alchemy Acquisition Holdings, Inc.

“Closing” means the closing of the Proposed Transaction.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Cartiga, LLC.

“Company Equity Interests” means all of the limited liability company equity interests of the Company.

“Companies Act” refers to the Companies Act (Revised) of the Cayman Islands.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, and the Equity Incentive Plan Proposal.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“Current M&A” means the Amended and Restated Memorandum and Articles of Association which are currently in force.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the merger of ALCY with and into Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly owned subsidiary of ALCY, upon which the separate existence of ALCY will cease and Alchemy Acquisition Holdings, Inc. will be the surviving corporation in accordance with the DGCL, the Companies Act, the Certificate of Merger, which is filed as an exhibit to this proxy statement/prospectus, and the Current M&A.

“Domestication Merger Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Equity Incentive Plan” means the Cartiga Holdings, Inc. 2026 Equity Incentive Plan, which will become effective upon the Closing. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“Equity Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of ALCY’s shareholders, to be held virtually at [●], Eastern Time on [•], via live webcast at [•], and any adjournments or postponements thereof.

“Founder Shares” means the 2,874,999 currently outstanding ALCY Class A Ordinary Shares and one ALCY Class B Ordinary Share purchased by the Sponsor prior to the IPO.

“GAAP” means U.S. generally accepted accounting principles.

“IRS” means the U.S. Internal Revenue Service.

“Insiders” means the Sponsor and each director and officer of ALCY.

“Insider Letter” means ALCY’s letter agreements with the Insiders, dated May 4, 2023, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Shares, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. No separate consideration was paid to the Insiders in connection with the waiver of Redemption Rights.

“IPO” or “Initial Public Offering” means ALCY’s initial public offering of the ALCY Units (consisting of ALCY Class A Ordinary Shares, and ALCY Warrants) pursuant to a registration statement on Form S-1 declared effective by the SEC on May 4, 2023 (SEC File No. 333-268659). On May 9, 2023, ALCY completed its initial public offering.

“Maximum Redemptions Scenario” means, for the illustrative ownership and dilution tables, a scenario in which all 737,543 Public Shares outstanding at June 30, 2026 are assumed to be redeemed in connection with the Business Combination for an aggregate payment of approximately $9.1 million from the Trust Account at an illustrative redemption price of approximately $12.34 per share.

“Merger” means the statutory merger of Newco with and into Cartiga pursuant to the terms of the Business Combination Agreement with Cartiga continuing as the surviving entity and a controlled subsidiary of Pubco.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Newco” means Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco.

“No Additional Redemptions Scenario” means, for the illustrative ownership and dilution tables, a scenario in which none of the 737,543 Public Shares outstanding at June 30, 2026 are assumed to be redeemed in connection with the Business Combination. This does not reflect the redemption of 548,987 Public Shares as of the date of the 2026 Annual Meeting, at which time the time to complete a business combination was extended on a month-to-month basis until September 9, 2027.

“OpCo” means Cartiga following the Merger.

“OpCo LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of OpCo.

“OpCo Unit” means a unit representing a fractional part of the limited liability company interests of OpCo.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Charter and the Proposed Bylaws. A copy of each of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“OTC” means OTC Markets Group, Inc. — Pink Open Market.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, joint stock company, governmental authority or instrumentality or other entity or organization of any other kind.

“PIPE Financing” means private placement financing transaction that ALCY, Pubco and/or Cartiga may enter into with one or more investors at, prior to or following the Closing. A PIPE Financing may take the form of (i) an issuance of shares of Pubco Class A Common Stock or other equity or equity-linked securities, (ii) an issuance of debt securities or other indebtedness, which may be convertible into or exchangeable for shares of Pubco Class A Common Stock, or (iii) any combination of the foregoing. Any PIPE Financing will be on terms approved by Cartiga in accordance with the Business Combination Agreement. A PIPE Financing is not a condition to the Closing. At the time of this filing, there is no commitment for any PIPE Financing and there can be no assurance that ALCY, Pubco and Cartiga will enter into agreements for any PIPE Financing.

“Private Placement” means the sale of the Private Placement Shares to the Sponsor and Cantor, which occurred simultaneously with the completion of the IPO.

“Private Placement Shares” means the 595,500 ALCY Class A Ordinary Shares sold in the Private Placement, 57,500 of which were purchased by Cantor.

“Proposed Bylaws” mean the proposed bylaws of Pubco to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Charter” means the proposed certificate of incorporation of Pubco to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Charter and the Proposed Bylaws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Business Combination Agreement and the other agreements contemplated therein.

“Pubco” means Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ALCY.

“Pubco Board” means the board of directors of Pubco subsequent to the Closing.

“Pubco Class A Common Stock” means the shares of Class A common stock of Pubco, par value $0.0001 per share.

“Pubco Class B Common Stock” means the shares of Class B common stock of Pubco, par value $0.0001 per share, such shares having no economic rights as described in the Proposed Charter.

“Pubco Common Stock” means, collectively, the Pubco Class A Common Stock and the Pubco Class B Common Stock.

“Pubco Security” means a share of Pubco Common Stock or a Pubco Warrant.

“Pubco Warrant” means an ALCY Warrant that will become exercisable for one share of Pubco Class A Common Stock subsequent to the Closing.

“Public Shareholders” means the holders of ALCY Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the ALCY Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the ALCY Units or thereafter in the open market) and, following the Domestication, the shares of Pubco Class A Common Stock received in connection with the Domestication upon conversion of such ALCY Class A Ordinary Shares.

“Public Warrant Holders” means the holders of the Public Warrants of ALCY.

“Public Warrants” means the ALCY Warrants sold in the IPO (whether they were purchased in the IPO as part of the ALCY Units or thereafter in the open market).

“Record Date” means [•], 2026.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means a per-share redemption price payable in cash equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Current M&A and this proxy statement/prospectus.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Equity Incentive Plan Proposal and (g) the Adjournment Proposal, if presented.

“Sponsor” means Alchemy DeepTech Capital LLC, a Delaware limited liability company.

“Sponsor Shares” means 3,413,000 ALCY Ordinary Shares held by the Sponsor, which includes 3,412,999 ALCY Class A Ordinary Shares and one ALCY Class B Ordinary Share. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

“Sponsor Support Agreement” means the Sponsor support agreement, dated as of August 22, 2025, by and among ALCY, Cartiga and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which the Sponsor has agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex F.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Pubco Class A Common Stock and securities convertible into shares of Pubco Class A Common Stock to (i) the Cartiga equityholders pursuant to the Business Combination Agreement, and (ii) to any other persons pursuant to subscription, purchase, or similar agreements ALCY may enter into prior to Closing.

“Trust Account” means the trust account of ALCY, which holds the net proceeds from the IPO and the Private Placement, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 4, 2023, by and between ALCY and the Transfer Agent, as trustee, as amended.

“Warrant Agreement” means the Warrant Agreement, dated as of May 4, 2023, between ALCY and the Transfer Agent, as warrant agent, which governs the ALCY Warrants.

“25% Redemptions Scenario” means a redemptions scenario that assumes that 184,386 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed Redemption Price of approximately $[*] per share, which represents approximately 25% of the Public Shares that are not subject to non-redemption agreements.

“50% Redemptions Scenario” means a redemptions scenario that assumes that 368,772 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed Redemption Price of approximately $[*] per share, which represents approximately 50% of the Public Shares that are not subject to non-redemption agreements.

“75% Redemptions Scenario” means a redemptions scenario that assumes that 553,157 Public Shares are redeemed for an aggregate payment of approximately $[*] million at an assumed Redemption Price of approximately $[*] per share, which represents approximately 75% of the Public Shares that are not subject to non-redemption agreements.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which Cartiga competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Cartiga based on such sources and Cartiga’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Cartiga operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Cartiga’s Business” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for ALCY and Cartiga to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

●	the benefits of the Proposed Transaction;
●	the ability to consummate the Business Combination;
●	the future financial performance of Pubco following the Proposed Transaction;
●	changes in the market for Cartiga’s products and services; and
●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and ALCY and Cartiga managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of ALCY, Cartiga and their respective directors, managers, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing ALCY’s or Cartiga’s views as of any subsequent date. Neither ALCY nor Cartiga undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Business Combination Agreement;
●	estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the Proposed Transaction;
●	risks relating to the uncertainty of the projected financial information with respect to Pubco;
●	the outcome of any legal proceedings that may be instituted against Cartiga or ALCY following announcement of the Proposed Transaction and transactions contemplated thereby;
●	the inability to complete the Proposed Transaction due to the failure to obtain approval of the ALCY shareholders or the failure of ALCY to meet the conditions to closing in the Business Combination Agreement;
●	the inability to maintain the listing of the Pubco Class A Common Stock on Nasdaq following the Proposed Transaction;

●	Pubco’s public securities’ liquidity and trading;
●	the risk that the Proposed Transaction disrupts current plans and operations;
●	the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of Pubco to grow and manage growth profitably;
●	costs related to the Proposed Transaction;
●	Cartiga’s ability to obtain sufficient additional financing, on acceptable terms or at all, and ability to continue as a going concern;
●	changes in the market in which Cartiga competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;
●	the ability of Cartiga’s law firm clients to achieve settlement results that meet or exceed past performance;
●	the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war;
●	the impact of current or future government regulation and oversight, including the U.S. federal, state and local authorities;
●	the possibility that Cartiga or ALCY may be adversely affected by other economic, business, and/or competitive factors; and
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under “Risk Factors” of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ALCY

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to ALCY’s shareholders. ALCY urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at [•], Eastern Time, on [•], virtually via live webcast. For the purposes of Cayman Islands law and the Current M&A (as defined herein), the physical location of the extraordinary general meeting will be at the offices of [•] at [•]. To participate in the extraordinary general meeting online, visit [•] and enter the 12-digit control number included on your proxy card. You may register for the extraordinary general meeting as early as [•], Eastern Time, on [•]. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?
A.

You are receiving this proxy statement/prospectus because you are a shareholder of ALCY and you are entitled to vote at the extraordinary general meeting to approve the matters set forth herein. This document serves as:

●	a proxy statement of ALCY to solicit proxies for the extraordinary general meeting on the matters set forth herein; and
●	a prospectus of Pubco to offer Pubco Class A Common Stock and Pubco Warrants to the ALCY shareholders and warrantholders in the Domestication and to the Cartiga equityholders in the Merger.

ALCY shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Proposed Transaction. The Business Combination Agreement provides for, among other things, (i) the Domestication of ALCY and (ii) the Merger of Newco with and into Cartiga, with Cartiga surviving the Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/prospectus. See “The Domestication Merger Proposal” and “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ALCY AND CARTIGA.

Q.	What proposals are shareholders of ALCY being asked to vote upon?
A.	At the extraordinary general meeting, ALCY is asking holders of ALCY Ordinary Shares to consider and vote upon:
●	The Business Combination Proposal;
●	The Domestication Merger Proposal;
●	The Stock Issuance Proposal;
●	The Organizational Documents Proposal;
●	The Advisory Organizational Documents Proposals;
●	The Equity Incentive Plan Proposal; and

●	The Adjournment Proposal, if presented.

If ALCY’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Merger Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” and “The Equity Incentive Plan Proposal,” of this proxy statement/prospectus, respectively.

ALCY will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ALCY should read it carefully.

After careful consideration, the ALCY Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Equity Incentive Plan Proposal, and (g) the Adjournment Proposal, if presented, are in the best interests of ALCY and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?
A.

Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.	Why is ALCY proposing the Proposed Transaction?
A.	ALCY was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Cartiga is an originator and manager of assets linked to (or secured by) consumer and commercial litigation claims and related receivables.

Based on ALCY’s due diligence investigations of Cartiga and the industry in which it operates, including the financial and other information provided by Cartiga in the course of ALCY’s due diligence investigations, the ALCY Board believes that the Proposed Transaction with Cartiga is in the best interests of ALCY and presents an opportunity to increase shareholder value. However, there is no assurance that the Proposed Transaction with Cartiga will increase shareholder value. See “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Although the ALCY Board believes that the Proposed Transaction with Cartiga presents an attractive business combination opportunity and is in the best interests of ALCY and its shareholders, the ALCY Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination,” as well as in “Risk Factors — Risks Related to Cartiga’s Business.”

Q.	What will Company Equity Interest Holders receive in connection with the Business Combination?
A.

Under the Business Combination Agreement, the holders of the Company Equity Interests, immediately prior to the Closing will receive aggregate consideration of $540.0 million in the form of shares of OpCo Units and Pubco Class B Common Stock (at a deemed value of $10.00) in exchange for their outstanding equity interests, as set forth in more detail below.

The “Conversion Ratio” is the quotient obtained by dividing (i) the number of OpCo Units and shares of Pubco Class B Common Stock constituting the Aggregate Merger Consideration, by (ii) the “Company Equity Interests,” which means the limited liability company equity interests of Cartiga at the Effective Time.

Q.	What is an “Up-C” structure?
A.

Pubco’s structure following the Business Combination, as described under the subsection entitled “The Business Combination Proposal — The Business Combination Agreement — Structure of the Merger” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as ALCY.

In connection with the Closing, the combined company will be organized in an “Up-C” structure and the only direct assets of Pubco will consist of equity interests in OpCo. The Up-C structure allows the Cartiga Members, to retain a portion of their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of OpCo. Immediately following the Closing, Pubco will be the sole manager of and control OpCo, and Pubco will own between approximately 4.8% and 6.0% of the outstanding equity of OpCo through OpCo Units, and the Cartiga Members will own between approximately 94.0% and 95.2% of the outstanding equity of OpCo through OpCo Units.

Each share of Pubco Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Pubco Class A Common Stock and shares of Pubco Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Proposed Charter. We do not intend to list any shares of Pubco Class B Common Stock on any exchange.

Following the Closing, under the OpCo LLCA, any Cartiga Member who receives OpCo Units and Pubco Class B Common Stock in the Business Combination will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Holder Redemption Right”) to exchange all or a portion of its OpCo Units, together with an equal number of shares of Pubco Class B Common Stock for shares of Pubco Class A Common Stock at an exchange ratio of one share of Pubco Class A Common Stock for each OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

In connection with any exchange of OpCo Units pursuant to the OpCo Holder Redemption Right, Pubco shall receive a number of OpCo Units equal to the number of shares of Pubco Class A Common Stock issued to the OpCo unitholder, and a corresponding number of shares of Pubco Class B Common Stock held by the relevant OpCo unitholder will be cancelled. As the OpCo Units are exchanged, holding other assumptions constant, Pubco’s ownership stake in OpCo will be correspondingly increased, the number of shares of Pubco Class A Common Stock outstanding will be increased and the number of shares of Pubco Class B Common Stock will be decreased. See “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Second Amended and Restated Limited Liability Company Agreement.”

Q.	What is a tax receivable agreement?
A.

In connection with the Business Combination, Pubco, OpCo and certain Cartiga Members (the “TRA Holders”) will enter into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, Pubco will pay the TRA Holders 85% of the net income tax savings that Pubco actually realizes as a result of future exchanges of the post-merger OpCo Units for shares of Pubco Class A Common Stock or cash pursuant to the Exchange Agreement, and certain other tax attributes of OpCo and tax benefits related to the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section titled “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Tax Receivable Agreement.”

Q.	What equity stake will current ALCY shareholders and Company Equity Interest Holders hold in Pubco immediately after the consummation of the Proposed Transaction?
A.

In the illustrative no-PIPE scenario, Pubco would have 57,466,962 shares of Common Stock on an as-exchanged basis assuming no additional redemptions and 56,729,419 assuming maximum redemptions. The totals include 54,000,000 OpCo Units and corresponding voting, non-economic Class B shares held by Cartiga members, 1,700,000 Sponsor shares, 57,500 existing Cantor shares, 717,500 fee settlement shares and 254,419 related party payable settlement shares. The no additional redemptions scenario also includes the 737,543 Public Shares outstanding at June 30, 2026.

These amounts exclude the exercise of Public Warrants, any conversion of Working Capital Loans and any other issuances of equity securities of Pubco prior to or in connection with the Closing. Actual ownership will depend on the redemptions, forfeitures and issuances that occur.

The following table summarizes pro forma ownership of Pubco Common Stock on an as-exchanged basis under the redemption scenarios shown, using the 737,543 Public Shares outstanding at June 30, 2026 and assuming no PIPE financing. The table includes illustrative issuance of 717,500 Class A shares for transaction fees and 254,419 Class A shares for existing related party payables at $10.00 per share, consistent with the pro forma financial statements. The fee shares comprise 517,500 shares for Cantor and 200,000 shares for KBW. Loeb’s remaining $1,750,000 fee and $500,000 of other closing expenses are assumed paid in cash. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.3%	553,157	1.0%	368,772	0.6%	184,386	0.3%	0	0.0%
Sponsor and Cantor(2)	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%
Cartiga Unit Holders(3)	54,000,000	94.0%	54,000,000	94.3%	54,000,000	94.6%	54,000,000	94.9%	54,000,000	95.2%
Fee settlement shares	717,500	1.2%	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%
Related party settlement shares	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%
Total(4)	57,466,962	100%	57,282,576	100%	57,098,191	100%	56,913,805	100%	56,729,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Includes illustrative fee settlement and existing related party payable conversion shares, but excludes the exercise of Public Warrants and any additional, undrawn Working Capital Loans. No PIPE financing is assumed.

Stockholders will experience additional dilution to the extent Pubco issues additional shares of Pubco Class A Common Stock after the closing of the Business Combination. The table above excludes any shares of Pubco Class A Common Stock issuable upon exercise of 5,750,000 Public Warrants. The illustrative 254,419 shares to settle existing related party payables, including $2,186,000 note principal, are already reflected in the ownership tables and are subject to agreement with the holders.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” For more information, including the ownership percentages in the no additional redemptions scenario and the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Q.	Will the Sponsor receive compensation in connection with the Business Combination?
A.

Yes. The Sponsor has provided promissory notes with outstanding principal of $2,186,000 as of June 30, 2026, bearing interest at 10% per annum. Accrued interest was $263,006 and accrued related party expenses were $95,183 at that date. The existing notes are payable upon consummation of a business combination under their terms. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined. The pro forma financial statements illustratively assume settlement of these related party payables through 254,419 Class A shares at $10.00 per share, for illustrative purposes only; the actual settlement terms remain subject to agreement with the holders, and no binding conversion commitment is assumed. If a business combination does not close, repayment is limited to funds available outside the Trust Account. A separate, undrawn Working Capital Loan facility permits conversion of up to $1.5 million at $10.00 per share at the lender’s discretion. No additional borrowing under that facility is assumed in the pro forma presentation.

Q.	Does the Sponsor, any of its affiliates or promoters have any prior experience in organizing special purpose acquisition companies?
A.

No. None of the members of the Sponsor, nor any affiliate or promoter of the Company have any prior experience with, or are currently involved in other special purpose acquisition companies, however they may choose to organize or become affiliated with special purpose acquisition companies in the future.

Q.	Do any conflicts of interest exist relating to the Business Combination?
A.

Yes. Since the Sponsor, its affiliates, representatives and certain of the initial shareholders of ALCY (the “Initial Shareholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Class A Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Cartiga is appropriate. Such interests include that the Initial Shareholders, will lose their entire investment in ALCY if ALCY does not complete a business combination. When you consider the recommendation of the ALCY Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of the ALCY shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	The beneficial ownership of the Sponsor and certain Initial Shareholders of 3,470,500 ALCY Ordinary Shares consisting of 2,875,000 Founder Shares which were acquired prior to the IPO for an aggregate of $50,000 and 595,500 private placement shares purchased at the time of the IPO (57,500 of which were purchased by Cantor) will be worthless if the Business Combination is not consummated because the Initial Shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions.
●	If the Business Combination is consummated, the Sponsor and Initial Shareholders would own up to an aggregate of 3,470,500 ALCY Ordinary Shares with an aggregate market value of approximately $41.4 million, based on the closing price of the Public Shares of $11.9368 on OTC as of November 11, 2026.
●	The Sponsor or an affiliate of the Sponsor have issued to ALCY Sponsor Promissory Notes up to the amount of $2,186,000. In the event that the Business Combination does not close, ALCY may use a portion of proceeds held outside the Trust

Account to repay the loans but no proceeds held in the Trust Account would be used to repay the Sponsor Promissory Notes. All unpaid amounts would be forfeited.
●	the continued indemnification of current directors and officers of ALCY and the continuation of directors’ and officers’ liability insurance after the Business Combination;
●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and
●	the fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence ALCY’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the ALCY Board when it approved the Business Combination. For more information, please see Section — “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ALCY PRIOR TO THE BUSINESS COMBINATION — Conflicts of interest.”

Q.	How has the announcement of the Proposed Transaction affected the trading price of the ALCY Class A Ordinary Shares?
A.

On August 22, 2025, the last trading date prior to the public announcement of the Proposed Transaction, ALCY Units, ALCY Class A Ordinary Shares and Public Warrants closed at $11.41, $11.69, and $0.1215, respectively. As of November 11, 2026, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each ALCY Units, ALCY Class A Ordinary Shares and Public Warrants was $12.26, $11.9368 and $0.02, respectively.

Q.	Why is ALCY proposing the Domestication?
A.

The ALCY Board believes that there are significant advantages to Pubco that will arise as a result of a change of ALCY’s domicile to the State of Delaware. Further, the ALCY Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The ALCY Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of ALCY and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in “The Domestication Merger Proposal — Reasons for the Domestication.”

To effect the Domestication, ALCY will merge with and into Cartiga Holdings, Inc., a Delaware corporation and wholly owned subsidiary of ALCY, upon which the separate existence of ALCY will cease and Cartiga Holdings, Inc. will be the surviving corporation (such surviving company “Pubco”) in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (Revised) of Cayman Islands (the “Companies Act”), the Certificate of Merger, which is filed as an exhibit to this proxy statement/prospectus (the “Certificate of Merger”), and the amended and restated memorandum and articles of association of ALCY (which are currently in force, the “Current M&A”).

The approval of the Domestication Merger Proposal is a condition to the Closing under the Business Combination Agreement. The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law of holders of ALCY Ordinary Shares, voting as a separate class, represented in person or by proxy and entitled to vote thereon and who does so at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.	What amendments will be made to the Current M&A?
A.

The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, ALCY’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Current M&A, in each case, under the Companies Act, with the Proposed Charter and the Proposed Bylaws, in each case, under the DGCL, which differ materially from the Current M&A. These differences are discussed in greater detail in “The Domestication Merger Proposal” of this proxy statement/prospectus.

Q.	How will the Domestication affect my ALCY Class A Ordinary Shares, ALCY Warrants and ALCY Units?
A.

In connection with the Domestication, at the effective time of the Domestication, (i) each then issued and outstanding ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Pubco Class A Common Stock; (ii) each then issued and outstanding ALCY Warrant will become exercisable for one share of Pubco Class A Common Stock having the same terms and subject to the same conditions of such ALCY Warrant; and (iii) each then issued and outstanding ALCY Unit will separate and convert automatically into one share of Pubco Class A Common Stock and one-half of one Pubco Warrant.

Q.	Will holders of Public Shares or Public Warrants be subject to U.S. federal income tax on the Pubco Class A Common Stock or Pubco Warrants received in the Domestication?
A.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities,” including the application of the PFIC rules and Section 367(b) of the Code, it is the opinion of Loeb & Loeb LLP (“Loeb”) that, on the basis of facts, representations and assumptions set forth or referred to in the tax opinion of Loeb (which is attached as Exhibit 8.1 to the registration statement of which this prospectus forms a part), the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. If so treated, a U.S. holder (as defined herein) should not recognize gain or loss on the exchange of ALCY Ordinary Shares or ALCY Warrants for Pubco Common Stock or Pubco Warrants, as applicable, pursuant to the Domestication. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a Domestication of a corporation holding only investment-type assets such as ALCY, the qualification of the Domestication as a “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Domestication so qualifies, then a U.S. Holder (as defined in Material U.S. Federal Income Tax Considerations) generally will be subject to Section 367(b) of the Code and, as a result:

●	a U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ALCY stock entitled to vote and less than 10% of the total value of all classes of ALCY stock will generally not recognize any gain or loss and will generally not be required to include any part of ALCY’s earnings in income pursuant to the Domestication;
●	a U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ALCY stock entitled to vote and less than 10% of the total value of all classes of ALCY stock will generally recognize gain (but not loss) on the exchange of Public Shares for Pubco Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. ALCY does not expect to have significant cumulative earnings and profits on the date of the Domestication; and
●	a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of ALCY stock entitled to vote or 10% or more of the total value of all classes of ALCY stock will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. ALCY does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of ALCY Securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its ALCY Securities for Pubco Securities pursuant to the Domestication under the Passive Foreign Investment Company (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of Pubco Securities received in the Domestication and the U.S.

Holder’s adjusted tax basis in the corresponding ALCY Securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities — Passive Foreign Investment Company Status.”

If the Domestication does not qualify as a reorganization, then a U.S. Holder that exchanges its ALCY Securities for Pubco Securities generally should recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Class A Common Stock and Pubco Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Public Warrants exchanged.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of Public Shares after the Domestication.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication.

Q.	Do I have Redemption Rights?
A.

If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without ALCY’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without ALCY’s prior consent.

As part of the Insider Letter entered into at the time of ALCY’s IPO, the Insiders agreed to waive their Redemption Rights with respect to all of the Founder Shares in connection with the completion of the Business Combination. The Insiders did not receive any separate consideration paid in connection with providing such waiver.

Holders of ALCY Warrants do not have Redemption Rights with respect to their ALCY Warrants.

Holders of Public Shares who also hold Public Warrants may elect to redeem their Public Shares, and still retain their Public Warrants. The aggregate value of the 5,750,000 Public Warrants based on the closing price of $0.02 per Public Warrant on November 11, 2026 was approximately $115,000. Public Shareholders who redeem their Public Shares may continue to hold any Public Warrants that they owned prior to Redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants, if despite such Redemptions, the Business Combination was consummated. We cannot predict the ultimate value of the Public Warrants following consummation of the Business Combination.

As indicated elsewhere in this proxy statement/prospectus, the outstanding ALCY Warrants represent potential additional dilution to ALCY Shareholders. See “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Closing.” The ALCY Warrants will become exercisable beginning 30 days after the Closing. For a discussion of the risks relating to warrant dilution, see “Risk Factors — Pubco Warrants will become exercisable for Pubco Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more shares of ALCY Class A Ordinary Shares are redeemed.”

Q.	How do I exercise my Redemption Rights?
A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:
(a)

(i) hold Public Shares or (ii) hold Public Shares through ALCY Units and elect to separate your ALCY Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(b)

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which Redemption is requested, that ALCY redeem all or a portion of your Public Shares for cash; and

(c)	tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•] Eastern Time, on [•], 2026 (up to two business days prior to the initially scheduled meeting to vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page 28 of this proxy statement/prospectus.

Holders of ALCY Units must elect to separate ALCY Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of ALCY’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.

An ALCY shareholder may withdraw a request for Redemption until the redemption deadline and, following this deadline, with ALCY’s consent up until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ALCY permit the withdrawal of the request for Redemption and instruct the Transfer Agent to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent, at least two days prior to the initially scheduled vote on the Business Combination Proposal at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are tendered or delivered as described above, then, if the Proposed Transaction is consummated, Pubco will redeem the Public Shares for a pro rata portion of funds payable in cash to the Shareholders, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to ALCY to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.	What are the related risks for any Public Warrant Holders post-Business Combination?
A.

Following the consummation of the Business Combination, Pubco has the ability to redeem the outstanding Public Warrants for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant Holder, if, among other things, the closing price of Pubco Class A Common Stock is equal to or exceeds $18.00 per share (as adjusted for share sub- divisions, share capitalizations, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period commencing 150 days following the closing of a business combination and ending three business days prior to the date on which Pubco sends the notice of redemption to Public Warrant Holders. The value received upon Redemption of the Public Warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants.

In the event that Pubco determines to redeem the Public Warrants pursuant to Section 6.2 of the Warrant Agreement, Pubco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q.	If I am a holder of ALCY Units, can I exercise Redemption Rights with respect to my ALCY Units?
A.

No. Holders of issued and outstanding ALCY Units must elect to separate the ALCY Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your ALCY Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the ALCY Units into the underlying Public Shares and Public Warrants, or if you hold ALCY Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and tendered or delivered to the Transfer Agent, along with the redemption forms by [•], Eastern Time, on [•], 2026 (two business days prior to the initially scheduled date of the vote on the Business Combination Proposal) in order to exercise your Redemption Rights with respect to your Public Shares.

Q.	What are the U.S. federal income tax consequences of exercising my Redemption Rights?
A.

In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), or is treated as a distribution under Section 301 of the Code and whether ALCY would be characterized as a PFIC.

Additionally, because the Domestication will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(b) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Considerations.” All holders of Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?
A.

Following the closing of the IPO (including exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $116,725,000 of the net proceeds from the IPO and the sale of the Private Placement Shares was placed in the Trust Account. ALCY initially had until November 9, 2024 to consummate an initial business combination. On October 31, 2024, ALCY held an annual general meeting (the “2024 Annual Meeting”) where the shareholders approved amendments to the Current M&A to extend the date by which ALCY must complete an initial business combination for a three month extension or until February 9, 2025, then on a month-to-month basis thereafter, as determined by the directors in their sole discretion, until September 9, 2025, by placing $90,000 into the Trust Account held at Continental Stock Transfer & Trust Company for the three month period, then $30,000 per month thereafter until September 9, 2025. Shareholders holding an aggregate of 10,438,037 ALCY Class A Ordinary Shares exercised their right to redeem their shares. On September 4, 2025, ALCY held an annual general meeting (the “2025 Annual Meeting”). At the 2025 Annual Meeting, the shareholders approved amendments to the Current M&A to extend the date by which ALCY must complete an initial business combination on a month-to-month basis, until September 9, 2026, by depositing into the Trust Account, the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share per month (which amount came to $22,126.29), until September 9, 2026. On September 8, 2026, ALCY held another annual general meeting (the “2026 Annual Meeting”). At the 2026 Annual Meeting, the shareholders approved amendments to the Current M&A to extend the date by which ALCY must complete an initial business combination on a month-to-month basis, until September 9, 2027, by depositing into the Trust Account, the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share per month (which amount came to $5,656.68), until September 9, 2027. As of October 21, 2026, the Company has deposited approximately $576,826 in the Trust Account and has until September 9, 2027 to consummate the Business Combination, if the extension payments are made. As of October 21, 2026, funds in the Trust Account totaled approximately $2,369,696.42 and were held in an interest-bearing bank deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Current M&A to modify the substance or timing of ALCY’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension and (c) the Redemption of all of the Public Shares if ALCY is unable to complete a business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights, to pay transaction fees and expenses associated with the Proposed Transaction, and for working capital and general corporate purposes of Pubco following the Proposed Transaction.

Q.	What underwriting fees are payable in connection with the Business Combination?
A.

Pursuant to that certain Underwriting Agreement, dated May 4, 2023, by and between Cantor Fitzgerald & Co. (“Cantor”) acting individually and as representative of the several underwriters listed on Schedule I thereto (the “Underwriting Agreement”), at the time of the IPO, ALCY provided an upfront discount to the underwriters of its IPO of $2,300,000. In addition, pursuant to the Underwriting Agreement, Cantor was entitled to a deferred underwriting discount of $0.45 per ALCY Unit totaling $5,175,000 (the “Deferred Discount”) upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account.

Q.	Did the ALCY Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?
A.

The ALCY Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Cartiga. The directors and officers of ALCY and ALCY’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ALCY’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Cartiga. In addition, ALCY’s directors and officers and ALCY’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the ALCY Board and ALCY’s advisors in valuing Cartiga’s business.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A.

Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shares are reduced as a result of Redemptions by Public Shareholders.

Q.	What conditions must be satisfied to complete the Proposed Transaction?
A.

The Business Combination Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of ALCY and Cartiga; (b) the effectiveness of the registration statement on Form S-4 filed by ALCY of which the accompanying proxy statement/prospectus forms a part; (c) the Pubco Class A Common Stock being approved for listing on Nasdaq or another national securities exchange; and (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000. Conditions (a) through (c) above are subject to waiver (where permissible) by all parties to the Business Combination Agreement. Condition (d) above was irrevocably waived in full by Cartiga on October 22, 2026 pursuant to the Waiver.

For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Business Combination Agreement” section of this proxy statement/prospectus.

Q.	When is the Proposed Transaction expected to be completed?
A.

It is currently expected that the Proposed Transaction will be consummated in the fourth quarter of 2026. This date depends, among other things, on the approval of the proposals to be put to ALCY shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by ALCY’s shareholders at the extraordinary general meeting and ALCY elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Shareholder Proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Business Combination Agreement.”

Q.	What happens if the Proposed Transaction is not consummated?
A.

ALCY will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, pursuant to the Current M&A, ALCY will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such Redemption, subject to the approval of ALCY’s remaining shareholders and the ALCY Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q.	What interests do the Sponsor and ALCY’s current officers and directors have in the Business Combination?
A.

The Sponsor and ALCY’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

Q.	Following the Proposed Transaction, will ALCY’s securities trade on a stock exchange?
A.

ALCY’s securities are not currently trading on Nasdaq. On May 7, 2026, ALCY received a notice from Nasdaq stating that ALCY did not comply with Nasdaq Interpretive Material IM-5101-2 because ALCY had not completed a business combination within 36 months of the effectiveness of its IPO registration statement. As a result, ALCY’s securities were suspended from trading on Nasdaq at the opening of business on May 14, 2026. ALCY Class A ordinary shares, ALCY Units and ALCY Warrants are currently quoted on OTC Pink under the symbols “ALCYF,” “ALCUF” and “ALCWF,” respectively.

Pubco has applied to list the Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the proposed symbols “LITF” and “LITFW,” respectively, upon the Closing.

Pursuant to the terms of the Business Combination Agreement, as a closing condition, Pubco is required to cause the Pubco Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ALCY and Pubco may not have received confirmation from Nasdaq that the Pubco Class A Common Stock will be approved for listing upon the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other Shareholder Proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Pubco Class A Common Stock would not be listed on any nationally recognized securities exchange.

The absence of a national securities exchange listing could have significant adverse consequences, including reduced liquidity and trading volume, a decrease in the market price of Pubco’s securities, reduced analyst and institutional investor interest, limited ability of holders to sell Pubco securities when desired, and a reduced ability of Pubco to raise additional capital on acceptable terms or at all.

Q.	Do I have appraisal rights or dissenters’ rights in connection with the Proposed Transaction?
A.

None of the ALCY Shareholders nor ALCY Warrant Holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. ALCY Shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Q.	What do I need to do now?
A.

ALCY urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. ALCY’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?
A.

If you are a holder of record of ALCY Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.	When and where will the extraordinary general meeting be held?
A.

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•]. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Current M&A, the physical location of the extraordinary general meeting will be at the offices of                  .

Q.	Who is entitled to vote at the extraordinary general meeting?
A.

ALCY has fixed [•], 2026 as the Record Date for the extraordinary general meeting. If you were a shareholder of ALCY at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?
A.

ALCY shareholders are entitled to one vote at the extraordinary general meeting for each ALCY Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 3,659,056 ALCY Ordinary Shares issued and outstanding, of which 188,556 were Public Shares held by persons other than the Insiders.

Q.	What constitutes a quorum?
A.

A quorum of ALCY shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the issued and outstanding ALCY Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Because the Sponsor has the right to vote 3,413,000 ALCY Ordinary Shares, that would be enough to establish a quorum to hold the extraordinary general meeting.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?
A.	The following votes are required to approve each proposal being presented at the extraordinary general meeting:

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Domestication Merger Proposal — The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Equity Incentive Plan Proposal — The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

The Sponsor, which includes among its members each of the directors and officers of ALCY, owns 3,413,000 Sponsor Shares.

As a result, as of the date of this proxy statement/prospectus, no additional holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Q.	What are the recommendations of the ALCY Board?
A.

The ALCY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of ALCY and its shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented, to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

Q.	How do the Insiders intend to vote their ALCY Ordinary Shares?
A.

The Sponsor and the officers and directors of ALCY, who we collectively refer to as the Insiders, have agreed to vote in favor of all the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of ALCY, owns 3,413,000 Ordinary Shares, including the sole outstanding ALCY Class B Ordinary Share, and Cantor owns 57,500 ALCY Ordinary Shares. As a result, no additional holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational

Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

Q.	What happens if I sell my ALCY Ordinary Shares before the extraordinary general meeting?
A.

The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the initially scheduled vote on the Business Combination Proposal.

Q.	How can I vote my shares without attending the extraordinary general meeting?
A.

If you are a shareholder of record of our ALCY Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by e-mail or by mail by following the instructions provided in the attached or enclosed proxy card, as the case may be, or at the extraordinary general meeting. Please note that if you are a beneficial owner of ALCY Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. Shareholders may send a later-dated, signed proxy card to ALCY’s Chairman at ALCY’s address set forth below so that it is received by ALCY’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on [•], 2026) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ALCY’s Chairman, which must be received by ALCY’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?
A.

If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of ALCY. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled vote on the Business Combination Proposal.

Q.	What happens if I vote against the Business Combination Proposal?
A.

If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents

Proposal, the Equity Incentive Plan Proposal, and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

Because the Insiders own approximately 93% of the issued and outstanding ALCY Ordinary Shares, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?
A.

Our shareholders who exercise their Redemption Rights must tender or deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (up to two business days prior to the initially scheduled meeting to vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the funds held in the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of ALCY Units, ALCY Class A Ordinary Shares and ALCY Warrants will receive shares of Pubco Class A Common Stock and Pubco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their ALCY Units, ALCY Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or ALCY Warrants.

Q.	What should I do if I receive more than one set of voting materials?
A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ALCY Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.

ALCY will pay the cost of soliciting proxies for the extraordinary general meeting. ALCY has engaged Advantage Proxy to assist in the solicitation of proxies for the extraordinary general meeting. ALCY has agreed to pay Advantage Proxy a fee of $12,500, plus disbursements. ALCY will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ALCY Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of ALCY Class A Ordinary Shares and in obtaining voting instructions from those owners. ALCY’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?
A.

The preliminary voting results will be expected to be announced at the extraordinary general meeting. ALCY will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Advantage Proxy, Inc. Tel: 877-870-8565 (toll-free) or 206-870-8565 (banks and brokers can call collect)

Email: karen@advantageproxy.com

You also may obtain additional information about ALCY from documents filed with the SEC by following the instructions in “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption, you will need to tender or deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or tendering or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including “Risk Factors.” See also “Where You Can Find More Information.”

ALCY was introduced to Cartiga on October 6, 2023, after which the parties began preliminary discussions and information exchange. ALCY delivered a non-binding letter of intent (“LOI”) to Cartiga on November 12, 2023; Cartiga countersigned on February 28, 2024 (the LOI was later restated and exclusivity extended). From March through July 2024, the parties and their advisors conducted detailed due diligence and structured the potential transaction, and on December 17, 2024, agreed on a $540 million equity valuation for Cartiga. In parallel, the parties selected an “Up-C” structure and discussed a minimum cash condition calibrated to about $40 million, to be satisfied through a PIPE and cash remaining in trust, given anticipated business needs and potential redemptions. An advanced draft of the Business Combination Agreement was agreed among counsel on March 27, 2025. ALCY’s board approved the Business Combination on August 19, 2025, and the parties executed the Business Combination Agreement dated August 22, 2025; the transaction was announced publicly on August 25, 2025. For more information, please see “Background to the Business Combination” in this section.

The ALCY Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Cartiga. The directors and officers of ALCY and ALCY’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ALCY’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Cartiga. In addition, ALCY’s directors and officers and ALCY’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the ALCY Board and ALCY’s advisors in valuing Cartiga’s business.

Parties to the Business Combination

Alchemy Investments Acquisition Corp 1 (“ALCY”)

ALCY is a blank check company incorporated on October 27, 2021 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

ALCY Class A ordinary shares, ALCY Units and ALCY Warrants are currently trading on OTC under the symbols “ALCYF,” “ALCUF” and “ALCWF,” respectively.

The mailing address of ALCY’s principal executive office is 850 Library Avenue, Suite 204-F, Newark, Delaware. Its telephone number is (212) 877-1588. ALCY’s corporate website address is www.alchemyinvest.co. ALCY’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Alchemy Acquisition Holdings, Inc. (“Pubco”)

Alchemy Acquisition Holdings, Inc., a Delaware corporation, is a wholly-owned subsidiary of ALCY formed solely for the purpose of effecting the Domestication and the Business Combination. Pursuant to the Domestication, ALCY will merge with and into Alchemy Acquisition Holdings, Inc. with Pubco being the surviving entity. Alchemy Acquisition Holdings, Inc. was incorporated in Delaware on June 11, 2025. Alchemy Acquisition Holdings, Inc. owns no material assets and does not operate any business. The mailing address of Alchemy Acquisition Holdings, Inc.’s principal executive office is located at 850 Library Avenue, Suite 204-F, Newark, Delaware. Its telephone number is (212) 877-1588.

Newco

Alchemy Merger Sub, LLC, is a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Newco”). Pursuant to the Merger, Newco will merge with and into Cartiga with Cartiga being the surviving entity and continuing as a controlled subsidiary of Pubco. Newco was formed in Delaware on June 11, 2025. Newco owns no material assets and does not operate any business.

Cartiga, LLC (“Cartiga”)

Cartiga is a Delaware limited liability company in the business of originating and managing assets linked to (or secured by) consumer and commercial litigation claims and related receivables.

Cartiga’s principal executive office is located at 400 Park Avenue, 12th Floor, New York, NY 10022 and its telephone number is 1-866-733-2416. Cartiga’s corporate website address is www.cartiga.com. Cartiga’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

ALCY Board of Directors’ Reasons for the Approval of the Business Combination

The officers and directors of ALCY have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled such officers and directors of ALCY to make the necessary analyses and determinations regarding the Business Combination. After careful consideration of the terms and conditions of the Business Combination Agreement, the ALCY Board has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of ALCY and its shareholders because they believe that Cartiga is a company with strong revenue growth potential. It has been operating for some time and the ALCY Board believes that it has demonstrated a good return on investment capital for its client base. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the ALCY Board also reviewed various industry and financial data and the due diligence and evaluation materials provided by Cartiga, demonstrating that Cartiga has a business plan dedicated to both near term cash flow and long term growth. For additional information regarding the positive and negative factors the ALCY Board considered in evaluating the Transactions, see the section entitled “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination.”

The Proposals to be Submitted at the Extraordinary General Meeting

On August 22, 2025, ALCY (or “Parent”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company”) and Halle Benett, as the representative (the “Sellers’ Representative”) of holders of the Company’s securities (the “Sellers”).

Proposal No. 1 — The Business Combination Proposal

As discussed in this proxy statement/prospectus, ALCY is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, (a) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc. (the “Domestication”), (b) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger (hereinafter sometimes referred to as “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”), and OpCo becoming a controlled subsidiary of Pubco (the “Merger”); and (c) the existing limited liability company agreement of OpCo will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Pubco the sole managing member of OpCo. The Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination,” and as a result of the Business Combination, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and sometimes referred to herein as “New Cartiga.” In connection with the Domestication, (i) after giving effect to redemptions occurring in connection with the Business Combination, each ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Pubco (each a share of “Pubco Class A Common Stock”); (ii) each then issued and outstanding

ALCY Warrant will become exercisable for one share of Pubco Class A Common Stock (each a “Pubco Warrant”), pursuant to the Warrant Agreement, dated as of May 4, 2023, by and between ALCY and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) each then issued and outstanding ALCY Unit shall separate and convert automatically into one share of Pubco Class A Common Stock, and one-half of one Pubco Warrant, the result being that every outstanding ALCY Class A Ordinary Share, ALCY Class B Ordinary Share, ALCY Preference Share, ALCY Unit and ALCY Warrant shall convert to an equal number of shares of Pubco Class A Common Stock, shares of Pubco Class B Common Stock, shares of Pubco Preferred Stock, Pubco Units and Pubco Warrants, respectively. For more information, see “The Domestication Merger Proposal.”

Following the Domestication of ALCY to the State of Delaware, Newco will merge with and into Cartiga, with Cartiga surviving the Merger in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/prospectus. Following the Merger, the separate limited liability company existence of Newco shall cease, and Cartiga (the Company) shall continue as the OpCo. At the Effective Time, the existing limited liability company agreement of OpCo will be amended and restated in the form attached to the Business Combination Agreement to, among other things, make Pubco the sole managing member of OpCo. After consideration of the factors identified and discussed in “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination,” the ALCY Board concluded that the Business Combination met the requirements disclosed in the prospectus related to the IPO. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination Proposal.”

Organizational Structure

On August 22, 2025, ALCY entered into the Business Combination Agreement with Cartiga, pursuant to which, among other things, subject to shareholder approval, following the Domestication, (a) Pubco will acquire equity securities and become the managing member of OpCo and (b) Pubco will issue voting equity securities without economic rights to the holders of the Company Equity Interests. Our organizational structure following the completion of the Business Combination, as described herein, is commonly referred to as an umbrella partnership-C corporation (or Up-C) structure. This organizational structure will allow the Cartiga holders of Company Equity Interests to retain their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. Those investors who, prior to the Business Combination, held ALCY Class A Ordinary Shares or ALCY Class B Ordinary Shares will, by contrast, hold their equity ownership in Pubco, which is a domestic corporation for U.S. federal income tax purposes. ALCY believes that the holders of the Company Equity Interests will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. ALCY does not believe that the Up-C organizational structure will give rise to any significant business or strategic detriment to ALCY. Cartiga expects to benefit from the Up-C structure in the form of generally retaining 15% of the cash tax savings derived from certain tax benefits that are the subject of the Tax Receivable Agreement that Pubco may realize in connection with and after the Business Combination. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” of this proxy statement/prospectus.

Pubco’s structure following the Business Combination, as described under the subsection entitled “The Business Combination Proposal — The Business Combination Agreement — Structure of the Merger” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as ALCY.

In connection with the Closing, the combined company will be organized in an “Up-C” structure and the only direct assets of Pubco will consist of equity interests in OpCo. The Up-C structure allows the Cartiga Members, to retain a portion of their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of OpCo. Immediately following the Closing, Pubco will be the sole manager of and control OpCo, and Pubco will own between approximately 4.8% and 6.0% of the outstanding equity of OpCo through OpCo Units, and the Cartiga Members will own between approximately 94.0% and 95.2% of the outstanding equity of OpCo through OpCo Units.

Each share of Pubco Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Pubco Class A Common Stock and shares of Pubco Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Proposed Charter. We do not intend to list any shares of Pubco Class B Common Stock on any exchange.

Following the Closing, under the OpCo LLCA, any Cartiga Member who receives OpCo Units and Pubco Class B Common Stock in the Business Combination will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Holder Redemption Right”) to exchange all or a portion of its OpCo Units, together with an equal number of shares of Pubco Class B Common Stock for shares of Pubco Class A Common Stock at an exchange ratio of one share of Pubco Class A Common Stock for each OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

In connection with any exchange of OpCo Units pursuant to the OpCo Holder Redemption Right, Pubco shall receive a number of OpCo Units equal to the number of shares of Pubco Class A Common Stock issued to the OpCo unitholder, and a corresponding number of shares of Pubco Class B Common Stock held by the relevant OpCo unitholder will be cancelled. As the OpCo Units are exchanged, holding other assumptions constant, Pubco’s ownership stake in OpCo will be correspondingly increased, the number of shares of Pubco Class A Common Stock outstanding will be increased and the number of shares of Pubco Class B Common Stock will be decreased. See “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Second Amended and Restated Limited Liability Company Agreement.”

In connection with the Business Combination, Pubco, OpCo and the TRA Holders will enter into the Tax Receivable Agreement (“TRA”), pursuant to which, among other things, Pubco will be required to pay to each holder of Company Equity Interests 85% of the amount of cash tax savings, if any, that Pubco actually realizes (or in some circumstances is deemed to realize) as a result of the Basis Adjustments and Imputed Interest (as defined in the TRA). For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Tax Receivable Agreement” of this proxy statement/prospectus. Prior to and as a condition of the Closing, pursuant to the Domestication, ALCY will change its jurisdiction of incorporation to Delaware by merging with and into Pubco, a Delaware corporation, with Pubco surviving, in accordance with Section 252 of the DGCL and Part XVI of the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Merger Proposal.”

The following diagrams illustrate in simplified terms the current structure of ALCY and Cartiga and the expected structure of Pubco immediately following the Closing (ownership voting and economic percentages are presented assuming the redemption of all 188,556 remaining Public Shares, the forfeiture of 1,713,000 Sponsor Shares, the issuance of 717,500 fee settlement shares and 254,419 related party settlement shares, and no PIPE Financing, as described in the footnotes to the diagrams, and excluding the 5,750,000 shares of Pubco Class A Common Stock issuable upon exercise of 5,750,000 whole Pubco Warrants).

Simplified Pre-Combination Structure

(1)

Consists of the Sponsor, holding 3,413,000 ALCY Ordinary Shares (including one ALCY Class B Ordinary Share), and Cantor, holding 57,500 ALCY Class A Ordinary Shares. Public Shareholders hold 188,556 ALCY Class A Ordinary Shares. Percentages are based on 3,659,056 ALCY Ordinary Shares outstanding.

(2)

Melodeon LBS GP, LLC is the general partner of, and controls, each of Melodeon Arizona LBS Fund LP and Melodeon LBS Holdco2 LP. The Arizona State Retirement System is the sole limited partner of Melodeon Arizona LBS Fund LP. Other Cartiga Members include other Melodeon-affiliated funds. Percentages reflect Cartiga equity ownership.

Simplified Post-Combination Structure(1)

(1)

Assumes maximum redemptions by the public shareholders, based on 56,729,419 shares of Pubco Common Stock outstanding (2,729,419 Class A and 54,000,000 Class B) and an exchange of 54,000,000 OpCo Units paired with Class B shares.

(2)

Melodeon LBS GP, LLC is the general partner of, and controls, Melodeon Arizona LBS Fund LP (45,091,167 shares; 79.5%) and Melodeon LBS Holdco2 LP (6,185,752 shares; 10.9%). As a result, Melodeon is expected to control a majority of the voting power of Pubco, and Pubco will be a “controlled company” under Nasdaq rules. The Arizona State Retirement System is the sole limited partner of Melodeon Arizona LBS Fund LP.

(3)	Includes 1,700,000 shares held by the Sponsor (after forfeiture of 1,713,000 shares), 57,500 shares held by Cantor, 717,500 fee shares and 254,419 settlement shares.

Consideration

Under the Business Combination Agreement, Pubco has agreed to pay the Aggregate Merger Consideration, which is the number of OpCo Units and newly issued shares of Pubco Class B Common Stock equal to (i) the Base Purchase Price of $540,000,000 divided by (ii) $10.00 in exchange for all of the limited liability equity interests (the Company Equity Interests) of the Company.

Each holder of Company Equity Interests, immediately prior to closing, will receive an amount of the Aggregate Merger Consideration equal to the quotient of (a) $540,000,000 divided by (b) the product of $10.00 multiplied by the quotient of (i) the number of Company Equity Interests owned by each Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

ALCY shall complete the Domestication prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of any party to the Business Combination Agreement or otherwise, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into each Seller’s right to receive their respective Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Newco that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of ALCY, be converted into an aggregate number of OpCo Units equal to the number of shares of Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately prior to the Effective Time. Each share of the Pubco Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Pubco Class A Common Stock. At the Effective Time, newly issued Pubco Class B Common Stock will be issued to the Cartiga Members as part of the Merger Consideration described above. No certificates or scrip representing fractional ALCY Ordinary Shares will be issued pursuant to the Business Combination.

Post-Closing Board of Directors and Executive Officers

Immediately following the closing, New Cartiga’s board of directors will consist of no more than seven (7) directors, of which the Company has the right to designate six (6) directors and the Sponsor has the right to designate one (1) director. At the Closing, all of the respective officers of ALCY and Pubco shall resign and the following individuals, which may be the same officers as those of the Company, are expected to be appointed as the officers of New Cartiga: Samuel Wathen, President and Chief Executive Officer; Gregory Bleier, Executive Vice President, Chief Financial Officer; Ryan Melcher, Executive Vice President, General Counsel & Corporate Secretary; and David Thomas, Executive Vice President, Chief Growth Officer.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards. For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. See “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Shareholders Agreement” for more information.

Registration Statement and Shareholder Approval

ALCY will prepare and file with the SEC a Registration Statement on Form S-4, that will include a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus, and call an extraordinary general meeting of the holders of ALCY Ordinary Shares to vote at the meeting (the “Extraordinary Meeting”). The approval of the post-Closing organizational documents and the Domestication require a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The affirmative vote of a simple majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the Extraordinary Meeting is required to approve the Business Combination Agreement, the Business Combination and certain other actions related thereto as provided in the Companies Act, the Current M&A and applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Representations and Warranties; Covenants

ALCY, Pubco (or New Cartiga), Newco and the Company have made customary representations, warranties and covenants in the Business Combination Agreement, including, among other things, covenants with respect to the conduct of the business of ALCY and the Company prior to the closing of the Business Combination. The parties have also agreed to customary “no shop” obligations. The representations and warranties of ALCY, Pubco, Newco and the Company will not survive the closing of the Merger.

Closing Conditions

The Closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (a) the applicable ALCY shareholder and the Company’s member approvals shall have been obtained; (b) there shall have been no Company Material Adverse Effect or Buyer Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (c) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000 (which condition was irrevocably waived in full by Cartiga on October 22, 2026 pursuant to the Waiver); (e) Pubco’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by Nasdaq so that immediately following the Merger,

New Cartiga satisfies all applicable initial listing requirements of Nasdaq; and (f) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Ancillary Agreements. “Ancillary Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the A&R Registration Rights Agreement, the Lock-up Agreements, the OpCo LLCA, the Shareholders Agreement, the Tax Receivable Agreement and the Exchange Agreement (each as defined below).

Because Cartiga waived the Minimum Cash Condition on October 22, 2026, if, at closing, the Available Closing Buyer Cash is less than $40,000,000, the Sponsor will be required to forfeit a portion of its shares in the combined company. The number of shares retained by the Sponsor will be determined according to a tiered schedule based on the actual Available Closing Buyer Cash at closing, with the Sponsor retaining fewer shares as the closing cash decreases. For example, if Available Closing Buyer Cash is at least $35,000,000 but less than $40,000,000, the Sponsor will maintain 3,198,875 shares; if less than $5,000,000, the Sponsor will maintain 1,700,000 shares.

Termination

The Business Combination Agreement may be terminated by Pubco or the Company under certain circumstances, including, among others: (a) by mutual written consent of Pubco and the Company; (b) by either Pubco or the Company if the closing of the Business Combination has not occurred on or before May 1, 2026; (c) by either Pubco or the Company if any Governmental Authority (as defined in the Business Combination Agreement) in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; (d) by Pubco if the Company shall have failed to obtain the necessary member approvals; (e) by the Company if ALCY shall have failed to obtain the necessary shareholder approval within forty-five (45) days after the Registration Statement becomes effective; (f) by Pubco upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Business Combination Agreement, or if any representation or warranty of the Company shall have become untrue; provided that Pubco has not waived a Terminating Company Breach (as defined in the Business Combination Agreement) and ALCY, Pubco and Newco are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Pubco may not terminate the Business Combination Agreement so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pubco to the Company; (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ALCY, Pubco or Newco set forth in the Business Combination Agreement, or if any representation or warranty of ALCY, Pubco or Newco shall have become untrue; provided that the Company has not waived a Terminating Buyer Breach (as defined in the Business Combination Agreement) and the Company is not then in material breach of its representations, warranties, covenants or agreements; provided, further, that, if such Terminating Buyer Breach is curable by ALCY, Pubco and Newco, the Company may not terminate the Business Combination Agreement for so long as ALCY, Pubco and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Pubco; (h) by the Company if the Closing has not occurred on or before the 45th day after the date on which Registration Statement is declared effective and the Available Closing Buyer Cash condition has not been met; or (i) by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to compliance with the terms of the Business Combination Agreement, to enter into a definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any required termination fee; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

The Business Combination Agreement and the foregoing summary thereof has been included in this proxy statement/prospectus to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about ALCY, Pubco, Newco and the Company or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Business Combination Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures not reflected in the Business Combination Agreement, were made for the purpose of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or shareholders and reports and documents filed with the SEC. Investors and shareholders are not third party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of ALCY, Pubco, Newco, or the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in ALCY’s public disclosures.

Additional Agreements Executed at the Signing of the Business Combination Agreement

Support and Non-Redemption Agreement

In connection with the Business Combination Agreement, ALCY, Pubco, certain shareholders of ALCY (“ALCY Securityholders”), the Company and the directors and officers of ALCY entered into a support and non-redemption agreement (the “Support and Non-Redemption Agreement”) providing that, among other things, (a) ALCY Securityholders and the respective directors and officers of each of ALCY and Pubco will vote their equity securities of ALCY in favor of the Parent Proposals (as defined in the Business Combination Agreement), (b) ALCY Securityholders will not exercise their Redemption Rights (as defined in the Business Combination Agreement) and (c) ALCY Securityholders will waive any adjustment to the conversion ratio set forth in the Parent Organizational Documents (as defined in the Business Combination Agreement).

Support Agreement

ALCY, Pubco, the Company, and certain equity holders of the Company (the “Company Securityholders”) entered into a support agreement (the “Support Agreement”) providing that, among other things, such Company Securityholders will vote their equity securities of the Company in favor of the transactions contemplated by the Business Combination Agreement and the Merger.

Lock-up Agreements

ALCY, Pubco, the Company, and the Sellers entered into Lock-up Agreements (the “Lock-up Agreements”) pursuant to which the Pubco Class B Common Stock and OpCo Units included in the Merger Consideration, as well as any Pubco Class A Common Stock exchanged therefor pursuant to the Exchange Agreement (as defined below) they may hold (together referred to as the “Lock-Up Shares”), shall be subject to a lock-up period commencing on the Closing Date and ending on the earlier of (a) the date that is six (6) months after the Closing Date and (b) the date following the Closing Date on which ALCY completes a liquidation, merger, share exchange or other similar transaction that results in all of ALCY’s shareholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that the Lock-up Shares will be released from the lock-up if, subsequent to Closing Date, the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Additional Agreements to be Executed at Closing

The Business Combination Agreement provides that, upon consummation of the Business Combination (the “Closing”), New Cartiga will enter into the following additional agreements.

Amended and Restated Registration Rights Agreement

In connection with the Closing, ALCY, Pubco (and subsequent to the Business Combination, New Cartiga), the Company, certain shareholders of ALCY (“ALCY Holders”), and certain members of the Company (together with ALCY Holders, the “Holders”) will enter into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, Pubco will agree to file, within thirty (30) calendar days after the consummation of the Business Combination, a shelf registration statement registering the resale of New Cartiga equity held by the Holders, and will grant to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreements (as defined below)).

Tax Receivable Agreement

In connection with the Business Combination, Pubco will enter into a Tax Receivable Agreement (the TRA) with certain Cartiga Members (the “TRA Holders”). OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which sales and exchanges of OpCo Units in connection with or following the Business Combination (“TRA Exchanges”) occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The TRA generally provides for the payment by Pubco to the TRA Holders of 85% of the cash tax benefits, if any, that Pubco realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions as a result of (i) tax basis adjustments resulting from TRA Exchanges and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. These current and potential future tax basis adjustments are expected to increase (for tax purposes) the depreciation and amortization deductions available to Pubco and, therefore, may reduce the amount of U.S. federal, state and local tax that Pubco would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Pubco may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the TRA is an obligation of Pubco and not of OpCo. Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

We expect that the payments Pubco will be required to make under the TRA could be substantial. Estimating the amount and timing of Pubco’s realization of tax benefits subject to the TRA is by its nature imprecise. The actual increases in tax basis covered by the TRA, as well as the amount and timing of Pubco’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Pubco Class A Common Stock at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Pubco generates in the future, the U.S. federal income tax rate then applicable, and the portion of Pubco’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the TRA is also by its nature imprecise. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Pubco’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount Pubco would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. Thus, the amount and timing of any payments under the TRA are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Pubco’s realization of tax benefits.

Payments under the TRA will be based on the tax reporting positions Pubco determines, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse Pubco for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the TRA, if any, after the determination of such excess.

In addition, the TRA provides that if (1) Pubco breaches any of its material obligations under the TRA (including in the event that Pubco is more than three months late making a payment that is due under the TRA, subject to certain exceptions), (2) Pubco is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, Pubco elects an early termination of the TRA, Pubco’s obligations under the TRA (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA.

The TRA also provides that, upon certain changes of control or other significant transactions, in the discretion of each TRA Party, Pubco’s obligations under the TRA may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that Pubco or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon any acceleration of Pubco’s obligations under the TRA (including upon a change of control), Pubco could be required to make payments under the TRA that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the TRA may also result in situations where the TRA Parties have interests that differ from or are in addition to those of other holders of Pubco Class A Common Stock.

Finally, because Pubco is a holding company with no operations of its own, its ability to make payments under the TRA depends on the ability of OpCo to make distributions to it. To the extent that Pubco is unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact Pubco’s results of operations and could also affect its liquidity in periods in which such payments are made.

The foregoing description of the TRA is not complete and is qualified in its entirety by reference to the TRA, which is attached as Annex I to this proxy statement/prospectus.

Exchange Agreement

In connection with the Business Combination, Pubco, OpCo and certain Cartiga Members will enter into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, such Cartiga Members will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their OpCo Units and Pubco Class B Common Stock for, at the option of Pubco, shares of Pubco Class A Common Stock or cash.

For additional information about each of these agreements, see “The Business Combination Proposal — Additional Agreements to be Executed at Closing.”

Second Amended and Restated Limited Liability Company Agreement

In connection with the Business Combination, Cartiga will amend and restate its limited liability company agreement by adopting the Second A&R Operating Agreement (the “OpCo LLCA”) in substantially the form attached as an exhibit hereto. The OpCo LLCA will (i) permit the issuance and ownership of the post-Recapitalization equity of Cartiga as contemplated by the Business Combination Agreement and (ii) admit Pubco as the managing member of Cartiga. Melodeon Arizona LBS Fund LP will control Pubco immediately after the Closing by virtue of its ownership of Pubco Class B Common Stock.

Shareholders Agreement

In connection with the Business Combination, Pubco, the Company, Melodeon LBS GP, LLC (“Melodeon”) and its affiliated funds, and the Arizona State Retirement System (“ASRS”) will enter into a Shareholders Agreement (the “Shareholders Agreement”). The Shareholders Agreement sets forth the governance and consent rights of Melodeon and ASRS, as well as restrictions on share transfers and other shareholder obligations.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards.

For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. These include acquisitions or joint ventures exceeding 9.9% of Pubco’s net asset value, the first underwritten public offering, a sale of Pubco, material divestitures or asset sales exceeding 9.9% of net asset value, certain securities issuances and revenue-sharing agreements, borrowings resulting in a debt-to-equity ratio exceeding 3.5:1, initiation of bankruptcy proceedings, certain tax elections and audit settlements, non-pro rata shareholder distributions, changes to Pubco’s business lines, and increases to the share limits under Pubco’s incentive plan.

Transfers of Pubco shares to affiliates are permitted only if the transferee agrees to be bound by the Shareholders Agreement and becomes a party thereto. The Shareholders Agreement also provides for indemnification by Pubco of the stockholders party thereto, and their affiliates, for liabilities arising from their control or influence over Pubco or actions of their board designees, subject to customary exceptions. The Shareholders Agreement will terminate when neither Melodeon nor ASRS retains board nomination rights under its terms.

The Closing was conditioned upon ALCY satisfying the Minimum Cash Condition, which was waived on October 22, 2026, in order not to limit the ability to raise capital in a private placement financing (the PIPE). The Business Combination Agreement provided that the parties would use commercially reasonable efforts in connection with facilitating any necessary financing transactions required to meet the Minimum Cash Condition, which is waived in order to raise a lesser amount in accordance with current market conditions. These efforts are expected to include the pursuit of debt arrangements with certain investors (the “PIPE Investors”) for the issuance of debt securities with an aggregate principal amount of up to $40 million (the “Proposed PIPE Investments”). Because the minimum cash condition was waived, the business combination closing is not contingent on a PIPE financing. The No Additional Redemptions Scenario and the Maximum Redemptions Scenario reflect no PIPE Investments. It is anticipated that the Combined Entity will incur this indebtedness after the closing of the transaction when market conditions permit.

PIPE Financing

Cartiga and ALCY may obtain financing in connection with the Business Combination. As of the date of this proxy statement/prospectus, Cartiga and ALCY do not have any commitments for such financing nor have the parties entered into any agreements in connection with any financing. Upon completion of the financing, if any, Cartiga and ALCY intend to use the proceeds of the financing for (i) payment of Cartiga, ALCY and Sponsor’s expenses associated with the completion of the Business Combination and (ii) as working capital purposes for Pubco. In connection with any financing, Cartiga and/or ALCY may issue equity securities which may have a dilutive effect on the non-redeeming shareholders of ALCY.

Our Sponsor — Alchemy DeepTech Capital LLC

Our sponsor is Alchemy DeepTech Capital LLC (the “Sponsor”). Our promoters are the Sponsor and our directors and executive officers, several of whom are members of the Sponsor. Our directors and executive officers are: Steven M. Wasserman (Non-Executive Chairman), Mattia Tomba (Co-CEO & Director), Vittorio Savoia (Co-CEO & Director), Harshana Sidath Jayaweera (CFO), and independent directors Debbie S. Zoldan, Pablo Terpolilli, Carlo Tursi and Jinal Kumar Bipin Shah.

Given the management teams overlap between the Sponsor and ALCY, the Sponsor plays a material role in directing, supporting, and managing ALCY’s activities throughout its lifecycle, including its formation, operation, and the pursuit of a business combination. The Sponsor’s roles and responsibilities include:

●	Operational and administrative support: providing office space and secretarial and administrative and support services to ALCY.
●	Capital contributions and financing: the Sponsor is responsible for providing the initial capital to fund ALCY’s formation and operational expenses. The Sponsor may also contribute additional funds via loans to cover ALCY’s on-going expenses associated with the business combination process.
●	Day-to-day management: given the overlap between the Sponsor’s and ALCY’s management team, the Sponsor’s personnel actively support ALCY’s corporate governance, maintaining compliance, business combination transaction identification and execution.

The Sponsor has no ongoing business and was established solely to provide risk capital to ALCY.

Furthermore, the Sponsor and our management have the following roles and responsibilities in connection with the Business Combination:

●	Source, evaluate and negotiate targets. Following the IPO, the management team led the search process (contacting ~35 potential targets and evaluating ~20), conducted diligence, and negotiated transaction terms, including the Business Combination with Cartiga.
●	Control and voting commitments. As of the date of this proxy statement/prospectus, insiders (including the Sponsor) own the majority of ALCY outstanding ordinary shares and have agreed to vote in favor of the Business Combination and to waive redemption with respect to their shares.
●	Post-closing governance. Under the Business Combination Agreement, the Sponsor has the right to designate one independent director to Pubco’s board (reasonably acceptable to Cartiga).

●	Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by ALCY to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Alchemy DeepTech Capital LLC, the Sponsor, and its affiliates paid $50,000, or approximately $0.02 per share, for its 2,875,000 founder shares purchased in connection with ALCY’s formation, and 538,000 Class A ordinary shares purchased for $10.00 per share in a private placement that closed at the time of the IPO. At Closing of the Business Combination, the Sponsor shall hold a total of up to 3,413,000 shares of the Pubco Class A Common Stock depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

At Closing, pursuant to the Business Combination Agreement, Pubco will use cash from the Trust Account to pay any merger transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding Sponsor Promissory Notes, Working Capital Loans or other obligations of ALCY to the Sponsor or its affiliates. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined.

ALCY currently estimates that the outstanding principal under the Sponsor promissory notes was $2,186,000 as of June 30, 2026, excluding $263,006 of accrued interest and $95,183 of accrued related party expenses.

$10,000 per month since the closing of the IPO for administrative services

●	The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming ALCY stockholders. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Pursuant to a letter agreement dated May 4, 2023, our sponsor, directors and officers agreed to restrictions on their ability to transfer, assign, or sell the founder shares and private placement shares (and the underlying securities), as summarized in the table below.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares

Earlier to occur of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the last sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property after the completion of our initial business combination

Alchemy DeepTech Capital LLC

Transfers are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or any affiliates of such members and funds and accounts advised by such members, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares or Private Placement Shares, as applicable, were originally purchased; (f) pro rata distributions from the Sponsor to its members, partners, or stockholders pursuant to the Sponsor’s operating agreement; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (h) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (i) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (j) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Shares	until 30 days after the completion of an initial Business Combination	Alchemy DeepTech Capital LLC	Same as above
Working Capital Shares	until 30 days after the completion of an initial Business Combination

Proposal No. 2 — The Domestication Merger Proposal

Immediately prior to the Domestication, pursuant to the Current M&A, each ALCY Class B Ordinary Share then issued and outstanding will automatically convert into one ALCY Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (a) each ALCY Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of Pubco Class A Common Stock, (b) each ALCY Warrant will be automatically converted into a Pubco Warrant on the same terms as the ALCY Warrants, and (c) each ALCY Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder thereof will receive one share of Pubco Class A Common Stock and one-half of one Pubco Warrant, per ALCY Unit. No fractional Pubco Warrants will be issued in the process described in clause (c).

If the Business Combination Proposal is approved, then ALCY will ask the holders of ALCY Ordinary Shares to approve by a special resolution, the Domestication Merger Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the ALCY Board has unanimously approved the Domestication Merger Proposal. The Domestication Merger Proposal, if approved, will authorize a change of ALCY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ALCY is currently governed by the Companies Act, upon the Domestication, Pubco will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Current M&A and the Proposed Organizational Documents. Accordingly, ALCY encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

For additional information, see “The Domestication Merger Proposal.”

Proposal No. 3 — The Stock Issuance Proposal

If each of the Business Combination Proposal, and the Domestication Merger Proposal are approved, ALCY’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of Nasdaq Listing Rules.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the shares of common stock, or 20% or more of the voting power, outstanding before the issuance.

The aggregate shares of Pubco Class A Common Stock that Pubco will and potentially will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Pubco Class A Common Stock outstanding before such issuance and may result in a change of control under the applicable Nasdaq Listing Rules. Accordingly, ALCY is seeking the approval of ALCY shareholders for the issuance of shares of Pubco Class A Common Stock in connection with the Proposed Transaction. For additional information, see “The Stock Issuance Proposal.”

Proposal No. 4 — The Organizational Documents Proposal

If each of the Business Combination Proposal, the Domestication Merger Proposal, and the Stock Issuance Proposal are approved, ALCY will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Current M&A, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The ALCY Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Pubco following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see “The Organizational Documents Proposal.”

Proposal No. 5 — The Advisory Organizational Documents Proposals

ALCY will ask its shareholders to approve by ordinary resolution on a non-binding advisory basis four (4) separate Advisory Organizational Documents Proposals in connection with the replacement of the Current M&A, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The ALCY Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Pubco after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)    Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the amendment and redesignation of the authorized share capital of ALCY from (a) 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ALCY to (b) [•] shares of Pubco Class A Common Stock, [•] shares of Pubco Class B Common Stock and [•] shares of Pubco Preferred Stock;

(B)    Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act;

(C)    Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter;

(D)    Advisory Organizational Documents Proposal 5D (Additional Changes) — to approve and adopt an amendment to the Current M&A to authorize certain additional changes, including, among other things, (a) making Pubco’s corporate existence perpetual, and (b) removing certain provisions related to ALCY’s status as a blank check company that will no longer be applicable upon Closing, all of which the ALCY Board believes is necessary to adequately address the needs of Pubco after the Business Combination.

For additional information, see “The Advisory Organizational Documents Proposals.”

Proposal No. 6 — The Equity Incentive Plan Proposal

If each of the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal is approved, ALCY is proposing that its shareholders approve by ordinary resolution the Equity Incentive Plan, which will become effective upon the Closing and will be used by Pubco on a going-forward basis following the Closing.

For additional information, see “The Equity Incentive Plan Proposal.”

Proposal No. 7 — The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ALCY to consummate the Business Combination (because any of the Condition Precedent Proposals has not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the ALCY Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “The Adjournment Proposal.”

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] and will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Current M&A, the physical location of the extraordinary general meeting will be at the offices of               .

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [•], at [•]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ALCY Ordinary Shares:

●	If your shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.
●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

ALCY shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ALCY Ordinary Shares at the close of business on [•], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each ALCY Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ALCY Warrants do not have voting rights. As of the close of business on the Record Date, there were 3,659,056 ALCY Ordinary Shares outstanding, of which 188,556 were Public Shares held by persons other than the Insiders.

Quorum and Vote of ALCY Shareholders

A quorum of ALCY shareholders is necessary to hold a valid meeting. A quorum will be present at the ALCY extraordinary general meeting if the holders of at least a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

As of the Record Date for the extraordinary general meeting, 1,829,529 ALCY Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 3,413,000 ALCY Ordinary Shares, no additional holders of ALCY Ordinary Shares will need to be present at the extraordinary general meeting to establish a quorum.

The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Domestication Merger Proposal — The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Equity Incentive Plan Proposal — The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.
●	Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Insiders have agreed to vote all of their ALCY Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, including the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational

Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Redemption Rights

Pursuant to the Current M&A, a Public Shareholder may request that ALCY redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated, and in connection with any proposal to extend the time period for completion of the business combination. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

●	(a) hold Public Shares or (b) hold Public Shares through ALCY Units and elect to separate your ALCY Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
●	submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which Redemption is requested, that ALCY redeem all or a portion of your Public Shares for cash; and
●	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (up to two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of ALCY Units must elect to separate ALCY Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, ALCY will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the Business Combination, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue. For illustrative purposes, as of June 30, 2026, this would have amounted to approximately $12.34 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of ALCY — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without ALCY’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without ALCY’s prior consent.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

Ownership of Pubco after the Closing

The following table summarizes pro forma ownership of Pubco Common Stock on an as-exchanged basis under the redemption scenarios shown, using the 737,543 Public Shares outstanding at June 30, 2026 and assuming no PIPE financing. The table includes illustrative issuance of 717,500 Class A shares for transaction fees and 254,419 Class A shares for existing related party payables at $10.00 per share, consistent with the pro forma financial statements. The fee shares comprise 517,500 shares for Cantor and 200,000 shares for KBW. Loeb’s remaining $1,750,000 fee and $500,000 of other closing expenses are assumed paid in cash. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.3%	553,157	1.0%	368,772	0.6%	184,386	0.3%	0	0.0%
Sponsor and Cantor(2)	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%
Cartiga Unit Holders(3)	54,000,000	94.0%	54,000,000	94.3%	54,000,000	94.6%	54,000,000	94.9%	54,000,000	95.2%
Fee settlement shares	717,500	1.2%	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%
Related party settlement shares	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%
Total(4)	57,466,962	100%	57,282,576	100%	57,098,191	100%	56,913,805	100%	56,729,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Includes illustrative fee settlement and existing related party payable conversion shares, but excludes the exercise of Public Warrants and any additional, undrawn Working Capital Loans. No PIPE financing is assumed.

Dilutive Instruments

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all Public Warrants which are exercisable for one share of common stock at a price of $11.50 per share.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.17%	553,157	0.88%	368,772	0.59%	184,386	0.29%	0	0.00%
Sponsor and Cantor(2)	1,757,500	2.78%	1,757,500	2.79%	1,757,500	2.80%	1,757,500	2.80%	1,757,500	2.81%
Public Warrants (assumed exercise)	5,750,000	9.10%	5,750,000	9.12%	5,750,000	9.15%	5,750,000	9.18%	5,750,000	9.20%
Related party settlement shares	254,419	0.40%	254,419	0.40%	254,419	0.40%	254,419	0.41%	254,419	0.41%
Cartiga Unit Holders(3)	54,000,000	85.42%	54,000,000	85.67%	54,000,000	85.92%	54,000,000	86.17%	54,000,000	86.43%
Fee settlement shares	717,500	1.13%	717,500	1.14%	717,500	1.14%	717,500	1.14%	717,500	1.15%
Fully Diluted Shares(4)	63,216,962	100%	63,032,576	100%	62,848,191	100%	62,663,805	100%	62,479,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Fully diluted shares equal the sum of the rows above. Existing related party payables of $2,544,189 are assumed settled through 254,419 Class A shares at $10.00 per share, and $7,175,000 of transaction fees through 717,500 shares. These shares are included once. The separate, undrawn Working Capital Loan facility permits conversion of up to $1.5 million at $10.00 per share (150,000 shares); no additional borrowing or conversion under that facility is assumed. No PIPE shares are assumed. The related party share settlement and $10.00 price are illustrative assumptions only; actual settlement may be in cash if additional financing is obtained, or in another form of compensation, including shares, on terms and conditions to be determined by agreement with the holders.

Supplemental Ownership Information Reflecting the September 2026 Redemptions

Following the redemption of 548,987 Public Shares in September 2026, 188,556 Public Shares remained outstanding, compared with 737,543 Public Shares outstanding at June 30, 2026. The following supplemental tables illustrate ownership of Pubco Common Stock on an as-exchanged basis after giving effect to those completed redemptions.

The “No Further Redemptions” scenario assumes that none of the remaining 188,556 Public Shares are redeemed in connection with the Business Combination. The other scenarios assume further redemptions of 25%, 50%, 75% and 100% of those remaining Public Shares. The assumptions regarding Sponsor share forfeiture and the illustrative issuance of shares to settle transaction fees and related party payables remain consistent with the tables above.

Ownership Excluding the Exercise of Public Warrants

	No Further		25% Further		50% Further		75% Further		Maximum Further
	Redemptions		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	188,556	0.3%	141,417	0.2%	94,278	0.2%	47,139	0.1%	0	0.0%
Sponsor and Cantor(2)	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%
Cartiga Unit Holders(3)	54,000,000	94.9%	54,000,000	95.0%	54,000,000	95.0%	54,000,000	95.1%	54,000,000	95.2%
Fee settlement shares	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%
Related party settlement shares	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%
Total(4)	56,917,975	100%	56,870,836	100%	56,823,697	100%	56,776,558	100%	56,729,419	100%

Ownership Including the Assumed Exercise of Public Warrants

	No Further		25% Further		50% Further		75% Further		Maximum Further
	Redemptions		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	188,556	0.30%	141,417	0.23%	94,278	0.15%	47,139	0.08%	0	0.00%
Sponsor and Cantor(2)	1,757,500	2.80%	1,757,500	2.81%	1,757,500	2.81%	1,757,500	2.81%	1,757,500	2.81%
Public Warrants (assumed exercise)	5,750,000	9.18%	5,750,000	9.18%	5,750,000	9.19%	5,750,000	9.20%	5,750,000	9.20%
Related party settlement shares	254,419	0.41%	254,419	0.41%	254,419	0.41%	254,419	0.41%	254,419	0.41%
Cartiga Unit Holders(3)	54,000,000	86.17%	54,000,000	86.23%	54,000,000	86.30%	54,000,000	86.36%	54,000,000	86.43%
Fee settlement shares	717,500	1.14%	717,500	1.15%	717,500	1.15%	717,500	1.15%	717,500	1.15%
Fully Diluted Shares(4)	62,667,975	100%	62,620,836	100%	62,573,697	100%	62,526,558	100%	62,479,419	100%
(1)

Represents the 188,556 Public Shares remaining outstanding following the September 2026 redemptions, less any further redemptions assumed under the applicable scenario. The redemption percentages shown apply solely to those remaining Public Shares.

(2)	Includes 1,700,000 Sponsor Shares after the assumed forfeiture of 1,713,000 Sponsor Shares, and 57,500 existing shares held by Cantor Fitzgerald & Co., consistent with the assumptions described above.
(3)

Cartiga Unit Holders are presented on an as-exchanged basis, assuming the exchange of their OpCo Units and corresponding shares of Pubco Class B Common Stock for shares of Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Includes the illustrative issuance of 717,500 Class A shares to settle transaction fees and 254,419 Class A shares to settle existing related party payables, subject to the assumptions and qualifications described in the tables above. No PIPE financing or additional borrowing or conversion under the undrawn Working Capital Loan facility is assumed. The second table also includes 5,750,000 shares issuable upon the assumed exercise of the Public Warrants, using the same share-count methodology as the existing warrant dilution table.

Calculation of Pro Forma Net Tangible Book Value

The following table represents the calculation of the adjusted net book value which will be used to calculate the net tangible book value per share as of June 30, 2026. The amounts are drawn from the pro forma combined balance sheet and already reflect the assumed fee and related party payable share settlements and transaction expenses; no duplicate deduction is made.

As of June 30, 2026:

As of June 30, 2026	No redemptions
Pro forma combined total assets	$627,228,000
Less goodwill	$(35,602,000)
Less intangible assets	$(10,477,000)
Less pro forma combined total liabilities	$(392,934,000)
Pro forma net tangible book value	$188,215,000

Net Tangible Book Value Per Share and Dilution

As of June 30, 2026, the net tangible book value per share of ALCY was $(0.59). After giving effect to the business combination with Cartiga and assuming no redemptions, the pro forma net tangible book value per share on the fully diluted, as-exchanged basis described below would be $2.98. This represents an immediate increase in net tangible book value of $3.57 per share for existing ALCY shareholders, and an immediate dilution of $7.02 per share to investors purchasing shares at the transaction price of $10.00 per share.

Pro Forma Net Tangible Book Value and Dilution Table

The following table presents pro forma net tangible book value per share and dilution under various redemption scenarios, using an illustrative redemption price of $12.34 per share ($9,103,236 in trust at June 30, 2026 divided by 737,543 Public Shares). Shares outstanding are presented on a fully diluted, as-exchanged basis and include 5,750,000 shares issuable upon exercise of the Public Warrants and the illustrative fee and related party payable settlement shares. No hypothetical Public Warrant exercise proceeds are added to NTBV.

	No redemptions	25%	50%	75%	Maximum
Trust Remaining	$9,103,236	$6,827,427	$4,551,618	$2,275,809	$0
Pro Forma NTBV	$188,215,000	$185,938,750	$183,662,500	$181,386,250	$179,110,000
Shares Outstanding (fully diluted)	63,216,962	63,032,576	62,848,191	62,663,805	62,479,419
NTBV per Share	$2.98	$2.95	$2.92	$2.89	$2.87
Redemption Price	$12.34	$12.34	$12.34	$12.34	$12.34
Dilution per Share	$9.37	$9.39	$9.42	$9.45	$9.48

Based on the revised June 30, 2026 pro forma balance sheet and the redemption scenarios presented. Estimated transaction fee budgets total $11,875,000 before payments, including $9,675,000 for ALCY (including $500,000 of other closing expenses for Toppan, Continental and other vendors) and $2,200,000 for Cartiga. Remaining costs at Closing total $10,222,640.70, comprising $9,425,000 for ALCY and $797,640.70 for Cartiga. The model assumes $7,175,000 is settled in shares and $3,047,640.70 in cash. Related party debt and payable settlement is separate from these transaction costs.

The table above sets forth pro forma net tangible book value per share and resulting dilution measured against the illustrative redemption price of $12.34 per share. Assuming no redemptions, pro forma net tangible book value per share would be $2.98, resulting in dilution of $9.37 per share. Assuming maximum redemptions, pro forma net tangible book value per share would be $2.87, resulting in dilution of $9.48 per share.

The actual dilution experienced will depend on the number of public shares redeemed in connection with the business combination.

None of ALCY’s shareholders, or ALCY’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. ALCY’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ALCY has engaged Advantage Proxy to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in “Extraordinary General Meeting of ALCY — Revoking Your Proxy.”

Interests of ALCY Directors, Officers and Others in the Proposed Transaction

When you consider the recommendation of the ALCY Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, ALCY’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of ALCY shareholders and holders of Public Warrants generally. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

Compensation Received by the Sponsor

Within five (5) business days following the consummation of the business combination, the Sponsor of ALCY may convert its working capital notes (our “Working Capital Notes”) into Class A Shares, at a price of $10.00 per Class A Share, which will be exchanged for shares of common stock in the post business combination entity. If ALCY completes a business combination, ALCY will repay the Working Capital Notes out of the proceeds of the Trust Account released to ALCY. Otherwise, the Working Capital Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, ALCY may use a portion of proceeds held outside the Trust Account to repay the Working Capital Notes but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by ALCY to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Alchemy DeepTech Capital LLC, the Sponsor, and its affiliates paid $50,000, or approximately $0.02 per share, for its 2,875,000 founder shares purchased in connection with ALCY’s formation, and 538,000 Class A ordinary shares purchased for $10.00 per share in a private placement that closed at the time of the IPO. At Closing of the Business Combination, the Sponsor shall hold a total of up to 3,413,000 shares of the Pubco Class A Common Stock depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

At Closing, pursuant to the Business Combination Agreement, Pubco will use cash from the Trust Account to pay any merger transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding Sponsor Promissory Notes, Working Capital Loans or other obligations of ALCY to the Sponsor or its affiliates. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined. Outstanding principal under the Sponsor Promissory Notes was $2,186,000 as of June 30, 2026, excluding $263,006 of accrued interest and $95,183 of accrued related party expenses. Transaction costs are presented separately above.

An affiliate of the Sponsor is receiving $10,000 monthly for administrative services in connection with the business combination.

The retention of shares by the Sponsor and the reimbursements payable to the Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming ALCY stockholders. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

Conflicts of Interest

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

Since the Sponsor, its affiliates, representatives and certain initial shareholders of ALCY (the “Initial Shareholders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of ALCY Class A Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Cartiga is appropriate. Such interests include that the Initial Shareholders will lose their entire investment in ALCY if ALCY does not complete a business combination. When you consider the recommendation of the ALCY Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders have interests in such proposal that are different from, or in addition to (which may conflict with), those of the ALCY shareholders generally.

These interests include, among other things:

●	The Sponsor paid $50,000 or approximately $0.0174 per share, for its 2,875,000 Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $34.3 million, based on the $11.9368 closing price of the ALCY Class A Ordinary Shares on OTC on November 11, 2026. We estimate that, at the Closing, the Sponsor will hold an aggregate of up to 3,413,000 shares of Pubco Class A Common Stock or a minimum of 1,700,000 shares, depending on the amount forfeited for not meeting the minimum cash condition in the Merger Agreement, and not including any shares issued upon conversion of the Working Capital Loans, which, if unrestricted and freely tradeable, would be valued at approximately $40.7 million, based on the $11.9368 closing price of the ALCY Class A Ordinary Shares on OTC on November 11, 2026. However, given that such shares of Pubco Class A Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ALCY believes such shares have less value.
●	If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ALCY Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, ALCY would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of the Founder Shares if ALCY fails to complete a business combination within the required period.
●	As a result of the low purchase price paid for the Founder Shares, even if the trading price of the Pubco Class A Common Stock were as low as $5 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Pubco Class A Common Stock and Pubco Warrants issued or the Public Shares held by the Sponsor) would be approximately equal to the investment in ALCY by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the Pubco Class A Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and ALCY liquidates without completing another initial business combination before the end of the completion window, the Sponsor would lose its entire investment in us.

●	Upon liquidation, the Sponsor will lose its entire investment in the Founder Shares and Private Placement Shares, which totals $6,005,000 in the aggregate (595,500 ALCY Class A Ordinary Shares purchased by the Initial Shareholders for a total purchase price of $5,955,000 in the private placement at the time of the IPO plus the initial investment of $50,000 for the Founder Shares). The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation.
●	Steven M. Wasserman is expected to be a director of Pubco after the Closing. As such, in the future, Mr. Wasserman may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Pubco Board determines to pay to its non-employee directors.
●	ALCY’s existing directors and officers will be eligible for continued indemnification and continued coverage under ALCY’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ALCY if and to the extent any claims by a third party (other than ALCY’s independent registered public accounting firm) for services rendered or products sold to ALCY, or a prospective target business with which ALCY has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
●	The Sponsor and its affiliates have made an aggregate of $2,186,000 of advances to ALCY as of the date of this proxy statement/prospectus, which will be repaid in cash at the closing of the Business Combination for advancing working capital and payment of the monthly extensions, or, if agreed with the holders, settled in shares of Common Stock at $10.00 per share. Additionally, ALCY’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus the current value of the reimbursement of the out-of-pocket expenses owed to ALCY’s officers and directors and their affiliates is $0. However, if ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, such persons will not have any claim against the Trust Account for reimbursement. Accordingly, ALCY may not be able to reimburse these advances and expenses if the Business Combination or another business combination is not completed by such date.
●	Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Pubco Class A Common Stock and Pubco Warrants held by such parties following the consummation of the Proposed Transaction. We estimate that the Insiders will hold an aggregate of up to 3,413,000 shares of Pubco Class A Common Stock subject to registration rights. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

●	The fact that certain officers and directors of ALCY have an economic interest in the 3,413,000 Founder Shares and Private Placement Shares currently owned by the Sponsor and purchased by the Sponsor in connection with the ALCY IPO, as a result of their direct or indirect membership interests in the Sponsor. This includes 2,875,000 Founder Shares that were purchased by the Sponsor for approximately $0.02 per share ($50,000 in the aggregate), and 538,000 Class A ordinary shares that were purchased in the private placement that closed at the time of the IPO, for $10.00 per share ($5,380,000 in the aggregate). VAM Partners LLC (“VAM Partners”), is the managing member of the Sponsor. The economic interest (or deemed economic interest) of this entity in the Founder Shares retained by the Sponsor is shown below:

Number of
Founder Shares
Name and Title of Person	(deemed)
Alchemy DeepTech Capital LLC, Sponsor(1)	3,413,000(2)
(1)	Includes 2,754,378 ALCY ordinary shares in which VAM Partners has an economic interest due to its member ownership interest in the sponsor. VAM Partners is the managing member of the Sponsor. VAM Partners is governed by a four-member board of directors which acts by majority vote. Accordingly, no individual director of VAM Partners exercises voting or dispositive control over any of the securities held by our sponsor, including those in which such director has a pecuniary interest. Therefore, none of the directors are deemed to have or share beneficial ownership of securities held by the Sponsor. The managing member of VAM Partners is Alchemy Investment Management LLC, which has an economic interest in 584,453 Founder Shares, which is owned 66.7% by Mattia Tomba, and 33.3% by Al Noor Gulf Ventures L.L.C.-FZ, an entity controlled by Vittorio Savoia, our co-Chief Executive Officer, who is also the ultimate beneficial owner.
(2)	This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Cartiga rather than liquidate even if (i) Cartiga is a less favorable target company or (ii) the terms of the Business Combination are less favorable to shareholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other shareholders. Further, the Sponsor may receive a positive return on the Founder Shares even if ALCY’s public shareholders experience a negative return on their investment after consummation of the Business Combination. See “The Business Combination Proposal — Ownership of Pubco after the Closing.”

The personal and financial interests of the Sponsor as well as ALCY’s directors and officers may have influenced their motivation in identifying and selecting Cartiga as a business combination target, completing an initial business combination with Cartiga and influencing the operation of the business following the Closing. In considering the recommendations of the ALCY Board to vote for the proposals, its shareholders should consider these interests.

Regulatory Matters

Neither ALCY nor Cartiga is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listing

Pubco has applied to list the Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the proposed symbols “LITF” and “LITFW,” respectively, upon the Closing.

Pursuant to the terms of the Business Combination Agreement, as a closing condition, Pubco is required to cause the Pubco Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the extraordinary general meeting, Pubco may not have received from Nasdaq either confirmation of the listing of the Pubco Class A Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Pubco Class A Common Stock would not be listed on any nationally recognized securities exchange.

Recommendation to Shareholders of ALCY

The ALCY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of ALCY and ALCY’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “Material U.S. Federal Income Tax Considerations.”

Accounting Considerations

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, ALCY will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as if Cartiga had issued shares to acquire the net assets of ALCY, with the transaction being accompanied by a recapitalization. The net assets of ALCY will be recorded at their historical carrying values, and no goodwill or other intangible assets will be recognized in connection with the transaction.

Although ALCY is the legal acquirer, Cartiga is considered the accounting acquirer for purposes of financial reporting.

Immediately prior to the closing of the Business Combination, Melodeon is the sole member and economic owner of Cartiga. ASRS beneficially owns approximately 85% of Melodeon’s outstanding interest in Cartiga. Together, ASRS and Melodeon will control six of the seven seats on the board of directors of the post-combination public company.

Following the closing, Melodeon and ASRS will continue to appoint a majority of Pubco’s board and will retain the same level of voting control that they held in Cartiga prior to the transaction.

Accordingly, because Melodeon (via ASRS) controls Cartiga before the transaction and will continue to control Pubco after the transaction, the Business Combination qualifies as a common-control transaction under applicable accounting guidance.

Summary Risk Factors

ALCY believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that neither ALCY nor Cartiga are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by ALCY or Cartiga in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should carefully consider the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under “Risk Factors.”

●	Cartiga depends on its management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect its business.
●	Cartiga’s management team has limited experience managing a public company and regulatory compliance may divert their attention from the day-to-day management of Cartiga’s business.
●	Material adverse developments in domestic and global economic conditions, or the occurrence of other world events, could materially adversely affect Cartiga’s revenue and results of operations.
●	Catastrophic events, including those which impact third parties on which we materially rely, could materially adversely affect Cartiga’s business, results of operations and/or financial condition.
●	ALCY has identified a material weakness in its internal control over financial reporting. If ALCY fails to remediate this material weakness, maintain effective internal control over financial reporting or identify additional material weaknesses in its internal control over financial reporting, ALCY’s ability to report its financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in ALCY could diminish, and the value of its stock may decline.
●	Cartiga has identified a material weakness in its internal control over financial reporting. If Cartiga fails to remediate this material weakness, maintain effective internal control over financial reporting or identify additional material weaknesses in its internal control over financial reporting, Cartiga’s ability to report its financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in Cartiga could diminish, and the value of its stock may decline.
●	The ability of Public Shareholders to exercise Redemption Rights with respect to a large number of Public Shares may adversely affect the liquidity and trading of Pubco securities following Closing.
●	The price of Pubco Class A Common Stock may be volatile.
●	Cartiga’s executive officers and directors will continue to exercise significant control over the company after the Business Combination, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.
●	The requirements of being a public company may strain Pubco’s resources and distract management and we will incur substantial costs as a result of being a public company.
●	Sales of a substantial amount of Pubco Class A Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Pubco Class A Common Stock to decline.
●	A decline in the price of Pubco Class A Common Stock could affect the company’s ability to raise working capital and adversely impact the company’s ability to continue operations.

●	Cartiga does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the company’s capital stock must come from increases in the fair market value and trading price of the capital stock.
●	If the price of Pubco Class A Common Stock fluctuates after the Business Combination, you could lose a significant part of your investment.
●	The public stockholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Cartiga Equity Incentive Plan. Having a minority share position may reduce the influence that ALCY’s current stockholders have on the management of Pubco.
●	Pubco Warrants will become exercisable for Pubco Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more Public Shares are redeemed.
●	There can be no assurance that the shares of Pubco Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of Nasdaq.
●	Following the Business Combination, Pubco will be a “controlled company” within the meaning of Nasdaq listing standards and will comply with reduced corporate governance standards as a result.
●	The future exercise of registration rights may adversely affect the market price of the Pubco Class A Common Stock.
●	Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
●	Pubco may redeem your unexpired Pubco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Pubco Warrants worthless.
●	The Pubco Warrants may have an adverse effect on the market price of the Pubco Class A Common Stock.
●	Pubco will be a holding company and its only material asset after completion of the business combination will be its interest in OpCo, and it will therefore be dependent upon distributions made by OpCo to pay taxes, and make payments under the Tax Receivable Agreement and for other expenses.
●	Pubco will be required to pay the Cartiga Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits Pubco may receive, and the amounts payable may be substantial.
●	To the extent Pubco receives tax distributions in excess of its actual tax liabilities and retains such excess cash, the Cartiga Members may benefit from such accumulated cash balances if they exercise their exchange rights.
●	If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Pubco and OpCo might be subject to potentially significant tax inefficiencies, and Pubco would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.
●	Increases in applicable tax rates, changes in applicable tax laws or disagreements with tax authorities can adversely affect Pubco’s business, financial condition or results of operations.
●	Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

●	We are required by the Nasdaq Listing Rules to consummate a Business Combination within 36 months of the effectiveness of our IPO Registration Statement. In the event we do not consummate a Business Combination within this time period, our securities could be subject to delisting.
●	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how ALCY’s Public Shareholders vote.
●	Since the Sponsor and ALCY’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Cartiga is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.
●	The exercise of ALCY’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ALCY’s shareholders’ best interest.
●	The historical financial results of Cartiga and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.
●	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per ALCY Unit in ALCY’s IPO).
●	The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.
●	Upon consummation of the Business Combination, the rights of holders of Pubco Class A Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ALCY Class A Ordinary Shares arising under the Companies Act as well as our Current M&A.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026 presents the financial information of ALCY and Cartiga after giving effect to the Business Combination and the related adjustments described in the accompanying notes, assuming the Business Combination had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2025 and the nine months ended June 30, 2026 give effect to the Business Combination as if it had occurred on October 1, 2024. ALCY and Cartiga are collectively referred to in this section as the “Companies” and, following the Business Combination, as the “Combined Entity.” ALCY has a fiscal year that ends on December 31. Certain amounts below may not sum due to rounding.

No PIPE financing is assumed, and the pro forma presentation assumes a full waiver of the minimum cash condition to Closing. Closing is not contingent on PIPE proceeds or a specified minimum cash balance, subject to execution and effectiveness of the waiver and satisfaction or waiver of the other closing conditions. Cantor and KBW fees are settled in Class A common stock (see tickmark P), Loeb’s $1.75 million fee and $0.50 million of other closing expenses (Toppan, Continental, etc.) are paid in cash (see tickmark O), and related party payables are settled in Class A common stock (see tickmark C). Pro forma combined cash is $20.9 million assuming no redemptions and $11.8 million assuming maximum redemptions. Actual cash at Closing will depend on redemptions, transaction expenses and subsequent activity. The assumed share settlements remain subject to agreement with the applicable payees and lenders; the presentation does not evidence binding settlement or conversion commitments. If cash payment is required instead, cash at Closing and the financing requirement will change.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2025 combines Cartiga’s audited results for that fiscal year with ALCY’s results for the corresponding twelve-month period. ALCY’s results were derived by adding its results for the nine months ended September 30, 2025 to its results for the year ended December 31, 2024 and removing its results for the nine months ended September 30, 2024. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2026 combines the Companies’ results for the corresponding nine-month period, after giving effect to the Business Combination and the adjustments described in the accompanying notes.

No PIPE financing is reflected in these pro forma financial statements. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. They may not be useful in predicting its future financial condition or results of operations. Actual results may differ because of redemptions, transaction expenses, settlement terms and other factors. The adjustments represent management’s estimates based on the information available and are subject to change as additional information becomes available and analyses are performed.

The pro forma capitalization assumes 54,000,000 OpCo Units and corresponding shares of voting, non-economic Pubco Class B Common Stock held by Cartiga members; 1,757,500 shares of Pubco Class A Common Stock attributed to the Sponsor and other Initial Shareholders, comprising 1,700,000 Sponsor shares and 57,500 existing Cantor shares; 717,500 Class A shares issued to settle Cantor and KBW transaction costs; and 254,419 Class A shares issued to settle related party payables. It also assumes 737,543 Public Shares outstanding at June 30, 2026 in the no-redemptions scenario and no Public Shares in the maximum-redemptions scenario. Later redemptions of 548,987 Public Shares are not reflected in the unaudited pro forma condensed combined financial information. Basic weighted-average Class A shares outstanding are 3,466,962 and 2,729,419, respectively. The 54,000,000 OpCo Units are excluded from basic EPS and are reflected as non-controlling interests. Corresponding total shares on an as-exchanged basis are 57,466,962 and 56,729,419. Assumed exchanges are excluded from diluted EPS when antidilutive.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2025

($ in 000s, except shares and per share data)

	Historical Year Ended September 30, 2025		Assuming No Additional Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	ALCY	Cartiga	Transaction Accounting Adjustments		Pro Forma Combined	Incremental Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Gains on consumer advances	$—	$36,931	$—		$36,931	$—		$36,931
Fee Revenue - Commercial Fundings	—	40,554	—		40,554	—		40,554
Total Revenues	—	77,485	—		77,485	—		77,485
Operating expenses
Employee Cost	—	19,572	—		19,572	—		19,572
General & Administrative	1,743	10,754	798	A	13,295	—		13,295
Occupancy	—	1,303	—		1,303	—		1,303
Marketing	—	764	—		764	—		764
Depreciation and Amortization	—	3,758	—		3,758	—		3,758
Provision for doubtful accts	—	3,464	—		3,464	—		3,464
Total Operating Expenses	1,743	39,615	798		42,156	—		42,156
Interest and other income (expense)
Interest	(119)	(33,921)	119	F	(33,921)	—		(33,921)
Interest income and other	12	649	—		661	—		661
Gain on Investments Held-Trust	1,050	—	(1,050)	B	—	—		—
Total Other Income (Expense)	943	(33,272)	(931)		(33,260)	—		(33,260)
(Loss) Income before income taxes	$(800)	$4,598	$(1,729)		$2,069	$—		$2,069
Income tax expense (benefit)	—	—	(10)	C	(10)	2	C	(8)
Net income (loss) attributable to non-controlling interests	—	—	3,571	D	3,571	46	D	3,617
Net income attributable to Pubco shareholders	$(800)	$4,598	$(5,290)		(1,492)	$(48)		$(1,540)
Weighted average Class A shares outstanding				E	3,466,962		E	2,729,419
Basic EPS				E	$(0.43)		E	$(0.56)
Diluted EPS				E	$(0.43)		E	$(0.56)

Disclosures:

A — Reflects the total estimated remaining transaction costs to be incurred and expensed.

B — Represents the elimination of investment income related to the investments held in the trust account

C — Recognition of federal tax benefit at the 21% Federal Statutory Rate on Pubco’s share of Cartiga’s transaction expenses. Because Cartiga (OpCo) is a pass-through entity for income tax purposes, Pubco bears only its proportionate share of OpCo’s transaction expenses (6.0% assuming no redemptions and 4.8% assuming maximum redemptions). No tax effect has been reflected for the elimination of investment income held in the trust account or the elimination of related party interest expense, as those amounts were earned or incurred by ALCY while a Cayman Islands exempted company not subject to income tax.

D — Represents the non-controlling interest’s share of OpCo net income. This amount is calculated by applying the non-controlling interest ownership percentage to OpCo’s (Cartiga’s) pro forma income before taxes, excluding Pubco-level items (ALCY historical results, elimination of trust income, elimination of related party interest expense and income taxes). The non-controlling interest ownership percentage is 94.0% assuming no redemptions and 95.2% assuming maximum redemptions.

No Redemptions			Maximum Redemptions
OpCo Pro Forma Pre-Tax Income	Non-Controlling Interest %	Net Income Attributable to Non-Controlling Interest	OpCo Pro Forma Pre-Tax Income	Non-Controlling Interest %	Net Income Attributable to Non-Controlling Interest
3,800	94.0%	3,571	3,800	95.2%	3,617

E — Basic EPS is based on Class A shares only; Class B shares held by Cartiga members are non-economic and their interest is presented as non-controlling interest. Diluted EPS assumes the exchange of all OpCo Units for Class A shares, with net income attributable to non-controlling interest added back net of tax at the 21% federal statutory rate; the exchange is excluded when its effect is antidilutive, as it is for the periods presented.

F — Represents the elimination of historical related party interest expense on ALCY’s promissory note - related party, which is assumed to be settled through the issuance of Class A common stock at the Closing (see tickmark C to the pro forma balance sheet). No tax effect has been reflected for this adjustment, as that expense was incurred by ALCY while a Cayman Islands exempted company not subject to income tax.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2026

($ in 000s)

	Historical			Assuming No Additional Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	ALCY	Cartiga	Combined	Transaction Accounting Adjustments		Pro Forma Combined	Incremental Transaction Accounting Adjustments		Pro Forma Combined
Assets:
Cash and cash equivalents	19	14,787	14,806	—		20,861	(9,103)	M	11,758
				9,103	B
				(2,250)	O
				(798)	G
				—	D
				—	E
Restricted cash	—	10,528	10,528	—		10,528	—		10,528
Consumer claim advances, at fair value	—	237,209	237,209	—		237,209	—		237,209
Commercial claim advances	—	302,220	302,220	—		302,220	—		302,220
Prepaid expenses and other non-current assets	66	7,649	7,715	—		7,715	—		7,715
Goodwill	—	35,602	35,602	—		35,602	—		35,602
Intangible assets	—	10,477	10,477	—		10,477	—		10,477
Right-of-use assets	—	1,621	1,621	—		1,621	—		1,621
Investment - Other	—	985	985	—		985	—		985
Cash and marketable securities held in trust account	9,103	—	9,103	(9,103)	B	—	—		—
Deferred tax asset	—	—	—	10	F	10	(2)	F	8
Other non-current assets	—	—	—	—		—	—		—
Total Assets	$9,188	$621,078	$630,266	$(3,038)		$627,228	$(9,105)		$618,123
Liabilities:
Accounts payable and accrued expenses	2,263	11,337	13,600	(95)	A	13,242	—		13,242
				(263)	N
Notes payable	—	64,200	64,200	—		64,200	—		64,200
				—	E
Promissory note – related party	2,186	—	2,186	(2,186)	C	—	—		—
Debt issuance costs	—	—	—	—		—	—		—
Preferred securities	—	203	203	—		203	—		203
Secured financing facilities	—	313,376	313,376	—		313,376	—		313,376
Right-of-use liabilities	—	1,913	1,913	—		1,913	—		1,913
Deferred underwriting payable	5,175	—	5,175	(5,175)	D	—	—		—
Total Liabilities(R)	$9,624	$391,029	$400,653	$(7,719)		$392,934	$—		$392,934
Redeemable Equity
Class A ordinary shares subject to possible redemption	$9,003	$—	$9,003	$(9,003)	H	$—	—		$—
Total Redeemable Equity	$9,003	$—	$9,003	$(9,003)		$—	$—		$—
Equity
Common stock	$—	$—	$—	$6	Q	$6	$—	M	$6
Additional paid in capital	$—	$277,849	$277,849	$9,003	H	$17,060	$(9,103)	M	$13,166
				(265,816)	J		5,209	J
				(9,439)	I
				7,175	P
				2,544	C
				(6)	Q
				(4,250)	O
Accumulated deficit	$(9,439)	$(47,800)	$(57,239)	$9,439	I	$(2,922)	$592	K	$(2,330)
				(798)	G
				45,666	K
				10	F
Non controlling interest	$—	$—	$—	$220,150	L	$220,150	$(5,803)	L	$214,347
Total Equity	$(9,439)	$230,049	$220,610	$13,684		$234,294	$(9,105)		$225,189
Total Liabilities, Redeemable Equity & Equity	$9,188	$621,078	$630,266	$(3,038)		$627,228	$(9,105)		$618,123

Disclosures

A — Reflects the settlement of accrued related party expenses at Closing through the issuance of Class A common stock (see tickmark C).

B — Reflects the release of cash from cash held in trust to cash and cash equivalents that becomes available for general use following the Closing under the 0% redemption scenario.

C — Illustratively reflects the settlement at Closing of approximately $2.5 million of related party payables to the Sponsor, comprising $2.2 million of promissory note principal, $0.3 million of accrued interest and $0.1 million of accrued related party expenses, through 254,419 Class A shares at $10.00 per share (rounded). No cash payment is assumed for these amounts. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined.

D — Reflects the settlement of the deferred underwriting payable fee of $5.2 million at the Closing through the issuance of Class A common stock rather than cash. See tickmark P.

E — No PIPE financing is assumed, and the pro forma presentation assumes a full waiver of the minimum cash condition to Closing. Closing is not contingent on PIPE proceeds or a specified minimum cash balance, subject to execution and effectiveness of the waiver and satisfaction or waiver of the other closing conditions. Cantor and KBW fees are settled in Class A common stock (see tickmark P), Loeb’s $1.75 million fee and $0.50 million of other closing expenses (Toppan, Continental, etc.) are paid in cash (see tickmark O), and related party payables are settled in Class A common stock (see tickmark C). Pro forma combined cash is $20.9 million assuming no redemptions and $11.8 million assuming maximum redemptions. Actual cash at Closing will depend on redemptions, transaction expenses and subsequent activity. The assumed share settlements remain subject to agreement with the applicable payees and lenders; the presentation does not evidence binding settlement or conversion commitments. If cash payment is required instead, cash at Closing and the financing requirement will change.

F — Represents the federal income tax benefit, at the 21% statutory rate, of Pubco’s share of the remaining Cartiga transaction costs. Because Cartiga (OpCo) is a pass-through entity for income tax purposes, Pubco bears only its proportionate share of OpCo’s costs (6.0% assuming no redemptions and 4.8% assuming maximum redemptions); the remainder is borne by the non-controlling interest holders. The tax benefit is attributable entirely to Pubco’s controlling interest.

G — Reflects the payment of certain estimated remaining Cartiga transaction costs for financial advisory, legal, accounting, and other fees of $0.8 million of costs which were not accrued for and therefore were expensed. An additional $1.4 million of transaction costs were incurred and paid by Cartiga prior to June 30, 2026.

H — Represents the reclassification of Class A ordinary shares from temporary equity to permanent stockholders’ equity. Upon completion of the merger, the redemption feature of these shares was eliminated, resulting in an allocation of $9.0 million to Additional Paid-in Capital. The par value of Pubco common stock outstanding at Closing is reclassified from Additional Paid-in Capital to Common Stock as described in tickmark Q.

I — Reflects the elimination of ALCY’s historical accumulated deficit of $9.4 million with a corresponding adjustment to Additional paid-in-capital in connection with the reverse recapitalization.

J — Represents the reversal of the additional paid-in-capital portion attributable to non-controlling interest in the OpCo resulting from the Up-C structure as Melodeon entities retained ownership interests in the OpCo.

K — Represents the reversal of the retained earnings portion attributable to non-controlling interest in the OpCo resulting from the Up-C structure as Melodeon entities retained ownership interests in the OpCo.

L — Represents non-controlling interest in OpCo under the Up-C structure. Assuming no redemptions, non-controlling interest is $220.2 million, comprising $265.8 million reclassified from additional paid in capital less $45.7 million reclassified from accumulated deficit. Assuming maximum redemptions, non-controlling interest is $214.3 million, a decrease of $5.8 million. Non-controlling ownership is 94.0% and 95.2%, respectively.

M — Redemption of common stock subject to redemption. The excess cash disbursed over the carrying value of the temporary equity is treated as an additional distribution of capital.

N — Reflects the settlement of accrued related party interest at Closing through the issuance of Class A common stock (see tickmark C).

O — Reflects part of Alchemy’s remaining transaction costs of $4.25 million which were determined to be directly attributable to the Transaction and are accounted for as an offset to additional paid in capital. Of these costs, $2.0 million payable to KBW is settled through the issuance of Class A common stock (see tickmark P) and $1.75 million payable to Loeb and $0.50 million of other expenses (Toppan, Continental, etc.) are paid in cash at the Closing. Total transaction costs also include $5.2 million referenced in tickmark D, as well as $0.25 million which have been incurred and paid.

P — Reflects the issuance of 717,500 shares of Class A common stock at $10.00 per share to settle $7.2 million of ALCY transaction costs at the Closing, comprised of 517,500 shares to Cantor to settle the $5.2 million deferred underwriting fee discussed in tickmark D and 200,000 shares to KBW to settle $2.0 million of other transaction costs discussed in tickmark O. As a result, no cash is paid at Closing for these costs. Loeb’s fee of $1.75 million and $0.50 million of other expenses (Toppan, Continental, etc.) are paid in cash (see tickmark O).

Q — Reflects the par value ($0.0001 per share) of Pubco Class A Common Stock and Pubco Class B Common Stock (voting, non-economic) outstanding at closing, reclassified from additional paid-in capital. The par value reclassification is not allocated to non-controlling interest.

R — No OpCo Units are assumed to be exchanged at the Closing; accordingly, no liability under the Tax Receivable Agreement has been reflected in the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2026

($ in 000s, except shares and per share data)

	Historical			Assuming No Additional Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	ALCY	Cartiga	Combined	Transaction Accounting Adjustments		Pro Forma Combined	Incremental Transaction Accounting Adjustments		Pro Forma Combined
Gains on consumer advances	—	29,149	29,149	—		29,149	—		29,149
Fee Revenue – Commercial Fundings	—	26,142	26,142	—		26,142	—		26,142
Management Fees – Related Party	—	38	38	—		38	—		38
Fund Servicing Fee – Related Party	—	18	18	—		18	—		18
Total Revenues	—	55,347	55,347	—		55,347	—		55,347
Employee Cost	—	12,589	12,589	—		12,589	—		12,589
General & Administrative	976	7,800	8,776	—		8,776	—		8,776
Occupancy	—	941	941	—		941	—		941
Marketing	—	494	494	—		494	—		494
Depreciation and Amortization	—	2,775	2,775	—		2,775	—		2,775
Provision for doubtful accounts	—	2,765	2,765	—		2,765	—		2,765
Total Operating Expenses	976	27,364	28,340	—		28,340	—		28,340
Interest expense	(143)	(25,866)	(26,009)	143	D	(25,866)	—		(25,866)
Interest income and other	4	333	337	—		337	—		337
Equity Investment gain of LBS Income Fund	—	8	8	—		8	—		8
Gain on Investments Held-Trust	241	—	241	(241)	A	—	—		—
Total Other Income (Expense)	102	(25,525)	(25,423)	(98)		(25,521)	—		(25,521)
Income Before Income Taxes	(874)	2,458	1,584	(98)		1,486	—		1,486
Income tax expense (benefit)	—	—	—	—		—	—		—
Net income attributable to non-controlling interests	—	—	—	2,310	B	2,310	30	B	2,340
Net income attributable to Pubco shareholders	(874)	2,458	1,584	(2,408)		(824)	(30)		(854)
Weighted average Class A shares outstanding					C	3,466,962		C	2,729,419
Basic EPS					C	$(0.24)		C	$(0.31)
Diluted EPS					C	$(0.24)		C	$(0.31)

Disclosures:

A — Represents the elimination of investment income related to the investments held in the trust account. No tax effect has been reflected for this adjustment, as that income was earned by ALCY while a Cayman Islands exempted company not subject to income tax.

B — Represents the non-controlling interest’s share of OpCo net income. This amount is calculated by applying the non-controlling interest ownership percentage to OpCo’s (Cartiga’s) pro forma income before taxes, excluding Pubco-level items (ALCY historical results, elimination of trust income, elimination of related party interest expense and income taxes). The non-controlling interest ownership percentage is 94.0% assuming no redemptions and 95.2% assuming maximum redemptions.

No Redemptions			Maximum Redemptions
OpCo Pro Forma Pre-Tax Income	Non-Controlling Interest %	Net Income Attributable to Non-Controlling Interest	OpCo Pro Forma Pre-Tax Income	Non-Controlling Interest %	Net Income Attributable to Non-Controlling Interest
2,458	94.0%	2,310	2,458	95.2%	2,340

C — Basic EPS is based on Class A shares only; Class B shares held by Cartiga members are non-economic and their interest is presented as non-controlling interest. Diluted EPS assumes the exchange of all OpCo Units for Class A shares, with net income attributable to non-controlling interest added back net of tax at the 21% federal statutory rate; the exchange is excluded when its effect is antidilutive, as it is for the periods presented.

D — Represents the elimination of historical related party interest expense on ALCY’s promissory note — related party, which is assumed to be settled through the issuance of Class A common stock at the Closing (see tickmark C to the pro forma balance sheet). No tax effect has been reflected for this adjustment, as that expense was incurred by ALCY while a Cayman Islands exempted company not subject to income tax.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of ALCY Units, ALCY Ordinary Shares and Public Warrants

Market Price and Ticker Symbol

ALCY Class A ordinary shares, ALCY Units and ALCY Warrants are currently trading on OTC under the symbols “ALCYF,” “ALCUF” and “ALCWF,” respectively.

The ALCY Units began public trading on May 5, 2023, and the ALCY Class A Ordinary Shares and Public Warrants began public trading on June 26, 2023. On May 7, 2026, ALCY received a Notice from Nasdaq, stating that ALCY did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. ALCY’s registration statement, filed in connection with ALCY’s IPO, became effective on May 4, 2023. Pursuant to IM-5101-2, ALCY must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated by May 4, 2026, ALCY did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on May 14, 2026.

On August 22, 2025, the last trading date prior to the public announcement of the Proposed Transaction, ALCY Class A Ordinary Shares and Public Warrants closed at $11.69, and $0.1215, respectively. As of November 11, 2026, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each ALCY Class A Ordinary Share and Public Warrant was $11.9368 and $0.02, respectively.

Holders of the ALCY Units, ALCY Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of ALCY’s securities could vary at any time before the Closing. Market price information regarding the ALCY Class B Ordinary Shares is not provided here because there is no established public trading market for the ALCY Class B Ordinary Shares.

Holders

As of the Record Date, there were [•] holders of record of ALCY Units, [•] holders of record of Public Shares, [•] holders of record of Founder Shares, one holder of record of ALCY Class B Ordinary Shares and [•] holders of record of ALCY Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ALCY Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends of ALCY Securities

ALCY has not paid any cash dividends on the ALCY Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Cartiga

Market Price of Cartiga Securities

Historical market price information regarding Cartiga is not provided because there is no public market for Cartiga’s securities. For information regarding Cartiga’s liquidity and capital resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartiga — Liquidity and Capital Resources.”

Dividend Policy of Pubco Following the Business Combination

Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Cartiga and will also apply to the business and operations of Pubco following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Cartiga or Pubco, and could adversely affect the trading price of Pubco’s common stock following the business combination. The risks described in this “Risk Factors” section may change. If the risks and uncertainties that Cartiga or Pubco plan for are incomplete, or if Cartiga or Pubco fail to fully understand and manage these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operations of Pubco following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context requires otherwise, references to “Cartiga,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Cartiga prior to the Business Combination and the business and operations of Pubco as directly or indirectly affected by Cartiga by virtue of Pubco’s ownership of the business of Cartiga following the Business Combination.

Risks Related to Cartiga’s Assets

Legal claim outcomes are risky and difficult to predict, and a loss in a legal claim may result in the total loss of our capital associated with that matter.

Our business model relies on favorable outcomes in the legal claims that our advances are linked to. It is difficult to predict the outcome of a legal claim — even cases with strong merits can be impacted by unexpected evidence, adverse legal rulings, jury decisions, or procedural setbacks. We fund our consumer claim advances on a non-recourse basis and are therefore entirely dependent on a positive, cash-generative outcome in the underlying legal claim to recover our advanced amount and earn a return. If the claimant to whom we’ve made an advance is unsuccessful in the underlying legal claim, if the damages awarded in favor of the claimant are less than we expect or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including the total loss of our deployed capital. In addition, although we have recourse to the law firms to which we make a commercial claim advance, the law firm may not have the ability to repay the advance at its stated maturity absent its receipt of contingent legal fees generated from the successful outcome of the linked legal claims. Unfavorable outcomes in the legal claims linked to our advances could, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Legal claims often have lengthy and uncertain case durations, and our revenues, earnings, cash flows and borrowing capacity can vary materially between periods as both the timing of resolution and the outcome of legal claims are difficult to predict.

Our revenues, earnings and cash flows can vary materially from period to period because of the nature of our business, including the fact that the legal claims underlying our advances often take many years to resolve and the processes involved are subject to change and uncertainty. We are unable to control the progress and resolution of the legal claims underlying our advances. Their timing depends upon parties working through the legal systems in various jurisdictions and often take an unpredictable length of time to resolve, sometimes spanning many years through trials and appeals. Prolonged timelines increase the risk that events or conditions that have not been anticipated may occur and may have a significant effect on the outcome or process of a legal claim, which may reduce the actual rate of return on an asset. The time, complexity and expense involved in collecting returns on our assets, including the enforcement of judgments and the release of funds held in escrow pending the resolution of a legal claim, also affect our cash flows. In particular, our commercial claim advances may not generate payments when anticipated, including because the law firms to which we make commercial claim advances may not receive contingent legal fee proceeds on the timing expected by us or may otherwise be unable to repay the advance at its stated maturity. Delays in collections on our commercial claim advances could cause related receivables to remain outstanding for longer than expected, adversely affect our cash flows and reduce our ability to redeploy capital into new claim advance opportunities.

Delays in collections may also adversely affect the eligibility of our receivables under our warehouse facilities and other asset-backed debt arrangements. Certain of our financing arrangements include eligibility criteria, concentration limits, aging limitations, advance rates, borrowing base requirements and other covenants that determine whether particular receivables may be financed or continue to support borrowings. If claim receivables are not collected when anticipated, they may age out of eligibility or otherwise cease to qualify for inclusion in the borrowing base under our warehouse facilities. Any resulting reduction in eligible receivables could reduce our borrowing capacity, require us to repay or prepay amounts outstanding, require us to post additional eligible collateral, impair our liquidity position, limit our ability to originate new claim advances, increase our cost of capital or result in a default or other adverse consequence under our financing arrangements.

All these factors contribute to potentially significant volatility in our financial performance. Extended durations for case resolutions delay our ability to realize returns and can strain our liquidity, as our capital is tied up for long periods without generating income. If collections on our commercial claim advances are delayed, if such receivables become ineligible under our warehouse facilities or other asset-backed debt arrangements, or if we are unable to obtain replacement financing or otherwise maintain sufficient borrowing capacity, our liquidity, business, financial condition, results of operations and ability to execute our business plan could be materially and adversely affected.

Even when a legal claim is successful in obtaining a judgment or settlement, there is no guarantee that we will be able to collect the full amount owed to us or realize our anticipated return. We are also subject to credit risk relating to our claim receivables that could adversely affect our business, financial condition, results of operations and/or liquidity.

Prior to the collection of legal claim proceeds, we are subject to the risk that a law firm or claimant to whom we have made an advance, a defendant in the underlying legal claim, an insurance company or another relevant party will encounter financial difficulties or become insolvent, which could delay or prevent the legal claim from being resolved and could adversely affect our ability to earn a return on the related claim advance. Moreover, even when a legal claim underlying a claim advance is successful in obtaining a judgment or settlement, there is no guarantee the claimant or law firm will be able to collect the full amount owed or that we will realize our anticipated return. We may be indirectly subject to credit risk to the extent a defendant does not pay a claimant immediately, notwithstanding successful adjudication of a claim in the claimant’s favor. If the defendant is unable or unwilling to pay or perform or if any of the parties challenges the judgment or award, we may encounter difficulties in collection. Additionally, our contractual right to a portion of a legal claim recovery is regularly challenged by other creditors, such as medical lienholders, and we often agree to a reduction in the contractual amount owed to us such that there are sufficient proceeds available to the claimant to incentivize the claimant to settle the related claim.

Our success depends on our ability to underwrite suitable legal claims upon which to make a claim advance, and our failure to do so, or the inaccuracy or failure of our model and decision science tools used to predict returns on our claim advances, could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Our success depends on our ability to underwrite advances that will be successful and pay returns. Our underwriting department is primarily responsible for approving the opportunities that have been identified for us to fund. There can be no assurance that we will be successful in sourcing suitable claim advances in a timely manner or at all, or in sourcing a sufficient number of suitable claim advances that meet our diversification, underwriting and other requirements. Our ability to source such claim advances depends on the availability of desirable funding opportunities, which is subject to market conditions, competition, client demand, pricing and other factors outside our control, including changes in regulations in various jurisdictions in which we operate and limitations on our ability to adequately investigate the merits of the matter or parties involved, among other things. A failure by us to identify and select suitable claim advances could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

We use internally developed data analytics and algorithms in our operations to assist us in underwriting and pricing potential claim advances, evaluating the expected duration and returns on our claim advances and managing capital and liquidity. If our analytical tools or assumptions prove to be flawed, inaccurate, or based on incomplete data, we may make poor funding decisions and underestimate the risks of certain cases. Such model errors or limitations could result in financing claims that perform worse than expected or in us missing out on more attractive opportunities, thereby negatively affecting our growth and profitability. Additionally, if our competitors develop similar or superior analytics capabilities or if widely available data erodes the uniqueness of our insights, our competitive advantage could diminish, leading to increased pressure on our investment returns.

In addition, our historical information about claims may not be indicative of the characteristics of subsequent claims with comparable characteristics, and our internal databases and external statistical data may not be as extensive as needed for comprehensive decision science. The inherent volatility and unpredictability of claim advances limit the predictive nature of our probabilistic model. Furthermore, the inherent nature of the probabilistic model is that actual results will differ from the modeled results, and such differences could be material. If the probabilistic model and decision science tools we use fail to accurately evaluate and predict the returns on our claim advances, there could be a material adverse effect on our business, financial condition, results of operations and/or liquidity.

The underwriting process that we undertake in connection with funding claim advances relies in part on information provided by claimants and attorneys and may not reveal all facts that may be relevant in connection with the underlying legal claim. If the information we rely on is not accurate, or if it was provided with fraudulent or malicious intent, we may not make appropriate investment decisions and our financial position, operating results and reputation may be negatively impacted.

Poor returns on our claim advances because of shortcomings or failures in our underwriting process or because of unforeseen developments could adversely affect our reputation and could materially and adversely affect our business, financial condition, results of operations and/or liquidity.

Before offering to make claim advances on specified economic and other terms, we conduct an underwriting analysis based on the facts and circumstances applicable to the claimant, law firm and underlying legal claim. As part of our underwriting analysis, we may be required to evaluate important and complex ethical, political, legal and regulatory issues. When conducting due diligence and making an assessment regarding a potential claim advance, we rely on the information available to us, including information provided by the law firm and claimant pursuing the underlying legal claim. We have no control over the accuracy or sufficiency of information received from such third parties and, in some cases, we have limited experience or no prior dealings with such third parties and are unable to assess their integrity. At the time we enter into a contract to fund a claim advance, we may have imperfect information about the legal claim in question and the likely future outcome.

Our underwriting analysis might not reveal or highlight all relevant facts (including, among others, fraud or other illegal activities) or risks that would be helpful in evaluating each opportunity. Particularly, when we make a claim advance related to a legal claim that is at an early stage, such as before litigation is filed, we may have limited ability to ascertain the facts that may have a material impact on the outcome of the litigation. In addition, we may underestimate the importance of a legal or factual risk that ends up being conclusive. There are also material factors that contribute to the outcome of funding a claim advance that are impossible to research or predict at the outset, such as a judge’s or jury’s positive or negative disposition towards a particular party, witness or lawyer. Further, we may not identify or foresee future developments that could have a material adverse effect on our returns on a claim advance, such as the credit risk from our counterparty or from a party in a case. For example, we may not uncover the risk associated with poor management of the legal claim by the claimant’s law firm, any insolvency risk or potential key-person risk from that law firm, or a misalignment of economic incentives between us and the claimant or law firm based on the economics of our claim advance and developments in the legal claim process.

In addition, financial fraud or other deceptive practices or failures by personnel at law firms or our counterparties to comply with legal and regulatory requirements could cause significant legal, reputational and business harm to us. Claims may involve inflated medical costs, phantom injuries, undisclosed prior settlements, or documentation errors. On January 27, 2026, our subsidiary Cartiga Consumer Funding, LLC was named as a defendant in a civil RICO (Racketeer Influenced and Corrupt Organizations Act) lawsuit filed in the United States District Court for the Eastern District of New York alleging involvement in a scheme with law firms, medical providers and other individuals to defraud insurers through a claimant’s alleged staged injuries and unnecessary and expensive medical treatment. While the Company believes it has meritorious defenses to these allegations, this and other legal proceedings of this type could adversely affect our reputation and could result in the incurrence of significant legal defense fees and other costs associated with litigation.

When we make a claim advance, we do not control how the underlying claim is prosecuted; rather, key decisions on legal strategy, settlement discussions, and trial tactics are made by the claimants and their attorneys.

When we make a claim advance, we do not control how the underlying claim proceeds. Rather, decisions on legal strategy, settlement discussions, and trial tactics are made by the claimants and their attorneys. Because we must remain a passive financier and avoid interfering in the legal claim process, we rely on third-party lawyers and clients to act diligently and in the best interest of a successful outcome. If the attorneys handling a funded case make strategic errors, miss critical deadlines, or otherwise perform ineffectively, or if a claimant decides to reject a reasonable settlement or pursue an imprudent legal strategy, the value of our investment could be severely impaired or lost. Our inability to direct the course of the legal claim process means there is a risk that our interests will not always align with those of the litigants or counsel. This lack of control and reliance on others’ performance could adversely affect our success rate and financial returns, even if our initial case selection was sound.

Investors will not have an opportunity to independently evaluate our claim advances.

We generally do not disclose details of our existing or prospective consumer claim advances or commercial claim advances (including their valuations for accounting purposes) on an individual basis. As a result, investors will not have an opportunity to evaluate our advances and will be dependent upon our judgment and ability in selecting, managing and valuing our assets.

Our portfolio may be concentrated in cases handled by a limited number of individual law firms, in certain geographies and in certain case types. If lawyers who prosecute claims for which we have provided advances fail to exercise due skill and care, or the interests of their clients do not align with ours, or if regulatory, tort reform or other changes occur that impact the legal process in certain jurisdictions or the merits of certain types of legal claims, there may be a material adverse effect on the value of our assets.

Our claim advance portfolio has its primary geographic footprint in the State of New York, which represents 59.8% of our consumer claim advance portfolio balance and 35.7% of our commercial claim advance portfolio balance, in each case as of June 30, 2026. Court proceedings in New York were significantly delayed for multiple years stemming from temporary shutdowns and delays resulting from the COVID-19 pandemic beginning in 2020. We continue to see extended duration of claim proceedings in New York state courts as compared to courts in other states. Extended duration of underlying legal cases generally decreases the returns on the associated advances. A similar pandemic or public health threat, major earthquake, weather event, fire, explosion, failure to contain hazardous materials, cyber-attack, terrorist attack, public health crisis, pandemic or other catastrophic event in New York City or in the State of New York could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

In June 2026, a litigation funding act went effective in the State of New York that specifically regulates our consumer claim advance product by requiring specific contractual disclosure requirements and prohibiting certain business practices, including capping the amount of fees we earn at twenty-five percent (25%) of the gross claim proceeds. We expect registration and reporting requirements to likely become effective in early 2027. We do not anticipate that the law will materially impact our business given that we had already generally adhered to nearly all the contractual disclosure and business conduct requirements contained therein. However, if the law is amended in the future, or if the implementing rules and regulations (which have yet to be published) are unduly burdensome, such law, rules or regulations in New York could have a material adverse effect on our business, financial condition, results of operations and/or liquidity. In addition, for risks associated with pending tort reform legislation in the State of New York, see “Risk Factors — Developments such as legislative tort reform, statutory caps on damages, changes in regulations affecting certain industries, or new court rulings can materially alter the legal landscape in which our funded cases are being litigated. Our portfolio is highly concentrated in certain states, and legislative, regulatory or judicial developments in those states in particular could have a material adverse effect on our business, financial position, results of operations or cash flows.”

Our commercial claim advance product is subject to usury limits, disclosure requirements and other commercial lending requirements under New York state law. If any such laws or regulations were amended in the future, such amendments could have a material adverse effect on our business, financial condition, results of operations and/or liquidity. Finally, our consumer and commercial warehouse facilities have concentration limits on the percentage of claim advances in any single state, including New York. If our origination volume in New York, or in any other state, relative to that in other states were to reach the concentration limits included in our warehouse facilities, we could be required to cease funding in a particular state until the portfolio returns to compliance with such concentration limits.

While there is not a single law firm that is pursuing a material number of legal claims linked to our consumer claim advances, the top ten law firm relationships account for 37.9% of our outstanding commercial claim advance portfolio as of June 30, 2026. If any of these law firms become unable to generate their expected contingent legal fee proceeds that they have pledged as collateral to us to secure their obligations, were to encounter financial difficulties that otherwise cause them to become unable to repay their debt obligations to us, or become insolvent, we may bear substantial risk of capital loss on the related commercial claim advance, which could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

We also have certain consumer claim advances to numerous claimants linked to a single mass tort event such as, for example, claimants pursuing recourse for injuries suffered from contaminated water at Camp Lejeune. An adverse outcome in respect of any of those individual claims may result in, or increase the likelihood of, losses on other claim advances with respect to such legal claims. Accordingly, if the law firms pursuing those mass tort claims were to encounter financial difficulties, dissolve or suffer a substantial loss of personnel, or if there is an adverse court ruling on account of those legal claims, there could be a material adverse effect on our business, financial condition, results of operations and/or liquidity.

The lack of liquidity of our claim advances may adversely affect our business, financial condition, results of operations and/or liquidity.

Our claim advances typically require significant advances of capital with no guarantee of return or repayment. It may be difficult or impossible to find willing buyers for these assets at prices we believe are representative of their underlying value, or at all. Volatility in markets also could negatively impact the liquidity of our claim advances. Illiquid assets typically experience greater price volatility, as they can be more difficult to value since a ready market does not exist. In addition, the prices prospective buyers are willing to pay for illiquid assets may be more subjective than the prices for more liquid assets. The illiquidity of our claim advances may make it difficult for us to sell such assets if the need or desire arises. If we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our claim advances in our consolidated financial statements. As a result, our ability to change the makeup of our portfolio of claim advances in response to changes in economic and other conditions may be relatively limited, which could adversely affect our business, financial condition, results of operations and/or liquidity.

Risks Related to Cartiga’s Business and Operations

If we cannot maintain our relationships with referring law firms, our ability to generate consumer claim advances and related revenues may be significantly impeded.

We have formed relationships with hundreds of referral sources, comprised primarily of personal injury law firms. We rely on these relationships to generate claim advance applications and originations. These relationships are not formalized in written agreements, and the referral sources are not obligated to provide a minimum number of, or any, opportunities to us or to direct all of their claim advances opportunities to us. Many law firms refer their clients to the consumer funding company that provides the best customer service and is the easiest for the law firm to work with, which factors are critical to maintaining relationships with law firms. The decision by a significant number of our referral sources to refer their opportunities to another company could impede our ability to generate claim advances and related revenues.

Our success depends substantially on the continued retention of certain key personnel and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our performance largely depends upon the judgment and abilities of our management, including, in particular, our President and Chief Executive Officer, Samuel Wathen. Our success depends to a significant extent on the continued service of our senior management and key employees who have specialized industry expertise, including our underwriting team and data scientists. Our success is thus contingent upon our ability to retain certain members of our management and other key personnel and to compensate them appropriately and competitively relative to the potential pressures on such compensation levels from the public markets. The death, incapacity or loss of service of any of our management or other key personnel could disrupt our operations and weaken our competitive position and have a material adverse impact on our business. Furthermore, we do not have significant redundancy in certain senior roles, and finding talent with the requisite combination of legal, financial, and technological expertise that our business requires can be challenging. If we cannot retain or recruit the necessary personnel to operate and expand our business, our ability to execute our strategy could be adversely affected.

These risks may be heightened to the extent certain of our executive officers, directors or other key personnel are affiliated with Melodeon or have developed important institutional knowledge, relationships and experience through their roles with Melodeon, ASRS, the Melodeon-managed funds or Cartiga. If Pubco were required to replace any such executive officer, director or other key person, including as a result of a change in Melodeon’s role as investment manager, a change in the relationship among Melodeon, ASRS and the Melodeon-managed funds, a resignation, removal, dispute, regulatory issue or other event, Pubco may not be able to identify and retain suitable replacements on a timely basis or on acceptable terms. Any such transition could distract management and the board, disrupt Pubco’s operations or strategic initiatives, impair relationships with ASRS, financing sources, investment counterparties or other stakeholders and adversely affect market perception of Pubco.

Our past performance may not be indicative of our future results of operations, and we may face challenges in seeking to further scale our operations.

As we continually seek to grow the scale of our consumer and commercial operations, we may face significant challenges in maintaining quality and controls. Expansion requires us to hire and train qualified personnel, enhance our risk management systems, and uphold rigorous due diligence standards across a larger number of advances. Rapid growth could strain our managerial, operational, and financial infrastructure, potentially leading to lapses in underwriting or monitoring of claims. Failure to effectively manage our intended growth or to integrate a higher volume of advances without compromising our evaluation process could result in higher loss rates, operational inefficiencies, or reputational damage, any of which would adversely affect our business and financial results.

Our past performance should not be considered indicative of our future results of operations. Our past returns have benefited from financing opportunities and general market conditions that may not continue or recur, and there can be no assurance that we will be able to avail ourselves of comparable conditions. We may be subject to increased competition for talent and financing opportunities, and we may face new regulations in various jurisdictions. There can be no assurance that any of our current or future claim advances will be successful. Failure to achieve results of operations consistent with our historical performance could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

We have identified a material weakness in our internal control over financial reporting. While we have remediated this material weakness, if we fail to maintain effective internal control over financial reporting or identify additional material weaknesses in our internal control over financial reporting, our ability to report our financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in the company could diminish, and the value of our stock may decline.

During the preparation of our financial statements for the year ended September 30, 2024, we identified a number of control deficiencies in our internal control over financial reporting. One of these control deficiencies was classified as a material weakness. A material weakness is a control deficiency that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions, while a significant deficiency in internal control is less severe than a material weakness but important enough to warrant attention by those responsible for oversight of the Company’s financial reporting. The material weakness pertained to management’s identification of areas that were not accounted for in accordance with GAAP. These areas were Consumer Funding Receivables, Share-based compensation awards and the amortization of deferred debt issuance costs. These matters were all presented correctly in the financial statements for the year ended September 30, 2024, but resulted in a net impact to Member’s Equity of $16.5 million as an opening balance sheet adjustment beginning October 1, 2022. Management has implemented additional controls surrounding the evaluation and documentation of complex accounting transactions, which includes the use of third-party resources as needed.

The implementation of enhanced controls over the material weakness identified for the year ended September 30, 2024 has been subject to testing procedures and the material weakness has been deemed remediated as of September 30, 2025. If we identify any additional material weakness in the future, we may be unable to accurately report our financial results, which could cause our financial results to be materially misstated and require restatement. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements. Ineffective disclosure controls and procedures and internal control over financial reporting could also result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, harm to our reputation and financial condition, diversion of financial and management resources from the operation of our business, and the market price of our common stock may decline as a result. We cannot assure you that the remediation measures we have taken to date, or any measures that we may take in the future, will be sufficient to avoid future material weaknesses.

We report our consumer claim advances and certain other assets at fair value, which may result in us recognizing non-cash income that may never be realized.

Our consumer claim advances are classified as financial instruments and are accounted for at fair value in the consolidated statements of operations in accordance with GAAP. See Note 3 (Summary of Significant Accounting Policies — Funding Advances and Receivables — Consumer Funding Advances and — Revenue Recognition — Consumer Funding Advances) and Note 5 (Fair Value Measurements) in the accompanying Notes to Consolidated Financial Statements for additional information with respect to our valuation policy and fair value of our consumer claim advances. In addition to using a discounted cash flow model that can be sensitive to changes in interest rates, duration and other traditional valuation factors, the valuation policy assigns an updated risk adjustment, in prescribed percentages, to the forecasted cash inflows based on the type of legal claim, geography and claim status. As a result, when there is an objective event in the underlying legal claim process that would cause a change in fair value, we reflect the positive or negative impact of such objective event through a fair value adjustment. There is inherent valuation uncertainty in the assessment of fair value, and our valuation methodologies require us to make significant and complex judgments about legal and other matters that are intrinsically difficult to predict. As such, there is a risk that a legal claim underlying one of our consumer claim advances could experience a negative event even after a positive event that had previously resulted in a fair value adjustment in accordance with our valuation policy. This later event, in turn, could lower the value of such consumer claim advance in our consolidated statements of financial condition and negatively impact related fair value adjustments recognized in our consolidated statements of operations in future periods. Accordingly, the application of fair value accounting to our consumer claim advances may result in us recognizing non-cash income that may never be realized, which could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Additionally, in 2020, certain indirect beneficial equity holders of the Company (via units held by such individuals in Melodeon LBS Legacy Owners Fund LP (the “Legacy Owners Fund”), which is a direct equity holder of the Company), who were unitholders of Plaintiff Funding Holding, Inc. (which sold substantially all of its assets to the Company in September 2019 in connection with the commencement of the Company’s operations) issued non-recourse promissory notes to the Company pursuant to which such individuals pledged 486,791 equity units in the Legacy Owners Fund. Such notes were issued and units pledged as consideration for such individuals’ purchase of certain contractual payment rights sold to the Company in the September 2019 transaction, which purchase was part of the final settlement of a dispute relating to an indemnification claim asserted by the Company for breaches of representations and warranties made by such individuals pursuant to the September 2019 asset purchase and sale agreement. The promissory notes remain outstanding in full and because the promissory notes are non-recourse to the individual payors and the Company expects all obligations thereunder to be satisfied through the Company’s foreclosure and transferring title of the pledged Legacy Owners Fund equity units, the Company values the receivable evidenced by the promissory note as the fair value of the pledged Legacy Owners Fund equity units. There is inherent valuation uncertainty in the assessment of fair value of the pledged equity units, and such value can fluctuate up and down based on developments in the business. The application of fair value accounting to this receivable may result in us recognizing non-cash income that may never be realized, which could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Litigation and legal proceedings against us could adversely impact our business, financial condition, results of operations and/or liquidity.

We are regularly subject to litigation incidental to our business, and are defendants in various legal proceedings, including private and civil litigation. These matters are at varying procedural stages and the ultimate resolution of any of these matters may result in: (i) adverse judgments, settlements, fines, penalties, injunctions and other relief against us, including, without limitation, payments made in settlement arrangements and other monetary payments; (ii) changes in our business processes, procedures or agreements; (iii) limitations on our ability to pursue business strategies; or (iv) other agreements and obligations, any of which could have a material adverse effect on our business, financial position, results of operations, liquidity or cash flows. For more information regarding our existing matters, see Note 14 (Commitments and Contingencies) in the accompanying Notes to Consolidated Financial Statements.

Catastrophic events, public health threats and other broader economic and financial factors restraining market liquidity could materially adversely affect our business, financial condition, results of operations and/or liquidity.

A disruption or failure of our systems or operations in the event of a major earthquake, weather event, fire, explosion, failure to contain hazardous materials, cyber-attack, terrorist attack, public health crisis, pandemic or other catastrophic event could cause delays in providing our products and services or performing other critical functions and operations. A catastrophic event that results in the destruction or disruption of any of our critical functions or operations, or of the capacity, reliability or security of our information technology systems, could harm our ability to conduct normal business operations, as well as expose us to claims, litigation and governmental investigations and fines.

Public health emergencies have in the past, and may in the future, adversely affect workforces, economies and financial markets globally. Particularly, the COVID-19 pandemic that began in 2020 in the United States temporarily shut down and otherwise significantly delayed legal proceedings, all of which resulted in repayment of our advances extending much longer than initially anticipated. A similar pandemic, public health threat or other catastrophic event in the future could have a similar impact on the United States court system and as a result on the duration that our advances remain outstanding. While it is not possible to ascertain the precise impact that public health threats may have on us from an economic, financial or regulatory perspective, individually or in the aggregate, public health threats could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

We may also face threats to our physical security, including to our facilities and the safety and well-being of our employees. In addition to the potential catastrophic events described above, these threats could involve insider threats, workplace violence or civil unrest, any of which could cause delays or other impacts that could adversely affect us and our ability to conduct our business operations. Our third-party partners and counterparties face similar risks that, if realized, could also adversely impact our business operations. We could also incur unanticipated costs to remediate such delays or other impacts. If our backup and mitigation plans are not sufficient to minimize business disruptions, our business, financial condition, results of operations and/or liquidity could be adversely affected. We continuously monitor our operations and intend to take appropriate actions to mitigate the risks arising from catastrophic events, but there can be no assurances that we will be successful in doing so.

In any period of constrained liquidity, whether caused by any of the above factors or otherwise, defendants may be less willing to settle legal claims, extending the duration of our claim advances and thus restricting our ability to redeploy capital. There is also an increased risk that defendants may encounter financial difficulties or become insolvent, which could impact the timing and amount of realizations on our claim advances. If defendants in the legal claims related to our claim advances do become insolvent, the impact of their insolvency on pending claims is difficult to predict as it is not only case specific but dependent on the insolvency process in the relevant jurisdiction. Our expected realizations may be delayed and could be reduced during the restructuring or liquidation process.

Broader economic and financial market conditions can affect the legal finance industry, even though legal claim outcomes themselves are not directly tied to economic cycles. For example, in a weak economy or during periods of financial stress, claimants and law firms might be more inclined to seek funding (due to tighter finances), which could increase demand for our products — but at the same time, those conditions could lead to more defendants lacking the resources to pay judgments or settlements, or to place greater pressure on plaintiffs to settle early for lower amounts. Those conditions could cause claimants and law firms to whom we provide capital to encounter financial difficulties or become insolvent in a period of constrained liquidity. In particular, we provide our consumer claim advances on a non-recourse basis and receive a return only upon the successful conclusion of a claim, and the law firms to whom we provide our commercial claim advances may be incapable of repaying our advance absent their receipt of contingent legal fee proceeds from resolution of the claim. If our counterparties encounter financial difficulties or become insolvent before the final resolution of their claims and are otherwise unable or unwilling to continue with their claims, we may decide to advance additional capital to them on terms that are less favorable to us. If we decide not to advance additional capital to such counterparties, it is possible that they will not be able to pursue their claims and we may therefore not earn any returns from such counterparties.

Our management team has limited experience managing a public company and regulatory compliance may divert their attention from the day-to-day management of our business.

As a public company, we will incur new obligations relating to our reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from our executives and could divert their attention away from the day-to-day management of our business, which in turn could adversely affect our financial condition or operating results.

With the exception of our current General Counsel, our executive management team has limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

There are potential conflicts of interest in our relationship with our investment manager, which could result in decisions that are not in the best interests of our unitholders or Pubco’s stockholders following the Business Combination.

Mr. Benett, who is the chairman of our Board of Managers, and Mr. Wathen, who is a member of our Board of Managers and also our President and Chief Executive Officer, are executive officers of Melodeon LBS GP, LLC (the “General Partner”). The General Partner is the initial general partner of the investment funds which have a controlling interest in the Company. Melodeon Capital Partners, LP (the “Investment Manager”) is our investment manager and, in such capacity, provides asset management advisory and oversight services to us, subject to oversight by our Board of Managers, and receives management fees from us in accordance with the terms of an investment management agreement. The management fees are payable monthly and calculated as one percent of the net capital contributions of the investment funds’ net adjusted capital contributions, subject to certain adjustments (as defined in the investment funds’ agreements). Such management fees were $2.845 million and $2.511 million for the years ended September 30, 2025 and 2024, respectively, which are included in general and administrative expense on our consolidated statements of operations. While investment decisions are made by the Company pursuant to established governance, risk management, and approval processes, the existence of incentive compensation may create an incentive for the Melodeon-appointed board members to seek to cause us to make more speculative investments and to manage our investments in a manner as to seek to maximize the yield on such investments relative to investments of higher creditworthiness. If such actions were to influence decision-making, they may lead to an increase in defaults or volatility and a possible decline in the aggregate market value of our investments. Moreover, the Melodeon-appointed board members may take into account the capital needs of the Investment Manager, the General Partner and their respective affiliates when determining the amount and timing of distributions by the Company. In addition, a third party owns a minority interest in the General Partner and the Investment Manager. The existence of this minority economic interest may diminish the alignment of the General Partner’s and/or the Investment Manager’s interests with our interests and those of our unitholders, although such third party is not involved in the day-to-day management of the General Partner, the Investment Manager, or the Company, does not participate in investment decisions and does not have the ability to direct or control the Company’s business activities.

In addition, Melodeon’s role as investment manager for the funds that comprise Cartiga’s existing equity holders, which funds are primarily for the benefit of ASRS, may create additional conflicts or perceived conflicts. The Melodeon-managed funds have their own investment objectives, terms, duration, liquidity needs, reporting obligations and other considerations, which may differ from those of Pubco and Pubco’s other stockholders. These considerations could influence decisions or recommendations regarding Pubco’s business strategy, financing transactions, capital allocation, related-party arrangements, asset management strategy, potential acquisitions or dispositions, timing of liquidity events, sales or distributions of Pubco securities and other matters. In particular, if one or more Melodeon-managed funds approaches the end of its term, is not extended or is required or elects to wind up or liquidate, Melodeon, ASRS or the applicable fund may have interests that differ from, or conflict with, the interests of Pubco or its other stockholders. Any actual or perceived conflict involving Melodeon, ASRS, the Melodeon-managed funds or their respective representatives could result in reputational harm, stockholder disputes, litigation, regulatory scrutiny or other adverse consequences.

The limited duration, investment objectives and liquidity needs of the Melodeon-managed funds, and any change in Melodeon’s role as investment manager or in personnel affiliated with Melodeon, could adversely affect Pubco’s governance, business and stock price.

Following the Business Combination, Pubco’s ownership and governance structure will continue to depend significantly on Melodeon, ASRS and the Melodeon-managed funds. Melodeon is the investment manager for the funds that comprise Cartiga’s existing equity holders, which funds are primarily for the benefit of ASRS. Immediately prior to the Closing, Melodeon will be the sole member and economic owner of Cartiga, and ASRS beneficially owns approximately 85% of Melodeon’s outstanding interest in Cartiga. Following the Closing, Melodeon and ASRS will continue to appoint a majority of Pubco’s board of directors and will retain substantially the same level of voting control that they held in Cartiga prior to the Business Combination.

The Melodeon-managed funds have their own investment objectives, terms, duration, liquidity requirements, reporting obligations and other considerations, which may differ from the interests of Pubco or Pubco’s other stockholders. If one or more of the Melodeon-managed funds reaches the end of its stated term, is not extended, is required or elects to wind up or liquidate, experiences liquidity, rebalancing, allocation or similar pressures, or otherwise determines or is required to dispose of or distribute assets, Melodeon, ASRS or the applicable fund may seek to sell, distribute or otherwise dispose of shares of Pubco Common Stock or otherwise alter its investment in Pubco. Any such sale, distribution or other disposition could result in a significant number of shares becoming available for resale, depress the market price of Pubco Common Stock, increase volatility, reduce the public market’s confidence in Pubco or create the perception that additional sales may occur.

In addition, if Melodeon ceases to serve as investment manager of the applicable funds, if ASRS or the applicable funds replace Melodeon as investment manager, if the relationship among Melodeon, ASRS and the funds changes, or if there are disputes among Melodeon, ASRS, the funds or their respective representatives, Pubco could experience uncertainty or disruption in its governance, strategic planning, capital allocation, financing strategy and relationships with investors, counterparties, financing sources and other stakeholders. Any replacement investment manager or other successor representative may have different investment objectives, liquidity needs, governance preferences, views regarding Pubco’s business strategy or views regarding the timing or manner of disposing of Pubco securities.

Pubco may also depend on individuals affiliated with Melodeon for management, board service, strategic oversight, institutional knowledge, industry relationships and relationships with ASRS and other financing or investment counterparties. If Pubco were required to replace any executive officer, director or other key person affiliated with Melodeon, including as a result of a change in Melodeon’s role, a change in the relationship among Melodeon, ASRS and the funds, a resignation, removal, dispute, regulatory issue or other event, Pubco may not be able to identify and retain suitable replacements on a timely basis or on acceptable terms. Any such transition could distract management and the board, disrupt Pubco’s business or strategic initiatives, impair important relationships, negatively affect investor perception or otherwise adversely affect Pubco.

The occurrence of any of the foregoing could materially and adversely affect Pubco’s business, financial condition, results of operations, governance, access to capital, stock price and prospects.

Cartiga’s newly-established affiliated asset management fund may not achieve its intended benefits and may create conflicts of interest.

Cartiga has established an affiliated asset management strategy, including a newly-established fund managed by an affiliate investment adviser, to provide institutional investors exposure to litigation finance assets and to serve as an additional source of capital for Cartiga’s origination and asset monetization strategy. Because this fund is newly-established and has a limited operating history, there can be no assurance that it will attract or retain sufficient investor capital, generate expected returns, acquire assets on anticipated terms, or provide Cartiga with the anticipated capital, liquidity, financing or strategic benefits.

In addition, the fund structure may give rise to actual or perceived conflicts of interest. The fund may acquire litigation finance assets originated or held by Cartiga or its subsidiaries, and Cartiga, its affiliates, officers, directors, employees or related parties may have economic, management, governance or other interests in the fund, its general partner, investment adviser or related entities. These relationships could create conflicts in determining which assets are retained by Cartiga, sold to the fund or allocated to other financing vehicles; the timing and pricing of any asset transfers; the valuation of assets transferred or retained; the allocation of expenses, fees and investment opportunities; and the prioritization of Cartiga’s interests relative to the interests of fund investors or other affiliated parties.

Although Cartiga expects that any such arrangements will be subject to applicable governance, approval and conflict-review procedures, these procedures may not eliminate all conflicts or prevent claims that transactions with the fund were not negotiated on an arm’s-length basis or were otherwise unfavorable to Cartiga or its stockholders. If conflicts of interest are not appropriately managed, or if investors, regulators, counterparties or other third parties perceive that Cartiga has favored the fund, affiliated entities, or fund investors over Cartiga or its stockholders, Cartiga could experience reputational harm, litigation, regulatory scrutiny, reduced access to capital, or other adverse effects. Any failure of the fund to perform as expected, or any disputes relating to asset allocations, valuations, fees, related-party transactions or governance, could adversely affect Cartiga’s business, financial condition, results of operations and prospects.

Risks Related to Cartiga’s Industry

We face substantial competition for opportunities with respect to claim advances, which could delay commitment and/or deployment of our capital, reduce returns and result in losses. The market for consumer claim advances in particular is increasingly competitive and remains fragmented, which poses challenges to our market share and margins.

We primarily invest in single-event tort claims through our consumer claim advance and commercial claim advance products. Competition for attractive opportunities with respect to these claim advances may affect our ability to invest on terms that we consider attractive. Our competitors may have advantages over us that could include access to financial resources, technical capabilities, relationships, lower cost of capital, access to financing sources unavailable to us, smaller and more flexible businesses or alternative financial arrangements that are more effective or less susceptible to challenges than ours. In addition, some of our competitors may have higher investment- and compliance-risk tolerances, lower return expectations or different risk assessments than we have. Any of these factors could allow our competitors to consider a wider variety of legal finance assets, establish more relationships, offer better pricing and/or provide more flexible transaction structures. We may lose investment opportunities if we do not match our competitors’ pricing, terms, structure and/or quality of service. If we are forced to match our competitors’ pricing, terms, structure and/or quality of service to commit and/or deploy our capital, we may not be able to achieve acceptable returns on our claim advances or may bear substantial risk of capital loss.

The consumer claim advance industry is increasingly competitive and remains fragmented, which poses challenges to our market share and margins. We face competition from not only other consumer legal funding firms, but also smaller investors that invest in legal claim proceeds. Some of our competitors may have greater financial resources or a lower cost of capital, and many of our competitors have higher risk tolerances, allowing them to aggressively pursue claim advances or offer more attractive terms to claimants and law firms. Increased competition could drive down the returns on consumer claim advances industry-wide, as funders compete on pricing (for example, accepting a smaller portion of case proceeds) or on terms. It may also become more difficult for us to find compelling investment opportunities if other funders are quicker to identify and fund the most meritorious cases. If we cannot effectively differentiate our platform, maintain strong relationships to source deals, and continue to demonstrate value to clients, we could lose out to competitors. The entrance of new players and potential consolidation in the industry could erode our competitive advantages, leading to fewer investment opportunities and lower profitability for us. Since our primary driver for our consumer claim advance product is our relationships with the personal injury law firms who refer their clients to us, our inability to establish and maintain such relationships could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Furthermore, participants in the consumer claim advance industry must contend with the risk of adverse selection — the possibility that the cases most readily available for funding are those with higher risk or lower quality, as claimants with very strong cases may find contingency-fee lawyers or other funding options without giving up a portion of their recovery. Adverse selection, if unmitigated, could also indicate that our origination channels are yielding suboptimal opportunities. Any pattern of underperformance due to these factors could harm our reputation with investors and make it harder for us to raise capital or win opportunities to fund desirable consumer claim advances.

Developments in AI technologies could disrupt the markets in which we operate and subject us to increased competition, legal and regulatory risks and compliance costs.

Developments in AI technologies are rapidly evolving in the legal finance industry. The current and potential future applications, cybersecurity and privacy and data protection and the legal and regulatory frameworks within which they operate are uncertain. While the use of AI technologies in the legal finance industry remains in its early stages, the full extent of current or future risks related to AI technologies cannot be predicted. AI technologies could significantly disrupt the markets in which we operate and subject us to increased competition, legal and regulatory risks, reputational harm and compliance costs, which could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

We intend to explore and potentially take advantage of benefits, insights and efficiencies offered by the use of AI technologies, which present possible risks that cannot be fully mitigated. Data in models that AI technologies utilize may contain a degree of inaccuracy and error, which could result in flawed algorithms. Any reliance on work product of such AI technologies could adversely impact us and our operations. There is also risk that AI technologies may be misused or misappropriated by our employees and/or third parties engaged by us. For example, a user may input confidential information, including material nonpublic information or personally identifiable information, into AI technology applications, resulting in such information becoming part of a dataset that is accessible by third-party AI technology applications and users, including our competitors. Such actions could subject us to legal and regulatory investigations and/or actions. Furthermore, we may not be able to control how third-party AI technologies that we choose to use are developed or maintained or how data we input is used or disclosed, even where we have sought contractual protections with respect to these matters. The misuse or misappropriation of our data could have an adverse impact on our reputation and could subject us to legal and regulatory investigations and/or actions. Regulations related to AI technologies may also impose on us certain obligations and costs related to monitoring and compliance.

Negative publicity or public perception of the legal finance industry or us could adversely affect our reputation, business, financial condition, results of operations and/or liquidity.

Negative publicity about the legal finance industry in general or us specifically, even if inaccurate, could adversely affect our reputation and the confidence in our business model. For example, there is regular negative political and media activity in the United States with respect to both the consumer legal funding industry and the commercial litigation funding industry.

Insurance companies, industry groups and policymakers have criticized consumer legal funding as charging unreasonable rates and fees on consumers (despite being generally less expensive than payday loans, credit cards, unsecured consumer installment loans and debit card overdraft services) and potentially encouraging frivolous lawsuits. Furthermore, complaints and legal actions against consumer legal funding companies, regardless of the merits of such claims, can lead, and have led, to further negative publicity about the consumer legal funding industry. On January 27, 2026, our subsidiary Cartiga Consumer Funding, LLC was named as a defendant in a civil RICO (Racketeer Influenced and Corrupt Organizations Act) lawsuit filed in the United States District Court for the Eastern District of New York alleging involvement in a scheme with law firms, medical providers and other individuals to defraud insurers through a claimant’s alleged staged injuries and unnecessary and expensive medical treatment. While the Company believes it has meritorious defenses to these allegations, this and other legal proceedings of this type could adversely affect our reputation and could result in the incurrence of significant legal defense fees and other costs associated with litigation. Furthermore, if we are perceived as being adverse to the best interests of consumers or promoting unmeritorious litigation or interfering with the administration of justice, we could face negative publicity and backlash from the legal community or the public at large.

Insurance companies, industry groups and policymakers have also criticized commercial litigation funding as encouraging frivolous lawsuits against large corporations and causing such corporations to unnecessarily incur substantial defense costs and settlement payouts. Although we do not participate in commercial litigation funding but rather provide working capital financing to law firms to allow such law firms to meet payroll and other overhead expenses, negative publicity about that industry could adversely affect the public perception of the commercial litigation finance industry or lead to overly broad regulation of commercial litigation finance in general. See “The laws, regulations and rules relating to legal finance are constantly evolving and may be uncertain, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, our ability to do business in certain jurisdictions or our cost of doing business. Any failure of ours to comply with applicable laws, rules, regulations or the terms of agreements with regulators could have a material adverse effect on our business, financial position, results of operations or cash flows” for additional information with respect to the risks relating to regulation.

Failure to protect our reputation and brand in the face of negative publicity and ethical, legal or moral challenges could lead to a loss of trust and confidence. Negative publicity could jeopardize our relationships with existing clients and law firms, our ability to establish new relationships or our attractiveness to claimants and law firms generally. Any of the foregoing could impact our ability to advance capital on our commitments, pursue our legal rights or collect amounts due to us and may materially and adversely affect our business, financial condition, results of operations and/or liquidity. There are various factors that may cause claimants and law firms to be more reluctant to pursue external financing, such as stories in online, print and broadcast media about us or the legal finance industry, including real or perceived abusive practices or regulatory investigations or enforcement actions in the legal finance industry. Online articles, blogs and social media posts may lead to the increasingly rapid dissemination of a story and increase our exposure to negative publicity. Alternatively, our employees may knowingly or inadvertently damage our reputation or our brand by using digital or social media platforms in ways that may not be aligned with our strategy. Negative publicity relating to legal or regulatory violations by any of the third parties we engage, or negative publicity relating to the kind of matters we pursue, could also result in reputational damage. Adverse publicity or negative commentary from any media outlets could damage our reputation, require us to expend substantial resources to remedy the damage or reduce the demand for our products and services, any of which could adversely affect our business, financial condition, results of operations and/or liquidity.

Risks Related to Cartiga’s Liquidity and Capital Resources

Changes in market conditions may negatively impact our ability to obtain attractive external capital or to refinance our outstanding indebtedness and may increase the cost of such financing or refinancing if it is obtained.

Our business is capital-intensive and requires substantial ongoing funding to originate new claim advances and support existing ones. Our ability to continue growing and operating effectively depends on access to sufficient capital on acceptable terms. We rely on a combination of our external financing sources (such as credit facilities and securitization issuances) as well as our own equity to fund our claim advances. If we are unable to secure additional funding when needed, or if our cost of capital increases significantly

(for instance, because of rising interest rates or investor risk aversion), we may have to curtail our growth plans, scale back our claim advance originations, or fail to meet our funding commitments. In addition, to the extent that conditions in the credit markets impair our ability to refinance or extend maturities on our outstanding indebtedness, including but not limited to $31.2 million of senior secured notes due in April 2027, either on favorable terms or at all, our performance may be negatively impacted and may result in our inability to repay debt at maturity or pay interest when due. Any of the above factors, individually or in the aggregate, could materially and adversely affect our liquidity, competitive position, and ability to execute our business strategy.

Despite our level of indebtedness, we may be able to incur substantial additional indebtedness, which could further exacerbate the risks associated with our existing indebtedness.

Despite our level of indebtedness, we may be able to incur substantial additional indebtedness in the future. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If additional indebtedness is added to our existing levels of indebtedness, the related risks that we now face would increase, and we may not be able to meet all the obligations under our existing indebtedness.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to meet our obligations under our indebtedness, which may not be successful.

We have significant debt service obligations. Our ability to make principal or interest payments when due on our indebtedness and to fund our ongoing operations depends on our future performance and our ability to generate cash, which is subject to general economic, financial, competitive, legislative, legal, regulatory and other factors, many of which are beyond our control. In addition, our cash flows largely depend on the outcome of legal claims to which our advances are tied. Such outcomes and the timing thereof are inherently uncertain, and it is difficult to accurately forecast our cash flows for any future period. While the interest payment dates on our debt obligations are fixed, the cash inflows from our claim advances fluctuate materially. In the case of our consumer claim advances, we receive no cash flow until the claimant’s receipt of settlement or judgment proceeds and for the vast majority of our current commercial claim advances, we receive no cash flow until the earlier of the law firm’s receipt of contingent legal fee proceeds and a stated maturity date. In addition, the agreements governing our indebtedness contain various covenants, including the requirements to maintain certain leverage ratios, certain minimum net worth thresholds, certain minimum net income requirements and certain minimum collection rates on our advances. If we are unable to comply with these covenants, payment on our indebtedness may become due early. If we do not have sufficient cash at the required time, we may have difficulty meeting our payment obligations under our existing indebtedness.

We have $31.2 million of senior secured notes due in April 2027 and $33.8 million of senior secured notes due in June 2031. At the maturity of the obligations under this indebtedness and any other indebtedness that we may incur in the future, if we do not have sufficient cash flows from operations and other capital resources to pay our debt obligations or to fund our other liquidity needs, or if we are otherwise restricted from doing so due to corporate, tax or contractual limitations, we may be required to refinance our indebtedness. If we are unable to refinance all or a portion of our indebtedness or obtain such refinancing on terms acceptable to us, we may be forced to reduce or delay our business obligations, activities or capital expenditures, sell assets, raise additional debt or equity financing in amounts that could be substantial or restructure or refinance all or a portion of our indebtedness, on or before maturity. There can be no assurance that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all, or that those actions would secure sufficient capital to meet our obligations under our indebtedness.

In particular, our ability to restructure or refinance our indebtedness will depend in part on our financial condition at the time of restructuring or refinancing as well as on many factors outside our control, including then prevailing conditions in the credit and capital markets. Any refinancing of our indebtedness could be at higher interest rates than our existing indebtedness and may require us to comply with more onerous covenants. The terms of our existing or future indebtedness may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest or principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

Our asset-backed debt arrangements, a significant portion of which are short-term agreements, are an important source of our liquidity. If any of our asset-backed debt arrangements are terminated, not renewed or otherwise become unavailable to us, we may be unable to find replacement financing on economically viable terms, if at all. If such arrangements are terminated, not renewed, and cannot be replaced, it would adversely affect our ability to fund our operations.

Our asset-backed debt arrangements, which currently consist of a warehouse facility for consumer claim advances, a warehouse facility for commercial claim advances and a securitization of consumer claim advances, are an important source of liquidity for our origination activities. Our claim advance warehouse facilities and our consumer claim advance securitization support the origination of our claim advances, which provide creditors with a collateralized interest in specific claim advances that meet the eligibility requirements under the terms of the arrangement. Our borrowing capacity under these arrangements also depends on the continued eligibility of the receivables collateralizing such facilities, including compliance with aging limitations, concentration limits, advance rates and other borrowing base requirements. If collections on our claim advances are delayed, receivables supporting our warehouse facility may age out of eligibility or otherwise cease to qualify for inclusion in the borrowing base, which could reduce available borrowing capacity, require us to repay amounts outstanding or post additional eligible collateral, adversely affect our liquidity position and impair our ability to fund new originations.

Our consumer claim advance securitization, Cartiga Asset Finance Trust 2025-1 (“CAFT”), is a special purpose bankruptcy remote trust formed for purposes of issuing non-recourse asset-backed notes secured by consumer claim advances. Our ability to maintain liquidity through issuing asset-backed notes secured by claim advances is dependent on many factors, including but not limited to: (i) market demand for asset-backed securities, specifically asset-backed securities collateralized by consumer claim advances; (ii) performance of the consumer claim advances sold to CAFT; (iii) our ability to service in accordance with applicable guidelines and the quality of our servicing, both of which will impact noteholders’ willingness to commit to financing for an additional term; and (iv) our ability to negotiate terms acceptable to us.

The lenders under our commercial warehouse facility have committed to fund eligible pledged commercial claim advances through August 20, 2027. The lenders under our consumer warehouse facility and CAFT have committed to fund eligible pledged consumer claim advances through October 3, 2027 and February 28, 2027, respectively. If any of our asset-backed debt arrangements are terminated or are not renewed, we may be unable to find replacement financing on commercially favorable terms, if at all, which could adversely impact our operations and prevent us from executing our business plan, originating new claim advances or fulfilling commitments made in the ordinary course of business. These factors could reduce revenues attributable to our business activities or require us to sell assets at below market prices, either of which would have a material adverse effect on our overall business and consolidated financial position, results of operations and cash flows. Further, our access to, and our ability to renew, our existing asset-backed debt arrangements are subject to prevailing market conditions, and could suffer in the event of: (i) the deterioration in the performance of the claim advances underlying the facilities; (ii) our failure to maintain sufficient levels of eligible assets or credit enhancements or comply with other terms of the facilities; (iii) our inability to access the secondary market for claim advances; (iv) regulatory developments and other developments impacting our industry generally; and (v) any termination of our role as servicer of the underlying assets.

Our asset-backed debt arrangements require us to comply with specific financial covenants and other affirmative and restrictive covenants, termination events, conditions precedent to borrowing, and other restrictions, including, but not limited to, those relating to material adverse changes, our consolidated net worth, net income, and leverage. An uncured default of one or more of these covenants could result in a cross-default between and amongst our asset-backed debt arrangements. Consequently, an uncured default that is not waived by our lenders and that results in an acceleration of amounts payable to our lenders or the termination of asset-backed debt arrangements would materially and adversely impact our liquidity, could force us to sell assets at below market prices to repay our indebtedness, and could force us to seek relief under the U.S. Bankruptcy Code.

At the maturity of the obligations under our outstanding asset-backed debt arrangements and any other asset-backed indebtedness that we may incur in the future, if we do not have sufficient cash flows from the pledged claim advances or from operations and other capital resources to pay those debt obligations, we may be required to refinance such indebtedness. If we are unable to refinance all or a portion of such indebtedness or obtain such refinancing on terms acceptable to us, we may be forced to reduce or delay our business obligations, activities or capital expenditures, sell assets, raise additional debt or equity financing in amounts that could be substantial or restructure or refinance all or a portion of our indebtedness, on or before maturity. There can be no assurance that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all, or that those actions would secure sufficient capital to meet our obligations under our indebtedness.

If interest rates change significantly, we may be subject to higher interest costs with respect to our funding sources, which may cause us to suffer material losses.

Our margins could be reduced by an increase in interest rates. Both our consumer claim advances and commercial claim advances accrue fees at a fixed rate. When we originate claim advances, we base our pricing in part on the spread we expect to achieve between the return on each advance and the effective interest rate we expect to pay when we finance the advance. Most of our advances are financed with variable-rate funding from our borrowings, thus increases in interest rates while an advance is outstanding could narrow or eliminate the spread, or result in a negative spread. A negative spread is an interest cost greater than the return on the advance. If interest rates increase faster than we are able to adjust the pricing under our new claim advances, or if our pricing is capped by applicable law, our net interest margin would be reduced. Furthermore, increases in interest rates and associated financing costs place additional pressure on our liquidity position as our financing agreements require us to pay current period interest, while our claim advances do not pay until the underlying litigation claim is resolved.

Risks Related to Cartiga’s Technology

Cybersecurity risks could result in the loss of data, interruptions in our business or damage to our reputation and subject us to regulatory actions, increased costs and financial losses, any of which could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Our business model and our reputation as a service provider to claimants and law firms are dependent upon our ability to safeguard the confidential personal information of our customers. Although we have put in place a comprehensive information security program that we monitor and update as needed, security breaches could occur through intentional or unintentional acts by individuals having authorized or unauthorized access to confidential information of our customers which could potentially compromise confidential information processed and stored in or transmitted through our technology infrastructure. A failure in or breach of the security of our information systems, or a cyber-attack against us, could result in significant damage to our reputation, could negatively impact our ability to attract or retain clients and could result in increased costs attributable to related litigation or regulatory actions, claims for indemnification, higher insurance premiums and remediation activities, the result of any of which could have a material and adverse effect on our business, reputation, financial position, results of operations or cash flows.

In addition, the cybersecurity regulatory environment is evolving, and it is possible that the costs to us and the resources required for complying with new or developing regulatory requirements will increase. It is possible that laws and regulations may be enacted in the future and failure to comply with these obligations can give rise to monetary fines and other penalties, which could have a material and adverse effect on our business, reputation, financial position, results of operations or cash flows.

Our operations are dependent on the proper functioning of information systems.

We rely heavily on information technology systems and proprietary information to conduct our analytics-driven approach to claim advances and to service and manage our portfolio of claim advances. Information systems are susceptible to malfunctions and interruptions (including those due to equipment damage, power outages, computer viruses and a range of other hardware, software and network problems). Our information technology processes and information systems or those of our third parties may not operate as expected, may not fulfil their intended purpose or may be damaged or interrupted by increases in usage, human error, unauthorized access, natural or man-made hazards or disasters or similarly disruptive events. A significant malfunction or interruption of one or more of our information systems, or those of our third parties — due to technical breakdowns, software bugs, human error, or cyber incidents — could adversely affect our operations, impede our ability to evaluate new claim advances, or result in loss of sensitive data. Any such malfunction or disruptions could also cause economic losses and damage to our reputation which could harm our business. Any of these developments, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and/or liquidity.

Risks Related to Regulation of Cartiga

The laws, regulations and rules relating to legal finance are constantly evolving and may be uncertain, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, our ability to do business in certain jurisdictions or our cost of doing business. Any failure of ours to comply with applicable laws, rules, regulations or the terms of agreements with regulators could have a material adverse effect on our business, financial position, results of operations or cash flows.

Our business is subject to ever-increasing regulation by state government authorities and may be subject to various judicial and administrative decisions imposing requirements and restrictions on how we conduct our business. These laws, regulations and judicial and administrative decisions include those pertaining to: compliance with state disclosure and licensing requirements; the establishment of maximum fees, rates, and other charges; secured transactions; collection, foreclosure, repossession and claims-handling procedures; other trade practices; and privacy regulations providing for the use and safeguarding of non-public personal financial information of borrowers. In addition, the laws, regulations and rules pertaining to the acquisition of, or taking of a financial position or interest in, legal claim proceeds continue to evolve and can be complex and uncertain in certain jurisdictions. Our claim advances could be open to challenge, reduced in value or extinguished following changes in laws, rules or regulations.

Our consumer claim advance product in particular is subject to a constantly changing and uncertain regulatory landscape across various jurisdictions. Certain state legislatures and regulators have determined that the consumer legal funding product is a loan subject to all licensing, disclosure, usury and other consumer loan laws and regulations in that state. There is the possibility that other state legislatures or regulators could determine our consumer claim advances to be loans, upon which our ability to originate future consumer claim advances in that state could be threatened and our existing consumer claim advances in that state could be open to challenge, reduced in value or extinguished. Further, state legislatures and regulators have pursued, and continue to pursue, a broad array of initiatives intended to promote minimum disclosure requirements, contractual transparency and consumer protection in the consumer legal funding industry. We expect the continued state legislative and regulatory focus on consumer legal funding practices will result in elevated legal, compliance and servicing-related costs, heightened risk for potential regulatory fines, penalties, and actions required for injunctive relief. There are currently numerous additional legislative proposals pending around the country, and other new initiatives are likely to be pursued in the future. The implementation of new legal and/or regulatory requirements or limitations could further increase our compliance costs and risks associated with non-compliance, and any such developments may result in limitations or restrictions on our ability to pursue business strategies in certain jurisdictions or otherwise adversely affect the manner in which we conduct our business in certain jurisdictions. Furthermore, regulatory examinations require a significant amount of time and resources to manage, and we expect the time and resources dedicated to these activities to continually increase as more and more states adopt laws and regulations applicable to consumer legal funding. The magnitude and complexity of our responses required to meet these demands requires the time and attention of our management, which poses a risk to achieving our business goals and priorities. Furthermore, we are exposed to operational risk and events of non-compliance resulting from inadequate or failed internal processes or systems, human factors, or external events. While we maintain and update our systems and procedures to comply with applicable laws and regulations and devote resources towards managing, assessing and reacting to developments, there can be no assurances that these measures will be effective or that changes will be implemented by the required deadlines.

Our commercial claim advance product is also subject to a constantly evolving regulatory landscape across various jurisdictions and is subject to licensing, disclosure, usury and other regulations in various states. Changes in legal and/or regulatory requirements or limitations could further increase our compliance costs and risks associated with non-compliance, and any such developments, including but not limited to stricter usury standards, may result in limitations or restrictions on our ability to pursue business strategies in certain jurisdictions or otherwise adversely affect the manner in which we conduct our business in certain jurisdictions.

A failure to comply with applicable laws, rules and regulations, or the passage of new, unexpected laws, rules or regulations could result in: (i) loss of our approvals to engage in our origination and servicing businesses and/or other limitations on our ability to originate or service claim advances; (ii) damage to our reputation; (iii) government investigations, enforcement actions and litigation; (iv) an inability to execute on our business strategy or other limitations on the activities we are permitted to engage in; (v) required payments of fines, penalties, settlements or judgments; and/or (vi) the inability to fund our business, or otherwise operate our business. Any of these outcomes could have a material adverse effect on our business, financial position, results of operations or cash flows. Furthermore, changes to or adoption of laws, regulations or rules, including changes in interpretation or implementation of laws, regulations or rules, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, delay new business opportunities, limit the quantity, economics and size of our business opportunities, limit the types of products and services we may offer, decrease returns on our claim advances and allow certain clients to void our contracts with them. Any of these developments may have a materially adverse effect on our business, financial condition, results of operations and/or liquidity.

If any federal laws, rules or regulations are in the future adopted that govern our consumer claim advance or commercial claim advance product, such laws rules or regulations could have negative consequences for the value or enforcement of our contractual agreements with our counterparties, our ability to do business, on a nationwide basis.

A Senate draft version of what ultimately became H.R. 1 of the 119th Congress (informally known as the Big Beautiful Bill) signed into law in July 2025 included provisions that would have served to amend the Internal Revenue Code to impose a significant tax on any realized gains, net income or other profit which is derived from any contract “which creates a direct or collateralized interest” in litigation outcomes (the “Litigation Funding Tax Provisions”). The Senate Parliamentarian determined the Litigation Funding Tax Provisions did not comply with strict Senate rules that govern what can be included in legislation and still pass by a simple majority, and thus the Litigation Funding Tax Provisions were subsequently removed from the Big Beautiful Bill. Furthermore, there was ambiguity around the legislative intent of the Litigation Funding Tax Provisions, and in particular whether they would have applied to revenues derived from our consumer claim advances. Nonetheless, if the United States Congress was to in the future revisit and ultimately pass legislation similar to the Litigation Funding Tax Provisions or other legislation governing our consumer claim advance or commercial claim advance products, such legislation may have a material adverse effect on our business, financial position, results of operations or cash flows.

Developments such as legislative tort reform, statutory caps on damages, changes in regulations affecting certain industries, or new court rulings can materially alter the legal landscape in which our funded cases are being litigated. Our portfolio is highly concentrated in certain states, and legislative, regulatory or judicial developments in those states in particular could have a material adverse effect on our business, financial position, results of operations or cash flows.

Even regulatory and legal requirements not specifically governing our consumer claim advance or commercial claim advance products can impact our business and operations are subject to change and may become more restrictive, which may make compliance with applicable requirements more difficult, expensive or otherwise restrict our ability to conduct our business and operations as they are now conducted. Changes in such regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business, financial condition, results of operations and/or liquidity.

Laws and professional ethics rules governing the assignment of legal claim proceeds and contingent legal fee proceeds are still evolving and can be complex and uncertain. Our claim advances could be open to challenge, reduced in value or extinguished following changes in laws, rules or regulations. Certain states prohibit or restrict certain funding arrangements under doctrines of champerty, maintenance, or attorney ethics rules. State and federal legislative and regulatory bodies have enacted, or regularly consider, new requirements that affect our industry. For example, in certain jurisdictions we rely on relevant case law that provides that the contracts underlying our claim advances are valid. Such case law may be overruled, or statutory and other laws could be amended or enacted, to include additional prohibitions or restrictions, which may adversely affect our business.

The ability to participate financially in a lawyer’s fees is also limited in certain jurisdictions (including by ethical rules prohibiting a lawyer from sharing fees with non-lawyers). Such prohibitions and restrictions are governed by the laws, regulations and rules of each relevant jurisdiction and vary in degrees of strength and enforcement in different jurisdictions. This is a complex issue that involves both substantive law and choice of law principles. However, in many jurisdictions, the relevant issues may not have been considered by the courts or addressed by statute, and thus obtaining legal advice or clarity is difficult. If we or the lawyers handling the claims underlying our commercial claim advances were to be found to have violated prohibitions or restrictions in connection with these matters, there could be a materially adverse effect on the value of the affected claim advances, our ability to enforce the relevant contractual agreements with the law firm obligors and our collections from such matters.

In addition, politicians, advocacy groups and media reports continually advocate action to restrict various aspects of legal finance. Some jurisdictions have enacted or are considering enacting laws, regulations or rules requiring the disclosure of funding agreements or other non-prohibitory regulation. Such laws, regulations or rules or other future laws, regulations or rules may deter parties from engaging us, result in a reduction in the overall number of potential claim advances and/or adversely affect the value of claim advances already in existence in such jurisdictions.

Developments such as shifts in judicial attitudes, legislative tort reform, statutory caps on damages, changes in regulations affecting certain industries, health care reimbursement eligibility or new court rulings can materially alter the legal landscape in which the claims underlying our claim advances proceed, and the value and success rate of the claims underlying our claim advances can be heavily influenced by such developments. For example, a court could issue a precedent that makes it more difficult for plaintiffs to establish liability in a type of claim we commonly fund, thereby reducing our likelihood of success or the potential recovery. Likewise, changes in court procedural rules (such as rules affecting discovery, fee arrangements, or admissibility of expert testimony) could impact claim outcomes. Any broad legal changes or trend of court decisions unfavorable to plaintiffs in the types of claims we fund would decrease our chances of achieving returns on those investments. In June 2026, the State of New York passed into law certain tort reform measures relating to motor vehicle accidents that limit the claimant’s ability to obtain non-economic damages, including by: limiting the severity of injuries that give rise to non-economic damages; capping non-economic damages if the claimant was engaged in certain “bad acts” at the time of the accident; and barring non-economic damages when the claimant is found 51% or more at fault in the accident. The measures, individually and collectively, could severely limit the damages sought by claimants in personal injury claims, and as a result limit the demand for our consumer claim advance product in the State of New York.

If certain categories of claims become less viable or less remunerative due to legal changes, we might be forced to shift our strategy or find new claim types and/or geographies to invest in, and there is no guarantee we would succeed in doing so promptly. Overall, significant adverse changes in law or judicial climate could materially reduce the attractiveness and profitability of claim advance opportunities available to us.

Champerty, maintenance, ethical and other professional regulations and judicial determinations could call into question the enforceability of our funding agreements in certain jurisdictions or limit our ability to do business in certain jurisdictions.

There is a risk that our funding agreements could be challenged in court or otherwise found unenforceable due to legal doctrines or public policy concerns. Opposing parties in litigation, or regulatory authorities, may argue that our funding arrangements violate laws or ethical rules — for example, claiming they violate anti-champerty statutes, usury laws (if our returns are characterized as interest), or rules against fee-splitting with non-lawyers. Specifically, the ability to participate financially in attorneys’ fees is limited in certain jurisdictions, including by ethical rules prohibiting a lawyer from sharing fees with non-lawyers. Such prohibitions and restrictions are governed by the laws, regulations and rules of each relevant jurisdiction and vary in degrees of strength and enforcement in different states. This is a complex issue that involves both substantive law and choice of law principles. However, in many jurisdictions, the relevant issues may not have been considered by the courts or addressed by statute, and thus obtaining legal advice or clarity is difficult. If we, our counterparties or the lawyers handling the matters underlying our legal finance assets were to be found to have violated prohibitions or restrictions in connection with these matters, there could be a materially adverse effect on the value of the affected claim advances, our ability to enforce the relevant contractual agreements with our counterparties and our recoveries from such matters. If a court were to conclude that a particular funding agreement is void or against public policy, we could lose our right to recover the amounts we advanced under that agreement and any associated profit. An adverse judicial ruling or government action that undermines the enforceability of our contracts — even if isolated to one jurisdiction or type of case — could create precedent or momentum for broader challenges to our business. Such outcomes could significantly impair our ability to operate, deter clients from seeking funding, and have a material adverse effect on our financial results.

We are subject to the risk of being deemed an investment company after the Business Combination.

Our activities in acquiring interests in legal claim proceeds and contingent legal fee proceeds could potentially subject us to regulation under the Investment Company Act. If we were deemed to be an “investment company” under the Investment Company Act (for example, if a substantial portion of our assets were viewed as investment securities and not exempted as claim proceeds receivables or if our business model were characterized as an investment fund), we would become subject to extensive and onerous requirements and restrictions that are incompatible with our operations and could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business. These requirements could include restrictions on our capital structure and portfolio composition, limitations on leverage, mandatory registration and reporting, and other regulatory obligations that would dramatically increase our compliance costs. We believe we fall within exemptions or exclusions from the Investment Company Act; however, the analysis can be complex and fact-dependent, and there is a risk that changes in our business or changes in law/regulatory interpretation could cause us to inadvertently become subject to the Investment Company Act. More specifically, we believe that, even if our claim advances were to be determined to constitute investment securities for purposes of the Investment Company Act, we should be exempt from registration as an investment company under Section 3(c)(5) of the Investment Company Act. We and our operating subsidiaries are not in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates.

We are required to maintain the privacy and security of personal information and comply with applicable data privacy and protection laws and regulations.

We collect, store and process personal information about individuals, including claimants and attorneys seeking funding, employees, contractors and third-party service providers. This information is increasingly subject to a range of data privacy and protection laws and regulations, which could include HIPAA/HITECH and state data privacy statutes such as the California Consumer Privacy Act and the California Privacy Rights Act. Additional data privacy and protection laws and regulations may come into effect in the United States on a state-by-state basis that could potentially impact our business. While we have invested and continue to invest resources to comply with data privacy and protection laws and regulations, many of these laws and regulations are new, complex and subject to interpretation. To maintain compliance with these laws and regulations, we may incur increased costs to continually evaluate and modify our policies and processes and to adapt to new legal and regulatory requirements. A failure to comply with data privacy and protection laws and regulations could result in negative publicity, damage to our reputation, regulatory investigations, penalties or significant legal liability. Furthermore, our business and operations could also be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business.

Risks Related to Ownership of Pubco Securities

The ability of Public Shareholders to exercise Redemption Rights with respect to a large number of Public Shares may adversely affect the liquidity and trading of Pubco Securities following Closing.

At the time of entering into the Business Combination Agreement, ALCY did not know how many Public Shareholders may exercise their Redemption Rights.

The exercise of Redemption Rights with respect to a large number of Public Shares may result in insufficient cash available to fund Cartiga’s business and may make ALCY and Cartiga unable to take such actions as may be desirable in order to optimize the capital structure of Pubco upon consummation of the Business Combination.

The price of Pubco Class A Common Stock may be volatile.

If a public trading market does develop for the Pubco Class A Common Stock, its market price is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;
●	limited “public float” with a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the Pubco Class A Common Stock;
●	additions or departures of key personnel;
●	loss of a strategic relationship;
●	variations in operating results from the expectations of securities analysts or investors;
●	announcements of new products or services by us or our competitors;
●	reductions in the market share of our products;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	investor perception of our industry or prospects;

●	insider selling or buying;
●	investors entering into short sale contracts;
●	regulatory developments affecting our industry;
●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	sales of the Pubco Class A Common Stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	revisions in securities analysts’ estimates or reductions in security analysts’ coverage; and
●	economic and other external factors.

Many of these factors are beyond our control and may decrease the market price of the Pubco Class A Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for the Pubco Class A Common Stock will be at any time, including as to whether the Pubco Class A Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of the Pubco Class A Common Stock for sale at any time will have on the prevailing market price.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Pubco Class A Common Stock.

Cartiga’s executive officers, directors and members will continue to exercise significant control over the company after the Business Combination, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Following the Business Combination (assuming all Public Shareholders exercise their Redemption Rights), Melodeon Arizona LBS Fund LP will beneficially own approximately 79.5% of the combined voting power for the election of directors to the Pubco Board, and Melodeon and ASRS will continue to have the right to appoint a majority of the members of the Pubco Board. As a result, this stockholder will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

This stockholder may have interests, with respect to its Pubco Common Stock, which are different from those of the public investors and the concentration of voting power among this stockholder may have an adverse effect on the price of the Pubco Class A Common Stock.

The interests of Melodeon, ASRS and the Melodeon-managed funds may be influenced by factors unrelated to Pubco’s performance, including the investment objectives, duration, liquidity needs, wind-up or liquidation of the Melodeon-managed funds, any change in Melodeon’s role as investment manager and ASRS’s own investment, allocation, liquidity or governance considerations. As a result, Melodeon, ASRS or the Melodeon-managed funds may exercise their voting, board designation or other governance rights in a manner that differs from the interests of Pubco’s other stockholders.

In addition, this concentration of ownership might adversely affect the market price of the Pubco Class A Common Stock by: (1) delaying, deferring or preventing a change of control; (2) impeding a merger, consolidation, takeover or other business combination involving us; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The requirements of being a public company may strain Pubco’s resources and distract management and we will incur substantial costs as a result of being a public company.

Following the consummation of the Business Combination, Cartiga will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Securities Act. These rules, regulations and requirements are extensive. We will incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Pubco Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this proxy statement/prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

If Pubco fails to maintain effective internal control over financial reporting, the price of Pubco Common Stock may be adversely affected.

Pubco will be required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect Pubco’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in Pubco’s internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in Pubco’s internal control over financial reporting, or disclosure of management’s assessment of Pubco’s internal control over financial reporting, may have an adverse impact on the price of Pubco Class A Common Stock.

Sales of a substantial amount of Pubco Class A Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Pubco Class A Common Stock to decline.

Sales of a substantial number of shares of Pubco Class A Common Stock in the public market, particularly sales by our executive officers, directors and principal stockholders, or the perception that these sales might occur, could cause the market price of Pubco Class A Common Stock to decline.

The timing and amount of any sales, distributions or other dispositions by Melodeon, ASRS or the Melodeon-managed funds may be influenced by factors unrelated to Pubco’s performance, including the term, wind-up, liquidation, liquidity needs, investment objectives, rebalancing requirements or other obligations of the Melodeon-managed funds, the requirements or preferences of ASRS or any change in the role of Melodeon as investment manager. As a result, Pubco’s stock price could be adversely affected by actions taken by Melodeon, ASRS or the Melodeon-managed funds for reasons that may be unrelated to Pubco’s business, financial condition or results of operations.

When the applicable lock-up periods expire, our security holders subject to the lock-up provisions will be able to sell shares of Pubco Class A Common Stock in the public market. In addition, the Pubco Board may, in its discretion, permit our security holders to sell shares prior to the expiration of the restrictive provisions contained in the Proposed Bylaws. Sales of a substantial number of such shares upon expiration of the lock-up provisions, the perception that such sales may occur or early release of these provisions could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, we may file a registration statement to register shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable vesting requirements and expiration of the lock-up provisions referred to above, the shares issued upon exercise of outstanding stock options would be available for immediate resale in the open market.

A decline in the price of Pubco Class A Common Stock could affect the company’s ability to raise working capital and adversely impact the company’s ability to continue operations.

A prolonged decline in the price of Pubco Class A Common Stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise capital. A decline in the price of Pubco Class A Common Stock could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. If Pubco Class A Common Stock’s price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Pubco does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the company’s capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on Pubco Class A Common Stock and do not intend to pay cash dividends on Pubco Class A Common Stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of the Pubco Board and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Pubco Board decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

If the price of Pubco Class A Common Stock fluctuates after the Business Combination, you could lose a significant part of your investment.

The market price of Pubco Class A Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this proxy statement/prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, the occurrence of natural disasters, pandemics, geopolitical tensions (particularly those relating to the People’s Republic of China), military conflicts, recessions, inflation, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The public stockholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Cartiga Equity Incentive Plan. Having a minority share position may reduce the influence that ALCY’s current stockholders have on the management of Pubco.

It is anticipated that, following the Business Combination, an aggregate of 56,729,419 shares of Pubco Common Stock will be outstanding, assuming maximum redemptions of the 188,556 remaining Public Shares, comprised of: (i) 2,729,419 shares of Pubco Class A Common Stock held by the Sponsor and Cantor or issued in settlement of transaction fees and related party payables, constituting approximately 100% of the outstanding Pubco Class A Common Stock and 4.8% of the outstanding Pubco Common Stock; and (ii) 54,000,000 shares of Pubco Class B Common Stock issued to Company Equity Interest Holders in the Merger, constituting approximately 100% of the outstanding Pubco Class B Common Stock and 95.2% of the outstanding Pubco Common Stock. These percentages assume that no ALCY Warrants will be exercised and there are no other issuances of equity securities of Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the Cartiga Equity Incentive Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by ALCY’s existing shareholders in the combined company will be different.

In addition, Cartiga employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under equity incentive plans. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Pubco Class A Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of ALCY securities and may adversely affect prevailing market prices for our Public Shares or Public Warrants.

Pubco Warrants will become exercisable for Pubco Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more Public Shares are redeemed.

Upon the Business Combination, outstanding Pubco Warrants to purchase an aggregate of up to 5,750,000 shares of Pubco Class A Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. However, there is no guarantee that the Pubco Warrants will ever be “in the money” prior to their expiration, and, as such, the Pubco Warrants may expire worthless. See “— Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

To the extent the Pubco Warrants are exercised, additional shares of Pubco Class A Common Stock will be issued, which will result in dilution to the holders of Pubco Class A Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Pubco Warrants will increase if a large number of ALCY shareholders elect to redeem their shares in connection with the Business Combination. Holders of the Public Warrants do not have a right to redeem such warrants. Accordingly, the redemption of Public Shares without any accompanying redemption of Public Warrants will increase the dilutive effect of the exercise of Public Warrants. Assuming the maximum redemption of all Public Shares, and assuming each redeeming shareholder holds one-half of one warrant for each Public Share redeemed, representing the number of warrants initially included in the ALCY Units, up to 5,750,000 Public Warrants would be retained by redeeming stockholders (assuming all such holders elected not to exercise their warrants) with an aggregate market value of approximately $[          ], based on the market price of $[          ] per Public Warrant as of [          ]. We cannot predict the ultimate value of the Public Warrants following consummation of the Business Combination. Sales of substantial numbers of shares issued upon the exercise of Pubco Warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Pubco Class A Common Stock.

There can be no assurance that the shares of Pubco Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that Pubco will be able to comply with the continued listing rules of Nasdaq.

ALCY Units, Public Shares and Public Warrants are currently listed on OTC after Nasdaq delisted ALCY’s securities from trading on its exchange, which could limit investors’ ability to make transactions in ALCY’s securities and subject us to additional trading restrictions.

We have applied for listing of the Pubco Class A Common Stock and Pubco Warrants on Nasdaq. However, there can be no assurance that the shares of Pubco Class A Common Stock or Pubco Warrants that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing. Even if Pubco’s securities are so listed at Closing, Pubco may be unable to maintain the listing of its securities in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the shares of Pubco Class A Common Stock or Public Warrants from trading on its exchange for failure to meet its listing rules, Pubco and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that the Pubco Class A Common Stock is a “penny stock” which will require brokers trading in shares of Pubco Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Pubco Class A Common Stock and Public Warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Pubco’s securities were no longer listed on Nasdaq, such securities would not qualify as covered securities and Pubco would be subject to regulation in each state in which it offers its securities.

We do not have a specified maximum redemption threshold in the Current Charter. The absence of such a redemption threshold may make it impossible for us to consummate the Business Combination, in connection with which a substantial majority of our public shareholders may redeem their Public Shares. That, and our delisting from Nasdaq, may subject ALCY to the “penny stock” rules.

The Current Charter does not provide a specified maximum redemption threshold, and we were delisted from Nasdaq, which could subject us to the SEC’s “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.

Being subject to the SEC’s “penny stock” rules may cause ALCY to be less attractive as a merger partner because ALCY is no longer listed on a national securities exchange, which could adversely affect its ability to complete a Business Combination. The loss of exchange listing could also adversely affect the market for the Company’s securities, including demand for and overall liquidity of ALCY’s securities, and could negatively impact security holders because ALCY’s securities would no longer be considered “covered securities.”

Although we expect to meet Nasdaq’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell our Public Shares, which we believe results in decreased liquidity for our Public Shares as well as increased transaction costs for sales and purchases of our Public Shares as compared to other securities.

Following the Business Combination, Pubco will become a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Pubco will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. It is our intention to initially comply with Nasdaq’s general corporate governance requirements after the Closing, with the exception of (i) our independent directors, who will not make up a majority of our board of directors, and (ii) our nominating and corporate governance committee, which will not be comprised entirely of independent directors. It is our intention to initially comply with the requirement that we have a compensation committee that is composed entirely of independent directors. However, Pubco may rely on the corporate governance exemptions only so long as we qualify as a controlled company. To the extent we rely on any of these exemption, holders of Pubco Class A Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and we cannot predict the impact this may have on the price of the Pubco Class A Common Stock. In addition, because Pubco’s controlled company status will result from the ownership and governance rights of Melodeon, ASRS and the Melodeon-managed funds, changes in the investment objectives, duration, liquidity needs, wind-up or liquidation of the Melodeon-managed funds, or any change in Melodeon’s role as investment manager, could affect Pubco’s governance, board composition, strategic direction and investor perception.

There may not be an active trading market for Pubco’s Class A Common Stock, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell Pubco’s Class A Common Stock.

Prior to the consummation of the Business Combination, there has not been a public trading market for Pubco’s Class A Common Stock. It is possible that after this Business Combination an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your Pubco’s Class A Common Stock at an attractive price or at all.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco’s securities adversely, the price and trading volume of Pubco’s securities could decline.

The trading market for Pubco’s securities will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Cartiga. If no securities or industry analysts commence coverage of Pubco, Pubco’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Pubco change their recommendation regarding Pubco’s Class A Common Stock adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s Class A Common Stock would likely decline. If any analyst who may cover Pubco were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

The future exercise of registration rights may adversely affect the market price of the Pubco Class A Common Stock.

Pursuant to the A&R Registration Rights Agreement, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Class A Common Stock and other equity securities of Pubco that are held by the Holders from time to time. Pursuant to the A&R Registration Rights Agreement, the Holders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Pubco Class A Common Stock held by such parties following the consummation of the Merger. We estimate that an aggregate of 3,470,500 shares of Pubco Class A Common Stock and the Class A shares of Common stock underlying the 5,750,000 Pubco Warrants or 5,750,000 shares of Pubco Class A Common Stock will be subject to registration rights immediately following Closing.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of a significant number of securities for trading in the public market may have an adverse effect on the market price of the Pubco Class A Common Stock post-Closing.

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The exercise price for the outstanding ALCY Warrants is $11.50 per share. There can be no assurance that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration and as such, the Public Warrants may expire worthless.

The ALCY Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ALCY. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that increases the exercise price or shortens the exercise period of the Public Warrants.

Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Pubco Class A Common Stock purchasable upon exercise of a warrant.

Pubco may redeem your unexpired Pubco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Pubco Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Pubco Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing 150 days following the closing of a business combination and ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the thirty (30)-day redemption period, except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our Redemption Right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your warrants, if you do not otherwise exercise your warrants, as permitted under the Warrant Agreement, before the redemption date. As of the date of this proxy statement/prospectus, ALCY Class A Ordinary Shares have never traded above $18 per share, therefore neither current nor recent share prices meet or exceed the threshold that would allow Pubco to redeem Public Warrants.

In the event that Pubco determines to redeem the Public Warrants when the closing price of the shares of Pubco Class A Common Stock equals or exceeds $18.00 per share, pursuant to Section 6.2 of the Warrant Agreement, respectively, Pubco will fix a date for the

Redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Public Warrant holders will only be able to exercise their Public Warrants on a “cashless basis” under certain circumstances, and if they do so, they will receive fewer shares of Pubco Class A Common Stock from such exercise than if such warrants were exercised for cash.

The Public Warrants generally may not be exercised on a “cashless basis,” except as described below.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Pubco Class A Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the Pubco Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for Redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of shares of Pubco Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the shares of Pubco Class A Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of Pubco Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, a holder of Public Warrants would receive fewer shares of Pubco Class A Common Stock from such exercise than if such warrants were exercised for cash.

The Pubco Warrants may have an adverse effect on the market price of the Pubco Class A Common Stock.

Upon the Business Combination, the ALCY Warrants will be assumed and converted into Pubco Warrants and will entitle the holders to purchase shares of Pubco Class A Common Stock. Such Pubco Warrants, when exercised, will increase the number of issued and outstanding shares of Pubco Class A Common Stock and reduce the value of the Pubco Class A Common Stock.

Pubco will be a holding company and its only material asset after completion of the Business Combination will be its interest in OpCo, and it will therefore be dependent upon distributions made by OpCo to pay taxes, make payments under the Tax Receivable Agreement and pay other expenses.

Upon completion of the Business Combination, Pubco will be a holding company with no material assets other than its ownership of OpCo Units and its managing member interest in OpCo. As a result, Pubco will have no independent means of generating revenue or cash flow. Pubco’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (in the event that any dividends are declared) and other expenses will depend on the financial results and cash flows of OpCo and the distributions it receives from OpCo. Deterioration in the financial condition, earnings or cash flow of OpCo for any reason could limit or impair OpCo’s ability to pay such distributions. Additionally, to the extent that Pubco needs funds and OpCo is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or OpCo is otherwise unable to provide such funds, it could materially adversely affect Pubco’s liquidity and financial condition.

OpCo will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of OpCo will be allocated to the members of OpCo, including Pubco. Accordingly, Pubco will be required to pay income taxes on its allocable share of any net taxable income of OpCo. Under the terms of the OpCo LLCA, OpCo is obligated to make tax distributions to the members of OpCo (including Pubco) calculated at certain assumed tax rates. In addition to tax expenses, Pubco will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. See the section titled “The Business Combination Proposal —  Additional Agreements to be Executed at Closing — Tax Receivable Agreement.” Pubco intends to cause OpCo to make distributions to the members of OpCo in amounts sufficient to cover all applicable taxes (calculated at assumed tax rates) and payments under the Tax Receivable Agreement. However, OpCo’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which OpCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering OpCo insolvent. If Pubco’s cash resources are insufficient to meet its obligations under the Tax Receivable Agreement and to fund its obligations, Pubco may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject Pubco to various restrictions imposed by any such lenders. To the extent that Pubco is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.

Pubco will be required to pay the Cartiga Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits Pubco may receive and the amounts payable may be substantial.

In connection with the Business Combination, concurrently with the Closing, Pubco will enter into a Tax Receivable Agreement with certain Cartiga Members. OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which TRA Exchanges occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The TRA generally provides for the payment by Pubco to the TRA Holders of 85% of the cash tax benefits, if any, that Pubco realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions, as a result of (i) tax basis adjustments resulting from TRA Exchanges in connection with or following the Business Combination, (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. We expect that the payments Pubco will be required to make under the TRA could be substantial. Estimating the amount and timing of Pubco’s realization of tax benefits subject to the TRA is by its nature imprecise. See the section titled “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Tax Receivable Agreement.”

In certain cases, payments under the TRA may be accelerated and/or significantly exceed the actual benefits Pubco realizes in respect of the tax attributes subject to the TRA.

Payments under the TRA will be based on the tax reporting positions Pubco determines, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse Pubco for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess. In addition, the TRA provides that if (1) Pubco breaches any of its material obligations under the TRA (including in the event that Pubco is more than three months late making a payment that is due under the TRA, subject to certain exceptions), (2) Pubco is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, Pubco elects an early termination of the TRA, Pubco’s obligations under the TRA (with respect to all OpCo Units, whether or not such OpCo Units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA.

The TRA also provides that, upon certain changes of control or other significant transactions, in the discretion of each TRA Holder, Pubco’s obligations under the TRA may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that Pubco or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon any acceleration of Pubco’s obligations under the TRA (including upon a change of control), Pubco could be required to make payments under the TRA that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the TRA may also result in situations where the TRA Holders have interests that differ from or are in addition to those of the holders of Pubco Class A Common Stock.

To the extent Pubco receives tax distributions in excess of its actual tax liabilities and retains such excess cash, holders of OpCo Units may benefit from such accumulated cash balances if they exercise their exchange rights.

Under the terms of the OpCo LLCA, OpCo is obligated to make tax distributions to the members of OpCo (including Pubco) calculated at certain assumed tax rates. Because tax distributions will be made pro rata based on ownership and due to, among other items, differences between the tax rates applicable to Pubco and the assumed individual income tax rate used in the calculation and requirements under the applicable tax rules that OpCo’s net taxable income be allocated disproportionately to its unitholders in certain circumstances, tax distributions may significantly exceed the actual tax liability for certain OpCo Unitholders, including Pubco. If Pubco retains the excess cash it receives, the Cartiga Members could benefit from any value attributable to such accumulated cash balances as a result of their rights under the Exchange Agreement.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Pubco and OpCo might be subject to potentially significant tax inefficiencies, and Pubco would not be able to recover payments previously made by it under the TRA even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

OpCo intends to operate such that it does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are listed for trading on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and OpCo intends to operate such that it will qualify for one or more of such safe harbors, although there can be no assurance in this regard.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Pubco and for OpCo, for example, if Pubco is not able to file a consolidated U.S. federal income tax return with OpCo. In addition, Pubco may not be able to realize tax benefits covered under the TRA, and Pubco would not be able to recover any payments previously made by it under the TRA, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

Increases in applicable tax rates, changes in applicable tax laws or disagreements with tax authorities can adversely affect Pubco’s business, financial condition or results of operations.

Pubco will have no material assets other than its interest in OpCo, which holds, directly or indirectly, all of the operating assets of OpCo’s business. OpCo generally will not be subject to U.S. federal income tax. Pubco is a U.S. corporation that will be subject to U.S. corporate income tax, including its share of income of OpCo. Pubco and OpCo will also be subject to various U.S. federal, state and local taxes.

New U.S. laws and policy relating to taxes may have an adverse effect on Pubco and OpCo’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Pubco and OpCo. Increases in income tax rates or other changes in income tax laws in any particular jurisdiction in which OpCo operates or is otherwise subject to tax can reduce Pubco’s after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing tax laws have been and could in the future be subject to significant change.

Pubco and OpCo will be subject to reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which OpCo operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from OpCo’s historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

The Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits and result in increased costs to warrant holders to bring a lawsuit. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board.

Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

We are a “smaller reporting company” and an “emerging growth company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Furthermore, as an emerging growth company, we intend to take advantage of exemptions from certain reporting requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. Investors may not find our common stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of ALCY’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Pubco may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, Pubco share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Pubco may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Pubco’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject Pubco to significant liabilities.

Risks Related to the Business Combination and ALCY

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ALCY prior to the consummation of the Business Combination.

ALCY has identified a material weakness in its internal control over financial reporting, and its disclosure controls and procedures were not effective as of June 30, 2026. If ALCY fails to remediate this material weakness, or identifies additional material weaknesses, it may be unable to accurately and timely report its financial condition or results of operations.

ALCY identified a material weakness in its internal control over financial reporting relating to the design and operation of controls over the identification, estimation, accrual and review of vendor expenses and other accrued liabilities, including unbilled amounts at period end for significant vendors. Specifically, ALCY did not maintain sufficiently effective controls to ensure that accrued expenses were complete and recorded in the proper reporting period. This control deficiency resulted in an underaccrual of vendor fees during the year ended December 31, 2025 and the six months ended June 30, 2026. As a result of this material weakness, ALCY’s management concluded that its disclosure controls and procedures were not effective as of June 30, 2026.

Management has begun implementing measures designed to remediate the material weakness, including enhancing period-end closing procedures related to accrued expenses, formalizing inquiries of significant vendors regarding unbilled amounts at each reporting period, improving management review controls over the completeness and accuracy of accrued liabilities, and enhancing the documentation supporting accrual estimates. The material weakness will not be considered remediated until the enhanced controls have operated for a sufficient period of time and management has concluded, through testing, that they are operating effectively.

ALCY cannot assure that these remediation measures will be sufficient or that the material weakness will be remediated on a timely basis. If ALCY fails to remediate the material weakness, or identifies additional material weaknesses, its financial statements may contain material misstatements, it may be unable to satisfy its reporting obligations on a timely basis, it may incur additional costs, and investor confidence in ALCY or Pubco and the market value of their securities may be adversely affected.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how ALCY’s Public Shareholders vote.

The Sponsor and each director and officer of ALCY have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, including the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

We may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest.

Our Public Shareholders are protected from a material adverse event of Cartiga arising between the date of the Business Combination Agreement and the Closing primarily by the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account that are available for distribution to Public Shareholders, calculated as of two business days prior to the scheduled vote on the Business Combination Proposal. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

ALCY’s ability to complete an initial business combination with Cartiga may be impacted if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

Cartiga is a Delaware limited liability company and is not likely to be considered a “foreign person” under the regulations administered by CFIUS. As such, we believe an initial business combination with Cartiga would not be subject to CFIUS jurisdiction, the scope of which includes controlling investments (within the meaning of “control” under the CFIUS regulations) as well as certain non-passive, non-controlling investments in sensitive U.S. businesses meeting certain criteria. The parties have determined that Cartiga is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. The parties may determine to submit a voluntary filing to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or recommend that the U.S. president block the initial business combination or order ALCY to divest all or a portion of Cartiga following the Closing. Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and ALCY has limited time to complete its initial business combination. If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, because the review process extends beyond such timeframe or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, ALCY may be required to liquidate. If ALCY liquidates, its Public Shareholders may only receive their pro rata share of amounts held in the Trust Account that are available for distribution to Public Shareholders, and the ALCY Warrants will expire worthless. This will also cause shareholders to lose the investment opportunity in Cartiga and the chance of realizing future gains on their investment through any price appreciation in the combined company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect ALCY’s business, including ALCY’s ability to negotiate and complete ALCY’s initial Business Combination and results of operations.

ALCY is subject to laws and regulations enacted by national, regional and local governments. In particular, ALCY is required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on ALCY’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on ALCY’s business, including ALCY’s ability to negotiate and complete ALCY’s initial Business Combination and results of operations.

On January 24, 2024, the SEC adopted new rules and regulations for SPACs, which became effective on July 1, 2024 (the “2024 SPAC Rules”) requiring, among other matters, (i) additional disclosures relating to SPAC Business Combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and Business Combination transactions; (iii) additional disclosures regarding projections included in SEC filings in connection with proposed Business Combination transactions; and (iv) the requirement that both the SPAC and its target company be co-registrants for Business Combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and related guidance may (i) increase the costs of and the time needed to negotiate and complete an initial Business Combination and (ii) negatively affect ALCY’s ability to complete an initial Business Combination.

Risks Related to ALCY Being Deemed an Investment Company

If we were deemed to be an investment company for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate ALCY.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company (“SPAC”) and we may in the future be subject to a claim that we have been operating as an unregistered investment company. If we are deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our shares and warrants following such a transaction, and our warrants would expire worthless.

The longer that the funds in the trust account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate.

Since the Sponsor and ALCY’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Cartiga is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the ALCY Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and ALCY’s directors and officers have interests in such proposal that are different from, or in addition to, those of ALCY shareholders and warrant holders generally.

Such interests include the following:

●	The Sponsor paid (i) $50,000 or approximately $0.0174 per share for its 2,875,000 Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[*], based on the $[*] closing price of the ALCY Class A Ordinary Shares on OTC on [*], 2026. We estimate that, at the Closing, the Sponsor will hold up to an aggregate of 3,413,000 shares of Pubco Class A Common Stock, not including any shares issued upon conversion of the Working Capital Loans, which if unrestricted and freely tradeable, would be valued at approximately $[*], based on the $[*] closing price of the ALCY Class A Ordinary Shares on OTC on [●], 2026. However, given that such shares of Pubco Class A Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ALCY believes such shares have less value. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.
●	If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ALCY Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, ALCY would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of the Founder Shares if ALCY fails to complete a business combination within the required period.

●	As a result of the low purchase price paid for the Founder Shares, even if the trading price of the Pubco Class A Common Stock were as low as $5 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Pubco Class A Common Stock and Pubco Warrants issued or the Public Shares held by the Sponsor) would be approximately equal to the investment in ALCY by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the Pubco Class A Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and ALCY liquidates without completing another initial business combination before the end of the completion window, the Sponsor would lose its entire investment in us.
●	Upon liquidation, the Sponsor will lose its entire investment in the Founder Shares and Private Placement Shares, which totals $6,005,000 in the aggregate (595,500 Private Placement Shares purchased by the Initial Shareholders for a total purchase price of $5,955,000 at the time of the IPO plus the initial investment of $50,000 for the Founder Shares). The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation.
●	Steven M. Wasserman is expected to be a director of Pubco after the Closing. As such, in the future, Mr. Wasserman may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Pubco Board determines to pay to its non-employee directors.
●	ALCY’s existing directors and officers will be eligible for continued indemnification and continued coverage under ALCY’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ALCY if and to the extent any claims by a third party (other than ALCY’s independent registered public accounting firm) for services rendered or products sold to ALCY, or a prospective target business with which ALCY has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
●	The Sponsor and its affiliates have made an aggregate of $2,186,000 of advances to ALCY as of the date of this proxy statement/prospectus, which will be repaid in cash at the closing of the Business Combination for advancing working capital and payment of the monthly extensions. Additionally, ALCY’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus the current value of the reimbursement of the out-of-pocket expenses owed to ALCY’s officers and directors and their affiliates is $0. However, if ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, such persons will not have any claim against the Trust Account for reimbursement. Accordingly, ALCY may not be able to reimburse these advances and expenses if the Business Combination or another business combination is not completed by such date.
●	Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Pubco Class A Common Stock and Pubco Warrants held by such parties following the consummation of the Proposed Transaction. We estimate that the Insiders will hold an aggregate of 3,470,500 shares of Pubco Class A Common Stock subject to registration rights.

See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “— Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as ALCY’s directors and officers may have influenced their motivation in identifying and selecting Cartiga as a business combination target, completing an initial business combination with Cartiga and influencing the operation of the business following the initial business combination. Because the Sponsor and ALCY’s directors and officers will lose their entire investment in ALCY if ALCY does not complete an initial business combination and will benefit from the completion of a business combination, they may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to ALCY shareholders rather than liquidate. In considering the recommendations of the ALCY Board to vote for the proposals, its shareholders should consider these interests.

The exercise of ALCY’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ALCY’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require ALCY to agree to amend the Business Combination Agreement, to consent to certain actions taken by Cartiga or to waive rights that ALCY is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Cartiga’s business or a request by Cartiga to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at ALCY’s discretion, acting through the ALCY Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ALCY does not believe there will be any changes or waivers that ALCY’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ALCY will circulate a new or amended proxy statement/prospectus and resolicit ALCY’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

ALCY and Cartiga will incur significant transaction and transition costs in connection with the Business Combination.

ALCY and Cartiga have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. ALCY and Cartiga may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Pubco following the closing of the Business Combination.

The Trust Account has approximately $2.369 million as of October 21, 2026, while transaction expenses remaining at the Closing are estimated at $10,222,640.70. As such, unless the parties obtain additional financing, if certain payees do not waive their right to receive payment, or otherwise agree to take another form of compensation other than cash, the parties will not have sufficient funds to pay all transaction expenses to be paid prior to or upon the Closing of the Business Combination. In such case, the parties may be unable to consummate the Business Combination.

Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Cartiga has identified all material issues or risks associated with Cartiga, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Cartiga’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Pubco. Additionally, we have no indemnification rights against the Company Equity Interest Holders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of ALCY who choose to remain Pubco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Cartiga and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

The historical financial results of Cartiga included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Pubco will achieve in the future. This is primarily the result of the following factors: (i) Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pubco’s capital structure will be different from that reflected in Cartiga’s historical financial statements. Pubco’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited condensed combined pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ALCY being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Cartiga on the Closing Date and the number of ALCY Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited condensed combined pro forma financial information may not be indicative of Pubco’s future operating or financial performance and Pubco’s actual financial condition and results of operations may vary materially from Pubco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Cartiga and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Pubco Class A Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Cartiga. We will depend on Cartiga for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Pubco Class A Common Stock. The financial condition and operating requirements of Cartiga may limit our ability to obtain cash from Cartiga. The earnings from, or other available assets of, Cartiga may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Pubco Class A Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per ALCY Unit in ALCY’s IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon Redemption of our Public Shares, if we have not completed our business combination within the required time period, or upon the exercise of a Redemption Right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our business combination and Redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

In recent months, the market for directors and officers liability insurance for SPACs has changed in ways adverse to us and our management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future. The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the post-business combination entity’s ability to attract and retain qualified officers and directors.

In addition, even after we complete the Business Combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect our directors and officers, Pubco may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the post-business combination entity, and could interfere with or frustrate our ability to consummate the Business Combination on terms favorable to our investors.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, ALCY files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, the ALCY Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon Redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Once we lose our “emerging growth company” and “smaller reporting company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of ALCY’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

We may be subject to the Excise Tax under Section 4501 of the Code in connection with Redemptions of Public Shares.

Section 4501 of the Code imposes a 1% U.S. federal excise tax on certain repurchases (including Redemptions) of stock by publicly traded U.S. corporations (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year.

Because we will be a Delaware corporation as a result of the Domestication and because our securities trade on Nasdaq, we expect to be a “covered corporation” for purposes of the Excise Tax. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any Redemptions of our Public Shares, including Redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. The applicability of the stock buyback tax to us could be further affected by the content of any regulations, clarifications or other future guidance from the U.S. Treasury Department that may be issued and applicable to the redemptions. Any Excise Tax that becomes payable as a result of any redemptions of our Public Shares in connection with our initial business combination or otherwise would be payable by us and not by the redeeming holder. To the extent such taxes are applicable, the amount of cash available to pay redemptions or to transfer to the target business in connection with our initial business combination may be reduced, which could result in the shareholders of the combined company (including any of our shareholders who do not exercise their redemption rights in connection with the initial business combination) to economically bear the impact of such Excise Tax. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

ALCY may be or may have been a PFIC during a U.S. Holder’s holding period.

If ALCY is a PFIC or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Domestication. There is no assurance that ALCY is not currently or has not been a PFIC during a U.S. Holder’s holding period. If (a) ALCY has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Public Shares has not made certain elections with respect to its Public Shares), and (b) Pubco is not a PFIC in the taxable year of the Domestication, such U.S. Holder would likely recognize gain (but not loss if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of Public Shares and Public Warrants as applicable, for Pubco Class A Common Stock or Pubco Warrants pursuant to the Domestication. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to ALCY’s potential PFIC status and certain tax implications thereof.

There are risks to ALCY shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of Pubco’s, Cartiga’s and ALCY’s respective finances and operations typically performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, ALCY shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of ALCY shareholders generally. Such interests may have influenced ALCY’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — Since the Sponsor and ALCY’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Cartiga is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.”

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If ALCY’s due diligence investigation of Cartiga was inadequate, then ALCY shareholders following the consummation of the Business Combination could lose some or all of their investment.

Even though ALCY and its legal advisors conducted a due diligence investigation of Cartiga, it cannot be sure that this due diligence uncovered all material issues that may be present in Cartiga and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Cartiga and its business and operations and outside of its control will not later arise.

During the pendency of the Business Combination, ALCY will not be able to enter into an agreement with another party because of restrictions in the Business Combination Agreement. If the Proposed Transaction is not completed, those restrictions may make it harder for ALCY to complete an alternate business combination before its liquidation date.

While the Business Combination Agreement is in effect, neither ALCY nor Cartiga may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to their respective shareholders than the Proposed Transaction. In addition, if the Business Combination is not completed, these provisions will make it more difficult for ALCY to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

There is no guarantee that a Public Shareholder’s decision to redeem its Public Shares will put the shareholder in a better future economic position.

ALCY can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ALCY’s share price and may result in a lower value realized now than a stockholder of ALCY might realize in the future had the stockholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Pubco Class A Common Stock after the consummation of the Business Combination and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Public Shareholders fail to properly demand redemption, they will not be entitled to have their Public Shares redeemed for a pro rata portion of the Trust Account.

ALCY’s Public Shareholders may demand that ALCY redeem their Public Shares for their respective pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable). Public Shareholders who seek to exercise this Redemption Right must (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested and (b) deliver their Public Shares (either physically or electronically through DTC) to ALCY’s transfer agent two business days prior to the scheduled date of the extraordinary general meeting. Any Public Shareholder who fails to properly deliver their Public Shares will not be entitled to have his or her shares redeemed. See the section of this proxy statement/prospectus entitled “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If you or a “group” of shareholders of which you are a part are deemed to hold 15% or more of the Public Shares, you will lose the ability to redeem your Public Shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the Public Shares, which we refer to as “Excess Shares.” In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ALCY will require each Public Shareholder seeking to exercise Redemption Rights to certify to ALCY whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to ALCY at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ALCY makes the above-referenced determination. Your inability to redeem any Excess Shares will reduce your influence over ALCY’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ALCY if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if ALCY consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your shares in open market transactions, potentially at a loss. Notwithstanding the foregoing, shareholders may challenge ALCY’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

ALCY may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ALCY’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect ALCY’s and Cartiga’s respective businesses, financial condition and results of operation.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of ALCY Class A Ordinary Shares and ALCY Warrants.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules and Section 367(b) of the Code, the Domestication should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder should not recognize gain or loss on the exchange of Public Shares or the Public Warrants for Pubco Class A Common Stock or Pubco Warrants, as applicable, pursuant to the Domestication. If the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of ALCY Securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its ALCY Securities for Pubco Securities pursuant to the Domestication under Section 367(b) of the Code.

Alternatively, if the Domestication does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its Public Shares or Public Warrants for the consideration under the Business Combination generally should recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Class A Common Stock and Pubco Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Public Warrants exchanged therefor.

In addition, U.S. Holders of Public Shares and Public Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC rules. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to ALCY’s potential PFIC status and certain tax implications thereof.

Further, because the Domestication will occur immediately prior to the redemption of Public Shares, U.S. Holders exercising Redemption Rights are expected to be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Upon consummation of the Business Combination, the rights of holders of Pubco Class A Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ALCY Class A Ordinary Shares arising under the Companies Act as well as our Current M&A.

Upon consummation of the Business Combination, the rights of holders of Pubco Class A Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our Current M&A and the Companies Act and, therefore, some rights of holders of Pubco Class A Common Stock could differ from the rights that holders of ALCY Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under the Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

In addition, there are differences between the new organizational documents of Pubco and the current constitutional documents of ALCY. For a more detailed description of the rights of holders of Pubco Class A Common Stock and how they may differ from the rights of holders of ALCY Class A Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of Pubco are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Pubco’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Pubco Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

●	the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the Pubco Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;
●	the ability of the Pubco Board to amend the Proposed Bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Pubco’s Proposed Charter provides that, to the fullest extent permitted by law, and unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or Pubco’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Pubco’s Proposed Bylaws or Pubco’s Proposed Charter (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Proposed Charter provides that claims arising under the Securities Act shall, subject to a majority of the Board acting on behalf of Pubco consenting in writing to the selection of an alternative forum, be brought in federal district courts of the United States of America to the fullest extent permitted by law. However, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

These provisions may have the effect of discouraging lawsuits against Pubco’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Pubco, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Cartiga by September 9, 2027 (unless otherwise extended), by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Current M&A, we would cease all operations except for the purpose of winding up and we would redeem our Class A Ordinary Shares and liquidate the Trust Account, in which case our Public Shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, ALCY will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of ALCY’s remaining shareholders and the ALCY Board, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our Public Shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Because ALCY is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because ALCY is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. ALCY is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon ALCY’s directors or officers, or enforce judgments obtained in the United States courts against ALCY’s directors or officers.

Until the Domestication is effected, ALCY’s corporate affairs are governed by the Current M&A, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to ALCY under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ALCY’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

ALCY has been advised by Harney Westwood & Riegels (UK) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against ALCY judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against ALCY predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Upon the Closing, the rights of holders of the Pubco Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of ALCY Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of Pubco Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of Pubco Common Stock could differ from the rights that holders of ALCY Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

For a more detailed description of the rights of holders of the Pubco Common Stock under the DGCL and how they may differ from the rights of holders of ALCY Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “The Domestication Merger Proposal —  Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem, subject to certain limitations; (2) the Redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Current M&A to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete a business combination by September 9, 2027 (unless otherwise extended), by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the Redemption of the Public Shares if we have not completed an initial business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares and/or Public Warrants, potentially at a loss.

If we have not completed our initial business combination, our Public Shareholders may be forced to wait until after September 9, 2027, before Redemption from the Trust Account.

If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, we will distribute the aggregate amount then on deposit in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any Redemption of Public Shareholders from the Trust Account will be affected automatically by function of the Current M&A prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our Redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Current M&A and only then in cases where investors have properly sought to redeem their Public Shares. Only upon our Redemption or any liquidation will Public Shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Current M&A prior thereto.

If the net proceeds of ALCY’s IPO not being held in the Trust Account are insufficient to allow us to operate through to September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension (or if such date is further extended at a duly called extraordinary general meeting, such later date) and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our Public Shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2026, ALCY had cash of $18,995 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2026, ALCY had a working capital deficit of $4,363,815.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until September 9, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to consummate the Business Combination with Cartiga, or, if the Business Combination Agreement is terminated, to pay fees to consultants to assist us with our search for another target business. In such event, we could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from our Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to ALCY in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive approximately $10.00 per share on our Redemption of the Public Shares and the Public Warrants will expire worthless.

ALCY’s independent registered public accounting firm’s report for the year ended December 31, 2025 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2026, ALCY had cash of $18,995 held outside the Trust Account and may not have sufficient liquidity to fund its working capital needs. Further, ALCY has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. ALCY cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

EXTRAORDINARY GENERAL MEETING OF ALCY

General

ALCY is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the ALCY Board for use at the extraordinary general meeting to be held virtually at [•], Eastern Time, on [•], and at any adjournment or postponement thereof. This proxy statement/prospectus provides ALCY shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [•], Eastern Time, on [•] and will be a virtual meeting conducted via live webcast at [•]. For the purposes of Cayman Islands law and the Current M&A, the physical location of the extraordinary general meeting will be at the offices of [•] at [•].

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, ALCY is asking holders of ALCY Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
●	the Domestication Merger Proposal. The Proposed Charter is attached to this proxy statement/prospectus as Annex B-1;
●	the Stock Issuance Proposal;
●	the Organizational Documents Proposal. The Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;
●	the Advisory Organizational Documents Proposals;
●	the Equity Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C; and
●	the Adjournment Proposal.

Each of Proposal Nos. 1, 2, 3, 4 and 6 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposals and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

Recommendation of the ALCY Board

The ALCY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of ALCY’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Equity Incentive Plan Proposal and, if presented, “FOR” the approval of the Adjournment Proposal.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

ALCY shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ALCY Ordinary Shares at the close of business on [•], which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each ALCY Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ALCY Warrants do not have voting rights. As of the close of business on the Record Date, there were 3,659,056 ALCY Ordinary Shares issued and outstanding, of which 188,556 were Public Shares held by persons other than the Insiders.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 95% of the issued and outstanding ALCY Ordinary Shares.

Quorum

A quorum of ALCY shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the issued and outstanding ALCY Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 1,829,529 ALCY Ordinary Shares would be required to achieve a quorum. Because the Sponsor has the right to vote 3,413,000 ALCY Ordinary Shares, no other holders of Ordinary Shares will need to be present at the extraordinary general meeting to establish a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ALCY but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. ALCY believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares.

The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law of holders of ALCY Ordinary Shares, voting as a separate class, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Domestication Merger Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Merger Proposal will have no effect, even if approved by the holders of the ALCY Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of votes cast by the holders of ALCY Ordinary Shares represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, no votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Voting Your Shares

Each ALCY Class A Ordinary Share and each ALCY Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of ALCY Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your ALCY Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ALCY’s board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Equity Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

●	If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way ALCY can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an ALCY shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Steve Wasserman, Chairman of ALCY, in writing before the extraordinary general meeting that you have revoked your proxy; or
●	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ALCY Ordinary Shares, you may call Advantage Proxy, our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565.

Redemption Rights

Pursuant to the Current M&A, a Public Shareholder may request that ALCY redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

●	(a) hold Public Shares or (b) hold Public Shares through ALCY Units and elect to separate your ALCY Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

●	submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that ALCY redeem all or a portion of your Public Shares for cash; and
●	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [•], Eastern Time, on [•] (up to two business days prior to the initially scheduled vote on the Business Combination Proposal) in order for their Public Shares to be redeemed.

Therefore, the election to exercise Redemption Rights occurs prior to the Domestication, but the Redemption might be with respect to the Pubco Class A Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Current M&A, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, Pubco will satisfy the exercise of Redemption Rights by redeeming the corresponding Pubco Class A Common Stock issued to the Public Shareholders that validly exercised their Redemption Rights.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. Holders of ALCY Units must elect to separate ALCY Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, ALCY will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[•] per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

An ALCY shareholder may withdraw a request for Redemption until the redemption deadline and, following this deadline, with ALCY’s consent up until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ALCY permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been tendered or delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without ALCY’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without ALCY’s prior consent.

The closing price of Public Shares on November 11, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $11.9368. As of the Record Date, funds in the Trust Account totaled $[•] and were held in an interest-bearing bank deposit account.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. ALCY cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights and Dissenters’ Rights

None of ALCY’s shareholders, ALCY’s warrant holders or unit holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or the DGCL. ALCY’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

ALCY is soliciting proxies on behalf of the ALCY Board. This solicitation is being made by mail but also may be made by telephone or in person. ALCY and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ALCY will file with the SEC all scripts and other electronic communications as proxy soliciting materials. ALCY will bear the cost of the solicitation.

ALCY has engaged Advantage Proxy to assist in the solicitation process and will pay Advantage Proxy a fee of $12,500, plus disbursements.

ALCY will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ALCY will reimburse them for their reasonable expenses.

ALCY Shareholders

As of the date of this proxy statement/prospectus, there are 3,659,056 ALCY Ordinary Shares issued and outstanding, which includes 3,413,000 Sponsor Shares held by the Sponsor. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 5,750,000 Public Warrants.

Neither the Sponsor, our executive officers, directors, director nominees nor their affiliates have indicated any intention to purchase ALCY Units, ALCY Ordinary Shares or ALCY Warrants from persons in the open market or in private transactions. In the event we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or any of their affiliates may (i) purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, (ii) enter into transactions with investors and others to provide them with incentives to not redeem any of their ALCY securities, including their ALCY Ordinary Shares and ALCY Warrants, or (iii) execute agreements to purchase such ALCY Ordinary Shares or ALCY Warrants from such investors or enter into non-redemption agreements in the future.

There is no limit on the number of securities such persons may purchase, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and the rules of Nasdaq. Additionally, at any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, directors, officers, advisors or any of their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of our initial business combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event our Sponsor, directors, officers, advisors or any of their affiliates determine to undertake any such transactions, such transactions could have the effect of influencing the vote necessary to approve such transaction.

Any purchases by the Sponsor, our executive officers, directors, director nominees or their affiliates will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata ALCY Units, ALCY Ordinary Shares or ALCY Warrants portion of the Trust Account. ALCY hereby represents that any shares purchased by the Sponsor or SPAC’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the shareholder Proposals. For avoidance of doubt, none of the Sponsor nor any of its affiliates will purchase ALCY securities at a price higher than the price offered through the ALCY redemption process and further, the Sponsor and its affiliates waive all redemption rights with respect to all ALCY securities. None of the funds held in the trust account will be used to purchase Public Shares or Public Warrants in such transactions. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor, directors, officers, director nominees, or any of their respective affiliates purchase Public Shares or Public Warrants in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination; however, pursuant to SEC guidance, if the Sponsor, directors, officers, director nominees, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of Common Stock may be reduced and the number of beneficial holders of securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of ALCY securities on a national securities exchange. To the extent any such purchases are made in situations in which the tender offer rules restrictions on purchases apply, ALCY will disclose in an 8-K prior to the shareholder meeting to approve the Business Combination the following: (i) the number of shares purchased outside of the redemption offer, along with the purchase price (s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the shareholder proposals will be approved; (iv) the identities of the equityholders who sold to the Sponsor, ALCY’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equityholders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which ALCY has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The Business Combination was the result of a thorough search by ALCY for a potential transaction utilizing the global network and investing and operating experience of its management team and board of directors. The terms of the Business Combination were the result of negotiations between ALCY’s independent directors, management team, and the Sponsor, in consultation with ALCY’s legal advisors and professional service providers, and representatives of Cartiga, in consultation with their financial and legal advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

ALCY is a blank check company incorporated in Cayman Islands on October 27, 2021, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team of seasoned and experienced professionals who have experience in equity investments, finance, business operations and management, to identify and combine with one or more businesses from private and public sources in their networks.

On May 9, 2023, the Company consummated the IPO of 11,500,000 ALCY Units, which included 1,500,000 ALCY Units issued pursuant to the full exercise by the underwriters of their over-allotment option. Each ALCY Unit consists of one ALCY Class A Ordinary Share and one-half of one redeemable warrant, each whole ALCY Warrant entitling the holder thereof to purchase one ALCY Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The ALCY Units were sold at an offering price of $10.00 per ALCY Unit, generating gross proceeds of $115,000,000, which was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee established for the benefit of the persons holding Public Shares. Simultaneous with the consummation of the IPO and the issuance and sale of the ALCY Units, the Company consummated the private placement of an aggregate of 595,500 Private Placement Shares at a price of $10.00 per Private Placement Share, generating total proceeds of $5,955,000. The Private Placement Shares, 538,000 of which were purchased by the Sponsor and 57,500 of which were purchased by Cantor, the Company’s underwriter, are substantially similar to the ALCY Class A Ordinary Shares included in the ALCY Units, except that they are (i) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination and (ii) entitled to certain registration rights.

As part of the Insider Letter entered into at the time of ALCY’s IPO, the Insiders agreed to waive their Redemption Rights with respect to all of the Founder Shares in connection with the completion of the Business Combination. The Insiders did not receive any separate consideration paid in connection with providing such waiver.

The prospectus for ALCY’s IPO states that ALCY intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

●	Strong Growth Potential. As a result of the space and data economy and related services’ strong growth over the past several decades, there are a large number of domestic and regional companies with principal business operations which are serving the ever-increasing emerging needs of the economy. In addition, we intend to target businesses that have historically demonstrated revenue growth and possess favorable future growth characteristics, combined with a durable business model that is resistant to macroeconomic volatility. We will seek target businesses for which we can provide strategic advice, access to sufficient capital and effective operational expertise, to grow the business.
●	Unique Market Position. We intend to seek target businesses with an industry or businesses that have leading competitive technology, unique brand equity and/or product competences. In particular, we intend to seek businesses that may be at a point of achieving high growth and require additional expertise or capital to help drive their further expansion.
●	Benefit from Capital Markets. We intend to seek to acquire a target with an experienced operating management team that may lack experience with the capital markets but that has the ambition to take advantage of the improved liquidity and additional capital that can come from a successful listing in the United States. The access to the capital markets could allow such a target business to accelerate its growth and build capital profile.
●	Middle-Market Businesses. We intend to seek target businesses with a total enterprise value of at least $500 million. We believe there are a considerable number of potential target businesses within this valuation range that can benefit from new capital for scalable operations to generate substantial revenue and earnings growth.

Prior to the consummation of the IPO, neither ALCY, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with ALCY.

Initial Search for a Target

Upon the consummation of the IPO, ALCY’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and their affiliates, representatives of ALCY contacted, and representatives of ALCY were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including several investment banks and advisors.

During this search process, ALCY developed a funnel that included approximately 35 potential business combination opportunities in tech, financial services and fintech across the North America, Europe, Israel and Asian regions.

Of the companies in the funnel, ALCY evaluated 20 potential target business and executed several non-disclosure agreements. The potential valuations discussed for these potential targets ranged from $150 million to over $3 billion.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of: (i) a difference in valuation expectations between ALCY, on the one hand, and the target, on the other hand; (ii) ALCY’s assessment of the target company’s ability to execute and scale its business; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to ALCY and the target; (v) material negative items surfacing during extensive due diligence efforts; or (vi) ALCY’s assessment of limited interest from institutional investors in the target or relevant industry. ALCY had either terminated discussions with each of these potential targets prior to meeting with Cartiga or prior to its decision to focus exclusively on the business combination with Cartiga.

In August 2023, ALCY began discussion with a target company in the asset management industry headquartered in Singapore, which we refer to as Company A. ALCY conducted in-depth management meetings and a site visit along with financial and industry due diligence on Company A. Company A’s capital plan required a significant amount of capital to fund expansion of its trading operations and to fund an acquisition strategy. These amounts of capital added both transactional risk as well as long term operational risk for the Company. Due to a difference of expectations on valuation, ALCY decided not to pursue the Company A opportunity.

During the course of this process, the management team of ALCY kept the members of the ALCY Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose.

In November 2023, ALCY began discussions with a target company in the fintech industry, which we refer to as Company B. ALCY conducted in-depth management meetings and site visits along with financial and industry due diligence on Company B.

ALCY and its consultant and advisors began to conduct due diligence on Company B. Company B’s capital plan required a significant amount of capital to expand operations globally. This amount of capital added both transactional risk as well as long term operational risk for this business. In addition, Company B required regulatory approval to go public in the United States from regulators outside of the United States, which was considered a high-risk factor. Business combination discussions ultimately failed due to disagreements on the suitability of becoming a public company via a reverse merger with a SPAC as well as misalignment on transaction terms.

During the course of this process, the management team of ALCY kept the members of the ALCY Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose. ALCY had advanced discussions and non-binding letters of intent (“LOI”) with four companies:

1.	Company A — A U.S. Electronic Trading Company

Introduced by Morgan Stanley to Steven Wasserman in October 2023. Discussions continued through December 2023. The parties did not reach agreement primarily due to the counterparty’s valuation expectations, which ALCY deemed unacceptable. In addition, the company maintained operations in China, which presented heightened regulatory and geopolitical risk.

2.	Company B — A Singapore Asset Management Company

Introduced through a personal relationship of Mattia Tomba. The firm primarily trades physical commodities. Discussions occurred from July 2023 through September 2023. The contemplated plan was to take the asset manager public via a de-SPAC transaction and raise capital concurrently to acquire storage, refining, and logistics assets to enhance value-chain control. The plan was discontinued after the firm incurred trading losses; ALCY’s management determined that proceeding with a public transaction during a loss-making year was not appropriate.

3.	Company C — A U.K. Artificial Intelligence Company

Sourced through Mr. Tomba’s network and introduced by a banker at Oppenheimer & Co. Discussions took place from October 2023 through December 2023. While the technology was advanced and the company had notable clients, it remained in an early-stage phase. ALCY’s management elected not to pursue the opportunity.

4.	Company D — A U.S. Specialty Finance Company

A personal relationship of Mr. Tomba. Discussions began in late May 2023 and continued into early 2024. Although the company is profitable with a strong track record, its valuation expectations exceeded levels acceptable to ALCY. Accordingly, ALCY did not proceed.

Introduction to Cartiga and Final Decision

On October 6, 2023, ALCY was introduced to Cartiga. Tom McHale from Gritstone AM facilitated the introduction between Steve Wasserman and Halle Benett. An initial review of financial information and business plans commenced to inform the valuation assessment. Steve Wasserman sought advice from Peter Wirth at KBW, after which Wasserman and Benett involved their respective teams in the discussions. Mattia Tomba, Steve Wasserman and Vittorio Savoia were leading the search efforts for a target and were present at meetings and calls.

As with each potential target that had been reviewed previously, there were drawbacks and risks to investigate. With Cartiga, these included:

●	The company profitability suffered from an increase in interest rates, as it is funded via debt facilities which are priced at SOFR plus a spread.
●	General expenses impacted on the margins of the company.
●	The leverage is acceptable, but high, with substantial interest expenses.
●	High dependence on the structured finance market.
●	High concentration in terms of products offered.

In addition to the drawbacks, there were many points about Cartiga that make it an attractive target. These include:

●	Cartiga has approximately 20 years of track record.
●	Cartiga has originated approximately $1.6 billion of assets.
●	Cartiga is backed by large and prominent U.S. investors.
●	It has built a tech-enabled platform to underwrite and manage its portfolio, bolstered by proprietary access to historical data that includes over 250,000 fundings of litigation-linked assets.
●	Highly scalable platform.
●	Considerable investments in R&D to create a proprietary model for underwriting and risk management.
●	Profitable tech-enabled specialty finance company.
●	Improving ability to generate cash.
●	Operating and net margins are strong.
●	Strong equity base, which is growing.

Compared to Cartiga, ALCY and its advisors did not consider the other alternative business combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

Timeline of the Preliminary Negotiations

For the remainder of October 2023 and through early November 2024, ALCY discussed potential Cartiga deal terms and valuation terms. The teams looked at comparable and peer companies in public markets to understand how Cartiga could be evaluated and how it could trade.

On November 8, 2023, ALCY began drafting a letter of intent for the Business Combination after discussion with its advisors to encapsulate the discussions held. The definitive letter of intent provided for (1) a pre-money equity valuation of $340 million; (2) a 30-day exclusivity period from execution of the LOI, extendable in 15-day increments by mutual written agreement, with the LOI otherwise non-binding; (3) a board with a majority of directors designated by Cartiga and one seat reserved for Alchemy, with the remaining seats independent; and (4) aggregate net cash at closing of $40 million — comprised of PIPE proceeds plus cash remaining in trust after redemptions — after payment of $8 million in SPAC expenses.

ALCY’s management discussed the revised draft of the letter of intent internally, and ALCY’s management decided to submit the non-binding letter of intent and ask the ALCY Board to review and approve the binding exclusivity terms without further changes.

Letter of Intent with Cartiga

On November 12, 2023, ALCY provided the LOI to Cartiga. After weeks of negotiations, on February 28, 2024, Cartiga countersigned it and returned it, along with an updated non-disclosure agreement, to ALCY. The LOI was restated on September 4, 2024 and again on January 7, 2025, and the exclusivity provisions of the January 7, 2025 LOI have been extended multiple times prior to their expiration. The draft term sheet contemplated (i) a pre-money enterprise value range of $240 – $260 million, (ii) a 90-day exclusivity period, and (iii) customary SPAC provisions (including trust-account waivers and SPAC-prepared first draft of the acquisition agreement). The draft also permitted limited confidential sharing of LOI/valuation details to facilitate financing diligence.

In December 2023, ALCY started to involve Keefe, Bruyette and Woods (“KBW”) in the process as its financial advisor. ALCY chose KBW as financial advisor given its expertise and track record in investment banking, capital markets and SPACs, in addition to in-house knowledge about litigation finance.

As financial advisor, KBW’s role was limited to assisting ALCY in conducting due diligence and providing strategic and financial advice to ALCY regarding the Business Combination. After familiarizing itself with Cartiga and its operations, KBW reviewed and provided input on investor presentations describing the Business Combination, reviewed press releases announcing the execution of the LOI and Business Combination Agreement that reference KBW as ALCY’s financial advisor, and assisted ALCY in establishing and administering a virtual data room for prospective PIPE investors. In addition, KBW participated in meetings with several prospective investors who may participate in the PIPE transaction associated with the Business Combination. In support of ALCY’s diligence efforts, KBW participated in several in-person and virtual due diligence sessions with representatives of Cartiga. At these meetings, among other things, Cartiga responded to business, accounting and information technology-related diligence questions posed to Cartiga by representatives of KBW and meeting participants. KBW also reviewed materials provided by Cartiga regarding its business plans, anticipated growth strategy, financial results to date and financial forecast modeling, as part of its due diligence process.

On January 8, 2024, Cartiga made an in-depth presentation to ALCY’s management team about Cartiga’s business plans, revenue streams, and strategic initiatives. During this meeting in New York, ALCY and Cartiga also discussed various aspects of a potential business combination, including, among other things, valuation, process considerations applicable to transactions with SPACs (for example, with respect to required approvals, typical due diligence process and investor outreach), public company readiness and related topics, Cartiga’s capital structure, financing options, and the de-SPAC transaction structure.

At this point Cartiga had emerged as ALCY’s primary focus, given its compelling combination of a proven track record, a scalable business model, and an experienced management team.

Following weeks of negotiations, the parties executed a revised LOI on February 27, 2024 that (a) fixed valuation at a $340 million pre-money common equity value, (b) set a minimum cash at closing of $30 million (after SPAC expenses) and targeted SPAC expenses not to exceed $8 million, (c) provided 30 days of exclusivity extendable in 15-day increments by mutual agreement, (d) specified a board with a majority designated by Cartiga plus one SPAC-designated director (others independent), (e) included Sponsor anti-dilution waiver and support/non-redemption undertakings, and (f) allowed ALCY (at its cost) to obtain a fairness opinion.

Since ALCY has a presence in New York, in-person meetings between ALCY and Cartiga became regular. Negotiations took place between Samuel Wathen, Halle Benett, Steve Wasserman, Mattia Tomba and Vittorio Savoia.

Counsel aligned the transaction structure on an ALCY domestication with a new Delaware public company and merger subsidiary (the “Up-C” structure reflected in the Business Combination Agreement).

On December 17, 2024, the parties agreed to a $540 million equity valuation, based on updated financial information, industry comparables and market input.

On January 7, 2025, the LOI was amended to extend exclusivity from March 31, 2025 to June 30, 2025 (Amendment No. 1) and then on June 30, 2025, exclusivity was extended to September 30, 2025 (Amendment No. 2), to facilitate continued diligence, structuring and documentation.

Due Diligence and Negotiation of Definitive Terms

On March 25, 2024, ALCY was provided documents from Cartiga’s virtual data room (the “Data Room”) and a discussion began about valuation framework, due diligence questions and follow ups, current and future business plan, current and post transaction financing needs and structural and procedural items related to the merger process.

Between March 2024 and July 2024, ALCY management (Steve Wasserman, Mattia Tomba and Vittorio Savoia) held detailed due diligence and structural discussions about Cartiga. In July 2024, Cartiga hired Grant Thornton as its auditor, and in August 2024, Cartiga hired B. Riley Securities, Inc. as its financial advisor for the Business Combination.

On October 21, 2024, ALCY and Cartiga (Samuel Wathen, Halle Benett, Steve Wasserman, Mattia Tomba and Vittorio Savoia) discussed the structure of the Business Combination with their respective counsels to confirm the structure of the merger of ALCY to Delaware by means of a merger of ALCY with and into a newly formed Delaware corporation, Alchemy Acquisition Holdings, Inc., or Pubco, and wholly owned subsidiary of ALCY, such that ALCY will merge with and into Pubco upon which the separate existence of ALCY will cease and Alchemy Acquisition Holdings, Inc. will become the surviving corporation in the merger. The name will then be changed to “Cartiga Holdings, Inc.”

On October 31, 2024, ALCY held its 2024 Annual Meeting. The shareholders of ALCY approved by special resolution, to amend the Company’s Articles of Association to provide ALCY the right to extend the date by which it has to complete a business combination for a three month extension or until February 9, 2025, then on a month-to-month basis thereafter, as determined by the directors in their sole discretion, until September 9, 2025, by placing $90,000 into the trust account held at Continental Stock Transfer & Trust Company for the three month period, then $30,000 per month thereafter until September 9, 2025.

On November 18, 2024, ALCY scheduled an all-hands call with Cartiga, Loeb & Loeb LLP (“Loeb”), as legal counsel to ALCY, and Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), as legal counsel to Cartiga, via virtual conference line.

During November and December 2024, ALCY management and Cartiga management (Samuel Wathen, Halle Benett, Steve Wasserman, Mattia Tomba and Vittorio Savoia) held discussions regarding timing and delays surrounding the Up-C Structure.

On December 17, 2024, ALCY and Cartiga agreed on the valuation for the Cartiga equity of $540.0 million. This valuation was determined based upon review and discussion of the financial history, discussion with industry experts, review of publicly traded comparable companies and industry trends.

Starting on January 14, 2025, weekly calls with legal counsels of ALCY and Cartiga were set up. The weekly calls serve the purpose to track the progress and agree on next steps for everything related to legal matters and preparation of relevant documents.

On February 3, 2025, the ALCY Board held a meeting to review and discuss the terms of the business combination with Cartiga. The management of ALCY sent the available material on Cartiga, including the audited financial statements and the signed LOI to the ALCY Board. The ALCY Board welcomed the progress made by the management of ALCY.

The parties and their respective counsels had a conference call to discuss final Business Combination Agreement and related ancillary documentation through several weeks from April to August 2025. Amendments to the transaction documents were circulated among the parties and their counsel.

Timeline of Public Announcement & Preparation of the Definitive Documents

In January 2025, the parties continued to update the Business Combination Agreement and circulated a form of Exchange Agreement, pursuant to which Pubco, the Company, and the Sellers (as defined herein) will, among other things, provide for the exchange of each Seller’s Pubco Class B Common Stock and OpCo Units for Pubco Class A Common Stock.

On January 22, 2025, Loeb circulated the draft Support Agreements and Lock-Up Agreements, which agreements were negotiated and finalized in February 2025.

Starting in January, calls and meetings were held on a weekly basis among the management of Cartiga, the management of ALCY, KBW and B. Riley to discuss the press release to announce the LOI, the process for the PIPE and the structure for the PIPE.

In March 2025, the disclosure schedules were circulated and discussions on permissible Company business and increases in debt during the ordinary course of business were discussed. In addition, the parties discussed the amount of cash Pubco should have at the time of the Business Combination which the parties set in the amount of $40,000,000, by way of a PIPE or other means. In addition, the parties also discussed a termination fee to ALCY in the event the Business Combination does not close under certain circumstances. The parties agreed to a termination fee of $2,500,000 by March 17, 2025.

An advanced draft of the Business Combination Agreement was agreed among counsel on March 27, 2025.

At no time were there any discussions regarding continued employment with the surviving company for any person affiliated with ALCY.

From March through July 2024, the parties and their advisors conducted detailed due diligence and structured the potential transaction, and on December 17, 2024, agreed on a $540 million equity valuation for Cartiga. In parallel, the parties selected an “Up-C” structure and discussed a minimum cash condition calibrated to about $40 million, to be satisfied through a PIPE and cash remaining in trust, given anticipated business needs and potential redemptions.

Tax treatment issues were raised and the parties discussed the need to get a tax opinion. Further, there were other jurisdictional issues that needed to be addressed, so the Business Combination Agreement, the Exchange Agreement and the Tax Receivable Agreement were shared with counsel for certain of the Sellers. Alternative structures (including a single-entity C-corporation structure) were discussed; however, the parties determined that the Up-C’s potential tax basis step-up and associated expected cash tax savings, and the value of Tax Receivable Agreement payments to legacy equity holders, together with governance and flexibility considerations, outweighed the ongoing administrative costs of the Tax Receivable Agreement.

On March 27, 2025, ALCY, Cartiga and their legal counsels agreed on an advanced draft of the Business Combination Agreement. The agreement was then sent to the main equityholder of Cartiga for its review and comment.

On May 12, 2025, a press release was distributed informing the public about the signing of the LOI between ALCY and Cartiga, in conjunction with a preliminary investment presentation deck.

Following the press release, the outreach to potential investors for the PIPE financing started.

Given the anticipated cash requirements of Cartiga’s business for its expansion and the possibility of redemptions by ALCY’S public shareholders, the parties determined that securing additional capital through a PIPE investment would be prudent. ALCY, Cartiga, and their advisors engaged in discussions with potential institutional investors to gauge interest in a PIPE. Based on these efforts, the parties targeted raising approximately $40 million in PIPE proceeds as per the Business Combination Agreement. This PIPE size was calibrated to ensure that the combined company would have sufficient cash at closing to fund Cartiga’s growth plan (including originating new legal finance assets) and to cover transaction expenses, even under scenarios of high SPAC shareholder redemptions.

Approximately 20 investors were approached in the United States, Europe and the Middle East with meetings organized starting in mid-May 2025. A data room was created and managed by ALCY/KBW to facilitate the due diligence of the potential investors.

By the time the Business Combination Agreement was finalized, ALCY had received preliminary indications of interest from PIPE investors for approximately the target amount, and negotiations were underway to firm up those commitments concurrent with the signing of definitive agreements. It is expected that efforts will continue with the target to receive firm commitments before the closing of the transaction.

Meanwhile, throughout June, July and August, lawyers, auditors, and accountants for both ALCY and Cartiga worked closely to prepare and finalize the S-4 and all related disclosure materials. Cartiga’s principal investor and its counsel also participated in negotiating and drafting the ancillary documents. In June, the necessary entities for the combined entity’s legal structure were formed, and the final rounds of Business Combination Agreement negotiations took place in August.

On September 8, 2026, ALCY held its 2026 Annual Meeting, and the shareholders passed a special resolution to extend the time to complete its Business Combination on a month-to-month basis until September 9, 2027 by depositing into the Trust Account $5,656.68 for each one-month extension.

Throughout the entire process, the Co-Chief Executive Officer of ALCY, Mattia Tomba led the effort to coordinate among the different parties and to secure the capital for Cartiga.

How and Why Key Terms Changed

●	Valuation. The range in the November 2023 draft ($240 – $260 million) reflected very early diligence; by February 2024, the parties fixed $340 million in the executed LOI as diligence and market checks progressed; by December 2024, they agreed $540 million after reviewing audited financials, peer trading levels and industry trends.
●	Minimum cash / PIPE. The initial LOI work contemplated an aggregate $40 million net-cash objective at closing to support operations and public-company readiness; the February 2024 executed LOI reflected $30 million minimum cash amid early PIPE uncertainty; by March 2025 the parties reset the target to $40 million to align with the then-current plan and investor feedback.
●	Structure. Early drafts assumed a straightforward merger; by October — November 2024 the parties confirmed an Up-C with a Delaware public company and merger subsidiary, as reflected in the executed Business Combination Agreement and related background discussion.
●	Governance. The board composition (Cartiga-majority with one designee from ALCY and remaining independents) remained consistent from LOI through the definitive documentation process. While a director will be nominated by ALCY, we don’t expect such person to be an employee of Cartiga, but we may appoint a member of the current ALCY team.
●	Sponsor Commitments and Expenses. The executed LOI memorialized Sponsor anti-dilution waiver and support/non-redemption obligations and targeted ≤$8 million SPAC expenses — points carried forward into the definitive documentation.
●	Exclusivity. The draft LOI (November 2023) provided 90 days; the executed LOI (February 2024) tightened to 30 days (extendable); formal extensions in March and June 2025 maintained continuity while diligence, structuring and financing advanced.

On August 19, 2025, ALCY held its board meetings approving the resolutions supporting the Business Combination.

During the ALCY Board meeting, Loeb presented their due diligence findings to the ALCY Board and their conclusion that there were no red flags that Loeb came across during the course of their diligence of Cartiga. Throughout the board meeting the ALCY Board asked numerous questions of Loeb, and upon receiving satisfactory responses the ALCY Board approved the Business Combination.

The parties executed the Business Combination Agreement on August 22, 2025.

On August 25, 2025, ALCY and Cartiga announced the signing of the Business Combination Agreement via press release and filed a Current Report on Form 8-K including the Business Combination Agreement, the Ancillary Agreements, the investor presentation and the press release.

ALCY Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the ALCY Board consulted with ALCY’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, considered a range of factors, including but not limited to, the factors discussed below. In light of the complexity of those factors, the ALCY Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the ALCY Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The ALCY Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Cartiga. The directors and officers of ALCY and ALCY’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ALCY’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination with Cartiga. In addition, ALCY’s directors and officers and ALCY’s advisors have substantial experience with mergers and acquisitions. The majority of the independent directors who are not employees of ALCY did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination. Accordingly, investors will be relying solely on the judgment of the ALCY Board and ALCY’s advisors in valuing Cartiga’s business.

Before reaching its decision, the ALCY Board discussed and reviewed the results of the due diligence conducted by its management, the Sponsor, and ALCY’s advisors, which included:

●	extensive meetings and calls with the management team and advisors of Cartiga regarding, among other things, operations and strategy;
●	review of material contracts and other material matters;
●	financial, tax, legal, insurance, accounting, operational, business and other due diligence;
●	consultation with ALCY management and its legal counsel and financial advisors;
●	review of historical financial performance of Cartiga; and
●	financial and valuation analyses of Cartiga and the Business Combination.

The officers and directors of ALCY have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled such officers and directors of ALCY to make the necessary analyses and determinations regarding the Business Combination.

As described in the prospectus for the IPO, ALCY’s objective is to identify and consummate a business combination with a company in the business of acquiring, processing, analyzing, and utilizing data acquired from a variety of systems and sources. This data may be used to enable and deliver applications such as: remote sensing, telecommunications, financial trading, environmental monitoring, greenhouse gas emissions monitoring, business intelligence, precision agriculture, infrastructure monitoring, space traffic monitoring and management, data science, and their adjacent industries. The ALCY Board considered the general criteria and guidelines that it believed would be important in evaluating prospective target businesses, namely a business that has a leadership position within its industry, unrealized potential for shareholder value creation, has the potential to grow, has a committed and capable management team, and could benefit from being a publicly traded company.

Based on its review of the industry data and the operational, financial and other relevant information related to its business which Cartiga provided and presented to the ALCY Board, the factors considered by the ALCY Board included, but were not limited to, the following:

Cartiga has a business plan dedicated both to near term cash flow as well as long term growth. Additionally, Cartiga has emphasized the following as part of their strategy:

●	As a public company the plan is to implement a “roll-up strategy” to consolidate the highly fragmented litigation finance market. Utilizing cash and stock as currency, the aim is to acquire and integrate complementary companies, driving greater scale, operational efficiency, and a stronger market presence.

The material assumptions used in review of the business of Cartiga include the following criteria which may pose risk or adversely affect the business:

●	The market for Cartiga’s products.
●	The success of Cartiga depends on its ability to successfully originate good quality assets.
●	Cartiga requires additional funding to acquire target companies.

●	The constant access to capital markets and bank facilities to finance the origination of claim advances.

The ALCY Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Failure to Raise a PIPE. If a PIPE is not raised, it may limit the ability of Cartiga to deploy capital into the assets they are able to originate;
●	Regulatory Risk. Cartiga’s industry may be exposed to regulatory changes that can affect the profitability of Cartiga;
●	Redemption Risk. The potential that a significant number of ALCY’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to ALCY’s Current M&A, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to Pubco following the Closing;
●	Stockholder Vote. The risk that ALCY’s shareholders or Cartiga’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe; and
●	ALCY’s Shareholders Receive a Minority Position. The fact that ALCY’s shareholders will hold a minority position in Pubco.

In determining whether to approve the Business Combination and to recommend the Business Combination to ALCY equity holders, ALCY’s Board of Directors weighed the following benefits and detriments to ALCY shareholders:

Benefits considered:

●	Strategic fit and business quality. The Board reviewed Cartiga’s business model, market opportunity and competitive positioning, and judged the combination to be strategically complementary to ALCY’s mandate.
●	Funding and liquidity profile. The Board considered that Cartiga had strong cash position providing flexibility to fund growth and transaction costs.
●	Public-company benefits. A Nasdaq listing is expected to provide acquisition currency, ongoing access to capital markets, enhanced brand credibility with customers and counterparties, and liquidity over time.

Detriments considered:

●	Redemption risk. High redemptions could materially reduce trust cash available at closing, increase relative dilution to non-redeeming holders, and necessitate additional incentives or capital.
●	Dilution. Public shareholders may be diluted by sponsor promotes, any PIPE or other equity financing, earnouts/equity incentives, and the outstanding warrants (if not retired), potentially pressuring trading dynamics post-close.
●	Warrant overhang and costs. The 5,750,000 warrants could create overhang; any tender or repurchase to address this would require additional cash outlay.
●	Execution risk. Cartiga’s plan depends on continued origination, underwriting, and funding of legal-finance assets; shortfalls versus projections would adversely affect results and valuation.

●	Sector and regulatory risks. The litigation-finance sector faces evolving legal, regulatory, and funding-cost dynamics that could impact growth, pricing, recoveries, or required disclosures.
●	Valuation and projections uncertainty. The transaction economics rely on forward-looking information that may not be achieved; market conditions at and after closing may adversely affect trading and liquidity.
●	Listing and ongoing compliance risk. The combined company must meet and maintain Nasdaq listing standards (including public float, holders, and price tests) post-closing; failure to do so could harm liquidity and value.

In early October 2026, representatives of ALCY and Cartiga discussed the status of the potential PIPE Financing and the Minimum Cash Condition, which required Available Closing Buyer Cash of at least $40,000,000 at Closing. The parties noted that the Business Combination Agreement already addressed the possibility that available cash at Closing would fall short of that amount, whether because a PIPE Financing raised less than $40,000,000 or did not occur at all. In that event, if Cartiga elected in its sole discretion to waive the Minimum Cash Condition, the Sponsor would forfeit a portion of its ALCY Ordinary Shares at Closing in accordance with a tiered schedule set forth in Section 8.17 of the Business Combination Agreement. Under that schedule, the Sponsor would retain between 3,413,000 and 1,700,000 shares, depending on the amount of Available Closing Buyer Cash. In light of then-current market conditions, and because the parties had previously negotiated and agreed to this mechanism, Cartiga determined to waive the Minimum Cash Condition, and on October 22, 2026, Cartiga delivered a written waiver of that condition. As a result, the Closing is not contingent on the completion of any PIPE Financing. For the no-PIPE scenario presented in the ownership tables, the Sponsor is assumed to forfeit 1,713,000 Sponsor Shares in connection with the Closing, leaving 1,700,000 shares of Pubco Class A Common Stock attributable to the Sponsor, before any shares issued upon conversion of Working Capital Loans. The amount of any forfeiture will depend on the amount of Available Closing Buyer Cash at Closing under Section 8.17 of the Business Combination Agreement.

Satisfaction of 80% Test

Nasdaq rules require that ALCY’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for ALCY’s initial business combination. As of August 22, 2025, the date of the execution of the Business Combination Agreement, the fair value of the funds held in the Trust Account was approximately $12.35 million (excluding taxes payable on the income earned on the funds held in the Trust Account at that time), and 80% thereof represents approximately $9.8 million. Based on the enterprise value of Cartiga of approximately $540 million compared to the approximately $12.35 million in the Trust Account (excluding the taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Cartiga was the result of an arm’s length negotiation and all of the factors described in this section and “The Business Combination Proposal — Business Combination Agreement,” the ALCY Board determined that this requirement was met.

Cartiga’s Board of Managers’ Reasons for Approval of the Business Combination

In determining to approve the Business Combination and to recommend the Business Combination to Cartiga’s equity holders, Cartiga’s Board of Managers weighed the following benefits and detriments to Cartiga and its current equity holders: (i) the benefit of accessing the public equity markets for capital at likely a lower cost than that available to Cartiga in the private markets; (ii) the benefit of obtaining public currency and having more efficient access to additional public currency in the future to be able to capitalize organic and opportunistic inorganic growth opportunities; (iii) the benefit of providing greater liquidity for existing equity holders; (iv) the beneficial timing of the Business Combination relative to market conditions; (v) the dilution to be incurred by Cartiga’s existing equity holders as a result of the transaction; and (vi) the additional costs, resources and diversion of management attention associated with becoming a public company. The benefits described in clauses (ii), (iii) and (iv) above were also heavily considered by Cartiga’s Board of Managers in determining to approve the Business Combination at the time it did as opposed to waiting to evaluate other strategic initiatives that could provide the same benefits. In assessing timing, Cartiga’s Board of Managers considered, among other factors, market receptivity to de-SPAC transactions in Cartiga’s sector and the availability and expected terms of PIPE financing and any other committed capital and concluded that proceeding with the Business Combination at such time would better position Cartiga to access public-market capital with lower execution and market-timing risk than waiting for a traditional IPO window to reopen. In recommending the “Up-C”structure, Cartiga’s Board of Managers considered alternatives (including a single-entity C-corporation structure) and determined that the Up-C’s potential tax basis step-up and associated expected cash tax savings, and the value of Tax Receivable Agreement payments to legacy equity holders, together with governance and flexibility considerations, outweighed the ongoing administrative costs of the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Tax Receivable Agreement” of this proxy statement/prospectus.

Cartiga’s Board of Managers also evaluated the alternative of an initial public offering and considered the following factors in determining to approve the Business Combination: (i) the enhanced attractiveness of the Business Combination as compared to an initial public offering, as the Business Combination was viewed as a lower risk path to obtaining a liquid public currency given the reduced execution and market timing risk of the Business Combination relative to those risks in an initial public offering; (ii) the uncertainty of execution in the initial public offering market for companies of Cartiga’s size, particularly at the time discussions with Alchemy regarding the Business Combination began; and (iii) the opportunity to execute the Business Combination with what the Board of Managers viewed as very reasonable dilution in exchange for the benefits and reduced risks of the Business Combination relative to an initial public offering. Cartiga’s Board of Managers also considered the anticipated structure and timing of potential PIPE financing to be arranged in connection with the Business Combination, and determined that its terms and expected availability at closing would support the Company’s capital needs and reduce execution risk relative to pursuing an IPO without comparable committed financing.

Ownership of Pubco after the Closing

The following table illustrates estimated ownership levels in Pubco, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders, excluding the dilutive effect of Public Warrants that will be assumed by Pubco in the Proposed Transaction.

The following table summarizes the pro forma ownership of Pubco Common Stock on an as-exchanged basis under scenarios assuming no additional redemptions, 25%, 50%, 75% redemptions, and maximum redemptions. The scenarios use the 737,543 Public Shares outstanding at June 30, 2026. Each scenario assumes no PIPE financing and the forfeiture of 1,713,000 Sponsor Shares in connection with the Closing, leaving 1,700,000 shares attributable to the Sponsor and 57,500 shares held by Cantor Fitzgerald & Co. The Cartiga Unit Holders are presented assuming the exchange of their OpCo Units and corresponding shares of Pubco Class B Common Stock for shares of Pubco Class A Common Stock.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.3%	553,157	1.0%	368,772	0.6%	184,386	0.3%	0	0.0%
Sponsor and Cantor(2)	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%	1,757,500	3.1%
Cartiga Unit Holders(3)	54,000,000	94.0%	54,000,000	94.3%	54,000,000	94.6%	54,000,000	94.9%	54,000,000	95.2%
Fee settlement shares	717,500	1.2%	717,500	1.3%	717,500	1.3%	717,500	1.3%	717,500	1.3%
Related party settlement shares	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%	254,419	0.4%
Total(4)	57,466,962	100%	57,282,576	100%	57,098,191	100%	56,913,805	100%	56,729,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Includes illustrative fee settlement and existing related party payable conversion shares, but excludes the exercise of Public Warrants and any additional, undrawn Working Capital Loans. No PIPE financing is assumed.

Dilutive Instruments

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all Public Warrants, which are exercisable for one share of common stock at a price of $11.50 per share.

	None		25%		50%		75%		Maximum
Redemptions	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ALCY Public Shareholders(1)	737,543	1.17%	553,157	0.88%	368,772	0.59%	184,386	0.29%	0	0.00%
Sponsor and Cantor(2)	1,757,500	2.78%	1,757,500	2.79%	1,757,500	2.80%	1,757,500	2.80%	1,757,500	2.81%
Public Warrants (assumed exercise)	5,750,000	9.10%	5,750,000	9.12%	5,750,000	9.15%	5,750,000	9.18%	5,750,000	9.20%
Related party settlement shares	254,419	0.40%	254,419	0.40%	254,419	0.40%	254,419	0.41%	254,419	0.41%
Cartiga Unit Holders(3)	54,000,000	85.42%	54,000,000	85.67%	54,000,000	85.92%	54,000,000	86.17%	54,000,000	86.43%
Fee settlement shares	717,500	1.13%	717,500	1.14%	717,500	1.14%	717,500	1.14%	717,500	1.15%
Fully Diluted Shares(4)	63,216,962	100%	63,032,576	100%	62,848,191	100%	62,663,805	100%	62,479,419	100%
(1)

Includes the Public Shares outstanding at June 30, 2026 that are assumed not to be redeemed under the illustrative scenario shown. Later redemptions of 548,987 Public Shares are not reflected in this June 30 presentation.

(2)

Includes 1,700,000 Sponsor Shares, after the assumed forfeiture of 1,713,000 shares (3,413,000 less 1,700,000) under Section 8.17 of the Business Combination Agreement, assuming Available Closing Buyer Cash below $5,000,000 and waiver of the minimum cash condition, and 57,500 existing shares held by Cantor Fitzgerald & Co.

(3)

Represents the number of shares of Pubco Class A Common Stock that would be issued assuming the exchange of the OpCo Units (together with the corresponding Pubco Class B Common Stock) held by the Company Equity Interest Holders for Pubco Class A Common Stock pursuant to the Exchange Agreement.

(4)

Fully diluted shares equal the sum of the rows above. Existing related party payables of $2,544,189 are assumed settled through 254,419 Class A shares at $10.00 per share, and $7,175,000 of transaction fees through 717,500 shares. These shares are included once. The separate, undrawn Working Capital Loan facility permits conversion of up to $1.5 million at $10.00 per share (150,000 shares); no additional borrowing or conversion under that facility is assumed. No PIPE shares are assumed. Actual settlement may be in cash if additional financing is obtained, or in another form of compensation, including shares, on terms and conditions to be determined by agreement with the holders.

Calculation of Pro Forma Net Tangible Book Value As of June 30, 2026:

As of June 30, 2026	No redemptions
Pro forma combined total assets	$627,228,000
Less goodwill	$(35,602,000)
Less intangible assets	$(10,477,000)
Less pro forma combined total liabilities	$(392,934,000)
Pro forma net tangible book value	$188,215,000

Net Tangible Book Value Per Share and Dilution

As of June 30, 2026, the net tangible book value per share of ALCY was $(0.59). After giving effect to the business combination with Cartiga and assuming no redemptions, the pro forma net tangible book value per share on the fully diluted, as-exchanged basis described below would be $2.98. This represents an immediate increase in net tangible book value of $3.57 per share for existing ALCY shareholders, and an immediate dilution of $7.02 per share to investors purchasing shares at the transaction price of $10.00 per share.

Pro Forma Net Tangible Book Value and Dilution Table

The following table presents pro forma net tangible book value per share and dilution under various redemption scenarios, using an illustrative redemption price of $12.34 per share ($9,103,236 in trust at June 30, 2026 divided by 737,543 Public Shares). Shares outstanding are presented on a fully diluted, as-exchanged basis and include 5,750,000 shares issuable upon exercise of the Public Warrants and the illustrative fee and related party payable settlement shares. No hypothetical Public Warrant exercise proceeds are added to NTBV.

	No redemptions	25%	50%	75%	Maximum
Trust Remaining	$9,103,236	$6,827,427	$4,551,618	$2,275,809	$0
Pro Forma NTBV	$188,215,000	$185,938,750	$183,662,500	$181,386,250	$179,110,000
Shares Outstanding (fully diluted)	63,216,962	63,032,576	62,848,191	62,663,805	62,479,419
NTBV per Share	$2.98	$2.95	$2.92	$2.89	$2.87
Redemption Price	$12.34	$12.34	$12.34	$12.34	$12.34
Dilution per Share	$9.37	$9.39	$9.42	$9.45	$9.48

The table above sets forth pro forma net tangible book value per share and resulting dilution measured against the illustrative redemption price of $12.34 per share. Assuming no redemptions, pro forma net tangible book value per share would be $2.98, resulting in dilution of $9.37 per share. Assuming maximum redemptions, pro forma net tangible book value per share would be $2.87, resulting in dilution of $9.48 per share.

The actual dilution experienced will depend on the number of public shares redeemed in connection with the business combination.

Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the ALCY Board in favor of approval of the Business Combination, it should be noted that ALCY’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	The Sponsor paid $50,000 or approximately $0.0174 per share, for its 2,875,000 Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $[*], based on the $[*] closing price of the ALCY Class A Ordinary Shares on OTC on [•], 2026. We estimate that, at the Closing, the Sponsor will hold up to an aggregate of 3,413,000 shares of Pubco Class A Common Stock, not including any shares issuable upon conversion of the Working Capital Loans, which if unrestricted and freely tradeable, would be valued at approximately $[*], based on the $[*] closing price of the ALCY Class A Ordinary Shares on OTC on [•], 2026. However, given that such shares of Pubco Class A Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ALCY believes such shares have less value. This amount may be reduced depending on how much is raised in the PIPE financing. If Available Closing Buyer Cash is less than $5,000,000, then, as a result of Cartiga’s waiver of the Minimum Cash Condition on October 22, 2026, and pursuant to Section 8.17 of the Business Combination Agreement, the Sponsor shall forfeit 1,713,000 of its shares and hold a minimum of 1,700,000 shares of Pubco Class A Common Stock.
●	If ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ALCY Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, ALCY would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of the Founder Shares if ALCY fails to complete a business combination within the required period.

●	As a result of the low purchase price paid for the Founder Shares, even if the trading price of the Pubco Class A Common Stock were as low as $5 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Pubco Class A Common Stock held by the Sponsor) would be approximately equal to the investment in ALCY by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the Pubco Class A Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and ALCY liquidates without completing another initial business combination before the end of the completion window, the Sponsor would lose its entire investment in us.
●	Upon liquidation, the Sponsor will lose its entire investment in the Founder Shares and Private Placement Shares, which totals $6,005,000 in the aggregate. The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation.
●	Steven M. Wasserman is expected to be a director of Pubco after the Closing. As such, in the future, Mr. Wasserman may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Pubco Board determines to pay to its non-employee directors.
●	ALCY’s existing directors and officers will be eligible for continued indemnification and continued coverage under ALCY’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ALCY if and to the extent any claims by a third party (other than ALCY’s independent registered public accounting firm) for services rendered or products sold to ALCY, or a prospective target business with which ALCY has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
●	The Sponsor and its affiliates have made an aggregate of $2,186,000 of advances to ALCY as of the date of this proxy statement/prospectus, which will be repaid in cash at the closing of the Business Combination. Additionally, ALCY’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus the current value of the reimbursement of the out-of-pocket expenses owed to ALCY’s officers and directors and their affiliates is $0. However, if ALCY is not able to complete the Proposed Transaction with Cartiga by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, such persons will not have any claim against the Trust Account for reimbursement. Accordingly, ALCY may not be able to reimburse these advances and expenses if the Business Combination or another business combination is not completed by such date.
●	Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Pubco Class A Common Stock and Pubco Warrants held by such parties following the consummation of the Proposed Transaction. We estimate that the Insiders will hold an aggregate of 3,470,500 shares of Pubco Class A Common Stock subject to registration rights.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ALCY, Cartiga or any other matter.

Structure of the Merger

As discussed in this proxy statement/prospectus, ALCY is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, (a) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc., (b) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger (hereinafter sometimes referred to as OpCo) and continue its existence under the Delaware Limited Liability Company Act, and OpCo becoming a controlled subsidiary of Pubco (the Merger); and (c) the existing limited liability company agreement of OpCo will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Pubco the sole managing member of OpCo. The Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination,” and as a result of the Business Combination, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and sometimes referred to herein as “New Cartiga.” In connection with the Domestication, (i)  after giving effect to redemptions occurring in connection with the Business Combination, each ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Pubco Class A Common Stock; (ii) each then issued and outstanding ALCY Warrant will become exercisable for one share of Pubco Class A Common Stock (each a Pubco Warrant), pursuant to the Warrant Agreement, dated as of May 4, 2023, by and between ALCY and Continental Stock Transfer & Trust Company, as warrant agent, and (iii) each then issued and outstanding ALCY Unit shall separate and convert automatically into one share of Pubco Class A Common Stock, and one-half of one Pubco Warrant, the result being that every outstanding ALCY Class A Ordinary Share, ALCY Class B Ordinary Share, ALCY Preference Share, ALCY Unit and ALCY Warrant shall convert to an equal number of shares of Pubco Class A Common Stock, shares of Pubco Class B Common Stock, shares of Pubco Preferred Stock, Pubco Units and Pubco Warrants, respectively. For more information, see “The Domestication Merger Proposal.”

Following the Domestication of ALCY to the State of Delaware, Newco will merge with and into Cartiga, with Cartiga surviving the Merger in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/prospectus. Following the Merger, the separate limited liability company existence of Newco shall cease, and Cartiga (the Company) shall continue as the OpCo. At the Effective Time, the existing limited liability company agreement of OpCo will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Pubco the sole managing member of OpCo. After consideration of the factors identified and discussed in “The Business Combination Proposal — ALCY Board of Directors’ Reasons for the Approval of the Business Combination,” the ALCY Board concluded that the Business Combination met the requirements disclosed in the prospectus related to the IPO. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination Proposal.”

Organizational Structure

On August 22, 2025, ALCY entered into the Business Combination Agreement with Cartiga, pursuant to which, among other things, subject to shareholder approval, following the Domestication, (a) Pubco will acquire equity securities and become the managing member of OpCo and (b) Pubco will issue voting equity securities without economic rights to the holders of the Company Equity Interests. Our organizational structure following the completion of the Business Combination, as described herein, is commonly referred to as an umbrella partnership-C corporation (or Up-C) structure. This organizational structure will allow the Cartiga holders of Company Equity Interests to retain their equity ownership in Cartiga, an entity that is classified as a partnership for

U.S. federal income tax purposes, in the form of OpCo Units. Those investors who, prior to the Business Combination, held ALCY Class A Ordinary Shares or ALCY Class B Ordinary Shares will, by contrast, hold their equity ownership in Pubco, which is a domestic corporation for U.S. federal income tax purposes. ALCY believes that the holders of the Company Equity Interests will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. ALCY does not believe that the Up-C organizational structure will give rise to any significant business or strategic detriment to ALCY. Cartiga expects to benefit from the Up-C structure in the form of generally retaining 15% of the cash tax savings derived from certain tax benefits that are the subject of the Tax Receivable Agreement (TRA) that Pubco may realize in connection with and after the Business Combination. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” of this proxy statement/prospectus.

Pubco’s structure following the Business Combination is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as ALCY.

In connection with the Closing, the combined company will be organized in an “Up-C” structure and the only direct assets of Pubco will consist of equity interests in OpCo. The Up-C structure allows the Cartiga Members, to retain a portion of their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger units of OpCo. Immediately following the Closing, Pubco will be the sole manager of and control OpCo, and Pubco will own between approximately 4.8% and 6.0% of the outstanding equity of OpCo through OpCo Units, and the Cartiga Members will own between approximately 94.0% and 95.2% of the outstanding equity of OpCo through OpCo Units.

Each share of Pubco Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Pubco Class A Common Stock and shares of Pubco Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by the Proposed Charter. We do not intend to list any shares of Pubco Class B Common Stock on any exchange.

Following the Closing, under the OpCo LLCA, any Cartiga Member who receives OpCo Units and Pubco Class B Common Stock in the Business Combination will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Holder Redemption Right”) to exchange all or a portion of its OpCo Units, together with an equal number of shares of Pubco Class B Common Stock for shares of Pubco Class A Common Stock at an exchange ratio of one share of Pubco Class A Common Stock for each OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

In connection with any exchange of OpCo Units pursuant to the OpCo Holder Redemption Right, Pubco shall receive a number of OpCo Units equal to the number of shares of Pubco Class A Common Stock issued to the OpCo unitholder, and a corresponding number of shares of Pubco Class B Common Stock held by the relevant OpCo unitholder will be cancelled. As the OpCo Units are exchanged, holding other assumptions constant, Pubco’s ownership stake in OpCo will be correspondingly increased, the number of shares of Pubco Class A Common Stock outstanding will be increased and the number of shares of Pubco Class B Common Stock will be decreased. See “— Additional Agreements to be Executed at Closing — Second Amended and Restated Limited Liability Company Agreement.”

In connection with the Business Combination, Pubco, OpCo and the TRA Holders will enter into the TRA, pursuant to which, among other things, Pubco will be required to pay to each holder of Company Equity Interests 85% of the amount of cash tax savings, if any, that Pubco actually realizes (or in some circumstances is deemed to realize) as a result of Basis Adjustments and Imputed Interest (as defined in the TRA). For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Tax Receivable Agreement” of this proxy statement/prospectus.

Prior to and as a condition of the Closing, pursuant to the Domestication, ALCY will change its jurisdiction of incorporation to Delaware by merging with and into Pubco, a Delaware corporation, with Pubco surviving, in accordance with Section 252 of the DGCL and Part XVI of the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Merger Proposal.”

The following diagrams illustrate in simplified terms the current structure of ALCY and Cartiga and the expected structure of Pubco immediately following the Closing (ownership voting and economic percentages are presented assuming the redemption of all 188,556 remaining Public Shares, the forfeiture of 1,713,000 Sponsor Shares, the issuance of 717,500 fee settlement shares and 254,419 related party settlement shares, and no PIPE Financing, as described in the footnotes to the diagrams, and excluding the 5,750,000 shares of Pubco Class A Common Stock issuable upon exercise of 5,750,000 whole Pubco Warrants).

Simplified Pre-Combination Structure

(1)

Consists of the Sponsor, holding 3,413,000 ALCY Ordinary Shares (including one ALCY Class B Ordinary Share), and Cantor, holding 57,500 ALCY Class A Ordinary Shares. Public Shareholders hold 188,556 ALCY Class A Ordinary Shares. Percentages are based on 3,659,056 ALCY Ordinary Shares outstanding.

(2)

Melodeon LBS GP, LLC is the general partner of, and controls, each of Melodeon Arizona LBS Fund LP and Melodeon LBS Holdco2 LP. The Arizona State Retirement System is the sole limited partner of Melodeon Arizona LBS Fund LP. Other Cartiga Members include other Melodeon-affiliated funds. Percentages reflect Cartiga equity ownership.

Simplified Post-Combination Structure(1)

(1)

Assumes maximum redemptions by the public shareholders, based on 56,729,419 shares of Pubco Common Stock outstanding (2,729,419 Class A and 54,000,000 Class B) and an exchange of 54,000,000 OpCo Units paired with Class B shares.

(2)

Melodeon LBS GP, LLC is the general partner of, and controls, Melodeon Arizona LBS Fund LP (45,091,167 shares; 79.5%) and Melodeon LBS Holdco2 LP (6,185,752 shares; 10.9%). As a result, Melodeon is expected to control a majority of the voting power of Pubco, and Pubco will be a “controlled company” under Nasdaq rules. The Arizona State Retirement System is the sole limited partner of Melodeon Arizona LBS Fund LP.

(3)	Includes 1,700,000 shares held by the Sponsor (after forfeiture of 1,713,000 shares), 57,500 shares held by Cantor, 717,500 fee shares and 254,419 settlement shares.

Consideration

Under the Business Combination Agreement, Pubco has agreed to acquire all of the Company Equity Interests for $540,000,000 (the Equity Value), comprised of the Merger Consideration. Merger Consideration means a number of OpCo Units and shares of Pubco Class B Common Stock, in each case equal to the quotient obtained by dividing (a) the Equity Value by (b) $10.00 multiplied by (i) the number of Company Equity Interests owned by each Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

ALCY shall complete the Domestication prior to the Effective Time of the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of any party to the Business Combination Agreement or otherwise, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into each Seller’s right to receive their respective Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Newco that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of ALCY, be converted into an aggregate number of OpCo Units equal to the number of shares of Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately prior to the Effective Time. Each share of the Pubco Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Pubco Class A Common Stock. At the Effective Time, newly issued Pubco Class B Common Stock will be issued to the Cartiga Members as part of the Merger Consideration described above. No certificates or scrip representing fractional ALCY Ordinary Shares will be issued pursuant to the Business Combination.

Post-Closing Board of Directors and Executive Officers

Immediately following the closing, New Cartiga’s board of directors will consist of no more than seven (7) directors, of which the Company has the right to designate six (6) directors and the Sponsor has the right to designate one (1) director. At the Closing, all of the respective officers of ALCY and Pubco shall resign and the following individuals, which may be the same officers as those of the Company, are expected to be appointed as the officers of New Cartiga: Samuel Wathen, President and Chief Executive Officer; Gregory Bleier, Executive Vice President, Chief Financial Officer; Ryan Melcher, Executive Vice President, General Counsel & Corporate Secretary; and David Thomas, Executive Vice President, Chief Growth Officer.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards. For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. See “— Additional Agreements to be Executed at Closing — Shareholders Agreement” for more information.

Registration Statement and Shareholder Approval

Pubco has prepared and filed with the SEC a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus, and ALCY will call an extraordinary general meeting of the holders of ALCY Ordinary Shares to vote at the extraordinary general meeting. The approval of the Domestication and the post-Closing organizational documents requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The affirmative vote of a simple majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting is required to approve the Business Combination Agreement, the Business Combination and certain other actions related thereto as provided in the Companies Act, the Current M&A and applicable listing rules of Nasdaq.

Representations and Warranties; Covenants

ALCY, Pubco (or New Cartiga), Newco and the Company have made customary representations, warranties and covenants in the Business Combination Agreement, including, among other things, covenants with respect to the conduct of the business of ALCY and the Company prior to the closing of the Business Combination. The parties have also agreed to customary “no shop” obligations. The representations and warranties of ALCY, Pubco, Newco and the Company will not survive the closing of the Merger.

Closing Conditions

The closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (a) the applicable ALCY shareholder and the Company’s member approvals shall have been obtained; (b) there shall have been no Company Material Adverse Effect or Pubco Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (c) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000 (which condition was irrevocably waived in full by Cartiga on October 22, 2026 pursuant to the Waiver); (e) Pubco’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by Nasdaq so that immediately following the Merger, New Cartiga satisfies all applicable initial listing requirements of Nasdaq; and (f) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Ancillary Agreements. “Ancillary Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the A&R Registration Rights Agreement, the Lock-up Agreements, the OpCo LLCA, the Shareholders Agreement, the Tax Receivable Agreement and the Exchange Agreement (each as defined below).

Because Cartiga waived the Minimum Cash Condition on October 22, 2026, if, at closing, the Available Closing Buyer Cash is less than $40,000,000, the Sponsor will be required to forfeit a portion of its shares in the combined company. The number of shares retained by the Sponsor will be determined according to a tiered schedule based on the actual Available Closing Buyer Cash at closing, with the Sponsor retaining fewer shares as the closing cash decreases. For example, if Available Closing Buyer Cash is at least $35,000,000 but less than $40,000,000, the Sponsor will maintain 3,198,875 shares; if less than $5,000,000, the Sponsor will maintain 1,700,000 shares.

Termination

The Business Combination Agreement may be terminated by Pubco or the Company under certain circumstances, including, among others: (a) by mutual written consent of Pubco and the Company; (b) by either Pubco or the Company if the closing of the Business Combination has not occurred on or before May 1, 2026; (c) by either Pubco or the Company if any Governmental Authority (as defined in the Business Combination Agreement) in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; (d) by Pubco if the Company shall have failed to obtain the necessary member approvals; (e) by the Company if ALCY shall have failed to obtain the necessary shareholder approval within forty-five (45) days after the Registration Statement becomes effective; (f) by Pubco upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Business Combination Agreement, or if any representation or warranty of the Company shall have become untrue; provided that Pubco has not waived a Terminating Company Breach (as defined in the Business Combination Agreement) and ALCY, Pubco and Newco are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Pubco may not terminate the Business Combination Agreement so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pubco to the Company; (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ALCY, Pubco or Newco set forth in the Business Combination Agreement, or if any representation or warranty of ALCY, Pubco or Newco shall have become untrue; provided that the Company has not waived a Terminating Pubco Breach (as defined in the Business Combination Agreement) and the Company is not then in material breach of its representations, warranties, covenants or agreements; provided, further, that, if such Terminating Pubco Breach is curable by ALCY, Pubco and Newco, the Company may not terminate the Business Combination Agreement for so long as ALCY, Pubco and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Pubco; (h) by the Company if the Closing has not occurred on or before the 45th day after the date on which Registration Statement is declared effective and the Available Closing Buyer Cash condition has not been met; or (i) by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to compliance with the terms of the Business Combination Agreement, to enter into a definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any required termination fee; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

Additional Agreements Executed at the Signing of the Business Combination Agreement

Support and Non-Redemption Agreement

In connection with the Business Combination Agreement, ALCY, Pubco, the ALCY Securityholders, the Company and the directors and officers of ALCY entered into the Support and Non-Redemption Agreement providing that, among other things, (a) ALCY Securityholders and the respective directors and officers of each of ALCY and Pubco will vote their equity securities of

ALCY in favor of the Parent Proposals (as defined in the Business Combination Agreement), (b) ALCY Securityholders will not exercise their Redemption Rights (as defined in the Business Combination Agreement) and (c) ALCY Securityholders will waive any adjustment to the conversion ratio set forth in ALCY Organizational Documents (as defined in the Business Combination Agreement).

Support Agreement

ALCY, Pubco, the Company, and the Company Securityholders entered into the Support Agreement providing that, among other things, such Company Securityholders will vote their equity securities of the Company in favor of the transactions contemplated by the Business Combination Agreement and the Merger.

Lock-up Agreements

ALCY, Pubco, the Company and the Sellers entered into Lock-up Agreements pursuant to which the Pubco Class B Common Stock and OpCo Units included in the Merger Consideration, as well as any Pubco Class A Common Stock exchanged therefor pursuant to the Exchange Agreement they may hold (together referred to as the Lock-Up Shares), shall be subject to a lock-up period commencing on the Closing Date (as defined in the Business Combination Agreement) and ending on the earlier of (a) the date that is six (6) months after the Closing Date and (b) the date following the Closing Date on which ALCY completes a liquidation, merger, share exchange or other similar transaction that results in all of ALCY’s shareholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that the Lock-up Shares will be released from the lock-up if, subsequent to Closing Date, the closing price of New Cartiga Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Additional Agreements to be Executed at Closing

The Business Combination Agreement provides that, upon consummation of the Business Combination (the Closing), New Cartiga will enter into the following additional agreements.

Amended and Restated Registration Rights Agreement

In connection with the Closing, ALCY, Pubco (and subsequent to the Business Combination, New Cartiga), the Company, certain shareholders of ALCY (“ALCY Holders”), and certain members of the Company (together with ALCY Holders, the “Holders”) will enter into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, Pubco will agree to file, within thirty (30) calendar days after the consummation of the Business Combination, a shelf registration statement registering the resale of New Cartiga equity held by the Holders, and will grant to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreements (as defined below)).

Tax Receivable Agreement

In connection with the Business Combination, Pubco will enter into a Tax Receivable Agreement (TRA) with certain Cartiga Members (the TRA Holders). OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which sales and exchanges of OpCo Units in connection with or following the Business Combination (TRA Exchanges) occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The TRA generally provides for the payment by Pubco to the TRA Holders of 85% of the cash tax benefits, if any, that Pubco realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions as a result of (i) tax basis adjustments resulting from TRA Exchanges and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. These current and potential future tax basis adjustments are expected to increase (for tax purposes) the depreciation and amortization deductions available to Pubco and, therefore in which, may reduce the amount of U.S. federal, state and local tax that Pubco would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Pubco may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the TRA is an obligation of Pubco and not of OpCo. Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

We expect that the payments Pubco will be required to make under the TRA could be substantial. Estimating the amount and timing of Pubco’s realization of tax benefits subject to the TRA is by its nature imprecise. The actual increases in tax basis covered by the TRA, as well as the amount and timing of Pubco’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Pubco Class A Common Stock at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Pubco generates in the future, the U.S. federal income tax rate then applicable, and the portion of Pubco’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the TRA is also by its nature imprecise. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Pubco’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount Pubco would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. Thus, the amount and timing of any payments under the TRA are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Pubco’s realization of tax benefits.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions Pubco determines, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse Pubco for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the TRA, if any, after the determination of such excess.

In addition, the TRA provides that if (1) Pubco breaches any of its material obligations under the TRA (including in the event that Pubco is more than three months late making a payment that is due under the Tax Receivable Agreement, subject to certain exceptions), (2) Pubco is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, Pubco elects an early termination of the TRA, Pubco’s obligations under the TRA (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA.

The TRA also provides that, upon certain changes of control or other significant transactions, in the discretion of each TRA Party, Pubco’s obligations under the TRA may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that Pubco or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon any acceleration of Pubco’s obligations under the TRA (including upon a change of control), Pubco could be required to make payments under the TRA that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where the TRA Parties have interests that differ from or are in addition to those of other holders of Pubco Class A Common Stock.

Finally, because Pubco is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of OpCo to make distributions to it. To the extent that Pubco is unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact Pubco’s results of operations and could also affect its liquidity in periods in which such payments are made.

The foregoing description of the TRA is not complete and is qualified in its entirety by reference to the TRA, which is attached as Annex I to this proxy statement/prospectus.

Second Amended and Restated Limited Liability Company Agreement

In connection with the Business Combination, Cartiga will amend and restate its limited liability company agreement by adopting the OpCo LLCA in substantially the form attached as an exhibit hereto. The OpCo LLCA will (i) permit the issuance and ownership of the post-Recapitalization equity of Cartiga as contemplated by the Business Combination Agreement and (ii) admit Pubco as the managing member of Cartiga. Melodeon Arizona LBS Fund LP will control Pubco immediately after the Closing by virtue of its ownership of Pubco Class B Common Stock.

Exchange Agreement

In connection with the Business Combination, Pubco, OpCo and certain Cartiga Members will enter into an Exchange Agreement. Pursuant to the Exchange Agreement, such Cartiga Members will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their OpCo Units and Pubco Class B Common Stock for, at the option of Pubco, shares of Pubco Class A Common Stock or cash.

Shareholders Agreement

In connection with the Business Combination, Pubco, the Company, Melodeon LBS GP, LLC (“Melodeon”) and its affiliated funds, and the Arizona State Retirement System (“ASRS”) will enter into a Shareholders Agreement (the “Shareholders Agreement”). The Shareholders Agreement sets forth the governance and consent rights of Melodeon and ASRS, as well as restrictions on share transfers and other shareholder obligations.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards.

For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. These include acquisitions or joint ventures exceeding 9.9% of Pubco’s net asset value, the first underwritten public offering, a sale of Pubco, material divestitures or asset sales exceeding 9.9% of net asset value, certain securities issuances and revenue-sharing agreements, borrowings resulting in a debt-to-equity ratio exceeding 3.5:1, initiation of bankruptcy proceedings, certain tax elections and audit settlements, non-pro rata shareholder distributions, changes to Pubco’s business lines, and increases to the share limits under Pubco’s incentive plan.

Transfers of Pubco shares to affiliates are permitted only if the transferee agrees to be bound by the Shareholders Agreement and becomes a party thereto. The Shareholders Agreement also provides for indemnification by Pubco of the stockholders party thereto, and their affiliates, for liabilities arising from their control or influence over Pubco or actions of their board designees, subject to customary exceptions. The Shareholders Agreement will terminate when neither Melodeon nor ASRS retains board nomination rights under its terms.

Expected Accounting Treatment of the Business Combination Proposal

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of ALCY as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ALCY immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, ALCY will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as if Cartiga had issued shares to acquire the net assets of ALCY, with the transaction being accompanied by a recapitalization. The net assets of ALCY will be recorded at their historical carrying values, and no goodwill or other intangible assets will be recognized in connection with the transaction.

Although ALCY is the legal acquirer, Cartiga is considered the accounting acquirer for purposes of financial reporting.

Immediately prior to the closing of the Business Combination, Melodeon is the sole member and economic owner of Cartiga. ASRS beneficially owns approximately 85% of Melodeon’s outstanding interest in Cartiga. Together, ASRS and Melodeon will control six of the seven seats on the board of directors of the post-combination public company.

Following the closing, Melodeon and ASRS will continue to appoint a majority of Pubco’s board and will retain the same level of voting control that they held in Cartiga prior to the transaction.

Accordingly, because Melodeon (via ASRS) controls Cartiga before the transaction and will continue to control Pubco after the transaction, the Business Combination qualifies as a common-control transaction under applicable accounting guidance.

Regulatory Matters

Neither ALCY nor Cartiga is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that ALCY’s entry into the Business Combination Agreement, dated as of August 22, 2025 (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among ALCY, Pubco, Newco, Cartiga and the Sellers’ Representative, pursuant to which, among other things, following the Domestication of ALCY to the State of Delaware, Newco will be merged with and into Cartiga (the “Merger”), with Cartiga surviving the Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the Delaware General Corporation Law, as amended, to be approved, ratified and confirmed in all respects.”

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The ALCY Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of ALCY’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE DOMESTICATION MERGER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then ALCY is asking its shareholders to approve the Domestication Merger Proposal. Under the Business Combination Agreement, the approval of the Domestication Merger Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Merger Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the ALCY Board has unanimously approved a change of ALCY’s jurisdiction of incorporation through its merger with Pubco, a Delaware entity and wholly owned subsidiary of ALCY and shall adopt the Plan of Merger in the form attached to this Proxy Statement.

The holders of the ALCY Ordinary Shares issued and outstanding, voting as a separate class, are being asked to consider and vote upon a proposal to approve by way of special resolution of the holders of the ALCY Ordinary Shares that: (a) ALCY be and is hereby authorized to merge with and into Pubco, with Pubco being the surviving company and all the undertaking, property and liability of ALCY vest in Pubco by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the DGCL (as applicable); (b) the Plan of Merger (the “Plan of Merger”) approved by resolution of the directors of ALCY dated August 20, 2025, be authorized, approved and confirmed in all respects and ALCY be authorized to enter into the Plan of Merger; (c) as of the effectiveness of the Domestication, the constitutional documents of Pubco will be the Proposed Organizational Documents (defined below); and (d) there being no holders of any outstanding security interest granted by ALCY immediately prior to the effectiveness of the Domestication, the Plan of Merger be executed by any one director of ALCY (a “Director”) on behalf of ALCY and any Director or, with their authorization, ALCY’s officers on behalf of ALCY, be authorized to submit the Plan of Merger, together with any supporting documentation including but not limited to a statement of assets and liabilities of each of ALCY and Pubco, for registration to the Registrar of Companies of the Cayman Islands and with the Secretary of State of the State of Delaware (as applicable). Upon the effectiveness of the Domestication, Pubco will become a Delaware corporation, and all outstanding securities of ALCY will convert into securities of Pubco, as described in more detail in the accompanying proxy statement/prospectus. Immediately prior to the Domestication, the Certificate of Incorporation and Bylaws of Pubco shall provide for substantially the same capital structure as ALCY including, without limitation, the number and type of authorized share capital, and upon the Domestication, such Certificate of Incorporation and Bylaws shall continue to be the Certificate of Incorporation and Bylaws of Pubco. Prior to the Effective Time (as defined below), Pubco will file an amended and restated certificate of incorporation (the “Pubco A&R Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (together with the Pubco A&R Certificate of Incorporation, the “Pubco A&R Organizational Documents”) which provide, among other things, that Pubco will have two (2) classes of common stock: Class A common stock and Class B common stock. In accordance with applicable law, the Certificate of Merger will provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder, (i) each then issued and outstanding ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Pubco Class A Common Stock; (ii) each then issued and outstanding ALCY Warrant will become exercisable for one share of Pubco Class A Common Stock having the same terms and subject to the same conditions of such ALCY Warrant; and (iii) each then issued and outstanding ALCY Unit will separate and convert automatically into one share of Pubco Class A Common Stock and one-half of one Pubco Warrant.

The Domestication Merger Proposal, if approved, will approve a merger of ALCY into Pubco which is being effected to change ALCY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ALCY is currently governed by the Companies Act, upon the Domestication, Pubco will be governed by the DGCL. ALCY encourages shareholders to carefully consult the information in “Comparison of Corporate Governance and Shareholder Rights.”

Reasons for the Domestication

The ALCY Board believes that it would be in the best interests of ALCY, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the ALCY Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Pubco will operate within the United States following the Proposed Transaction, it was the view of the ALCY Board that Pubco should be structured as a corporation organized in the United States.

The ALCY Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of ALCY and its shareholders. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Pubco’s.
●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. ALCY believes such clarity would be advantageous to Pubco, the Pubco Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Pubco’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Pubco’s incorporation in Delaware may make Pubco more attractive to future candidates for the Pubco Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, ALCY has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The ALCY Board therefore believes that providing the benefits afforded directors by Delaware law will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for ALCY’s shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, ALCY believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, ALCY believes that the corporate environment afforded by Delaware will enable Pubco to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The ALCY Board believes that it would be in the best interests of ALCY to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Cartiga Holdings, Inc.” in order to more accurately reflect the business purpose and activities of Pubco.

Regulatory Approvals; Third-Party Consents

ALCY is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Merger, it will not occur unless the Merger can be completed, which will require the approvals as described under “The Business Combination Proposal.” ALCY must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon ALCY and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Charter and Proposed Bylaws

Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Charter and the Proposed Bylaws will govern the rights of stockholders in Pubco.

A chart comparing your rights as a holder of ALCY Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the shares of Pubco Class A Common Stock can be found in “Comparison of Corporate Governance and Shareholder Rights.”

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of ALCY. There will be no accounting effect or change in the carrying amount of the assets and liabilities of ALCY as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ALCY immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a two-thirds majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Domestication Merger Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Merger Proposal will have no effect.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of Ordinary Shares of Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company (“ALCY”), that: (a) ALCY be and is hereby authorized to merge with and into Alchemy Acquisition Holdings, Inc., a Delaware corporation (“Pubco”), with Pubco being the surviving company and all the undertaking, property and liability of ALCY vest in Pubco by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands and the Delaware General Corporation Law, as amended (such merger, the “Merger and Domestication”); (b) the plan of merger, the form of which was provided to members of ALCY together with the notice of the extraordinary meeting of ALCY at which this resolution was proposed and is passed (the “Plan of Merger”), be authorized, approved and confirmed in all respects and ALCY be authorized to enter into the Plan of Merger; (c) as of the effectiveness of the Merger and Domestication, the constitutional documents of Pubco will be such documents in the form provided to members of ALCY together with the notice of the extraordinary meeting of ALCY at which this resolution was proposed and is passed (the “Proposed Delaware Organizational Documents”); (d) there being no holders of any outstanding security interest granted by ALCY immediately prior to the effectiveness of the Merger and Domestication, the Plan of Merger be executed by any one director of ALCY (a “Director”) on behalf of ALCY and any Director or, with their authorization, ALCY’s officers on behalf of ALCY, be authorized to submit the Plan of Merger, together with any supporting documentation including but not limited to a statement of assets and liabilities of each of ALCY and Pubco, for registration to the Registrar of Companies in the Cayman Islands and/or with the Secretary of State of the State of Delaware (as applicable) together with such certification in connection with the same as may be required that the Plan of Merger so submitted is the Plan of Merger approved pursuant to this resolution.”

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION MERGER PROPOSAL.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal, the Domestication Merger Proposal and the other Condition Precedent Proposals are approved, ALCY’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal to approve the issuance of up to an aggregate of 54,000,000 shares of Pubco Class A Common Stock in connection with the Business Combination, including the issuance of shares of Pubco Class A Common Stock (i) in connection with the Closing as part of the Merger Consideration, and (ii) upon exchange of the Pubco Class B Common Stock.

Why ALCY Needs Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the shares of common stock, or 20% or more of the voting power, outstanding before the issuance.

The aggregate shares of Pubco Class A Common Stock that Pubco will and potentially will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Pubco Class A Common Stock outstanding before such issuance and may result in a change of control under the applicable Nasdaq Listing Rules. Accordingly, ALCY is seeking the approval of ALCY shareholders for the issuance of shares of Pubco Class A Common Stock in connection with the Proposed Transaction.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Stock Issuance Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Pubco Class A Common Stock to Cartiga equity holders pursuant to the Business Combination Agreement, and any other persons pursuant to subscription, purchase or similar agreements ALCY may enter into prior to Closing be approved in all respects.”

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Domestication Merger Proposal is approved and the Business Combination is consummated, ALCY will replace the Current M&A, under the Companies Act, with the Proposed Charter and the Proposed Bylaws of Pubco and change the name of Pubco to “Cartiga Holdings, Inc.,” in each case, pursuant to the DGCL.

ALCY’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents in connection with the replacement of the Current M&A with the Proposed Organizational Documents. The Organizational Documents Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares.

Reasons for the Amendments

The ALCY Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex B-2:

●	To change the corporate name from “Alchemy Investments Acquisition Corp 1” to “Cartiga Holdings, Inc.”;
●	To amend and redesignate the authorized share capital of the Company from (a) 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ALCY to (b) 500,000,000 shares of Pubco Class A Common Stock, 100,000,000 shares of Pubco Class B Common Stock and 10,000,000 shares of Pubco Preferred Stock, par value $0.0001 per share; and
●	To authorize all other changes in connection with the replacement of the Current M&A with the Proposed Charter and the Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of ALCY currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Delaware Organizational Documents and any Director be authorized to submit the Proposed Delaware Organizational Documents together with any supporting documentation for registration to the Registrar of Companies in the Cayman Islands and/or with the Secretary of State of the State of Delaware (as applicable) together with such certification in connection with the same as may be required that the Proposed Delaware Organizational Documents so submitted are the Proposed Delaware Organizational Documents approved pursuant to this resolution.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Organizational Documents Proposal even if all other outstanding shares are voted against such proposal.

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

ALCY’s shareholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Organizational Documents, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Companies Act or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, ALCY is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory in nature, and are not binding on ALCY or the ALCY Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, ALCY intends that the Proposed Organizational Documents will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

The Proposed Organizational Documents differ materially from the Current M&A. The following table sets forth a summary of the principal changes proposed between the Current M&A and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Current M&A of ALCY, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Current M&A are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, ALCY encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

Advisory Organizational Documents Proposal	Description of Change

Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Current M&A has an authorized share capital of 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 ALCY preference shares. See paragraph 5 of the Current M&A.

The Proposed Organizational Documents authorize 610,000,000 shares, consisting of 500,000,000 shares of Pubco Class A Common Stock, 100,000,000 shares of Pubco Class B Common Stock and 10,000,000 shares of Pubco preferred stock. See Section 4.1 of the Proposed Charter.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Current M&A does not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. See Section 9.1 of the Proposed Charter.

Required Vote to Amend Charter (Advisory Organizational Documents Proposal 5C)

The Current M&A provides that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the votes cast by the holders of ALCY Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and at a general meeting. See Article 18.3 of the Current M&A.

Advisory Organizational Documents Proposal	Description of Change

The Proposed Charter adopts provisions providing the affirmative vote of at least a majority of the voting power of all the then issued and outstanding shares of capital stock of Pubco entitled to vote thereon, to amend, alter, repeal or rescind all or any portion of the Proposed Charter. See Section 9.2 of the Proposed Charter.

Additional Changes (Advisory Organizational Documents Proposal 5D)

The Current M&A includes provisions related to ALCY’s status as a blank check company prior to the consummation of an initial business combination. See Article 49 of the Current M&A.

The Proposed Organizational Documents do not include such provisions related to Pubco’s status as a blank check company, which will no longer apply upon consummation of the Merger, as Pubco will cease to be a blank check company at such time.

Reasons for Amendments

Advisory Organizational Documents Proposal 5A — Authorized Shares

ALCY’s shareholders are being asked to approve and adopt an amendment to the Current M&A to authorize the amendment and redesignation of the authorized share capital of ALCY from (a) 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ALCY to (b) 500,000,000 shares of Pubco Class A Common Stock, 100,000,000 shares of Pubco Class B Common Stock and 10,000,000 shares of Pubco Preferred Stock.

As of the date of this proxy statement/prospectus, there are (a) 3,659,055 ALCY Class A Ordinary Shares issued and outstanding, (b) 1 ALCY Class B Ordinary Share issued and outstanding and (c) no ALCY preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 5,750,000 Public Warrants issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each whole ALCY Warrant will be exercisable after giving effect to the Merger for one share of Pubco Class A Common Stock at an exercise price of $11.50 per share. ALCY Warrants will become exercisable 30 days after the Closing.

Pursuant to the Business Combination Agreement, (i) the holders of Cartiga Company Equity Interests immediately prior to the Closing will receive aggregate consideration of $540.0 million in the form of shares of Pubco Class B Common Stock (at a deemed value of $10.00 per share) in exchange for their outstanding equity interests.

In order to ensure that Pubco has sufficient authorized capital for future issuances, the ALCY Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Pubco amend and redesignate the authorized share capital of ALCY from (a) 479,000,000 ALCY Class A Ordinary Shares, 20,000,000 ALCY Class B Ordinary Shares and 1,000,000 ALCY preference shares to (b) 500,000,000 shares of Pubco Class A Common Stock, 100,000,000 shares of Pubco Class B Common Stock and 10,000,000 shares of Pubco Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The ALCY board of directors believes that the greater number of authorized number of shares of common stock is desirable for Pubco to have sufficient shares for the issuances to the Cartiga Members in the for issuances upon exercise of Pubco Warrants, and the exchange of Pubco Class B Common Stock and OpCo Units for Pubco Class A Common Stock in accordance with the Exchange Agreement. The increased authorized number of shares also provides enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2026 Equity Incentive Plan and other compensatory purposes.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of ALCY be amended and redesignated from 479,000,000 ALCY Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 ALCY Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 100,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision

ALCY’s shareholders are being asked to approve and adopt an amendment to the Current M&A to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act.

The Proposed Organizational Documents stipulate that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (iii) any action, suit or proceeding against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (vi) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or other employee of Pubco governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Proposed Charter further provides that unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The ALCY Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Pubco will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes.

In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The ALCY Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5B.”

Advisory Organizational Documents Proposal 5C — Required Vote to Amend Charter

ALCY’s shareholders are being asked to approve provisions providing that the affirmative vote of at least a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter.

The above is qualified by a provision that so long as any shares of Pubco Class A Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Class A Common Stock so as to affect them adversely.

Reasons for Amendment

The Current M&A provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a simple majority of at least two-thirds of the votes cast by the holders of ALCY Ordinary Shares who, being present in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind any provision of the Proposed Charter.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least a majority of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter; provided that, so long as any shares of Pubco Class A Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Class A Common Stock so as to affect them adversely as described in Advisory Organizational Documents Proposal 5C, be approved.”

Advisory Organizational Documents Proposal 5D — Additional Changes

ALCY’s shareholders are being asked to approve and adopt an amendment to the Current M&A to authorize certain additional changes, including, among other things, (a) making Pubco’s corporate existence perpetual, and (b) removing certain provisions related to ALCY’s status as a blank check company that will no longer be applicable upon Closing, all of which the ALCY Board believes is necessary to adequately address the needs of Pubco after the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of ALCY’s operations should ALCY not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Current M&A) because following the Closing, Pubco will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The ALCY Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Cartiga and to clearly identify Pubco as the publicly traded entity. Perpetual existence is the usual period of existence for public corporations, and the ALCY Board believes it is the most appropriate period for Pubco following the Closing.

The elimination of certain provisions related to ALCY’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Pubco and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in the Current M&A require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of ALCY has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Current M&A with the Proposed Organizational Documents. While certain material changes between the Current M&A and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in these Advisory Organizational Documents Proposals, there are other differences between the Current M&A and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if ALCY shareholders approve the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ALCY’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ALCY Board believes is necessary to adequately address the needs of Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5D, be approved.”

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Advisory Organizational Documents Proposals even if all other outstanding shares are voted against such proposal.

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of ALCY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ALCY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 6, ALCY is asking its shareholders to approve the assumption and adoption by Pubco of an Equity Incentive Plan, or the “Equity Incentive Plan” or the “Plan,” a copy of which is included as Annex C. The Plan is being adopted in connection with the Business Combination and will become effective, if at all, upon the closing of the Business Combination, and subject to shareholder approval. If the Business Combination Proposal is not approved by ALCY’s Shareholders, the Equity Incentive Plan is not approved by ALCY’s Shareholders, or if the Business Combination is terminated prior to the consummation of the Business Combination, the Plan will remain with Cartiga and not be amended and restated as described herein. The initial share reserve under the Plan will equal 12% of the shares of Pubco Common Stock issued and outstanding immediately following the Closing (calculated on an as-exchanged basis), subject to the annual increases described below.

The Plan will allow Pubco to provide equity awards as part of Pubco’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. If the Plan is not approved it will compel Pubco to significantly increase the cash component of employee compensation needed to attract and retain key employees, which would therefore reduce Pubco’s operating cash flow.

The ALCY Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. The Plan will increase Pubco’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps Pubco to recruit, reward, motivate, and retain talented personnel. The ALCY Board believes that the approval of the Plan is essential to Pubco’s continued success, and in particular, Pubco’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Pubco will compete. Such awards are also crucial to Pubco’s ability to motivate employees to achieve its goals.

Key Plan Provisions

●	Unless terminated earlier by Pubco’s Board, the Equity Incentive Plan will continue until the 10th anniversary of earlier of the date the adoption of the Plan was approved by Pubco’s Board or the date the adoption of the Plan was approved by Pubco’s stockholders.
●	The Equity Incentive Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units, and other stock-based awards.
●	A number of shares of Pubco Class A Common Stock equal to 12% of the aggregate number of shares of Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately following the Closing (calculated on an as-exchanged basis) will be authorized for issuance pursuant to awards granted under the Plan, plus an annual increase on the first day of each fiscal year, commencing January 1, 2027 and continuing through January 1, 2036, equal to 5% of the then-outstanding shares of Pubco common stock (or such lesser amount as the Committee may determine).
●	The Equity Incentive Plan will be administered by the Compensation Committee of the Pubco Board (the “Administrator”).

Description of Pubco’s Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. However, this summary is not a complete description of all of the provisions of the Plan and is qualified in its entirety by the specific language of the Plan.

Purposes of the Plan

The purposes of the Equity Incentive Plan are to advance the interests of Pubco’s stockholders by enhancing its ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the company by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of its stockholders.

Eligibility

The Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of Pubco or any of its parent corporations or subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, and other stock-based awards to employees, directors and consultants of Pubco or any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which Pubco, directly or indirectly, owns as applicable (a) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity.

Authorized Shares

The maximum number of shares of Pubco Class A Common Stock that will be authorized for issuance pursuant to awards under the Plan will initially be equal to 12% of the aggregate number of shares of Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately following the Closing (calculated on an as-exchanged basis), plus an annual increase on the first day of each fiscal year, commencing January 1, 2027 and continuing through January 1, 2036, equal to 5% of the then-outstanding shares of Pubco common stock (or such lesser amount as the Committee may determine).

Generally, if any award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such award being repurchased by Pubco at or below the original issuance price), the unused common stock covered by such award shall again be available for the grant of awards under the Plan. Shares tendered or withheld to pay an exercise price or satisfy tax withholding do not return to the share reserve. However, in the case of incentive stock options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.

All or any portion of the authorized shares may be issued pursuant to the exercise of incentive stock options. To the extent permitted under Section 422 of the Code, shares underlying other awards that may be returned to the Plan may also become available for issuance pursuant to the exercise of incentive stock options.

If the Administrator determines that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Pubco, or sale or exchange of common stock or other securities of Pubco, issuance of warrants or other rights to purchase common stock or other securities of the company, or other similar corporate transaction or event, as determined by the Administrator, affects the common stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by Pubco to be made available under the Equity Incentive Plan or with respect to any Award, the Administrator will adjust the number and class of shares that may be delivered under the Equity Incentive Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the Equity Incentive Plan.

In connection with a merger or consolidation of another entity with or into Pubco or a subsidiary of Pubco or the acquisition by Pubco or a subsidiary of Pubco of property or stock of another entity, the Administrator may grant awards in substitution for any options or other stock or stock-based awards granted prior to such merger or consolidation by such other entity or its affiliate. Substitute awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit described above, except as may be required by reason of Section 422 of the Code or applicable securities exchange rules.

Equity Incentive Plan Administration

Pubco’s Compensation Committee will administer the Plan and is referred to as the Administrator. The Administrator may delegate certain duties and authorities of the Administrator to officers of Cartiga but the full Board must approve the grant of any award to a non-employee director. Grants to executive officers of Pubco must be approved by the full Board or by a committee comprised of “non-employee directors” under Rule 16b-3 of the Securities Exchange Act.

Subject to the terms of the Equity Incentive Plan and applicable laws, the Administrator shall have authority to determine which employees, non-employee directors and consultants will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting, exercise and forfeiture provisions). In addition, the Administrator shall have the authority to take all actions and make all determinations contemplated by the Equity Incentive Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Equity Incentive Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator shall make all determinations under the Equity Incentive Plan in the Administrator’s sole discretion and all such determinations shall be final and binding on all persons having or claiming any interest in the Equity Incentive Plan or in any Award.

No Repricings

The terms of any outstanding option may not be amended to reduce the exercise price of such option or cancel any outstanding option in exchange for other options with an exercise price that is less than the exercise price of the cancelled option or for any cash payment (or shares of common stock with a market value) that exceeds the excess of the market value of the shares underlying such cancelled options over the aggregate exercise price of such options or for any other award, without stockholder approval.

Stock Options

Options to purchase Pubco Class A Common Stock may be granted under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Administrator will determine the terms and conditions of options, including when such options vest and when they become exercisable (and the Administrator will have the discretion to accelerate the time at which such options will vest and/or become exercisable) and the acceptable forms of consideration for exercising an option. The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of Pubco or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date.

As required by the Code, the aggregate fair market value (determined at the time an incentive stock option is granted) of company stock with respect to which such employee’s incentive stock options may become exercisable by such employee for the first time during any calendar year under all incentive stock options granted under any incentive stock option plan maintained by Pubco or any parent or subsidiary corporation may not exceed $100,000. To the extent that an option designated as an incentive stock option exceeds the $100,000 threshold, it will be treated as a non-qualified stock option.

After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law. An option designated as an incentive stock option will cease to constitute an incentive stock option and will be treated as a non-qualified stock option to the extent that it is exercised more than three months after the employee’s termination of employment (or more than one year in the case of death or disability).

Subject to the provisions of the Plan, the Administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Restricted Stock

Restricted stock may be granted under the Equity Incentive Plan. Restricted stock awards are grants of shares of Pubco Class A Common Stock that vest in accordance with terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The Administrator may impose prior to grant whatever conditions to vesting it determines to be appropriate (for example, the Administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the Administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed at any time. Recipients of restricted stock awards generally will have voting rights and have the right to receive dividends with respect to such shares, unless the award agreement provides otherwise. Except as otherwise provided by the Administrator, to the extent that dividends are paid in stock or property other than cash, such non-cash dividends will be subject to the same vesting and forfeiture conditions applicable to the restricted shares and will be delivered no later than the 15th day of the third calendar month following the later of (i) the date the dividends are paid to Pubco stockholders or (ii) the date such dividends are no longer subject to a substantial risk of forfeiture.

Shares of restricted stock as to which the restrictions have not lapsed upon the recipient’s termination of service or when the Administrator determines that satisfaction of performance-based vesting conditions are no longer possible are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the Equity Incentive Plan pursuant to terms and conditions established by the Administrator. A restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Pubco Class A Common Stock. The Administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The Administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

The award agreement may provide participants with a right to receive dividend equivalents with respect to their restricted stock units. Such dividend equivalents may be paid in cash or in shares of our common stock may be subject to the same vesting conditions applicable to the restricted stock units.

Other Stock-Based Awards

The Administrator may grant other stock-based awards under the Equity Incentive Plan pursuant to terms and conditions established by the Administrator and set forth in the award agreement. The Administrator will have the discretion to settle other stock-based awards in the form of cash, shares of Pubco Class A Common Stock, or a combination of both.

Non-Transferability of Awards

Unless the Administrator provides otherwise, the Equity Incentive Plan generally does not allow awards under the Equity Incentive Plan to be sold, transferred, assigned, pledged or otherwise encumbered by the participant either voluntarily or by operation of law, except by will or the laws of descent and distribution. Any unauthorized transfer will be void.

Merger or Change in Control

The Equity Incentive Plan provides that if there is a “change in control” (as defined under the Equity Incentive Plan) of Pubco and the awards under the Equity Incentive Plan are not continued, converted, assumed or replaced with substantially similar awards by Pubco or the successor entity or its parent and provided that the participant has not terminated service prior to such change in control, then immediately prior to such change in control, such awards shall become fully vested, exercisable and/or payable, as applicable, and forfeiture, repurchase and other restrictions on such awards shall lapse. Each such award shall be cancelled upon the consummation of such change in control in exchange for the change in control consideration payable to other holders of common stock with respect to the shares of common stock underlying such award (net of any applicable exercise price). Such change in control consideration may be payable on the same terms and conditions applicable to other holders of our common stock or on such terms and conditions as the Administrator may provide. To the extent that the award constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Code, the timing of any payment in settlement of such award in connection with such change in control will be governed by the terms of such award to avoid subjecting the participant to penalties under Section 409A. If the amount of the change in control consideration the participant would receive with respect to the shares subject to any outstanding option is less than or equal to the exercise price of such option, such option will be terminated without payment upon consummation of such change in control.

Forfeiture and Clawback

All awards granted under the Equity Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the Administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The assumption and adoption of the Equity Incentive Plan will become effective upon and subject to the Closing and stockholder approval of the assumption and adoption of the Plan and will continue in effect until the tenth (10th) anniversary of the earlier of the date the assumption and adoption of the Equity Incentive Plan was approved by the Board or the date its adoption is approved by Pubco’s stockholders. Pubco’s Board will have the authority to amend, suspend, or terminate the Equity Incentive Plan, but such action generally may not materially impair the rights of any participant with respect to any award that is outstanding at the time such amendment, suspension or termination of the Equity Incentive Plan is approved by the Board without the participant’s written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of the date hereof, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option, holds the stock until the later of second anniversary of the date on which the incentive stock option was granted or the first anniversary of the date such incentive stock option was exercised (the “applicable holding period”) and then later sells or otherwise disposes of the shares acquired upon exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares before the end of the applicable holding period (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount received upon sale of such shares) over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Non-Qualified Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising a non-qualified stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and FICA taxes.

Upon the sale of the shares acquired by the exercise of a non-qualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon exercise of non-qualified option generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to us with respect to the grant of a non-qualified stock option or the sale of the shares acquired through the exercise of the non-qualified stock option.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and FICA taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon vesting in shares of restricted stock (or upon filing an election under Section 83(b) of the Code) generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards or Cash or Shares Issuable upon Settlement of an Other Stock-Based Award

There are no immediate tax consequences of receiving an award of restricted stock units or another stock-based award. A participant who is awarded restricted stock units or another stock-based award generally will be required to recognize ordinary income in an amount equal to the amount of cash and/or the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant in such award agreement. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. Any ordinary income recognized by the participant upon the issuance of shares pursuant to a restricted stock unit award or other stock-based award generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Equity Incentive Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with the requirements of Code Section 409A, the participant will incur an additional federal income tax penalty equal to 20% of the compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Pubco

Pubco generally will be entitled to a tax deduction in connection with an award under the Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND PUBCO WITH RESPECT TO AWARDS UNDER THE EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Interests of Certain Persons in this Proposal

ALCY’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan. Nevertheless, the ALCY Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced and highly qualified officers, employees, directors, consultants and other service providers by adopting the Equity Incentive Plan.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Cartiga Holdings, Inc. 2026 Equity Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) and any form award agreements thereunder, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of votes cast by the holders of ALCY Ordinary Shares represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Equity Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ALCY Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Equity Incentive Plan Proposal even if all other outstanding shares are voted against such proposal.

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT THE ALCY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the ALCY Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the parties to consummate the Business Combination. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Adjournment Proposal is not conditioned upon any other proposal. The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Adjournment Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the ALCY Board

THE ALCY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of ALCY’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ALCY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See “The Business Combination Proposal — Certain Interests of ALCY’s Directors and Officers and Others in the Business Combination” for a further discussion.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Public Shares and Public Warrants (each, an “ALCY Security”) of the Domestication, (b) for Holders of Public Shares that exercise their redemption rights in connection with the Business Combination, and (c) for Holders of the ownership and disposition of Pubco Securities. With respect to the ownership and disposition of Pubco Securities, this discussion is limited to (x) Pubco Securities received in connection with the Domestication and (y) Pubco Class A Common Stock received upon the exercise of the Pubco Warrants. This section applies only to Holders that hold their ALCY Securities and Pubco Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of ALCY, or (ii) to any person holding Founder Shares and Private Placement Shares. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to the mark-to-market accounting rules with respect to the ALCY Securities or Pubco Securities;
●	tax-exempt entities;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies or real estate investment trusts;
●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the ALCY Securities or Pubco Securities through such partnerships or pass-through entities;
●	U.S. expatriates or former long-term residents of the United States;
●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of ALCY’s shares or Pubco’s stock;
●	persons that acquired their ALCY Securities or Pubco Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	persons that hold their ALCY Securities or Pubco Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or
●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ALCY Securities or Pubco Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any ALCY Securities or Pubco Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of redemption rights with respect to Public Shares and the ownership and disposition of Pubco Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. ALCY has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PUBLIC SHARES AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PUBLIC SHARES AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of an ALCY Unit are generally separable at the option of the holder, the holder of an ALCY Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Public Share and Public Warrant components of the ALCY Unit, and the discussion below with respect to actual Holders of Public Shares and Public Warrants also should apply to holders of ALCY Units (as the deemed owners of the underlying Public Shares and Public Warrants that constitute the ALCY Units). Accordingly, the separation of an ALCY Unit into one Public Share and the one-half of one Public Warrant underlying the ALCY Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of ALCY Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any Redemption Rights) with respect to any Public Shares and Public Warrants held through ALCY Units (including alternative characterizations of ALCY Units).

As used herein, a “U.S. Holder” is a beneficial owner of an ALCY Security or a Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

As used herein, a “Non-U.S. Holder” is a beneficial owner of an ALCY Security or Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder.

U.S. Holders

U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities

If the Domestication Qualifies as a Reorganization

General U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Domestication to U.S. Holders will depend primarily on whether the Domestication qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Domestication is intended to qualify as a Reorganization pursuant to Section 368(a)(1)(F) of the Code. Under Section 368(a)(1)(F) of the Code, a “mere change in identity, form or place of organization of one corporation, however effected” qualifies as a Reorganization. Pursuant to the Domestication, ALCY, a Cayman Islands exempted company, will merge with and into Pubco, with Pubco surviving as a corporation incorporated under the laws of the State of Delaware.

It is the opinion of Loeb that, on the basis of facts, representations and assumptions set forth or referred to in the tax opinion of Loeb (which is attached as Exhibit 8.1 to the registration statement of which this prospectus forms a part), the Domestication should qualify as a Reorganization pursuant to Section 368(a)(1)(F) of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as ALCY, the qualification of the Domestication as a Reorganization is not entirely clear. If any of the facts, assumptions, representations, covenants or undertakings by ALCY are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion may be affected and the U.S. federal income tax consequences of the Domestication could differ from those described in this proxy statement/prospectus.

The completion of the Domestication is not conditioned upon the receipt of an opinion of ALCY’s legal counsel regarding the U.S. federal income tax consequences of the Domestication and U.S. Holders should be aware that ALCY has not requested and, following the Domestication, Pubco does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Domestication does not qualify as a reorganization, then a U.S. Holder that exchanges its ALCY Securities for Pubco Securities generally should recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Class A Common Stock and Pubco Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Public Warrants exchanged.

If the Domestication qualifies as a Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its ALCY Securities pursuant to the Domestication should not recognize gain or loss on the exchange of ALCY Securities for Pubco Securities. The aggregate adjusted tax basis of a U.S. Holder in the Pubco Class A Common Stock received as a result of the Domestication should equal the aggregate adjusted tax basis of the Public Shares surrendered in the exchange, and the aggregate adjusted tax basis in the Pubco Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the Public Warrants surrendered in the exchange, in each case increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the Pubco Securities received in the exchange should include the holding period for the ALCY Securities surrendered in the exchange.

Because the Domestication will occur immediately prior to the Redemption of U.S. Holders that exercise Redemption Rights with respect to ALCY Securities, U.S. Holders exercising such Redemption Rights are expected to be subject to the potential tax consequences of the Domestication. All holders considering exercising Redemption Rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

Effect of Section 367 of the Code to U.S. Holders of Public Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange Public Shares (but not the Public Warrants) for Pubco Class A Common Stock as part of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

A.	U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of ALCY

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of ALCY stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of ALCY stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Public Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ALCY Securities entitled to vote or 10% or more of the total value of shares of all classes of ALCY Securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s earnings and profits amount with respect to its Public Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Public Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such Public Shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Public Shares as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non- Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

B.	U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of ALCY

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of ALCY stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of ALCY stock must either recognize gain with respect to the Domestication or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to Pubco Class A Common Stock received in exchange for its Public Shares pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such Pubco Class A Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the Public Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its Public Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Domestication, for federal income tax purposes.

If the Domestication Does Not Qualify as a Reorganization

If the Domestication fails to qualify as a Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its ALCY Securities for Pubco Securities in the Domestication generally will recognize gain or loss equal to the difference between (i) fair market value of the Pubco Securities received and (ii) the U.S. Holder’s adjusted tax basis in the ALCY Securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Pubco Securities received will be the fair market value of the Pubco Securities on the date of the Domestication. The U.S. Holder’s holding period for the Pubco Securities received pursuant to the Domestication will begin on the day after the date of the Domestication.

Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the ALCY Securities exceeds one year at the time of the Domestication. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of ALCY Securities for Pubco Securities pursuant to the Domestication, the qualification of the Domestication as a Reorganization, and the application of Section 367(b) to the Domestication.

Passive Foreign Investment Company Status

Even if the Domestication qualifies as a Reorganization, the Domestication may be a taxable event to U.S. Holders of ALCY Securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because ALCY is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, ALCY believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2025, and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If ALCY is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of ALCY Securities and, in the case of Public Shares, the U.S. Holder did not make either (a) a timely qualified electing fund (“QEF”) election under Section 1295 of the Code for ALCY’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of ALCY Securities; and
●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the

Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ALCY Securities;
●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of ALCY’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;
●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if ALCY is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Public Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of ALCY’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which ALCY’s taxable year ends.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of ALCY Securities will depend on whether the U.S. Holder has made a timely and effective election to treat ALCY as a QEF, for ALCY’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to ALCY is contingent upon, among other things, the provision by ALCY of certain information that would enable the U.S. Holder to make and maintain a QEF election. ALCY will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. A U.S. Holder of a PFIC that made a timely and effective QEF election for ALCY’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for ALCY’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to ALCY’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of ALCY’s tax year in which ALCY qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its Public Warrants. As a result, if a U.S. Holder of Public Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the Public Warrants for Pubco Warrants in the Domestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if ALCY were a PFIC at any time during the period the U.S. Holder held the Public Warrants.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their Public Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, or if gain recognition under Section 1291(f) of the Code is effective even in the absence of final Treasury Regulations, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of ALCY Securities for Pubco Securities in the Domestication if ALCY were classified as a PFIC at any time during such U.S. Holder’s holding period in ALCY Securities. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities — Effect of Section 367 of the Code to U.S. Holders of Public Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its Public Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made.

An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities — Effect of Section 367 of the Code to U.S. Holders of Public Shares.” In addition, as discussed above, since a QEF election cannot be made with respect to Public Warrants, the Proposed Regulations may apply to cause gain recognition under the PFIC rules on the exchange of Public Warrants for Pubco Warrants pursuant to the Domestication. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted if at all, and further, whether the IRS would take the position that Section 1291(f) of the Code is effective in the absence of final Treasury Regulations.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of ALCY Securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Public Shares (which will be exchanged for shares of Pubco Class A Common Stock in the Domestication) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as sale or exchange of the Pubco Class A Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the Redemption qualifies as a sale or exchange of the Pubco Class A Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Pubco Class A Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Class A Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the Redemption Rights with respect to the Pubco Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the Redemption does not qualify as a sale or exchange of Pubco Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from ALCY’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Pubco Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pubco Class A Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the Redemption Rights with respect to the Pubco Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a Redemption qualifies for sale or exchange treatment will depend largely on the total number of Pubco Class A Common Stock treated as held by the U.S. Holder (including any Pubco Class A Common Stock constructively owned by the U.S. Holder as a result of owning Pubco Warrants) relative to all of the Pubco Class A Common Stock outstanding both before and after the redemption. The Redemption of Public Shares generally will be treated as a sale or exchange of the Pubco Class A Common Stock (rather than as a corporate distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in ALCY or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only Pubco Class A Common Stock actually owned by the U.S. Holder, but also Pubco Class A Common Stock that is constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Pubco Class A Common Stock which could be acquired pursuant to the exercise of the Pubco Warrants. In order to meet the substantially disproportionate test, (i) the percentage of ALCY’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption of the Pubco Class A Common Stock must be less than 80% of the percentage of ALCY’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Pubco Class A Common Stock (both voting and nonvoting) immediately after the Redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the Redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the Redemption, less than 50% of the total combined voting power of all classes of stock of ALCY entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Pubco Class A Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Pubco Class A Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Pubco Class A Common Stock. The Redemption of the Pubco Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ALCY. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ALCY will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a Redemption.

If none of the foregoing tests is satisfied, then the Redemption will be treated as a corporate distribution.

After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Pubco Class A Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Pubco Warrants or possibly in other Pubco Class A Common Stock constructively owned by it. Shareholders who hold different blocks of Pubco Class A Common Stock (generally, shares of ALCY purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the Redemption of U.S. Holders that exercise Redemption Rights with respect to Public Shares, U.S. Holders exercising such Redemption Rights, will be deemed to have exchanged their Public Shares for shares of Pubco Class A Common Stock and be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (as discussed further above).

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a Redemption of all or a portion of their Pubco Class A Common Stock pursuant to an exercise of Redemption Rights.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Pubco Class A Common Stock

Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Pubco Class A Common Stock (other than certain distributions of Pubco stock or rights to acquire Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pubco Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pubco Class A Common Stock and will be treated as described below under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities

Upon a sale or other taxable disposition of Pubco Securities (which, in general, would include a Redemption of Pubco Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco Securities so disposed of. See the section entitled “U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of ALCY Securities” above for discussion of a U.S. Holder’s adjusted tax basis in its Pubco Securities following the Domestication. See the section entitled “— Exercise, Lapse or Redemption of Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Pubco Class A Common Stock acquired pursuant to the exercise of a Pubco Warrant.

Exercise, Lapse or Redemption of Pubco Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco Class A Common Stock upon exercise of Pubco Warrants for cash. The U.S. Holder’s tax basis in the Pubco Class A Common Stock received upon exercise of the Pubco Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Pubco Class A Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Pubco Warrants. If any Pubco Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Pubco Warrants.

The tax consequences of a cashless exercise of Pubco Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Pubco Class A Common Stock received would equal the U.S. Holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Pubco Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Class A Common Stock would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Class A Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Class A Common Stock that would have been received in a regular exercise of the Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Pubco Class A Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Pubco Warrants deemed exercised and the aggregate exercise price of such Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the Pubco Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Pubco Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco Warrants for cash or if it purchases Pubco Warrants in an open market transaction, such Redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities.”

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of shares of Pubco Class A Common Stock for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of Pubco Securities, or as a result of the issuance of a stock dividend to holders of Pubco Class A Common Stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— Taxation of Distributions” in the same manner as if the U.S. Holders of the Pubco Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of Pubco Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Class A Common Stock

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Pubco stock or rights to acquire Pubco stock) made to a Non-U.S. Holder of shares of Pubco Class A Common Stock, to the extent paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Pubco will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pubco Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Pubco Class A Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Pubco Securities” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Exchange or Other Taxable Disposition of Pubco Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Pubco Class A Common Stock or Pubco Warrants (including an expiration or Redemption of the Pubco Warrants as described under “— Exercise, Lapse or Redemption of a Pubco Warrant,” or a Redemption of Pubco Class A Common Stock that is treated as a sale or exchange as described under “— Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)

such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)

Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Pubco Security being disposed of, except, in the case where shares of Pubco Class A Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of Pubco Class A Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of Pubco Class A Common Stock at all times within the shorter of the five-year period preceding such disposition of Pubco Class A Common Stock or such Non-U.S. Holder’s holding period for such Pubco Class A Common Stock or (y) the Non-U.S. Holder is disposing of Pubco Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of Pubco Warrants (provided the Pubco Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of Pubco Warrants or such Non-U.S. Holder’s holding period for such Pubco Warrants. There can be no assurance that Pubco Class A Common Stock or Pubco Warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to Pubco Class A Common Stock or Pubco Warrants, including how a Non-U.S. Holder’s ownership of Pubco Warrants impacts the five percent (5%) threshold determination with respect to Pubco Class A Common Stock and whether the five percent (5%) threshold determination with respect to Pubco Warrants must be made. In addition, special rules may apply in the case of a disposition of Pubco Warrants if Pubco Class A Common Stock is considered to be “regularly traded,” but Pubco Warrants are not considered to be “regularly traded.” Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the Redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Pubco may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or Redemption. Based on the nature of the business and activities of Cartiga, it generally is not expected that Pubco would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, neither Cartiga nor ALCY has undertaken a formal analysis of Pubco’s possible status as a United States real property holding corporation. In addition, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Pubco would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Pubco Securities.

Exercise, Lapse or Redemption of Pubco Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco Class A Common Stock upon exercise of Pubco Warrants for cash. The Non-U.S. Holder’s tax basis in the share of Pubco Class A Common Stock received upon exercise of Pubco Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Pubco Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Pubco Class A Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Pubco Warrants. If any Pubco Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Pubco Warrants and generally will be taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Pubco Securities.”

Pubco Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Pubco Warrants is not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the Pubco Class A Common Stock received would equal the Non-U.S. Holder’s tax basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Pubco Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Pubco Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Class A Common Stock would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Class A Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Class A Common Stock that would have been received in a regular exercise of the Pubco Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Exchange or Other Taxable Disposition of Pubco Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the Pubco Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Pubco Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Pubco Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco Warrants for cash or if Pubco purchases Pubco Warrants in an open market transaction, such Redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Pubco Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or Redemption of Pubco Warrants.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of shares of Pubco Class A Common Stock for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Pubco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Pubco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Tax Consequences of Ownership and Disposition of Pubco Securities — Taxation of Distributions.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Pubco Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Pubco Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Pubco Securities.

INFORMATION ABOUT ALCY

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to ALCY prior to the consummation of the Business Combination.

General

Alchemy Investments Acquisition Corp 1 is a blank check company incorporated on October 27, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ALCY has neither engaged in any operations nor generated any revenue to date. Based on ALCY’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

Our registration statement for our IPO was declared effective on May 4, 2023. On May 9, 2023, we consummated our IPO of 11,500,000 ALCY Units, at $10.00 per ALCY Unit, after the full exercise of the over-allotment option, generating gross proceeds of $115,000,000, and incurring offering costs inclusive of approximately $5,175,000 in deferred underwriting commissions.

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 595,500 private placement shares (the “Private Placement Shares”) at a purchase price of $10.00 per Share, of which 538,000 were sold to the Company’s sponsor, Alchemy DeepTech Capital, LLC (the “Sponsor”), and 57,500 were sold to Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds to the Company of $5,955,000. The Private Placement Shares are identical to the Shares sold as part of the ALCY Units in the IPO except that, (1) they will not be redeemable by the Company; (2) they may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders thereof until 30 days after the completion of the Company’s initial business combination; and (3) they are entitled to registration rights.

The net proceeds of the sale of the ALCY Units in the IPO and certain of proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The Trust Account was initially invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

On October 22, 2024, the Company issued an aggregate of 2,874,999 ALCY Class A Ordinary Shares to the Sponsor and the holder of ALCY Class B Ordinary Shares upon the conversion of an equal number of ALCY Class B Ordinary Shares (the “Conversion”). The 2,874,999 ALCY Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the ALCY Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our IPO.

ALCY initially had until November 9, 2024 to consummate an initial business combination. On October 31, 2024, ALCY held its 2024 Annual Meeting. The shareholders of the Company approved as a special resolution, to amend the Company’s Articles of Association, to provide the Company the right to extend the date by which it has to complete a business combination for a three month extension or until February 9, 2025, then on a month-to-month basis thereafter, as determined by the Directors in their sole discretion, until September 9, 2025, by placing $90,000 into the Trust Account held at Continental Stock Transfer & Trust Company for the three month period, then $30,000 per month thereafter until September 9, 2025. On September 4, 2025, ALCY held its 2025 Annual Meeting, and the shareholders passed a special resolution to extend the time to complete its Business Combination on a month-to-month basis until September 9, 2026 by depositing into the Trust Account $22,126.29 for each one-month extension. In connection with the shareholders’ vote at the annual meeting, 10,438,037 ALCY Class A Ordinary Shares were tendered for redemption.

On September 8, 2026, ALCY held its 2026 Annual Meeting, and the shareholders passed a special resolution to extend the time to complete its Business Combination on a month-to-month basis until September 9, 2027 by depositing into the Trust Account $5,656.68 for each one-month extension. In connection with the shareholders’ vote at the 2026 Annual Meeting, 548,987 ALCY Class A Ordinary Shares were tendered for redemption.

As of October 21, 2026, the Company has deposited approximately $576,826 in the Trust Account to extend the time to consummate a Business Combination, and has until September 9, 2027 to consummate the Business Combination, if the extension payments of $5,656.68 per month are made. As of October 21, 2026, funds in the Trust Account totaled approximately $2,369,696.42 and were held in an interest-bearing bank deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Current M&A to modify the substance or timing of ALCY’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by September 9, 2027 by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A and (c) the Redemption of all of the Public Shares if ALCY is unable to complete a business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

On August 22, 2025, ALCY entered into the Business Combination Agreement with Cartiga, Pubco, Newco and Halle Benett, as Sellers’ Representative.

On May 7, 2026, ALCY received a Notice from Nasdaq, stating that ALCY did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities were subject to delisting. ALCY’s registration statement, filed in connection with ALCY’s IPO, became effective on May 4, 2023. Pursuant to IM-5101-2, ALCY must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Business Combination was not consummated by May 4, 2026, ALCY did not comply with IM-5101-2, and its securities were suspended from trading on Nasdaq at the opening of business on May 14, 2026.

ALCY Class A ordinary shares, ALCY Units and ALCY Warrants are currently trading on OTC under the symbols “ALCYF,” “ALCUF” and “ALCWF,” respectively.

Effecting ALCY’s Initial Business Combination

General

ALCY is not presently engaged in and ALCY will not engage in, any substantive commercial business until it completes the Business Combination with Cartiga or another target business.

Fair Market Value of Target Business

The rules of Nasdaq require that ALCY must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ALCY’s signing a definitive agreement in connection with its initial business combination. The ALCY Board determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

ALCY is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their Public Shares, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold such Public Shares on the Record Date, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor, initial shareholders and the officers and directors of ALCY have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its Redemption Rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them.

The Sponsor, which includes among its members each of the directors and officers of ALCY, and Cantor together own 3,470,500 ALCY Ordinary Shares, which includes the sole outstanding ALCY Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders (which includes Cantor) own approximately 94.8% of the issued and outstanding ALCY Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal, even if all other outstanding shares are voted against such proposals. On October 22, 2026, pursuant to the Waiver, Cartiga irrevocably waived the Minimum Cash Condition in Section 9.3(g) of the Business Combination Agreement, and as a result, there may not be a PIPE investment at the Closing. The Waiver also waives lock-up and transfer restrictions on the Sponsor Shares. For the no-PIPE scenario presented in the ownership tables, the Sponsor is assumed to forfeit 1,713,000 Sponsor Shares in connection with the Closing, leaving 1,700,000 shares of Pubco Class A Common Stock attributable to the Sponsor, before any shares issued upon conversion of Working Capital Loans.

Liquidation if No Business Combination

If ALCY has not completed the Business Combination with Cartiga by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension, and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Current M&A, ALCY will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 188,556 outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to ALCY to pay income taxes (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of ALCY’s remaining shareholders and the ALCY Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has entered into a letter agreement with ALCY, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to ALCY Class B Ordinary Shares if ALCY fails to complete its business combination within the required time period. However, if the Sponsor owns any Public Shares, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if ALCY fails to complete its business combination within the allotted time period.

The Sponsor and ALCY’s directors and officers have agreed, pursuant to a written agreement with ALCY, that they will not propose any amendment to the Current M&A (A) to modify the substance or timing of ALCY’s obligation to allow for redemption in connection with ALCY’s initial business combination or to redeem 100% of its Public Shares if it does not complete its business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ALCY provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares.

ALCY expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ALCY’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, ALCY may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of ALCY’s creditors which would have higher priority than the claims of ALCY’s Public Shareholders. ALCY cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and ALCY — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ALCY’s IPO)” and other risk factors contained herein. While ALCY intends to pay such amounts, if any, ALCY cannot assure you that ALCY will have funds sufficient to pay or provide for all creditors’ claims.

Although ALCY will seek to have all vendors, service providers (other than ALCY’s independent auditors), prospective target businesses and other entities with which ALCY does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ALCY’s Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ALCY’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ALCY’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ALCY may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ALCY is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of ALCY’s Public Shares, if ALCY has not completed ALCY’s initial business combination within the required time period, or upon the exercise of a Redemption Right in connection with ALCY’s initial business combination, ALCY will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than ALCY’s independent auditors) for services rendered or products sold to us, or a prospective target business with which ALCY has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ALCY’s indemnity of the underwriters of ALCY’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. ALCY has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and ALCY believes that the Sponsor’s only assets are securities of ALCY and, therefore, the Sponsor may not be able to satisfy those obligations. None of ALCY’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ALCY’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ALCY currently expects that ALCY’s independent directors would take legal action on ALCY’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that ALCY’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ALCY cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and ALCY — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ALCY’s IPO)” and other risk factors contained herein.

ALCY will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than ALCY’s independent auditors), prospective target businesses and other entities with which ALCY does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under ALCY’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If ALCY files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency or bankruptcy law, and may be included in ALCY’s insolvency estate and subject to the claims of third parties with priority over the claims of ALCY’s shareholders. To the extent any insolvency claims deplete the Trust Account, ALCY cannot assure you ALCY will be able to return $10.00 per share to ALCY’s Public Shareholders. Additionally, if ALCY files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency or bankruptcy laws as a voidable performance. As a result, an insolvency or bankruptcy court could seek to recover some or all amounts received by ALCY’s shareholders. Furthermore, the ALCY Board may be viewed as having breached its fiduciary duty to ALCY’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. ALCY cannot assure you that claims will not be brought against us for these reasons.

ALCY’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) ALCY’s completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the Redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Current M&A (A) to modify the substance or timing of ALCY’s obligation to allow redemption in connection with ALCY’s initial business combination or to redeem 100% of the Public Shares if ALCY does not complete ALCY’s initial business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the Redemption of the Public Shares if ALCY has not completed an initial business combination by September 9, 2027, by depositing $5,656.68 in the Trust Account on a monthly basis for each one-month extension until September 9, 2027, and is not able to complete another business combination by such date, unless otherwise extended by a shareholder-approved amendment to the Current M&A, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of ALCY Warrants will not have any right to the proceeds held in the Trust Account with respect to the ALCY Warrants.

Facilities

ALCY currently utilizes office space at 850 Library Avenue, Suite 204-F, Newark, DE 19711 as its executive offices. ALCY considers its current office space, adequate for ALCY’s current operations.

Employees

ALCY currently has three officers who are employees of ALCY. Members of ALCY’s management team are not obligated to devote any specific number of hours to ALCY’s matters but they intend to devote as much of their time as they deem necessary to ALCY’s affairs until ALCY has completed ALCY’s initial business combination. The amount of time that any members of ALCY’s management team will devote in any time period will vary based on whether a target business has been selected for ALCY’s business combination and the current stage of the Business Combination process.

Competition

If ALCY succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Cartiga’s competitors. ALCY cannot assure you that, subsequent to the Business Combination, Pubco will have the resources or ability to compete effectively. Information regarding Pubco’s competition is set forth in the sections entitled “Information about Cartiga — Competition.”

Legal Proceedings

There are no legal proceedings pending against ALCY.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ALCY PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Steven M. Wasserman	64	Non-Executive Chairman
Mattia Tomba	48	Co-Chief Executive Officer and Director
Vittorio Savoia	38	Co-Chief Executive Officer and Director
Harshana Sidath Jayaweera	45	Chief Financial Officer
Debbie S. Zoldan	60	Independent Director
Pablo Terpolilli	57	Independent Director
Carlo Tursi	43	Independent Director
Jinal Kumar Bipin Shah	43	Independent Director

Steven M. Wasserman is the co-founder and managing partner of Alchemy Investment Management, an affiliate of our sponsor, and has been our director since November 19, 2021 and our Non-Executive Chairman since November 2022. Mr. Wasserman has been a principal in MSP Sports Capital, LP., an investment fund specializing in professional sports businesses, since 2019. He served as Vice Chairman of The Roosevelt Investment Group, Inc. an investment advisory firm, from 2018 to 2021 and was previously Chief Executive Officer of Seaport Investment Management, LLC, an investment management firm, from 2015 to 2018 and helped Seaport develop new investment strategies during his tenure. Since 2017, Mr. Wasserman has been a senior advisor to a New York based hedge fund with respect to special situations/credit opportunity investments and has also been an advisor to BlockWorks Group, LLC, a blockchain/cryptocurrency communications company. From 2011 to 2014 he was Senior Managing Director of the Beige Group, LLC, a family office where he was responsible for identifying, analyzing and executing investment opportunities. Mr. Wasserman is also a director for byNordic, a SPAC currently listed on Nasdaq and previously was Chief Executive Officer of Alpha Security Group Corporation, a special purpose acquisition company, from 2005 to 2009. He has also served as an advisor to various other special purpose acquisition companies including, but not limited to, Energy Infrastructure Acquisition Corp. from March 2006 to March 2008, Seanergy Acquisition Corp. from November 2007 to September 2008, and Starbulk Acquisition Corp. from April 2008 to March 2009. From 2004 to 2008, Mr. Wasserman also served as the managing partner of AMT Ventures LLC, an entity primarily engaged in public and private equity and debt investments on a principal basis. During his tenure AMT portfolio investments included: Ktech Corporation, a provider of technical support services, scientific and engineering services and management expertise to a variety of government defense and industry clients; Nanodetex Corporation, a leader in lab-on-chip (LOC) platform technologies for gas phase chemical analysis and explosive detection; Agent Science Technologies Incorporated, a provider of neural information management software solutions to the defense industry; and Link One, LLC, a technology transfer advisory group to Los Alamos National Laboratory. Mr. Wasserman is also a licensed attorney.

Mattia Tomba is the co-founder and managing partner of Alchemy Investment Management, an affiliate of our sponsor, and has been our director since October 27, 2021 and our co-CEO since November 2022. He has been a founding investor and the head of International Markets at Tradeteq since 2017. He has also been a Partner at M&M Investments Pte. Ltd., a holding company that invests in technology companies globally and provides debt and equity advice since 2016. He is a research affiliate at the Middle East Institute in Singapore (MEI), while from 2016 to 2018, Mr. Tomba was a senior fellow, and from 2015 to 2016, Mr. Tomba was a visiting senior fellow at MEI, where he focused on Asia — Middle East relations. He has also been sitting on the Advisory Council of the Center for Sovereign Wealth and Global Capital at The Fletcher School, Tufts University, since 2013. Mr. Tomba has experience in evaluating, negotiating, and structuring direct investments globally across all parts of the capital structure, in public and private markets. Mr. Tomba served as an Investment Manager at Qatar’s Sovereign Wealth Fund (Qatari Diar), where he managed an equity portfolio and worked on large private equity and real estate transactions worldwide from 2008 to 2016. Prior to that, in 2003, Mr. Tomba joined the Goldman Sachs group, where he was involved in the investment and portfolio management of the real estate funds managed by the bank until 2008. Mr. Tomba began his private equity and investment management career in 2002 with the Private Wealth Management team of Merrill Lynch. He studied business administration and international affairs at Bocconi University, Sciences Po, and Fletcher School.

Vittorio Savoia is the co-founder and managing partner of Alchemy Investment Management, an affiliate of our sponsor, and has been our director since November 19, 2021, and our co-CEO since November 2022. Mr. Savoia is an Italian-born business professional, principal investor, and serial entrepreneur with over 20 years of experience in financial services, private investment, and asset management. Active across the Americas, Europe, and the Middle East, he advises on complex transactions, manages equity and debt situations, originates co-investment opportunities, and delivers investment solutions across multi-asset strategies and geographies for selected investment partners. He also participates in international investment committees and serves on the operational and advisory boards of selected private and publicly listed companies. Since 2017, Mr. Savoia has served as Managing Director and Chief Investment Officer of FIDES Holdings (FHs), the privately managed holding and strategic investment platform of VIS Capital, a multi-generational Italian single-family office with a distinguished entrepreneurial heritage, where he also serves as Managing Partner, contributing to capital allocation, governance, and long-term portfolio development across the broader group. Through FHs, Mr. Savoia oversees a group of specialist companies that provide bespoke advisory services and manage investments across private equity, venture capital, real assets, private credit, and capital markets. The platform is supported by proprietary origination capabilities and cross-border structuring expertise, serving VIS Capital and a select group of third-party partners while securing long-term stakeholder alignment. It also maintains exposure to engineering, infrastructure, and related industrial verticals, enabling integrated investment and operating perspectives across essential sectors. In 2021, as part of the continued development of the platform, Mr. Savoia co-founded Alchemy Investment Management (Alchemy IM), enhancing FHs’ operating capabilities in event-driven, special situations, and arbitrage strategies across equity and credit in both public and private markets. Combining principal investing with targeted strategic advisory, Alchemy IM operates across the capital structure, with particular emphasis on identifying and scaling high-growth international businesses. This positioning has enabled Alchemy IM to become one of the leading European participants in the U.S.-listed SPAC market, particularly on Nasdaq. Previously, Mr. Savoia founded VIS Partners, an independent Luxembourg-based general partner, where he led long-term, uncorrelated value strategies across multiple asset classes and regions. Beyond his executive roles, Mr. Savoia is an active member of the Italian Family Officer Association, YPO, and Chatham House, the Royal Institute of International Affairs, and is a Millennium Leadership Fellow (MLP 25) with the Atlantic Council. He is also active within Harvard alumni initiatives and supports entrepreneurship development through Endeavor Italy. In addition to completing executive programs comprising the Owner/President Management (OPM 64) track at Harvard Business School in the United States and the Investment Strategies and Wealth Management programme at Esade Business School in Spain, Mr. Savoia holds a Master’s degree in Business Management, Finance and Control from Harvard University, alongside a Bachelor’s degree with Honours in Business Management and International Business from Westminster Business School in the United Kingdom and Rennes School of Business in France. He maintains alumnus status across all of these institutions, reflecting a sustained commitment to lifelong learning and global engagement.

Harshana Sidath Jayaweera has been our Chief Financial Officer since October 2022. He has been the Managing Director of Aartha Capital Advisory & Investments Limited, a boutique advisory and consultancy firm with an international clientele, since June 2017. He also functions as an Independent Director and Board Member at GRIP (DIFC) Limited, a regulated Investment Bank based in Dubai International Financial Centre, since October 2019. In the interim, from December 2020 to November 2021, he supported the Investment Banking landscape in Sri Lanka as the Chief Business Officer at Acuity Group (JV of DFCC PLC and Hatton National Bank PLC). Previously, Mr. Jayaweera was the Director and Head of Client Coverage of Investment Banking at ADSS Group, a leading International Brokerage established nexus to Abu Dhabi Government, from April 2018 to March 2019. Prior to ADSS, from September 2016 to March 2018, he served as a Vice President at Credit Suisse AG, working in the International Wealth Management Division. Prior to that, from May 2008 to July 2016, he served as the Country Head for United Arab Emirates, at Bank ABC, a Universal Bank based in Bahrain. Before joining Bank ABC, from June 2006 to May 2008, he worked with BNP Paribas S.A. based in Abu Dhabi, United Arab Emirates, where he managed and assisted the largest lending and investment portfolio of the branch. Previously, Mr. Jayaweera held a similar analytical and client facing role with Emirates NBD from November 2004 to June 2006. While working in Sri Lanka, prior to 2004, he worked with Nations Trust Bank PLC (from January 2003 to July 2004), and Sampath Bank PLC (from November 1998 to January 2003), attached to Corporate Banking, Bank Operations, Management Reporting as well as Branch Banking. Mr. Jayaweera has a Master of Business Administration (with Merit) from the University of Leicester, UK, obtained in 2015. He has also completed the Executive Management Program in International Management conducted by Stanford Graduate School of Business (USA) and National University of Singapore Business School (Singapore) in 2014. He is certified in Marketing of Financial Services as well as Banking & Finance from Institute of Bankers Sri Lanka and Chartered Institute of Bankers (UK) respectively. Furthermore, he has obtained certification from Harvard Business School in relation to FinTech and Blockchain.

Debbie S. Zoldan has been our independent director since November 19, 2021. Ms. Zoldan has been the Chief Compliance Officer of Seaport Securities Corporation since 2000. Prior to that she served as a Partner at Seaport Securities Corporation from 1987 to 2000. Ms. Zoldan holds Series 4, 7, 8, 14, 24, 55, and 63 FINRA Registrations. She is licensed as a registered representative with Seaport Securities Corporation, which is a registered securities broker/dealer and a member of the Financial Industry Regulatory Authority, or FINRA, New York Stock Exchange, or NYSE, and the Securities Investors Protection Corporation, or SIPC. Ms. Zoldan sits on the NYSE Acceptability Board and the NYSE Hearing Board. She is also a member of the FINRA roster, to serve as a Non-Public FINRA Arbitrator. Ms. Zoldan received a Bachelor of Business Administration degree from CUNY-Baruch College in New York in 1992.

Pablo Terpolilli has been our independent director since November 19, 2021. Mr. Terpolilli is currently the founder and CEO of vabble Ltd., a startup that is building a neo-bank platform to help emerging market companies connect with institutional investors since 2021. Additionally, Mr. Terpolilli has been the founder and an executive of PACT-AM, an advisory and independent sponsor that is active in Europe and the Americas since 2019. Mr. Terpolilli has held various banking roles and has served in senior management roles at various industrial companies. In 2020, he co-headed the rollout of alternative investments for Santander Bank International, a major private bank based in Geneva, Switzerland. Between June 2017 and December 2018, Mr. Terpolilli led the private financing for the Western Hemisphere-Europe, the Middle East and Africa and the Americas at Standard Chartered Bank Plc. Mr. Terpolilli has also served on the board of directors of Valuable Insights since 2015. Since 2015, Mr. Terpolilli has held various advisory and consulting positions as well. From 2013 to 2014, he was the head of the corporate finance group at The Klesch Group, a large family-office-owned industrial conglomerate that operates in oil refining, shipping, commodities trading, petrochemicals and metals. In 2009, he joined UBS where he worked with the Special Situations Financing group until 2012. From 2004 to 2009, Mr. Terpolilli served in various banking roles in leveraged finance and distressed trading at Goldman, Sachs & Co. in both London and New York. In 1998, Mr. Terpolilli joined the high yield division of Donaldson, Lufkin & Jenrette, an investment bank, in New York. Mr. Terpolilli received an MBA from Babson College in 1998, where he graduated magna cum laude, a JD from University of Buenos Aires in Argentina in 1995 and an undergraduate research degree in International Trade and Economics from Argentine University of Enterprise in 1991.

Carlo Tursi serves as an independent member of our board of directors. Mr. Tursi is currently the Chief Executive Officer of UrbanV, a company based in Italy with a mission to bring air mobility in urban centers and beyond through designing, building and managing vertiports — the ground infrastructure to enable electric vertical takeoff and landing. Prior to his role with UrbanV, Mr. Tursi served as the Chief Executive Officer of TIM Ventures, an Italian corporate venture capital firm owned by the Italian telecommunications company Telecom Italia, from 2020 to 2021. Mr. Tursi also served as a director on the board of Satispay Italy, a thriving European payment solutions provider from March until October 2021. Prior to that, from 2014 to 2018 he served as the General Manager for Italy of Uber. Mr. Tursi was an Associate at Quantum Pacific, a London-based family office from 2013 to 2014, where he worked primarily in the automotive and energy sectors, while also contributing to the company’s venture capital activities. He also worked from 2006 to 2008 as an analyst at Kearney, where he began his career. Mr. Tursi received an MBA from MIT Sloan in 2010 and an MSc in Mechanical Engineering in 2005.

Jinal Kumar Bipin Shah serves as an independent member of our board of directors. He has served as Chief Executive Officer for Integral Associates Limited, a company that has provided accounting, financial reporting and tax services, since December 2016. He has also served as a Chief Executive Officer of Integral Property Hub Limited since July 2020. Prior to that, he had been working in accounting practices in the UK, gaining exposure to various reporting and advisory services between August 2004 and December 2016. He holds a degree in Management Accounting and Finance from the University of Manchester Institute of Science and Technology.

Number, Terms of Office and Appointment of Directors and Officers

The ALCY Board consists of seven members. There is no requirement under the Companies Act for us to hold annual general meetings or extraordinary general meetings to appoint directors. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the Nasdaq. We may not hold an annual general meeting to elect new directors prior to the consummation of our initial business combination. Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by the vote of a majority of the remaining directors. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office.

Powers, Responsibilities and Functioning

Pursuant to our amended and restated memorandum and articles of association, the directors are granted broad authority to manage our business and may exercise all powers in such respect. The board of directors may, but is not required to, hold annual meetings. Any meetings other than annual meetings are extraordinary meetings. The directors may take actions by unanimous written consent or by a majority vote at a board meeting. As a company incorporated under the laws of the Cayman Islands, although proper corporate governance must be maintained as a matter of Cayman Islands law, there is no Cayman statutory corporate governance code applicable to us.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Debbie S. Zoldan, Carlo Tursi, Pablo Terpolilli and Jinal Kumar Bipin Shah are considered an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We pay Alchemy Investment Management LLC, an affiliate of our sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers or directors or any affiliate of our sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Committees of the ALCY Board

The ALCY Board currently has three standing committees: an audit committee, a compensation committee and a nominating committee. Each committee operates under a charter that has been approved by the ALCY Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli serve as members of our audit committee. Our board of directors has determined that each of Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli are independent under the Nasdaq listing standards and applicable SEC rules. Debbie S. Zoldan serves as the chair of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each member of the audit committee is financially literate and our board of directors has determined that each member of the committee qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
●	monitoring the independence of the independent registered public accounting firm;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	inquiring and discussing with management our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
●	appointing or replacing the independent registered public accounting firm;
●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
●	monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and
●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli, and Debbie S. Zoldan will serve as chair of the compensation committee.

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent directors. Our board of directors has determined that each of Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our co-CEOs’, Chief Financial Officer’s and Chief Technical Officer’s, evaluating our co-CEOs’, Chief Financial Officer’s and Chief Technical Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our co-CEOs, Chief Financial Officer and Chief Technical Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other Section 16 executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We have established a nominating committee of our board of directors. The members of our nominating committee are Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli, and Debbie S. Zoldan serves as chair of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Debbie S. Zoldan, Carlo Tursi and Pablo Terpolilli are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, are specified in a charter that we have adopted, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Insider Trading Policy

We have not adopted an insider trading policy but plan to adopt one prior to the closing of the business combination.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination.

Our officers and directors have agreed to present to us all target business opportunities that have a fair market value of at least 80% of the assets held in the trust account (excluding deferred underwriting fees and taxes payable on the income earned on the funds in the trust account) prior to presenting them to any other entity, subject to any pre-existing fiduciary or contractual obligations they may have. Additionally, our amended and restated memorandum and articles of association provides that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Steven M. Wasserman	MSP Sports Capital, L.P.	Sports Investments	Principal
	byNordic Acquisition Corporation	Special Purpose Acquisition Company	Director
Mattia Tomba	Tradeteq	Fintech	Founding Investor and Head of International Markets
	M&M Investments Pte. Ltd.	Holding Company	Partner
Vittorio Savoia	FIDES S.R.L.	Investment and Advisory Group	Founder and Managing Director
Harshana Sidath Jayaweera	Aartha Capital Advisory & Investments Limited	Advisory and Consulting	Managing Director
	GRIP (DIFC) Limited	Investment Bank	Independent Director
Debbie S. Zoldan	Seaport Securities Corp.	Finance	Chief Compliance Officer, Chief Operating Officer and Partner
Pablo Terpolilli	Valuable Insights	Consulting	Director
	PACT-AM	Advisor and Sponsor	Founder
	vabble Ltd.	IT Services	Founder, Director, and Chief Executive Officer
Carlo Tursi	UrbanV	Air Mobility	Chief Executive Officer and Director
Jinal Kumar Bipin Shah	Integral Associates Limited	Financial Advisory	Chief Executive Officer and Director
	Property Hub Limited	Real Estate Broker	Chief Executive Officer and Director

Notes:

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.
(2)

Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of our independent and disinterested directors, would obtain an opinion from an independent investment banking firm, or from an independent entity that commonly renders valuation opinions that the business combination is fair to our shareholders from a financial point of view.

In the event that we submit our initial business combination to our public shareholders for a vote, pursuant to the letter agreement, our sponsor, officers and directors have agreed to vote any Sponsor Shares and Placement Shares held by them and any Public Shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALCY

References to “our,” “us” or “we” refer to Alchemy Investments Acquisition Corp 1. The following discussion and analysis of ALCY’s financial condition and results of operations should be read in conjunction with the ALCY financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward- looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Special Note Regarding Forward-Looking Statements

This section of the proxy statement/prospectus includes “forward-looking statements” within the meaning of the Securities Act and the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ALCY” regarding ALCY’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions, as they relate to us or ALCY’s management, identify forward- looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to ALCY’s management. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. ALCY’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, ALCY disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated in the Cayman Islands on October 27, 2021 formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the sale of the private placement shares, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2026 were financing activities, organizational activities, those necessary to prepare for our Initial Public Offering, described below, and those related to the search for a potential business combination target. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held in the Trust Account after the initial public offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2026, we had a net loss of $307,668, which resulted from operating costs of $334,806, offset by a gain on investments held in the Trust Account of $79,626, dividend income of $762 and related party interest expense of $53,250.

For the three months ended June 30, 2025, we had a net loss of $220,257, which resulted from operating costs of $321,051, offset by a gain on investments held in the Trust Account of $126,034, dividend income of $3,010 and related party interest expense of $28,250.

For the six months ended June 30, 2026, we had net loss of $639,568, which resulted from operating costs of $697,800, offset by a gain on investments held in the Trust Account of $157,442, dividend income of $1,493, and related party interest expense of $100,703.

For the six months ended June 30, 2025, we had net loss of $521,753, which resulted from operating costs of $722,490, offset by a gain on investments held in the Trust Account of $250,442, dividend income of $6,795 and related party interest expense of $56,500.

For the year ended December 31, 2025, we had a net loss of $1,098,247, which consisted of loss of approximately $1,429,215 derived from general and administrative expenses, offset by interest and dividends earned on marketable securities and interest expense of approximately $330,968.

For the year ended December 31, 2024, we had net income of $4,247,564, which resulted from operating costs of $1,192,408, offset by a gain on investments held in the Trust Account of $5,454,963, dividend income of $12,981, and related party interest expense of $27,972.

Liquidity, Capital Resources and Going Concern

For the six months ended June 30, 2026, net cash used in operating activities was $379,269, which was due to our net loss of $639,568, offset by a gain on investments held in the Trust Account of $157,442 and changes in working capital of $417,741.

For the six months ended June 30, 2025, net cash used in operating activities was $469,969, which was due to our net loss of $521,753, offset by a gain on investments held in the Trust Account of $250,442 and changes in working capital of $302,226.

For the six months ended June 30, 2026, net cash used in investing activities was $132,756, which was due to the cash deposited in Trust account for extension.

For the six months ended June 30, 2025, net cash used in investing activities was $150,000, which was due to the cash deposited in Trust account for extension.

For the six months ended June 30, 2026, net cash provided by financing activities was $476,000, which was due to the proceeds from the promissory note, related party.

For the six months ended June 30, 2025, net cash provided by financing activities was $600,000, which was due to the proceeds from the promissory note, related party.

On May 9, 2023, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $115,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of and issued 538,000 and 57,500 private placement shares to Alchemy DeepTech Capital LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (the “Underwriter”), respectively (together, the “Private Placement Shares”) at a price of $10.00 per share, generating gross proceeds of $5,955,000.

Following the closing of the Initial Public Offering on May 9, 2023, an amount of $116,725,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”)

As of June 30, 2026, the Company had $18,995 in cash and cash equivalents held outside of the Trust Account and a working capital deficit of $4,363,815.

The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2025 will not be sufficient to allow the Company to operate for at least one year from the date these audited financial statements are issued, and therefore substantial doubt about the Company’s ability to continue as a going concern exists. Management plans to address this uncertainty with the successful closing of a Business Combination. The Company had until November 9, 2024 to consummate a Business Combination. If a Business Combination was not consummated by November 9, 2024, there would have been a mandatory liquidation and subsequent dissolution of the Company.

The Company was in the process of identifying a potential company for an initial Business Combination but required additional time. An annual meeting was held on October 31, 2024 and the shareholders of the Company approved amending the Company’s Articles of Association as a special resolution, giving the Company the right to extend from November 9, 2024 for an additional three months until February 9, 2025, and thereafter on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2025.

Under similar circumstances, on September 4, 2025, the Company held the 2025 Annual Meeting and the shareholders of the Company approved the amending the Company’s Articles of Association as a special resolution, giving the company the right to extend the date by which it has to complete a business combination on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2026, (the “Extended Date”) by placing into the Trust Account at Continental Stock Transfer & Trust Company, the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share per month (which amount came to $22,126.29), until September 9, 2026 — the date by which, if the Company has not consummated its initial Business Combination, the Company must liquidate and dissolve. On September 8, 2026, shareholders approved a further extension from September 9, 2026 to September 9, 2027 on a month-to-month basis, at the directors’ discretion, with a monthly contribution equal to the lesser of $30,000 or $0.03 per non-redeemed Public Share.

There can be no assurance that the Company will be able to consummate any Business Combination by September 9, 2027, subject to the required extension contributions. The audited financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On November 5, 2024, the Company made a deposit of $90,000 into the trust account as required for the three-month extension until February 9, 2025. The Company continued to deposit an additional $431,260 through June 2026, Under the further extension approved on September 8, 2026, the monthly contribution is the lesser of $30,000 or $0.03 per non-redeemed Public Share through September 9, 2027; based on 188,556 remaining Public Shares, the monthly amount is $5,656.68. The Company has deposited $132,756 into the trust account for the six months ended June 30, 2026. As of June 30, 2026 and December 31, 2025, investments held in the Trust Account included $521,260 and $388,504, respectively, for amounts held for extension.

Contractual Obligations

There are $5,175,000 of deferred underwriting fees, as well as $2,186,000 of Sponsor promissory note principal, $263,006 of accrued interest and $95,183 of accrued related party expenses as of June 30, 2026. The pro forma financial statements illustrate share settlement of the underwriting fee and the related party payables, subject to agreement with the relevant payees and lenders. Unless the parties obtain additional financing sufficient to repay the Sponsor Promissory Notes in cash at Closing, ALCY and the relevant holders will agree on an alternative form of compensation, which may include shares, on terms and conditions to be determined.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

We have not identified critical accounting estimates.

Recent Accounting Standards

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404,(ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Internal Controls and Procedures

ALCY has identified a material weakness in its internal control over financial reporting. If ALCY fails to remediate this material weakness, maintain effective internal control over financial reporting or identify additional material weaknesses in its internal control over financial reporting, ALCY’s ability to report its financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in ALCY could diminish, and the value of its stock may decline.

INFORMATION ABOUT CARTIGA

Unless the context otherwise requires, references in this “Information About Cartiga” to “we,” “our” and “the Company” refer to the business and operations of Cartiga and its consolidated subsidiaries prior to the Business Combination and to Pubco and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

Cartiga is a platform for investing in legal claims. Cartiga combines capital with technology and proprietary data to help law firms and their clients seek better litigation outcomes. The Company applies a data-driven approach to underwriting, risk assessment and portfolio management, utilizing proprietary data, structured and unstructured legal and financial information, and continuously updated datasets from ongoing capital deployment.

The Company was formed on April 25, 2019 in the State of Delaware and began operations on September 12, 2019 by completing a series of transactions through which the Company acquired substantially all of the assets of Plaintiff Funding Holding, Inc., doing business as LawCash (“LawCash”), whose origins date back over 20 years, and acquired 100% ownership of Momentum Funding, LLC (“Momentum”) and Ardec Capital Solutions, LLC (“Ardec”). The Company operates as an originator and manager of assets linked to (or secured by) proceeds of consumer and commercial litigation claims through its consolidated subsidiaries and conducts business in most states throughout the United States.

In 2022, the Company completed the integration of LawCash and Momentum and rebranded most of its consumer business activities under Cartiga Consumer Funding, LLC (“Cartiga Consumer”). Momentum continues to operate in certain states for licensing purposes. In 2024 Momentum began doing business as Justice Bridge Capital and currently does business as such in eight states. Cartiga Consumer and Momentum provide non-recourse advances to individual claimants pursuing single-event tort claims through the purchase of an interest in the claimant’s future claim proceeds (“consumer claim advances”). Under a consumer claim advance, the claimant is obligated to reimburse the amount funded by Cartiga and fees accrued on that funded amount only if and when the claimant receives proceeds on account of their legal claim, either via judgment or settlement. As of June 30, 2026, our consumer claim advance portfolio had a balance of $165.1 million, and we finance that portfolio through a warehouse line of credit and a term securitization note issuance.

We find the consumer claim advance industry to be quite fragmented and believe our proprietary database of claims and outcomes and our diversified and efficient financing paradigm as compared to other industry participants provide us with significant competitive advantages. We also believe we can be in a position to take advantage of that industry fragmentation by becoming an opportunistic acquiror of, and capital provider to, smaller platforms.

Ardec, with an over 25-year operating history, provides working capital advances to law firms secured by the law firm’s contingent legal fee proceeds (“commercial claim advances”). The law firm is required to repay the commercial claim advance and accrued interest upon receipt of the contingent legal fee proceeds that have been pledged as collateral. Ardec’s commercial claim advances also have a stated maturity date, typically between two and four years, upon which all amounts are due and payable regardless of whether the law firm has received the contingent legal fee proceeds pledged as collateral. We fund our commercial claim advance portfolio, which as of June 30, 2026 had a balance $225.4 million, primarily through a warehouse line of credit.

In 2023, the Company’s wholly-owned subsidiary, Cartiga Legal, LLC (“Cartiga Legal”), obtained a license to operate as an Arizona alternative business structure. Arizona is one of a few states that allow alternative business structures to provide legal services while being owned and managed by nonlawyers such as Cartiga. Subject to state-by-state ethical standards, Cartiga Legal can provide co-counsel, data analytics and other services to law firms in exchange for a share of legal fees, and can also acquire equity ownership in other law firms.

In March 2026, we closed an asset management fund, a new private credit vehicle managed by an investment advisor subsidiary of the Company. The fund is designed to provide institutional investors with direct asset exposure to assets originated through our platform, while allowing us to earn recurring asset management income in the form of management fees. We believe this asset management strategy complements our existing balance sheet and financing strategy by creating an additional channel through which third- party capital may be deployed into claim advance assets originated by our platform. In particular, subject to the fund’s investment criteria, available capital, applicable contractual arrangements and market conditions, the fund is expected to provide us with an additional source of capital to support our funding strategy, primarily with respect to commercial claim advances and, to a lesser extent, consumer claim advances. Over time, we believe this structure may enhance our ability to scale originations, diversify our sources of capital and generate fee-based revenue that is less directly dependent on the timing and outcome of individual claim resolutions. However, there can be no assurance that the fund will deploy capital at the levels we expect or generate material asset management income.

Our Products and Services

We currently provide legal finance services to our clients through our two primary products, consumer claim advances and commercial claim advances. We are also focused on initiatives to leverage our Arizona law firm, Cartiga Legal, to provide services to law firms in exchange for fee sharing arrangements.

Consumer Claim Advances

Consumer claim advances allow claimants who have legal claims to obtain funding while pursuing those claims to resolution. Resolving cases, especially when those cases become formal lawsuits, can be a lengthy process during which claimants are often in need of funds to meet personal financial needs, including living, medical, and other expenses. Consumer legal funding is designed to meet these needs by providing non-recourse funding to claimants ultimately payable from an interest in their legal claim proceeds. The terms of the fundings are memorialized in funding agreements.

In exchange for our advance, the claimant sells us an ownership interest in any proceeds recovered on their legal claim, and that ownership interest increases periodically at a disclosed rate while the advance remains outstanding. Although consumer claim advances are sometimes referred to as “litigation advances” or “litigation finance” agreements by the media, analysts, or other persons, our funding agreements do not provide for advances or financing to cover the actual costs of litigation and in fact prohibit the claimant from using the advance to pay for the cost of litigation or for legal fees. Our contracts also prohibit us from participating in litigation strategy and the decision of whether to settle the claim. Consumer claim advances are instead designed to cover a claimant’s personal financial needs unrelated to the cost of pursuing a lawsuit. Moreover, we do not receive any principal, interest, or other scheduled payments, but only recover our investment in the purchase transaction if and when a successful resolution of the legal claim occurs, and if and when that resolution results in proceeds for the claimant. In other words, the advances are provided on a non-recourse basis, meaning return on the ownership interest that we purchase is not certain: there may never be any recovery on the legal claim, and we cannot separately seek to recover funds from the claimants.

Claimants who access consumer claim advances often increase the ultimate recovery on their claim, as they might otherwise be forced to accept a lowball settlement offer simply because they are in need of funds. The advances also allow claimants to monetize some of their claim earlier in the process and transfer a portion of the risk of loss to the advance provider.

Our consumer business has its primary footprint in New York, which represents 59.8% of our consumer claim advance portfolio balance as of June 30, 2026. We also have larger geographic concentrations in New Jersey, Florida and Texas, which as of June 30, 2026 collectively account for 19.2% of our consumer claim advance portfolio balance. We actively manage portfolio risk based on the type of legal claim being pursued by the claimants to which we make consumer claim advances, and also actively manage our exposure to individual law firms based upon historical performance of our consumer claim advances made to that law firm’s clients. While we make consumer claim advances across a broad array of case types, the largest case types with respect to which we make consumer claim advances are, in order: motor vehicle accidents; labor law/Jones Act/Federal Employers Liability Act claims; premises liability; and slip and fall. The upfront fees we charge in connection with our consumer claim advances range from 0% to 10% of the advance amount. Our ownership interest contractually increases at rates typically between 30% and 40% per annum on a non- compounding basis, but our realized returns are often less than that contractual rate because of requests from the claimants’ attorneys to accept less than the contractual amount due. Our consumer business focuses on smaller individual claims, with our average consumer claim advance being approximately $6,000 as of June 30, 2026.

Commercial Claim Advances

Primarily through Ardec, our commercial business subsidiary, we provide recourse working capital finance to lawyers and law firms who work on a contingency fee basis. Founded in 1998, Ardec currently offers commercial claim advances to law firms secured by the law firm’s legal fee proceeds related to either cases that have not yet reached settlement (pre-settlement cases) or settled cases (post-settlement cases). Typically, Ardec endeavors to make advances with low advance-to-value ratios (typically around 30% on pools of pre-settlement cases and 80% on pools of post-settled cases) on receivables that Ardec expects will be payable within the next eighteen months. Ardec’s advances are repaid from the law firm’s receipt of earned contingent legal fee proceeds from resolved claims, with the obligation secured by a lien on those contingent legal fee proceeds. The funding agreement is typically executed by all material partners of the law firm. Our commercial claim advances have a stated maturity date, typically between two and four years, upon which all amounts are due and payable regardless of whether the law firm has received the contingent legal fee proceeds pledged as collateral. While historically, our commercial claim advance product has not required any payment until the earlier of the law firm’s receipt of contingent legal fees and the stated maturity date, in late 2024 we introduced a cash pay product that requires the law firm to make a fixed monthly payment, typically to cover accrued interest and occasionally with a small amortization component.

Our commercial claim advances are typically in amounts between $25,000 to $5,000,000 with percentage rates of 18.0% to 24.0% per annum on a simple interest basis, although we will selectively incur exposure of $5,000,000 or more to certain law firms. We typically do not charge any fees in connection with the origination of our commercial claim advances. Our commercial business has its primary footprint in New York, which represents 35.7% of our commercial claim advance portfolio balance as of June 30, 2026. We also have larger geographic concentration in Texas, which accounts for 21.7% of our commercial claim advance portfolio balance as of June 30, 2026. In terms of individual law firm exposure, our top ten law firm relationships account for 37.9% of our outstanding commercial funding advance amount as of June 30, 2026.

The following table sets forth our largest geographic concentrations of both consumer claim advances and commercial claim advances based in each case on respective portfolio balance as of June 30, 2026:

Consumer Claim Advances		Commercial Claim Advances
State	Percentage	State	Percentage
New York	59.8%	New York	35.7%
New Jersey	7.2%	Texas	21.7%
Texas	6.1%	Pennsylvania	6.8%
Florida	5.9%	California	5.4%
Georgia	3.8%	Georgia	4.9%

Services through Cartiga Legal

Cartiga Legal seeks to grow its business through two primary products offered to other law firms: 1) data and analytics and consulting services in connection with a law firm’s marketing activities and 2) consulting or co-counseling services to law firms in connection with mass tort claims. In exchange for these services, Cartiga Legal seeks to obtain a percentage share in the fees earned by the law firm from case procured through the applicable marketing campaign or through resolution of the applicable mass tort claims, which percentage share currently ranges from 5% to 25% depending upon the specific services rendered by Cartiga Legal. The services Cartiga Legal is able to offer, and its ability to share legal fees, is subject to applicable legal ethics and other rules of professional responsibility of the jurisdiction in which the law firm receiving the services is located.

Industry and Competitive Overview

We primarily invest in single-event tort claims through our consumer claim advance and commercial claim advance products. While we make consumer claim advances across a broad array of case types, the largest case types with respect to which we make consumer claim advances are, in order: motor vehicle accidents; labor law/Jones Act/Federal Employers Liability Act claims; premises liability; and slip and fall. We believe the legal finance market for single-event tort claims offers a very large addressable market with a limited number of scaled competitors and is meaningfully underpenetrated by traditional capital providers. Information concerning our competitors is limited as most participants in the legal finance industry do not publish information publicly.

We believe that there are no other publicly-traded companies that offer both consumer claim advances and commercial claim advances of the type offered by the Company. Burford Capital Ltd (NYSE: BUR) discloses that its largest business is providing capital to clients in ongoing legal disputes which are used to pay the legal fees and expenses associated with those disputes. Conversely, Cartiga’s consumer claim advance funding agreements do not provide for advances or financing to cover the actual costs of litigation and in fact prohibit the claimant from using the advance to pay for the cost of litigation or for legal fees, and Cartiga’s commercial claim advances to law firms are used by the law firms to fund general working capital needs. Burford also discloses that it focuses on large, complex disputes as opposed to the small-scale litigation typically pursued by consumers, while the Company’s consumer claim advances and commercial claim advances are exclusively secured by such small-scale consumer claims. We believe Esquire Financial Holdings, Inc. (NASDAQ: ESQ), through its subsidiary Esquire Bank, National Association, offers products similar to our commercial claim advances.

We view the consumer legal funding industry as quite fragmented, with many non-scale participants providing funding to personal relationships and referrals. This also results in a highly competitive landscape, with new competitors continually entering the market with low overhead costs necessary to do so. Our primary driver for our consumer business is our relationships with the personal injury law firms who refer their clients to us, and customer service is a critical component to maintaining those relationships. At the same time, it is often difficult to penetrate law firms who have pre-existing relationships with other consumer legal funding companies. We have attempted to take a leadership role in promoting responsible sales practices and regulation within the industry and to establish a robust infrastructure and compliance culture. We often find ourselves competing against sales practices and contractual disclosure practices that we do not believe to be in the best interest of consumers and are thus unwilling to engage in those practices ourselves. We welcome the introduction of further regulation of the consumer legal funding industry, viewing it as a positive step that will bring more legitimacy and continued growth while simultaneously offering sensible protections to consumers. We believe our existing processes and institutional strength make us better prepared than many industry participants to adapt to new regulatory demands.

Our consumer claim advance business also competes against alternative sources of money. Often, claimants seeking consumer legal funding are unbanked or underbanked, are in lower income brackets and have lower FICO scores. We thus compete against products such as payday loans, credit cards, unsecured consumer installment loans and debit card overdraft services. Our marketing strategy includes educating claimants and their attorneys on what we perceive to be the benefits of consumer legal funding over those other products, namely: consumer legal funding does not require regular principal and interest payments, will not result in negative credit bureau reporting and is a non-recourse product that absent fraud, does not result in individual collection proceedings, including potential wage garnishment.

We do not view the commercial claim advance industry as being as fragmented, or subject to the same degree of competition, as the consumer claim advance industry. Our experience is that many sources of traditional capital providing funding to law firms are focused on larger advance amounts to larger law firms, and there are not as many funders serving the law firm funding market of $5,000,000 advance amounts and less. By virtue of Ardec’s operating history, it has established long-tenured relationships with law firms and currently sources a significant portion of its business through additional funding of existing, well-performing law firm accounts and referrals from existing relationships. Ardec also markets its products as a more attractive alternative to other sources of money available to smaller law firms such as merchant cash advances.

Operating Processes

Sales and Marketing

Our consumer sales team, with the support of our marketing department, employs a multi-channel marketing and sales effort to identify prospective claimants who seek legal funding, including: developing relationships with, and obtaining referrals from, personal injury attorneys; utilizing direct to consumer sales efforts; relationships with third-party brokers; and internet advertising. In our direct consumer sales efforts, we strive to source, develop, grow and maintain cross-product relationships with small and medium sized law firms throughout the United States. Our consumer sales team is charged with being the primary conduit through which we create and maintain relationships with law firms and attorneys. In addition to pitching law firms and attorneys on our product suite (including both consumer and commercial products), our sales team may also help facilitate the origination process by gathering documents and information to support requests for consumer claim receivables and, to a lesser extent, commercial claim receivables. Our commercial sales team is much smaller, and we generate our commercial business largely from developing relationships with attorneys and referrals from existing attorney relationships. Sales professionals are compensated on a hybrid of salaries and commissions, which is designed to encourage originations growth.

We believe our ability to effectively “cross-sell” our consumer product to clients of attorneys with whom we have outstanding commercial claim advances, and our commercial product to attorneys whose clients use our consumer product, can be a competitive differentiator for us and we are focused on expanding the effectiveness of our cross-selling.

Originations and Underwriting

A prospective claimant may contact us for a consumer claim advance through multiple sources: through referral from the prospective claimant’s attorney; directly through an applicable website; through a third-party broker; or by directly calling us. When we are contacted by a claimant by any means other than telephone, we call both the claimant and the claimant’s attorney to obtain information about the prospective claimant, the prospective claimant’s attorney, and details regarding specific aspects of their alleged claim including the accident and any related injury, and any potential responsible parties. Once the claimant and the claimant’s attorney verify certain information and provide requisite supporting documentation, the file is referred to our underwriting department for review. Our operations team has primary responsibility for receiving and managing inbound calls from claimants inquiring about our consumer claim advances, gathering application information from claimants and communicating regularly with claimants regarding the status of their application. Once a claimant has been approved by our underwriting department and the appropriate documentation has been completed, our operations team performs quality assurance on the application, underwriting file, and funding agreement and related documentation prior to distributing and collecting that documentation from the claimant and ultimately distributing the consumer claim advance to or on behalf of the claimant and the attorney. In addition to the funding agreement, the required closing documents include an acknowledgment from the claimant’s attorney whereby the attorney acknowledges the sale of the legal claim proceeds to Cartiga and agrees to remit funds received by the attorney to us, net of appropriate deductions. In this acknowledgment, the claimant’s attorney also agrees that if the attorney no longer represents the claimant, the attorney will provide Cartiga with contact information for the claimant’s new attorney to whom the legal file has been transferred. Furthermore, the claimant agrees in the funding agreement to advise Cartiga within 72 hours if the claimant changes their attorney and simultaneously with the funding agreement signs a letter directing the claimant’s existing attorney and any future attorney to remit all amounts owed by the claimant to Cartiga directly from the legal claim proceeds.

During the consumer claim advance underwriting process, we conduct a check for prior liens, including claimant bankruptcy, child support and tax liens. We also perform a search utilizing databases maintained by leading industry associations for prior fundings to avoid making advance to a claimant who has already obtained fundings for their legal claim. It is industry best practice, and in certain states legally prohibited, for a claimant to have active fundings on the same legal claim with more than one company at a time. Furthermore, if we were to make a consumer claim advance after another funding company without paying that prior funding off in full, our advance would be ineligible under our financing facilities. We thus will not provide an advance if the claim is known to have already been funded by another party without paying off that prior party.

For any consumer claim advance, an individual with underwriting authority evaluates both liability and damages, calculates an expected case value, and determines that there is sufficient insurance coverage to support recovery. Underwriters carefully analyze and balance the particular circumstances of each claim, based on our underwriting guidelines and their accumulated judgment, to achieve expected outcomes of risk and value assessments for each claim. Our underwriters have analyzed thousands of cases that have similar facts, liability, and injuries. Their review and analysis primarily focus on the claimant’s advance request, liability, injury and damages, the insurance carrier, insurance policy limits, the claimant’s lawyer and the lawyer’s view on the amount of the requested advance, the jurisdiction in which the claim has been or will be brought, and lien search results. Based on this review, the underwriter will determine whether to approve the request for the advance, approve a lower advance amount than requested, withhold approval of the request pending receipt of additional information, or decline the advance request. In addition to the underwriting department, our underwriting guidelines and the review of larger risks is governed by Cartiga’s management credit committee, which is charged with providing management oversight and approval for credit-related matters. This committee, which meets twice a month and additionally on an ad hoc basis when needed, consists of the Company’s President, Chief Executive Officer, Chief Financial Officer, the head of commercial originations and the head of consumer originations. The management credit committee’s responsibilities include: reviewing, approving and updating the Company’s credit policies, procedures, and underwriting guidelines; ensuring that credit policies are consistent with the Company’s risk appetite, regulatory requirements and financing facilities; reviewing and approving credit requests exceeding delegated authority limits; monitoring the quality and performance of the Company’s credit portfolio and ensuring adequate controls are in place to mitigate credit risks effectively; reviewing and approving exceptions to credit policies and underwriting guidelines; and reporting to the Board of Managers on credit portfolio performance, significant credit exposures, and emerging risks.

The methodology used to evaluate underlying cases in the commercial business is similar to that used to evaluate cases in the consumer business, as described above. For our commercial claim advance products, we consider the portfolio of underlying cases for which the contingent legal claim proceeds are being pledged by the law firm as collateral. Each law firm is also thoroughly evaluated, considering factors such as the firm’s size, attorney focus, and caseload. Additionally, the attorney’s good standing to practice law in relevant jurisdictions is verified. During onboarding, lien searches are conducted to ensure exclusive use of legal collateral. A right of first refusal for future advances is requested. We review case documents to conservatively assess expected contingent legal fees based on pledged collateral, and typically cap our commercial claim advances at 35% of expected contingent legal fees on pre-settlement cases and 80% of expected contingent legal fees for settled cases. Our management credit committee retains approval authority for certain commercial claim advances, particularly those with outstanding exposure exceeding $2,130,000, before a contract is distributed to the law firm.

Asset Servicing

Our servicing department has data-driven analytics and other qualitative information that specifically outline the steps to take and the timeframe in which to take them to attain the amount due to us under our funding agreements. While a claim remains open, the servicing department seeks periodic status updates from the claimant’s attorney at least every 120 days. When a servicing representative learns that there may be issues with recovery on a case, an impairment will be identified to describe the reason recovery is anticipated to be short. An impairment may be a temporary condition, such as when an attorney is fired or withdraws from a case, or it may follow the case until its conclusion. Other reasons that a case is impaired include: (i) issues with liability (such as evidence that the accident or other incident did not occur as previously believed and therefore the claim is unlikely to prevail); (ii) liens are determined to exist that exceed the projected settlement; (iii) a lower settlement than originally contemplated is expected; (iv) bankruptcy of either the claimant or the at-fault party; and (v) the claimant’s attorney did not recognize our lien and paid the claimant rather than us.

In the ordinary course of our business, our servicing department handles requests for reductions of the amount due. Upon receipt of such a request, the claimant’s attorney’s office is contacted to determine the reason for the requested reduction. Reduction requests fall into the following categories: (i) the claimant has high liens (such as medical liens, tax liens, or child support liens); (ii) the settlement value has become significantly lower than expected or has become low compared to the liens or amount due for the advance; (iii) the claimant refuses to sign a closing statement to settle the claim other than upon receipt of a certain amount of funds; (iv) an issue has arisen which causes the claim to have to settle, such as the fatality or imprisonment of the claimant or evidence has arisen that does not support the claim; (v) the claimant’s attorney has requested a courtesy reduction for their client; or (vi) the resolution occurs close in time to the amount owed to us increasing and the claimant’s attorney requests that we “freeze the amount due” for a brief period if the settlement or payment is imminent.

A case is written off once it has been determined that we will not be able to collect the amount of the advance itself, which is different from impaired advances, where we may expect to receive all of the advanced amount but not all of the accrued fees. A consumer claim advance is generally written off only in the following instances: (i) the advance has been impaired due to the claimant’s attorney withdrawing from the case or being fired, and the impairment has not been corrected for three months; (ii) the claimant’s attorney mistakenly paid the claimant directly without paying us and it is determined that we are unlikely to recover money from the claimant or the claimant’s attorney; (iii) the claim was lost with no recovery; (iv) the claimant settled directly with the insurance company/defendant (typically after the claimant’s attorney was fired or withdrew), and it has been determined that we are unlikely to recover money from the claimant; (v) the claimant’s debts were discharged in bankruptcy, and the bankruptcy court did not allocate funds to be paid to us; (vi) medical lien(s), child support or tax liens are so high that there are no funds left after paying claimant’s attorney fees to pay us; (vii) the passing of the claimant and a determination by the estate that it is not pursuing the matter, or an estate is never set up; (viii) the claimant received funding via fraud, and we determine that we will not recover the money from the claimant or the claimant’s attorney; or (ix) the claimant has decided not to pursue the matter for other reasons (e.g. evidence does not support the claim).

Our commercial claim advance portfolio is regularly monitored, with periodic updates obtained either through publicly available court information or direct attorney communication. Reviews are conducted for additional funding requests or material case changes, with most cases previously underwritten; additional cases may be required as collateral if necessary. Collections are reconciled daily and typically received via check or wire transfer. Commercial claim advances are charged off if collateral is compromised, repayment is uncertain, or collection issues arise. We attempt to protect against the risk of a law firm bankruptcy by filing a UCC-1 financing statement at the time of origination to perfect our interests in the contingent legal fee proceeds pledged as collateral.

In servicing our commercial claim receivables, it is quite common for law firms to request extensions of the stated maturity date if they have not received expected contingent legal fee proceeds by that date. Often, the law firm might not have sufficient cash flow to repay the advance absent receipt of contingent legal fee proceeds. When a law firm does make such a request, our servicing team evaluates the specific circumstances and does agree to extend stated maturity dates in the ordinary course of business in exchange for concessions from the law firm such as the posting of additional contingent legal fee proceeds collateral or partial payment on the advance.

Seasonality

The litigation process is not driven by seasonality by nature. However, we have historically seen a slight increase in consumer claim receivables originations in the fourth calendar quarter, which we believe to be primarily driven by consumers’ need to satisfy increased household expenditures during the holiday season. We have also historically seen a slight increase in commercial claim receivables originations in the second calendar quarter, which we believe to be primarily driven by law firms’ need for additional liquidity as annual corporate tax payments become due. Collections of both our consumer claim receivables and commercial claim receivables have not historically been impacted by seasonality.

Capital Allocation

The Company’s capital structure consists of equity capital funding, senior unsecured debt and secured debt facilities to fund the outstanding principal balance of our consumer and commercial funding contracts. We are dependent upon the availability of financing from a variety of funding sources to satisfy our liquidity needs. Historically, we have relied upon bank facilities and securitization structures as external funding sources for our operations. These non-recourse facilities have customary provisions for asset eligibility and portfolio performance, provide structural leverage, and allow for matched funding against specific asset pools. We maintain a warehouse line of credit as our primary funding mechanism for our commercial claim advances and fund our consumer claim advances through a separate warehouse line of credit and through the utilization of special purpose entities to access term financing via securitized notes. In March 2026, we closed an asset management fund, a new private credit vehicle managed by an investment advisor subsidiary of the Company. This fund is designed to provide institutional investors with direct asset exposure to origination platform and is thus expected to provide us with an additional source of capital to support primarily our commercial claim advance, but also our consumer claim advance, funding strategy.

Many of the Company’s originated assets accrue interest and fees on a non-cash, paid-in-kind (PIK) basis and are generally repaid only upon the successful resolution of the underlying legal claim. As such, the Company does not receive regular cash inflows from these claim advance assets during their term. In contrast, the Company’s financing obligations, including its warehouse lines and securitized notes, require current cash payments of interest on a monthly basis. This structural cash flow mismatch between the non-cash-yielding nature of our investments and the current pay obligations on its debt requires proactive cash management and periodic reliance on capital markets or facility upsizing to fund operations and interest expense.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartiga — Liquidity and Capital Resources” for further discussion regarding our liquidity and capital allocation strategies.

Regulatory Framework and Compliance Matters

While consumer legal funding has historically operated with minimal regulation, with that regulation primarily at the state level as opposed to the federal level, our consumer business is becoming subject to ever-increasing regulation by state government authorities, which requires us to operate in accordance with various laws, regulations and judicial and administrative decisions. We, in conjunction with our outside advisors and counsel, seek to manage our operations in compliance with such regulation and supervision. The regulatory frameworks applicable to us and our operations are very detailed and technical. Accordingly, the discussion below is general in nature, does not purport to be complete and is current only as of the date of this proxy statement/prospectus.

Our consumer claim advance product in particular is subject to a constantly changing and uncertain regulatory landscape across various jurisdictions. Both California and Georgia passed laws that became effective January 1, 2026 that specifically regulate our consumer claim advance product by requiring specific contractual disclosure requirements and prohibiting certain business practices. Furthermore, in June 2026, a litigation funding act became effective in New York that specifically regulates our consumer claim advance product by requiring specific contractual disclosure requirements and prohibiting certain business practices, including capping the amount of fees we earn at twenty-five percent (25%) of the gross claim proceeds. We expect the registration and reporting requirements in the New York law to likely become effective in early 2027. In addition, there are currently numerous additional legislative proposals pending at various stages in the legislative process in states around the country, and other new initiatives are likely to be pursued in the future. We do not anticipate that the laws passed in California, Georgia and New York, or if passed, the legislation pending in other states, will materially impact our business given that we already generally adhere as best practices to nearly all the contractual disclosure and business conduct requirements contained in state legislation throughout the country. However, we do expect the continued state legislative and regulatory focus on consumer legal funding practices to result in elevated legal, compliance and servicing-related costs associated with developing state-specific contractual, reporting and compliance infrastructures.

There are also constantly evolving laws and pending legislation in states throughout the country, as well as federal legislative interest (as evidenced by HR 1109, The Litigation Transparency Act, introduced in the U.S. House of Representatives in February 2025), regarding required disclosure by claimants of legal funding transactions in the related civil litigation. While these initiatives, if passed, would not create additional obligations for Cartiga, they have the potential to negatively impact settlement amounts on the underlying legal claim supporting the consumer claim advance by facilitating defendants’ and their insurance companies’ ability to gain insight into the claimant’s internal assessment of the value of the legal claim based upon the amount of the consumer claim advance.

In recent years, there have been a number of developments in laws and regulations that have required, and will likely continue to require, widespread changes to our business. The frequent introduction of new laws, rules and changes to the interpretation or application of existing rules have increased our operational risk related to compliance with laws and regulations. The level of regulation and supervision to which we are subject varies from state to state and is based on the type of activity involved. To monitor and control this risk, we have established policies, procedures and a controls framework that are designed to provide sound and consistent risk management processes and transparent operational risk reporting. We must also safeguard the confidential personal information of our customers. We consider industry best practices to manage our technology risk, and we continually develop and enhance the controls, processes and systems to protect our information systems and data from unauthorized access.

Together with two leading industry organizations, we are constantly monitoring, and engaging, legislative and regulatory initiatives relating to the consumer legal funding industry. Individual states have enacted laws, rules and regulations concerning matters such as licensing and registration requirements, funding agreement disclosures, selling practices and payment of referral fees, and caps on the rates at which our fees can accrue. However, there is currently a lack of specific authority in many states, and we continually see increased state activity regarding pending legislation to regulate consumer legal funding and expect more states to pass applicable laws and regulations in the coming years. Currently, we operate our consumer business in 32 states. In the remaining states, we have chosen not to operate the consumer business because of a number of factors, including (i) the passing of laws and regulations that make the consumer claim advance product uneconomical in that state, (ii) judicial decisions such as in the State of Arizona ruling proceeds of personal injury claims are unassignable in that state and (iii) judicial decisions or administrative orders creating the risk that a consumer claim advance would be treated as a consumer loan in a particular state and subject to all consumer lending laws, rules and regulations of that state.

Similarly, our commercial claim advance product is also subject to state-by-state laws and regulations, particularly as it relates to contractual disclosure and usury requirements. We have decided not to offer our commercial claim advance product in North Dakota, South Dakota and Vermont because licensing requirements make the product uneconomical. In all other states, we tailor our commercial claim advance product, including through mechanisms such as minimum advance amounts, to ensure compliance with all licensing, usury and other state-level legal requirements. In California, Nevada and Tennessee, we have obtained requisite licenses and operate those activities under our Cartiga Commercial Funding, LLC subsidiary. We view the legislative landscape for our commercial product as much more settled than that for our consumer product, and do not anticipate nearly the rate of legislative change impacting the commercial business as we anticipate for the consumer business. Nonetheless, in recent years, California, Georgia and New York have passed specific disclosure requirements applicable to our commercial product and other states could follow with similar state-specific disclosure requirements.

Employees and Human Capital Resources

As of June 30, 2026, we have 83 full-time employees. In addition, our call center is staffed with 11 independent contractors located in Mexico City. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees and contractors. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards, in order to increase member value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

We do not own any real property but rather lease all our office space from third parties. We occupy approximately 6,562 square feet of office space at 400 Park Avenue in New York, New York, under a lease that expires on June 30, 2029, which we use for our corporate headquarters. We also occupy approximately 8,696 square feet of office space in Boca Raton, Florida, under a lease that expires on February 28, 2027, which we use primarily for our consumer operations and approximately 2,471 square feet of office space in Mineola, New York under a lease that expires on August 31, 2028, which we use primarily for our commercial operations. We rent approximately 5,445 square feet of office space in West Hollywood, California and approximately 6,793 square feet of office space in Cranford, New Jersey pursuant to leases that expire on March 31, 2028 and August 30, 2027, respectively. The Company does not currently occupy either office space, but has subleased the West Hollywood office space for approximately two-thirds of the base rent for the remainder of the lease term.

Legal Proceedings

Cartiga may be a party to routine claims or litigation incidental to its business, including employment claims brought by former employees of the Company.

The owner of real estate in Brooklyn, New York, alleged the Company and certain of its subsidiaries are liable to pay past and future rent under a lease on those premises between the plaintiff and an entity that sold assets to Cartiga in September 2019. On November 30, 2023, the Commercial Division of the Supreme Court of the State of New York in Kings County granted the plaintiff’s motion for summary judgment. On March 19, 2025, the trial court issued a judgment awarding the plaintiff approximately $1.12 million in total damages. The Company has posted bond pending appeal and has filed an appeal with the Supreme Court of the State of New York Appellate Division — Second Department. Oral argument was held in March 2026 and the parties await a decision on the appeal. The Company continues to believe that it has no liability to pay rent under the applicable lease and intends to vigorously defend against the allegations through the appellate process.

On January 27, 2026, our subsidiary Cartiga Consumer was named as a defendant in a civil RICO (Racketeer Influenced and Corrupt Organizations Act) lawsuit filed in the United States District Court for the Eastern District of New York alleging involvement in a scheme with law firms, medical providers and other individuals to defraud insurers through a claimant’s alleged staged injuries and unnecessary and expensive medical treatment. The Company believes it has meritorious defenses to, and intends to vigorously defend against, the allegations.

Cartiga is currently not a party to any pending legal proceeding that is likely to have a material adverse effect on its business, financial condition, or results of operations.

Recent Sales of Unregistered Securities

On January 30, 2025 a special purpose subsidiary of the Company (“CAFT 2025”) borrowed $144 million through the issuance of a series of Class A and Class B notes (the “CAFT 2025 Notes”) pursuant to Section 4(a)(2) of the Securities Act of 1933. The CAFT 2025 Notes were initially purchased by three separate asset management advisors. The proceeds received from the issuance of the CAFT 2025 Notes were used by CAFT 2025 to (a) purchase consumer claim receivables from (i) operating subsidiaries of the Company that originated such receivables and (ii) special purpose subsidiaries of the Company that had acquired consumer claim receivables and issued indebtedness in 2022 and 2023 (the purchase proceeds of which were used by such special purpose subsidiaries to repay all their indebtedness) and (b) fund cash collateral obligations of CAFT 2025 under the terms of the CAFT 2025 Notes.

On June 15, 2026, the Company completed a refinancing transaction pursuant to which it issued $33.8 million aggregate principal amount of senior secured notes, bearing interest at 11.5% and maturing in June 2031, pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “2031 Secured Notes”). The 2031 Secured Notes were initially purchased by seven separate accredited investors. The Company’s payment obligations under the 2031 Secured Notes are secured by all of the Company’s existing and future (i) haircut capital in the Company’s consumer and commercial warehouse facilities, (ii) residual interest in CAFT 2025, (iii) unencumbered receivables (with the lien automatically released upon sale/warehousing/securitization), (iv) cash, (v) office equipment and (6) equity interests in certain operating consolidated subsidiaries. The proceeds from the issuance of the 2031 Secured Notes, together with cash on hand, were used to repay the $50.0 million of unsecured notes that matured on June 15, 2026.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CARTIGA

The following discussion and analysis provides information that Cartiga’s management believes is relevant to an assessment and understanding of Cartiga’s consolidated results of operations and financial condition. The discussion should be read together with Cartiga’s historical audited annual consolidated financial statements as of and for the years ended September 30, 2025 and 2024, and the respective notes thereto as well as Cartiga’s unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2026 and the related notes thereto.

The discussion and analysis should also be read together with Pubco’s unaudited pro forma condensed combined financial information for the year ended September 30, 2025, and as of and for the nine months ended June 30, 2026. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Cartiga’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartiga” to “Cartiga,” “we,” “our” and “the Company” refer to the business and operations of Cartiga, LLC. and its consolidated subsidiaries prior to the Business Combination and to Cartiga Holdings, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Company Overview

The Company was formed on April 25, 2019 in the State of Delaware and began operations on September 12, 2019 by completing a series of transactions through which the Company acquired certain assets of Plaintiff Funding Holding, Inc., doing business as LawCash, and acquired 100% ownership of Momentum, and Ardec (collectively, the “Acquisition”). By 2022, the Company rebranded LawCash under Cartiga Consumer. The Company operates as an originator and manager of assets linked to (or secured by) consumer and commercial litigation claims and related advances through its consolidated subsidiaries and conducts business in most states throughout the United States.

Consumer Claim Advances

The Company’s consumer claim advance product is offered through Cartiga Consumer and Momentum, and provides advances to claimants who are seeking funding while they pursue personal injury or other legal claims. The Company facilitates the advance by purchasing a share of the monetary recoveries to be received by the claimant upon resolution of their legal case. The advance is provided after the Company underwrites the claimant’s underlying legal claims and assesses the probability of a positive result in the claimant’s favor. Consumer claim advances are provided on a non-recourse basis such that should a claimant be unsuccessful in their legal claim, the Company does not require repayment of the funding advance or accrued fees.

Commercial Claim Advances

The Company’s commercial funding product is offered through Ardec and Cartiga Commercial Funding, LLC, and provides working capital loans to law firms to operate their business while resolving client claims. The commercial business effectively purchases, and obtains a security interest in, a share of any income that the law firms receive from attorneys’ fees related to cases that are successfully resolved. The commercial funding product has a maturity date that typically ranges from two to four years, at which time all principal and accrued interest is due in full regardless of whether the specific income assigned and pledged as collateral has been realized.

Executive Summary

Shortly after the Acquisition, the Company faced several challenges, including integrating the acquired companies in a remote work environment following the onset of the COVID-19 pandemic, as well as managing portfolio performance in the aftermath of the pandemic as many courts were closed and legal proceedings were delayed. The Company has observed a less restrictive environment for the courts beginning in 2022, with cases and settlements moving through the system more expeditiously than during the height of the COVID-19 pandemic — although certain state courts, including those in New York, demonstrate continuing residual delays.

As the Company was experiencing a return to more normalized repayment patterns, the United States Federal Reserve began increasing the Federal Funds Rate, which caused an increase in the Company’s financing costs for both its commercial and consumer products. As a result of the evolving economic conditions in 2023, the Company evaluated unit economics for its consumer and commercial products and strategically increased pricing in its consumer product to diminish the impact of rising interest rates. The Company also evaluated its cost structure to originate and support both products in an effort to maintain performance with changing economic conditions. The Company executed cost reduction initiatives throughout 2023 and into 2024, which contributed to the $11.3 million (27.8%) reduction in operating expenses in 2024 as compared to 2023. The fiscal year ended September 30, 2025, represented a re-emergence of origination and portfolio growth following a period of continued operational resilience and financial stability in 2024 amid a dynamic economic environment. During the year ended September 30, 2025, the Company grew commercial claim advance origination volume by $47 million (78.8%) and grew consumer claim advance origination volume by $23.1 million (47.1%), as compared to the year ended September 30, 2024.

For the nine months ended June 30, 2026, the Company generated pre-tax net income of $2.5 million. Commercial claim advance origination volume grew by $15.5 million (22.2%) as compared to the nine-month period ended June 30, 2025, while consumer claim advance origination volume declined by $7.3 million (13.0%) over the same period, with the decline concentrated in the quarter ending June 30, 2026. Lower origination volume is reflected across both our direct consumer sales and third-party broker channels, and is in part a result of intentional portfolio risk management decisions regarding certain underlying case types and geographic concentrations. We currently expect near-term consumer claim advance origination volume to remain generally consistent with the level experienced in the quarter ending June 30, 2026. Lower origination volume, if sustained, would slow growth of the consumer claim advance portfolio and, over time, gains on consumer claim advances. Furthermore, commercial claim advance collections increased to $76.2 million in the nine months ended June 30, 2026 from $54.5 million in the prior year period, in part driven by the refinancing of $12.6 million of certain large exposures in which existing commercial claim advances were repaid and replaced with newly underwritten commercial claim advances supported by updated case developments, new case collateral, and potentially additional funding commitments.

Consumer claim advance collections decreased by 3.0% year-over-year, with collections of $66.9 million and $69.0 million for the nine months ended June 30, 2026 and June 30, 2025, respectively. Realized MOIC on consumer claim advances decreased to 1.57x for the nine months ended June 30, 2026, from 1.72x for the prior year period. Realized MOIC fluctuates from period to period based on the mix of claims that resolve, including the duration of the advance and the amount ultimately collected relative to the contractual amount due. The decrease primarily reflected larger reductions accepted at resolution in response to requests from claimants’ attorneys, resulting in lower fee collections relative to principal collected. We expect realized MOIC to continue to vary from period to period. Write-offs of consumer claim advances increased to $5.4 million for the nine months ended June 30, 2026, from $4.0 million for the prior year period, reflecting a higher volume of claims resolving without sufficient proceeds to repay the advance. Write-offs fluctuate from period to period based on the timing and outcome of case resolutions, and our fair value estimate of consumer claim advances as of June 30, 2026, reflects our current expectations regarding such losses. As discussed under “Liquidity and Capital Resources,” our liquidity is dependent on the timing and magnitude of collections from our claim advance portfolios. Lower realized returns and higher write-offs reduce collections available to fund operations and service our obligations; the effect on liquidity is partially offset by reduced cash deployed for new consumer claim advances.

The Company’s key performance metrics represent operational indicators that can impact the size and performance of the Commercial and Consumer claims portfolios, which, in turn, will drive financial performance.

The portfolio balance represents the unpaid contractual amount outstanding, exclusive of accrued and unpaid revenue. This represents the yielding asset that generates current and future revenue and is used by management to monitor the size and earning capacity of the portfolio over time.

Origination volume represents the amount of contractual funded volume for new claims advances originated during the period. Origination volume consists of the initial cash outlay for the funding plus any non-cash fees, to the extent applicable. Origination volumes add to the portfolio balance and increase the amount of yielding assets and are used by management to evaluate growth in new investments and deployment of capital.

Total collections consist of the cash collected during the period and represents both the initial amount funded as well as accrued revenue received and are used by management to assess cash realization, portfolio liquidity, and trends in the timing and magnitude of cash flows, which inform forecasting and fair value estimation.

The realized MOIC is a calculation that represents the multiple of invested capital and is calculated as total collections divided by the funded contract amount. This is a measure of the percentage of collections that represent revenue versus the funded contractual amount and is used by management to evaluate overall portfolio performance and return on invested capital, as well as to inform assumptions used in forecasting and fair value estimation.

Write-offs are non-cash reductions in the portfolio balance that represent losses in the portfolio where the funded amount is deemed not collectible and are used by management to monitor portfolio losses and assess trends in case outcomes over time.

The following table provides a comparison of the Company’s key performance metrics for the nine months ending June 30, 2026 compared to 2025.

	Nine Months Ended June 30,
	2026	2025	$ Change	% Change
Commercial Claims
Origination Volume	85,219	69,722	15,496	22.2%
Portfolio Balance	226,475	213,122	13,353	6.3%
Total Collections	76,174	54,531	21,643	39.7%
Realized MOIC	1.32	1.43	(0.11)	(7.7)%
Write-Offs	1,257	1,786	(529)	(29.6)%
Consumer Claims
Origination Volume	48,727	56,034	(7,308)	(13.0)%
Portfolio Balance	165,146	159,921	5,225	3.3%
Total Collections	66,933	69,020	(2,087)	(3.0)%
Realized MOIC	1.57	1.72	(0.15)	(9.0)%
Write-Offs	5,414	3,969	1,445	36.3%

The following table provides a comparison of the Company’s key performance metrics for the year ended September 30, 2025 compared to 2024.

	Year Ended September 30,
	2025	2024	$ Change	% Change
Commercial Claims
Origination Volume	106,690	59,678	47,012	78.8%
Portfolio Balance	216,423	181,237	35,186	19.4%
Total Collections	96,587	86,381	10,206	11.8%
Realized MOIC	1.38	1.37	0.01	0.7%
Write-Offs	1,986	2,897	(911)	-31.4%
Consumer Claims
Origination Volume	72,052	48,982	23,070	47.1%
Portfolio Balance	159,145	143,757	15,388	10.7%
Total Collections	95,915	101,057	(5,142)	-5.1%
Realized MOIC	1.69	1.66	0.03	1.8%
Write-Offs	6,099	6,275	(176)	-2.8%

Results of Operations

Comparison of the nine months ended June 30, 2026, and 2025

The following tables summarize our consolidated results of operations for the periods indicated.

	Nine Months ended June 30,
	2026	2025	$ Change	% Change
Revenue
Gains on consumer advances, net	$29,149	$30,103	$(954)	(3.2)%
Fee Revenue, net	26,142	29,159	(3,017)	(10.3)%
Management Fees - Related Party	38	—	38	N/M
Fund Servicing Fee - Related Party	18	—	18	N/M
Net Revenue	55,347	59,262	(3,915)	(6.6)%
Expenses
Operating expenses	21,824	23,329	(1,505)	(6.4)%
Provision for credit losses	2,765	2,297	468	20.4%
Depreciation and amortization	2,775	2,800	(25)	(0.9)%
Total Expenses	27,364	28,426	(1,062)	(3.7)%
Income from operations	27,983	30,836	(2,853)	(9.3)%
Other income (expense)
Interest expense – secured financing	(19,604)	(19,139)	(465)	2.4%
Interest expense – unsecured financing	(6,262)	(6,203)	(59)	1.0%
Interest and other income	333	490	(157)	(32.0)%
Equity Investment gain of LBS Income Fund	8	—	8	N/M
Total other expense	(25,525)	(24,852)	(673)	2.7%
Net Income	$2,458	$5,984	$(3,526)	(58.9)%
EBITDA	$31,099	$34,126	$(3,027)	(8.9)%

For the nine months ended June 30, 2026, the Company generated $2.5 million of net income, which is a $3.5 million decrease from net income for the nine months ended June 30, 2025 of $6.0 million. The Company generated $31.1 million of EBITDA for the nine months ended June 30, 2026, a $3.0 million decrease from the $34.1 million generated in the prior year period. The following table summarizes our calculation of EBITDA for the periods indicated.

	Nine Months Ended June 30,
	2026	2025	$ Change	% Change
Net income	$2,458	$5,984	$(3,526)	(58.9)%
Depreciation and amortization	2,775	2,800	(25)	(0.9)%
Interest expense – secured financing	19,604	19,139	465	2.4%
Interest Expense – unsecured financing	6,262	6,203	59	1.0%
EBITDA	$31,099	$34,126	$(3,027)	(8.9)%

Gain on consumer claim advances, net

Gain on consumer claim advances, net includes the realized and unrealized gains and losses from our consumer claim advances, which are recorded at fair value, as well as cash flows received from aged consumer claim advances that are in excess of fair value. Gain on consumer claim advances was $29.1 million for the nine months ended June 30, 2026, representing a $1.0 million decrease from the prior year’s period. Gains on consumer claim advances are driven by the size of the consumer claim advance portfolio, the yield on the portfolio, the actual and expected portfolio performance and market interest rates. The Company evaluates the yield on the portfolio by assessing the underlying pricing of the consumer funding agreements and the ultimate realization of cash flows compared to the pricing. The assumptions for expected portfolio performance include loss rates, market interest rates and the ultimate amount and timing of the receipt of cash flows from the underlying funding agreements.

The decrease in Gain on consumer claim advances, net for the nine months ended June 30, 2026 was primarily attributable to a $0.7 million decrease in the change in fair value of the consumer claim advance portfolio, together with an increase in broker commissions of approximately $0.2 million, which are included in gain on consumer claim advances, net.

	Nine Months Ended June 30,
	2026	2025	$ Change	% Change
Change in fair value	31,972	32,693	(721)	(2.2)%
Broker Fees	(2,823)	(2,590)	(233)	(9.0)%
Gain on consumer advances, net	29,149	30,103	(954)	(3.2)%

Fee Revenue, net

Fee revenue includes fees earned from commercial claim advances and are presented net of the amortization of direct origination expenses and fees that are recognized over the estimated life of the advance contract. The $3.0 million (10.3%) decrease in Fee revenue for the nine months ended June 30, 2026, as compared to the nine months ended June 30, 2025, was primarily driven by the reversal of previously recognized revenue and by an increase in commercial claim advances classified as non-accrual, partially offset by an increase in average outstanding funded principal.

Commercial claim advances are generally placed on non-accrual status when adverse case developments or other relevant factors indicate that full collection of the contractual amount due is doubtful, at which point the Company ceases accruing contractual fees prospectively and may reverse previously accrued amounts.

Previously accrued but uncollected fees are evaluated for collectability and are reversed as a reduction of fee revenue in the period management determines that such amounts are uncollectible. For the nine months ended June 30, 2026, the Company reversed $5.8 million of previously recognized revenue, compared to $2.1 million for the nine months ended June 30, 2025. As of June 30, 2026, outstanding principal funded of commercial claim advances on non-accrual status totaled $35.1 million, compared to $23.7 million as of September 30, 2025. The increase in commercial claim advances classified as non-accrual was primarily attributable to the increase in assets greater than 60 months from origination and the value of the underlying claims supporting the advances.

Operating Expenses

Operating expenses consist of employee costs associated with our personnel as well as general and administrative expenses. Certain direct expenses associated with the origination of commercial claim advances are initially deferred and amortized over the estimated life of the agreement. The $1.5 million (6.4%) decrease in operating expenses for the nine months ended June 30, 2026 is primarily due to employee cost related savings, including lower employee compensation & benefits, and travel & entertainment related costs.

General and administrative expenses include management fees paid to a related party under an investment management agreement, which totaled approximately $2.1 million for each of the nine months ended June 30, 2026 and 2025.

Provision for credit losses

Provision for credit losses consists of changes in our allowance for credit losses associated with the outstanding principal balance of commercial claim advances and other receivables. The Company employs a forward-looking credit loss methodology, requiring the recognition of expected credit losses over the life of financial assets measured at amortized cost.

Management’s estimate of expected credit losses is influenced by factors affecting the timing and outcome of underlying legal matters, including court processing timelines, settlement timing, and case progression, which may impact collectability and the expected recovery of amounts due.

Consolidated provision for credit losses increased by $0.5 million (20.4%) for the nine months ended June 30, 2026, to $2.8 million, as compared to $2.3 million for the nine months ended June 30, 2025. The increase was primarily attributable to changes in the allowance associated with the outstanding principal balance of commercial claim advances and other receivables, including the promissory note receivable that was determined to be impaired after the Acquisition, partially offset by a decrease in gross commercial principal charge-offs, which totaled $1.3 million for the nine months ended June 30, 2026, compared to $1.8 million for the nine months ended June 30, 2025.

Depreciation and amortization

Depreciation and amortization consists of amortization of definite lived intangible assets as well as depreciation of property, which includes internally developed software. The decrease in Depreciation and amortization for the nine months ended June 30, 2026 was primarily attributable to a decrease in amortization of intangible assets, which are amortized using the double-declining balance method.

Other income (expense)

Other income (expense) primarily consists of interest expense and other non-operating income and expense items that are not reported elsewhere. The $0.5 million (2.4%) increase in interest expense associated with our secured financing facilities for the nine months ended June 30, 2026 was primarily attributable to an increase in our average principal balance of secured financing facilities.

LBS Income Fund

Management fees, fund servicing fees, and equity investment gain of LBS Income Fund, L.P. (the “Fund”) represent income earned from the Fund, an investment vehicle launched in April 2026 to invest in litigation finance assets. The Fund provides a source of third-party capital that allows the Company to originate and manage claim advances beyond those funded through its own balance sheet. The Company serves as general partner and investment manager of the Fund and, through consolidated subsidiaries, holds a limited partner interest of approximately 5.1%.

Management fees are earned for investment management services provided under the Fund’s governing agreements and are recognized on a gross basis, as the Company is the principal in providing those services. The Company may also earn performance-based incentive compensation if specified return thresholds are achieved. Fund servicing fees are earned under a servicing agreement at an annual rate of 0.50% of the pool balance as of the last day of each calendar quarter. The Company’s limited partner interest is accounted for under the equity method, and the equity investment gain represents the Company’s proportionate share of the Fund’s earnings for the period.

For the nine months ended June 30, 2026, the Company earned management fees of $38 thousand and fund servicing fees of $18 thousand, and recognized an equity investment gain of $8 thousand. No incentive compensation was earned for the period. There were no comparable amounts in the prior year periods, as the Fund was launched in April 2026. During the period, the Fund acquired commercial claim advances from the Company with an aggregate amortized cost basis of approximately $18.2 million at a purchase price equal to that amortized cost basis, and no material gain or loss was recognized on the transfers.

Comparison of the Years Ended September 30, 2025 and September 30, 2024

The following table summarizes our consolidated results of operations for the periods indicated.

	Year ended September 30,
	2025	2024	$ Change	% Change
Revenue
Gains on consumer advances	$36,931	$31,851	$5,080	15.9%
Fee Revenue	40,554	38,324	2,230	5.82%
Net Revenue	77,485	70,175	7,310	10.42%
Expenses
Operating expenses	32,393	29,370	3,023	10.29%
Provision for credit losses	3,464	1,286	2,178	169.36%
Depreciation and amortization	3,758	4,841	(1,083)	-22.37%
Total Expenses	39,615	35,497	4,118	11.60%
Income from operations	37,870	34,678	3,192	9.20%
Other income (expense)
Interest expense – secured financing	(25,650)	(22,629)	(3,021)	13.35%
Interest expense – unsecured financing	(8,271)	(8,271)	—	0.00%
Change in fair value of preferred securities	—	551	(551)	-100.00%
Interest and other income	649	477	172	36.06%
Total other expense	(33,272)	(29,872)	(3,400)	11.38%
Pre-tax income	$4,598	$4,806	$(208)	-4.33%
EBITDA	$42,277	$40,547	$1,730	4.27%

The Company generated $4.6 million of net income in 2025, reflecting a slight decrease from $4.8 million in 2024. The Company generated $42.3 million of EBITDA in 2025, which reflects an increase of 4.3% over the amount generated in 2024. The following table summarizes our calculation of EBITDA for the periods indicated.

	Year Ended September 30,
	2025	2024
Net income	$4,598	$4,806
Depreciation and amortization	3,758	4,841
Interest expense – secured financing	25,650	22,629
Interest Expense – unsecured financing	8,271	8,271
EBITDA	$42,277	$40,547

Gain on consumer claim advances, net

Gain on consumer claim advances, net includes the realized and unrealized gains and losses from our consumer claim advances, which are recorded at fair value, as well as cash flows received from aged consumer claim advances that are in excess of fair value. Gains on consumer advances is driven by the size and composition of the consumer claim advance portfolio as it generates yield over time. Gain on consumer claim advances was $36.9 million during the year ended September 30, 2025, representing a $5.1 million increase from the year ended September 30, 2024. Gains on consumer claim advances are driven by the size of the consumer claim advance portfolio, the yield on the portfolio, the actual and expected portfolio performance and market interest rates. The Company evaluates the yield on the portfolio by assessing the underlying pricing of the consumer funding agreements and the ultimate realization of cash flows compared to the pricing. The assumptions for expected portfolio performance include loss rates, market interest rates and the ultimate amount and timing of the receipt of cash flows from the underlying funding agreements.

The increase in Gain on consumer claim advances, net was primarily attributable to a 10.7% increase in the consumer claim advance portfolio and pricing enhancements that were enacted during 2025 that were partially offset by an increase in broker commissions during 2025. The fair value is also impacted by changes in market interest rates; however, the Two-Year Treasury rate only declined modestly by 6 bps during the year ended September 30, 2025.

Fee Revenue

Fee revenue includes fees earned from commercial claim advance and is presented net of the amortization of direct origination expenses and fees that are recognized over the estimated life of the advance contract. The increase in Fee revenue was driven by a 19% increase in commercial claim portfolio balance in 2025, as compared to 2024, that was partially offset by a $15 million increase in the commercial claim advances classified as non-accrual status. The increase in commercial claim advances classified as non- accrual was primarily attributable to the increase in assets greater than 48 months from origination and the value of the underlying claims supporting the advances.

Operating Expenses

Operating expenses consist of employee costs associated with all of our personnel as well as general and administrative expenses. Certain direct expenses associated with the origination of commercial claim advances are initially deferred and amortized over the estimated life of the agreement. The increase in operating expenses is primarily due to a $2.1 million increase in Employee costs and a $0.9 million increase in General and administrative expenses. The increase in Employee costs is due to a 6% increase in headcount as of September 30, 2025 compared to 2024 as well as an increase in commission expenses paid on consumer claim advances. As of September 30, 2025, the Company had 88 employees. The increase in General and administrative expenses is primarily due to a $1.5 million increase in strategic and litigation expenses that were partially offset by continued cost reductions initiatives.

Provision for credit losses

Provision for credit losses consists of changes in our allowance for credit losses associated with the outstanding principal balance of commercial claim advances and other receivables. The Company employs a forward-looking credit loss methodology, requiring the recognition of expected credit losses over the life of financial assets measured at amortized cost. The $2.2 million increase in the provision for credit losses was attributable to a $3.4 million increase in the provision for commercial claim advances that was partially offset by a $1.2 million decrease in the loss provision for a promissory note receivable that was determined to be impaired after the Acquisition.

Depreciation and amortization

Depreciation and amortization consists of amortization of definite lived intangible assets as well as depreciation of property, which includes internally developed software. The decrease in Depreciation and amortization during 2025 was primarily attributable to a decrease in amortization of intangible assets, which are amortized using the double-declining balance method.

Other income (expense)

Other income (expense) primarily consists of interest expense and other non-operating income and expense items that are not reported elsewhere. The $3.0 million (13.3%) increase in interest expense associated with our secured financing facilities was primarily attributable to an increase in our average balance of secured financing facilities. During the year ended September 30, 2024, we had two outstanding consumer securitization facilities that rapidly paid down as all consumer principal and fee collections were applied to reduce the debt. This effectively reduced our advance rate on consumer claim advances as of September 30, 2024. Additionally, we incurred increased asset-backed debt to fund the increase in the consumer and commercial claim advance portfolios as of September 30, 2025.

Liquidity and Capital Resources

Liquidity and Capital

The Company’s liquidity strategy is centered on maintaining a strong balance sheet, optimizing cash flows from operations, and leveraging committed financing facilities to fund growth in both its consumer claim and commercial claim advances portfolios. The Company’s capital structure consists of equity capital funding, senior unsecured debt and secured debt facilities to fund the outstanding principal balance of our consumer and commercial funding contracts. We engage with numerous lending counterparties in the normal course of business, and as a result we may add, modify, replace, extend or terminate our existing debt structure to meet our liquidity needs.

We are dependent upon the availability of financing from a variety of funding sources to satisfy our liquidity needs. Historically, we have relied upon bank facilities and securitization structures as external funding sources for our operations.

We utilize bank facilities, together with capital raised through affiliated investment vehicles, to fund both our consumer claim advances and commercial claim advances.

The non-recourse bank facilities have customary provisions for asset eligibility and portfolio performance, provide structural leverage, and allow for matched funding against specific asset pools. We maintain a warehouse line of credit as our primary funding mechanism for our commercial claim advances, which had an outstanding balance of $159.9 million as of June 30, 2026. We fund our consumer claim advances through a separate warehouse line of credit and through the utilization of special purpose entities to access term financing via securitized notes. As of June 30, 2026, our consumer warehouse facility had an outstanding balance of $11.7 million. In the second fiscal quarter of 2025, we issued new securitization notes and transferred nearly all consumer claim advances in the two then-outstanding securitizations and on the warehouse line to that new securitization. As of June 30, 2026, the outstanding balance of our securitization notes was $144.0 million.

The Company’s originated assets typically accrue interest and fees on a non-cash, paid-in-kind (PIK) basis and are generally repaid only upon the successful resolution of the underlying legal claim. As such, the Company does not receive regular cash inflows from its claim advance assets during their term. In contrast, the Company’s financing obligations, including its warehouse lines and securitized notes, require current cash payments of interest monthly. This structural cash flow mismatch between the non-cash-yielding nature of its investments and the current pay obligations on its debt requires proactive cash management and periodic reliance on capital markets or facility upsizing to fund operations and interest expense. The Company expects to generate cash flows from the resolution of its consumer and commercial claim advances over time, the timing and amount of which are largely subject to the progression and outcome of the underlying legal matters.

In April 2026 the Company launched the Fund, an investment vehicle designed to acquire litigation finance assets. The Fund is managed by an investment advisor that is an affiliate of the Company and is expected to provide an additional source of capital to support the Company’s funding strategy.

As of April 2026, the Fund has commenced operations, including initial capital calls and the acquisition of certain commercial claim advances from the Company. The Company expects the Fund to enhance its capital efficiency, expand origination capacity, and provide an additional avenue for portfolio monetization. For the nine months ended June 30, 2026, the Company recognized management fees from the Fund of $38 thousand, fund servicing fees of $18 thousand, and an equity investment gain of $8 thousand. Management expects the Fund to play an increasing role in the Company’s liquidity and capital resources in future periods.

Liquidity Risk Management

To mitigate liquidity risk, the Company:

●	Maintains a diversified funding base across both revolving facilities and term securitizations;
●	Actively manages borrowing base availability relative to originations; and
●	Incorporates weekly liquidity forecasting to ensure it can service its obligations during periods of slower asset recovery or delayed case settlements.

As of the reporting date, Cartiga was in compliance with all covenants under its credit agreements and believes it maintains sufficient headroom under such covenants; however, continued compliance is dependent on future operating performance and the Company’s ability to execute on its financing and refinancing initiatives. On June 15, 2026, the Company completed a refinancing transaction pursuant to which it issued $33.8 million aggregate principal amount of senior secured notes bearing interest at 11.5% and maturing in June 2031. The proceeds from the issuance, together with cash on hand, were used to repay the $50.0 million of unsecured notes that matured on June 15, 2026.

The Company also has approximately $0.8 million of unsecured notes payable coming due in October 2026, $31.2 million of senior secured notes payable maturing in April 2027, and $159.9 million outstanding under its commercial warehouse facility (the “Commercial Funding Revolver”), which matures in August 2027. Management expects to satisfy the October 2026 and April 2027 maturities through a combination of operating cash flows, available liquidity, and refinancing activities, and other capital raising initiatives. Management expects to satisfy the August 2027 maturity of the Commercial Funding Revolver by renewing the facility with the existing lender or refinancing it with another lender prior to maturity, consistent with the Company’s extension of the facility’s revolving period and maturity in August 2025. Because the Commercial Funding Revolver is secured by, and its availability is determined by reference to, specifically pledged commercial claim advances, management believes it can be renewed or refinanced more readily than the Company’s notes payable. However, no assurance can be given that any future refinancing will be completed on acceptable terms or at all.

The Company’s liquidity is dependent on the timing and magnitude of collections from its claim advance portfolios, and delays in case resolution or lower-than-expected recoveries could impact liquidity and covenant compliance.

As of June 30, 2026, the Company had $14.8 million of unrestricted cash and approximately $4.8 million of available borrowing capacity under its credit facilities, subject to borrowing base limitations and covenant compliance.

Subsequent to June 30, 2026, on July 17, 2026 and September 24, 2026, the Company obtained approximately $22.5 million and $2.5 million, respectively, of financing secured by commercial claim advances. Each financing matures approximately 120 days from issuance, and the Company intends to repay these obligations through a combination of selling the pledged commercial claim advances to the Fund or otherwise and financing the pledged commercial claim advances under the Commercial Funding Revolver, subject to the eligibility requirements of that facility.

These upcoming maturities represent significant obligations due within one year after the date the Company’s unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2026 were issued and, before consideration of management’s plans, raised substantial doubt about the Company’s ability to continue as a going concern. Based on the plans described above, management concluded that this substantial doubt has been alleviated, although those plans are subject to inherent uncertainty. See Note 2, “Liquidity and Going Concern Considerations,” to the unaudited condensed consolidated financial statements.

Future Financing Needs

The Company expects to continue funding new litigation finance assets through a mix of capacity under its existing facilities, potential future term securitizations, and capital raised through affiliated investment vehicles. Management is actively evaluating opportunities to refinance or restructure portions of its existing debt facilities, including the renewal or refinancing of the Commercial Funding Revolver prior to its August 2027 maturity, to improve financing costs and enhance liquidity, subject to market conditions. The Company may also pursue additional debt issuance or facility expansions to support its growth strategy.

Contractual Obligations

In addition to our contractual debt maturities, we have future cash obligations under various types of contracts. We lease office space and have certain non-cancellable vendor agreements. The contractual obligations under these agreements as of June 30, 2026 were as follows:

	Contractual Obligations as of June 30, 2026
		Interest	Operating	Other
	Borrowing	Payments	Leases	Agreements	Total
2026	—	3,002	342	—	3,344
2027	191,929	1,673	1,261	—	194,863
2028	—	—	437	—	437
2029	11,695	—	—	—	11,695
Thereafter	177,800	—	—	—	177,800
Total	381,424	4,675	2,040	—	388,139

Off-Balance Sheet Arrangements

The Company’s involvement with the Fund, an unconsolidated variable interest entity, constitutes an off-balance sheet arrangement. During the nine months ended June 30, 2026, the Company transferred commercial claim advances with an aggregate amortized cost basis of approximately $18.2 million to the Fund in transactions accounted for as sales, and retains continuing involvement with the transferred advances as servicer and through its general partner and limited partner interests in the Fund. The Company’s maximum exposure to loss as a result of its involvement with the Fund is limited to the carrying amount of its investment, which totaled $985 thousand as of June 30, 2026, and creditors of the Fund do not have recourse to the general credit of the Company. Other than its involvement with the Fund, there were no off-balance sheet arrangements requiring disclosure as of June 30, 2026. The Company has evaluated its other financing arrangements, including securitization structures, and determined that no such arrangements require off-balance sheet presentation.

Market Interest Rate Risk and Sensitivity

Market risk is the risk of losses arising from changes in values of financial instruments. We engage in transactions in the normal course of business that expose us to market risks. We attempt to mitigate such risks through prudent management practices and strategies such as attempting to match the expected cash flows of our assets and liabilities.

We are exposed to market risks associated with changes in interest rates and our earnings may fluctuate with changes in interest rates. The commercial claim advances and consumer claim advances that we originate are entirely fixed-rate. Our commercial claim advances are financed with variable-rate bank facilities and our consumer claim advances are financed with a mix of fixed-rate securitization bonds and variable-rate bank facilities.

Management does not believe a quantitative sensitivity analysis of variable-rate liabilities would be meaningful, as the impact of interest rate changes on the Company’s results is influenced by changes in interest expense on variable-rate financing and discount rates used in fair value measurements.

The Company’s earnings are also sensitive to fluctuations in interest rates. Our consumer claim advances are carried at fair value and are subject to changes in value associated with changes in interest rates. Our bank facilities contain variable rates, and there can be no assurances that we can offset increases in financing costs with increased pricing on our commercial claim advances and consumer claim advances. In addition, a portion of the Company’s income is recognized on a non-cash basis through the accrual of interest and fees on its financial assets. As such, the major sources of the Company’s interest rate risk are timing differences in the maturity and characteristics of assets and liabilities, changes in the shape of the yield curve and changes in customer behavior, as well as changes in key assumptions used in the valuation of consumer claim advances.

In addition, the fair value of the Company’s consumer claim advances is sensitive to changes in market conditions and key valuation assumptions, including discount rates and the expected timing of case resolutions. As a result, changes in interest rates or delays in settlements may result in increased volatility in earnings. See ‘Risk Factors’ beginning on page 67 for a discussion of the risks associated with the valuation of these financial instruments, including the inherent uncertainty and use of complex judgment in determining fair value.

Critical Accounting Estimates

Revenue Recognition

Consumer Claim Advances

The Company’s consumer claim advances are accounted for as derivatives and are therefore reported at fair value on the consolidated balance sheet. The Company records changes in net unrealized and realized gains or losses within Gains on consumer fundings, which is a component of net revenues, in the consolidated statement of operations. Consumer claim advances represent financial assets that are remeasured at each reporting date. The estimated fair value reflects the current status of the consumer claim advance portfolio and current market conditions.

The fair value of the consumer claim advances is determined using a discounted cash flow model, applied at the monthly vintage level, that reflects the timing and amount of future fees earned and losses recognized on the portfolio as of the reporting date. The Company uses a market discount rate to reflect the discounted value of the expected future cash flows within the estimated fair value. The discounted cash flow model utilizes a combination of contractual, internal, and external valuation assumptions, and incorporates historical data, case-specific insights, and projections for the expected cash flows from each funded case. The use of unobservable inputs creates inherent uncertainty in the determination of the fair value of consumer claim advances, and the fair value of such advances are sensitive to changes in discount rates, loss rates and the expecting timing of case resolution, which could cause the underlying cash flows to be received faster or slower than expected.

At origination, the Company records consumer claim advances at fair value, which is equal to the initial net cash outlay. Although upfront fees charged at inception are included in the contractual funded amount of the advance, the economics of those fees are not realized at origination and therefore do not give rise to a gain upon origination. As a result, upfront fees do not result in a separate earnings impact on the date of funding. Subsequent changes in the fair value of consumer claim advances, reflecting the realization of the economics of upfront fees over time and updated expectations of future cash flows, are recognized in Gain on consumer claim advances, net, in the consolidated statement of operations.

The Company estimates the life of the consumer claim advance portfolio to be 85 months. The weighted average life of the consumer claim advances was 25.9 months and 24.8 months as of September 30, 2025, and 2024, respectively. The weighted average life is an estimate of the expected average duration of the portfolio and is calculated based on the timing of the monthly cash flows divided by the expected total cash flows of the portfolio. The expected total cash flows represent the aggregate of all projected monthly cash collections over the remaining life of the portfolio. The Company utilizes a discount adjustment technique when calculating the fair value of the consumer claim advances using our discounted cash flow model. The interest rate used to discount the cash flows was 7.24% and 7.70% as of September 30, 2025, and 2024, respectively. An increase in the weighted average life and the discount rate will decrease the fair value of consumer claim advances, whereas a decrease in the weighted average life and the discount rate will increase the fair value of consumer claim advances.

Commercial Claim Advances

Commercial claim advances are carried at their historical cost, plus accrued fees, net of capitalized origination costs and an allowance for credit losses. Fee revenue related to the commercial claim advances are accrued on a contractual basis, net of written-off fees. Direct origination costs, net of any origination fees, are deferred and recognized using the effective yield method.

Allowance for Uncollectable Receivables

The Company adopted ASU 2016-13 — Financial Instruments-Credit Losses on October 1, 2023, which changed the accounting for the allowance for credit losses on its commercial claim advances. Prior to the adoption of ASU 2016-13, the Company recognized credit losses based on an incurred loss model that estimated probable losses inherent in the commercial claim advances portfolio at each reporting date. Prior to the adoption of ASU 2016-13, the Company estimated lifetime expected credit losses in its commercial claim advances portfolio and recognized those losses as an allowance that reduces the carrying value of the portfolio. To estimate current expected lifetime losses, the Company uses an expected loss methodology referred to as “static pooling” which stratifies the finance receivable portfolio into separately identified pools based on their period of origination, then uses historical performance of seasoned pools to estimate future losses on current pools. The Company uses an average loss rate to establish the allowance for the commercial claim advances portfolio. The Company considers its portfolio of commercial claim advances to be homogenous and consequently analyzes its performance in the aggregate rather than stratification by any particular asset performance indicator.

Commercial claim advances represent receivables secured by contingent legal fees receivable by the law firm resulting from settled or pre-settled personal injury litigation matters. Given the fact that the receivables are secured, credit losses are highly dependent on the ultimate settlement of the underlying legal matter as opposed to general economic conditions. The Company has considered economic conditions in its development of current expected credit losses. The most significant economic factor that has an impact on the Company’s credit losses relates to unusually long court delays or closures, such as those experienced during the COVID-19 pandemic. The Company has considered these factors and has assumed an extended duration of its losses by 2.5 years.

Once the Company performs its loss model calculations, it determines if any qualitative adjustments are necessary for inputs that are not reflected in the quantitative model. These adjustments may include, but are not limited to, changes in lending and servicing and collection policies and practices, case-type specific settlement trends, as well as the effect of other external factors such as changes in legal or regulatory requirements that impact the amount of future credit losses.

In certain instances, the Company may recognize an allowance for credit losses for specific commercial claim advances where the static pool loss model is not deemed representative of the expected losses on the underlying receivable. In these instances, the Company considers the facts and circumstances of the underlying personal injury cases that serve as collateral to estimate a specific allowance for credit losses. As of September 30, 2025, and 2024, the allowance for credit losses on specific receivables was not significant.

The Company charges off commercial claim advances when it is believed that the expected contingent legal fees from the underlying legal matter will not be sufficient to satisfy the law firm’s obligation. The Company has historical experience in managing its underlying collateral pool of contingent legal fees receivable, but losses do arise in the event of death, disbarment, or bankruptcy of the law firms or any of their significant principals, among other circumstances.

See Note 3, Summary of Significant Accounting Policies of the Notes to the Financial Statements for a discussion of recent accounting pronouncements.

Quantitative And Qualitative Disclosures About Market Risk

The information appearing in the section captioned “— Market Interest Rate Risk and Sensitivity” above is incorporated herein by reference.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Executive Officers

The following sets forth certain information, as of November 12, 2026, concerning the persons who are expected to serve as Pubco’s directors and executive officers following the Business Combination.

Name	Age	Position
Samuel Wathen	42	President and Chief Executive Officer, Director
Gregory Bleier	41	EVP, Chief Financial Officer
Ryan Melcher	47	EVP, General Counsel and Corporate Secretary
David Thomas	52	EVP, Chief Growth Officer
Halle Benett	60	Director
James K. Hunt	75	Director
Walter Keenan	59	Director
Joshua Mandel	49	Director
Michael Viteri	64	Director
Steven M. Wasserman	65	Director

Background and Business Experience

Samuel Wathen is expected to serve as Pubco’s President and Chief Executive Officer and a director of Pubco following the Business Combination. Mr. Wathen is a co-founder and currently President and Chief Executive Officer of Cartiga and a co-founder and partner of Melodeon Capital Partners, LP. He brings over 18 years of experience working in financial services and Litigation Finance. He previously served as a Senior Vice President at Melody Capital Partners, L.P. Prior to joining Melody, Mr. Wathen was an Investment Banking Director at Keefe, Bruyette & Woods, Inc., a Stifel Company, for over a decade. During that period Mr. Wathen completed over 25 M&A and financial advisory transactions totaling $7.8 billion in aggregate announced deal value and worked on over 20 public and private capital raises. He has extensive experience in the litigation finance, specialty finance, fintech, wealth management and depository sectors. He earned a B.A. in Economics with minor concentrations in Urban Studies and Art History at Trinity College (CT). Mr. Wathen is also a member of the executive committee of the board of directors of MacDowell, where he chairs the Investment Committee.

Gregory Bleier is expected to serve as Executive Vice President, Chief Financial Officer of Pubco following the Business Combination. Mr. Bleier joined Cartiga as Corporate Controller in February 2022, and was subsequently promoted to Chief Accounting Officer. He then assumed the role of Chief Financial Officer in February 2026. Mr. Bleier began his career at General Electric, where he spent one year in benefits accounting before joining Ernst & Young, where he spent five years in audit and advisory roles serving clients across the financial services industry. He then spent eight years at Cohen & Steers, a publicly traded investment management company, where he focused on financial reporting, controls, and operational accounting. Mr. Bleier is a licensed certified public accountant (CPA) in the State of New York. He holds a bachelor’s degree in Accounting from Siena College and an MBA in Finance from Union Graduate College.

Ryan Melcher is expected to serve as Executive Vice President, General Counsel and Corporate Secretary of Pubco following the Business Combination. Mr. Melcher joined Cartiga as General Counsel and Corporate Secretary in February 2023. Mr. Melcher was previously SVP, General Counsel and Corporate Secretary of Marlin Business Services Corp., a NASDAQ listed nationwide finance provider to small businesses, from 2019 through the sale of Marlin to a subsidiary of funds managed by HPS Investment Partners, LLC in the first quarter of 2022. Prior to that, Mr. Melcher joined PHH Corporation, a New York Stock Exchange listed mortgage company, as in-house counsel in 2013 and served as VP, Deputy General Counsel and Corporate Secretary from January 2018 until the first quarter of 2019 following the sale of PHH to Ocwen Financial Corporation. Mr. Melcher spent the first nine years of his legal career as an associate and subsequently counsel in the corporate department of the law firm of Lowenstein Sandler LLP. Mr. Melcher graduated from Brandeis University and the University of North Carolina School of Law.

David Thomas is expected to serve as Executive Vice President, Chief Growth Officer of Pubco following the Business Combination. Mr. Thomas joined the Company in September 2026 as Chief Growth Officer. Mr. Thomas was previously SVP of Growth & Business Development at Law Tigers, a leading legal marketing organization serving personal injury law firms from March 2018 until he joined the Company. Mr. Thomas was previously President of AB Med Healthcare Solution, LLC from March 2016 to March 2018, where he built and scaled a healthcare services organization providing physician staffing, workforce solutions and practice management services to hospitals and healthcare systems nationwide. Prior to that, Mr. Thomas served as Senior Executive at Banner Health, a strategic healthcare talent acquisition leader, from June 2013 to March 2016. Mr. Thomas holds a bachelor’s degree from the University of New Mexico and an MBA from Arizona State University.

Halle Benett is expected to serve as a director of Pubco following the Business Combination. Mr. Benett is a founding partner of Melodeon Capital Partners, a firm focused on private credit and the Chairman of Cartiga’s Board of Managers. Mr. Benett is a seasoned financial services executive and previously served as an investment banker at UBS where he ran the Financial Institutions Group and served on the investment bank’s U.S. operating committee. He has also been a senior advisor to Ares and led financial services investing at a large credit fund. As an investment banker, he worked on mergers and acquisitions, capital raises and restructurings for over 150 companies for banks, insurance companies, asset managers and specialty finance companies. Mr. Benett received a Masters of International Affairs from Columbia University and a B.A. from Rutgers University. Mr. Benett also serves as a Senior Advisor for White Oak Global Advisors.

James K. Hunt is expected to serve as a director of Pubco following the Business Combination. Mr. Hunt currently serves as non-executive chairman of the board of Hunt Companies, Inc, a national real estate and infrastructure firm based in El Paso, TX. Additionally, he serves on the boards of Aspida RE and Aspida Holdings, an insurance firm where he chairs the investment committee, Busara Advisors, LLC, an Africa focused consulting firm, serves as lead director on the board of Kelly Services, Inc. (NASDAQ: KELYA) and he serves as a publicly elected Trustee and Vice Chairman of St. John’s Health in Jackson, WY. From November 2015 until August 2016, Mr. Hunt served as the managing partner and CEO, middle market credit at Kayne Anderson Capital Advisors, LLC, an alternative investment firm based in Los Angeles. From August 2014 to November 2015, Mr. Hunt served as non-executive chairman of the board of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company. Mr. Hunt was founder and served as chief executive officer and chief investment officer of THL Credit, Inc. and of THL Credit Advisors, a registered investment advisor that provided administrative services to THL Credit, Inc., from April 2010 to July 2014. He held similar executive positions with predecessor entities beginning in May 2007. Previously, Mr. Hunt was chief executive officer and managing partner of Bison Capital Asset Management, LLC, a multi-fund private equity firm, from 2001 to 2007. Prior to co-founding Bison Capital, Mr. Hunt was the president of SunAmerica Corporate Finance and executive vice president of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt was with Citibank/Citicorp from 1975 through 1989 with his last responsibilities serving as Far West Area Head of Leveraged Capital with the designation of Senior Credit Officer. Previously, Mr. Hunt was chairman of the Hunt Companies-sponsored SPAC, Hunt Companies Acquisition Corp. I (NYSE: HTAQ), until its liquidation in November 2022, and the boards of PennyMac Financial Services, Inc. (NYSE: PFSI) until his retirement therefrom on December 31, 2024, Ares Dynamic Credit Allocation Fund, Inc. (NYSE: ARDC), CION Ares Diversified Credit Fund, THL Credit, Inc. (NSDQ: TCRD), THL Credit Advisors, Primus Guaranty Ltd. (NYSE: PRS), Fidelity National Information Services, Inc., (NYSE: FIS), Lender Processing Services, Inc. (NYSE: LPS) and Falcon Financial, Inc. (NSDQ: FCLN). Current community engagement includes serving on the board as emeritus director of the Jackson Hole History Museum where he was previously president. Mr. Hunt received a BBA from the University of Texas at El Paso and an MBA from the Wharton School of the University of Pennsylvania.

Walter Keenan is expected to serve as a director of Pubco following the Business Combination. Mr. Keenan has over 35 years of experience in the financial services industry as an advisor, investor and executive manager. He has been a private investor and consultant to insurance and financial services companies since March 2022. Mr. Keenan has been an independent director on the board of directors of Lument Finance Trust, Inc. since 2015 and currently serves as chairman of the compensation committee and a member of the audit and nominating and corporate governance committees. From July 2013 to March 2022, he served as Chief Executive Officer of Advantage Insurance Inc., a specialty insurance group serving the insurance needs of high net worth individuals and business owners worldwide. Earlier in his career, Mr. Keenan served as an independent director and audit committee chair of Republic Companies, Inc., a regional property and casualty insurance company and as Chairman of Medicus Insurance Holdings, Inc., a provider of professional liability insurance to physicians, from 2006 until its sale to NORCAL Mutual Insurance Company in 2011. Mr. Keenan previously worked in private equity as President of JMP Capital, the principal investments group of JMP Group LLC from 2007 to 2011 and as a Principal of The Cypress Group from 2005 to 2007. Mr. Keenan began his career at Morgan Stanley, where he worked in investment banking from 1989 to 2003. Mr. Keenan received a Bachelor of Arts degree with Honors from Southern Methodist University.

Joshua Mandel is expected to serve as a director of Pubco following the Business Combination. Since 2019, Mr. Mandel has served on multiple boards of directors, including as an independent director of Capital Community Bank (now known as Accordia Bank) since 2019, as an independent director and member of the audit committee of Athene Co-Invest Reinsurance Affiliate 1A since 2019, and as an independent manager and chairman of AP HGA Manager since 2024. Prior to his board service, Mr. Mandel served two terms as Treasurer of the State of Ohio from 2011 to 2019. In this capacity he oversaw the state’s investment portfolio exceeding $22 billion, debt portfolio exceeding $11 billion, domestic and international custody portfolio exceeding $232 billion, and annual cash movements exceeding $66 billion. During his tenure, Mr. Mandel led the overhaul of the state treasury’s cybersecurity and data security systems. He has been recognized with the Association of Government Accountants award for “Excellence in Financial Management” and the American Society for Public Administration’s award for “Integrity and Ethical Conduct in Public Service”. Mr. Mandel’s previous elected experience includes two terms in the Ohio House of Representatives, where he served as the Ranking Member of the Financial Institutions, Real Estate and Securities Committee. Mr. Mandel is also a Marine Corps veteran who served two tours in Anbar Province, Iraq. He holds a bachelor’s degree from The Ohio State University and a law degree from Case Western Reserve University.

Michael Viteri is expected to serve as a director of Pubco following the Business Combination. Mr. Viteri has served as the Chief Investment Officer for the Arizona State Retirement System (“ASRS”) since June 2021, overseeing an investment portfolio of approximately $62 billion. Prior to joining ASRS, Mr. Viteri served as Senior Investment Officer for the Oregon State Treasury, which manages investment portfolios for various Oregon state agencies with a then combined market value of $124 billion, including the $89 billion Oregon Public Employees Retirement Fund. Mr. Viteri previously served as a portfolio manager and trader at the ASRS from 2000 until 2008 prior to joining the Oregon State Treasury. Mr. Viteri also worked as a portfolio analyst at the ASRS from 1996 to 1999. Mr. Viteri holds bachelor’s degrees in Anthropology and Spanish from Arizona State University and a master’s degree in international management from the Thunderbird School of Global Management in Glendale, AZ, where he also served as adjunct faculty teaching courses on finance.

Steven M. Wasserman is expected to serve as a director of Pubco following the Business Combination. Mr. Wasserman has been a director of ALCY since November 19, 2021 and ALCY’s Non-Executive Chairman since November 2022. Mr. Wasserman has been a principal in MSP Sports Capital, LP., an investment fund specializing in professional sports businesses, since 2019. He served as Vice Chairman of The Roosevelt Investment Group, Inc. an investment advisory firm, from 2018 to 2021 and was previously Chief Executive Officer of Seaport Investment Management, LLC, an investment management firm, from 2015 to 2018 and helped Seaport develop new investment strategies during his tenure. Since 2017, Mr. Wasserman has been a senior advisor to a New York based hedge fund with respect to special situations/credit opportunity investments and has also been an advisor to BlockWorks Group, LLC, a blockchain/cryptocurrency communications company. From 2011 to 2014 he was Senior Managing Director of the Beige Group, LLC, a family office where he was responsible for identifying, analyzing and executing investment opportunities. Mr. Wasserman is also a director for byNordic, a SPAC currently listed on Nasdaq and previously was Chief Executive Officer of Alpha Security Group Corporation, a special purpose acquisition company, from 2005 to 2009. He has also served as an advisor to various other special purpose acquisition companies including, but not limited to, Energy Infrastructure Acquisition Corp. from March 2006 to March 2008, Seanergy Acquisition Corp. from November 2007 to September 2008, and Starbulk Acquisition Corp. from April 2008 to March 2009. From 2004 to 2008, Mr. Wasserman also served as the managing partner of AMT Ventures LLC, an entity primarily engaged in public and private equity and debt investments on a principal basis. During his tenure AMT portfolio investments included: Ktech Corporation, a provider of technical support services, scientific and engineering services and management expertise to a variety of government defense and industry clients; Nanodetex Corporation, a leader in lab-on-chip (LOC) platform technologies for gas phase chemical analysis and explosive detection; Agent Science Technologies Incorporated, a provider of neural information management software solutions to the defense industry; and Link One, LLC, a technology transfer advisory group to Los Alamos National Laboratory. Mr. Wasserman is also a licensed attorney.

Board Composition

Pubco’s business and affairs will be managed under the direction of the Pubco Board. Following the Business Combination, the Pubco Board will remain declassified and the directors will be elected annually. Under the Business Combination Agreement, the parties thereto agreed that the Pubco Board immediately following the closing will consist of seven (7) directors, of which the Company has the right to designate six (6) directors and the Sponsor has the right to designate one (1) director reasonably acceptable to Cartiga.

Following the closing, under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards. For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. See “The Business Combination Proposal — Additional Agreements to be Executed at Closing — Shareholders Agreement” for more information.

Role of the Board in Risk Oversight

The Pubco Board will have extensive involvement in the oversight of risk management related to Pubco and its business and will accomplish this oversight through the regular reporting to the Pubco Board by the audit committee. The audit committee will represent the Pubco Board by periodically reviewing Pubco’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Pubco business and summarize for the Pubco Board all areas of risk and the appropriate mitigating factors. In addition, the Pubco Board will receive periodic detailed operating performance reviews from management.

Board Committees

After the completion of the Business Combination, the standing committees of the Pubco Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The Pubco Board may from time to time establish other committees.

Pubco’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of Pubco’s activities and to assist in proper risk management and the ongoing evaluation of management controls. Pubco believes that the leadership structure of the Pubco Board will provide appropriate risk oversight of Pubco’s activities.

Audit Committee

Upon the completion of the Business Combination, Pubco is expected to have an audit committee, with the members of the audit committee to be determined prior to the effectiveness of this proxy statement/prospectus. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the Pubco Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in Pubco’s proxy statement and to assist the Pubco Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) Pubco’s independent registered public accounting firm’s qualifications and independence, (4) the performance of Pubco’s internal audit function and (5) the performance of Pubco’s independent registered public accounting firm.

The Pubco Board will adopt a written charter for the audit committee which will be available on Pubco’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, Pubco is expected to have a compensation committee, with the members of the compensation committee to be determined prior to the effectiveness of this proxy statement/prospectus.

The purpose of the compensation committee is to assist the Pubco Board in discharging its responsibilities relating to (1) setting Pubco’s compensation program and compensation of its executive officers and directors, (2) monitoring Pubco’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in Pubco’s proxy statement under the rules and regulations of the SEC.

The Pubco Board will adopt a written charter for the compensation committee which will be available on Pubco’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, Pubco will have a nominating and corporate governance committee, with the members of the compensation committee to be determined prior to the effectiveness of this proxy statement/prospectus.

The purpose of the nominating and corporate governance committee will be to assist the Pubco Board in discharging its responsibilities relating to (1) identifying individuals qualified to become Pubco Board members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Pubco Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Pubco Board members qualified to fill vacancies on any Pubco Board committee and recommending that the Pubco Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Pubco Board corporate governance principles applicable to Pubco, (5) overseeing the evaluation of the Pubco Board and management and (6) handling such other matters that are specifically delegated to the committee by the Pubco Board from time to time.

The Pubco Board will adopt a written charter for the nominating and corporate governance committee which will be available on Pubco’s website upon completion of the Business Combination.

The composition of the nominating and corporate governance committee will not be comprised of all “independent” directors, as generally required by Nasdaq listing standards, in reliance on the exemption from certain corporate governance requirements as a “controlled company” within the meaning of Nasdaq listing standards.

Code of Business Conduct

Pubco will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Pubco’s website upon the completion of the Business Combination. Pubco’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that Pubco’s Internet website address is provided as an inactive textual reference only. Pubco will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

Upon the Closing, none of the members of Pubco’s compensation committee was at any time one of Pubco’s officers or employees. Upon the Closing, none of Pubco’s executive officers would serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity, one of whose executive officers served as a member of Pubco’s board of directors or compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors, with exceptions for “controlled companies” as described below. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, Cartiga has determined that Messrs. Hunt, Keenan, Mandel and Wasserman, representing four of Pubco’s seven proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Controlled Company

Pubco will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. It is our intention to initially comply with Nasdaq’s general corporate governance requirements after the Closing, with the exception of (i) our independent directors, who will not make up a majority of our board of directors, and (ii) our nominating and corporate governance committee, which will not be comprised entirely of independent directors. It is our intention to initially comply with the requirement that we have a compensation committee that is composed entirely of independent directors. See “Risk Factors — Following the Business Combination, Pubco will become a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

EXECUTIVE COMPENSATION OF CARTIGA

Unless the context requires otherwise, references to “Cartiga,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Cartiga prior to the Business Combination and the business and operations of Pubco as directly or indirectly affected by Cartiga by virtue of Pubco’s ownership of the business of Cartiga following the Business Combination.

This section discusses the material components of the executive compensation program for (i) each individual who served as our principal executive officer during fiscal year 2026 and (ii) our next two most highly compensated executive officers who earned more than $100,000 during fiscal year 2026 and were serving as executive officers as of September 30, 2026. We refer to these individuals as our “named executive officers.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Business Combination may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

In 2026, Cartiga’s “named executive officers” and their positions were as follows:

●	Samuel Wathen, President and Chief Executive Officer
●	Gregory Bleier, Chief Financial Officer
●	Ryan Melcher, General Counsel and Secretary
●	James Brady, Co-Head, Commercial Division

Mr. Brady is not an executive officer of the Company as of September 30, 2026, but qualifies as a “named executive officer” by virtue of Item 402(m)(2)(iii) of Regulation S-K.

2026 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Cartiga’s named executive officers “NEOs” for the fiscal years ended September 30, 2026 and September 30, 2025. The amounts included in the “Stock Awards,” and “Total” columns reflect the aggregate grant date fair value of phantom equity-based compensation awards granted for fiscal year 2026 or 2025, as applicable, performance computed in accordance with FASB ASC Topic 718 and with SEC rules, as opposed to the amount of value actually realized from phantom equity-based compensation awards during such year by the particular NEO. Accordingly, the amounts in the “Stock Awards” and “Total” columns do not necessarily reflect the value actually realized from phantom equity-based compensation awards by our NEOs, which may be substantially greater or less than the amounts included in such columns below. As of the date of this filing, our NEOs have not realized any cash from phantom-equity based compensation awards.

				Nonequity
			Stock	Incentive Plan	All Other
			Awards	Compensation	Compensation	Total
Name and Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)
Samuel Wathen	2026	—	—	—	911,418	911,418
President and Chief Executive Officer	2025	—	—	—	948,384	948,384
Gregory Bleier	2026	288,046	—	—	9,860	297,906
Chief Financial Officer(4)	2025	240,000	55,000	110,000	7,015	412,015
Ryan Melcher	2026	319,616	—	—	11,815	331,431
General Counsel and Secretary	2025	300,000	100,000	200,000	8,000	608,000
James Brady	2026	428,462	—	—	844,939	1,273,400
Co-Head, Commercial Division(5)	2025	520,000	—	120,000	10,050	640,050
(1)	Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions) of phantom equity- based compensation awards granted to our NEOs for service during the applicable fiscal year (but granted in the following fiscal year). The Company’s Board of Managers has not determined the amount, if any, of any phantom equity-based compensation awards to be granted to NEOs for service during the fiscal year ended September 30, 2026 pursuant to the Company’s Amended and Restated Incentive Compensation Plan. Such determination is typically made in December of each calendar year, following completion of the annual audit for the prior fiscal year. See “— Narrative Disclosure to the 2026 Summary Compensation Table – Annual Bonus and -- Long-Term Equity Incentives” below for further information regarding phantom equity-based compensation awards.
(2)	The amounts in this column represent the amount of cash bonus earned for service during the applicable fiscal year (but paid in the following fiscal year). The Company’s Board of Managers has not determined the amount, if any, of any non-equity incentive compensation awards to be granted to NEOs for service during the fiscal year ended September 30, 2026 pursuant to the Company’s Annual Bonus Plan. Such determination is typically made in December of each calendar year, following completion of the annual audit for the prior fiscal year. Earned amounts based upon the Board of Managers’ determination of performance are paid no later than 120 days after the end of the fiscal year. See “— Narrative Disclosure to the 2026 Summary Compensation Table – Annual Bonus” below for further information regarding non-equity incentive compensation awards.
(3)	Mr. Wathen is an executive officer of Melodeon LBS GP, LLC and general partner of Melodeon Capital Partners, LLC. Melodeon LBS GP, LLC is the initial General Partner of the investment funds which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides advisory asset management services to the Company, subject to oversight by the Board, and receives management fees from the Company in accordance with the terms of an investment management agreement. Such services are provided pursuant to contractual arrangements and are separate from Mr. Wathen’s role as President and Chief Executive Officer of the Company. Other compensation to Mr. Wathen consists of his pecuniary interest in management fees paid to Melodeon Capital Partners, LP during the applicable fiscal year. Other compensation to our NEOs other than Mr. Wathen in 2025 consisted solely of matching contributions made to the 401(k) plan, all of which were made pursuant to a program available to all employees. Other compensation to our NEOs other than Messrs. Brady and Wathen in 2026 consisted solely of matching contributions made to the 401(k) plan, all of which were made pursuant to a program available to all employees. Other compensation to Mr. Brady in 2026 included the vesting of a one-time $835,000 retention bonus and $9,939 of matching contributions made to the 401(k) plan pursuant to a program available to all employees.
(4)	Mr. Bleier was appointed Chief Financial Officer effective February 2, 2026. The increase in Mr. Bleier’s base salary amount from 2025 to 2026 is a result of an increase to his base salary effective that same date.
(5)	Mr. Brady voluntarily resigned as Executive Vice President, Head of Commercial Funding effective March 5, 2026 but remains an employee of the Company. The decrease in Mr. Brady’s base salary amount from 2025 to 2026 is a result of a decrease to his base salary effective March 9, 2026.

Narrative Disclosure to the 2026 Summary Compensation Table

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long term incentive compensation in the form of phantom equity awards, and other benefits, as described below.

Base Salary

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities and contributions. Each NEO’s initial base compensation was specified in their employment agreement or employment offer letter, as described below, and is reviewed (and, if applicable, adjusted) from time to time by Cartiga’s Board of Managers (the “Board”) or the Compensation Committee thereof.

Annual Bonus

Our NEOs are eligible for a performance-based bonus opportunity pursuant to our annual bonus plan. The Board may choose to pay such annual bonus in cash, phantom-equity, or any combination thereof. This plan is designed to motivate and reward NEOs for achieving short-term performance objectives determined by the Board annually no later than 90 days following the beginning of the fiscal year. The Board also reviews and certifies prior year performance annually. Earned amounts based upon the Board’s determination of performance are paid no later than 120 days after the end of the fiscal year. NEOs must be employed on the date of payment to receive the annual bonus.

Long-Term Equity Incentives

In September 2020, our Board adopted an Amended and Restated Incentive Compensation Plan (as amended, the “MIP”) that allows for awards of both time-based phantom equity units (“MTBUs”) and performance-based phantom equity units (“PBUs”). All vested awards, whether MTBUs or PBUs, are settled in cash upon a payment event pursuant to the MIP. Any equity-based incentive awards granted to executive officers are granted pursuant to the MIP. In April 2021, our Board adopted an Amended and Restated Employee Incentive Compensation Plan (as amended, the “EIP”) that allows for awards of time-based phantom equity units (“ETBUs”). All ETBUs are settled in cash upon a payment event pursuant to the EIP. Any equity-based incentive awards granted to employees other than executive officers are granted pursuant to the EIP.

Although we do not have a formal policy with respect to the grant of equity-based incentive awards to our NEOs, we believe that equity-based awards provide our NEOs with a strong alignment to our long-term performance, create an ownership culture and help to align the interests of our NEOs and our investors. In addition, we believe that equity-based awards with a time-based vesting feature promote executive retention by incentivizing our NEOs to continue employment during the applicable vesting period. Accordingly, our Board annually reviews the equity-based incentive compensation of our NEOs and may from time to time grant equity-based incentive awards to them. None of our NEOs have been granted any stock options.

To recognize Messrs. Bleier’s and Melcher’s performance in fiscal year 2025, in July 2026 the Board granted them MTBU awards valued at $55,000 and $100,000, respectively, the units of which vest in four equal annual installments on September 30 of 2026, 2027, 2028 and 2029, subject to continued employment. The cash payment of such units are subject to a MIP Payment Event (as defined below). The Board approved these equity-based incentive awards in January 2026, but advised the NEOs that the Board was delaying the grant of the awards themselves until after June 30, 2026 and if the Business Combination closed prior to such date, the Company would propose to Pubco’s board of directors that such units be granted under Pubco’s incentive compensation plan. Because the Business Combination did not close prior to June 30, the awards were granted pursuant to the MIP.

MIP Terms. Generally, in order to serve as a retentive tool, MTBUs granted to our executive officers pursuant to the MIP vest over four years in equal annual increments. Upon vesting, these units are payable upon the earliest of (i) a sale of the Company (defined in the MIP to be a transaction or series of transactions in which all or substantially all assets of the Company are sold or combined with a third party, or all or substantially all of the Company’s common equity units are sold and following such equity sale the unitholders immediately prior to such sale beneficially own less than 50% of the combined voting power of the common units), (ii) the sixth anniversary of the executive officer’s termination of employment other than for cause (except that in January 2025, the Board amended the MIP to remove this anniversary as an event triggering payment for all awards granted after such amendment, including the award granted to Messrs. Bleier and Melcher for 2025 performance) and (iii) the executive officer’s death (collectively, a “MIP Payment Event”). Payment on account of units pursuant to a sale of the Company shall be based upon the per unit consideration for such sale. Payment on account of units pursuant to a MIP Payment Event other than the sale of the Company shall be based upon the unit value determined by the Board in good faith based on the most recent valuation of the Company taken as a whole, without regard to any minority discount. Pursuant to the terms of most awards, a sale of the Company (as defined in the MIP) during the executive officer’s employment with the Company (or within 45 days after the involuntary termination of the executive officer without cause) serves to accelerate all unvested MTBUs. Except as described in the preceding sentence, upon termination of an executive officer’s employment for any reason, all outstanding unvested MTBUs are forfeited.

In order to incentivize executive officers to maximize long-term value for unitholders, PBUs generally vest upon a sale of the Company (as defined in the MIP) in which the Company’s unitholders as of September 12, 2019 receive cash in an amount greater than or equal to the lesser of (i) 1.5 times the valuation of the Company as of December 31st of the calendar year prior to the grant of the award and (ii) an amount that results in specified annual internal rate of return (typically 14%) based on the valuation of the Company as of December 31st of the calendar year prior to the grant of the award. While vesting of PBUs are generally subject to the executive officer’s continued employment with the Company through the sale of the Company, if an executive officer’s termination of employment occurs for any reason other than for cause, and no sale of the Company occurs after such termination for a period equal to the number of years between the grant date of the award and the termination of employment (up to a maximum of three years), achievement of the performance metrics is determined based upon a value determined by the Board through a hypothetical sale of the Company to a third party at fair market value at the end of such time period.

The MIP provides for distribution equivalent rights for vested units such that no later than 60 days following a MIP Payment Event, the executive officer would be entitled to a payment equal to the number of units (whether vested or unvested at the time of the distribution) multiplied by any per unit distribution to the Company’s common unitholders, subject to adjustment for any reorganization, restructuring or similar transaction.

Upon an executive officer’s termination for cause, all vested and unvested units are forfeited. “Cause” is defined in the MIP to have the meaning in any employment agreement between the executive officer and the Company, or if not defined therein, to mean, as determined by the Board: (i) the executive officer’s indictment for, guilty plea to or confession of guilt of a felony, an act involving material dishonesty or any crime that reasonably could be expected to be injurious to the business, operations, or reputation of the Company or any of its affiliates; (ii) the commission of a fraudulent, illegal or dishonest act, or embezzlement; (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations, or reputation of the Company or any of its affiliates; (iv) a material or repeated violation of the Company’s policies or procedures in effect from time to time; (v) after a written warning and a reasonable opportunity to cure non- performance, repeated failure to perform material duties as assigned from time to time; (vi) any material breach by the executive officer of any agreement between the Company and the executive officer; or (vii) any breach of fiduciary duty or duty of loyalty owed to the Company.

EIP Terms. In order to serve as a retentive tool, ETBUs granted pursuant to the EIP to our NEOs who are not executive officers at the time of grant generally vest over five years in equal annual increments. Upon vesting, these units are payable upon a sale of the Company (defined in the same manner in the EIP as in the MIP) during the participant’s continued employment with the Company in which the Company’s unitholders as of September 12, 2019 receive cash in an amount greater than or equal to the lesser of (i) 1.5 times their original invested capital and (ii) an amount that results in an annual internal rate of return of at least 14% (a “EIP Payment Event”). Payment on account of units pursuant to a sale of the Company shall be based upon the per unit consideration for such sale. Upon termination of a participant’s employment for any reason, all outstanding unvested ETBUs are forfeited, and upon a termination of a participant’s employment for cause or by virtue of voluntary resignation, all vested ETBUs are forfeited.

The EIP provides for distribution equivalent rights for vested units such that no later than 60 days following the earliest of (i) a sale of the Company, (ii) the sixth anniversary of the participant’s termination of employment other than for cause and (iii) the participant’s death, the participant would be entitled to a payment equal to the number of units (whether vested or unvested at the time of the distribution) multiplied by any per unit distribution to the Company’s common unitholders during the participant’s employment with the Company, subject to adjustment for any reorganization, restructuring or similar transaction. “Cause” is defined in the EIP in the same manner as the MIP.

Employee Benefits and Perquisites

Our NEOs participate in employee benefits plans generally available to all of our employees, including medical and health plans and the 401(k) plan (which for 2026 included, for all employees, a 100% Company match for the first 3% of base salary contributed and 50% of the next 2% of base salary contributed). The employee contributions and company match are subject to Internal Revenue Service limitations.

Executive Compensation Arrangements

Samuel Wathen

Mr. Wathen does not have an employment arrangement with the Company. Rather, Mr. Wathen is an executive officer of Melodeon LBS GP, LLC and general partner of Melodeon Capital Partners, LLC. Melodeon LBS GP, LLC is the initial General Partner of the investment funds which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides asset management services to the Company, subject to oversight by the Board, and receives management fees from the Company in accordance with the terms of an investment management agreement. Such services are provided pursuant to contractual arrangements and are separate from Mr. Wathen’s role as President and Chief Executive Officer of the Company. The management fees are payable monthly and calculated as a percentage of the net capital contributions of the investment funds’ net adjusted capital contributions, subject to certain adjustments (as defined in the investment funds’ agreements).

Gregory Bleier

On February 4, 2022, Mr. Bleier executed an offer of employment from the Company to commence employment on February 28, 2022 as Assistant Controller. The offer letter provides for at-will employment at an initial base salary of $200,000 and eligibility to receive a discretionary bonus with a specified annual target of 25% of his annual base salary, which bonus, if any, may be payable in a combination of cash and phantom equity as determined by the Board in its sole discretion. Mr. Bleier was promoted to Controller on February 1, 2023, at which time his annual base salary was increased and his annual bonus target increased to 35% of his annual base salary. On February 1, 2026, the Board appointed Mr. Bleier as Chief Financial Officer and increased his annual base salary from $240,000 to $315,000 and increased his annual bonus target to 50% of annual base salary.

Mr. Bleier was granted a separate award agreement that could vest upon consummation of the Merger and Business Combination. See “— Quantification of Potential Payments and Benefits to NEOs in Connection with the Business Combination” below.

Mr. Bleier is also subject to a restrictive covenant agreement containing standard confidentiality obligations and one year non-compete and non-solicit obligations following his termination of employment for any reason.

Ryan Melcher

On February 10, 2023, Mr. Melcher executed an offer of employment from the Company to commence employment on February 27, 2023 (the “Melcher Offer Letter”). The Melcher Offer Letter provides for at-will employment at an initial base salary of $300,000, subject to review by the Board in its discretion. Effective January 1, 2026, the Board increased Mr. Melcher’s annual base salary to $330,000. Mr. Melcher is also eligible pursuant to the Melcher Offer Letter to receive a discretionary bonus with a specified annual target of 50% of his annual base salary, which bonus, if any, may be payable in a combination of cash and phantom equity as determined by the Board in its sole discretion.

Mr. Melcher was granted a separate award agreement that could vest upon consummation of the Merger and Business Combination. See “— Quantification of Potential Payments and Benefits to NEOs in Connection with the Business Combination” below.

Mr. Melcher is also subject to a restrictive covenant agreement containing standard confidentiality obligations and one year non-compete and non-solicit obligations following his termination of employment for any reason.

James Brady

On September 27, 2018, Mr. Brady entered into an employment agreement with Ardec Holdings, LLC, a wholly-owned subsidiary of the Company (the “Original Brady Agreement”), which agreement was assumed by the Company in connection with the September 2019 acquisition by the Company of 100% ownership of Ardec Holdings, LLC. The Original Brady Agreement expired on September 28, 2023 and on November 8, 2023, the Company and Mr. Brady entered into a new employment agreement (the “2023 Brady Agreement”). The 2023 Brady Agreement provided for at-will employment at a base salary of $520,000. Mr. Brady was also eligible pursuant to the 2023 Brady Agreement to receive a discretionary bonus with a specified annual target of 30% of his annual base salary, which bonus, if any, may be payable in a combination of cash and phantom equity as determined by the Board in its sole discretion.

On March 5, 2026, the Company and Mr. Brady entered into a letter agreement that restated and superseded the 2023 Brady Agreement. Effective March 5, 2026, Mr. Brady resigned as Executive Vice President, Head of Commercial Funding and became Co-Head, Commercial Division, with a base salary of $350,000 effective March 9, 2026. He remains eligible for a discretionary annual bonus with a target of 30% of base salary. In connection with his resignation, Mr. Brady forfeited all outstanding share-based award units (vested and unvested) under the Company’s Amended and Restated Incentive Compensation Plan, and the Company granted him a “PFAS Award” equal to 20% of certain municipal-client fees collected by the Company’s Arizona alternative business structure subsidiary, which vests upon continued employment through December 31, 2026 (or earlier death, disability, or termination without Cause, subject to a release in the case of termination without Cause) and is payable quarterly following vesting. Also on March 5, 2026, the Company and Mr. Brady entered into a retention letter providing for a one-time $835,000 retention bonus that vested 30 days after execution.

Mr. Brady is also subject to a restrictive covenant agreement containing standard confidentiality obligations and one year non-compete and non-solicit obligations following his termination of employment for any reason.

Outstanding Equity Awards as of the Year Ended September 30, 2026

The following table summarizes the number of units underlying outstanding equity incentive plan awards for each NEO as of September 30, 2026.

			Market Value
	Number of Shares		of Shares That
	That Have Not		Have Not
	Vested		Vested
Name	(#)		($)(1)
Samuel Wathen	0		0
Gregory Bleier(2)	1,798	(3)	15,013
	1,238	(4)	10,337
	4,940	(5)	41,249
Ryan Melcher	6,745	(6)	13,692
	1,686	(7)	14,078
	968	(8)	8,083
	3,289	(9)	27,463
	8,982	(10)	75,000
James Brady(11)	0		0
(1)	For purposes of this table, the market value of MTBUs and ETBUs is calculated by multiplying the number of units by $8.35 and the market value of PBUs is calculated by multiplying the number of units by $2.03, in each case representing an independent third-party valuation for each unit as of September 30, 2025. Applying this valuation to all ETBUs and PBUs by assuming a sale of the Company as of the date hereof at such valuation, none of the ETBUs or PBUs granted to our NEOs would vest and become payable and all of those units would be forfeited in their entirety.
(2)	All ETBUs granted to Mr. Bleier pursuant to awards granted on February 28, 2022 and May 1, 2023 have vested. Such vested units (1,501 in aggregate) are not payable until an EIP Payment Event. Accordingly, those vested units are not reported in the table above.
(3)	Represent ETBUs granted on January 23, 2024 that vest at a rate of 20% on September 30 of each of 2024, 2025, 2026, 2027 and 2028. Vested units (2,698) are not payable until a EIP Payment Event. Accordingly, only unvested units are reported in the table above.
(4)	Represent ETBUs granted on January 1, 2025 that vest at a rate of 20% on September 30 of each of 2025, 2026, 2027, 2028 and 2029. Vested units (825) are not payable until an EIP Payment Event. Accordingly, only unvested units are reported in the table above.
(5)	Represent MTBUs granted on July 1, 2026 that vest at a rate of 25% on September 30 of each of 2026, 2027, 2028 and 2029. Vested units (1,647) are not payable until a MIP Payment Event. Accordingly, only unvested units are reported in the table above.
(6)	Represent PBUs granted on February 27, 2023 payable if applicable performance metrics are satisfied upon a sale of the Company or otherwise (see “Narrative Disclosure to the 2025 Summary Compensation Table — Long-Term Equity Incentives” above).
(7)	Represent MTBUs granted on February 27, 2023 that vest at a rate of 25% on February 27 of each of 2024, 2025, 2026 and 2027. Vested units (5,059) are not payable until a MIP Payment Event. Accordingly, only unvested units are reported in the table above.
(8)	Represent MTBUs granted on January 23, 2024 that vest at a rate of 25% on September 30 of each of 2024, 2025, 2026 and 2027. Vested units (2,906) are not payable until a MIP Payment Event. Accordingly, only unvested units are reported in the table above.
(9)	Represent MTBUs granted on January 28, 2025 that vest at a rate of 25% on September 30 of each of 2025, 2026, 2027 and 2028. Vested units (3,290) are not payable until a MIP Payment Event. Accordingly, only unvested units are reported in the table above.

(10)	Represent MTBUs granted on July 1, 2026 that vest at a rate of 25% on September 30 of each of 2026, 2027, 2028 and 2029. Vested units (2,994) are not payable until a MIP Payment Event. Accordingly, only unvested units are reported in the table above.
(11)	On March 5, 2026, Mr. Brady forfeited all of his then-outstanding phantom equity award units in connection with his resignation as an executive officer.

Quantification of Potential Payments and Benefits to NEOs in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation of NEOs that is based on, or otherwise relates to, the transactions contemplated by the Business Combination.

On November 18, 2024 the Board granted Mr. Melcher a $135,000 cash transaction bonus award related to the Business Combination and on February 20, 2025, Mr. Bleier was granted a $65,000 cash transaction bonus award related to the Business Combination. Fifty percent (50%) of each award vests and becomes payable if the NEO is actively employed upon the closing of the Business Combination and the remaining fifty percent (50%) vests and becomes payable if the NEO is actively employed on the 150th day following the closing of the Business Combination. Furthermore, if the NEO’s employment is terminated by the Company without cause prior to the bonus award fully vesting, all remaining payments under the award would vest and accelerate upon the earlier of the closing of the Business Combination and his employment termination date.

Non-Employee Director Compensation

Annual compensation for Cartiga’s non-employee directors is composed of cash compensation consisting of two semi-annual retainer payments. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to Cartiga as well as the skill-level required by members of the Board. There is no formal equity compensation plan for our non-employee directors and none of our non-employee directors held any outstanding equity awards as of September 30, 2026.

The table below summarizes the compensation of each person serving as a non-employee director for the year ended September 30, 2026. Charles Platt, a full-time employee of the Company, did not receive any additional compensation for his service as a director in 2026.

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	$(1)	($)(2)	($)(3)	($)
Al Alaimo	—	—	—	—
Halle Benett	—	—	1,822,835	1,822,835
James Hunt	100,000	—	—	100,000
Joshua Mandel	100,000	—	—	100,000
Michael Viteri	—	—	—	—
Samuel Wathen	—	—	911,418	911,418
(1)

The amounts in this column represent the amount of board fees or consulting fees paid in cash during 2026. Only Mr. James Hunt and Mr. Joshua Mandel received director compensation in 2026. The rest of the board members did not receive any compensation for their board service during 2026.

(2)	No stock options were awarded to the directors in 2025.
(3)

Mr. Benett and Mr. Wathen (who is also the current President and Chief Executive Officer of the Company) are executive officers of Melodeon LBS GP, LLC and general partners of Melodeon Capital Partners, LLC. Melodeon LBS GP, LLC is the initial General Partner of the investment funds which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides advisory asset management services to the Company, subject to oversight by the Board, and receives management fees from the Company in accordance with the terms of an investment management agreement. Such services are provided pursuant to contractual arrangements and are separate from Mr. Wathen’s role as President and Chief Executive Officer of the Company. Other compensation to Messrs. Benett and Wathen consists of $2,734,253 of management fees paid to Melodeon Capital Partners, LP for services rendered in 2026, with 2/3 of such fees allocated to Mr. Benett and 1/3 to Mr. Wathen, representing their respective pecuniary interest therein.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Directors and Officers of ALCY

The following table sets forth information regarding the beneficial ownership of ALCY Ordinary Shares held by:

●	each person known by ALCY to be the beneficial owner of more than 5% of ALCY issued and outstanding ordinary shares;
●	each of ALCY’s directors and officers; and
●	all ALCY’s directors and officers as a group.

The beneficial ownership of ALCY Ordinary Shares pre-Business Combination is based on 3,659,056 ALCY Ordinary Shares issued and outstanding as of November 12, 2026, which includes 3,659,055 ALCY Class A Ordinary Shares and 1 ALCY Class B Ordinary Share.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, SARs or warrants held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of November 12, 2026 and were deemed outstanding post-Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination.

These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

	ALCY Class A ordinary shares		ALCY Class B ordinary shares
	Number of		Number of		Approximate
	Shares	Approximate	Shares	Approximate	Percentage
	Beneficially	Percentage	Beneficially	Percentage	of Ordinary
Name and Address of Beneficial Owner(1)	Owned	of Class	Owned(2)	of Class	Shares
Alchemy DeepTech Capital LLC (our sponsor)(3)	3,412,999	93%	1	100.00%	93%
Mattia Tomba (co-CEO)	—	—	—	—	—
Vittorio Savoia (co-CEO)	—	—	—	—	—
Steven M. Wasserman	—	—	—	—	—
Debbie S. Zoldan	—	—	—	—	—
Pablo Terpolilli	—	—	—	—	—
Carlo Tursi	—	—	—	—	—
Harshana Sidath Jayaweera	—	—	—	—	—
All officers and directors as a group (seven individuals)	—	—	—	—	—
(1)	Unless otherwise indicated, the business address of each of ALCY’s shareholders is 1 Via San Raffaele, 20121 Milano MI, Italy.
(2)

Interests shown consist solely of founder shares, classified as Class B Ordinary Shares. Such shares will automatically convert into Class A Ordinary Shares at the time of our initial business combination or earlier at the option of the holders thereof.

(3)

The shares reported above are held in the name of our sponsor, Alchemy DeepTech Capital LLC, a Delaware limited liability company with its registered address at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. Our sponsor is controlled by VAM Partners LLC, which is governed by a four-member board of directors which acts by majority vote. Accordingly, no individual director of VAM Partners LLC exercises voting or dispositive control over any of the securities held by our sponsor, including those in which such director has a pecuniary interest. Includes 2,754,378 ALCY ordinary shares in which VAM Partners has an economic interest due to its member ownership interest in the sponsor. VAM Partners is the managing member of the Sponsor. VAM Partners is governed by a four-member board of directors which acts by majority vote. Three of the four-member board are Vittorio Savoia and Mattia Tomba, the co-Chief Executive Officers of ALCY, and Steven Wasserman, an ALCY director. Accordingly, no individual director of VAM Partners exercises voting or dispositive control over any of the securities held by our sponsor, including those in which such director has a pecuniary interest. Therefore, none of the directors are deemed to have or share beneficial ownership of securities held by the Sponsor. The managing member of VAM Partners is Alchemy Investment Management LLC, which has an economic interest in 584,453 Founder Shares, which is owned 66.7% by Mattia Tomba, and 33.3% by Al Noor Gulf Ventures L.L.C.-FZ, an entity controlled by Vittorio Savoia, our co-Chief Executive Officer, who is also the ultimate beneficial owner.

Security Ownership of Certain Beneficial Owners and Directors and Officers of Cartiga

The following table sets forth information regarding the beneficial ownership of Cartiga Units held by:

●	each person known by Cartiga to be the beneficial owner of more than 5% of Cartiga issued and outstanding Units;
●	each of Cartiga’s directors and officers; and
●	all Cartiga’s directors and officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of units beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all securities subject to options, SARs or warrants held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of October 16, 2026 and were deemed outstanding post- Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination.

These securities were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

	Number of Units	Approximate
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned	of Class
Melodeon Arizona LBS Fund LP(2)	23,314,367.09	83.50%
Melodeon LBS DE III Fund LP(2)	643,646.02	2.31%
Melodeon LBS Holdco2 LP(2)	3,198,340.36	11.46%
Melodeon LBS Legacy Owners Fund LP(2)	764,321.11	2.74%
Directors and Officers of Cartiga
Al Alaimo(3).	—	—
Halle Benett(2)	27,920,674.58	100%
James Hunt	—	—
Joshua Mandel	—	—
Michael Viteri(3)	—	—
Charles Platt	—	—
Samuel Wathen(2)	27,920,674.58	100%
Gregory Bleier	—	—
Ryan Melcher	—	—
David Thomas	—	—
All officers and directors as a group (ten individuals)	27,920,674.58	100%
(1)	Unless otherwise indicated, the business address of each of Cartiga’s unitholders is 400 Park Avenue, 12th Floor, New York, NY 10022.
(2)

Each Melodeon limited partnership is controlled by its general partner, Melodeon LBS GP, LLC. The natural persons who may be deemed to have voting and dispositive power over the securities held by the Melodeon entities are Halle Benett and Samuel Wathen. Each of Messrs. Benett and Wathen disclaims beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The registered address of the unitholder is 1441 Brickell Avenue, Suite 1510, Miami, FL 33131.

(3)	The Arizona State Retirement System is the sole investor in, and limited partner of, Melodeon Arizona LBS Fund LP. Mr. Viteri is Chief Investment Officer and Mr. Alaimo is Deputy Chief Investment Officer of The Arizona State Retirement System. Neither Mr. Viteri nor Mr. Alaimo have any beneficial ownership of the limited partnership interests in Melodeon Arizona LBS Fund LP held by The Arizona State Retirement System.

Security Ownership of Certain Beneficial Owners and Directors and Officers of Pubco

The following table sets forth information regarding the expected beneficial ownership of shares of Pubco Common Stock, on an as-exchanged basis, immediately following consummation of the Business Combination (assuming a “no additional redemptions” scenario and assuming a “maximum redemptions” scenario as described below) by:

●	each person who is expected to be the beneficial owner of more than 5% of shares of Pubco Common Stock post-Business Combination;
●	each person who will become an executive officer or director of Pubco post-Business Combination; and
●	all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, SARs or warrants held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of November 12, 2026 and were deemed outstanding post-Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The expected beneficial ownership of shares of Pubco Class A Common Stock post-Business Combination assumes two scenarios:

●	a “no additional redemptions” scenario where (i) no further ALCY Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) Pubco issues 54,000,000 shares of Pubco Class B Common Stock to Company Equity Interest Holders in the Merger; and
●	a “maximum redemptions” scenario where (i) 737,543 Public Shares, or approximately 100% of the outstanding Public Shares as of June 30, 2026, are redeemed in connection with the Business Combination for an aggregate payment of approximately $9.1 million from the Trust Account at a redemption price of approximately $12.34 per share and (ii) Pubco issues 54,000,000 shares of Pubco Class B Common Stock to Company Equity Interest Holders in the Merger.

Because Cartiga waived the Minimum Cash Condition, the maximum redemptions scenario assumes redemption of all Public Shares. Both scenarios assume (a) Available Closing Buyer Cash of less than $5,000,000 and the resulting forfeiture by the Sponsor of 1,713,000 Sponsor Shares, (b) the issuance of 717,500 shares of Pubco Class A Common Stock in settlement of transaction fees, (c) the issuance of 254,419 shares of Pubco Class A Common Stock in settlement of the Sponsor Promissory Notes and related party payables, and (d) no PIPE financing.

Based on the foregoing assumptions, we estimate that there would be 3,466,962 shares of Pubco Class A Common Stock and 54,000,000 shares of Pubco Class B Common Stock (57,466,962 shares of Pubco Common Stock in total) issued and outstanding immediately following the consummation of the Business Combination in the “no additional redemptions” scenario, and 2,729,419 shares of Pubco Class A Common Stock and 54,000,000 shares of Pubco Class B Common Stock (56,729,419 shares of Pubco Common Stock in total) issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, ALCY believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
			Assuming No		Assuming
			Additional		Maximum
			Redemptions		Redemptions
			into Cash		into Cash
			Number of		Number of
	Number of	% of	Shares of		Shares of
	ALCY	ALCY	Pubco		Pubco
	Ordinary	Ordinary	Common		Common
Name and Address of Beneficial Owner(1)	Shares	Shares	Stock	%	Stock	%
Directors and Executive Officers of Pubco
Halle Benett(2)	—	—	54,000,000	94.0	54,000,000	95.2
James Hunt	—	—	—	—	—	—
Walter Keenan	—	—	—	—	—	—
Joshua Mandel	—	—	—	—	—	—
Michael Viteri(3)	—	—	—	—	—	—
Steven Wasserman	—	—	—	—	—	—
Samuel Wathen(2)	—	—	54,000,000	94.0	54,000,000	95.2
Gregory Bleier	—	—	—	—	—	—
Ryan Melcher	—	—	—	—	—	—
David Thomas	—	—	—	—	—	—
All Pubco directors and executive officers as a group (10 individuals)(2)(3)	—	—	54,000,000	94.0	54,000,000	95.2

5% Holders of Pubco
Melodeon Arizona LBS Fund LP(2)(3)	—	—	45,091,167	78.5	45,091,167	79.5
Melodeon LBS Holdco2 LP(2)	—	—	6,185,752	10.8	6,185,752	10.9
(1)	Unless otherwise indicated, the business address for each director and executive officer of Pubco is 400 Park Avenue, 12th Floor, New York, NY 10022.
(2)

Each Melodeon limited partnership is controlled by its general partner, Melodeon LBS GP, LLC. The natural persons who may be deemed to have voting and dispositive power over the securities held by the Melodeon entities are Halle Benett and Samuel Wathen. Each of Messrs. Benett and Wathen disclaims beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The registered address of the unitholder is 1441 Brickell Avenue, Suite 1510, Miami, FL 33131.

(3)

The Arizona State Retirement System is the sole investor in, and limited partner of, Melodeon Arizona LBS Fund LP. Mr. Viteri is Chief Investment Officer of The Arizona State Retirement System. Mr. Viteri does not have any beneficial ownership of the limited partnership interests in Melodeon Arizona LBS Fund LP held by The Arizona State Retirement System.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Alchemy Investments Acquisition Corp 1

Founder Shares

On December 6, 2021, our sponsor acquired an aggregate of 4,312,500 Founder Shares for a total consideration of $50,000, or approximately $0.0116 per share. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the company by the aggregate number of Founder Shares issued. On October 26, 2022, 287,500 Founder Shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of Founder Shares outstanding from 4,312,500 shares to 4,025,000 shares. On February 7, 2023, 1,150,000 Founder Shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of Founder Shares outstanding from 4,025,000 shares to 2,875,000 shares. The number of Founder Shares surrendered was determined based on the expectation that following the surrender the issued and outstanding Founder Shares would represent 25.0% of the issued and outstanding public shares upon completion of this offering.

On October 22, 2024, ALCY issued an aggregate of 2,874,999 shares of its ALCY Class A Ordinary Shares to the Sponsor and Initial Shareholders and the holders of the ALCY Class B Ordinary Shares, upon the Conversion. The 2,874,999 ALCY Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the ALCY Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering.

See “The Domestication Merger Proposal.”

At the time of the IPO, the Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which ALCY completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of ALCY’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

In connection with the Business Combination, the Sponsor has entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex F.

Related Party Loans

Promissory Notes — Related Party

From June 24, 2024 through June 23, 2026, the Sponsor entered into a series of promissory notes with ALCY to fund expenses incurred by ALCY (collectively, the “Promissory Notes”). The Promissory Notes bear interest at a rate of 10% per annum and are payable upon the consummation of ALCY’s initial business combination. If a business combination is not consummated, the Promissory Notes will be repaid solely to the extent that ALCY has funds available outside the Trust Account, and any remaining amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven.

The aggregate principal amount outstanding under the Promissory Notes was $2,000,000 as of March 31, 2026. Subsequent advances of $130,000, $30,000 and $26,000 increased the principal balance to $2,186,000 as of June 30, 2026. As of June 30, 2026, accrued interest under the Promissory Notes was $263,006. The notes bear interest at 10% per annum. The illustrative settlement of the existing principal, interest and related party expenses in the pro forma financial statements is distinct from the separate Working Capital Loan facility described below and remains subject to agreement with the holders.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of ALCY’s officers and directors, may, but are not obligated to, provide ALCY with Working Capital Loans. If ALCY completes a Business Combination, ALCY would repay the Working Capital Loans from the proceeds of the Trust Account released to ALCY. Otherwise, the Working Capital Loans would be repaid only from funds held outside the Trust Account. At the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into shares of the post-Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of any Working Capital Loans have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, ALCY had no borrowings outstanding under the Working Capital Loans.

Administrative Services Agreement

ALCY entered into an agreement that provides that, commencing on the effective date of the IPO, ALCY agreed to pay an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, ALCY will cease paying these monthly fees.

Registration Rights

The holders of the Founder Shares, and the Class A Ordinary Shares that may be issued upon conversion of Working Capital Loans have registration rights to require Pubco to register a sale of any of Pubco’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Pubco register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to ALCY’s completion of its initial business combination. Pubco will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Business Combination Proposal — Additional Agreements to be Executed at Closing — Amended and Restated Registration Rights Agreement.”

Cartiga, LLC

Mr. Benett, who is Chairman of Cartiga’s Board of Managers, and Mr. Wathen, who is a member of Cartiga’s Board of Managers and also the President and Chief Executive Officer of the Company, are executive officers of Melodeon LBS GP, LLC and general partners of Melodeon Capital Partners, LLC. Melodeon LBS GP, LLC is the initial General Partner of the investment funds which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides asset management services to the Company, subject to oversight by the Company’s Board of Managers, and receives management fees from the Company in accordance with the terms of an investment management agreement. Such services are provided pursuant to contractual arrangements and are separate from the day-to-day management of the Company performed by its officers The management fees, which at the investment manager’s election in its sole discretion may be paid by the investment funds that own the Company as opposed to by the Company itself, are payable monthly and calculated as a percentage of the net capital contributions of the investment funds’ net adjusted capital contributions, subject to certain adjustments (as defined in the investment funds’ agreements). Such management fees were $2.845 million and $2.511 million for the years ended September 30, 2025, and 2024, respectively, which are included in general and administrative expense on the Company’s consolidated statements of operations.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ALCY is an exempted company incorporated under the Companies Act. The Companies Act and the Current M&A govern the rights of its shareholders. The Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Current M&A will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of ALCY.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ALCY, Cartiga and Pubco according to applicable law or the organizational documents of ALCY and Pubco.

This summary is qualified by reference to the complete text of the Current M&A of ALCY, attached to this proxy statement/prospectus as Annex G-1, Annex G-2, Annex G-3 and Annex G-4, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law, the LLC Act and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to Pubco, Cartiga and ALCY, respectively.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware	Delaware Limited Liability Company Act	The Companies Act (Revised) of the Cayman Islands

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Unless otherwise provided in a company’s limited liability company agreement, an agreement of merger or consolidation or a plan of merger generally requires approval of a majority of the then current percentage or other interest in the profits of the domestic limited liability company owned by all of the members.

The Company LLC Agreement also requires that a merger prior to a qualified IPO requires approval of ASRS.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman

Islands court and approved by 75% in value of shareholders or each class of shareholder in attendance and voting at a shareholders’ meeting.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Unless otherwise provided in the limited liability company agreement, matters that are put to a member vote require the affirmative vote of the minimum number of votes necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted.

Under the Companies Act and ALCY’s amended and restated memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the votes cast by the shareholders as being entitled to do so).

General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

		No similar provision.	No similar provision.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than a majority of shares entitled to vote at the meeting.	Quorum is set in company’s limited liability company agreement.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Unless otherwise provided in the limited liability company agreement, members may act by written consent without a meeting.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands
Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Unless otherwise provided in the limited liability company agreement or in the merger agreement, no appraisal rights are available with respect to the membership interests. The Delaware Court of Chancery has jurisdiction to hear and determine any matter relating to any appraisal rights provided in a limited liability agreement or merger agreement.

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Each member of a limited liability company has the right, subject to reasonable standards in the limited liability company agreement, to obtain true and full information regarding the status of the business and financial condition of the limited liability company, tax returns, a list of members, managers and their mailing addresses, a copy of the formation documents and all amendments thereto, true and full information regarding the amount of cash and agreed value of any other property or services contributed by each member, and other information as is just and reasonable.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 5B).	Members may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

		No similar provision.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands
Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

No similar provision.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Classified or Staggered Boards	Classified boards are permitted.	No similar provision.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. In addition to fiduciary duties, directors owe a duty of care, diligence and skill.	Under Company LLC Agreement, managers have waived all fiduciary duties other than, pursuant to the LLC Act, good faith and fair dealing.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of ALCY owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Limited liability companies may, subject to the limited liability company agreement, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Provision	Delaware Corporation	Delaware LLC	Cayman Islands

Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

		Limited liability company agreements may provide for the limitation or elimination of liabilities for members and managers except for good faith and fair dealing.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF PUBCO SECURITIES

The following summary sets forth the material terms of Pubco’s securities following the completion of the Proposed Transaction. The following summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Proposed Charter, a form of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed Bylaws, a form of which is attached as Annex B-2 to this proxy statement/prospectus. ALCY urges you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter will authorize the issuance of 610,000,000 shares, consisting of:

●	500,000,000 shares of Pubco Class A Common Stock;
●	100,000,000 shares of Pubco Class B Common Stock; and
●	10,000,000 shares of preferred stock, par value $0.0001 per share (“Pubco Preferred Stock”).

Common Stock

Upon completion of the Business Combination, Pubco expects that there will be 2,729,419 shares of Pubco Class A Common Stock and 54,000,000 shares of Pubco Class B Common Stock outstanding, assuming that all ALCY Class A Ordinary Shares are redeemed in connection with the Business Combination. All shares of Pubco Class A Common Stock are fully paid and non-assessable. Immediately prior to the Domestication, the sole ALCY Class B Ordinary Share held by the Sponsor will convert into one ALCY Class A Ordinary Share, which will then convert into one share of Pubco Class A Common Stock in the Domestication.

Pubco will have two classes of common stock. Each share of Pubco Class A Common Stock will entitle its holder to one vote on all matters submitted to a vote of stockholders, will carry the full economic rights of Pubco (including rights to dividends when, as and if declared, and rights to receive assets upon liquidation after satisfaction of liabilities and any preferred stock preferences), and will not have cumulative voting, preemptive rights, or redemption or sinking fund features. Each share of Pubco Class B Common Stock will entitle its holder to one vote on all matters submitted to a vote of stockholders, will not possess any economic rights (including no right to dividends or liquidation proceeds), and will not have cumulative voting, preemptive rights, or redemption or sinking fund features. Except as required by Delaware law or the Proposed Charter, the two classes will vote together as a single class.

The Pubco Class B Common Stock functions as the voting component of the “Up-C” structure and is paired with equity interests in OpCo. Pursuant to the Exchange Agreement (Annex H) and the OpCo LLCA, from time to time a holder of OpCo Units, together with an equal number of shares of Pubco Class B Common Stock, may exchange such OpCo Units and cancel such Class B shares for, at Pubco’s election and subject to the terms therein, either an equal number of shares of Pubco Class A Common Stock or cash (in each case, subject to customary anti-dilution adjustments for stock splits, stock dividends and similar events). Upon each exchange, Pubco will acquire the corresponding OpCo Units, the exchanged Class B shares will be cancelled, and Pubco’s ownership interest in OpCo will increase commensurately.

Pubco Class A Common Stock will be freely transferable, subject to applicable securities laws and any contractual transfer restrictions (including any lock-up arrangements described elsewhere in this proxy statement/prospectus). By contrast, the Pubco Class B Common Stock generally may be held only by holders of OpCo Units and, if transferable at all, may be transferred only together with the corresponding OpCo Units as provided in the Exchange Agreement and the OpCo LLCA. In all cases, the Class B shares corresponding to exchanged OpCo Units will be automatically cancelled at the time of exchange.

Voting rights.   Each holder of Pubco Common Stock is entitled to one vote for each share of Pubco Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Pubco Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights.   Subject to preferences that may be applicable to any outstanding Pubco Preferred Stock, the holders of shares of Pubco Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Pubco Board out of funds legally available for such purposes. Dividends and other distributions shall not be declared or paid on the Pubco Class B Common Stock.

Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, the holders of Pubco Class A Common Stock are entitled to share ratably in all assets remaining after payment of Pubco’s debts and other liabilities, subject to prior distribution rights of Pubco Preferred Stock or any class or series of stock having a preference over the Pubco Class A Common Stock, then outstanding, if any. The holders of shares of Pubco Class B Common Stock shall not be entitled to receive any assets of Pubco in the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs.

Other rights.   The holders of Pubco Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Pubco Class A Common Stock. The rights, preferences and privileges of holders of the Pubco Class A Common Stock will be subject to those of the holders of any shares of the Pubco Preferred Stock that Pubco may issue in the future. The holders of Pubco Class B Common Stock have no pre-emptive or other subscription rights; however, shares of Pubco Class B Common Stock are exchangeable for shares of Pubco Class A Common Stock or, at the election of New Cartiga, cash, pursuant to the terms and subject to the conditions set forth in the OpCo LLCA and the Exchange Agreement. For additional information about each of these agreements, see “The Business Combination Proposal — Additional Agreements to be Executed at Closing.”

Preferred Stock

No shares of Pubco Preferred Stock will be issued or outstanding immediately after the completion of the Proposed Transaction. The Proposed Charter will authorize the Pubco Board to establish one or more series of Pubco Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Pubco Preferred Stock will be available for issuance without further action by the holders of Pubco Common Stock. The Pubco Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Pubco Preferred Stock. The issuance of Pubco Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Pubco without further action by the stockholders. Additionally, the issuance of Pubco Preferred Stock may adversely affect the holders of Pubco Common Stock by restricting dividends on the Pubco Class A Common Stock, diluting the voting power of the Pubco Common Stock or subordinating the liquidation rights of the Pubco Class A Common Stock. As a result of these or other factors, the issuance of Pubco Preferred Stock could have an adverse impact on the market price of the Pubco Class A Common Stock, restricting dividends on Pubco’s capital stock, diluting the voting power of Pubco Common Stock, impairing the liquidation rights of Pubco’s capital stock, or delaying or preventing a change in control of Pubco. At present, there are no plans to issue any Pubco Preferred Stock.

Warrants

Public Warrants

Each whole Pubco Warrant will entitle the registered holder to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that Pubco has an effective registration statement under the Securities Act covering the shares of Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants and a current prospectus relating to them is available (or Pubco permits holders to exercise their Pubco Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares of Pubco Class A Common Stock are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Pubco Warrants only for a whole number of shares of Pubco Class A Common Stock. This means only whole Pubco Warrants may be exercised at a given time by a warrant holder. The Pubco Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any shares of Pubco Class A Common Stock pursuant to the exercise of a Pubco Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Class A Common Stock underlying the Pubco Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Pubco Warrants will be exercisable and Pubco will not be obligated to issue a share of Pubco Class A Common Stock upon exercise of a Pubco Warrant unless the Pubco Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Warrant, the holder of such Pubco Warrant will not be entitled to exercise such Pubco Warrant and such Pubco Warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any Pubco Warrant.

Pubco has agreed that, as soon as practicable after the Closing, Pubco will use its best efforts to file with the SEC a post-effective amendment to the registration statement of which the proxy statement/prospectus forms a part or a new registration statement covering the registration under the Securities Act of the Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants and thereafter Pubco will use its best efforts to cause the same to become effective and to maintain the effectiveness of such post-effective amendment or registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Pubco Warrants in accordance with the provisions of the Warrant Agreement. If such post-effective amendment or registration statement covering the Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective post-effective amendment or registration statement and during any period when Pubco will have failed to maintain an effective registration statement, exercise Pubco Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Pubco Class A Common Stock is at the time of any exercise of a Pubco Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pubco may, at its option, require holders of Pubco Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Pubco so elects, Pubco will not be required to file or maintain in effect a registration statement, and in the event Pubco does not so elect, Pubco will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Pubco Warrants for that number of shares of Pubco Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Class A Common Stock underlying the Pubco Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Pubco Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the average reported closing price of the Pubco Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $18.00.

Once the Pubco Warrants become exercisable, Pubco may redeem the outstanding Pubco Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the closing price of the shares of Pubco Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period commencing 150 days following the Closing and ending three business days before we send the notice of redemption to the warrant holders.

Pubco will not redeem the Pubco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants is then effective and a current prospectus relating to those shares of Pubco Class A Common Stock is available throughout the 30-day redemption period. If and when the Pubco Warrants become redeemable, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Pubco Warrants, each warrant holder will be entitled to exercise his, her or its Pubco Warrant prior to the scheduled redemption date. However, the price of the Pubco Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco Warrant described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

No fractional shares of Pubco Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to the holder. If, at the time of redemption, the Pubco Warrants are exercisable for a security other than shares of Pubco Class A Common Stock pursuant to the Warrant Agreement, the Pubco Warrants may be exercised for such security. At such time as the Pubco Warrants become exercisable for a security other than Pubco Class A Common Stock, Pubco (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the warrants.

Redemption Procedures

In the event that Pubco determines to redeem the Public Warrants when the closing price of the shares of Pubco Class A Common Stock equals or exceeds $18.00 per share pursuant to Section 6.1 of the Warrant Agreement, Pubco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Beneficial Ownership Limitations

A holder of a Pubco Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pubco Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.   If the number of outstanding shares of Pubco Class A Common Stock is increased by a share capitalization payable in shares of Pubco Class A Common Stock, or by a sub-division of shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each Pubco Warrant will be increased in proportion to such increase in the outstanding shares.

In addition, if Pubco, at any time while the Pubco Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Pubco Class A Common Stock on account of such Pubco Class A Common Stock (or other securities into which the Pubco Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pubco Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Pubco Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Class A Common Stock in respect of such event.

If the number of outstanding shares of Pubco Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Pubco Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each Pubco Warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Class A Common Stock.

Whenever the number of shares of Pubco Class A Common Stock purchasable upon the exercise of the Pubco Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Pubco Class A Common Stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Pubco Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Pubco Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco Warrants and in lieu of the Pubco Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Warrants would have received if such holder had exercised their Pubco Warrants immediately prior to such event.

The Pubco Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ALCY. The Warrant Agreement provides that the terms of the Pubco Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Pubco Warrants and the Warrant Agreement, (ii) adjusting the provisions relating to cash dividends on shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Pubco Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Pubco Warrants.

The Pubco Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Pubco Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Pubco Class A Common Stock. After the issuance of shares of Pubco Class A Common Stock upon exercise of the Pubco Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Pubco Warrants. If, upon exercise of the Pubco Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Pubco Class A Common Stock to be issued to the warrant holder.

Exclusive Forum

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits and result in increased costs to warrant holders to bring a lawsuit. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board.

Dividends

Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for the Pubco Class A Common Stock and warrant agent for the Pubco Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against the any monies in the Trust Account or interest earned thereon.

Certain Anti-Takeover Provisions of the Proposed Charter, the Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter, the Proposed Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Pubco Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco. These provisions are intended to avoid costly takeover battles, reduce Pubco’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Pubco Board to maximize stockholder value in connection with any unsolicited offer to acquire Pubco. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Pubco by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Pubco Class A Common Stock. The Proposed Charter will provide that any action required or permitted to be taken by Pubco’s stockholders must be effected at a duly called annual or special meeting of stockholders or may be effected by consent in writing by such holders, except that any action required or permitted to be taken by holders of any series of Pubco Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of Pubco Preferred Stock, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to Pubco in accordance with the applicable provisions of the DGCL. See also “Risk Factors — Risks Related to the Consummation of the Domestication — Delaware law and Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Pubco Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Pubco Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved Pubco capital stock may be to enable the Pubco Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Pubco by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Pubco Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Proposed Charter will provide that the Pubco Board will determine the number of directors who will serve on the board. Subject to the Business Combination Agreement, the exact number of directors will be fixed from time to time by a majority of the Pubco Board. Upon adoption of the Proposed Charter, the Pubco Board will be declassified and will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for one-year terms expiring at the next annual meeting of Pubco stockholders. There will be no limit on the number of terms a director may serve on the Pubco Board.

In addition, the Proposed Charter will provide that any vacancy on the Pubco Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of Pubco Preferred Stock.

Quorum

The Proposed Bylaws will provide that at any meeting of the Pubco Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Special Meetings of Stockholders

The Proposed Charter will provide that special meetings of stockholders may be called only by or at the direction of the Pubco Board, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Proposed Bylaws.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Pubco Board or a committee of the Pubco Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Pubco with certain information. Generally, to be timely, a stockholder’s notice must be received at Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of Pubco following the adoption of the Proposed Bylaws, the date of the preceding annual meeting will be deemed to be [•]). The Proposed Bylaws allow the Pubco Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Pubco.

Amendments to Bylaws

The Proposed Charter and the Proposed Bylaws will provide that the Pubco Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Proposed Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of Pubco also will have the power to adopt, amend or repeal the Proposed Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of Pubco entitled to vote generally in an election of directors, voting together as a single class, subject to any vote of the holders of any class or series of stock of Pubco required by applicable law or by the Proposed Charter (including any certificate of designation in respect of any series of Pubco Preferred Stock) or the Proposed Bylaws.

Exclusive Forum

The Proposed Charter will provide that, unless a majority of the Pubco Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (iii) any action, suit or proceeding against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), or (iv) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or other employee of Pubco governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Pubco will be deemed to have notice of and consented to the forum provisions in the Proposed Charter. The Proposed Charter further will provide that unless a majority of the Pubco Board consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find Pubco’s forum selection provisions to be inapplicable or unenforceable. Although ALCY believes this provision will benefit Pubco by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pubco’s directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Pubco and its stockholders, through stockholders’ derivative suits on Pubco’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director or officer.

The limitation of liability provision in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Pubco and its stockholders. In addition, your investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. ALCY believes that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Pubco’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, ALCY has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the ALCY’s or Cartiga’s respective directors, officers or employees for which indemnification is sought.

Listing of Securities

Pubco has applied to list the Pubco Class A Common Stock and Pubco Warrants on Nasdaq under the proposed symbols “LITF” and “LITFW,” respectively, upon the Closing.

Pursuant to the terms of the Business Combination Agreement, as a closing condition, ALCY is required to cause the Pubco Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ALCY may not have received from Nasdaq either confirmation of the listing of the Pubco Class A Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Pubco Class A Common Stock would not be listed on any nationally recognized securities exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Class A Common Stock or Pubco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pubco was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pubco Class A Common Stock or Pubco Warrants for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Pubco Class A Common Stock then outstanding; or
●	the average weekly reported trading volume of Pubco Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares pursuant to Rule 144 without registration once Rule 144 becomes available for resale of Pubco, subject to the provisions of the Sponsor Support Agreement.

ALCY anticipates that following the consummation of the Business Combination, Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Pubco Board, (b) otherwise properly brought before such meeting by or at the direction of the Pubco Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Pubco’s secretary at Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Pubco holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Notice of a nomination or proposal must be delivered to Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2027 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2027 annual general meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office at a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Pubco’s secretary not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Pubco’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under the section “— Stockholder Proposals.”

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ALCY Board, any committee chairperson or the non-management directors as a group by writing to the ALCY Board or committee chairperson in care of Alchemy Investments Acquisition Corp 1, 850 Library Avenue, Suite 204-F, Newark, Delaware. Following the Closing, such communications should be sent to Cartiga Holdings, Inc., 400 Park Avenue, 12th Floor, New York, NY 10022, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the Pubco Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Loeb & Loeb LLP will pass upon the validity of the securities of Pubco to be issued in connection with the Business Combination.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the ALCY Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Alchemy Investments Acquisition Corp 1 as of December 31, 2025 and for the year ended December 31, 2025 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Alchemy Investments Acquisition Corp 1 as of December 31, 2024 and for the year ended December 31, 2024 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The audited financial statements of Cartiga, LLC as of September 30, 2025 and 2024 included in this Prospectus and elsewhere in the Registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Alchemy Acquisition Holdings, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in the reports of Horowitz & Ullmann, P.C., have been so included in reliance upon the reports of Horowitz & Ullmann, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 20, 2024, Cartiga dismissed BDO USA, P.C. (“BDO”) as its independent auditor, effective on such date. The decision to dismiss BDO was approved by the Board of Managers. On July 5, 2024, Cartiga’s Board of Managers approved the appointment of Grant Thornton LLP (“Grant Thornton”) as Cartiga’s independent registered public accounting firm.

BDO’s reports on Cartiga’s financial statements as of and for the fiscal years ended September 30, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2023 and 2022 and the subsequent interim period through May 20, 2024, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between Cartiga and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on Cartiga’s financial statements for such periods and (ii) no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Cartiga provided BDO with a copy of these disclosures above and requested that BDO furnish Cartiga a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements above. BDO’s letter to the Commission will be filed in accordance with Items 304(a)(3) of Regulation S-K.

Prior to engagement of Grant Thornton, during the fiscal years ended September 30, 2022 and 2023, and subsequently during the interim period through July 5, 2024, Cartiga did not consult with Grant Thornton regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum LLP (“Marcum”). On April 24, 2025, Alchemy Investments Acquisition Corp, I. (the “Company”) was notified by Marcum that Marcum resigned as the Company’s independent registered public accounting firm as a result of such acquisition, and the Company’s Audit Committee approved the resignation.

The audit report of Marcum on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the addition of a paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2024 and 2023 and through April 24, 2025, there were no (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, or (2) “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of the foregoing disclosures prior to this filing and requested, in accordance with applicable practices, that Marcum furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. Attached as Exhibit 16.2 is a copy of Marcum’s letter, dated April 24, 2025, stating that it agrees with such statements.

On April 30, 2025, with the approval of the Company’s Audit Committee, CBIZ was engaged as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the fiscal years ended December 31, 2024 and 2023 and through April 30, 2025, neither the Company nor anyone on its behalf consulted with CBIZ regarding (1) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that CBIZ concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ALCY and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ALCY’s annual report to shareholders and ALCY’s proxy statement. Upon written or oral request, ALCY will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ALCY deliver single copies of such documents in the future. Shareholders may notify ALCY of their requests by calling or writing ALCY at its principal executive offices at 850 Library Avenue, Suite 204-F, Newark, Delaware.

ENFORCEABILITY OF CIVIL LIABILITY

ALCY is a Cayman Islands exempted company. If ALCY does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ALCY. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ALCY in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ALCY may be served with process in the United States with respect to actions against ALCY arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ALCY’s securities by serving ALCY’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

ALCY has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

This document is (i) a prospectus of Pubco with respect to the Pubco Class A Common Stock and Pubco Warrants to be issued to ALCY shareholders and warrantholders and Cartiga equityholders if the Business Combination described herein is consummated and (ii) a proxy statement of ALCY for the extraordinary general meeting. ALCY and Cartiga have not authorized anyone to give any information or make any representation about the Business Combination, ALCY or Cartiga that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Alchemy Investments Acquisition Corp 1

850 Library Avenue, Suite 204-F

Newark, DE 19711

Attention:              , Chief Executive Officer

E-mail:

You may also obtain these documents by requesting them in writing or by telephone from ALCY’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.

PO Box 10904

Yakima, WA 98909

Toll-Free 877-870-8565, or collect at 206-870-8565

Email: KSmith@advantageproxy.com

If you are a shareholder of ALCY and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from ALCY, ALCY will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Cartiga, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Cartiga, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of September 30, 2025 and 2024, the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the two years in the period ended September 30, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2024.

Newport Beach, California

February 17, 2026

CARTIGA, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in 000s)

	September 30,
	2025	2024
ASSETS
Cash and cash equivalents	$19,775	$10,578
Restricted Cash (including $9,563 in 2025 and $3,488 in 2024 respectively held in VIEs – Note 9)	13,156	9,011
Consumer claim advances, at fair value (including $141,485 in 2025 and $76,725 in 2024 held in VIEs – Note 9)	223,754	207,126
Commercial claim advances, net of allowance of $4,518 in 2025 and $2,553 in 2024	288,410	241,656
Prepaid expenses and other assets (including $5,204 in 2025 and $4,717 in 2024 from related party receivable – Note 8)	7,620	9,237
Operating lease right-of-use asset	2,381	2,435
Goodwill	35,602	35,602
Intangible assets, net	12,655	15,670
Total Assets	$603,353	$531,315
LIABILITIES
Accounts payable and accrued expense (including $469 in 2025 and $122 in 2024 held in VIEs – Note 9)	$15,801	$14,436
Secured financing facilities (including $142,176 in 2025 and $40,253 in 2024 held in VIEs – Note 9)	275,979	208,314
Operating lease liability	2,823	3,059
Notes payable	80,175	79,619
Preferred securities, at fair value	203	203
Total Liabilities	374,981	305,631
Commitments and contingent liabilities (note 15)
MEMBERS’ EQUITY
Members’ contribution	278,630	280,540
Accumulated deficit	(50,258)	(54,856)
Total Members’ Equity	228,372	225,684
Total Liabilities and Members’ Equity	$603,353	$531,315

See notes to accompanying consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in 000s, except per share data)

	Years Ended September 30,
	2025	2024
Revenue
Gain on consumer claim advances, net	$36,931	$31,851
Fee revenue, net	40,554	38,324
Net Revenue	77,485	70,175
Expense
Employee cost	19,572	17,447
General and administrative	10,754	9,866
Provision for credit losses	3,464	1,286
Marketing	764	613
Occupancy	1,303	1,444
Depreciation & amortization	3,758	4,841
Total Expense	39,615	35,497
Income from operations	37,870	34,678
Other income (expense)
Interest expense	(33,921)	(30,900)
Change in fair value of preferred securities	—	551
Interest and other income	649	477
Total other income (expense)	(33,272)	(29,872)
Income before income taxes	4,598	4,806
Income taxes	—	—
Net Income	$4,598	$4,806
Average outstanding shares	27,955,636	28,060,903
Basic earnings per share	$0.16	$0.17
Fully diluted earnings per share	$0.16	$0.17

See notes to accompanying consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in 000s)

	Years Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$4,598	$4,806
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization of deferred funding costs	127	282
Depreciation & amortization	3,758	4,841
Amortization of deferred financing costs	3,474	3,709
Change in fair value of consumer claim advances	(39,972)	(31,851)
Change in fair value of preferred securities	—	(551)
Provision for credit losses and other assets	3,464	1,286
Origination of consumer claim advances	(72,002)	(48,909)
Settlement of consumer claim advances	95,346	102,346
Changes in assets and liabilities:
Commercial claims and other receivables	(14,034)	(13,907)
Prepaid expenses and other assets	1,541	195
Accounts payable, accrued expense and lease liability	1,184	279
Net cash (used in) provided by operating activities	(12,516)	22,526
Cash flows from investing activities:
Capitalization of internally developed software	(179)	—
Originations of commercial claim advances	(106,690)	(59,808)
Principal collected on commercial claim advances	69,891	63,055
Net cash (used in) provided by investing activities	(36,978)	3,247
Cash flows from financing activities:
Capital distributions	(709)	(626)
Members’ share repurchases	(1,201)	—
Increase in secured financing facilities	195,895	49,850
Decrease in secured financing facilities	(128,359)	(78,301)
Redemption of preferred securities	—	(6,671)
Payments of debt issuance costs	(2,790)	(1,585)
Net cash provided by (used in) financing activities	62,836	(37,333)
Net increase (decrease) in cash and cash equivalents, restricted cash	13,342	(11,560)
Cash and cash equivalents, restricted cash, beginning of period	19,589	31,149
Cash and cash equivalents, restricted cash end of period	$32,931	$19,589
Cash and cash equivalents	19,775	10,578
Restricted cash	13,156	9,011
Total	$32,931	$19,589
Supplemental cash flow information:
Interest paid	$30,386	$26,957
Income taxes paid	—	—
Non-cash investing & financing activities:
ROU asset and operating lease liability obligation	2,381	2,435

See notes to accompanying consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

($ and shares in 000s)

	Common	Members’	Accumulated
	Shares	Contribution	Deficit	Total
Beginning balance, September 30, 2023	28,061	$281,166	$(57,455)	$223,711
Adoption of FASB Accounting
Standards Update 2016-13	—	—	(2,207)	(2,207)
Members’ capital contribution	—	—	—	—
Members’ capital distribution	—	(626)	—	(626)
Net income	—	—	4,806	4,806
Ending balance, September 30, 2024	28,061	$280,540	$(54,856)	$225,684
Members’ capital contribution	—	—	—	—
Members’ share repurchases	(140)	(1,201)	—	(1,201)
Members’ capital distribution	—	(709)	—	(709)
Net income	—	—	4,598	4,598
Ending balance, September 30, 2025	27,921	$278,630	$(50,258)	$228,372

See notes to accompanying consolidated financial statements

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Note 1.     Description of Business

Description of business: Cartiga, LLC (the “Company”) (f/k/a Legal Business Services, LLC “LBS”) was formed on April 25, 2019, in the State of Delaware. On March 23, 2022, the Company changed its name and fully rebranded “LBS” as “Cartiga”. The Company began operations on September 12, 2019 (“Acquisition Date”) by completing a series of transactions through which the Company acquired 100% ownership of Plaintiff Funding Holding, LLC (“PFH”), Westbury Management Group (“WMG”), Momentum Funding, LLC (“Momentum”), and Ardec Holdings, LLC (“Ardec”), (collectively, the “Acquisition”). The Company operates as an originator and manager of assets linked to (or secured by) consumer and commercial litigation claims and related advances through its consolidated subsidiaries and conducts business in most states throughout the United States.

On August 15, 2022, the Company consolidated its consumer funding operations of WMG, PFH and Momentum and rebranded the three business units as one legal entity titled Cartiga Consumer Funding, LLC (“Consumer Funding”, “Cartiga Consumer”). Momentum maintains licenses in certain states where it continues to fund advances in its name.

Business Combination

On August 22, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Alchemy Investments Acquisition Corp 1 (“ALCY”), which is a blank check company formed for the sole purpose of entering into a business combination with another entity, Alchemy Acquisition Holdings, Inc., (“Pubco”) and Alchemy Merger Sub, LLC (“Newco”). Among other provisions, the BCA contains a closing condition that requires ALCY to have minimum cash at closing of $40,000, after deducting transaction expenses. If the transactions contemplated by the BCA are consummated, (i) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc., (ii) thereafter, Newco will merge with and into the Company with the Company surviving the merger and continue its existence as a controlled subsidiary of Pubco and (iii) the Company’s existing limited liability company agreement will be amended and restated to, among other things, make Pubco the sole managing member of Cartiga. As a result of the foregoing, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and the current equity holders of the Company will initially retain their equity ownership in the Company in the form of post-merger units of the Company.

Note 2.     Liquidity and Going Concern Considerations

Management has evaluated whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cartiga’s ability to continue as a going concern within one year after the date these financial statements are issued, in accordance with ASC 205-40, Presentation of Financial Statements — Going Concern.

As of September 30, 2025, the Company had approximately $50,000 of unsecured notes payable maturing in June 2026. The upcoming maturity represents a significant financial obligation within the one-year forward looking period from the date of issuance of the financial statements. Management has analyzed the Company’s forecasted operating cash flows, capital resources, and financing alternatives in connection with this debt maturity.

Management is actively engaged in discussions with new and existing lenders, and potential new financing sources to refinance or extend the facility in advance of its June 2026 maturity. Preliminary term sheets have been received, and the Company expects to finalize a refinancing arrangement during the first half of 2026. In addition, the Company maintains access to other potential sources of liquidity, including available borrowing capacity under existing lines of credit, ongoing cash inflows from its litigation claim receivables, and cost-management initiatives implemented in 2025 to enhance free cash flow.

The macroeconomic environment has also become more favorable to refinancing activity following the Federal Reserve’s 50-basis-point rate cut in 2025, with additional potential cuts anticipated in 2026. Management believes these improving credit market conditions will support the Company’s refinancing plans.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Based on these considerations and management’s plans, the Company believes it will have sufficient liquidity to meet its obligations as they become due for at least twelve months following the issuance date of these consolidated financial statements. Accordingly, management concluded that substantial doubt about Cartiga’s ability to continue as a going concern has been alleviated.

Note 3.     Summary of Significant Accounting Policies

Principles of consolidation:   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management estimates and assumptions:   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates and assumptions are used for, but not limited to, (i) fair value of assets and liabilities including Consumer claim advances and those acquired in the business combination; (ii) establishing provisions for losses on commercial claim advances and other receivables; and (iii) the ongoing valuation of goodwill, share based compensation, intangible assets and certain other assets and liabilities. Future events and their effects on these estimates and assumptions cannot be predicted with certainty; accordingly, accounting estimates and assumptions require the exercise of judgment. Accounting estimates and assumptions used in the preparation of these consolidated financial statements can change as new events occur, more experience is acquired, additional information is obtained and the operating environment changes.

Claim Advances and Receivables

Consumer claim advances

Consumer litigation claim advances arise from claimants who are seeking capital while they pursue personal injury or other legal claims against a third party. The Company underwrites the claimant’s underlying legal claims and assesses the probability of a positive result in the claimant’s favor and provides financial advances to assist claimants with immediate financial needs while awaiting the resolution of their legal claims. The Company originates consumer claim advances, which are assets secured by an interest in the claimant’s future legal claim proceeds, through Cartiga Consumer and Momentum. The Company’s consumer claim advances represent the purchasing of a share of the monetary recoveries received by the claimant upon resolution of their legal case. In most states where the Company operates, these contracts are structured such that the claimant sells and assigns an interest in the proceeds of their legal claim in exchange for immediate cash proceeds. In certain states, due to regulatory requirements, consumer claim advances are structured as loans. Although these contracts do not release the claimant from repayment obligations, the Company does not pursue collections if the underlying claim is unsuccessful.

Advances are provided on a non-recourse basis such that the Company does not require repayment of the claim advance or accrued fees if a claimant is unsuccessful in collecting their legal claim. The Company’s consumer claim advances do not have a stated maturity date, are not predicated on the credit worthiness of the consumer, and the repayment proceeds are received by the Company only when a case has been settled in the court system.

The Company accounts for its consumer claim advances as derivatives in accordance with ASC 815 — Derivatives and Hedging. These advances are measured at fair value on the balance sheet, with changes in fair value recognized in earnings. These contracts meet the definition of a derivative under ASC 815 as they derive their value from the underlying legal claims, involve minimal initial net investment, and provide for settlement contingent on the outcome of the legal claims. The Company estimates the fair value of consumer claim advances using an internal discounted cash flow model. The Company purchases consumer claim advances from claimants with pending legal claims.

Advances accrue value over time, either through a simple or compounding yield methodology. The realized yield over time is dependent on the duration that the advance remains outstanding as well as the successful resolution of the claim with sufficient proceeds to repay all lienholders. Repayments, consisting of the funded amount plus accrued fees, are typically received directly from the claimant’s attorney upon settlement or legal judgment.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Commercial claim advances

Commercial litigation claim advances arise from law firms seeking capital while awaiting the resolution of legal cases. The Company underwrites the law firm’s underlying case value and assesses the probability of a successful outcome. The Company originates commercial claim advances, which are assets secured by the law firm’s contingent legal fees receivable, by providing capital to the law firms awaiting the resolution of the underlying cases. The commercial claim advances effectively represent the purchase of a share of any income that the law firms receive from attorneys’ fees related to cases that are successfully resolved. Commercial claim advances contain a stated maturity date and have recourse to the law firm that requires repayment regardless of case outcomes.

The Company accounts for its commercial claim advances in accordance with ASC 310 — Receivables. These advances are carried at amortized cost, plus accrued fees, net of an allowance for credit losses. The Company accounts for its credit losses under ASC 326 — Financial Instruments — Credit Losses.

The Company’s commercial claim advances are secured by contingent legal fees receivable by the law firm resulting from settled or pre-settled litigation matters. These advances may be structured as an individual advance or a series of advances, and the advances can be secured by contingent legal fees associated with either a single settled case or a portfolio of cases.

Fee revenue is generated on commercial claim advances through the accrual of a contractual rate, calculated on a simple interest basis, which is earned over the period that the advance remains outstanding.

From time to time, the Company may enter into transactions involving existing commercial claim receivables whereby previously outstanding receivables are repaid in full and replaced with newly originated commercial claim receivables. For accounting purposes, refinanced amounts are treated as full repayments of the existing receivables and as new originations of the replacement commercial claim receivables. Such transactions are subject to the Company’s standard underwriting and approval processes and are generally supported by updated case developments, revised collateral profiles, modified contractual terms and, in certain cases, additional funding commitments.

Revenue Recognition

Consumer Claim Advances

The Company’s consumer claim advances are reported at fair value on the consolidated balance sheets. The Company records changes in net unrealized and realized gains or losses within Gain on consumer claim advances, which is a component of net revenue, in the consolidated statement of operations. Consumer claim advances represent financial assets that are remeasured at each reporting date. The estimated fair value reflects the current status of the consumer claim advance portfolio and current market conditions. The fair value of the consumer claim advances is determined using a discounted cash flow model that reflects the timing and amount of future fees earned and losses recognized on the portfolio as of the reporting date. The Company uses a market discount rate to reflect the discounted value of the expected future cash flows within the estimated fair value.

Commercial Claim Advances

Commercial claim advances are carried at their historical cost, plus accrued fees, net of capitalized origination costs and an allowance for credit losses. Fee revenue related to the commercial claim advances is accrued on a contractual basis, net of written-off fees. Direct origination costs, net of any origination fees, are deferred and recognized using the effective yield method.

While commercial claim advances contain a stated maturity date, our commercial claim advances also require payment when the underlying legal claim is settled. Accordingly, the Company does not consider past due status as a significant factor in determining the underlying risk in the portfolio but rather presents the vintage aging as a measure of the portfolio status. Loans are placed on non-accrual status when collection of amounts owed are not reasonably estimable or probable based on the financial condition of the law firm or the progress of the underlying legal claims linked to the contingent legal fees receivables that serve as

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

collateral. For all advances on non-accrual status, the Company ceases the recognition of revenue and cash collections are applied to the outstanding principal balance or as revenue on a cash basis. The Company charges off commercial claim advances when it is believed that the expected contingent legal fees from the underlying legal matter will not be sufficient to satisfy the law firm’s obligation. The Company has historical experience in managing its underlying collateral pool of contingent legal fees receivable, but losses do arise in the event of death, disbarment, or bankruptcy of the law firms or any of their significant principals.

Broker fees and commissions

The Company engages third-party brokers to facilitate the origination of its commercial and consumer litigation claim advances. Broker arrangements generally provide for fees that are directly tied to the funded amount and are incurred at origination. Certain arrangements also include contingent or performance-based participation dependent on future outcomes.

Broker fees related to commercial claim advances, which are accounted for as financial receivables under ASC 310, are capitalized at origination and amortized over the expected life of the related advances as a reduction of fee revenue, net.

Broker fees related to consumer litigation claim advances, which are accounted for as derivatives measured at fair value under ASC 815, are recorded at origination and recognized as a reduction of revenue within Gain on consumer claim advances, net in the consolidated statements of operations. Such broker fees reduce the net economics of the related transactions and are not recorded as operating expenses.

Contingent or performance-based broker payments are recognized when payment is probable and reasonably estimable and are reflected as a reduction of revenue in the period in which the related obligation becomes evident.

Allowance for credit losses:   The Company adopted ASU 2016-13 — Financial Instruments-Credit Losses on October 1, 2023, which changed the accounting for the allowance for credit losses on its commercial claim advances. Prior to the adoption of ASU 2016-13, the Company recognized credit losses based on an incurred loss model that estimated probable losses inherent in the portfolio at each reporting date. Upon adoption of ASU 2016-13, the Company estimates lifetime expected credit losses in its commercial claim advance portfolio and recognizes those losses as an allowance that reduces the carrying value of the portfolio. To estimate current expected lifetime losses, the Company uses an expected loss methodology referred to as “static pooling” which stratifies the finance receivable portfolio into separately identified pools based on their period of origination, then uses historical performance of seasoned pools to estimate future losses on current pools. The Company uses an average loss rate to establish the allowance for the Commercial portfolio. The Company considers its portfolio of Commercial claim advances to be homogenous and consequently analyzes its performance in the aggregate rather than stratification by any particular asset performance indicator.

Commercial claim advances represent receivables secured by contingent legal fees receivable by the law firm resulting from settled or pre-settled personal injury litigation matters. Given the fact that the advances are secured, credit losses are highly dependent on the ultimate settlement of the underlying legal matter as opposed to general economic conditions.

Once the Company performs its loss model calculations, it determines if any qualitative adjustments are necessary for inputs that are not reflected in the quantitative model. These adjustments may include, but are not limited to, changes in lending and servicing and collection policies and practices, case-type specific settlement trends, as well as the effect of other external factors such as changes in legal or regulatory requirements that impact the amount of future credit losses.

In certain instances, the Company may recognize an allowance for credit losses for specific commercial claim advances where the static pool loss model is not deemed representative of the expected losses on the underlying receivable. In these instances the Company considers the facts and circumstances of the underlying personal injury cases that serve as collateral to estimate a specific allowance for credit losses. As of September 30, 2025, and 2024, the allowance for credit losses on specific advances was $679 and $278, respectively.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Cash and cash equivalents:   The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all money market funds to be cash equivalents. The Company maintains demand deposits with financial institutions, the balance of which from time to time may exceed the federally insured amounts. The Company has not experienced any losses in such accounts and does not believe such amounts present a significant credit risk.

Restricted cash:   Restricted cash represents cash held in lock box accounts and collections (transfer) accounts for certain Consumer and Commercial claim advances financed by bankruptcy remote special purpose vehicles (“SPV”), the balances of which are held for the benefit of the creditor of the borrowing facility and are used to pay down such facility.

The Company has not experienced any losses in such accounts and does not believe such amounts present significant credit risk. As of September 30, 2025, cash and cash equivalents, and restricted cash totaling $32,931 includes cash and cash equivalents of $19,775 and restricted cash of $13,156. As of September 30, 2024, cash and cash equivalents and restricted cash totaling $19,589 includes cash and cash equivalents of $10,578 and restricted cash of $9,011.

Goodwill and intangible assets:   Goodwill represents the excess of purchase price over the value assigned to the tangible and identifiable intangible assets, net of liabilities assumed of acquired businesses. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. Goodwill and other indefinite-lived intangible assets are tested at the reporting unit level annually for impairment and in interim periods if certain events occur indicating the fair value of a reporting unit may be below its carrying value. Finite-lived intangible assets are evaluated for impairment if events and circumstances indicate that the carrying amount of the asset (or asset group) may not be recoverable.

The Company performs its annual goodwill impairment assessment in the fourth quarter of its fiscal year. The Company will first assess qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. The qualitative factors include economic environment, business climate, market capitalization, operating performance, competition, and other factors. The Company has the option to proceed directly to the quantitative test without performing the qualitative test. The Company has identified one reporting unit for the purposes of goodwill impairment testing. If goodwill is quantitatively assessed for impairment and the reporting unit’s carrying value exceeds its fair value, the difference is recorded as an impairment. The Company may apply various valuation techniques to measure the fair value of the reporting unit, including the income approach and the market approach. There were no impairment charges related to goodwill or intangible assets, for the years ended September 30, 2025 and 2024.

Leases:   The Company has recognized right-of-use assets and corresponding lease liabilities on its consolidated balance sheet as of September 30, 2025, and 2024. The asset and corresponding lease liability represent the present value of future lease benefits and obligations with the Company’s operating leases. The right-of-use assets and lease liabilities are amortized over the applicable lease terms. The Company has elected the practical expedient under ASC 842 to not recognize right-of-use assets and lease liabilities for leases with an initial term of 12 months or less. Additionally, the Company accounts for lease and non-lease components separately, and non-lease components are excluded from the measurement of lease assets and liabilities.

Prepaid and other assets:   Prepaid operating expenses are reported as assets on the Company’s consolidated balance sheet. These assets represent advance payments made for various operating expenses and are initially recognized as assets when payments are made, and they are straight-line expensed over the periods to which they relate. Other assets consist of an acquired portfolio of advances (see Note 8) and capitalized internally developed software.

Employee Cost:   Employee costs include all expenses related to the compensation and benefits provided to the Company’s workforce, including salaries, wages, bonuses, and employee benefits such as health insurance, retirement contributions, and payroll taxes.

General & administrative expense:   General and administrative expenses represent various essential overhead expenditures related to general business operations including professional services such as computer, legal, accounting, and regulatory fees, as well as travel and entertainment related expenses.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Occupancy:   Occupancy costs, as reflected in the Company’s consolidated statements of operations, include expenses associated with the Company’s physical office locations and includes lease expenses, maintenance, taxes, and other miscellaneous costs associated with the Company’s offices.

Depreciation & amortization:   Depreciation and amortization includes expenses related to the amortization of intangibles assets acquired in the Acquisition, as well as depreciation of the Company’s internally developed software-related assets, which reflect costs that are capitalized during the stage of software application development.

Interest expense:   Interest expense includes interest incurred on the Company’s various secured and unsecured debt facilities, as well as amortization of deferred debt acquisition costs.

Marketing:   Marketing costs consist primarily of media advertising costs and other general marketing costs. Marketing costs are expensed as incurred.

Stock Compensation Expense:   The Company follows FASB ASC 718 Compensation — Stock Compensation and recognizes compensation expense for its share-based payments based on the fair value of the awards. The Company maintains two incentive compensation plans for executives and employees. Share-based payments include awards issued under each of these incentive compensation plans. The awards issued under the incentive compensation plan for executives contain both time-vested and performance-vested awards. The awards issued under the incentive compensation plan for employees contain only time-vested awards.

Income taxes:   The Company is a Limited Liability Company. Cartiga, and its consolidated subsidiaries, have each complied with criteria to be treated as a partnership for tax purposes, under the applicable sections of the Internal Revenue Code. As a result, taxable income or loss is reported on the income tax returns of the members of each of the partnerships.

Deferred debt issuance costs:   The Company capitalizes costs incurred in connection with the issuance of debt. These costs include fees and expenses directly associated with the issuance of debt, such as legal fees, underwriting fees, and other related expenses. Capitalized debt issuance costs are recorded as a reduction of the carrying amount of the related debt on the Company’s consolidated balance sheet. Amortization of deferred debt issuance costs are recognized as interest expense over the life of the related debt using the effective interest method. If the associated debt is repaid prior to its maturity, any unamortized debt issuance costs related to that debt are expensed in the period of repayment.

Fair value measurements:   FASB ASC 820 Fair Value Measurements and Disclosures establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.

Under this guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories. An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Level 1:   Level 1 valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Level 2:   Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:   Valuations for assets and liabilities that are derived from other valuation methodologies including discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions.

Business Segment Reporting:   Our business segment reporting reflects the internal reporting that is reviewed at each reporting period. The Company currently operates with two products: (i) consumer claim advances and (ii) commercial claim advances. Each of the Company’s products involve investing in the same underlying asset, which is personal injury litigation claims. The Company maintains a shared-resource staffing model where employees support both products, and the underlying unit economics of its two products are similar. The Company has identified one reportable segment.

New accounting pronouncements

ASU 2016-13 Measurement of Credit Losses on Financial Instruments (Topic 326)

The Company adopted ASU 2016-13 — Financial Instruments-Credit Losses (Topic ASC 326): Measurement of Credit Losses on Financial Instruments on October 1, 2023. ASU2016-13 provides for the implementation of the Current Expected Credit Losses (“CECL”) standard for estimating lifetime allowances for credit losses on financial instruments. This standard introduced a forward-looking credit loss methodology, requiring the recognition of expected credit losses over the life of financial assets measured at amortized cost, replacing the incurred loss model previously utilized in estimating principal losses. The adoption of CECL impacts the Company’s commercial claim advances and the associated loss provision.

To develop the necessary CECL reserves, Cartiga utilizes an internally developed model that calculates historical principal write-offs, incorporates historical data, evaluates current economic conditions, and applies reasonable and supportable forecasts. This model estimates the net amounts expected to be collected on financial assets, providing a more accurate and timely reflection of potential future credit losses. The resulting reserve represents our best estimate of future losses, considering factors such as borrower credit risk and the broader economic environment.

Upon adoption of CECL, Cartiga recorded a cumulative effect adjustment to retained earnings and to the carrying value of the Commercial claim advances of $2,207, reflecting the difference between the previous carrying amounts and those calculated under the new standard. This adjustment was recorded during the year ended September 30, 2024.

ASU 2023-07 Segment Reporting

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU enhances reportable segment disclosure requirements, including the disclosure of significant segment expenses and interim segment profit or loss measures.

The Company operates as a single reportable segment in accordance with ASC 280, Segment Reporting. The Company’s Chief Operating Decision Maker (“CODM”), its Chief Executive Officer, reviews financial information on a consolidated basis in assessing performance and making operating decisions.

ASU 2023-09 — Income Taxes (ASC 740) — Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances the transparency of income tax disclosures by requiring more detailed information about the effective tax rate reconciliation and disaggregated information on income taxes paid. The ASU requires public business entities to disclose a tabular rate reconciliation using specified categories, with additional disaggregation for reconciling items that meet a quantitative threshold. All entities will also be required to disclose income taxes paid disaggregated by federal, state, and foreign jurisdictions, and to provide additional

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

jurisdictional detail for individually significant amounts. The ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted.

The Company is currently evaluating the impact of the new guidance on its income tax disclosures. Because the ASU affects only disclosure requirements and not recognition or measurement, the Company does not expect its adoption to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

ASU 2025-07 — Derivative Scope and Share-Based Noncash Consideration

In September 2025, the FASB issued Accounting Standards Update (“ASU”) 2025-07, which provides amendments related to the scope of derivative accounting under ASC 815 and clarifies the accounting for certain share-based noncash consideration under ASC 606. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact of this guidance on its consolidated financial statements. The impact on the Company’s consolidated financial statements of the adoption of ASU 2025-07 is not yet known or reasonably estimable; however, the assessment is ongoing.

ASU 2024-03 — Disaggregation of Income Statement Expenses

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses, which enhances disclosure requirements related to the disaggregation of certain income statement expense line items in the notes to the financial statements. The amendments do not change the recognition or measurement of expenses but require additional qualitative and quantitative disclosures. The guidance is effective for annual reporting periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact of this guidance on its consolidated financial statements and related disclosures and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Note 4.     Segment Reporting

In accordance with ASU 2023-07, the Company discloses certain revenue and expense categories that are regularly provided to the CODM as part of the measure of segment profit or loss. The Company’s CODM is its Chief Executive Officer. The CODM’s primary profit measure is net income. Other significant categories reviewed by the CODM are shown below:

	Year Ended September 30,
	2025	2024
Total revenue	$77,485	$70,175
Total expenses	$72,887	$65,369
Operating income	$37,870	$34,678
Net Income	$4,598	$4,806
Total Assets	$603,353	$531,315

Additionally, the Company’s Chief Operating Decision Maker (“CODM”) regularly reviews operating results, including income and expense categories, at the same level as presented in the Company’s statements of operations to evaluate performance. The measure of segment assets is reported on the accompanying consolidated balance sheets as total assets. Substantially all revenue is generated and all assets are held in the U.S. for all periods presented.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Note 5.     Claim Advances

Consumer claim advances

Consumer claim advances, at fair value, consisted of the following:

	September 30,
	2025	2024
Consumer Claims:
Outstanding advance (notional amount)	$159,145	$143,757
Fair Value Adjustment	64,609	63,369
Ending Balance	$223,754	$207,126

Commercial claim advances

Commercial claim advances consisted of the following:

	September 30,
	2025	2024
Commercial Claims:
Principal	$217,731	$183,236
Accrued fees	75,091	60,831
Unamortized deferred costs	106	142
Allowance for credit losses	(4,518)	(2,553)
Total	$288,410	$241,656

The following table presents an aging of the principal funded amount of Commercial claim advances:

	Under 6	6 – 12	12 – 24	24 – 36	36 – 48	48+
As of	Months	Months	Months	Months	Months	Months	Total
September 30, 2025	52,561	33,461	33,086	27,387	38,285	32,951	217,731
Total	$52,561	$33,461	$33,086	$27,387	$38,285	$32,951	$217,731

	Under 6	6 – 12	12 – 24	24 – 36	36 – 48	48+
As of	Months	Months	Months	Months	Months	Months	Total
September 30, 2024	30,306	19,748	42,433	47,562	28,948	14,239	183,236
Total	$30,306	$19,748	$42,433	$47,562	$28,948	$14,239	$183,236

The Company evaluates its commercial claim advances for potential nonaccrual classification at the end of each reporting period. Advances are placed on nonaccrual status when adverse case developments or other relevant factors indicate that full collection of the outstanding balance is not reasonably assured. Such factors may include, but are not limited to, unfavorable litigation outcomes, long duration of outstanding advances, high accrual rates or other circumstances that may impair the attorney’s ability to repay the obligation in full. While on nonaccrual status, the Company ceases accruing contractual interest, and any payments received are applied as a reduction of principal unless collectability of contractual interest is reasonably assured.

As of September 30, 2025, and 2024, the Company’s outstanding principal funded of commercial claim advances on non-accrual status totaled $23,703 and $8,621, respectively. For the years ended September 30, 2025, and 2024 the Company recognized $2,211 and $163, respectively, of revenue on advances designated as nonaccrual.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Changes in the allowance for credit losses related to commercial claim advances are as follows:

	September 30,
	2025	2024
Beginning Balance	$2,553	$2,653
ASC-326 Adoption	—	2,207
Provision for credit losses	3,951	590
Charge-offs	(1,986)	(2,897)
Ending Balance	$4,518	$2,553

For the year ended September 30, 2024, the Company recognized a $2,207 reduction to retained earnings related to the adoption of ASU 2016-13. This adjustment reflects the inclusion of expected lifetime credit losses as of the adoption date.

The following table presents a reconciliation of the Provision for credit losses:

	Year Ended
	September 30,
	2025	2024
Provision for credit losses
Post acquisition commercial funding receivables	$3,951	$590
Portfolio One (Note 8)	(487)	696
Total	$3,464	$1,286

The following table presents a summary of gross Commercial principal write offs by age, as of:

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
Year ended,	6 Months	Months	Months	Months	Months	Months	Total
September 30, 2025	—	—	152	305	942	587	1,986
	$—	$—	$152	$305	$942	$587	$1,986

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
Year ended,	6 Months	Months	Months	Months	Months	Months	Total
September 30, 2024	—	—	—	15	169	2,713	2,897
	$—	$—	$—	$15	$169	$2,713	$2,897

Note 6.     Fair Value Measurements

Fair value is estimated based on a hierarchy that categorizes the use of observable and unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability and are based on independent market data. Unobservable inputs are inputs that reflect the Company’s own assumptions about those that a market participant would use in pricing the asset or liability. The fair value hierarchy categorizes the inputs to the valuation methodologies into three levels whereby the highest priority level is given to Level 1 and the lowest is given to Level 3.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

The Company’s Consumer claim advances and Preferred securities are re-measured at fair value on a recurring basis. The significant assumptions used in estimating the fair value of those securities are presented below. The carrying amounts and the estimated fair values of financial assets and liabilities that are measured on a recurring basis or disclosed, but not measured, at fair value are as follows:

	September 30, 2025
	Carrying	Estimated
	amount	fair value	Level 1	Level 2	Level 3
Cash equivalents	$18,069	$18,069	$18,069	$—	$—
Commercial claim advances	288,410	286,783	—	—	286,783
Consumer claim advances, at fair value	223,754	223,754	—	—	223,754
Secured financing facilities	275,979	282,514	—	—	282,514
Notes payable	80,175	80,464	—	—	80,464
Preferred securities, at fair value	203	203	—	—	203

	September 30, 2024
	Carrying	Estimated
	amount	fair value	Level 1	Level 2	Level 3
Cash equivalents	$7,872	$7,872	$7,872	$—	$—
Commercial claim advances	241,656	250,590	—	—	250,590
Consumer claim advances, at fair value	207,126	207,126	—	—	207,126
Secured financing facilities	209,826	211,620	—	—	211,620
Notes payable	82,408	81,300	—	—	81,300
Preferred securities, at fair value	203	203	—	—	203

Consumer claim advances, at fair value

The Company utilizes an internally developed discounted cash flow model to estimate the fair value of its consumer claim advances, which represents its best estimate of the value to be received in an orderly market transaction as of the reporting date. The discounted cash flow model utilizes a combination of contractual, internal, and external valuation assumptions, and incorporates historical data, case-specific insights, and projections for the expected cash flows from each funded case. The use of unobservable inputs creates inherent uncertainty in the determination of the fair value of consumer claim advances, and the fair value of such advances are sensitive to changes in discount rates, loss rates and the expected timing of case resolution, which could cause the underlying cash flows to be received faster or slower than expected.

The Company notes that it utilizes four significant unobservable inputs in its discounted cash flow model:

(i)	the expected timing of future cash collections,
(ii)	the expected amount of recoveries (MOIC “Multiple on Invested Capital”; 1.19x – 2.10x, in 2025, 1.15x – 2.03x in 2024)
(iii)	the discount rate (7.24% and 7.70%, 2025 and 2024, respectively)
(iv)	loss rate (10.87% and 11.51%, in 2025 and 2024, respectively)

The expected timing and amount of future cash collections are developed based on the Company’s historical portfolio performance, including observed case resolution timing, realized settlement and judgment outcomes, recovery rates, write-offs, and recent experience across comparable case types. Management incorporates this historical information through the use of case specific collection curves, which reflect both the timing and amount of expected future cash collections, inclusive of amounts not expected to be recovered.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

The discount rate applied in the DCF valuation reflects the time value of money and the risks inherent in consumer funding advances, including uncertainty in litigation outcomes, variability in case resolution timing, and collection risk. The discount rate is determined at the portfolio level and applied consistently to the projected cash flows for each monthly vintage cohort.

Loss rates used in the discounted cash flow valuation represent management’s estimate of the portion of consumer claim advances that may not be recovered due to adverse litigation outcomes. These assumptions are based on the historical and expected performance of funded cases, including matters that are resolved without sufficient settlement, or judgment proceeds to fully repay the advance. The loss rate reflects inherent performance risk rather than counterparty credit or collection risk, which historically has been immaterial.

The Company estimates the life of the consumer claim advance portfolio to be 85 months. The weighted average life of the consumer claim advances was 25.9 months and 24.8 months as of September 30, 2025, and 2024, respectively. The weighted average life is an estimate of the expected average duration of the portfolio and is calculated based on the timing of the monthly cash flows divided by the expected total cash flows of the portfolio.

The Company utilizes a discount adjustment technique when calculating the fair value of the consumer claim advances using our discounted cash flow model. The interest rate used to discount the cash flows was 7.24% and 7.70% as of September 30, 2025, and 2024, respectively. An increase in the weighted average life and the discount rate will decrease the fair value of consumer claim advances, whereas a decrease in the weighted average life and the discount rate will increase the fair value of consumer claim advances.

The following table presents a reconciliation of the change in fair value of consumer claim advances:

	Year ended September 30,
	2025	2024
Beginning balance	$207,126	$230,457
Origination of claim advances	72,002	48,909
Realized settlement of claim advances	(95,346)	(104,091)
Change in fair value	39,972	31,851
Ending balance	$223,754	$207,126

Net unrealized gains recognized for the year ended September 30, 2025, and 2024 were $21,077 and $23,663, respectively. The amount of unrealized gains of the consumer claim advances was calculated by analyzing the change in fair value of consumer claim advances that remained on the balance sheet as of the end of each respective reporting period. These amounts are recorded in Change in fair value of consumer claim advances in the consolidated statements of operations.

During the period, the Company received cash flows related to Consumer funding assets that had been previously written off. As these assets were fully charged off in prior periods, they were not included in the balance of consumer receivables at the time of recovery. Accordingly, these receipts were recognized as revenue when the cash was received. This treatment reflects the fact that the recoveries did not represent the realization of an existing recorded asset but rather the collection of amounts that had been previously excluded from the balance sheet. Revenue recognized on previously written off claims totaled $461 and $890 for the years ended September 30, 2025, and 2024, respectively. These amounts are included in Gain on Consumer claim advances, net in the consolidated statements of operations.

Preferred Securities

Preferred securities were issued by WMG, a subsidiary of the Company, and are recorded at fair value, which equaled $203 as of September 30, 2025 and 2024 (see Note 11). The fair value reflects the price at which the instrument would transact between market participants, in an orderly transaction at the measurement date. During the year ended September 30, 2024, the Company entered into an agreement with nearly all holders of the Preferred securities to exchange their interests for cash and the right to receive cash payments from certain finance receivables collected by the Company. These transactions were used to determine the fair value of preferred securities on September 30, 2025, and 2024.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

The following table presents a reconciliation of the change in fair value of preferred securities:

	Year ended September 30,
	2025	2024
Beginning Balance	$203	$19,989
Repurchases	—	(19,489)
Change in fair value	—	(297)
Ending Balance	$203	$203

The Company has one asset measured at fair value on a non-recurring basis, described below:

Portfolio One:   The Company measures the promissory notes associated with Portfolio One at fair value on a non-recurring basis in connection with its assessment of recoverability. The fair value of the promissory notes is determined based on the estimated fair value of the Company’s common shares pledged by the buyers as collateral, as settlement of the notes is expected to occur solely through realization of the pledged shares upon a liquidity or other monetization event. The valuation incorporates significant unobservable inputs, including assumptions related to the Company’s enterprise and equity value, which are derived using valuation multiples and discounted cash flow methodologies, and therefore the fair value measurement is classified within Level 3 of the fair value hierarchy. Changes in the estimated fair value of the pledged shares are reflected in the Company’s provision for credit losses in the consolidated statements of operations. See Note 8 for further details.

The Company’s other financial assets and liabilities not measured at fair value include Cash and cash equivalents, Commercial claim advances, secured financing facilities and notes payable. Details around disclosed fair values are presented below:

Commercial claim advances:   Cartiga’s commercial claim advances are carried at amortized cost, plus accrued fees, net of lifetime expected credit losses, in accordance with ASC 326. The fair value is estimated based on a discounted cash flow model using unobservable market inputs.

Secured financing facilities:   Secured borrowings consist of both fixed and market rate borrowings under consumer claim advance and commercial claim advance financing facilities. Borrowings under all such arrangements are carried at outstanding amounts plus accrued interest, net of deferred issuance costs. For market rate debt, outstanding principal plus accrued interest approximates fair value. For fixed rate debt, fair value is determined using third party market data based on changes in interest rates and the Company’s credit spreads. When determining fair value of each debt type, the Company has excluded deferred debt issuance costs which are included in the carrying value.

Notes Payable:   Notes payable consist of unsecured notes issued or acquired by the Company, with remaining maturities between nine and nineteen months at September 30, 2025. The fair value of the Company’s unsecured debt was estimated using the discounted cash flow method. The Company has identified the expected future cash flows, including periodic interest payments and principal repayment at maturity, and discounted the cash flows to their present value using the current market yield for similar unsecured debt. The market yield reflects the rate investors would require for comparable risk and term.

Note 7.     Goodwill and Intangible Assets

The valuation of the Company’s goodwill and certain intangible assets was established from the Acquisition described in Note 1. The balance of goodwill on the Company’s consolidated financial statements was $35,602, at both September 30, 2025, and September 30, 2024.

Intangible assets, which are subject to amortization, include the Company’s customer relationships, trade names and acquired intellectual property.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Acquired Intellectual Property.   On December 14, 2021, the Company acquired technological intellectual property for use in its commercial and consumer advance operations. The Company issued a combination of 140,228 common shares, valued at $1,959 and paid $2,321 cash payment to sellers and agents. As of September 30, 2025, and 2024, the carrying value of the acquired intellectual property is $1,069, and $1,926, respectively.

	September 30,
	2025	2024
Customer relationships	$33,700	$33,700
Trade names	3,500	3,500
Acquired Intellectual Property	4,280	4,280
Total	$41,480	$41,480
Accumulated amortization	(28,825)	(25,810)
Net	$12,655	$15,670

Amortization of intangible assets is included in depreciation and amortization in the Company’s consolidated statements of operations. Amortization expense was $3,015 and $4,125, for the years ended September 30, 2025, and 2024, respectively.

Amortization of customer relationships and trade names are based on estimated lives varying from five to eighteen years using double-declining and straight-line methods, respectively. The acquired intellectual property is amortized over a five-year period.

Estimated future amortization expense for amortizable intangible assets, for each of the succeeding five years and thereafter, is as follows:

Estimated Future
Amortization
Year Ending September 30,	Expense
2026	$2,904
2027	2,186
2028	1,905
2029	1,845
Thereafter	3,815
Total	$12,655

Note 8.     Prepaid Expenses and Other Assets

The Company’s prepaid expenses and other assets consist of other finance receivables, short-term prepaid operating expenses, and internally developed software expenses.

Prepaid Operating Expenses:   Periodically, the Company will pay for goods or services in advance for benefits in future periods. These expenses are generally recognized as assets on the balance sheet and then subsequently straight-line expensed over the applicable periods when the benefits are realized. Prepaid operating expenses include rent, insurance premiums, subscriptions, and other similar costs. These expenses are recognized as operating expenses in the consolidated statements of operations. Total prepaid operating expenses are $532 and $507 as of September 30, 2025, and 2024, respectively, and are reflected on the Company’s consolidated balance sheet.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Internally Developed IT Software:   The Company invests in internally developed software to fund certain corporate growth initiatives that will provide future economic benefits to the Company. The Company has capitalized certain costs associated with these development efforts, which are generally amortized straight-line over five-years. These capitalized costs, are included in Prepaid and Other Assets in Company’s accompanying consolidated financial statements, at September 30, 2025, and 2024, were as follows:

	September 30,
	2025	2024
Internally Developed IT Software	$3,765	$3,586
Accumulated amortization	(1,963)	(1,221)
Net	$1,802	$2,365

Estimated future amortization expense for internally developed IT software, for each of the succeeding five years and thereafter, is as follows:

Estimated
Future
Amortization
Year Ending September 30,	Expense
2026	$776
2027	735
2028	291
Total	$1,802

Other Receivables

Other receivables consist of a promissory note issued to the Company by certain individuals (collectively the “Buyers”) who sold shares in the entities that were acquired in the Acquisition. Some of the Buyers are limited partners in one of the funds which owns the Company’s Common Shares.

On the Acquisition Date, the Company acquired a discrete portfolio of consumer claim advances (“Portfolio One”). The Company subsequently sold the rights, title and interest in Portfolio One back to the Buyers. As consideration for this transaction, the Buyers released $11,475 of cash and Common Shares that had been held in escrow related to the Acquisition, and issued non-recourse promissory notes in the amount of $16,826, which are secured by cash and/or the Company’s common shares pledged by certain of the Buyers.

The promissory notes do not require cash repayment and will be settled through realization of the pledged shares. Settlement is expected to occur upon a liquidity or other monetization event that establishes the value of the pledged shares. The carrying value of the note therefore fluctuates with changes in the estimated fair value of the pledged shares. No cash proceeds have been received to date.

The Company has determined that the promissory notes associated with Portfolio One to be impaired and has reduced the value of the promissory notes to equal the Company’s Common Shares pledged by the Buyers. During the year ended September 30, 2025, the Company increased the value of the promissory notes by $487. During the year ended September 30, 2024 the Company reduced the value of the promissory notes by $696. These changes in value are equal to the decrease in fair value of the pledged Common Shares and are included in provision for credit losses on the Company’s consolidated statements of operations. The net carrying value of the note was $5,204 and $4,717 at September 30, 2025, and September 30, 2024, respectively, based on the fair value of the pledged Common Shares.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Other receivables consisted of the following:

	September 30,
	2025	2024
Portfolio One (related party)	$13,346	$13,346
Allowance	(8,142)	(8,629)
Total	$5,204	$4,717

Note 9.     Secured Financing Facilities

The Company maintains various secured financing facilities related to its commercial and consumer claim advances. These facilities consist of bank lending facilities as well as securitization indebtedness, which contain certain financial and performance covenants that are usual and customary. The following table presents a summary of the Company’s secured financing facilities:

					Outstanding Balance(1)
			Total	Available	September 30,
Facility	Maturity	Interest Rate	Capacity	Capacity	2025	2024
Commercial Funding Revolver	August 2027	SOFR + 4.9%	$185,000	$56,061	$128,939	$121,676
Consumer Funding Revolver	October 2025	Prime + 0.5%	75,000	68,700	6,300	48,365
CAFT 25	February 2039	7.09% – 8.34%	144,000	—	144,000	—
CAFT 23	March 2035	7.0% – 10.0%	—	—	—	28,765
CAFT	July 2034	3.75% – 6.25%	—	—	—	12,896
Total Secured Financing Facilities			$404,000	$124,761	$279,239	$211,702
(1)	Carrying value is presented net of unamortized deferred financing costs, which were $3,260 and $3,388 as of September 30, 2025 and 2024, respectively.

Commercial Funding Revolver:   The Company maintains a senior secured revolving credit facility (the “Commercial Funding Revolver”), to fund commercial claim advances.

In July of 2024, the Company amended this facility to create two classes of borrowings, which consist of a $160,000 Class A borrowing and a $25,000 Class B borrowing. This amendment increased the borrowing capacity to $185,000 and increased the advance rate to 95% of eligible advances, as defined in the agreement. The Class A borrowings bear interest at the Secured Overnight Funding Rate (“SOFR”) plus 3.60%. The Class B borrowings bear interest at SOFR plus 10.5%. The facility also includes a 0.25% unused commitment fee on the unused portion of the line of credit, which is included in interest expense in the Company’s consolidated statements of operations. During August of 2025, the Company extended the Revolving Period and maturity date of the Commercial Funding Revolver through August 2027.

Consumer Funding Revolver:   The Company maintains a senior secured revolving credit facility (the “Consumer Funding Revolver”), to fund Consumer claim advances. The maximum amount available under the Consumer Funding Revolver is $75,000.

The Consumer Funding Revolver allows the Company to borrow up to 90% of its eligible advances, as defined in the agreement. Borrowings under the Revolver are available on a revolving basis through October 5, 2025 (the “Revolving Period”), subject to the maintenance of sufficient eligible collateral. Repayment of the Consumer Funding Revolver is at the end of the first anniversary of the Revolving Period, October 5, 2026. The facility borrowings bear interest at Prime + 0.5%. The facility also includes a 0.25% unused commitment fee on the unused portion of the line of credit, which is included in interest expense in the Company’s consolidated statements of operations. During October 2025, the Company extended the revolving period of the Consumer revolver until October 2027 and final maturity until October 2028. See Note 20 for further details.

Cartiga Asset Finance Trust 2022-01:   On June 6, 2022, the Company, through sponsored subsidiary Special Purpose Vehicle (“SPV”) (“CAFT”) borrowed $61,215, in a series of Class-A and Class-B notes (“CAFT Notes”). CAFT has been deemed a Variable Interest Entity (“VIE”) for accounting purposes, and the Company determined that it is the primary beneficiary. Accordingly, the

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Company has included its financial results in the consolidated financial statements for all periods presented. Consumer claim advances were pledged as collateral to the CAFT Notes. Proceeds from collections of pledged Consumer claim advances are used to pay down interest and principal of the CAFT Notes. This facility was fully repaid in January 2025 with proceeds from Cartiga Asset Finance Trust 2025-01.

Cartiga Asset Finance Trust 2023-01:   On February 22, 2023, the Company, through a SPV (“CAFT 23”) borrowed $111,900, in a series of Class A, Class B, and Class C notes (“CAFT 23 Notes”). CAFT 23 has been deemed a VIE for accounting purposes, and the Company determined that it is the primary beneficiary. Accordingly, the Company has included its financial results in the consolidated financial statements for all periods presented. Consumer claim advances were pledged to the CAFT 23 Notes. Proceeds from collections of pledged Consumer claim advances are used to pay down interest and principal of the CAFT 23 Notes. This facility was fully repaid in February 2025 with proceeds from Cartiga Asset Finance Trust 2025-01.

Cartiga Asset Finance Trust 2025-01:   On January 28, 2025, the Company, through a sponsored subsidiary SPV (“CAFT 25”), borrowed $144,000 in a series of Class A and Class B notes (“CAFT 25 Notes”), bearing interest at 7.09% and 8.34%, respectively. The proceeds from CAFT 25 were used to fully repay the outstanding balance of its Consumer Funding Revolver and call the outstanding balances of CAFT 22 and CAFT 23. CAFT 25 has been deemed a Variable Interest Entity (“VIE”) for accounting purposes, and the Company determined that it is the primary beneficiary. Accordingly, the Company has included its financial results in the financial statements for all periods presented. Consumer claim advances were pledged as collateral to the CAFT 25 Notes. The facility is structured with a two-year revolving reinvestment period and collections can be reinvested to pledge new claim advances subject to eligibility requirements. After the revolving reinvestment period, all cash collections from the pledged advances will be used to pay principal and interest of the notes.

The Company was in compliance with all debt covenants related to its secured financing facilities as of September 30, 2025, and 2024.

Variable Interest Entities:   A summary of the assets and liabilities of the identified VIE used in securitization activities that are included in the Company’s consolidated financial statements were as follows:

	September 30,
	2025	2024
Assets
Restricted cash	$9,563	$3,488
Consumer claim advances, at fair value	141,485	76,725
Total Assets	$151,048	$80,213
Liabilities
Accrued interest and fees	$469	$122
Secured financing facilities	142,176	40,253
Total Liabilities	$142,645	$40,375

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

The following table summarizes the contractual maturity dates and principal amounts of the Company’s secured financing facilities, as of September 30, 2025:

Contractual Maturity Date	Amount Due
2026	$6,300
2027	128,939
2028	—
2029	—
2030	—
Thereafter	144,000
Total Principal Payments	279,239
Unamortized debt issuance costs	(3,260)
Total	$275,979

Note 10.     Notes Payable

The Company has issued various series of unsecured notes as follows:

					Outstanding Balance(1) September 30,
Description	Issue	Maturity	Interest rate	Rating	2025	2024
Senior Notes – 2026	June 2021	June 2026	9.0%	BB+	$49,700	$49,355
Senior Notes – 2027	April 2022	April 2027	10.5%	BB+	29,658	29,447
Other Unsecured Notes	Various	October 2026	8.0%	N/A	817	817
Total Notes Payable					$80,175	$79,619
(1)	Carrying value is presented net of unamortized deferred financing costs, which were $642 and $1,198 as of September 30, 2025 and 2024, respectively.

The following table summarizes the contractual maturity dates and principal amounts of the Company’s notes payable, as of September 30, 2025:

Contractual Maturity Date	Amount Due
2026	$50,000
2027	30,817
Total	80,817
Unamortized debt issuance costs	(642)
Total	$80,175

The Company was in compliance with all debt covenants related to its senior unsecured notes as of September 30, 2025, and 2024.

Note 11.     Preferred Securities

The Company’s preferred securities consisted of 388.76 Series A Preferred Shares issued by WMG prior to the Acquisition. These preferred shares have a liquidation preference, in the event of liquidation, dissolution or winding up of the affairs of WMG. If WMG does not have sufficient assets upon a liquidation, the Company has a guaranteed minimum distribution to the holders of the preferred securities.

Effective December 7, 2023, the Company and WMG entered into a settlement agreement with all 23 plaintiffs in Selig Zises, et al. v. Westbury Management Company, et al. Pursuant to the settlement agreement, in exchange for the plaintiffs’ dismissal of the litigation with prejudice and full release of the plaintiffs’ past, present and future claims against the Company and WMG, the

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Company agreed to purchase all of the plaintiffs’ preferred shares for $37.50 per share, as follows: (1) 93.986 of the shares were purchased on December 7, 2023 for an aggregate purchase price of $3,524 and (2) the remaining 82.5 shares were purchased on March 1, 2024 for an aggregate purchase price of $3,094. The plaintiffs who sold their units subsequently filed a dismissal of the litigation.

The Company elected the fair value option to record the outstanding preferred securities. The fair values were determined based on the settlement details outlined above. As of September 30, 2025, the Company held 383.76 shares and third parties held 5.0 shares. The amount of preferred securities held by the Company are eliminated in consolidation and the fair value of the preferred securities held by third parties approximates $203 as of September 30, 2025 and 2024.

Note 12.     Leasing

The Company accounts for its leases in accordance with ASC 842, Leases. At September 30, 2025, the Company has six operating real estate leases utilized for general operational office purposes. The weighted average duration of leases is 1.9 years. The Company’s discount rate used in calculating the present value of its leases is 7.85%. The Company’s operating lease costs totaled $1,146, and $1,138, for the years ended September 30, 2025, and 2024, respectively. During 2025, cash paid for amounts included in the measurement of operating lease liabilities was $1,328. Balance sheet information related to operating leases is as follows:

	September 30,
Balance Sheet Category	2025	2024
Right of Use Asset	$2,381	$2,435
Operating Lease Liability	$(2,823)	$(3,059)

The following table summarizes the maturity of the Company’s operating leases as of September 30, 2025:

Lease
Year Ending September 30,	Payments
2026	$1,356
2027	1,261
2028	437
Total Operating Lease Payments	3,054
Less: Imputed Interest	(231)
Total Operating Lease Liabilities	$2,823

Sublease

On March 4, 2024, the Company entered into a sublease agreement with a tenant (“the Sublessee”) where the Company would sublet one of its office spaces. The sublease is set to expire on March 31, 2028. The Company accounts for the sublease as an operating lease under ASC 842 — Leases, recognizing sublease income on a straight-line basis. As the lessor, the Company recognized lease income of $283 and $51 during the fiscal years ended September 30, 2025, and 2024, respectively. Lease income is recorded as a contra-expense included in occupancy costs in the Company’s consolidated statements of operations. The Company remains the primary obligor under the master lease and is responsible for ensuring compliance with all terms and conditions of the master lease agreement.

The following table outlines future income to be recognized under the sublease as of September 30, 2025:

Year Ending September 30,	Lease Income
2026	1,356
2027	283
2028	142
Total	$1,781

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Note 13.     Common Shares

The Company’s Members’ Equity, as of September 30, 2025, consisted of 27,920,675 Common Shares which are held by investment funds (the “Funds”) in which Melodeon LBS GP, LLC is the general partner.

From time to time, the Company’s Board of Managers (the “Board”) may cause the Company to issue Common Shares, as the Board may deem appropriate, on such terms and conditions and for such consideration established by the Board in its sole and absolute discretion.

The Common Shares are all pari-passu in voting and economic interest. The funds, which holds a majority of the Common Shares, has certain approval rights for a change of control, an initial public offering, and certain other material corporate events.

Note 14.     Income Taxes

The deferred tax assets and liabilities are summarized as follows as of September 30:

	September 30,
	2025	2024
Deferred Tax Assets	$1,585	$840
Deferred Tax Liabilities	$(98)	$(35)
Less: Valuation Allowance	$(1,487)	$(805)
Total	$—	$—

The majority of the gross deferred tax assets are attributable to basis differences associated with intangible assets acquired as a result of the various acquisitions during past periods. Management has considered the Company’s ability to realize the benefits of the net deferred tax assets in future years and believes that it is more likely than not that they will not be realized.

The Company’s effective income tax rate, for the periods ended September 30, 2025, and 2024, respectively, was lower than what would be expected if the statutory rate were applied to income before income taxes primarily due to the recording of the state & local deferred tax benefit of basis differences in the various acquisitions, as well as the change in the valuation allowance.

The most significant jurisdictions in which the Company is required to file income tax returns include the U.S. federal jurisdiction, the states of California, Florida, Georgia, Illinois, New Jersey, New York and Texas, as well as New York City. In general, as of September 30, 2025, the Company is subject to examination by tax authorities for the 2022, 2023 and 2024 tax years. The Company is no longer subject to examination by tax authorities for tax years prior to 2022.

Note 15.     Commitments and Contingencies

The Company’s business is subject to regulation and supervision by various governmental authorities, including various state agencies that license our consumer and commercial claim advance origination and servicing activities. The Company is regularly subject to examinations, inquiries, and requests from governmental authorities, and must comply with a number of consumer protection, commercial lending and other laws and regulations, as well as federal and local bankruptcy rules. In addition, the Consumer Financial Protection Bureau (the “CFPB”) may have the ability to regulate the Company. The CFPB also has the authority to promulgate regulations that could affect the Company’s business.

The following are descriptions of the Company’s significant legal and regulatory matters:

26 Court Street Litigation

In the matter of 26 Court Street Associates, LLC v. Plaintiff Funding Holding Inc. et al., adjudicated in Supreme Court of the State of New York County of Kings, Index No. 530214/2021, the owner of real estate at 26 Court Street in Brooklyn, New York,

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

alleged the Company and Cartiga Consumer Funding, LLC (collectively, the “Cartiga Defendants”) are liable to pay past and future rent under a lease on those premises, even though the Cartiga Defendants never signed the lease and there was no written assignment of the lease to the Cartiga Defendants, as required for a valid assignment pursuant to the express terms of the lease. Following fact discovery, on September 26, 2023, the Cartiga Defendants moved for summary judgment and on November 6, 2023, the plaintiff filed a cross-motion for summary judgment. On November 30, 2023, the court denied the Cartiga Defendants’ motion and granted the plaintiff’s cross-motion.

On July 1, 2024, the Company filed an appellate brief with the Supreme Court of the State of New York Appellate Division — Second Department. On August 26, 2024, the plaintiff filed its response brief and on September 25, 2024, the Company filed its reply brief. The parties now await the scheduling of oral arguments. On February 24, 2025, the trial court held a hearing on damages and on March 19, 2025, the trial court issued a judgment awarding the plaintiff approximately $1,112 in total damages. The Company has posted bond pending appeal. The Company continues to believe that it has no liability to pay rent under the applicable lease and intends to vigorously defend against the allegations through the appellate process.

Other Matters

Currently, and from time to time, the Company is involved in claims, suits, and legal proceedings. While the Company is unable to determine the ultimate outcome of any current litigation or regulatory actions, the Company does not expect that their resolution will have a material adverse effect on our financial condition, results of operations or liquidity.

Note 16.     Related Party Transactions

Two members of the Company’s Board — one of which who is also the President and Chief Executive Officer of the Company — are executive officers of Melodeon LBS GP, LLC and general partners of Melodeon Capital Partners, LLC. Melodeon LBS GP, LLC is the initial General Partner of the investment funds, which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides asset management services to the Company, subject to oversight by the Company’s Board, and receives management fees from the Company in accordance with the terms of an investment management agreement. Such services are provided pursuant to contractual arrangements and are separate from the day-to-day management of the Company performed by its officers. The management fees are payable monthly and calculated as a percentage of the net capital contributions of the investment funds’ net adjusted capital contributions, subject to certain adjustments (as defined in the investment funds’ agreements). Such management fees were $2,845 and $2,511, for the years ended September 30, 2025, and 2024, respectively, which are included in general and administrative expense on the Company’s consolidated statements of operations.

Two Buyers, who were former officers of the Company, are party to the promissory note receivable (see Note 8) and have pledged their common shares of the Company as collateral to the promissory notes.

As of September 30, 2024, the Company had a $1,500 receivable outstanding from a former employee. The receivable is related to a commission advance made during 2023 that would be repaid from future commissions earned from consumer origination activities. The net receivable on the Company’s consolidated balance sheet as of September 30, 2024 was $772. This receivable was written off as a result of a settlement agreement that was executed in July 2025.

Note 17.     401(k) Savings Plan

The Company has a 401(k) Plan to provide retirement benefits for certain eligible employees. Total employee and employer contributions (including forfeitures) are limited to the lesser of 100% of an employee’s compensation or $23.5 and $23, in calendar years, 2025 and 2024, respectively, which does not include “catch-up” elective deferrals of up to $7.5 for employees aged 50 or older. The Company determines its matching contributions, if any, each year. Contributions by the Company were $237 and $285, for the years ended September 30, 2025, and 2024, respectively. These amounts are reflected in employee cost on the accompanying consolidated statements of operations.

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

Note 18.     Earnings per share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding, adjusted for the effects of all potential dilutive common shares.

	Year ended September 30,
	2025	2024
Net income/(loss) attributable to Cartiga common shareholders	$4,598	$4,806
Basic average ordinary share outstanding	27,955,636	28,060,903
Fully diluted average ordinary share outstanding	27,955,636	28,060,903
Basic earnings per share	$0.16	$0.17
Diluted earnings per share	$0.16	$0.17

Note 19.     Share-Based Compensation

The Company has two incentive compensation plans for purposes of providing equity-based compensation to eligible participants. The Incentive Compensation Plan (the “Executive Plan”) provides share-based incentive awards to certain members of the executive team, and is effective as of September 2, 2020 and amended on January 28, 2025. The Employee Incentive Compensation Plan (the “Employee Plan”) provides incentive awards to employees not on the executive team and is effective April 23, 2021, and amended on June 25, 2021, May 19, 2022 and January 26, 2023. Both plans are administered by the Company’s Board of Directors. The participants under the Executive Plan and the Employee Plan bear the same economic risk as equity holders even after the shares are vested because the shares have redemption features that are based on distributions to the common members or a sale of the Company. The Company accounts for its shares issued under the Executive Plan and Employee Plan as liability awards since the awards provide for cash settlement.

Share-based compensation awards are made in the form of incentive compensation plan shares (the “Plan Shares”) based on the terms of the underlying plan Executive Plan and Employee Plan agreements. The number of Plan Shares may be increased at any time by the Board, in its sole discretion. Plan Shares represent rights to future compensation based on the underlying value of the Company’s equity, which is dependent on vesting conditions and distributions made to the Company’s common shareholders. Plan Shares do not represent actual common shares of the Company, or other equity interests of the Company, and in no way confer on a participant status as, or rights as, an equity holder of the Company (including, without limitation, voting, dividend, or distribution participation rights). The Company had a total of 1,442,742 and 998,942 shares awarded to participants as of September 30, 2025, and 2024, respectively.

The Executive Plan provides for awards that vest over a 4-year service period (“Time Vesting Shares”) as well as awards that vest upon the completion of a sale of the company with a specified minimum return to the Company’s common shareholders (“MOIC Vesting Shares”). Plan Shares granted under the Executive Plan prior to its amendment on January 28, 2025 also contain payment provisions for employees who voluntarily separate from the Company or who are terminated without cause that are based on a hypothetical valuation of the Company. The Employee Plan provides for awards that vest over a 5-year service period.

The following tables summarize the status of the awards as of September 30, 2025 as well as the recognized and unrecognized compensation expense as of September 30, 2025 and 2024:

	Executive Plan			Employee Plan
	Time-Vesting MOIC-Vesting		Total	Time-Vesting
Units awarded	917,979	524,763	1,442,742	264,786
Units outstanding	680,801	278,974	959,775	90,443
Units authorized			1,383,392	250,000
Units available to be issued			423,617	159,557

Cartiga, LLC and Subsidiaries

Notes to Consolidated Financial Statements

($ in 000s except share amounts)

	September 30,
	2025	2024
Compensation expense	$1,030	$734
Recognized liability	$5,391	$4,361
Unrecognized compensation expense	$1,049	$979

The Company recognized a liability for share-based awards of $5,391, as of September 30, 2025, and $4,361 as of September 30, 2024 and are included in accounts payable and accrued expenses on the consolidated balance sheets. The expense of $1,030 for the year ended September 30, 2025, and $734 year ended September 30, 2024 are included in employee cost on the Company’s consolidated statements of operations.

The Company recognizes compensation expense by adjusting the fair value of the liability at each reporting date. The Company recognizes compensation expense for share-based awards net of actual forfeitures, which are recognized as they occur. The fair value was estimated at the date of grant, and the weighted average assumptions are summarized as follows:

	September 30,
	2025	2024
Volatility	45.0%	45.0%
Risk-free interest rate	3.6%	4.2%
Equity marketability discount	12.5%	12.5%

The valuation also considers the expected timing of a liquidity or exit event, which impacts the present value of the anticipated settlement amount.

Note 20.     Subsequent Events

The Company has evaluated subsequent events through February 17, 2026, the date on which the consolidated financial statements were available to be issued. Except as disclosed below, there were no subsequent events which would require adjustment to or disclosure in the accompanying consolidated financial statements.

Extension of Consumer Funding Revolver

During October of 2025, the Company and its lender executed an amendment to the Consumer Funding Revolver to extend the Revolving Period through October 2027 and final maturity through October 2028. All other material terms of the facility, including the borrowing base and interest rate remain unchanged.

CARTIGA, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

($ in 000s)

	June 30,	September 30,
	2026	2025
ASSETS
Cash and cash equivalents	$14,787	$19,775
Restricted cash (including $7,411 in June and $9,563 in September respectively held in VIEs - Note 10)	10,528	13,156
Consumer claim advances, at fair value (including $144,560 in June and $141,485 in September held in VIEs - Note 10)	237,209	223,754
Commercial claim advances, net of allowance of $6,559 in June and $4,518 in September	302,220	288,410
Prepaid expenses and other assets (including $5,770 in June and $5,204 in September from related party receivable - Note 8)	7,649	7,620
Operating lease right-of-use asset	1,621	2,381
Investment in LBS Income Fund	985	—
Goodwill	35,602	35,602
Intangible assets, net	10,477	12,655
Total Assets	$621,078	$603,353
LIABILITIES
Accounts payable and accrued expenses (including $469 in June and $469 in September held in VIEs – Note 10)	$11,337	$15,801
Secured financing facilities (including $142,533 in June and $142,176 in September held in VIEs - Note 10)	313,376	275,979
Operating lease liability	1,913	2,823
Notes payable	64,200	80,175
Preferred securities, at fair value	203	203
Total Liabilities	391,029	374,981
Commitments and contingent liabilities (note 13)
MEMBERS’ EQUITY
Members’ contribution	277,849	278,630
Accumulated deficit	(47,800)	(50,258)
Total Members’ Equity	230,049	228,372
Total Liabilities and Members’ Equity	$621,078	$603,353

See notes to accompanying unaudited condensed consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

($ in 000s, except shares and per share data)

	Nine Months Ended June 30,
	2026	2025
Revenue
Gain on consumer claim advances, net	$29,149	$30,103
Fee revenue, net	26,142	29,159
Management Fees - Related Party	38	—
Fund Servicing Fee - Related Party	18	—
Net Revenue	55,347	59,262
Expense
Employee cost	12,589	13,775
General and administrative	7,800	8,022
Provision for credit losses	2,765	2,297
Marketing	494	547
Occupancy	941	985
Depreciation & amortization	2,775	2,800
Total Expense	27,364	28,426
Income from operations	27,983	30,836
Other income (expense)
Interest expense	(25,866)	(25,342)
Equity Investment gain of LBS Income Fund	8	—
Interest and other income	333	490
Total other income (expense)	(25,525)	(24,852)
Net Income	$2,458	$5,984
Average outstanding shares	27,920,675	27,967,762
Basic earnings per share	$0.09	$0.21
Diluted earnings per share	$0.09	$0.21

See notes to accompanying unaudited condensed consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

($ in 000s)

	Nine Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$2,458	$5,984
Adjustments to reconcile net income to net cash (used in) operating activities:
Amortization of deferred funding costs	51	108
Depreciation & amortization	2,775	2,800
Amortization of deferred financing costs	1,936	2,910
Stock-based compensation	(787)	443
Equity in earnings of LBS Income Fund	(8)	—
Change in fair value of consumer claim advances	(31,661)	(32,274)
Provision for credit losses and other assets	2,765	2,297
Origination of consumer claim advances	(48,727)	(56,034)
Settlement of consumer claim advances	66,933	69,020
Changes in assets and liabilities:
Commercial claims and other receivables	(7,117)	(12,601)
Prepaid expenses and other assets	(584)	1,204
Accounts payable, accrued expense and lease liability	(3,826)	(3,065)
Net cash (used in) operating activities	(15,792)	(19,208)
Cash flows from investing activities:
Capitalization of internally developed software	(31)	—
Originations of commercial claim advances	(85,219)	(69,722)
Principal collected on commercial claim advances	57,508	38,167
Sales proceeds of Commercial Claim Advances	18,190	—
LP Investment in LBS Income Fund	(977)	—
Net cash (used in) investing activities	(10,529)	(31,555)
Cash flows from financing activities:
Capital distributions	(781)	(624)
Members’ share repurchases	—	(1,201)
Proceeds from notes payable	35,000	—
Payments of notes payable	(50,000)	—
Increase in secured financing facilities	58,688	195,595
Decrease in secured financing facilities	(22,320)	(114,936)
Payments of debt issuance costs	(1,882)	(2,142)
Net cash provided by financing activities	18,705	76,692
Net (decrease) increase in cash, cash equivalents, and restricted cash	(7,616)	25,929
Cash and cash equivalents, restricted cash, beginning of period	32,931	19,589
Cash and cash equivalents, restricted cash end of period	$25,315	$45,518
Cash and cash equivalents	14,787	32,517
Restricted cash	10,528	13,001
Total	$25,315	$45,518
Supplemental cash flow information:
Interest paid	$25,759	$24,330
Income taxes paid	—	—

See notes to accompanying unaudited condensed consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Members’ Equity (unaudited)

($ and shares in 000s)

	Common Shares	Members’ Contribution	Accumulated Deficit	Total
Beginning balance, September 30, 2024	28,061	$280,540	$(54,856)	$225,684
Members’ share repurchases	(140)	(1,201)	—	(1,201)
Members’ capital distribution	—	(624)	—	(624)
Net income	—	—	5,984	5,984
Ending balance, June 30, 2025	27,921	$278,715	$(48,872)	$229,843
Beginning balance, September 30, 2025	27,921	$278,630	$(50,258)	$228,372
Members’ capital distribution	—	(781)	—	(781)
Net income	—	—	2,458	2,458
Ending balance, June 30, 2026	27,921	$277,849	$(47,800)	$230,049

See notes to accompanying unaudited condensed consolidated financial statements

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 1.Description of Business

Description of business:   Cartiga, LLC (the “Company”) (f/k/a Legal Business Services, LLC “LBS”) was formed on April 25, 2019, in the State of Delaware. On March 23, 2022, the Company changed its name and fully rebranded “LBS” as “Cartiga”. The Company began operations on September 12, 2019 (“Acquisition Date”) by completing a series of transactions through which the Company acquired 100% ownership of Plaintiff Funding Holding, LLC (“PFH”), Westbury Management Group (“WMG”), Momentum Funding, LLC (“Momentum”), and Ardec Holdings, LLC (“Ardec”) (collectively, the “Acquisition”). The Company operates as an originator and manager of assets linked to (or secured by) consumer and commercial litigation claims and related advances through its consolidated subsidiaries and conducts business in most states throughout the United States.

On August 15, 2022, the Company consolidated its consumer funding operations of WMG, PFH and Momentum and rebranded the three business units as one legal entity titled Cartiga Consumer Funding, LLC (“Consumer Funding”, “Cartiga Consumer”). Momentum maintains licenses in certain states where it continues to fund advances in its name.

Business Combination

On August 22, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Alchemy Investments Acquisition Corp. 1, (“ALCY”) which is a blank check company formed for the sole purpose of entering into a business combination with another entity, Alchemy Acquisition Holdings, Inc., (“Pubco”) and Alchemy Merger Sub, LLC (“Newco”). Among other provisions, the BCA contains a closing condition that requires ALCY to have minimum cash at closing of $40,000, after deducting transaction expenses (the “Minimum Cash Condition”). In October 2026, the Company waived the Minimum Cash Condition, as permitted by the BCA. As a result of the waiver, the ALCY sponsor will forfeit a portion of its ALCY ordinary shares at closing, based on the amount of cash available at closing, in accordance with the BCA. See Note 17. If the transactions contemplated by the BCA are consummated, (i) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc., (ii) thereafter, Newco will merge with and into the Company with the Company surviving the merger and continue its existence as a controlled subsidiary of Pubco and (iii) the Company’s existing limited liability company agreement will be amended and restated to, among other things, make Pubco the sole managing member of Cartiga. As a result of the foregoing, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and the current equity holders of the Company will initially retain their equity ownership in the Company in the form of post-merger units of the Company.

LBS Income Fund

During April 2026, the Company launched the LBS Income Fund. See Note 9 – LBS Income Fund for additional information.

Co-Counsel and Consulting Arrangements

During the nine months ended June 30, 2026, the Company, through BrightRidge Legal, LLC (formerly known as Cartiga Legal, LLC) (“BrightRidge Legal”), a wholly-owned subsidiary of the Company licensed by the Supreme Court of Arizona as an alternative business structure, served as co-counsel with, and/or consultant to, unaffiliated law firms in various mass and single event tort matters. This represents a new line of business distinct from the Company’s consumer and commercial claim advance operations. This activity was ongoing as of June 30, 2026 and has continued through the date these unaudited condensed consolidated financial statements were issued. See Note 3 – Summary of Significant Accounting Policies for the Company’s accounting policy for these arrangements.

Note 2.Liquidity and Going Concern Considerations

Management has evaluated whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these unaudited condensed consolidated financial statements are issued, in accordance with ASC 205-40, Presentation of Financial Statements—Going Concern.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

As of June 30, 2026, the Company had approximately $817 of unsecured notes payable maturing in October 2026, $31,200 of senior secured notes payable maturing in April 2027, and $159,912 outstanding under the Commercial Funding Revolver, which matures in August 2027 (see Note 10. Secured Financing Facilities). In addition, on July 17, 2026 and September 24, 2026, the Company obtained approximately $22,500 and $2,500, respectively, of financing secured by certain commercial claim advances (the “July 2026 Financing” and the “September 2026 Financing,” respectively), in each case maturing approximately 120 days from issuance (see Note 17. Subsequent Events). These upcoming maturities represent significant financial obligations due within one year after the date these unaudited condensed consolidated financial statements are issued and, before consideration of management’s plans, raise substantial doubt about the Company’s ability to continue as a going concern.

In performing its going concern assessment, management considered the Company’s history of successfully refinancing its debt obligations, including the refinancing transaction completed in June 2026 described below, available liquidity, projected cash flows from operations, borrowing capacity under existing financing arrangements, the collateralized nature of its asset-backed financing arrangements (the Commercial Funding Revolver, the July 2026 Financing and the September 2026 Financing), and all debt obligations expected to become due within one year after the issuance date of these unaudited condensed consolidated financial statements.

Management expects to satisfy the October 2026 and April 2027 debt maturities through a combination of forecasted cash flows from operations, available liquidity, refinancing activities, and other capital raising initiatives, including the anticipated business combination transaction. Management expects to satisfy the August 2027 maturity of the Commercial Funding Revolver by renewing the facility with the existing lender or refinancing it with another lender prior to maturity, consistent with the Company’s extension of the facility’s Revolving Period and maturity in August 2025. The Commercial Funding Revolver, the July 2026 Financing and the September 2026 Financing are each secured by a first-priority interest in specifically pledged commercial claim advances, and amounts available under the Commercial Funding Revolver are determined by reference to eligible collateral (see Note 10. Secured Financing Facilities). Because these obligations are underwritten primarily on the basis of the pledged claim advances, management believes they can be renewed or refinanced more readily than the Company’s senior secured notes, which are secured by the Company’s residual interest in its assets after satisfaction of its asset-backed financing facilities and are therefore more dependent on the Company’s overall financial position and access to capital markets. The Company expects to satisfy its obligations under the July 2026 Financing and the September 2026 Financing from financing the pledged commercial claim advances under the Commercial Funding Revolver, consistent with the borrowing capacity under existing financing arrangements considered in this assessment. In June 2026, the Company completed a refinancing transaction (the “June 2026 Refinancing”) pursuant to which it issued $33,800 aggregate principal amount of senior secured notes maturing in June 2031 and, together with cash on hand, repaid its $50,000 unsecured notes that matured in June 2026 (see Note 11. Notes Payable). The June 2026 Refinancing was completed on terms consistent with the financing arrangements contemplated in management’s plans described above. The Company’s ability to complete future refinancing or capital raising transactions depends on market conditions, the Company’s financial position and leverage, and other factors outside its control, and there can be no assurance that such transactions will be completed on the terms assumed, or at all.

Based on management’s evaluation of these plans, management believes it is probable that the Company will be able to meet its obligations as they become due within one year after the issuance date of these unaudited condensed consolidated financial statements. Accordingly, management concluded that substantial doubt about the Company’s ability to continue as a going concern has been alleviated. Management’s conclusion is based on plans, assumptions, and forecasts that are inherently uncertain and subject to change, and actual results may differ from those anticipated.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 3.Summary of Significant Accounting Policies

Basis of financial statement presentation:The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company has one reportable segment, which includes the Company’s commercial claim advances and consumer claim advances. All intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements present the Company’s financial position as of June 30, 2026 and September 30, 2025, and the results of its operations and its cash flows for the nine-month periods ended June 30, 2026 and 2025.

In management’s opinion, the unaudited condensed consolidated financial statements contain all adjustments, which include normal and recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the interim periods presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures that are typically included in annual financial statements have been condensed or omitted. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended September 30, 2025. The consolidated results and statements of cash flows for these unaudited interim financial statements are not necessarily indicative of the results of operations or cash flows for the respective full years or any other period.

Management estimates and assumptions:The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Future events and their effects on these estimates and assumptions cannot be predicted with certainty; accordingly, accounting estimates and assumptions require the exercise of judgment. Accounting estimates and assumptions used in the preparation of these unaudited condensed consolidated financial statements can change as new events occur, more experience is acquired, additional information is obtained and the operating environment changes.

Cash and cash equivalents:The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all money market funds to be cash and cash equivalents. The Company maintains demand deposits with financial institutions, the balance of which from time to time may exceed the federally insured amounts. The Company has not experienced any losses in such accounts and does not believe such amounts present a significant credit risk.

Restricted cash:Restricted cash represents cash held in lock box accounts and collections (transfer) accounts for certain Consumer and Commercial claim advances financed by bankruptcy remote special purpose vehicles (“SPV”), the balances of which are held for the benefit of the creditor of the borrowing facility and are used to pay down such facility.

The Company has not experienced any losses in such accounts and does not believe such amounts present significant credit risk. As of June 30, 2026, cash and cash equivalents and restricted cash totaling $25,315 includes cash and cash equivalents of $14,787 and restricted cash of $10,528. As of September 30, 2025, cash and cash equivalents and restricted cash totaling $32,931 includes cash and cash equivalents of $19,775 and restricted cash of $13,156.

Claim Advances and Receivables

Consumer claim advances

Consumer litigation claim advances arise from claimants who are seeking capital while they pursue personal injury or other legal claims against a third party. The Company underwrites the claimant’s underlying legal claims and assesses the probability of a positive result in the claimant’s favor and provides financial advances to assist claimants with immediate financial needs while awaiting the resolution of their legal claims. The Company originates consumer claim advances, which are assets secured by an interest in the claimant’s future legal claim proceeds, through Cartiga Consumer and Momentum. The Company’s consumer claim advances represent the purchasing of a share of the monetary recoveries received by the claimant upon resolution of their legal case. In most states where the Company operates, these contracts are structured such that the claimant sells and assigns an interest in the proceeds of their legal claim in exchange for immediate cash proceeds. In certain states, due to regulatory requirements, consumer

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

claim advances are structured as loans. Although these contracts do not release the claimant from repayment obligations, the Company does not pursue collections if the underlying claim is unsuccessful.

Advances are provided on a non-recourse basis such that the Company does not require repayment of the claim advance or accrued fees if a claimant is unsuccessful in collecting their legal claim. The Company’s consumer claim advances do not have a stated maturity date, are not predicated on the credit worthiness of the consumer, and the repayment proceeds are received by the Company only when a case has been settled in the court system.

The Company accounts for its consumer claim advances as derivatives in accordance with ASC 815 — Derivatives and Hedging. These advances are measured at fair value on the balance sheet, with changes in fair value recognized in earnings. These contracts meet the definition of a derivative under ASC 815 as they derive their value from the underlying legal claims, involve minimal initial net investment, and provide for settlement contingent on the outcome of the legal claims. The Company estimates the fair value of consumer claim advances using an internal discounted cash flow model. The Company purchases consumer claim advances from claimants with pending legal claims.

Advances accrue value over time, either through a simple or compounding yield methodology. The realized yield over time is dependent on the duration that the advance remains outstanding as well as the successful resolution of the claim with sufficient proceeds to repay all lienholders. Repayments, consisting of the funded amount plus accrued fees, are typically received directly from the claimant’s attorney upon settlement or legal judgment.

Commercial claim advances

Commercial litigation claim advances arise from law firms seeking capital while awaiting the resolution of legal cases. The Company underwrites the law firm’s underlying case value and assesses the probability of a successful outcome. The Company originates commercial claim advances, which are assets secured by the law firm’s contingent legal fees receivable, by providing capital to the law firms awaiting the resolution of the underlying cases. The commercial claim advances effectively represent the purchase of a share of any income that the law firms receive from attorneys’ fees related to cases that are successfully resolved. Commercial claim advances contain a stated maturity date and have recourse to the law firm that requires repayment regardless of case outcomes.

The Company accounts for its commercial claim advances in accordance with ASC 310 — Receivables. These advances are carried at amortized cost, plus accrued fees, net of an allowance for credit losses. The Company accounts for its credit losses under ASC 326 — Financial Instruments — Credit Losses.

The Company’s commercial claim advances are secured by contingent legal fees receivable by the law firm resulting from settled or pre-settled litigation matters. These advances may be structured as an individual advance or a series of advances, and the advances can be secured by contingent legal fees associated with either a single settled case or a portfolio of cases.

Fee revenue is generated on commercial claim advances through the accrual of a contractual rate, calculated on a simple interest basis, which is earned over the period that the advance remains outstanding.

From time to time, the Company enters into transactions involving existing commercial claim receivables whereby previously outstanding receivables are repaid and replaced with newly originated commercial claim receivables. These transactions are subject to the Company’s standard underwriting and approval processes and generally involve updated case developments, revised collateral profiles, modified contractual terms and, in certain cases, additional funding commitments.

The Company evaluates each transaction based on its specific facts and circumstances, including the economic substance of the arrangement, changes in contractual terms, updated underwriting analyses, and any additional funding provided. For transactions determined to represent the repayment of an existing receivable and the origination of a new receivable, the Company records the repayment within collections and the replacement funding as a new origination.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Transfers of financial assets

The Company periodically transfers Commercial claim advances to the LBS Income Master Fund under a purchase agreement. The Company accounts for such transfers in accordance with ASC 860, Transfers and Servicing. A transfer is accounted for as a sale when the transferred advances have been isolated from the Company, the transferee obtains the right to pledge or exchange the advances free of conditions that constrain it from taking advantage of that right, and the Company does not maintain effective control over the transferred advances. When the Company decides to sell identified commercial claim advances, those advances are reclassified from held for investment to held for sale and measured at the lower of amortized cost basis or fair value. Advances held for sale are outside the scope of ASC 326, and the allowance for credit losses allocated to them is reversed through the provision for credit losses at the date of reclassification. Upon a transfer accounted for as a sale, the Company derecognizes the transferred advances and recognizes a gain or loss equal to the difference between the purchase price received and the carrying amount of the advances transferred. Accordingly, no allowance release is included in the gain or loss on sale. Because each pool is approved and transferred within the same reporting period, no commercial claim advances were classified as held for sale at June 30, 2026.

The Company retains servicing responsibility for the advances it transfers and receives a servicing fee under the related servicing agreement. A servicing asset or servicing liability is recognized at fair value at the date of transfer unless the benefits of servicing are determined to be just adequate to compensate the Company for its servicing obligation, in which case no servicing asset or servicing liability is recognized. Management reassesses that determination at each reporting date. Servicing fees are recognized in revenue, and not netted against the Company’s servicing costs, as the related services are performed. Servicing fees are accounted for under ASC 860-50, Transfers and Servicing—Servicing Assets and Liabilities, and are outside the scope of ASC 606. No servicing asset or liability was recorded as of June 30, 2026.

Investment in LBS Income Fund

The Company, through a wholly owned feeder fund, holds a limited partner interest in the LBS Income Master Fund (the “Master Fund”). The Company also serves as the general partner and investment manager of the Master Fund. Management evaluated the Master Fund under Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and concluded that, although the Company has continuing involvement with the Master Fund through its general partner, investment management and limited partner interests, it is not the primary beneficiary of the Master Fund. Accordingly, the Master Fund is not consolidated. The Company’s investment is accounted for under the equity method of accounting because the Company has the ability to exercise significant influence over the operating and financial policies of the Master Fund but does not control the Master Fund. Under the equity method, the investment is initially recorded at cost and subsequently adjusted for the Company’s proportionate share of the Master Fund’s earnings or losses, distributions received, and any basis differences, as applicable. As the Master Fund is an investment company that measures its investments at fair value, the Company’s share of the Master Fund’s earnings or losses reflects changes in the fair value of the Master Fund’s underlying claim advances.

Management Fee Revenue

The Company, through Cartiga Manager, LLC, a consolidated subsidiary, serves as investment manager to the LBS Income Master Fund and earns management fees pursuant to the fund’s governing agreements. Management fee revenue is recognized over time as the related investment management services are provided in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Investment management services represent a single performance obligation consisting of a series of distinct services satisfied over time. Management fees are based on the Master Fund’s assets and are variable consideration; because the fees relate specifically to the Company’s efforts in each period, they are allocated to and recognized in the period in which the services are performed. Incentive compensation is variable consideration and is recognized only when it is probable that a significant reversal of cumulative revenue recognized will not occur, which generally occurs when the applicable performance hurdles have been met and the amount is no longer subject to adjustment. No incentive compensation was recognized for the nine months ended June 30, 2026.

See Note 9 for further details related to LBS Income Fund.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Co-Counsel and Consulting Arrangements

During the nine months ended June 30, 2026 and in subsequent periods, the Company, through BrightRidge Legal, LLC (formerly known as Cartiga Legal, LLC) (“BrightRidge Legal”), a wholly-owned and consolidated subsidiary licensed by the Supreme Court of Arizona as an alternative business structure, entered into various co-counsel and/or consulting arrangements with unaffiliated law firms in tort matters representing individuals and corporate and quasi-governmental entities in various environmental, product liability, public nuisance, personal injury and antitrust matters. Arizona’s alternative business structure program permits a licensed entity to engage in the practice of law notwithstanding ownership by persons who are not licensed attorneys and permits law firms to share legal fees with the alternative business structure under certain circumstances. Under written co-counsel and/or consulting agreements, BrightRidge Legal agrees to perform various legal and/or non-legal support and advisory functions for the applicable law firm, and legal fees are apportioned among the law firm and BrightRidge Legal in accordance with those agreements and the law firm’s applicable contingent fee agreements with clients. This activity represents a new line of business, distinct from the Company’s consumer and commercial claim advance operations and was ongoing as of June 30, 2026.

The Company accounts for these arrangements under ASC 606, Revenue from Contracts with Customers. The consideration to which the Company expects to be entitled is contingent upon the successful resolution of the underlying claims and accordingly represents variable consideration subject to constraint. The Company includes such consideration in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur, which the Company expects generally to be upon settlement of, or entry of final judgment with respect to, the underlying claims. No revenue was recognized in respect of these arrangements for the nine months ending June 30, 2026, and no related contract assets or receivables are recorded in the accompanying unaudited condensed consolidated balance sheets. Costs incurred in connection with these arrangements are expensed as incurred.

Mass tort matters typically resolve over multi-year periods and frequently in large, aggregated settlements. Because costs are incurred in periods preceding those in which any related revenue is recognized, and because any such revenue is expected to be recognized upon resolution rather than ratably, revenue and net income attributable to these arrangements are expected to be irregular between periods and may be concentrated in the periods in which the underlying claims resolve. The results of operations for the periods presented are not indicative of results that may be reported in future periods.

New accounting pronouncements

ASU 2024-03 — Disaggregation of Income Statement Expenses (DISE)

In November 2024, the FASB issued ASU 2024-03, Income Statement Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), which requires additional disclosures disaggregating certain expense captions presented on the income statement. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its financial statement disclosures.

ASU 2025-05 — Financial Instruments—Credit Losses (Topic 326): Amendments to the Measurement of Expected Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, which amends certain aspects of the Company’s existing credit loss accounting under ASC 326 by providing optional practical expedients and accounting policy elections intended to simplify the estimation of expected credit losses for current accounts receivable and current contract assets. The guidance is effective for annual reporting periods beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact of ASU 2025-05 on its unaudited consolidated financial statements and related disclosures. The Company has not yet determined whether it will elect any of the optional practical expedients or accounting policy elections permitted under the new guidance.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

ASU 2025-06 — Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements

In 2025, the FASB issued Accounting Standards Update (“ASU”) 2025-06, which provides targeted improvements to the accounting for internal-use software under ASC 350-40. The guidance is effective for annual reporting periods beginning after December 15, 2027, including interim reporting periods within those annual reporting periods, with early adoption permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact of ASU 2025-06 on its unaudited condensed consolidated financial statements and related disclosures and has not yet determined the timing of adoption or the effect, if any, the guidance will have on its unaudited condensed consolidated financial statements.

ASU 2025-07 — Derivatives and Hedging (Topic 815) and Revenue From Contracts With Customers (Topic 606): Derivatives Scope Refinements and Scope Clarification for Share-Based Noncash Consideration From a Customer in a Revenue Contract

In September 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-07, which refines the scope of ASC 815, Derivatives and Hedging, by expanding certain scope exceptions for non-exchange-traded contracts and clarifies the accounting for share-based noncash consideration received from a customer under ASC 606, Revenue from Contracts with Customers. The guidance is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of ASU 2025-07 on its unaudited condensed consolidated financial statements and related disclosures and has not yet determined the timing of adoption or the effect, if any, the guidance will have on its unaudited condensed consolidated financial statements.

Note 4.Segment Reporting

In accordance with ASU 2023-07, the Company discloses certain revenue and expense categories that are regularly provided to the Company’s Chief Operating Decision Maker (“CODM”) as part of the measure of segment profit or loss. The Company’s CODM is its Chief Executive Officer. The CODM’s primary profit measure is net income. Other significant categories reviewed by the CODM are shown below:

	Nine Months Ended June 30,
	2026	2025
Total revenue	$55,347	$59,262
Total expenses	$52,889	$53,278
Operating income	$27,983	$30,836
Net Income	$2,458	$5,984
Total Assets	$621,078	$613,460

Additionally, the CODM regularly reviews operating results, including income and expense categories, at the same level as presented in the Company’s statements of operations to evaluate performance. The measure of segment assets is reported on the accompanying unaudited condensed consolidated balance sheets as total assets. Substantially all revenue is generated, and all assets are held in the U.S. for all periods presented.

Note 5.Claim Advances

Consumer claim advances

Consumer claim advances, at fair value, consisted of the following:

	June 30,	September 30,
	2026	2025
Consumer Claims:
Outstanding advance (notional amount)	$165,146	$159,145
Fair Value Adjustment	72,063	64,609
Ending Balance	$237,209	$223,754

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Commercial claim advances

Commercial claim advances consisted of the following:

	June 30, 2026	September 30, 2025
Commercial Claims:
Principal	$226,475	$217,731
Accrued fees	82,157	75,091
Unamortized deferred costs	147	106
Allowance for credit losses	(6,559)	(4,518)
Total	$302,220	$288,410

The following table presents an aging of the principal funded amount of commercial claim advances since origination date:

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
As of	6 Months	Months	Months	Months	Months	Months	Total
June 30, 2026	39,982	45,518	39,913	23,550	21,662	55,850	226,475
Total	$39,982	$45,518	$39,913	$23,550	$21,662	$55,850	$226,475

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
As of	6 Months	Months	Months	Months	Months	Months	Total
September 30, 2025	52,561	33,461	33,086	27,387	38,285	32,951	217,731
Total	$52,561	$33,461	$33,086	$27,387	$38,285	$32,951	$217,731

The Company evaluates its commercial claim advances for potential nonaccrual classification at the end of each reporting period. Advances are placed on nonaccrual status when adverse case developments or other relevant factors indicate that full collection of the outstanding balance is doubtful. Management’s assessment generally considers a combination of factors rather than any single indicator. Such factors may include, but are not limited to, unfavorable litigation outcomes, extended duration of the underlying case or advance, accrued fees that are significant relative to the expected recovery, or other circumstances that may impair the attorney’s ability to repay the obligation in full.

When an advance is placed on nonaccrual status, the Company ceases accruing contractual fees prospectively. Previously accrued but uncollected fees are evaluated for collectability and are reversed as a reduction of fee revenue in the period management determines that such amounts are uncollectible.

As of June 30, 2026, and September 30, 2025, outstanding principal funded of commercial claim advances on non-accrual status totaled $35,052 and $23,703, respectively. For the nine months ended June 30, 2026, and 2025, the Company recognized $1,504, and $850, respectively, of fee revenue on advances designated as nonaccrual. Such amounts represent fees accrued during the period prior to the date the respective advances were placed on nonaccrual status. The Company also reversed previously accrued revenue of $5,832, and $2,128, respectively, for the nine months ended June 30, 2026 and 2025.

Changes in the allowance for credit losses related to commercial claim advances are as follows:

	June 30,
	2026	2025
Beginning Balance	$4,518	$2,553
Provision for credit losses	3,298	2,830
Charge-offs	(1,257)	(1,786)
Ending Balance	$6,559	$3,597

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

The following table presents a reconciliation of the Provision for credit losses:

	June 30,
	2026	2025
Provision for credit losses
Post acquisition commercial funding receivables	$3,298	$2,830
Portfolio One (Note 8)	(533)	(533)
Total	$2,765	$2,297

The following table presents a summary of gross commercial principal charge-offs by age, as of:

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
Nine months ended,	6 Months	Months	Months	Months	Months	Months	Total
June 30, 2026	—	—	50	307	857	43	1,257
Total	$—	$—	$50	$307	$857	$43	$1,257

	Under	6 – 12	12 – 24	24 – 36	36 – 48	48+
Nine months ended,	6 Months	Months	Months	Months	Months	Months	Total
June 30, 2025	—	—	21	131	107	1,527	1,786
Total	$—	$—	$21	$131	$107	$1,527	$1,786

Note 6.Fair Value Measurements

Fair value is estimated based on a hierarchy that categorizes the use of observable and unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability and are based on independent market data. Unobservable inputs are inputs that reflect the Company’s own assumptions about those that a market participant would use in pricing the asset or liability. The fair value hierarchy categorizes the inputs to the valuation methodologies into three levels whereby the highest priority level is given to Level 1 and the lowest is given to Level 3.

The Company’s Consumer claim advances and Preferred securities are re-measured at fair value on a recurring basis. The significant assumptions used in estimating the fair value of those securities are presented below. The carrying amounts and the estimated fair values of financial assets and liabilities that are measured on a recurring basis or disclosed, but not measured, at fair value are as follows:

	June 30, 2026
	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3
Cash equivalents	$11,202	$11,202	$11,202	$—	$—
Commercial claim advances	302,220	298,003	—	—	298,003
Consumer claim advances, at fair value	237,209	237,209	—	—	237,209
Secured financing facilities	313,376	316,934	—	—	316,934
Notes payable	64,200	66,057	—	—	66,057
Preferred securities, at fair value	203	203	—	—	203

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

	September 30, 2025
	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3
Cash equivalents	$18,069	$18,069	$18,069	$—	$—
Commercial claim advances	288,410	286,783	—	—	286,783
Consumer claim advances, at fair value	223,754	223,754	—	—	223,754
Secured financing facilities	275,979	282,514	—	—	282,514
Notes payable	80,175	80,464	—	—	80,464
Preferred securities, at fair value	203	203	—	—	203

Consumer claim advances, at fair value

The Company utilizes an internally developed discounted cash flow model to estimate the fair value of its consumer claim advances, which represents its best estimate of the value to be received in an orderly market transaction as of the reporting date. The discounted cash flow model utilizes a combination of contractual, internal, and external valuation assumptions, and incorporates historical data, case-specific insights, and projections for the expected cash flows from each funded case. The use of unobservable inputs creates inherent uncertainty in the determination of the fair value of consumer claim advances, and the fair value of such advances are sensitive to changes in discount rates, loss rates and the expected timing of case resolution, which could cause the underlying cash flows to be received faster or slower than expected.

The Company notes that it utilizes four significant unobservable inputs in its discounted cash flow model:

(i)	the expected timing of future cash collections,
(ii)	the expected amount of recoveries (MOIC “Multiple on Invested Capital”; 1.20x — 2.52x, as of June 30, 2026, and 1.19x — 2.54x, as of September 30, 2025)
(iii)	the discount rate (7.79% and 7.24%, as of June 30, 2026 and September 30, 2025, respectively)
(iv)	loss rate (14.00% and 10.87%, as of June 30, 2026 and September 30, 2025, respectively)

The expected timing and amount of future cash collections are developed based on the Company’s historical portfolio performance, including observed case resolution timing, realized settlement and judgment outcomes, recovery rates, write-offs, and recent experience across comparable case types. Management incorporates this historical information through the use of case specific collection curves, which reflect both the timing and amount of expected future cash collections, inclusive of amounts not expected to be recovered.

The discount rate applied in the DCF (discounted cash flow) valuation reflects the time value of money and the risks inherent in consumer funding advances, including uncertainty in litigation outcomes, variability in case resolution timing, and collection risk. The discount rate is determined at the portfolio level and applied consistently to the projected cash flows for each monthly vintage cohort.

Loss rates used in the discounted cash flow valuation represent management’s estimate of the portion of consumer claim advances that may not be recovered due to adverse litigation outcomes. These assumptions are based on the historical and expected performance of funded cases, including matters that are resolved without sufficient settlement, or judgment proceeds to fully repay the advance. The loss rate reflects inherent performance risk rather than counterparty credit or collection risk, which historically has been immaterial.

The Company estimates the life of the consumer claim advance portfolio to be 90 months, and 85 months, respectively as of June 30, 2026, and September 30, 2025. The weighted average life of the consumer claim advances was 28.34 months and 25.9 months as of June 30, 2026, and September 30, 2025, respectively. The weighted average life is an estimate of the expected average duration of the portfolio and is calculated based on the timing of the monthly cash flows divided by the expected total cash flows of the portfolio.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

The Company utilizes a discount adjustment technique when calculating the fair value of the consumer claim advances using our discounted cash flow model. The interest rate used to discount the cash flows was 7.79% and 7.24% as of June 30, 2026 and September 30, 2025, respectively. An increase in the weighted average life and the discount rate will decrease the fair value of consumer claim advances, whereas a decrease in the weighted average life and the discount rate will increase the fair value of consumer claim advances.

The following table presents a reconciliation of the change in fair value of consumer claim advances:

	Nine Months ended June 30,
	2026	2025
Beginning balance	$223,754	$207,126
Origination of funded assets	48,727	56,034
Realized settlement of funded assets	(66,933)	(69,020)
Change in fair value	31,661	32,274
Ending balance	$237,209	$226,414

The following table presents a reconciliation of the gain on Consumer Advances, net:

	Nine Months ended June 30,
	2026	2025
Gain on Consumer Advances Reconciliation:
Change in Fair Value	31,661	32,274
Broker Fees	(2,512)	(2,171)
Gain on Consumer Advances, Net	29,149	30,103

Net unrealized gains recognized for the nine months ended June 30, 2026 and 2025, were $10,688 and $7,679, respectively. The amount of unrealized gains of the consumer claim advances was calculated by analyzing the change in fair value of consumer claim advances that remained on the balance sheet as of the end of each respective reporting period. These amounts are recorded in Change in fair value of consumer claim advances in the unaudited condensed consolidated statements of operations.

Preferred Securities:  Preferred securities issued by WMG, a subsidiary of the Company, are recorded at fair value, which equaled $203 as of both June 30, 2026 and September 30, 2025. Fair value is estimated using observable inputs from arm’s-length transactions and is reassessed under ASC 820 (Fair Value Measurement) as of each reporting date, with no material change identified for the nine months ended June 30, 2026.

The Company’s other financial assets and liabilities not measured at fair value include Cash and cash equivalents, Commercial claim advances, secured financing facilities and notes payable.

Commercial claim advances:  Cartiga’s commercial claim advances are carried at amortized cost, plus accrued fees, net of lifetime expected credit losses, in accordance with ASC 326 (Financial Instruments – Credit Losses). The fair value is estimated based on a discounted cash flow model using unobservable market inputs.

Secured financing facilities:  Secured borrowings consist of both fixed and market rate borrowings under consumer claim advance and commercial claim advance financing facilities. Borrowings under all such arrangements are carried at outstanding amounts plus accrued interest, net of deferred issuance costs. For market rate debt, outstanding principal approximates fair value. For fixed rate debt, fair value is determined using third party market data based on changes in interest rates and the Company’s credit spreads. When determining fair value of each debt type, the Company has excluded deferred debt issuance costs which are included in the carrying value.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Notes Payable:   Notes payable consist of senior secured and unsecured notes issued or acquired by the Company, with remaining maturities between four and sixty months at June 30, 2026. The fair value of the Company’s notes payable was estimated using a discounted cash flow method. The Company has identified the expected future cash flows, including periodic interest payments and principal repayment at maturity, and discounted the cash flows to their present value using the current market yield for debt with similar terms, security and credit risk. The market yield reflects the rate investors would require for comparable risk and term.

Note 7.Goodwill and Intangible Assets

The valuation of the Company’s goodwill and certain intangible assets was established from the Acquisition described in Note 1. The balance of goodwill on the Company’s unaudited condensed consolidated financial statements was $35,602, at both June 30, 2026 and September 30, 2025.

Intangible assets, which are subject to amortization, include the Company’s customer relationships, trade names and acquired intellectual property.

Amortization of intangible assets is included in depreciation and amortization in the Company’s unaudited condensed consolidated statements of operations. Amortization expense was $2,178 and $2,262, for the nine months ended June 30, 2026, and 2025, respectively.

Amortization of customer relationships and trade names are based on estimated lives varying from five to eighteen years using double-declining and straight-line methods, respectively. The acquired intellectual property is amortized over a five-year period.

Note 8.Prepaid Expenses and Other Assets

The Company’s prepaid expenses and other assets consist of other finance receivables, short-term prepaid operating expenses, and internally developed software expenses.

Prepaid Operating Expenses:Periodically, the Company will pay for goods or services in advance for benefits in future periods. These expenses are generally recognized as assets on the balance sheet and then subsequently expensed on a straight-line basis over the applicable periods when the benefits are realized. Prepaid operating expenses include rent, insurance premiums, subscriptions, and other similar costs. These expenses are recognized as operating expenses in the unaudited condensed consolidated statements of operations. Total prepaid operating expenses are $546 and $532 as of June 30, 2026, and September 30, 2025, respectively, and are reflected in the unaudited condensed consolidated balance sheets.

Internally Developed IT Software:The Company invests in internally developed software to fund certain corporate growth initiatives that will provide future economic benefits to the Company. The Company has capitalized certain costs associated with these development efforts, which are generally amortized straight-line over five years. These capitalized costs, which are included in Prepaid and Other Assets in Company’s accompanying unaudited condensed consolidated financial statements, were as follows:

	June 30, 2026	September 30, 2025
Internally Developed IT Software	$3,796	$3,765
Accumulated amortization	(2,560)	(1,963)
Net	$1,236	$1,802

Other Receivables

Other receivables consist of promissory notes issued to the Company by certain individuals (collectively, the “Buyers”) who sold shares in the entities that were acquired in the Acquisition. Some of the Buyers are limited partners in one of the funds which owns the Company’s Common Shares.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

On the Acquisition Date, the Company acquired a discrete portfolio of consumer claim advances (“Portfolio One”). The Company subsequently sold the rights, title and interest in Portfolio One back to the Buyers. As consideration for this transaction, the Buyers released $11,475 of cash and Common Shares that had been held in escrow related to the Acquisition and issued non-recourse promissory notes in the amount of $16,826, which are secured by cash and/or the Company’s common shares pledged by certain of the Buyers.

The promissory notes do not require cash repayment and will be settled through realization of the pledged shares. Settlement is expected to occur upon a liquidity or other monetization event that establishes the value of the pledged shares. The carrying value of the note therefore fluctuates with changes in the estimated fair value of the pledged shares. No cash proceeds have been received to date.

The Company has determined the promissory notes associated with Portfolio One to be impaired and has reduced the value of the promissory notes to equal the Company’s Common Shares pledged by the Buyers. These changes in value are equal to the decrease in fair value of the pledged Common Shares and are included in provision for credit losses on the Company’s unaudited condensed consolidated statements of operations. The net carrying value of the note was $5,737 at June 30, 2026, and $5,204 as of September 30, 2025, based on the fair value of the pledged Common Shares.

Other receivables related to Portfolio One consisted of the following:

	June 30, 2026	September 30, 2025
Portfolio One (related party)	$13,346	$13,346
Allowance	(7,609)	(8,142)
Total	$5,737	$5,204

Total other prepaid and other receivables are summarized below:

	June 30,	September 30,
Prepaid expenses and other assets	2026	2025
Portfolio One (related party)	5,737	5,204
LBS Income Fund (related party, note 14)	33	—
Lease security deposits	81	82
Prepaid expenses	546	532
Internally developed IT software	1,236	1,802
Other	16	—
Total	7,649	7,620

Note 9. LBS Income Fund

On April 15, 2026, the Company launched the LBS Income Master Fund (the “Master Fund”), an investment vehicle established to invest in litigation finance assets with the objective of generating investment returns for its investors. The Master Fund provides a source of third-party capital that enables the Company to originate and manage additional Commercial and Consumer claim advances beyond those funded through the Company’s balance sheet.

Upon its launch, the Master Fund acquired Commercial claim advances from the Company comprising outstanding principal of $17,598 and fees accrued through the cutoff date of $592, an aggregate amortized cost basis of approximately $18,190. The transfers were effected under a purchase agreement at a purchase price equal to the outstanding principal amount of each advance plus fees accrued through the applicable cutoff date, which equals the amortized cost basis of the advances. Management evaluated the transfers under ASC 860, Transfers and Servicing, and concluded that the Company surrendered control over the transferred advances and that the transfers qualify for sale accounting. Because the purchase price equaled the amortized cost basis of the transferred advances, no material gain or loss was recognized on the transfers during the nine months ended June 30, 2026. Upon the decision to sell, the transferred advances were reclassified from held for investment to held for sale, and the allowance for credit losses allocated to them

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

was reversed through the provision for credit losses. The Company received cash proceeds equal to the purchase price. As servicer, the Company collects amounts due on the transferred advances on behalf of the Master Fund and remits those collections to the Master Fund; such collections are not cash flows of the Company.

The Company retains continuing involvement with the transferred advances as servicer. The Company services the transferred advances under a servicing agreement with the Master Fund and receives a servicing fee of 0.50% per annum of the pool balance as of the last day of each calendar quarter. Management determined that the servicing fee constitutes adequate compensation for the servicing obligation and, accordingly, no servicing asset or servicing liability was recognized as of June 30, 2026.

The Company, through consolidated subsidiaries, holds a limited partner interest of approximately 5.1% in the Master Fund as of June 30, 2026, and serves, through consolidated subsidiaries, as the general partner and investment manager of the Master Fund. The Company is involved in the origination and underwriting of litigation finance advances that may be acquired by the Master Fund and, in its capacity as investment manager, is responsible for servicing and managing the Master Fund’s investments. In consideration for its investment management services, the Company earns management fees in accordance with the Master Fund’s governing agreements and may also earn performance-based incentive compensation if specified investment return thresholds are achieved.

The Company’s investment in the Master Fund, held through consolidated subsidiaries, is accounted for under the equity method of accounting because the Company has the ability to exercise significant influence over the Master Fund but does not control it. Under the equity method, the investment is initially recorded at cost and subsequently adjusted for the Company’s proportionate share of the Master Fund’s earnings or losses, less distributions received.

Variable Interest Entity

The Master Fund is a variable interest entity because its limited partners, as a group, lack substantive rights to remove the general partner or to participate in significant decisions affecting the Master Fund. Management determined that the Company is not the primary beneficiary of the Master Fund and therefore does not consolidate it. In reaching that conclusion, management determined that the management fee and the incentive compensation are commensurate with the services provided and include only terms customarily present in arrangements negotiated at arm’s length, and accordingly do not represent variable interests, and that the Company’s limited partner interest does not represent an obligation to absorb losses of, or a right to receive benefits from, the Master Fund that could potentially be significant to the Master Fund. These determinations require significant judgment and are reassessed as facts and circumstances change, including upon changes in the Company’s ownership interest or the Master Fund’s capital structure.

The Master Fund is financed through the capital commitments and contributions of its limited partners. The Company has not provided, and does not intend to provide, financial or other support to the Master Fund that it was not contractually required to provide.

The Company’s capital commitment to the Master Fund was fully funded as of June 30, 2026, and the Company had no remaining unfunded commitment as of that date. Accordingly, the Company’s maximum exposure to loss as a result of its involvement with the Master Fund is limited to the carrying amount of its investment of $985. Creditors of the Master Fund do not have recourse to the general credit of the Company.

As of June 30, 2026, the carrying value of the Company’s investment in the Master Fund was $985 and is included in Investment in LBS Income Fund in the accompanying unaudited condensed consolidated balance sheets.

See Note 14 for more information on related party transactions involving the LBS Income Fund.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 10.Secured Financing Facilities

The Company maintains various secured financing facilities related to its commercial and consumer claim advances. These facilities consist of bank lending facilities as well as securitization indebtedness, which contain certain financial and performance covenants that are usual and customary. The following table presents a summary of the Company’s secured financing facilities:

					Outstanding Balance(1)
Facility	Maturity	Interest Rate	Total Capacity	Available Capacity	6/30/2026	9/30/2025
Commercial Funding Revolver	August 2027	SOFR + 4.53%	$185,000	$25,088	$159,413	$127,503
Consumer Funding Revolver	October 2028	Prime + 0.5%	75,000	63,304	11,430	6,300
CAFT 25	February 2039	7.09% - 8.34%	144,000	—	142,533	142,176
Total Secured Financing Facilities			$404,000	$88,392	$313,376	$275,979
(1)	Carrying value is presented net of unamortized deferred financing costs of $2,232 and $3,260 as of June 30, 2026 and September 30, 2025, respectively.

Commercial Funding Revolver:The Company maintains a senior secured revolving credit facility (the “Commercial Funding Revolver”), to fund commercial claim advances.

In July of 2024, the Company amended this facility to create two classes of borrowings, which consist of a $160,000 Class A borrowing and a $25,000 Class B borrowing. This amendment increased the borrowing capacity to $185,000 and increased the advance rate to 95% of eligible advances, as defined in the agreement. The Class A borrowings bear interest at the Secured Overnight Financing Rate (“SOFR”) plus 3.60%. The Class B borrowings bear interest at SOFR plus 10.5%. The facility also includes a 0.25% unused commitment fee on the unused portion of the line of credit, which is included in interest expense in the Company’s unaudited condensed consolidated statements of operations. During August of 2025, the Company extended the Revolving Period and maturity date of the Commercial Funding Revolver through August 2027.

Consumer Funding Revolver:The Company maintains a senior secured revolving credit facility (the “Consumer Funding Revolver”), to fund Consumer claim advances. The maximum amount available under the Consumer Funding Revolver is $75,000.

The Consumer Funding Revolver allows the Company to borrow up to 90% of its eligible advances, as defined in the agreement. Borrowings under the Revolver are available on a revolving basis through October 2027 (the “Revolving Period”), subject to the maintenance of sufficient eligible collateral. Repayment of the Consumer Funding Revolver is at the end of the first anniversary of the Revolving Period, October 2028. The facility borrowings bear interest at Prime + 0.5%. The facility also includes a 0.25% unused commitment fee on the unused portion of the line of credit, which is included in interest expense in the Company’s unaudited condensed consolidated statements of operations.

Cartiga Asset Finance Trust 2025-01:On January 28, 2025, the Company, through a sponsored subsidiary SPV (“CAFT 25”), borrowed $144,000 in a series of Class A and Class B notes (“CAFT 25 Notes”), bearing interest at 7.09% and 8.34%, respectively. The proceeds from CAFT 25 were used to fully repay the outstanding balance of its Consumer Funding Revolver and call the outstanding balances of CAFT 22 and CAFT 23. CAFT 25 has been deemed a Variable Interest Entity (“VIE”) for accounting purposes, and the Company determined that it is the primary beneficiary. Accordingly, the Company has included its financial results in the financial statements for all periods presented. Consumer claim advances were pledged as collateral to the CAFT 25 Notes. The facility is structured with a two-year revolving reinvestment period through February 28, 2027, and collections can be reinvested to pledge new claim advances subject to eligibility requirements. After the revolving reinvestment period, all cash collections from the pledged advances will be used to pay principal and interest of the notes.

The Company was in compliance with all debt covenants related to its secured financing facilities as of June 30, 2026, and September 30, 2025.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

The following table summarizes the contractual maturity dates and principal amounts of the Company’s secured financing facilities, as of June 30, 2026 for the fiscal year-ended September 30:

Contractual Maturity Date	Amount Due
2026	—
2027	159,912
2028	—
2029	11,696
2030	—
Thereafter	144,000
Total Principal Payments	315,608
Unamortized debt issuance costs	(2,232)
Total	$313,376

Note 11.Notes Payable

In June 2026, the Company completed a refinancing transaction to strengthen its capital structure and extend the maturity profile of a portion of its outstanding indebtedness. As part of the refinancing, the Company issued $33,800 aggregate principal amount of senior secured notes bearing interest at 11.5% and maturing in June 2031. The proceeds from the issuance, together with cash on hand, were used to repay in full the Company’s outstanding $50,000 unsecured notes that matured in June 2026. In connection with the refinancing, the principal amount outstanding under the Company’s April 2027 senior secured notes increased by $1,200, from $30,000 to $31,200. Additionally, the interest rate on the April 2027 senior secured notes increased from 10.5% to 11.5%, and the credit rating assigned to those notes improved from BB+ to BBB. The senior secured notes are secured by the Company’s residual interest in its assets, after satisfaction of obligations under the Company’s secured financing facilities described in Note 10. Secured Financing Facilities.

The below table summarizes the Company’s notes payable as follows:

					Outstanding Balance(1)
Description	Issue	Maturity	Interest rate	Rating	6/30/2026	9/30/2025
Senior Notes - 2026	June 2021	June 2026	9.0%	BBB	$—	$49,700
Senior Notes - 2027	April 2022	April 2027	11.5%	BBB	31,016	29,658
Senior Notes - 2031	June 2026	June 2031	11.5%	BBB	32,367	—
Other Unsecured Notes	Various	October 2026	8.0%	N/A	817	817
Total Notes Payable					$64,200	$80,175
(1)	Carrying value is presented net of unamortized deferred financing costs of $1,617 and $642 as of June 30, 2026 and September 30, 2025, respectively.

The following table summarizes the contractual maturity dates and principal amounts of the Company’s notes payable, as of June 30, 2026 for the fiscal year-ended September 30:

Contractual Maturity Date	Amount Due
2026	$—
2027	32,017
Thereafter	33,800
Total	65,817
Unamortized debt issuance costs	(1,617)
Total	$64,200

The Company was in compliance with all debt covenants related to its notes payable as of June 30, 2026, and September 30, 2025.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 12.Leasing

The Company accounts for its leases in accordance with ASC 842, Leases. At June 30, 2026, the Company has six operating real estate leases utilized for general operational office purposes. The weighted average duration of leases is 1.63 years. The Company’s discount rate used in calculating the present value of its leases is 7.85%. The Company’s operating lease costs totaled $864, and $853, for the nine months ended June 30, 2026, and 2025, respectively. During the nine months ended June 30, 2026, cash paid for amounts included in the measurement of operating lease liabilities was $1,013.

There were no material changes to the Company’s operating leases during the nine months ended June 30, 2026.

Note 13.Commitments and Contingencies

The Company’s business is subject to regulation and supervision by various governmental authorities, including various state agencies that license our consumer and commercial claim advance origination and servicing activities. The Company is regularly subject to examinations, inquiries, and requests from governmental authorities, and must comply with a number of consumer protection, commercial lending and other laws and regulations, as well as federal and local bankruptcy rules. In addition, the Consumer Financial Protection Bureau (the “CFPB”) may have the ability to regulate the Company. The CFPB also has the authority to promulgate regulations that could affect the Company’s business.

The following are descriptions of the Company’s significant legal and regulatory matters:

26 Court Street Litigation

In the matter of 26 Court Street Associates, LLC v. Plaintiff Funding Holding Inc. et al., adjudicated in Supreme Court of the State of New York County of Kings, Index No. 530214/2021, the owner of real estate at 26 Court Street in Brooklyn, New York, alleged the Company and Cartiga Consumer Funding, LLC (collectively, the “Cartiga Defendants”) are liable to pay past and future rent under a lease on those premises, even though the Cartiga Defendants never signed the lease and there was no written assignment of the lease to the Cartiga Defendants, as required for a valid assignment pursuant to the express terms of the lease. Following fact discovery, on September 26, 2023, the Cartiga Defendants moved for summary judgment and on November 6, 2023, the plaintiff filed a cross-motion for summary judgment. On November 30, 2023, the court denied the Cartiga Defendants’ motion and granted the plaintiff’s cross-motion.

On July 1, 2024, the Company filed an appellate brief with the Supreme Court of the State of New York Appellate Division — Second Department. On August 26, 2024, the plaintiff filed its response brief and on September 25, 2024, the Company filed its reply brief. On February 24, 2025, the trial court held a hearing on damages and on March 19, 2025, the trial court issued a judgment awarding the plaintiff approximately $1,112 in total damages. Oral argument was held in front of the Supreme Court of the State of New York Appellate Division — Second Department in March 2026 and the parties await a decision on the appeal. The Company has posted bond pending appeal. The Company continues to believe that it has no liability to pay rent under the applicable lease and intends to vigorously defend against the allegations through the appellate process.

Other Matters

Currently, and from time to time, the Company is involved in claims, suits, and legal proceedings. While the Company is unable to determine the ultimate outcome of any current litigation or regulatory actions, the Company does not expect that their resolution will have a material adverse effect on our financial condition, results of operations or liquidity.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 14.Related Party Transactions

Melodeon

Two members of the Company’s Board – one of whom is also the President and Chief Executive Officer of the Company – are executive officers of Melodeon LBS GP, LLC and general partners of Melodeon Capital Partners, LP. Melodeon LBS GP, LLC is the initial General Partner of the investment funds, which have a controlling interest in the Company. Melodeon Capital Partners, LP is the investment manager of the Company and, in such capacity, provides asset management services to the Company, subject to oversight by the Company’s Board, and receives management fees from the Company in accordance with the terms of an investment management agreement. The management fees are payable monthly and calculated as a percentage of the net capital contributions of the investment funds’ net adjusted capital contributions, subject to certain adjustments (as defined in the investment funds’ agreements). Such management fees were $2,134, for both the nine months ended June 30, 2026, and 2025.

Two Buyers, who were former officers of the Company, are party to the promissory notes receivables (see Note 8) and have pledged their common shares of the Company as collateral to the promissory notes.

Transactions with Melodeon

During the nine months ended June 30, 2026, the Company paid $781 of operating expenses on behalf of Melodeon. Because these amounts are not subject to a stated repayment obligation, they are reflected as distributions to members in the accompanying condensed consolidated statement of changes in members’ equity. No related party receivable from Melodeon was outstanding as of June 30, 2026.

LBS Income Fund

The Company serves as the general partner and investment manager of the LBS Income Fund and holds a limited partner investment in the Fund. In its capacity as investment manager, the Company earns management fees and may earn performance-based incentive compensation pursuant to the Fund’s governing agreements. Under those agreements, Cartiga Manager, LLC, a consolidated subsidiary of the Company, is the Fund’s investment manager. The Fund pays the management fee to Melodeon Capital Partners, LP, which acts solely as a collection agent and remits the full fee to Cartiga Manager, LLC under a corporate and administrative services agreement between those parties. Melodeon Capital Partners, LP does not retain any portion of the fee or provide investment management services to the Fund, and the Company recognizes the full management fee as revenue. During the nine months ended June 30, 2026, the Company earned management fees of $38 and servicing fees of $18 from the Fund; no incentive compensation was earned for the period. During the period, the Fund purchased Commercial claim advances from the Company with an aggregate amortized cost basis of approximately $18,190, at a purchase price equal to that amortized cost basis, as described in Note 9. As of June 30, 2026, amounts due from the Fund totaled $33. There were no comparable transactions or balances in the prior-year period, as the Fund was launched in April 2026. See Note 9 – LBS Income Fund for additional information.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 15.Earnings per share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding, adjusted for the effects of all potential dilutive common shares.

	Nine Months ended June 30,
(in 000’s, except shares and per share data)	2026	2025
Net income attributable to Cartiga common shareholders	$2,458	$5,984
Basic average common shares outstanding	27,920,675	27,967,762
Fully diluted average common shares outstanding	27,920,675	27,967,762
Basic earnings per share	$0.09	$0.21
Diluted earnings per share	$0.09	$0.21

Note 16.Share-Based Compensation

The Company has two incentive compensation plans for purposes of providing equity-based compensation to eligible participants. The Incentive Compensation Plan (the “Executive Plan”) provides share-based incentive awards to certain members of the executive team, and is effective as of September 2, 2020 and amended on January 28, 2025. The Employee Incentive Compensation Plan (the “Employee Plan”) provides incentive awards to employees not on the executive team and is effective April 23, 2021, and amended on June 25, 2021, May 19, 2022 and January 26, 2023. Both plans are administered by the Company’s Board of Directors. The participants under the Executive Plan and the Employee Plan bear the same economic risk as equity holders even after the shares are vested because the shares have redemption features that are based on distributions to the common members or a sale of the Company. The Company accounts for its shares issued under the Executive Plan and Employee Plan as liability awards since the awards provide for cash settlement.

The Company recognized a liability for share-based awards of $4,604, as of June 30, 2026, and $5,391 as of September 30, 2025 which are included in accounts payable and accrued expenses on the unaudited condensed consolidated balance sheets. The Company recognized a decrease in liability of $787 and an increase in liability of $443, for the nine months ended June 30, 2026, and 2025, respectively, which are included in employee cost on the Company’s unaudited condensed consolidated statements of operations.

The liability-classified awards are remeasured at fair value at each reporting date based on the Company’s estimated enterprise value. For the quarter ended June 30, 2026, the Company estimated fair value internally utilizing a market multiples approach, which incorporated changes in comparable company multiples and other relevant market-based indicators.

The underlying valuation framework continues to utilize a combination of discounted cash flow and market multiple approaches and incorporates significant unobservable inputs, including projected cash flows, discount rates, market comparable multiples, and assumptions regarding the expected timing of a liquidity event.

The liability associated with the Company’s liability-classified stock compensation awards decreased from $5,391 as of September 30, 2025 to $4,604 as of June 30, 2026. The decrease was primarily attributable to the forfeiture of liability-classified awards with a fair value of approximately $1,137 during the period. This reduction was partially offset by an increase in the fair value of the remaining outstanding awards resulting from an increase in the estimated value of the Company’s equity and the vesting of additional awards during the period.

CARTIGA, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

($ in 000s except shares and per share data)

Note 17.Subsequent Events

The Company has evaluated subsequent events through October 23, 2026, the date on which the unaudited condensed consolidated financial statements were issued. Except as disclosed below, there were no subsequent events which would require adjustment to or disclosure in the accompanying unaudited condensed consolidated financial statements.

Subsequent Financing Transactions

On July 17, 2026, and September 24, 2026, the Company completed two financing transactions secured by certain commercial claim advances. Approximately $22,500 and $2,500, respectively, of financing was obtained pursuant to the transactions. All proceeds of the transactions were used by the Company to finance the pledged commercial claim advances. The pledged commercial claim advances were originated on the same date in connection with the consolidation and refinancing of existing advances to a single law firm borrower. Each financing has a 120-day term and the Company intends to repay its obligations thereunder through a combination of selling the pledged commercial claim advances to the LBS Income Master Fund or otherwise and financing the subject commercial claim advances under the Company’s Commercial Funding Revolver, subject to the eligibility requirements of that facility. Because the obligations are secured by the pledged commercial claim advances, management expects the advances to serve as the basis for that refinancing.

Transfer of Commercial Claim Advances

On August 18, 2026, September 10, 2026 and October 16, 2026, the Company transferred commercial claim advances to the Master Fund for total consideration of approximately $11,978, $510 and $570, respectively, and recognized a gain of approximately $432, $12 and $13, respectively, on the transfers.

Waiver of Minimum Cash Condition

In October 2026, the Company delivered a written waiver of the Minimum Cash Condition under the BCA. As a result, closing of the business combination is no longer contingent on a PIPE financing or on ALCY having a minimum amount of cash at closing. The waiver has no effect on the Company’s unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2026.

HOROWITZ & ULLMANN, P.C.

Certified Public Accountants

A member of the AICPA Center for Audit Quality New York State Society of CPAs PCAOB registered	232 Madison Avenue Suite 1200 New York, NY 10016 Telephone: (212) 532-3736 Facsimile: (212) 545-8997 E-mail: cpas@horowitz-ullmann.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Director and Stockholder
of Alchemy Acquisition Holdings, Inc.

Opinion

We have audited the accompanying financial statements of Alchemy Acquisition Holdings, Inc. (a Delaware corporation), which comprise the balance sheet as of September 30, 2025, and the related statements of income, retained earnings, and cash flows for the period from June 11, 2025 (inception) to September 30, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchemy Acquisition Holdings, Inc. as of September 30, 2025, and the results of its operations and its cash flows for the period from June 11, 2025 (inception) to September 30, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Alchemy Acquisition Holdings, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Alchemy Acquisition Holdings, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Alchemy Acquisition Holdings, Inc.’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Alchemy Acquisition Holdings, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Horowitz & Ullmann, P.C.

New York, NY

May 4, 2026

ALCHEMY ACQUISITION HOLDINGS, INC.

BALANCE SHEET

SEPTEMBER 30, 2025

ASSETS
OTHER ASSETS
Organization costs	$367
TOTAL ASSETS	$367
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$367
Total current liabilities	367
STOCKHOLDER’S EQUITY
Common stock – $0.0001 par value, authorized 1,000 shares,
issued one share	—
Paid-in capital	1,000
Stock subscription receivable	(1,000)
Retained earnings	—
Total stockholder’s equity	—
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$367

The accompanying independent auditor’s report and notes are an integral part of these financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

FOR THE PERIOD FROM JUNE 11, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

NET INCOME	$—
RETAINED EARNINGS, BEGINNING OF THE PERIOD	—
RETAINED EARNINGS, END OF PERIOD	$—

The accompanying independent auditor’s report and notes are an integral part of these financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 11, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in organization costs	(367)
Increase in accounts payable	367
Total adjustments	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	—
NET INCREASE IN CASH	—
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$—

The accompanying independent auditor’s report and notes are an integral part of these financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Description of Business

Alchemy Acquisition Holdings, Inc. (the “Company”) was incorporated in the State of Delaware on June 11, 2025. The Company was created to facilitate the merger of a special purpose acquisition company (the “SPAC”) and its target company. After the business combination, the Company will become the surviving entity and the fiscal year end of the Company will be the same as the target company which is September 30.

As of August 22, 2025, the Company is a party to a business combination agreement by and among Alchemy Investments Acquisition Corp 1, Alchemy Merger Sub, LLC, Cartiga, LLC and Halle Benett, a representative of holders of Cartiga’s securities.

There is no income or loss recognized for the period from June 11, 2025 (inception) to September 30, 2025, covered by these financial statements. The Company has only incurred minimal organization costs which have been accrued but not paid.

2.	Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States of America (“GAAP”).

3.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

4.	Income Taxes

Income taxes are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740-10. There is no income or loss recognized for the period from June 11, 2025 (inception) to September 30, 2025. Therefore, no tax provision has been recorded.

Management has determined that there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest and penalties on any income tax liability would be reported as interest expense. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analysis of tax laws, regulations, and interpretations thereof as well as other factors.

The Company’s federal and state income tax returns for the year ended September 30, 2025, are subject to examination by the tax authorities, generally for three years from the date of filing.

5.	Subsequent Events

All subsequent events have been evaluated through May 4, 2026, the date on which the financial statements were available to be issued.

The Company did not identify any subsequent events that required adjustment or disclosure in the financial statement.

HOROWITZ & ULLMANN, P.C.

Certified Public Accountants

A member of the AICPA Center for Audit Quality New York State Society of CPAs PCAOB registered	232 Madison Avenue, Suite 1200 New York, NY 10016 Telephone: (212) 532-3736 Facsimile: (212) 545-8997 E-mail: cpas@horowitz-ullmann.com

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Board of Director and Stockholder
of Alchemy Acquisition Holdings, Inc.

We have reviewed the accompanying financial statements of Alchemy Acquisition Holdings, Inc. (a Delaware Corporation), which comprise the balance sheet as of June 30, 2026, and the related statements of income and retained earnings and cash flows for the nine months then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagement in accordance with the Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Alchemy Acquisition Holdings, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Horowitz & Ullmann, P.C.

New York, NY

October 16, 2026

ALCHEMY ACQUISITION HOLDINGS, INC.

BALANCE SHEET

JUNE 30, 2026

ASSETS
OTHER ASSETS
Organization costs	$367

TOTAL ASSETS	$367

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$367

Total current liabilities	367

STOCKHOLDER’S EQUITY
Common stock - $0.0001 par value, authorized 1,000 shares, issued 1 share	—
Paid-in capital	1,000
Stock subscription receivable	(1,000)
Retained earnings	—

Total stockholder’s equity	—

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$367

See independent accountant’s review report and accompanying notes to financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

FOR THE NINE MONTHS ENDED JUNE 30, 2026

NET INCOME	$—

RETAINED EARNINGS, BEGINNING OF THE PERIOD	—

RETAINED EARNINGS, END OF PERIOD	$—

See independent accountant’s review report and accompanying notes to financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED JUNE 30, 2026

CASH FLOWS FROM OPERATING ACTIVITIES

Net income for the period	$—

NET CASH PROVIDED BY OPERATING ACTIVITIES	—

NET INCREASE IN CASH	—

CASH AT BEGINNING OF PERIOD	—

CASH AT END OF PERIOD	$—

See independent accountant’s review report and accompanying notes to financial statements.

ALCHEMY ACQUISITION HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Description of Business

Alchemy Acquisition Holdings, Inc. (the “Company”) was incorporated in the State of Delaware on June 11, 2025. The Company was created to facilitate the merger of a special purpose acquisition company (the “SPAC”) and its target company. After the business combination, the Company will become the surviving entity, and the fiscal year end of the Company will be the same as the target company which is September 30.

As of August 22, 2025, the Company is a party to a business combination agreement by and among Alchemy Investment Acquisition Corp 1, Alchemy Merger Sub, LLC, Cartiga LLC and Halle Bennett, a representative of holders of Cartiga’s securities.

There is no income or loss recognized for the period from October 1, 2025 to June 30, 2026, covered by these financial statements. The Company has only incurred minimal organization costs which have been accrued but not paid.

2.	Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with the accounting principles generally accepted in the United States of America (“GAAP”).

3.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

4.	Income Taxes

Income taxes are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740-10. There is no income or loss recognized for the period from October 1, 2025 to June 30, 2026. Therefore, no tax provision has been recorded.

Management has determined that there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest and penalties on any income tax liability would be reported as interest expense. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analysis of tax laws, regulations, and interpretations thereof as well as other factors.

The Company’s federal and state income tax returns for the year ended September 30, 2025, are subject to examination by the tax authorities, generally for three years from the date of filing.

5.	Subsequent Events

All subsequent events have been evaluated through October 16, 2026, the date on which the financial statements were available to be issued.

The Company did not identify any subsequent events that required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Alchemy Investments Acquisition Corp 1

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Alchemy Investments Acquisition Corp 1 (the “Company”) as of December 31, 2025, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 9, 2026. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to September 9, 2026, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond September 9, 2026 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2021 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Boston, MA
April 8, 2026

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Alchemy Investments Acquisition Corp 1

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Alchemy Investments Acquisition Corp 1 (the “Company”) as of December 31, 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the 2024 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before September 9, 2025. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to September 9, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond September 9, 2025 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2021 through 2025.

Boston, MA
April 3, 2025

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$55,020	$181,174
Prepaid expenses - current	23,885	65,446
Total current assets	78,905	246,620
Investments held in Trust Account(2)	8,813,038	11,851,808
Organization costs	367	—
Total Assets	$8,892,310	$12,098,428

Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$777,895	$722,599
Accrued expenses	840,241	352,061
Accrued expenses - related party	22,883	197,225
Accrued interest expenses - related party	162,303	27,972
Promissory note - related party	1,710,000	530,000
Total current liabilities	3,513,322	1,829,857
Deferred underwriting fee payable	5,175,000	5,175,000
Total Liabilities	8,688,322	7,004,857

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value, 737,543 and 1,061,963 at redemption value of $11.81, and $10.98 as of December 31, 2025, and December 31, 2024, respectively(2)(3)	8,713,037	11,661,807

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 3,470,499 shares issued and outstanding (excluding 737,543 and 1,061,963 shares subject to possible redemption as of December 31, 2025 and December 31, 2024, respectively) as of December 31, 2025 and December 31, 2024, respectively(1)(2)(3)	348	348
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2025 and December 31, 2024, respectively(1)	—	—
Accumulated deficit	(8,509,397)	(6,568,584)
Total Shareholders’ Deficit	(8,509,049)	(6,568,236)
Total Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit	$8,892,310	$12,098,428
(1)	On October 22, 2024, the Company issued an aggregate of 2,874,999 shares of its Class A ordinary shares, par value $0.0001 per share to Sponsor, and the holder of the Company’s Class B ordinary shares, par value $0.0001 per share, upon the conversion of an equal number of Class B Shares. The Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there are 14,970,499 Class A Shares and one Class B Share issued and outstanding.
(2)	On November 7, 2024, 10,438,037 Class A ordinary shares were redeemed, leaving 4,532,462 Class A Shares, which includes the 2,874,999 Class A Shares that were issued in exchange for the Class B Shares on October 22, 2024, and one Class B Share. As a result, $114,357,720 (or $10.95 per share) was removed from the Company’s trust account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After the redemptions, $11,851,808 remains in the Company’s trust account.
(3)	On September 11, 2025, 324,420 Class A ordinary shares were redeemed, leaving 4,208,042 Class A shares. As a result, $3,791,334 (or approximately $11.68 per share) was removed from the Company’s trust account to pay such redeeming shareholders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After redemptions, approximately $8,619,296 will remain in the Company’s trust account.

The accompanying notes are an integral part of these consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2025	2024
Operating and formation costs	$1,429,215	$1,192,408
Loss from operations	(1,429,215)	(1,192,408)
Other income (expense):
Gain on investments held in Trust Account	454,060	5,454,963
Dividend income	11,239	12,981
Interest expense - related party	(134,331)	(27,972)
Total other income (expense)	330,968	5,439,972
Net (loss) income	$(1,098,247)	$4,247,564
Basic and diluted weighted average shares outstanding, Class A ordinary shares- redeemable(1)(2)(3)	963,033	9,955,742
Basic and diluted net (loss) income per share, Class A ordinary shares-redeemable	$(0.25)	$0.32
Basic and diluted weighted average shares outstanding, Class A ordinary shares-non redeemable(1)	3,470,499	1,146,870
Basic and diluted net (loss) income per share, Class A ordinary shares-non-redeemable	$(0.25)	$0.32
Basic and diluted weighted average shares outstanding, Class B ordinary shares-non-redeemable(1)	1	2,323,630
Basic and diluted net (loss) income per share, Class B ordinary shares-non-redeemable	$(0.25)	$0.32
(1)	On October 22, 2024, the Company issued an aggregate of 2,874,999 shares of its Class A ordinary shares, par value $0.0001 per share to Sponsor, and the holder of the Company’s Class B ordinary shares, par value $0.0001 per share, upon the conversion of an equal number of Class B Shares. The Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. Following the Conversion, there are 14,970,499 Class A Shares and one Class B Share issued and outstanding.
(2)	On November 7, 2024, 10,438,037 Class A ordinary shares were redeemed, leaving 4,532,462 Class A Shares, which includes the 2,874,999 Class A Shares that were issued in exchange for the Class B Shares on October 22, 2024, and one Class B Share. As a result, $114,357,720 (or $10.95 per share) was removed from the Company’s trust account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After the redemptions, $11,851,808 remained in the Company’s trust account.
(3)	On September 11, 2025, 324,420 Class A ordinary shares were redeemed, leaving 4,208,042 Class A shares. As a result, $3,791,334 (or approximately $11.68 per share) was removed from the Company’s trust account to pay such redeeming shareholders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After redemptions, approximately $8,619,296 will remain in the Company’s trust account.

The accompanying notes are an integral part of these consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For the Year Ended December 31, 2025
					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2025	3,470,499	$348	1	$—	$—	$(6,568,584)	$(6,568,236)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(842,566)	(842,566)
Net loss	—	—	—	—	—	(1,098,247)	(1,098,247)
Balance at December 31, 2025	3,470,499	$348	1	$—	$—	$(8,509,397)	$(8,509,049)

	For the Year Ended December 31, 2024
					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2024	595,500	$60	2,875,000	$288	$—	$(5,361,185)	$(5,360,837)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(5,454,963)	(5,454,963)
Conversion of Class B to Class A ordinary shares	2,874,999	288	(2,874,999)	(288)	—	—	—
Net income	—	—	—	—	—	4,247,564	4,247,564
Balance at December 31, 2024	3,470,499	$348	1	$—	$—	$(6,568,584)	$(6,568,236)

The accompanying notes are an integral part of these consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(1,098,247)	$4,247,564
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held in trust account	(454,060)	(5,454,963)
Changes in operating assets and liabilities:
Organization costs	(367)	—
Security deposit held in trust account for extension	(298,504)	(90,000)
Prepaid expenses	41,561	118,226
Prepaid expenses - non-current	—	57,726
Accounts payable	55,296	5,136
Accrued expenses	488,177	309,643
Accrued expenses - related party	134,331	120,128
Accrued interest expense - related party	(174,341)	27,972
Net cash used in operating activities	(1,306,154)	(658,568)
Cash Flows from Investing Activities:
Cash redemption from Trust Account	3,791,334	114,357,720
Cash Flows from Financing Activities:
Proceeds from promissory note, related party	1,180,000	530,000
Redemption of Class A ordinary shares	(3,791,334)	(114,357,720)
Net cash provided by (used in) financing activities	1,180,000	(113,827,720)
Net Change in Cash and Cash Equivalents	(126,154)	(128,568)
Cash and cash equivalents - Beginning of period	181,174	309,742
Cash and Cash Equivalents - End of period	$55,020	$181,174
Supplemental disclosure of noncash financing activities:
Subsequent remeasurement of Class A common stock subject to redemption to redemption amount	$842,567	$5,454,962
Conversion of Class B to Class A ordinary shares	$—	$288

The accompanying notes are an integral part of these consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Alchemy Investments Acquisition Corp 1 (the “Company”) is a blank check company incorporated in Cayman Islands on October 27, 2021. The Company was formed for the purpose of entering into a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company has two wholly owned subsidiaries, Alchemy Acquisition Holdings, Inc. (the “PubCo”), a Delaware corporation, formed on June 11, 2025, and Alchemy Merger Sub, LLC (the “NewCo”), a Delaware limited liability company, formed as a wholly owned subsidiary of PubCo on June 10, 2025. On July 1, 2025, the Company subscribed for 1,000 shares in PubCo and indirectly owned NewCo. The only activity Pubco had during the period ended December 31, 2025 was the accrual of organization costs, and the NewCo was inactive.

As of December 31, 2025, the Company had not commenced any operations. All activity from October 27, 2021 (inception) through December 31, 2025 relates to the Company’s formation and initial public offering (“Initial Public Offering”), and subsequent pursuit of a target company to affect a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2023. On May 9, 2023, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $115,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of and issued 538,000 and 57,500 private placement shares to Alchemy DeepTech Capital LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (the “Underwriter”), respectively (together, the “Private Placement Shares”) at a price of $10.00 per share, generating gross proceeds of $5,955,000, which is described in Note 4. The Private Placement Shares are identical to the Class A Ordinary Shares included in the units sold in the Initial Public Offering, except that the Private Placement Shares: (i) are not transferable, assignable, or salable until 30 days after the completion of our initial business combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Private Placement Shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any Private Placement Shares held by them in connection with a shareholder vote to approve an amendment to our Second Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our Amended and Restated Memorandum and Articles of Association prior thereto or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Private Placement Shares held by them if we fail to complete our initial Business Combination within 18 months from the closing of the Initial Public Offering and (iv) vote any Private Placement Shares held by them in favor of our initial Business Combination.

Following the closing of the Initial Public Offering on May 9, 2023, an amount of $116,725,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Transaction costs related to the issuances described above amounted to $9,088,588, consisting of $2,300,000 of cash underwriting fees, $5,175,000 of deferred underwriting fees and $1,613,588 of other offering costs. In addition, on December 31, 2025, $55,020 of cash and cash equivalents were held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, will be held in a trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company provides the holders (the “Public Shareholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders are entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account, plus any investment income earned thereon (less taxes payable). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the Underwriter (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity. If the Company seeks shareholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and Public Shares in connection with the completion of a Business Combination.

On May 4, 2023, and in connection with the IPO, the Company adopted an Amended and Restated Memorandum and Articles of Association. The Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor has

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or during any Extension Period (as defined below) or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (the “Combination Period”) and the Company’s shareholders have not further amended the Amended and Restated Memorandum and Articles of Association to extend such Combination Period (the “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including investment income earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period.

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period. However, the Sponsor is entitled to liquidating distributions from the Trust Account with respect to its Public Shares if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. The Underwriter has agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or during any Extension Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), or any claim by a taxing authority, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On August 22, 2025, Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (“ALCY” or the “Company”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly owned subsidiary of ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Merger Sub”), Cartiga, LLC, a Delaware limited liability company (“Cartiga”), and Halle Benett, as the

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

representative of the holders of Cartiga’s securities (the “Sellers’ Representative”). ALCY, Pubco, Merger Sub and Cartiga are sometimes referred to collectively as the “Parties.”

The Business Combination Agreement was unanimously approved by all of ALCY’s disinterested directors on August 19, 2025. Pursuant to the Business Combination Agreement, (a) ALCY will domesticate from the Cayman Islands to Delaware by merging with and into Pubco, with Pubco surviving the merger and changing its name to Cartiga Holdings, Inc. (the “Domestication”), (b) after the Domestication, Merger Sub will merge with and into Cartiga, with Cartiga surviving the merger as the surviving company (“OpCo”) and becoming a wholly owned subsidiary of Pubco (the “Merger”), and (c) the existing limited liability company agreement of OpCo will be amended and restated to, among other things, make Pubco the sole managing member of OpCo. The Merger and the other transactions contemplated by the Agreement are collectively referred to as the “Business Combination”, and as a result of the Business Combination, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and sometimes referred to herein as “New Cartiga.”

Following the time of the closing (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) of the Business Combination, the combined company will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which substantially all of the assets and the business of the combined company will be held by Cartiga. The combined company’s business will continue to operate through Cartiga and its subsidiaries. In connection with the Closing, Pubco will change its name to “Cartiga Holdings, Inc”. This organizational structure will allow the holders of limited liability company equity interests of Cartiga to retain their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units. Those investors who, prior to the Business Combination, held ALCY Class A Ordinary Shares or ALCY Class B Ordinary Shares will, by contrast, hold their equity ownership in Pubco, which is a domestic corporation for U.S. federal income tax purposes.

In connection with the Domestication, (i) every outstanding ALCY Class A Ordinary Share, ALCY Class B Ordinary Share, ALCY Preference Share, ALCY Unit and ALCY Warrant shall convert to an equal number of shares of Pubco Class A Common Stock, shares of Pubco Class B Common Stock, shares of Pubco Preferred Stock, Pubco Units and Pubco Warrants, respectively, then, (ii) after giving effect to redemptions occurring in connection with the Business Combination, each ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Pubco (each a share of “Pubco Class A Common Stock”); (iii) each then issued and outstanding warrant of ALCY will become exercisable for one share of Pubco Class A Common Stock (“Pubco Warrant”), pursuant to the Warrant Agreement, dated as of May 4, 2023, by and between ALCY and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each then issued and outstanding ALCY Unit shall separate and convert automatically into one share of Pubco Class A Common Stock, and one-half of one Pubco Warrant.

Following the Domestication of ALCY to the State of Delaware, Newco will merge with and into Cartiga, with Cartiga surviving the Merger in accordance with the terms and subject to the conditions of the Business Combination Agreement. Following the Merger, the separate limited liability company existence of Newco shall cease, and Cartiga shall continue as the OpCo.

Under the Business Combination Agreement, Pubco has agreed to acquire all of the limited liability equity interests (the Company Equity Interests) of the Company for $540,000,000 (the “Equity Value”), comprised of the Merger Consideration (as defined below). “Merger Consideration” means a number of units of equity interests in OpCo (“OpCo Units”) and shares of Class B voting non-economic common stock (“Class B Common Stock”) in Pubco, in each case equal to (a) the quotient obtained by dividing (a) the Equity Value by (b) $10.00 multiplied by (i) the number of Company Equity Interests owned by each Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

ALCY shall complete the Domestication prior to the effective time of the Merger (the “Effective Time”). At the Effective Time, by virtue of the Merger and without any further action on the part of any party to the Business Combination Agreement or otherwise, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into each Seller’s right to receive their respective Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Newco that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of ALCY, be converted into an aggregate number of OpCo Units equal to the number of shares of

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately prior to the Effective Time. Each share of the Pubco Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Pubco Class A Common Stock. No certificates or scrip representing fractional ALCY Ordinary Shares will be issued pursuant to the Business Combination.

Immediately following the closing, New Cartiga’s board of directors will consist of no more than seven (7) directors, of which the Company has the right to designate six (6) directors and Alchemy DeepTech Capital, LLC has the right to designate one (1) director. At the Closing, all of the respective officers of ALCY and Pubco shall resign and the following individuals, which may be the same officers as those of the Company, are expected to be appointed as the officers of New Cartiga: Samuel Wathen, President and Chief Executive Officer; Michael Bogansky, Executive Vice President, Chief Financial Officer; James Brady, Executive Vice President, Head of Commercial Funding; and Ryan Melcher, Executive Vice President, General Counsel & Corporate Secretary.

ALCY will prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, that will include a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus, and call an extraordinary general meeting of the holders of ALCY Ordinary Shares to vote at the meeting (the “Extraordinary Meeting”). The approval of the post-Closing organizational documents and the Domestication require a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The affirmative vote of a simple majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the Extraordinary Meeting is required to approve the Business Combination Agreement, the Business Combination and certain other actions related thereto as provided in the Companies Act, the Current Charter and applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

ALCY, Pubco, Newco and the Company have made customary representations, warranties and covenants in the Business Combination Agreement, including, among other things, covenants with respect to the conduct of the business of ALCY and the Company prior to the closing of the Business Combination. The Parties have also agreed to customary “no shop” obligations. The representations and warranties of ALCY, Pubco, Newco and the Company will not survive the closing of the Merger.

The Closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (a) the applicable ALCY shareholder and the Company’s member approvals shall have been obtained; (b) there shall have been no Company Material Adverse Effect or Buyer Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (c) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000; (e) Pubco’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by Nasdaq so that immediately following the Merger, New Cartiga satisfies all applicable initial listing requirements of Nasdaq; and (f) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Ancillary Agreements. “Ancillary Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the A&R Registration Rights Agreements, the Lock-up Agreements, the OpCo LLCA, the Shareholders’ Agreement, the Tax Receivable Agreement and the Exchange Agreement (each as defined below).

If, at closing, the Available Closing Buyer Cash is less than $40,000,000 and Cartiga elects to waive the minimum cash condition, the Sponsor will be required to forfeit a portion of its shares in the combined company. The number of shares retained by the Sponsor will be determined according to a tiered schedule based on the actual Available Closing Buyer Cash at closing, with the Sponsor retaining fewer shares as the closing cash decreases. For example, if Available Closing Buyer Cash is at least $35,000,000 but less than $40,000,000, the Sponsor will maintain 3,198,875 shares; if less than $5,000,000, the Sponsor will maintain 1,700,000 shares.

The Business Combination Agreement may be terminated by Pubco or the Company under certain circumstances, including, among others: (a) by mutual written consent of Pubco and the Company; (b) by either Pubco or the Company if the closing of the Business Combination has not occurred on or before May 1, 2026; (c) by either Pubco or the Company if any Governmental Authority (as defined in the Business Combination Agreement) in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; (d) by Pubco if the Company shall have failed to obtain the necessary member approvals; (e) by the Company if ALCY shall have failed to obtain the necessary shareholder approval within forty-five (45) days after the Registration Statement becomes effective; (f) by Pubco upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Business Combination Agreement, or if any representation or warranty of the Company shall have become untrue; provided that Pubco has not waived a Terminating Company Breach (as defined in the Business Combination Agreement) and ALCY, Pubco and Newco are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Pubco may not terminate the Business Combination Agreement so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pubco to the Company; (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ALCY, Pubco or Newco set forth in the Business Combination Agreement, or if any representation or warranty of ALCY, Pubco or Newco shall have become untrue; provided that the Company has not waived a Terminating Buyer Breach (as defined in the Business Combination Agreement) and the Company are not then in material breach of their representations, warranties, covenants or agreements; provided, further, that, if such Terminating Buyer Breach is curable by ALCY, Pubco and Newco, the Company may not terminate the Business Combination Agreement for so long as ALCY, Pubco and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Pubco; (h) by the Company if the Closing has not occurred on or before the 45th day after the date on which Registration Statement is declared effective and the Available Closing Buyer Cash condition has not been met; or (i) by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to compliance with the terms of the Business Combination Agreement, to enter into an definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any required termination fee; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

Support and Non-Redemption Agreement

In connection with the Business Combination Agreement, ALCY, Pubco, certain shareholders of ALCY (“ALCY Securityholders”), the Company and the directors and officers of ALCY entered into a support and non-redemption agreement (the “Support and Non-Redemption Agreement”) providing that, among other things, (a) ALCY Securityholders and the respective directors and officers of each of ALCY and Pubco will vote their equity securities of ALCY in favor of the Parent Proposals (as defined in the Business Combination Agreement), (b) ALCY Securityholders will not exercise their Redemption Rights (as defined in the Business Combination Agreement) and (c) ALCY Securityholders will waive any adjustment to the conversion ratio set forth in the Parent Organizational Documents (as defined in the Business Combination Agreement).

ALCY, Pubco, the Company, and certain equity holders of the Company (the “Company Securityholders”) entered into a support agreement (the “Support Agreement”) providing that, among other things, such Company Securityholders will vote their equity securities of the Company in favor of the transactions contemplated by the Business Combination Agreement and the Merger.

Lock-Up Agreements

ALCY, Pubco, the Company, and the Sellers entered into Lock-up Agreements (the “Lock-up Agreements”) pursuant to which the Pubco Class B Common Stock and OpCo Units included in the Merger Consideration, as well as any Pubco Class A Common Stock exchanged therefor pursuant to the Exchange Agreement (as defined below) they may hold (together referred to as the “Lock-Up Shares”), shall be subject to a lock-up period commencing on the Closing Date and ending on the earlier of (a) the date that is six (6) months after the Closing Date and (b) the date following the Closing Date on which ALCY completes a liquidation, merger, share exchange or other similar transaction that results in all of ALCY’s shareholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that the Lock-up Shares will be released from the lock-up if, subsequent to Closing Date, the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Amended and Restated Registration Rights Agreement

In connection with the Closing, ALCY, Pubco (and subsequent to the Business Combination, New Cartiga), the Company, certain shareholders of ALCY (“ALCY Holders”), and certain members of the Company (together with ALCY Holders, the “Holders”) will enter into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, Pubco will agree to file, within thirty (30) calendar days after the consummation of the Business Combination, a shelf registration statement registering the resale of New Cartiga equity held by the Holders, and will grant to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreements (as defined above)).

Second Amended and Restated Limited Liability Company Agreement

In connection with the Business Combination, Cartiga will amend and restate its limited liability company agreement by adopting the Second A&R Operating Agreement (the “OpCo LLCA”). The OpCo LLCA will (i) permit the issuance and ownership of the post-Recapitalization equity of Cartiga as contemplated by the Business Combination Agreement and (ii) admit Pubco as the managing member of Cartiga. Melodeon and ASRS will control Pubco immediately after the Closing by virtue of their ownership of Pubco Class B Common Stock.

Tax Receivable Agreement

In connection with the Business Combination, Pubco will enter into a Tax Receivable Agreement (the TRA) with certain Cartiga Members (the “TRA Holders”). OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which sales and exchanges of OpCo Units in connection with or following the Business Combination (“TRA Exchanges”) occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The TRA generally provides for the payment by Pubco to the TRA Holders of 85% of the cash tax benefits, if any, that Pubco realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions as a result of (i) tax basis adjustments resulting from TRA Exchanges and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. These current and potential future tax basis adjustments are expected to increase (for tax purposes) the depreciation and amortization deductions available to Pubco and, therefore, may reduce the amount of U.S. federal, state and local tax that Pubco would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Pubco may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the TRA is an obligation of Pubco and not of OpCo. Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

We expect that the payments Pubco will be required to make under the TRA could be substantial. Estimating the amount and timing of Pubco’s realization of tax benefits subject to the TRA is by its nature imprecise. The actual increases in tax basis covered by the TRA, as well as the amount and timing of Pubco’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Pubco Class A Common Stock at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Pubco generates in the future, the U.S. federal income tax rate then applicable, and the portion of Pubco’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the TRA is also by its nature imprecise. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Pubco’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount Pubco would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. Thus, the amount and timing of any payments under the TRA are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Pubco’s realization of tax benefits.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Payments under the TRA will be based on the tax reporting positions Pubco determines, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse Pubco for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the TRA, if any, after the determination of such excess.

In addition, the TRA provides that if (1) Pubco breaches any of its material obligations under the TRA (including in the event that Pubco is more than three months late making a payment that is due under the TRA, subject to certain exceptions), (2) Pubco is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, Pubco elects an early termination of the TRA, Pubco’s obligations under the TRA (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA.

The TRA also provides that, upon certain changes of control or other significant transactions, in the discretion of each TRA Party, Pubco’s obligations under the TRA may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that Pubco or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon any acceleration of Pubco’s obligations under the TRA (including upon a change of control), Pubco could be required to make payments under the TRA that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the TRA may also result in situations where the TRA Parties have interests that differ from or are in addition to those of other holders of Pubco Class A Common Stock.

Finally, because Pubco is a holding company with no operations of its own, its ability to make payments under the TRA depends on the ability of OpCo to make distributions to it. To the extent that Pubco is unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact Pubco’s results of operations and could also affect its liquidity in periods in which such payments are made.

Exchange Agreement

In connection with the Business Combination, Pubco, OpCo and certain Cartiga Members will enter into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, such Cartiga Members will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their OpCo Units and Class B Shares for, at the option of Pubco, shares of Pubco Class A Common Stock or cash.

Shareholders Agreement

In connection with the Business Combination, Pubco, the Company, Melodeon LBS GP, LLC (“Melodeon”) and its affiliated funds, and the Arizona State Retirement System (“ASRS”) will enter into a Shareholders Agreement (the “Shareholders Agreement”). The Shareholders Agreement sets forth the governance and consent rights of Melodeon and ASRS, as well as restrictions on share transfers and other shareholder obligations.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards.

For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. These include acquisitions or joint ventures exceeding 9.9% of Pubco’s net asset value, the first underwritten public offering, a sale of Pubco, material divestitures or asset sales exceeding 9.9% of net asset value, certain securities issuances and revenue-sharing agreements, borrowings resulting in a debt-to-equity ratio exceeding 3.5:1, initiation of bankruptcy

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

proceedings, certain tax elections and audit settlements, non-pro rata shareholder distributions, changes to Pubco’s business lines, and increases to the share limits under Pubco’s incentive plan.

Transfers of Pubco shares to affiliates are permitted only if the transferee agrees to be bound by the Shareholders Agreement and becomes a party thereto. The Shareholders Agreement also provides for indemnification by Pubco of the stockholders party thereto, and their affiliates, for liabilities arising from their control or influence over Pubco or actions of their board designees, subject to customary exceptions. The Shareholders Agreement will terminate when neither Melodeon nor ASRS retains board nomination rights under its terms.

Going Concern and Liquidity

As of December 31, 2025, the Company had $55,020 in cash held outside of the Trust Account and a working capital deficit of $3,434,050. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2025 will not be sufficient to allow the Company to operate for at least one year from the date these audited consolidated financial statements are issued, and therefore substantial doubt about the Company’s ability to continue as a going concern exists. Management plans to address this uncertainty with the successful closing of a Business Combination. The Company had until November 9, 2024 to consummate a Business Combination. If a Business Combination was not consummated by November 9, 2024, there would be a mandatory liquidation and subsequent dissolution of the Company. The Company was in the process of identifying a potential company for an initial Business Combination but required additional time.

An Annual Meeting was held on October 31, 2024, where the shareholders of the Company approved amending the Company’s Articles of Association as a special resolution, giving the Company the right to extend from November 9, 2024 for an additional three months until February 9, 2025, and thereafter on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2026.

Under similar circumstances, on September 4, 2025, the Company held the Annual Meeting and the shareholders of the Company approved the amending the Company’s Articles of Association as a special resolution, giving the company the right to extend the date by which it has to complete a business combination on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2026, (the “Extended Date”) by placing into the trust account at Continental Stock & Transfer Company, the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share per month (which amount came to $22,126.29), until September 9, 2026 – the date by which, if the Company has not consummated its initial Business Combination, the Company must liquidate and dissolve.

There can be no assurance that the Company will be able to consummate any Business Combination by the Extended Date. The audited financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On November 5, 2024, the Company made a deposit of $90,000 into the trust account as required for the three-month extension until February 9, 2025. The Company continued to deposit an additional $298,504 through December 2025, and will continue to deposit the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share each month until the expiration of the extension in September 9, 2026. As of December 31, 2025 and December 31, 2024, investments held in the Trust Account included $388,504 and $90,000, respectively, for amounts held for extension.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Risks and Uncertainties

As a result of the military action by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the armed conflict in Israel and the Gaza Strip, the instability in the Middle East and the international trade policies in the U.S. and elsewhere, including tariffs and other barriers, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy, the tariffs, and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. These consolidated audited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses and disclosure of contingent assets and liabilities during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2025 and December 31, 2024, cash equivalents included $55,020 and $181,174, respectively, for amounts invested in a treasury liquidity fund.

Investments Held in Trust Account

As of December 31, 2025 the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in Gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company had $8,813,038 and $11,851,808 in investments held in the Trust Account as of December 31, 2025 and December 31, 2024, respectively. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

Prepaid expenses

Prepaid expenses - current of $23,885 and $65,446 as of December 31, 2025 and December 31, 2024, respectively consist primarily of premiums for directors and officers’ liability insurance. These premiums will be amortized over the 2-year term of the agreement.

Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A Ordinary Shares that were sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Class A Ordinary Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Class A Ordinary Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid-in capital, if any, and accumulated deficit.

On September 11, 2025, 324,420 Class A ordinary shares were redeemed, leaving 4,208,042 Class A shares. As a result, $3,791,334 (or approximately $11.68 per share) was removed from the Company’s trust account to pay such redeeming shareholders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date. After redemptions, approximately $8,619,296 will remain in the Company’s trust account.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The following table presents the roll forward of Class A ordinary shares subject to possible redemption for the years ended December 31, 2025 and 2024:

	Shares	Amount
Balance at December 31, 2023	11,500,000	$120,564,564
Redemption of Class A ordinary shares – 2024	(10,438,037)	(114,357,720)
Remeasurement of carrying value to redemption value – 2024	—	5,454,963
Balance at December 31, 2024	1,061,963	$11,661,807
Redemption of Class A ordinary shares – 2025	(324,420)	(3,791,334)
Remeasurement of carrying value to redemption value – 2025	—	842,564
Balance at December 31, 2025	737,543	$8,713,037

Offering Costs associated with the Initial Public Offering and Sale of Private Placement Shares

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $9,088,588, consisting of $2,300,000 of cash underwriting fees, $5,175,000 of deferred underwriting fees and $1,613,588 of other offering costs. As such, the Company recorded $8,982,094 of offering costs as a reduction of temporary equity and $106,494 of offering costs as a reduction of permanent equity.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, Italy or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (loss) income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. Net (loss) income per share is computed by dividing net (loss) income by the weighted-average number of shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the net (loss) income per share calculation allocates net (loss) income shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net (loss) income per share is the same for redeemable Class A ordinary shares, non-redeemable Class A ordinary shares and Class B ordinary shares. The Company has not considered the effect of the Public Warrants to purchase an aggregate of 5,750,000 shares in the calculation of diluted net (loss) income per share, since the exercise of the warrants are contingent upon the occurrence of future events; and consequently, diluted net (loss) income per share is the same as basic net (loss) income per share for the periods presented.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Year Ended			For the Year Ended
	December 31, 2025			December 31, 2024
	Class A-	Class A-	Class B-	Class A-	Class A-	Class B-
	redeemable	non-redeemable	non-redeemable	redeemable	non-redeemable	non-redeemable
Basic and diluted net (loss) income per ordinary share:
Numerator:
Net (loss) income	$(238,556)	$(859,690)	$—	$3,149,627	$362,827	$735,110
Denominator:
Basic and diluted weighted average shares outstanding	963,033	3,470,499	1	9,955,742	1,146,870	2,323,630
Basic and diluted net (loss) income per share	$(0.25)	$(0.25)	$(0.25)	$0.32	$0.32	$0.32

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the balance sheet.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Public and Private Warrants are not precluded from equity classification and have been accounted for as such since the date of issuance, and each balance sheet date thereafter as long as they continue to meet the requirements for equity classification.

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update 2024-03, “Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which requires detailed disclosure in the notes to the financial statements of specific categories underlying certain expense captions on the income statement. ASU 2024-03 may be adopted prospectively or retrospectively and is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted.

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2023. On May 9, 2023, the Company consummated the Initial Public Offering of 11,500,000 Units, including 1,500,000 Units issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $115,000,000. Each Unit consisted of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 538,000 Private Placement Shares at a price of $10.00 per share in a private placement to the Sponsor, including 45,000 Private Placement Shares issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $5,380,000. In addition, the underwriter also purchased an aggregate of 57,500 Private Placement Shares, at a price of $10.00 per Private Placement Share, generating gross proceeds of $575,000. In aggregate, a total of 595,500 Private Placement Shares were purchased in the private placement at the closing of the Initial Public Offering. A portion of the proceeds from the sale of the Private Placement Shares were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will likely be worthless.

Private Placement Shares are identical to the Class A Ordinary Shares included in the units sold in the Initial Public Offering, except that the Private Placement Shares: (i) are not transferable, assignable or salable until 30 days after the completion of our initial business combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Private Placement Shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any Private Placement Shares held by them in connection with a shareholder vote to approve an amendment to our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our Amended and Restated Memorandum and Articles of Association prior thereto or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Private Placement Shares held by them if we fail to complete our initial Business Combination within 18 months from the closing of the Initial Public Offering and (iv) vote any Private Placement Shares held by them in favor of our initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 6, 2021, the Sponsor acquired 4,312,500 founder shares (the “Founder Shares”) for an aggregate purchase price of $50,000 (or approximately $0.01 per share) which was settled by paying for certain expenses on behalf of the Company. This $50,000 was paid by Deeptech Early Investors LLC on behalf of the Sponsor. Prior to the initial investment in the company of $50,000 by the Sponsor, the Company had no assets, tangible or intangible. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Class A Ordinary Shares issuable upon conversion thereof. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the company by the aggregate number of Founder Shares issued. Upon issuance, there were 562,500 Founder Shares subjected to forfeiture if the over-allotment option was not exercised in full or in part by our underwriter. In connection with the December 6, 2021 issuance, the Company repurchased and cancelled the 4,312,500 Founder Shares previously issued to a related party for a purchase price of $25,000.

On October 26, 2022, 287,500 Founder Shares were surrendered by our Sponsor for no consideration. These shares were then cancelled by the Company resulting in a decrease in the total number of Founder Shares outstanding from 4,312,500 shares to 4,025,000 shares. On February 7, 2023, 1,150,000 founder shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of founder shares outstanding from 4,025,000 shares to 2,875,000 shares. Upon cancellation, 375,000 Founder Shares were subject to forfeiture if the over-allotment option was not exercised in full or in part by our underwriter. All share amounts and related information have been retroactively restated to reflect the surrenders and cancellations. On May 9, 2023, the full over-allotment option was exercised, and therefore, the 375,000 Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into shares of the Company’s Class A Ordinary Shares at any time at the option of the holders thereof or on the first business day following the completion of the initial Business Combination at a ratio such that the

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

number of shares of the Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of shares of the Public Shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of shares of the Company’s ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding (1) any shares of the Company’s Class A Ordinary Shares or equity-linked securities exercisable or exchangeable for or convertible into shares of the Company’s Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (2) any shares issued to the Sponsor, officers or directors upon conversion of working capital loans, minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the initial Business Combination.

On October 22, 2024, the Company issued an aggregate of 2,874,999 shares of its Class A ordinary shares, par value $0.0001 per share to Sponsor, and the holder of the Company’s Class B ordinary shares, par value $0.0001 per share, upon the conversion of an equal number of Class B Shares. The Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering.

Promissory Note - Related Party

On June 24, 2024 and November 20, 2024, the Sponsor agreed to loan the Company an aggregate of up to $530,000 and $600,000, respectively, to cover expenses related to the Initial Public Offering pursuant to a promissory note, as amended (the “Promissory Notes”). These loans bear ten (10%) percent interest per annum and are payable on the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities (a “Business Combination”). If a Business Combination is not consummated, the Notes will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities, and that all other amounts will be contributed to capital, forfeited, eliminated, or otherwise forgiven or eliminated. On July 24, 2025 and August 25, 2025, the Sponsor agreed to loan the Company another $130,000 and $450,000 respectively, with the same loan terms as the June 24, 2024 promissory note. The outstanding balance under the Promissory Notes were $1,710,000 and $530,000 as of December 31, 2025 and December 31, 2024, respectively.

As of December 31, 2025 and December 31, 2024, we had $162,303 and $27,972 of related party accrued interest expenses.

Administrative Support Agreement

The Company entered into an agreement commencing on May 4, 2023 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay Alchemy Investment Management LLC, an affiliate of the Sponsor, a monthly fee of $10,000 for secretarial and administrative services. As of December 31, 2025 and December 31, 2024, there were $22,883 and $197,087 in accrued expenses incurred under this agreement, respectively.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares and shares issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement executed upon May 4, 2023. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Simultaneously with the Initial Public Offering, the Underwriter fully exercised the over-allotment option to purchase an additional 1,500,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $15,000,000.

The Underwriter was paid a cash underwriting discount of $0.20 per Unit, or $2,300,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.45 per unit, or $5,175,000 in the aggregate will be payable to the Underwriter for deferred underwriting commissions. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Underwriter Shares

Upon closing of the Initial Public Offering, the underwriters purchased 57,500 Class A ordinary shares (“Underwriter Shares”). The underwriters have agreed not to transfer, assign or sell the Underwriter Shares until the completion of the initial Business Combination. In addition, the underwriters have agreed (i) to waive its redemption rights with respect to the Underwriter Shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Underwriter Shares if the Company fails to complete its initial Business Combination within 12 months (or up to 18 months if the Company extends such period) from the closing of the Initial Public Offering.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2025 and December 31, 2024, there were 4,208,042 and 4,532,462 Class A ordinary shares issued and outstanding, including 737,543 and 1,061,963 Class A ordinary shares subject to possible redemption and classified as temporary equity, respectively. The remaining 3,470,499 shares are classified as permanent equity and are comprised of the Private Placement Shares.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. As of December 31, 2025 and December 31, 2024, there was 1 Class B Ordinary Share issued and outstanding.

NOTE 8. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination). The Company has agreed that as soon as practicable after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day following the closing of its initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

(b) The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if for capital raising purposes related to the closing of an initial Business Combination: (i) the Company issues equity or equity-linked securities at an issue price or with an exercise or conversion price, of less than $10.00 per Class A Ordinary Share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (such price the “Minimum Issue Price”); or (ii) the target entity (the “Target”) issues equity or equity-linked securities which, following the closing of the initial Business Combination, entitles the holder to receive equity or equity-linked securities of the post-initial Business Combination company (the “Combined Company”) at an issue price or with an exercise or conversion price of less than the Minimum Issue Price; or (iii) the Company, the Sponsor or the Target, directly or indirectly, enters into an arrangement to transfer to any third-party investor securities, cash or other property to effectively reduce the issue price, or exercise price or conversion price, as applicable, to a price less than the Minimum Issue Price; then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (x) the volume weighted average reported last sale price of the shares of the Combined Company on the principal market on which the shares are then traded during the measurement period of the 30 consecutive trading days commencing 150 days following the closing of the Business Combination (the “Measurement Period”) and (y) $3.00 (such price, the “Adjusted Warrant Exercise Price”); provided, however, that in no case may the adjusted warrant exercise price be greater than $11.50. In addition, in the event the exercise price of the warrants is adjusted as provided above, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to the Adjusted Warrant Exercise Price plus $6.50 (such adjusted redemption trigger price, the “New Redemption Trigger Price”). Notwithstanding anything to the contrary herein, the adjustment above shall not take into account any issuance of shares of the Combined Company to the Sponsor or its affiliates pursuant to the conversion of Founder Shares issued to the Sponsor prior to our initial public offering. Any determination as to whether the conditions above have been met shall be determined in good faith by the board of directors of the Combined Company based on the information known to the board of directors of the Combined Company at the time of the consummation of the initial Business Combination; the board of directors shall be entitled to rely on the information provided to it without further inquiry. Following the determination by the board of directors, the Combined Company shall provide prompt public notice of the Adjusted Warrant Exercise Price and the New Redemption Trigger Price when and as determined.

Redemption of warrants when the price per share of Class A Ordinary Shares equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

●	if, and only if the last reported sale price of Class A Ordinary Shares on each day of the Measurement Period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A Ordinary Shares is available throughout the Measurement Period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company accounts for the 5,750,000 Public Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity. As of December 31, 2025 and December 31, 2024, there were 5,750,000 Public Warrants outstanding.

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Amount at Fair
Description	Value	Level 1	Level 2	Level 3
December 31, 2025
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$8,813,038	$8,813,038	$—	$—

	Amount at Fair
Description	Value	Level 1	Level 2	Level 3
December 31, 2024
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$11,851,808	$11,851,808	$—	$—

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 10. SEGMENT INFORMATION

ASC Topic 280 “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Co-Chief Executive Officer, Mattia Tomba, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2025	2024
Operating and formation costs	$1,429,215	$1,192,408
Gain on investments held in Trust Account	$454,060	$5,454,963

The key measures of segment profit or loss reviewed by our CODM are Gain on investments held in Trust Account and Operating and formation costs. The CODM reviews Gain on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews Operating and formation costs to manage, maintain, and enforce all contractual agreements to ensure costs are aligned with all agreements and budgets.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that required adjustment to or disclosure in the financial statements, other than as disclosed below.

Two additional promissory notes were signed which resulted in Alchemy Investments Acquisition Corp. 1 borrowing $40,000 in January 2026 and $250,000 in February 2026 from its sponsor, Alchemy DeepTech Capital.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$18,995	$55,020
Prepaid expenses - current	65,852	24,252
Total current assets	84,847	79,272
Investments held in Trust Account	9,103,236	8,813,038
Total Assets	$9,188,083	$8,892,310
Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$880,820	$777,895
Accrued expenses	1,023,653	840,241
Accrued expenses - related party	95,183	22,883
Accrued interest expense - related party	263,006	162,303
Promissory note - related party	2,186,000	1,710,000
Total current liabilities	4,448,662	3,513,322
Deferred underwriting fee payable	5,175,000	5,175,000
Total Liabilities	9,623,662	8,688,322
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value, 737,543 shares at redemption value of $12.21 and $11.81 as of June 30, 2026 and December 31, 2025, respectively(1)	9,003,235	8,713,037
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 3,470,499 shares issued and outstanding (excluding 737,543 shares subject to possible redemption as of June 30, 2026 and December 31, 2025) as of June 30, 2026 and December 31, 2025(1)	348	348
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 share issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Accumulated deficit	(9,439,162)	(8,509,397)
Total Shareholders’ Deficit	(9,438,814)	(8,509,049)
Total Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ Deficit	$9,188,083	$8,892,310
(1)	On September 11, 2025, 324,420 Class A ordinary shares were redeemed, leaving 4,208,042 Class A shares. As a result, $3,791,334 (or approximately $11.68 per share) was removed from the Company’s trust account to pay such redeeming shareholders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2026	2025	2026	2025
Operating and formation costs	$334,806	$321,051	$697,800	$722,490
Loss from operations	(334,806)	(321,051)	(697,800)	(722,490)

Other income (expense):
Gain on investments held in Trust Account	79,626	126,034	157,442	250,442
Dividend income	762	3,010	1,493	6,795
Interest expense - related party	(53,250)	(28,250)	(100,703)	(56,500)
Total other income (expense)	27,138	100,794	58,232	200,737
Net loss	$(307,668)	$(220,257)	$(639,568)	$(521,753)

Basic and diluted weighted average shares outstanding, Class A ordinary shares- redeemable(1)	737,543	1,061,963	737,543	1,061,963
Basic and diluted net income per share, Class A ordinary shares-redeemable	$(0.07)	$(0.05)	$(0.15)	$(0.12)
Basic and diluted weighted average shares outstanding, Class A ordinary shares-non redeemable	3,470,499	3,470,499	3,470,499	3,470,499
Basic and diluted net income per share, Class A ordinary shares-non-redeemable	$(0.07)	$(0.05)	$(0.15)	$(0.12)
Basic and diluted weighted average shares outstanding, Class B ordinary shares-non-redeemable	1	1	1	1
Basic and diluted net income per share, Class B ordinary shares-non-redeemable	$(0.07)	$(0.05)	$(0.15)	$(0.12)
(1)	On September 11, 2025, 324,420 Class A ordinary shares were redeemed, leaving 4,208,042 Class A shares. As a result, $3,791,334 (or approximately $11.68 per share) was removed from the Company’s trust account to pay such redeeming shareholders, without taking into account additional allocation of payments to cover any tax obligation of the Company since that date.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Three and Six Months Ended June 30, 2026
					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2026	3,470,499	$348	1	$—	$—	$(8,509,397)	$(8,509,049)
Remeasurement of redeemable Class A ordinary shares to redemption amount	—	—	—	—	—	(144,193)	(144,193)
Net loss	—	—	—	—	—	(331,900)	(331,900)
Balance at March 31, 2026	3,470,499	$348	1	$—	$—	$(8,985,490)	$(8,985,142)
Remeasurement of redeemable Class A ordinary shares to redemption amount	—	—	—	—	—	(146,004)	(146,004)
Net loss	—	—	—	—	—	(307,668)	(307,668)
Balance at June 30, 2026	3,470,499	$348	1	$—	$—	$(9,439,162)	$(9,438,814)

	Three and Six Months Ended June 30, 2025
					Additional		Total
	Class A Ordinary Shares		Class B Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2025	3,470,499	$348	1	$—	$—	$(6,568,584)	$(6,568,236)
Remeasurement of redeemable Class A ordinary shares to redemption amount	—	—	—	—	—	(274,408)	(274,408)
Net loss	—	—	—	—	—	(301,497)	(301,497)
Balance at March 31, 2025	3,470,499	$348	1	$—	$—	$(7,144,489)	$(7,144,141)
Remeasurement of redeemable Class A ordinary shares to redemption amount	—	—	—	—	—	(216,034)	(216,034)
Net loss	—	—	—	—	—	(220,257)	(220,257)
Balance at June 30, 2025	3,470,499	$348	1	$—	$—	$(7,580,780)	$(7,580,432)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(639,568)	$(521,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held in trust account	(157,442)	(250,442)
Changes in operating assets and liabilities:
Prepaid expenses - current	(41,600)	(24,358)
Accounts payable	102,926	40,736
Accrued expenses	183,412	403,488
Accrued interest expense - related party	100,703	56,500
Accrued expenses - related party	72,300	(174,140)
Net cash used in operating activities	(379,269)	(469,969)

Cash Flows from Investing Activities:
Cash deposited in Trust account for extension	(132,756)	(150,000)
Net cash used in investing activities	(132,756)	(150,000)

Cash Flows from Financing Activities:
Proceeds from promissory note, related party	476,000	600,000
Net cash provided by financing activities	476,000	600,000

Net Change in Cash and Cash Equivalents	(36,025)	(19,969)
Cash and cash equivalents - Beginning of period	55,020	181,174
Cash and Cash Equivalents - End of period	$18,995	$161,205

Supplemental disclosure of noncash financing activities:
Remeasurement of Class A ordinary shares subject to redemption	$290,197	$490,442

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Alchemy Investments Acquisition Corp 1 (the “Company”) is a blank check company incorporated in Cayman Islands on October 27, 2021. The Company was formed for the purpose of entering into a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company has two wholly owned subsidiaries, Alchemy Acquisition Holdings, Inc. (the “PubCo”), a Delaware corporation, formed on June 11, 2025, and Alchemy Merger Sub, LLC (the “NewCo”), a Delaware limited liability company, formed as a wholly owned subsidiary of PubCo on June 10, 2025. On July 1, 2025, the Company subscribed for 1,000 shares in PubCo and indirectly owned NewCo. As of June 30, 2026, there has been no activity in Pubco or Newco.

As of June 30, 2026, the Company had not commenced any operations. All activity from October 27, 2021 (inception) through June 30, 2026 relates to the Company’s formation and initial public offering (“Initial Public Offering”), and subsequent pursuit of a target company to affect a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2023. On May 9, 2023, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $115,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of and issued 538,000 and 57,500 private placement shares to Alchemy DeepTech Capital LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (the “Underwriter”), respectively (together, the “Private Placement Shares”) at a price of $10.00 per share, generating gross proceeds of $5,955,000, which is described in Note 4. The Private Placement Shares are identical to the Class A Ordinary Shares included in the units sold in the Initial Public Offering, except that the Private Placement Shares: (i) are not transferable, assignable, or salable until 30 days after the completion of our initial business combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Private Placement Shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any Private Placement Shares held by them in connection with a shareholder vote to approve an amendment to our Second Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our Amended and Restated Memorandum and Articles of Association prior thereto or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Private Placement Shares held by them if we fail to complete our initial Business Combination within 18 months from the closing of the Initial Public Offering and (iv) vote any Private Placement Shares held by them in favor of our initial Business Combination.

Following the closing of the Initial Public Offering on May 9, 2023, an amount of $116,725,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Transaction costs related to the issuances described above amounted to $9,088,588, consisting of $2,300,000 of cash underwriting fees, $5,175,000 of deferred underwriting fees and $1,613,588 of other offering costs. In addition, on June 30, 2026, $18,995 of cash and cash equivalents were held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.15 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, will be held in a trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company provides the holders (the “Public Shareholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders are entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account, plus any investment income earned thereon (less taxes payable). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the Underwriter (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity. If the Company seeks shareholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and Public Shares in connection with the completion of a Business Combination.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

On May 4, 2023, and in connection with the IPO, the Company adopted an Amended and Restated Memorandum and Articles of Association. The Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor has agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or during any Extension Period (as defined below) or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (the “Combination Period”) and the Company’s shareholders have not further amended the Amended and Restated Memorandum and Articles of Association to extend such Combination Period (the “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including investment income earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period.

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period. However, the Sponsor is entitled to liquidating distributions from the Trust Account with respect to its Public Shares if the Company fails to complete a Business Combination within the Combination Period or during any Extension Period. The Underwriter has agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or during any Extension Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), or any claim by a taxing authority, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Proposed Business Combination

On August 22, 2025, Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (“ALCY” or “Parent”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the ALCY (“Pubco”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company” or “Cartiga”), and Halle Benett, as the representative (the “Sellers’ Representative”) of holders of the Company’s securities (the “Sellers”, and collectively, with ALCY, Pubco, Newco and Cartiga, referred to as the “Parties”).

The Business Combination Agreement was unanimously approved by all of the Parent’s disinterested directors on August 19, 2025. Pursuant to the Business Combination Agreement, (a) the Parent will domesticate from the Cayman Islands to Delaware by merging with and into the Pubco with the Pubco surviving the merger and changing its name to Cartiga Holdings, Inc. (the “Domestication”), (b) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger (hereinafter referred to as “OpCo”) and continue its existence under the Delaware Limited Liability Company Act, and OpCo becoming a wholly-owned subsidiary of Pubco (the “Merger”), and (c) the existing limited liability company agreement of OpCo will be amended and restated to, among other things, make Pubco the sole managing member of OpCo. The Merger and the other transactions contemplated by the Agreement are collectively referred to as the “Business Combination”, and as a result of the Business Combination, Pubco will be the publicly traded reporting company in an “Up-C” structure, with two classes of common stock, changing its name to “Cartiga Holdings, Inc.” and sometimes referred to herein as “New Cartiga.”

Following the time of the closing (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) of the Business Combination, the combined company will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which substantially all of the assets and the business of the combined company will be held by Cartiga. The combined company’s business will continue to operate through Cartiga and its subsidiaries. In connection with the Closing, Pubco will change its name to “Cartiga Holdings, Inc”. This organizational structure will allow the holders of limited liability company equity interests of Cartiga to retain their equity ownership in Cartiga, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units. Those investors who, prior to the Business Combination, held ALCY Class A Ordinary Shares or ALCY Class B Ordinary Shares will, by contrast, hold their equity ownership in Pubco, which is a domestic corporation for U.S. federal income tax purposes.

In connection with the Domestication, (i) every outstanding ALCY Class A Ordinary Share, ALCY Class B Ordinary Share, ALCY Preference Share, ALCY Unit and ALCY Warrant shall convert to an equal number of shares of Pubco Class A Common Stock, shares of Pubco Class B Common Stock, shares of Pubco Preferred Stock, Pubco Units and Pubco Warrants, respectively, then, (ii) after giving effect to redemptions occurring in connection with the Business Combination, each ALCY Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of Pubco (each a share of “Pubco Class A Common Stock”); (iii) each then issued and outstanding warrant of ALCY will become exercisable for one share of Pubco Class A Common Stock (“Pubco Warrant”), pursuant to the Warrant Agreement, dated as of May 4, 2023, by and between ALCY and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each then issued and outstanding ALCY Unit shall separate and convert automatically into one share of Pubco Class A Common Stock, and one-half of one Pubco Warrant.

Following the Domestication of ALCY to the State of Delaware, Newco will merge with and into Cartiga, with Cartiga surviving the Merger in accordance with the terms and subject to the conditions of the Business Combination Agreement. Following the Merger, the separate limited liability company existence of Newco shall cease, and Cartiga shall continue as the OpCo.

Under the Business Combination Agreement, Pubco has agreed to acquire all of the limited liability equity interests (the Company Equity Interests) of the Company for $540,000,000 (the “Equity Value”), comprised of the Merger Consideration (as defined below). “Merger Consideration” means a number of units of equity interests in OpCo (“OpCo Units”) and shares of Class B voting non-economic common stock (“Class B Common Stock”) in Pubco, in each case equal to (a) the quotient obtained by dividing (a) the

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Equity Value by (b) $10.00 multiplied by (i) the number of Company Equity Interests owned by each Seller as of the Closing, divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

ALCY shall complete the Domestication prior to the effective time of the Merger (the “Effective Time”). At the Effective Time, by virtue of the Merger and without any further action on the part of any party to the Business Combination Agreement or otherwise, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into each Seller’s right to receive their respective Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Newco that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of ALCY, be converted into an aggregate number of OpCo Units equal to the number of shares of Pubco Class A Common Stock and Pubco Class B Common Stock issued and outstanding immediately prior to the Effective Time. Each share of the Pubco Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Pubco Class A Common Stock. No certificates or scrip representing fractional ALCY Ordinary Shares will be issued pursuant to the Business Combination.

Immediately following the closing, New Cartiga’s board of directors will consist of no more than seven (7) directors, of which the Company has the right to designate six (6) directors and Alchemy DeepTech Capital, LLC has the right to designate one (1) director. At the Closing, all of the respective officers of ALCY and Pubco shall resign and the following individuals, which may be the same officers as those of the Company, are expected to be appointed as the officers of New Cartiga: Samuel Wathen, President and Chief Executive Officer; Michael Bogansky, Executive Vice President, Chief Financial Officer; James Brady, Executive Vice President, Head of Commercial Funding; and Ryan Melcher, Executive Vice President, General Counsel & Corporate Secretary.

ALCY will prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, that will include a preliminary proxy statement/prospectus, and when available, a definitive proxy statement and final prospectus, and call an extraordinary general meeting of the holders of ALCY Ordinary Shares to vote at the meeting (the “Extraordinary Meeting”). The approval of the post-Closing organizational documents and the Domestication require a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of the votes cast by the ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the extraordinary general meeting. The affirmative vote of a simple majority of the votes cast by holders of ALCY Ordinary Shares, represented in person or by proxy and entitled to vote thereon at the Extraordinary Meeting is required to approve the Business Combination Agreement, the Business Combination and certain other actions related thereto as provided in the Companies Act, the Current Charter and applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

ALCY, Pubco, Newco and the Company have made customary representations, warranties and covenants in the Business Combination Agreement, including, among other things, covenants with respect to the conduct of the business of ALCY and the Company prior to the closing of the Business Combination. The Parties have also agreed to customary “no shop” obligations. The representations and warranties of ALCY, Pubco, Newco and the Company will not survive the closing of the Merger.

The Closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (a) the applicable ALCY shareholder and the Company’s member approvals shall have been obtained; (b) there shall have been no Company Material Adverse Effect or Buyer Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (c) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (d) the Available Closing Buyer Cash (as defined in the Business Combination Agreement) shall not be less than $40,000,000; (e) Pubco’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by Nasdaq so that immediately following the Merger, New Cartiga satisfies all applicable initial listing requirements of Nasdaq; and (f) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Ancillary Agreements. “Ancillary Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the A&R Registration Rights Agreements, the Lock-up Agreements, the OpCo LLCA, the Shareholders’ Agreement, the Tax Receivable Agreement and the Exchange Agreement (each as defined below).

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

If, at closing, the Available Closing Buyer Cash is less than $40,000,000 and Cartiga elects to waive the minimum cash condition, the Sponsor will be required to forfeit a portion of its shares in the combined company. The number of shares retained by the Sponsor will be determined according to a tiered schedule based on the actual Available Closing Buyer Cash at closing, with the Sponsor retaining fewer shares as the closing cash decreases. For example, if Available Closing Buyer Cash is at least $35,000,000 but less than $40,000,000, the Sponsor will maintain 3,198,875 shares; if less than $5,000,000, the Sponsor will maintain 1,700,000 shares.

The Business Combination Agreement may be terminated by Pubco or the Company under certain circumstances, including, among others: (a) by mutual written consent of Pubco and the Company; (b) by either Pubco or the Company if the closing of the Business Combination has not occurred on or before May 1, 2026 or with extension until September 9, 2026; (c) by either Pubco or the Company if any Governmental Authority (as defined in the Business Combination Agreement) in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; (d) by Pubco if the Company shall have failed to obtain the necessary member approvals; (e) by the Company if ALCY shall have failed to obtain the necessary shareholder approval within forty-five (45) days after the Registration Statement becomes effective; (f) by Pubco upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Business Combination Agreement, or if any representation or warranty of the Company shall have become untrue; provided that Pubco has not waived a Terminating Company Breach (as defined in the Business Combination Agreement) and ALCY, Pubco and Newco are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Pubco may not terminate the Business Combination Agreement so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Pubco to the Company; (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of ALCY, Pubco or Newco set forth in the Business Combination Agreement, or if any representation or warranty of ALCY, Pubco or Newco shall have become untrue; provided that the Company has not waived a Terminating Buyer Breach (as defined in the Business Combination Agreement) and the Company are not then in material breach of their representations, warranties, covenants or agreements; provided, further, that, if such Terminating Buyer Breach is curable by ALCY, Pubco and Newco, the Company may not terminate the Business Combination Agreement for so long as ALCY, Pubco and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Pubco; (h) by the Company if the Closing has not occurred on or before the 45th day after the date on which Registration Statement is declared effective and the Available Closing Buyer Cash condition has not been met; or (i) by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to compliance with the terms of the Business Combination Agreement, to enter into an definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any required termination fee; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

On April 7, 2026, the Company received a notice (the “Notice”) from Nasdaq Stock Market LLC (“Nasdaq”), stating that the Company did not comply with Nasdaq Interpretive Material IM-5101-2, and that its securities are now subject to delisting. The Company’s registration statement, filed in connection with the Company’s IPO, became effective on May 4, 2023. Pursuant to IM-5101-2, the Company, a special purpose acquisition company, must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Company did not complete its initial business combination by May 4, 2026, the Company did not comply with IM-5101-2, and its securities were subject to delisting.

The Company did not appeal Nasdaq’s determination to delist the Company securities and accordingly, the Company’s securities were suspended from trading on Nasdaq at the opening of business on May 14, 2026. The Company’s securities are now trading on the over-the-counter market commencing on May 14, 2026.

Support and Non-Redemption Agreement

In connection with the Business Combination Agreement, ALCY, Pubco, certain shareholders of ALCY (“ALCY Securityholders”), the Company and the directors and officers of ALCY entered into a support and non-redemption agreement (the

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

“Support and Non-Redemption Agreement”) providing that, among other things, (a) ALCY Securityholders and the respective directors and officers of each of ALCY and Pubco will vote their equity securities of ALCY in favor of the Parent Proposals (as defined in the Business Combination Agreement), (b) ALCY Securityholders will not exercise their Redemption Rights (as defined in the Business Combination Agreement) and (c) ALCY Securityholders will waive any adjustment to the conversion ratio set forth in the Parent Organizational Documents (as defined in the Business Combination Agreement).

ALCY, Pubco, the Company, and certain equity holders of the Company (the “Company Securityholders”) entered into a support agreement (the “Support Agreement”) providing that, among other things, such Company Securityholders will vote their equity securities of the Company in favor of the transactions contemplated by the Business Combination Agreement and the Merger.

Lock-Up Agreements

ALCY, Pubco, the Company, and the Sellers entered into Lock-up Agreements (the “Lock-up Agreements”) pursuant to which the Pubco Class B Common Stock and OpCo Units included in the Merger Consideration, as well as any Pubco Class A Common Stock exchanged therefor pursuant to the Exchange Agreement (as defined below) they may hold (together referred to as the “Lock-Up Shares”), shall be subject to a lock-up period commencing on the Closing Date and ending on the earlier of (a) the date that is six (6) months after the Closing Date and (b) the date following the Closing Date on which ALCY completes a liquidation, merger, share exchange or other similar transaction that results in all of ALCY’s shareholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that the Lock-up Shares will be released from the lock-up if, subsequent to Closing Date, the closing price of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Amended and Restated Registration Rights Agreement

In connection with the Closing, ALCY, Pubco (and subsequent to the Business Combination, New Cartiga), the Company, certain shareholders of ALCY (“ALCY Holders”), and certain members of the Company (together with ALCY Holders, the “Holders”) will enter into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, Pubco will agree to file, within thirty (30) calendar days after the consummation of the Business Combination, a shelf registration statement registering the resale of New Cartiga equity held by the Holders, and will grant to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreements (as defined above)).

Second Amended and Restated Limited Liability Company Agreement

In connection with the Business Combination, Cartiga will amend and restate its limited liability company agreement by adopting the Second A&R Operating Agreement (the “OpCo LLCA”). The OpCo LLCA will (i) permit the issuance and ownership of the post-Recapitalization equity of Cartiga as contemplated by the Business Combination Agreement and (ii) admit Pubco as the managing member of Cartiga. Melodeon and ASRS will control Pubco immediately after the Closing by virtue of their ownership of Pubco Class B Common Stock.

Tax Receivable Agreement

In connection with the Business Combination, Pubco will enter into a Tax Receivable Agreement (the TRA) with certain Cartiga Members (the “TRA Holders”). OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which sales and exchanges of OpCo Units in connection with or following the Business Combination (“TRA Exchanges”) occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The TRA generally provides for the payment by Pubco to the TRA Holders of 85% of the cash tax benefits, if any, that Pubco realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions as a result of (i) tax basis adjustments resulting from TRA Exchanges and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

payments under the TRA. These current and potential future tax basis adjustments are expected to increase (for tax purposes) the depreciation and amortization deductions available to Pubco and, therefore, may reduce the amount of U.S. federal, state and local tax that Pubco would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Pubco may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the TRA is an obligation of Pubco and not of OpCo. Pubco will generally retain the benefit of the remaining 15% of these cash tax benefits.

We expect that the payments Pubco will be required to make under the TRA could be substantial. Estimating the amount and timing of Pubco’s realization of tax benefits subject to the TRA is by its nature imprecise. The actual increases in tax basis covered by the TRA, as well as the amount and timing of Pubco’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Pubco Class A Common Stock at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Pubco generates in the future, the U.S. federal income tax rate then applicable, and the portion of Pubco’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the TRA is also by its nature imprecise. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Pubco’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount Pubco would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. Thus, the amount and timing of any payments under the TRA are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Pubco’s realization of tax benefits.

Payments under the TRA will be based on the tax reporting positions Pubco determines, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the TRA, and a court could sustain such challenge. The parties to the TRA will not reimburse Pubco for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the TRA will be netted against future payments otherwise to be made under the TRA, if any, after the determination of such excess.

In addition, the TRA provides that if (1) Pubco breaches any of its material obligations under the TRA (including in the event that Pubco is more than three months late making a payment that is due under the TRA, subject to certain exceptions), (2) Pubco is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, Pubco elects an early termination of the TRA, Pubco’s obligations under the TRA (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that Pubco would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the TRA.

The TRA also provides that, upon certain changes of control or other significant transactions, in the discretion of each TRA Party, Pubco’s obligations under the TRA may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that Pubco or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the TRA. As a result, upon any acceleration of Pubco’s obligations under the TRA (including upon a change of control), Pubco could be required to make payments under the TRA that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the TRA may also result in situations where the TRA Parties have interests that differ from or are in addition to those of other holders of Pubco Class A Common Stock.

Finally, because Pubco is a holding company with no operations of its own, its ability to make payments under the TRA depends on the ability of OpCo to make distributions to it. To the extent that Pubco is unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact Pubco’s results of operations and could also affect its liquidity in periods in which such payments are made.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Exchange Agreement

In connection with the Business Combination, Pubco, OpCo and certain Cartiga Members will enter into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, such Cartiga Members will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their OpCo Units and Class B Shares for, at the option of Pubco, shares of Pubco Class A Common Stock or cash.

Shareholders Agreement

In connection with the Business Combination, Pubco, the Company, Melodeon LBS GP, LLC (“Melodeon”) and its affiliated funds, and the Arizona State Retirement System (“ASRS”) will enter into a Shareholders Agreement (the “Shareholders Agreement”). The Shareholders Agreement sets forth the governance and consent rights of Melodeon and ASRS, as well as restrictions on share transfers and other shareholder obligations.

Under the Shareholders Agreement, Melodeon and ASRS are granted rights to nominate directors to Pubco’s board based on their respective ownership levels. Melodeon may nominate up to three directors, with thresholds at 60%, 40%, and 15% ownership. ASRS may nominate up to two directors, with thresholds at 50% and 25% ownership. If Melodeon and ASRS collectively own at least 75% of Pubco’s outstanding shares, they may jointly nominate one independent director. ASRS is also entitled to representation on board committees, subject to applicable independence and listing standards.

For so long as ASRS beneficially owns at least 25% of Pubco’s outstanding shares, certain corporate actions require the approval of ASRS-nominated directors. These include acquisitions or joint ventures exceeding 9.9% of Pubco’s net asset value, the first underwritten public offering, a sale of Pubco, material divestitures or asset sales exceeding 9.9% of net asset value, certain securities issuances and revenue-sharing agreements, borrowings resulting in a debt-to-equity ratio exceeding 3.5:1, initiation of bankruptcy proceedings, certain tax elections and audit settlements, non-pro rata shareholder distributions, changes to Pubco’s business lines, and increases to the share limits under Pubco’s incentive plan.

Transfers of Pubco shares to affiliates are permitted only if the transferee agrees to be bound by the Shareholders Agreement and becomes a party thereto. The Shareholders Agreement also provides for indemnification by Pubco of the stockholders party thereto, and their affiliates, for liabilities arising from their control or influence over Pubco or actions of their board designees, subject to customary exceptions. The Shareholders Agreement will terminate when neither Melodeon nor ASRS retains board nomination rights under its terms.

Going Concern and Liquidity

As of June 30, 2026, the Company had $18,995 in cash and cash equivalents held outside of the Trust Account and a working capital deficit of $4,363,815. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of June 30, 2026 will not be sufficient to allow the Company to operate for at least one year from the date these unaudited condensed financial statements are issued, and therefore substantial doubt about the Company’s ability to continue as a going concern exists. Management plans to address this uncertainty with the successful closing of a Business Combination. The Company had until November 9, 2024 to consummate a Business Combination. If a Business Combination was not consummated by November 9, 2024, there would be a mandatory liquidation and subsequent dissolution of the Company. The Company was in the process of identifying a potential company for an initial Business Combination but required additional time.

An Annual Meeting was held on October 31, 2024, where the shareholders of the Company approved amending the Company’s Articles of Association as a special resolution, giving the Company the right to extend from November 9, 2024 for an additional three months until February 9, 2025, and thereafter on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2026.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Under similar circumstances, on September 4, 2025, the Company held the Annual Meeting and the shareholders of the Company approved the amending of the Company’s Articles of Association as a special resolution, giving the Company the right to extend the date by which it has to complete a business combination on a month-to-month basis, as determined by the Directors in their sole discretion, until September 9, 2026, (the “Extended Date”) by placing into the trust account at Continental Stock & Transfer Company, the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share per month (which amount came to $22,126.29), until September 9, 2026 – the date by which, if the Company has not consummated its initial Business Combination, the Company must liquidate and dissolve.

There can be no assurance that the Company will be able to consummate any Business Combination by the Extended Date. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On November 5, 2024, the Company made a deposit of $90,000 into the trust account as required for the three-month extension until February 9, 2025. The Company continued to deposit an additional $431,260 through June 2026, and will continue to deposit the lesser of $30,000 or $0.03 per non- redeemed public Class A ordinary share each month until the expiration of the extension in September 9, 2026. The Company has deposited $132,756 into the trust account for the six months ended June 30, 2026. As of June 30, 2026 and December 31, 2025, investments held in the Trust Account included $521,260 and $388,504, respectively, for amounts held for extension.

Risks and Uncertainties

As a result of the armed conflict in Iran and the Hormuz Strait and the international trade policies in the U.S. and elsewhere, including tariffs and other barriers, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy, the tariffs, and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The interim results for the six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses and disclosure of contingent assets and liabilities during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2026 and December 31, 2025, cash equivalents included $18,995 and $55,020, respectively, for amounts invested in a treasury liquidity fund.

Investments Held in Trust Account

As of June 30, 2026, the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in Gain on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company had $9,103,236 and $8,813,038 in investments held in the Trust Account which included $521,260 and $388,504 required deposits for extension as of June 30, 2026 and December 31, 2025, respectively.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Prepaid Expenses - Current

As of June 30, 2026 and December 31, 2025, prepaid expenses - current of $65,852 and $23,885, respectively, consist primarily of premiums for capital market listing fees and directors and officers’ liability insurance, which will be amortized over the agreement terms of one year and three months, respectively.

Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A Ordinary Shares that were sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Class A Ordinary Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Class A Ordinary Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid-in capital, if any, and accumulated deficit.

As of June 30, 2026, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(345,000)
Issuance costs allocated to Class A ordinary shares	(8,982,094)
Redemption of Class A ordinary shares	(118,149,054)
Plus:
Remeasurement of carrying value to redemption value	21,479,383
Class A ordinary shares subject to possible redemption	$9,003,235

As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(345,000)
Issuance costs allocated to Class A ordinary shares	(8,982,094)
Redemption of Class A ordinary shares	(118,149,054)
Plus:
Remeasurement of carrying value to redemption value	21,189,185
Class A ordinary shares subject to possible redemption	$8,713,037

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Offering Costs associated with the Initial Public Offering and Sale of Private Placement Shares

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $9,088,588, consisting of $2,300,000 of cash underwriting fees, $5,175,000 of deferred underwriting fees and $1,613,588 of other offering costs. As such, the Company recorded $8,982,094 of offering costs as a reduction of temporary equity and $106,494 of offering costs as a reduction of permanent equity.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, Italy or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net loss per share as the redemption value approximates fair value. Therefore, the loss per share calculation allocates loss shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net loss per share is the same for redeemable Class A ordinary shares, non-redeemable Class A ordinary shares and Class B ordinary shares. The Company has not considered the effect of the Public Warrants to purchase an aggregate of 5,750,000 shares in the calculation of diluted net loss per share, since the exercise of the warrants are contingent upon the occurrence of future events; and consequently, diluted loss per share is the same as basic loss per share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	Three Months Ended			Three Months Ended			Six Months Ended			Six Months Ended
	June 30, 2026			June 30, 2025			June 30, 2026			June 30, 2025
		Class A-	Class B-		Class A-	Class B-		Class A-	Class B-		Class A-	Class B-
	Class A-	non-	non-	Class A-	non-	non-	Class A-	non-	non-	Class A-	non-	non-
	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable	redeemable
Basic and diluted net loss per ordinary share:
Numerator:
Net loss	$(53,925)	$(253,743)	$—	$(51,607)	$(168,650)	$—	$(112,097)	$(527,471)	$—	$(122,248)	$(399,505)	$—

Denominator:
Basic and diluted weighted average shares outstanding	737,543	3,470,499	1	1,061,963	3,470,499	1	737,543	3,470,499	1	1,061,963	3,470,499	1
Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.07)	$(0.05)	$(0.05)	$(0.05)	$(0.15)	$(0.15)	$(0.15)	$(0.12)	$(0.12)	$(0.12)

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the condensed balance sheet.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Public and Private Warrants are not precluded from equity classification and have been accounted for as such since the date of issuance, and each balance sheet date thereafter as long as they continue to meet the requirements for equity classification.

Recent Accounting Standards

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2023. On May 9, 2023, the Company consummated the Initial Public Offering of 11,500,000 Units, including 1,500,000 Units issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $115,000,000. Each Unit consisted of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 538,000 Private Placement Shares at a price of $10.00 per share in a private placement to the Sponsor, including 45,000 Private Placement Shares issued pursuant to the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $5,380,000. In addition, the underwriter also purchased an aggregate of 57,500 Private Placement Shares, at a price of $10.00 per Private Placement Share, generating gross proceeds of $575,000. In aggregate, a total of 595,500 Private Placement Shares were purchased in the private placement at the closing of the Initial Public Offering. A portion of the proceeds from the sale of the Private Placement Shares were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will likely be worthless.

Private Placement Shares are identical to the Class A Ordinary Shares included in the units sold in the Initial Public Offering, except that the Private Placement Shares: (i) are not transferable, assignable or salable until 30 days after the completion of our initial business combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Private Placement Shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any Private Placement Shares held by them in connection with a shareholder vote to approve an amendment to our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Private Placement Shares held by them if we fail to complete our initial Business Combination within 18 months from the closing of the Initial Public Offering and (iv) vote any Private Placement Shares held by them in favor of our initial Business Combination.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 6, 2021, the Sponsor acquired 4,312,500 founder shares (the “Founder Shares”) for an aggregate purchase price of $50,000 (or approximately $0.01 per share) which was settled by paying for certain expenses on behalf of the Company. This $50,000 was paid by Deeptech Early Investors LLC on behalf of the Sponsor. Prior to the initial investment in the company of $50,000 by the Sponsor, the Company had no assets, tangible or intangible. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Class A Ordinary Shares issuable upon conversion thereof. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the company by the aggregate number of Founder Shares issued. Upon issuance, there were 562,500 Founder Shares subjected to forfeiture if the over-allotment option was not exercised in full or in part by our underwriter. In connection with the December 6, 2021 issuance, the Company repurchased and cancelled the 4,312,500 Founder Shares previously issued to a related party for a purchase price of $25,000.

On October 26, 2022, 287,500 Founder Shares were surrendered by our Sponsor for no consideration. These shares were then cancelled by the Company resulting in a decrease in the total number of Founder Shares outstanding from 4,312,500 shares to 4,025,000 shares. On February 7, 2023, 1,150,000 Founder Shares were surrendered and thereupon cancelled by the Company resulting in a decrease in the total number of founder shares outstanding from 4,025,000 shares to 2,875,000 shares. Upon cancellation, 375,000 Founder Shares were subject to forfeiture if the over-allotment option was not exercised in full or in part by our underwriter. All share amounts and related information have been retroactively restated to reflect the surrenders and cancellations. On May 9, 2023, the full over-allotment option was exercised, and therefore, the 375,000 Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into shares of the Company’s Class A Ordinary Shares at any time at the option of the holders thereof or on the first business day following the completion of the initial Business Combination at a ratio such that the number of shares of the Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of shares of the Public Shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of shares of the Company’s ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding (1) any shares of the Company’s Class A Ordinary Shares or equity-linked securities exercisable or exchangeable for or convertible into shares of the Company’s Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (2) any shares issued to the Sponsor, officers or directors upon conversion of working capital loans, minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the initial Business Combination.

On October 22, 2024, the Company issued an aggregate of 2,874,999 shares of its Class A ordinary shares, par value $0.0001 per share to Sponsor, and the holder of the Company’s Class B ordinary shares, par value $0.0001 per share, upon the conversion of an equal number of Class B Shares. The Class A Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering.

Promissory Notes - Related Party

On June 24, 2024 and November 20, 2024, the Sponsor loaned the Company an aggregate of up to $530,000 and $600,000, respectively, to cover expenses related to the Initial Public Offering pursuant to a promissory note, as amended (the “Promissory Notes”). These loans bear ten (10%) percent interest per annum and are payable on the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities (a “Business Combination”). If a Business Combination is not consummated, the Notes will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

offering of its securities, and that all other amounts will be contributed to capital, forfeited, eliminated, or otherwise forgiven or eliminated.

On July 24, 2025 and August 25, 2025, the Sponsor loaned the Company another $130,000 and $450,000 respectively, with the same loan terms as the June 24, 2024 promissory note.

On January 7, 2026 and January 27, 2026, the Sponsor loaned the Company another $40,000 and $250,000 respectively, with the same loan terms as the June 24, 2024 promissory note.

On April 13, 2026, May 15, 2026, and June 23, 2026, the Sponsor loaned the Company another $130,000, $30,000 and $26,000 respectively, with the same loan terms as the June 24, 2024 promissory note.

The outstanding balance under the Promissory Notes were $2,186,000 and $1,710,000 as of June 30, 2026 and December 31, 2025, respectively.

As of June 30, 2026 and December 31, 2025, we had $263,006 and $162,303 of related party accrued interest expense.

Administrative Support Agreement

The Company entered into an agreement commencing on May 4, 2023 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay Alchemy Investment Management LLC, an affiliate of the Sponsor, a monthly fee of $10,000 for secretarial and administrative services. As of June 30, 2026 and December 31, 2025, there were $95,183 and $22,883 in accrued expenses - related party for expenses incurred under this agreement, respectively.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company has had no borrowings under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Shares and shares issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement executed upon May 4, 2023. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

Underwriting Agreement

Simultaneously with the Initial Public Offering, the Underwriter fully exercised the over-allotment option to purchase an additional 1,500,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $15,000,000.

The Underwriter was paid a cash underwriting discount of $0.20 per Unit, or $2,300,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.45 per unit, or $5,175,000 in the aggregate will be payable to the Underwriter for deferred underwriting commissions. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Underwriter Shares

Upon closing of the Initial Public Offering, the underwriters purchased 57,500 Class A ordinary shares (“Underwriter Shares”). The underwriters have agreed not to transfer, assign or sell the Underwriter Shares until the completion of the initial Business Combination. In addition, the underwriters have agreed (i) to waive its redemption rights with respect to the Underwriter Shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Underwriter Shares if the Company fails to complete its initial Business Combination within 12 months (or up to 18 months if the Company extends such period) from the closing of the Initial Public Offering.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2026 and December 31, 2025, there were 4,208,042 Class A ordinary shares issued and outstanding, including 737,543 Class A ordinary shares subject to possible redemption and classified as temporary equity. The remaining 3,470,499 shares are classified as permanent equity and are comprised of the Private Placement Shares.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. As of June 30, 2026 and December 31, 2025, there was 1 Class B Ordinary Share issued and outstanding.

NOTE 8. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination). The Company has agreed that as soon as practicable after the closing of its initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day following the closing of its initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. (b) The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if for capital raising purposes related to the closing of an initial Business Combination: (i) the Company issues equity or equity-linked securities at an issue price or with an exercise or conversion price, of less than $10.00 per Class A Ordinary Share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (such price the “Minimum Issue Price”); or (ii) the target entity (the “Target”) issues equity or equity-linked securities which, following the closing of the initial Business Combination, entitles the holder to receive equity or equity-linked securities of the post-initial Business Combination company (the “Combined Company”) at an issue price or with an exercise or conversion price of less than the Minimum Issue Price; or (iii) the Company, the Sponsor or the Target, directly or indirectly, enters into an arrangement to transfer to any third-party investor securities, cash or other property to effectively reduce the issue price, or exercise price or conversion price, as applicable, to a price less than the Minimum Issue Price; then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (x) the volume weighted average reported last sale price of the shares of the Combined Company on the principal market on which the shares are then traded during the measurement period of the 30 consecutive trading days commencing 150 days following the closing of the Business Combination (the “Measurement Period”) and (y) $3.00 (such price, the “Adjusted Warrant Exercise Price”); provided, however, that in no case may the adjusted warrant exercise price be greater than $11.50. In addition, in the event the exercise price of the warrants is adjusted as provided above, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to the Adjusted Warrant Exercise Price plus $6.50 (such adjusted redemption trigger price, the “New Redemption Trigger Price”). Notwithstanding anything to the contrary herein, the adjustment above shall not take into account any issuance of shares of the Combined Company to the Sponsor or its affiliates pursuant to the conversion of Founder Shares issued to the Sponsor prior to our initial public offering. Any determination as to whether the conditions above have been met shall be determined in good faith by the board of directors of the Combined Company based on the information known to the board of directors of the Combined Company at the time of the consummation of the initial Business Combination; the board of directors shall be entitled to rely on the information provided to it without further inquiry. Following the determination by the board of directors, the Combined Company shall provide prompt public notice of the Adjusted Warrant Exercise Price and the New Redemption Trigger Price when and as determined.

Redemption of warrants when the price per share of Class A Ordinary Shares equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if the last reported sale price of Class A Ordinary Shares on each day of the Measurement Period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A Ordinary Shares is available throughout the Measurement Period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period or during any Extension Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

The Company accounts for the 5,750,000 Public Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity. As of June 30, 2026 and December 31, 2025, there were 5,750,000 Public Warrants outstanding.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Amount at Fair
Description	Value	Level 1	Level 2	Level 3
June 30, 2026 (Unaudited)
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$9,103,236	$9,103,236	$—	$—

	Amount at Fair
Description	Value	Level 1	Level 2	Level 3
December 31, 2025
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$8,813,038	$8,813,038	$—	$—

NOTE 10. SEGMENT REPORTING

ASC Topic 280. “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Co-Chief Executive Officer, Mattia Tomba, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Operating and formation costs	$334,806	$321,051	$697,800	$722,490
Gain on investments held in Trust Account	$79,626	$126,034	$157,442	$250,442

The key measures of segment profit or loss reviewed by our CODM are Gain on investments held in Trust Account and Operating and formation costs. The CODM reviews Gain on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews Operating and formation costs to manage, maintain, and enforce all contractual agreements to ensure costs are aligned with all agreements and budgets.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2026

(UNAUDITED)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as follows:

On July 10, 2026, a Form 25-NSE, “Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934”, was filed with the SEC by the Company, and the Company has continued trading its securities on the over-the-counter market.

On September 8, 2026, the Company’s shareholders approved an amendment to its Amended and Restated Memorandum and Articles of Association to extend the business combination deadline from September 9, 2026 to September 9, 2027, on a month-to-month basis at the directors’ discretion. Each monthly extension requires a deposit into the Trust Account of the lesser of $30,000 or $0.03 per non-redeemed public Class A ordinary share.

In connection with the September 8, 2026 annual general meeting, 548,987 public Class A ordinary shares were redeemed, leaving 188,556 public shares outstanding and approximately $2.4 million in the Trust Account. The monthly extension contribution based on the remaining public shares is $5,656.68.

Annex A

BUSINESS COMBINATION AGREEMENT

dated

August 22, 2025

by and among

ALCHEMY INVESTMENTS ACQUISITION CORP 1,

a Cayman Islands exempted company limited by shares,

as the Parent,

ALCHEMY ACQUISITION HOLDINGS, INC.,

a Delaware corporation,

as the Buyer,

ALCHEMY MERGER SUB, LLC,

a Delaware limited liability company,

as Newco,

CARTIGA, LLC,

a Delaware limited liability company,

as the Company, and

Halle Benett, as the Sellers’ Representative

A-i

A-ii

Exhibits

A — Form of Buyer Amended and Restated Certificate of Incorporation

B — Form of Buyer Amended and Restated Bylaws

C — Form of OpCo Amended and Restated Limited Liability Company Agreement

D — Form of Exchange Agreement

E — Form of Support and Non-Redemption Agreement

F — Form of Support Agreement

G — Form of Registration Rights Agreement

H — Form of Lock-up Agreement

I — Form of Tax Receivable Agreement

J — Form of Shareholders Agreement

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is dated as of August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (the “Parent”), Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of the Parent (“Buyer”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Buyer (the “Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company”) and Halle Benett, as the Sellers’ Representative (as defined below). Each of the Parent, the Buyer, Newco, the Company and the Sellers’ Representative is also referred to herein as a “Party” and collectively, the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, at least one (1) Business Day (as defined below) prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, the Parent shall re-domicile as and become a Delaware corporation by means of a merger of the Parent with and into the Buyer, with the Buyer becoming the surviving corporation in the merger (the “Domestication”);

WHEREAS, the Parent and the Buyer intend that, for United States federal and applicable state income tax purposes, the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (as defined below) promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code with respect to the Domestication;

WHEREAS, immediately prior to the Domestication, the Certificate of Incorporation and Bylaws of the Buyer shall provide for substantially the same capital structure as the Parent including, without limitation, the number and type of authorized shares comprised in the capital structure of the Parent, and upon the Domestication, such Certificate of Incorporation and Bylaws of the Buyer shall continue to be the Certificate of Incorporation and Bylaws of the Buyer;

WHEREAS, prior to the Effective Time (as defined below), the Buyer will file an amended and restated certificate of incorporation (the “Buyer A&R Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Exhibit A hereto and adopt bylaws substantially in the form attached as Exhibit B (together with the Buyer A&R Certificate of Incorporation, the “Buyer A&R Organizational Documents”) hereto which provide, among other things, that the Buyer will have two (2) classes of common stock: Class A common stock and Class B common stock;

WHEREAS, at the Closing, Newco will be merged with and into the Company (the “Merger”), whereupon the separate limited liability company existence of Newco shall cease and the Company shall be the surviving company (the Company following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, at the Closing, the existing limited liability company agreement of the Company (the “Company LLC Agreement”) will be amended and restated in the form attached as Exhibit C hereto (the “OpCo LLCA”) to, among other things, make the Buyer the sole managing member of the OpCo and include as an exhibit thereto an Exchange Agreement in the form attached as Exhibit D hereto (the “Exchange Agreement”) pursuant to which the Buyer, the Company, and the Sellers (as defined below) will, among other things, provide for the exchange of each Seller’s Class B Stock and Units for Class A Stock;

WHEREAS, each of the Board of Directors of the Parent (the “Parent Board”) and the Buyer (the “Buyer Board”) has unanimously (1) determined that each of the Domestication and the Merger is fair to, and in the best interests of, the Parent and Buyer and its sole stockholder, as applicable, and has approved and adopted this Agreement and declared its advisability and approved the Domestication, the Merger and the payment of the Merger Consideration to the members of the Company (the “Sellers”) pursuant to this Agreement and the other transactions contemplated by this Agreement (the “Transactions”), and (2) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of the Parent and the Buyer, as applicable;

WHEREAS, the Board of Managers of the Company (the “Company Board”) (1) has unanimously determined that the form, terms, and provisions of this Agreement, including all exhibits and schedules attached thereto are fair, advisable, and in the best interest of the Company and its members and has approved this Agreement and declared its advisability and approved the Merger and the Transactions, and (2) has recommended the approval and adoption of this Agreement and the Merger to the members of the Company (the “Company Board Recommendation”);

WHEREAS, the Buyer, in its capacity as the sole member of Newco (the “Newco Member”), has determined that the Merger is fair to, and in the best interests of, Newco and such sole member and approved and adopted this Agreement and declared its advisability and approved the Merger and the Transactions;

WHEREAS, the Parent, the Buyer, the Sponsor (as defined below), the Company and the directors and officers of Parent and the Buyer have, concurrently with the execution and delivery of this Agreement, entered into support and non-redemption agreements, dated as of the date hereof (the “Support and Non-Redemption Agreements”) substantially in the form attached hereto as Exhibit E, providing that, among other things, the Sponsor and the directors and officers of the Parent and the Buyer (1) will vote their equity securities of the Parent in favor of the Parent Proposals (as defined below), and (2) will not exercise its Redemption Rights (as defined herein) and (3) the Sponsor will waive any adjustment to the conversion ratio set forth in the Parent Organizational Documents;

WHEREAS, the Parent, the Buyer, the Company, and certain equity holders of the Company have, concurrently with the execution and delivery of this Agreement, entered into support agreements, dated as of the date hereof (the “Support Agreements”) substantially in the form attached hereto as Exhibit F, providing that, among other things, such equity holders of the Company will vote their equity securities of the Company in favor of the adoption of this Agreement and the Merger;

WHEREAS, in connection with the Closing, the Parent, the Buyer, the Company, certain shareholders of the Parent, certain members of the Company, and certain other parties, shall enter into an Amended and Restated Registration and Shareholder Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G;

WHEREAS, the Parent, the Buyer, the Company, the Sellers and certain equity holders thereof have, concurrently with the execution and delivery of this Agreement, entered into Lock-up Agreements (the “Lock-up Agreements”) substantially in the form attached hereto as Exhibit H, pursuant to which the Buyer Class B Stock and Units included in the Merger Consideration, as well as any Buyer Class A Stock exchanged therefor pursuant to the Exchange Agreement, shall be subject to a lock-up period of time set forth therein;

WHEREAS, in connection with the Closing, Buyer, OpCo, and certain equityholders of the Company shall enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit I; and

WHEREAS, in connection with the Closing, the Buyer, OpCo, and certain equityholders of the Company and their affiliates shall enter into a Shareholders Agreement (the “Shareholders Agreement”) substantially in the form attached hereto as Exhibit J.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions.    The following terms, as used herein, have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding, hearing, audit, assessment, arbitration, audit or investigation by or before any Governmental Authority.

“Additional Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the Registration Rights Agreement, the Lock-up Agreements, the OpCo LLCA, the Tax Receivable Agreement, the Exchange Agreement and the Shareholders Agreement.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Proceeds” means the aggregate cash available at Closing, such amount equal to the sum of (a) the Buyer’s Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), (b) cash on the consolidated balance sheet of the Company as of the Closing Date and (c) the net proceeds of the Financing (as defined below) after subtracting any related expenses thereof, if any.

“Anti-Corruption Laws” means, as applicable (a) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws (as defined below) of other countries, (b) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) the UK Bribery Act 2010, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (f) similar legislation applicable to the Company or any Company Subsidiary (as defined below) from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Systems that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Buyer Class A Stock” means the Buyer’s Class A common stock, par value $0.0001 per share.

“Buyer Class B Stock” means the Buyer’s Class B common stock, par value $0.0001 per share.

“Buyer Common Stock” means the Buyer Class A Stock and Buyer Class B Stock.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent, the Buyer or Newco taken as a whole; or (b) would prevent, materially delay or materially impede the performance by the Parent, the Buyer or Newco of their respective obligations under this Agreement or the consummation of the Domestication or the Merger, as applicable, or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Buyer Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP (as defined below); (ii) events or conditions generally affecting the industries or geographic areas in which the Buyer operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by the Buyer as expressly required by this Agreement or any Additional Agreement, (vi) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company or any Company Subsidiary has requested or to which the Company or any Company Subsidiary has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Buyer is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Buyer operates.

“Buyer Organizational Documents” means: (a) the Certificate of Incorporation of the Buyer and (b) the Bylaws of the Buyer.

“Buyer Preferred Stock” means share of the Buyer’s preferred stock par value $0.0001 per share.

“Buyer Transaction Expenses” means the Parent’s or the Buyer’s Unpaid SPAC Fees plus the Transaction Expenses (as defined below) incurred by the Parent or the Buyer as of the Closing (excluding expenses incurred in connection with arranging the Financing which shall be subtracted from the Financing itself).

“Buyer Unit” means each successor to a Parent Unit after the Domestication composed of (a) one share of Buyer Class A Stock and (b) one-half (1/2) of a Buyer Warrant.

“Buyer Warrant” means each successor to a Parent Warrant after the Domestication and entitling the holder thereof to purchase one (1) share of Buyer Class A Stock at an exercise price of $11.50 per share, subject to adjustment.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.

“Commercial OTS Software” means “shrink wrap”, “click wrap”, “browse wrap”, or other generally commercially available Software, including such Software made available on an “— as-a-service” basis.

“Company Acquisition Proposal” means any offer, proposal or indication of interest from any third party relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition by a third party, directly or indirectly, of more than 50% of the outstanding Company Equity Interests, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third party beneficially owning (as defined under Section 13(d) of the Exchange Act) more than 50% of the Company Equity Interests; or (b) any acquisition by any third party, directly or indirectly, of more than 50% of the assets of the Company, measured on a fair market value basis, or to which 50% or more of the net revenues or net income of the Company are attributable, in the case of each of clause (a) and (b), whether pursuant to a merger, consolidation, reorganization, recapitalization, liquidation, dissolution, share exchange or other business combination, sale of equity, sale of assets, tender offer, exchange offer or similar transaction involving the Company.

“Company Certificate of Formation” means the certificate of formation of the Company filed with the Delaware Secretary of State on April 25, 2019.

“Company Equity Interests” means all of the limited liability company equity interests of the Company.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or purports to have a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including SARS-CoV-2 or COVID-19 pandemic, including any evolutions or mutations of the SARS-CoV-2 virus (the “COVID-19 Pandemic”) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing)); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Additional Agreement; (vi) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, agents or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty set forth in Section 5.5 or Section 5.6); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (vii) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Buyer has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Owned Software” means all Software within the Company Owned IP.

“Company Transaction Expenses” means the Transaction Expenses incurred by the Company as of the Closing (excluding expenses incurred in connection with arranging the Financing which shall be paid from the proceeds thereof, if any).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers, customers or agents of the Company or any Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“Consumer/Commercial Purchase and Related Agreements” means each of the following Contracts to which the Company or any Company Subsidiary is a party: (a) consumer purchase agreements and similar Contracts along with the related Irrevocable Letters of Direction, Attorney Acknowledgements and other related Contracts, (b) loan and pre-settlement sale of contingent proceeds agreements and related Contracts, (c) loan and post-settlement attorney fee purchase agreements and related Contracts, and (d) Contracts entered into pursuant to any Litigation Funding Law or Litigation Funding Permit.

“Contracts” means each Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology subject to such license, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form), (b) in the case of Software and Technology, be licensed for the purpose of preparing derivative works, (c) in the case of Software and Technology, be licensed under terms that allow products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (d) in the case of Software and Technology, be redistributable at no license fee. Copyleft Licenses include the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Common Development and Distribution License (CDDL), the Eclipse Public License and all Creative Commons “share alike” licenses.

“COVID-19 Response” means any reasonable action or reasonable inaction by the Company taken (or not taken), on or following March 1, 2020, to the extent reasonably necessary in the applicable jurisdiction, taking into account the scope and duration of such action or inaction in such jurisdiction, to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any United States Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“Data and Technology Protection Requirements” means all applicable (i) Privacy Laws; (ii) Privacy Policies in effect; (iii) terms of any agreements and/or codes-of-conduct to which Company or any Company Subsidiary is bound by Law, and including PCI-DSS applicable to Company or any Company Subsidiary or with which the Company or any Company Subsidiary holds itself out as being compliant, relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Information; (iv) the Company’s or any Company Subsidiary’s written rules, policies, and procedures, relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure of cross-border transfer of Personal Information; and (v) the terms of any Contracts relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure, or cross-border transfer of Personal Information.

“Data Processor” means a natural or legal Person, public authority, agency or other body which Processes Personal Information on behalf of, at the direction of or while providing services to the Company or any Company Subsidiary.

“Debt for Borrowed Money” means with respect to any Person, all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, Software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or any Company Subsidiary or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other material retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten, whether formal or informal, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of the Company Subsidiaries.

“Environmental Laws” means any Laws relating to pollution or protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.

“Equity Value” means an amount equal to $540,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Equity Value by (b) the Reference Price.

“Financing” means any transaction or series of related transactions, whether in the form of debt, equity, asset-backed securities, convertible instruments, structured equity, warrants, debt with warrants, hybrid securities, or any other financing instrument or arrangement, whether now known or hereafter developed, including any combination thereof. “Financing” also includes any amendment, modification, refinancing (in excess of the original amount), replacement, extension, or restructuring of any such instrument or arrangement.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof or (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator.

“Hazardous Substances” means any substances, wastes, or materials defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice (or, with respect to the Company, in the Ordinary Course of Business)), (e) all Indebtedness of others (other than the Company or any Company subsidiary) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all guarantees by such Person of the Indebtedness of another Person (other than the Company or any Company subsidiary), (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, (j) any obligations that the Person has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Person under the CARES Act and applicable rules and regulations thereunder, and (k) any agreement to incur any of the same.

“Information Security Program” means a collection of policies, procedures, and controls that help an organization protect its Business Data from unauthorized access, breaches, and leaks.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights (including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any) associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of invention, and all applications (including provisional and non-provisional applications) and registrations therefore, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions, counterparts, validations, and reexaminations thereof, (b) trademarks and service marks, trade dress, product configurations, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, extensions, designations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) Technology, (e) rights of publicity, and all other intellectual property or proprietary rights of any kind or description, (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Systems and Software, and (g) all legal rights arising from any of the foregoing, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IP Contracts” means, collectively, any and all Contracts to which the Company or any Company Subsidiary is a party, or by which any of its respective properties or assets is bound, in any case under which the Company or a Company Subsidiary (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Owned IP or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements); in each case other than (A) Contracts for Commercial OTS Software, excluding any Contract under which such Commercial OTS Software is non-exclusively licensed on standard commercial terms for an aggregate fee of less than $50,000, and where such Software is not embedded in any customer-facing Company Owned Software, (B) Contracts under which the Company or a Company Subsidiary is granted a right in or to any Open Source Materials, (C) Contracts with the Company’s or a Company Subsidiary’s employees or contractors on Company’s or a Company Subsidiary’s standard forms, respectively, involving the assignment of Intellectual Property to Company or a Company Subsidiary, and (D) customary non-disclosure agreements entered into in the Ordinary Course of Business.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Company Disclosure Schedule (as defined below), and in the case of the Buyer, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Parent Disclosure Schedule (as defined below), in each case, after reasonable inquiry of direct reports.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company or any Company Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Company Subsidiary holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, license, pledge, adverse claim or other encumbrance of any kind, including any encumbrance that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Litigation Funding Law” means the Illinois Consumer Legal Funding Act, the Missouri Consumer Legal Funding Act, the Oklahoma Consumer Litigation Funding Act, the South Carolina Consumer Protection Code, the Tennessee Litigation Financing Consumer Protection Act and the Utah Maintenance Funding Practices Act, each as amended, and each similar law governing the engagement of a Person in the business of making loans to or purchasing contingent proceeds from third Persons’ pre-settlement or post-settlement disputes.

“Litigation Funding Permit” means any Company Permit (as defined below) required for the Company or any Company Subsidiary to engage in its business of making loans to or purchasing contingent proceeds from third Persons’ pre-settlement or post-settlement disputes.

“Material Company Subsidiary” means each Company Subsidiary that, in any of the three (3) fiscal years prior to the date of this Agreement, or as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such period in excess of 10% of the consolidated revenues of the Company or total assets of the Company.

“Merger Consideration” means, for each Seller, a number of Units and shares of Buyer Class B Stock equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by each Seller as of the Closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

“Newco Certificate of Formation” means the certificate of formation of Newco, dated as of June 11, 2025.

“Newco Organizational Documents” means the Newco Certificate of Formation and the limited liability company agreement of Newco.

“Open Source Materials” means any Software or other Technology that is subject to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the Common Development and Distribution License (CDDL), the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software or Technology that is considered “free” or “open source software” by the Open Software Foundation or the Free Software Foundation, or any of their successor organizations, (c) the Server Side Public License or (d) any Copyleft License.

“Ordinary Course of Business” means, at any given time, the ordinary course of operations of the business, consistent in all material respects with past practice and any COVID-19 Response taken by the Company.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares (as defined below) and the Parent Class B Ordinary Shares (as defined below).

“Parent Organizational Documents” means: (a) the Second Amended and Restated Articles of Association of the Parent and (b) the Amended and Restated Memorandum of Association of Parent.

“Parent Unit” means each unit of the Parent issued in the IPO (as defined below) composed of (a) one Parent Class A Ordinary Share and (b) one-half (1/2) of a Parent Warrant.

“Parent Warrant” means each warrant of the Parent entitling the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, easements, exceptions, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) for Tangible Personal Property and Real Property assets, such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current ownership, value or use of such assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar inchoate statutory Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens, in each case consistent with past practice relating to amounts which are not delinquent and which individually or in the aggregate are not material to the Company’s business, (c) Liens for Taxes that are not yet due and delinquent, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (e) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions or record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements (as defined below) and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information relating an identified or identifiable Person, device, or household including but not limited to “personal information,” “personal data,” “personally identifiable information” or similar terms as defined by Privacy Laws.

“Privacy Laws” means all applicable Laws, industry requirements, and contracts governing the data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information, including, to the extent applicable: (a) the following Laws and their implementing regulations: the Fair Credit Reporting Act, 15 U.S.C. 1681; the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. § 6101 et seq.; Children’s Online Privacy Protection Act, 15 U.S.C. §§ 6501 et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; United States state consumer privacy laws such as the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) and General Data Protection Regulation (2016/ 679); and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, and all implementing regulations and requirements, and other similar Laws; (b) applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Privacy Policies” means all publicly posted and internal policies, notices and privacy statements concerning the Processing, privacy and security of Business Data.

“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Law) of such data.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, Permits, and rights-of-way which are appurtenant thereto.

“Redemption Rights” means the right of the holders of Parent Ordinary Shares or shares of Buyer Common Stock to redeem all or a portion of their Parent Ordinary Shares or shares of Buyer Common Stock (in connection with the Transactions or otherwise) as set forth in the organizational documents of the Parent or the Buyer as amended from time to time.

“Reference Date” means January 1, 2022.

“Reference Price” means $10.00.

“Registered Company Owned IP” means all domain names, Social Media Handles within the Company Owned IP and all other Company Owned IP that is the subject of an issued patent or a registration (or a patent application or an application for registration).

“Representatives” means, with respect to any person, such Person’s directors, managers, officers, employees, agents or advisors, investment bankers, attorneys, accountants and other authorized advisors or representatives.

“Requisite Approval” means the approval of this Agreement, the Additional Agreements and the Transactions by at least the number of Company Equity Interests required pursuant to the LLC Act, the Company certificate of formation, the limited liability company agreement of the Company and any other contract to which the Company is party or otherwise bound.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic (LNR) regions of Ukraine) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under the insurance law of an insurance company’s domiciliary jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means security breach or breach of Personal Information under any applicable Data and Technology Protection Requirements.

“Security Incident” means any unauthorized access, use, disclosure, modification, or destruction of information or interference with the operations of any Business System.

“shareholder” means a holder of stock or shares, as appropriate.

“Software” means any and all (a) computer programs, firmware, middleware, applications, application programming interfaces (APIs), software development kits (SDKs), software and computer code (whether in Source Code, object code or other form), Source Code, models, algorithms, methodologies and implementations thereof, (b) development tools, descriptions and flow charts, schematics, statements of principles of operation and architecture standards describing data flows, data structure, and control logic, (c) data, metadata, databases and compilations of data, whether machine readable or otherwise, and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Source Code” means the source code, including other code for any Software that may be capable of or intended to be translated into object code through assembly, compiling or otherwise, or capable of or intended to be interpreted (e.g., by an interpreter), in each case, for operation or execution, including all comments and procedural code.

“Sponsor” means Alchemy DeepTech Capital LLC, a Delaware limited liability company.

“Subsidiary” of a Person means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are controlled or owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited, bona fide written Company Acquisition Proposal, on terms that the Company Board determines, in its reasonable judgment to be more favorable to its members from a financial point of view than the terms of the Transactions (including in case the Company implied equity value in such offer is greater than the Equity Value).

“Systems” means the hardware, Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communication network equipment, telecommunication equipment, networks, interfaces, platforms, servers, peripherals, and computer systems related to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format), including any outsourced systems and Processes, and any Software, systems, platforms, infrastructure and services provided via the cloud or “— as-a-service.”

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary and other tangible property.

“Tax” or “Taxes” means any and all taxes (including any similar duties, levies or other governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, license, severance, capital, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Technology” means (a) algorithms, architectures, business and marketing plans and proposals, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, databases, designs, developments, development information, discoveries, documentation, drawings, engineering, equipment, financial and accounting data, formulae, formulations, ideas, improvements, industry analyses, industry models, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), layouts, machines, marketing information, methodologies, methods, personal Information, plans, pricing and cost information, procedures, processes, products, proposals, protocols, prototypes, research, routines, schematics, Software, specifications, supplier lists, systems (including Systems and production systems), technical data, techniques and other technology; (b) technical, engineering, manufacturing, product, and other information and materials; (c) development tools; (d) works of authorship, including Software; (e) Internet domain names and Internet websites; (f) social media user names, handles, hashtags and account names (“Social Media Handles”); and (g) know-how and trade secrets.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Additional Agreements, and all other agreements, certificates and instruments executed and delivered by the Buyer, Newco or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Units” means units of equity interests in OpCo.

“Unpaid SPAC Fees” means Buyer’s unpaid or contingent liabilities, including but not limited to any fees and expenses associated with the Buyer’s initial public offering and operations prior to the date hereof.

“Virtual Data Room” means the virtual data room established by the Company and its Representatives labeled “Project Diesel” hosted by Datasite.

1.2Index of Defined Terms.    Each of the following terms is defined in the Section set forth below opposite such term:

Affiliate Contract	Section 5.25(a)
Affordable Care Act	Section 5.12(k)
Agreement	Preamble
Allocation	Section 8.11(e)
Alternative Acquisition Agreement	Section 8.5(a)
Alternative Transaction	Section 8.5(a)
Antitrust Laws	Section 8.13(a)
Audited Financial Statements	Section 5.7(a)
Available Closing Buyer Cash	Section 8.17
Blue Sky Laws	Section 5.5(b)
Board	Section 9.3(i)
Business Combination	Section 7.3
Buyer	Preamble
Buyer A&R Certificate of Incorporation	Recitals
Buyer A&R Organizational Documents	Recitals
Buyer Approval	Section 8.2(b)
Buyer Board	Recitals
Certificate of Merger	Section 3.2
Closing	Section 3.3
Closing Date	Section 3.3
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Recommendation Change	Section 8.5(d)
Company Disclosure Schedule	Article V
Company Liability Limitations	Section 10.3(c)
Company LLC Agreement	Recitals
Company Member Approval	Section 5.21
Company Members Meeting	Section 8.3
Company Permits	Section 5.6(a)
Company Related Parties	Section 10.3(c)
Company Subsidiary	Section 5.1(a)
Confidentiality Agreement	Section 8.4(b)
Contribution Units	Section 4.1(b)(ii)
COVID-19 Pandemic	Section 1.1

Domestication	Recitals
Domestication Intended Tax Treatment	Recitals
Effective Time	Section 3.3
Environmental Permits	Section 5.17
ERISA Affiliate	Section 5.12(c)
Exchange Agent	Section 4.3(a)
Exchange Agreement	Recitals
Exchange Fund	Section 4.3(a)
Final Allocation	Section 8.11(e)
Financial Statements	Section 5.7(a)
Flow-Through Return	Section 8.11(d)
GAAP	Section 5.7(b)
Initial Financial Information	Section 8.1(b)
Interim Financial Statements	Section 5.7(a)
Interim Financial Statements Date	Section 5.7(a)
IPO	Section 7.3
IRS	Section 5.12(b)
Law	Section 5.5(a)
LLC Act	Recitals
Lock-up Agreements	Recitals
Material Contracts	Section 5.18(a)
Maximum Annual Premium	Section 8.7(b)
Merger	Recitals
Merger Intended Tax Treatment	Section 3.11
Merger Payment Schedule	Section 4.3(h)
Nasdaq	Section 6.7(d)
New Incentive Plan	Section 8.6
Newco	Preamble
Newco Member	Recitals
Newco Member Approval	Section 8.2(c)
Newco Unit	Section 4.1(b)
Nonparty Affiliate	Section 12.11
OpCo	Recitals
OpCo LLCA	Recitals
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Class A Ordinary Shares	Section 6.3(a)
Parent Class B Ordinary Shares	Section 6.3(a)
Parent Disclosure Schedule	Article VI
Parent Preference Shares	Section 6.3(a)
Parent Proposals	Section 8.1(a)
Parent SEC Reports	Section 6.7(a)
Parent Shareholder Approval	Section 8.2(a)
Parent Shareholders’ Meeting	Section 8.1(a)
Parties	Preamble
Party	Preamble
PCAOB Audited Financials	Section 8.14
Plans	Section 5.12(a)
Pre-Closing Returns	Section 8.11(d)
Prospectus	Section 7.3
Proxy Statement	Section 8.1(a)
Public Shareholders	Section 7.3
Real Property Laws	Section 5.14(e)
Registration Rights Agreement	Recitals

Registration Statement	Section 8.1(a)
Released Claims	Section 7.3
Remedies Exceptions	Section 5.4
Required Financials	Section 8.1(b)
Sellers	Recitals
Sellers’ Representative	Section 11.1
Sellers’ Representative Authorized Action	Section 11.6
Subscription Agreements	Section 8.16
Superior Offer Notice Period	Section 8.5(d)
Support Agreements	Recitals
Support and Non-Redemption Agreements	Recitals
Tax Accounting Firm	Section 8.11(e)
Tax Positions	Section 8.11(f)
Tax Receivable Agreement	Recitals
Terminating Buyer Breach	Section 10.1(g)
Terminating Company Breach	Section 10.1(f)
Termination Fee	Section 10.3(a)
Transaction Expenses	Section 4.4
Transactions	Recitals
Trust Account	Section 6.13
Trust Agreement	Section 6.13
Trust Fund	Section 6.13
Trustee	Section 6.13
WARN	Section 5.13(d)
Written Consent	Section 8.3

ARTICLE II

CONSTRUCTION

2.1Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE III

THE DOMESTICATION AND MERGER

3.1Domestication.

(a)Subject to receipt of the Parent Shareholder Approval (as defined below) and pursuant to the Cayman Islands Companies Act and DGCL, at least one (1) Business Day prior to the Closing Date, the Parent shall re-domicile as and become a Delaware corporation by means of a merger of the Parent (in accordance with the requirements of the Cayman Islands Companies Act and the DGCL) with and into the Buyer, with the Buyer becoming the surviving corporation in the merger and the Buyer changing its legal name to “Cartiga Holdings, Inc.”

(b)In connection with the Domestication, every outstanding Parent Class A Ordinary Share, Parent Class B Ordinary Share, Parent Preference Share, Parent Unit and Parent Warrant shall convert to an equal number of shares of Buyer Class A Stock, shares of Buyer Class B Stock, shares of Buyer Preferred Stock, Buyer Units and Buyer Warrants, respectively.

3.2Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with the applicable provisions of the LLC Act, Newco shall be merged with and into the Company. Following the Merger, the separate limited liability company existence of Newco shall cease, and the Company shall continue as the OpCo in the Merger.

3.3Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents, at 1:00 p.m., Eastern time, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of LLC Act and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the LLC Act. The Merger shall become effective at such date and time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Newco and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

3.4Certificate of Formation; Limited Liability Company Agreement.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company, the certificate of formation of the Company shall become the certificate of formation of OpCo.

(b)At the Effective Time, and without any further action on the part of the Company or Newco, the existing limited liability company agreement of the Company shall be terminated in accordance with its terms, the certificate of formation of the OpCo, and as provided by Law.

3.5Limited Liability Agreement of the OpCo.  The Parties shall take all actions necessary so that at the Effective Time the OpCo LLCA shall be entered into and duly executed and adopted as required under the LLC Act.

3.6Board of Managers and Officers; Buyer Board.

(a)Each of the Parties will take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time the sole managing member of the OpCo is the Buyer and the initial officers of the OpCo shall be the individuals set forth on Section 3.6(a) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein, each to hold office in accordance with the OpCo LLCA.

(b)The Parent shall cause the Board and the officers of the Buyer as of immediately following the Effective Time to be the individuals set forth on Section 3.6(b) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein; provided, that (i) the Company shall be entitled to identify six (6) nominees to the Buyer Board for inclusion in the Proxy Statement (as defined below) and (ii) the Sponsor shall be entitled to identify one (1) nominee to the Buyer Board for inclusion in the Proxy Statement.

3.7Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Newco shall vest in the OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo.

3.8No Further Ownership Rights in Company Equity Interests.  At the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Equity Interests on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests, except as otherwise provided for herein or by Law.

3.9Withholding Rights.  Notwithstanding anything to the contrary contained in this Agreement, the Buyer, the Company, OpCo and the Exchange Agent (as defined below) shall be entitled to deduct and withhold from any payments required pursuant to this Agreement or any Additional Agreement, such amounts as are required to be deducted and withheld to pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

3.10 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the OpCo with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the managing member, officers and directors of the OpCo are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.11 Tax Treatment of the Transaction. The Parties acknowledge and agree that for U.S. federal income Tax purposes and applicable state and local Tax purposes, they intend that (a) the Domestication qualify for the Domestication Intended Tax Treatment, and (b) (i) the Merger be treated as resulting in a continuation of the Company for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (ii) the receipt by the Sellers of the Merger Consideration be treated as a recapitalization of the Sellers’ partnership interests in the Company in a transaction that is disregarded for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (iii) the contribution by the Buyer of the assets of Newco immediately prior to the Merger to the Company be governed by Section 721 of the Code (and any similar applicable state and local provisions of Tax law) (collectively, the “Merger Intended Tax Treatment”). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication does not qualify for the Domestication Intended Tax Treatment or the Merger does not qualify for the Merger Intended Tax Treatment.

ARTICLE IV

CONVERSION OF EQUITY SECURITIES; CLOSING MERGER CONSIDERATION

4.1	Conversion of Equity Securities.

(a)Immediately prior to the Effective Time:

(i)the Buyer will adopt the Buyer A&R Organizational Documents which provide, among other things, that the Buyer will have two (2) classes of common stock: Buyer Class A Stock and Buyer Class B Stock;

(ii)each share of Buyer Class B Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall be automatically converted to one (1) share of Buyer Class A Stock; and

(iii)each outstanding Buyer Unit shall separate into its individual components of one (1) share of Buyer Class A Stock and one-half (1/2) of a Buyer Warrant.

(b)At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Newco, the Company or the Sellers:

(i)The Company Equity Interests that are issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into, with respect to each Seller, each Seller’s right to receive, without interest, his, her or its Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Article IV.

(ii)The units of equity interests of Newco (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Buyer, be converted into an aggregate number of Units equal to the sum of (A) the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of any Redemption Rights and (B) the aggregate number of shares of Buyer Class A Stock issued pursuant to the consummation of the transactions contemplated in the Subscription Agreements (as defined below), if any (together, the “Contribution Units”).

(iii)Each share of Buyer Class B Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall be automatically converted to one share of Buyer Class A Stock.

4.2Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, at the Effective Time, the Buyer shall contribute to OpCo, as a capital contribution in exchange for the Contribution Units pursuant to Section 4.1(b)(ii), (a) the Aggregate Cash Proceeds less (b) the Buyer Transaction Expenses and the Company Transaction Expenses.

4.3Exchange of Company Equity Interests.

(a)Exchange Agent. On the Closing Date, the Buyer shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Buyer and that is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Sellers, for exchange in accordance with this Article IV, an instrument or instruments representing the number of shares of Buyer Common Stock issuable by the Buyer pursuant to Section 4.1 (the “Exchange Fund”). As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), the Buyer shall cause the Exchange Agent to deliver to each Seller, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of Section 4.1(b)(i) and such Company Equity Interests shall forthwith be cancelled.

(c)Surrender. The Merger Consideration payable upon conversion of the Company Equity Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Interests.

(d)Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Buyer Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Equity Interests for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any Sellers who have not theretofore complied with this Section 4.3 shall thereafter look only to the Buyer for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Interests as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(f)No Liability. None of the Exchange Agent, the Buyer or OpCo shall be liable to any Seller for any Company Equity Interests (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.3.

(g)Fractional Shares. No certificates or scrip or shares representing fractional Buyer Common Stock shall be issued upon the exchange of Company Equity Interests and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Buyer or a holder of the Buyer Common Stock. In lieu of any fractional share of the Buyer Common Stock to which any holder of Company Equity Interests would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of the Buyer Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h)Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Merger Consideration (including, for the avoidance of doubt, the number of shares of Buyer Class B Stock to each Seller at the Closing).

(i)Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Equity Interests shall have been lost, stolen or destroyed, the Buyer shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration.

4.4Payment of Expenses. The Parent and the Company will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other Representatives or consultants) in connection with this Agreement and the Transactions contemplated hereby (collectively, the “Transaction Expenses”); provided, that (a) the fees, costs and expenses incurred in connection with filing for antitrust and regulatory approvals, if any, shall be borne and paid when due fifty percent (50%)

by the Parent and fifty percent (50%) by the Company, and (b) immediately after the Closing, the aforementioned Transaction Expenses, and any Transfer Taxes arising as a result of the consummation of the Transactions contemplated by this Agreement, will be paid from the capital of the Buyer. The Parent and the Company shall use commercially reasonable efforts to cause the Transaction Expenses not to exceed $8,000,000 in the aggregate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to the Parent, the Buyer and Newco in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent to the Buyer on its face or cross-referenced), the Company hereby represents and warrants to the Parent, the Buyer and Newco as follows:

5.1Organization and Qualification; Subsidiaries.

(a)The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)A true and complete list of all the Company Subsidiaries, together with the jurisdiction and date of incorporation or formation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.1(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

5.2Certificate of Formation and Limited Liability Company Agreement. The Company has prior to the date of this Agreement made available to the Buyer in the Virtual Data Room a complete and correct copy of the certificate of incorporation or formation and the bylaws, limited liability company agreement or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation or formation, bylaws, limited liability company agreement or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents.

5.3Capitalization.

(a)All of the issued and outstanding Company Equity Interests have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Equity Interests). Section 5.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Equity Interests that are authorized, issued or outstanding and the record and beneficial owners of such equity interests. There are no other authorized, issued or outstanding Company Equity Interests.

(b)There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Equity Interests or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, the Company or any Company Subsidiary.

(c)As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Interests or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Interests or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any Person.

(d)There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any units of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f)Except for the Company Equity Interests held by the members of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)All outstanding Company Equity Interests and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

5.4Authority Relative to This Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Member Approval (as defined below), to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Member Approval, which the Written Consent (as defined below) shall satisfy, and the filing and recordation of appropriate merger documents as required by the LLC Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Newco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

5.5No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by LLC Act and of the Permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 5.5(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract (as defined below), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the obtaining of any Permit, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and those filings and approvals set forth on Section 5.5(b) of the Company Disclosure Schedule and (ii) where the failure to obtain such Permit, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

5.6Permits; Compliance.

(a)Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary under Law applicable and necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, each Litigation Funding Permit (the “Company Permits”), except where the failure to have such Company Permits (other than a Litigation Funding Permit) would not reasonably be expected to have a Company Material Adverse Effect.

(b)No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Section 5.6(b) to the Company Disclosure Schedule sets forth a complete and correct list of each Company Permit, together with the name of the Governmental Authority issuing the same. Such Company Permits are valid and in full force and effect, and none of the Company Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. Neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Company Permit, and, to the Company’s knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Company Permit. Neither the Company nor any Company Subsidiary has received any written (or, to the Company’s knowledge, oral) notice from any Governmental Authority regarding any violation of any Litigation Funding Permit or material violation of any other Company Permit. There has not been and there is not any pending or, to the Company’s knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company or any Company Subsidiary involving any Company Permit, and neither the Company nor any Company Subsidiary has received any written communications from any Governmental Authority notifying the Company or Company Subsidiary of a Permit the Company does not currently possess, or has not applied for, that is required in connection with the Company’s or a Company Subsidiary’s operation of its operate properties or carrying on its business.

(c)Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected including, without limitation, any Litigation Funding Law, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(d)Neither the Company nor, to the knowledge of the Company, any Representative or other Person acting on behalf of the Company or any Company Subsidiary, is in violation in any material respect of, and, since the Reference Date, no such Person has failed to be in compliance in all material respects with, all applicable Laws and orders, writs, judgments, injunctions, decrees, determinations or awards from Governmental Authorities. Since the Reference Date, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company or any Company Subsidiary of, or failure on the part of the Company or any Company Subsidiary to comply with, or any liability suffered or incurred by the Company or any Company Subsidiary in respect of any material violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

5.7Financial Statements; Records.

(a)Correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2023, and September 30, 2024 including notes thereto (collectively, the “Audited Financial Statements”), and the related statements of income and operations and changes in stockholders equity and cash flows, for each the fiscal year then ended have been provided to the Parent. Reference is made to the unaudited consolidated balance sheet of the Company and the Company Subsidiaries for the period from October 1, 2024 to March 31, 2025, (the “Interim Financial Statements Date”), and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for such period (collectively, the “Interim Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”).

(b)The Audited Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and in accordance with the requirements of the PCAOB for public companies, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein.

(c)Neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, fixed or contingent, liquidated, or unliquidated, asserted or unasserted, or otherwise) except for (i) as specifically disclosed, reflected or fully reserved against and to the extent set forth on the Financial Statements, (ii) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date; or (iii) liabilities that are executory obligations arising under Contracts to which the Company or a Company Subsidiary is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law).

(d)Since the Reference Date, neither the Company nor any Material Company Subsidiary has received written notice of any complaint, allegation, assertion claim or other Action or threatened Action regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Material Company Subsidiary.

(e)To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)All Indebtedness of the Company and any Company Subsidiary (other than intercompany Indebtedness) is set forth on Section 5.7(f) of the Company Disclosure Schedule.

(g)All accounts payable arising subsequent to the date of the Interim Financial Statements, arose from bona fide transactions in the Ordinary Course of Business.

5.8Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to itself and the Company Subsidiaries: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.9Properties; Title to the Company’s Assets.

(a)All items of Tangible Personal Property are in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices or properties of the Company.

(b)The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on its Interim Financial Statements. No such tangible asset is subject to any Lien other than Permitted Liens.

(c)All Permits and regulatory authorizations, applications, submissions, registrations, listings and approvals therefore made to or granted by any regulatory or other Governmental Authority, including all data, documents and information contained therein, are owned by the Company or a Company Subsidiary and held, listed or registered in the name of the Company or a Company Subsidiary.

(d)The assets of the Company and the Company Subsidiaries, including the leased assets of the Company or the Company Subsidiaries, constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate its business immediately after the Closing in substantially the same manner as its business is currently being conducted.

5.10  Absence of Certain Changes or Events. From the Interim Financial Statements Date to the date of this Agreement, except as expressly contemplated by this Agreement: (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, other than due to any COVID-19 Response, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including any Company Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company Owned IP impliedly granted in the Ordinary Course of Business as part of a sale or lease of a good or service, and (c) there has not been a Company Material Adverse Effect.

5.11  Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened by or against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

5.12  Employee Benefit Plans.

(a)Section 5.12(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (collectively, whether or not material, the “Plans”).

(b)With respect to each Plan, the Company has made available to the Buyer in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement (or if no such copy exists, a written description of the material terms thereof), (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan during the past three (3) years and (vi) the most recent written results of all required compliance testing.

(c)None of the Plans is or was during the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation (including on account of an ERISA Affiliate) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)Except as set forth on Section 5.12(d) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) the Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)None of the Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder or (ii) as may be provided to a former employee during his or her severance period.

(f)Each Plan has been established, administered, maintained and funded in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business). All premiums due or payable with respect to insurance policies funding any Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s financial statements including, without limitation, the Financial Statements.

(g)Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of the Company nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(h)There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i)Neither the Company nor any Company Subsidiary has or could reasonably be expected to have any material liability (including on account of an ERISA Affiliate) under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j)Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(k)Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l)No Plan covers any employees outside of the United States.

5.13  Labor and Employment Matters.

(a)Section 5.13(a) of the Company Disclosure Schedule lists, as of August 1, 2025, the title of each person currently employed by the Company or any Company Subsidiary and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), commission, bonus or other incentive opportunity. No executive or key employee of the Company or any Company Subsidiary has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company or any Company Subsidiary, and, to the knowledge of the Company, no such person or persons has any plans to terminate employment with or services for the Company or any Company Subsidiary.

(b)Section 5.13(b) of the Company Disclosure Schedule lists, as of August 1, 2025, the title of each person currently engaged by the Company or any Company Subsidiary as a consultant or an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person. The Company and each Company Subsidiary have properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(c)There are no Actions pending or, to the knowledge of the Company, (i) threatened against the Company or any Company Subsidiary by any of their respective current or former employees, independent contractors or job applicants, and no such material Action has been filed, brought, or threatened in the past three (3) years; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board, and no such complaint has been filed, brought, or threatened in the past three (3) years; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(d)The Company and the Company Subsidiaries are and have been since the Reference Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, discrimination, harassment, retaliation, accommodations, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN”)), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, classification of employees (both as exempt or non-exempt, and as employee or independent contractor), and collective bargaining as required by Law and the appropriate Governmental Authority and are not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)During the past three (3) years, (i) no allegations of sexual or other discrimination, harassment, retaliation, or misconduct have been made against any director, officer, executive or manager of the Company or the Company Subsidiaries and (ii) no legal action or proceeding of any kind is pending or, to the knowledge of the Company, threatened, and no settlement agreement has been entered into, with respect to one of more of the Company or the Company Subsidiaries involving allegations of sexual or other discrimination, harassment, retaliation, or misconduct by any such employee.

(f)During the past three (3) years, none of the Company or the Company Subsidiaries has implemented any employee layoffs or plant closings that would or did implicate WARN. The Company and the Company Subsidiaries affirm that they have no outstanding WARN liability.

(g)All employees of the Company and the Company Subsidiaries are legally authorized to work in the location in which they work, and the Company and the Company Subsidiaries maintain accurate records concerning all I-9 filings for employees working in the United States.

5.14  Real Property.

(a)Neither the Company nor any Company Subsidiary owns, or has since the Reference Date owned, any Real Property.

(b)Section 5.14(b) of Company Disclosure Schedule sets forth a true, correct and complete list of all Leases. The Leases are the only Contracts pursuant to which the Company or any Company Subsidiary leases any real property or right in any Real Property. The Company has provided to Parent and Buyer accurate and complete copies of all Leases. The Company or the applicable Company Subsidiary has good, valid and subsisting title to its respective leasehold estates in the offices described on

Section 5.14(b) of Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary has breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or any Company Subsidiary or served upon the Company or any Company Subsidiary claiming any violation of any local zoning ordinance.

(c)With respect to each Lease, (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company or the Company Subsidiary, as applicable, has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s or the Company Subsidiary’s, as applicable, obligations thereunder has been granted by the lessor; (v) the Company or the Company Subsidiary, as applicable, has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or the Company Subsidiary or, to the Company’s knowledge, by any other party thereto; (vi) there existed, to the Company’s knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company or the Company Subsidiary thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company or the Company Subsidiary, as applicable, has not exercised early termination options, if any, under such Lease. The Company or a Company Subsidiary, as applicable, holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Leases have not been modified in any respect, except to the extent that such modifications are disclosed in the documents delivered to the Buyer. The Real Property leased by the Company or any Company Subsidiary is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used consistent with all applicable laws and Permits, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company or a Company Subsidiary, as applicable, is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property.

(d)Neither the Company nor any Company Subsidiary owes any brokerage commission with respect to any Real Property.

(e)With respect to all Real Property leased by the Company: (i) no portion thereof is subject to any pending eminent domain, condemnation or other similar proceeding or other proceeding by any Governmental Authority, court or judicial authority, and, to the Company’s knowledge, there are no threatened condemnation or other proceedings with respect thereto; (ii) neither the Company nor any Company Subsidiary is a party to any agreements with owners or users of real property adjacent to any Real Property relating to the use, operation or maintenance of such Real Property or any adjacent real property which could materially and adversely affect the operation of the business; (iii) all real estate Taxes due and payable, for which the Company or any Company Subsidiary as the tenant is responsible under the Leases, have been paid in full prior to any delinquency; (iv) the transactions contemplated by this Agreement will not result in a breach or default thereunder, and will not otherwise cause the Leases to cease to be legal, valid, binding enforceable and in full force and effect following the Closing Date; (v) the Company has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Real Property or any part or component thereof that could materially and adversely affect the insurability of such real property or cause any material increase in the premiums for insurance for such Real Property, that have not been cured or repaired; (vi) the Company or the Company Subsidiary, as applicable, currently maintains insurance in compliance with the Leases; (vii) the Real Property is in material compliance with all applicable building, zoning, subdivision, mining, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”); (viii) the current use and occupancy of the Real Property and operation of the business thereon do not materially violate any Real Property Laws or any of the Permits applicable to the operation of the business; and (ix) neither the Company nor any Company Subsidiary has received any notice of a violation of any Real Property Law or any of the Permits and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for any violation with respect to the Real Property.

5.15  Intellectual Property.

(a)Section 5.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Company Owned IP and all material unregistered trademarks within the Company Owned IP (showing in each case, as applicable, the filing date, date of issuance, and registration or application number, registrar, social media platform, or office, and the owner).

(b)The Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company Licensed IP. All Registered Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending. Neither the Company nor the Company Subsidiaries have disclosed to any other person, except for their employees and contractors (each of whom are obligated under the Company’s standard non-disclosure agreement to hold all Source Code in strict confidence) any Source Code of the Company Owned Software, and no Person will be entitled to obtain access to or possession of such Source Code as a result of the execution, delivery and performance of by the Company of this Agreement.

(c)The Company and each of its applicable Company Subsidiaries have taken and take steps consistent with generally accepted industry standards, and in any event used commercially reasonable efforts, to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information, and has executed a written agreement with each current and former officer and employee, contractor or other person involved in the development or creation of any material Intellectual Property on behalf of Company or any of the Company Subsidiaries obligating such Person to maintain the confidentiality of such trade secrets and other material Confidential Information. To the knowledge of the Company, (i) there has not been any breach by any such Persons to any such agreement, and (ii) no present or former officer, director, employee, agent or contractor has misappropriated any trade secrets or material Confidential Information of any third person in the course of the performance of responsibilities to the Company and the Company Subsidiaries or of Company and the Company Subsidiaries.

(d)Except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) there have been no claims filed and served or claims threatened in writing, against the Company or any Company Subsidiary, by any person in the past six (6) years (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other persons (including any unsolicited written demands or written offers to license any Intellectual Property from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property of other persons provided that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; (iv) there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, concerning Company IP; and (v) neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, in each case, that would materially restrict or impair Company’s or Company Subsidiaries’ ownership, registrability, enforceability, use or distribution of Company Owned IP.

(e)All Persons who have contributed, developed or conceived any Intellectual Property in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such Persons disclaimed their interest to such Intellectual Property or assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any such Intellectual Property, except where the Company or a Company Subsidiary owns such Intellectual Property by operation of law.

(f)The Company and Company Subsidiaries do not use and have not used any Open Source Materials or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, (ii) require the Company or any Company Subsidiary to publicly disclose any Source Code that is part of the Company Owned IP, or (iii) subject any Company Owned IP to a Copyleft License.

(g)The Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Reference Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

(h)The Company and each of the Company Subsidiaries currently and since the Reference Date (i) have had Privacy Policies regarding the Processing of Personal Information in connection with the operation of the business as currently conducted and (ii) have complied in all material respects with the Data and Technology Protection Requirements. The Company and the Company Subsidiaries have a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any individual that is Processed by or on behalf of the Company or such Company Subsidiary in connection with the operation of its business. The Company and Company Subsidiaries have delivered or made available to the Buyer true, complete, and correct copies of all Privacy Policies that are currently or since the Reference Date were in effect. The Company and Company Subsidiaries have implemented and maintained procedures to respond to and fulfill data subject rights requests, including, without limitation, rights of access, rectification, erasure, restriction of processing, data portability, and objection, as required by any applicable Data and Technology Protection Requirements. No requests for data subject rights have been made to the Company or Company Subsidiaries.

(i)The Company and the Company Subsidiaries have each implemented a written Information Security Program and technical, administrative, and physical safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. The Company has tested its Information Security Program and the Business Systems on a no less than annual basis, remediated all critical, high and medium risks, and the Information Security Program and Business Systems have proven sufficient and compliant with Privacy Laws in all material respects. The Business Systems constitute all technology and systems infrastructure reasonably necessary to carry on the business of the Company, are in good working condition and function in accordance with all applicable documentation and specifications, operate and perform as is necessary to conduct the business of the Company. To the Company’s knowledge there is no Disabling Device in any of the Business Systems. Since the Reference Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (A) experienced any Security Breaches, Security Incidents, or other adverse events or incidents of any of the Business Systems, or unauthorized Processing of any Personal Information or Business Data. There are no and since the Reference Date, neither the Company nor any of the Company Subsidiaries have been subject to or received written notice of any actions, suits, arbitrations, audits, administrative or other proceedings, or investigations, by any Governmental Authority or any individual, or received any material claims, complaints, or threatened actions (verbally or in writing) regarding the Processing of Personal Information, or the violation of any applicable Data and Technology Protection Requirements.

(j)Where the Company uses a Data Processor to Process Personal Information, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures and agreed to compliance with those obligations in a manner sufficient for the Company’s compliance with the Data and Technology Protection Requirements. To the Company’s knowledge, any Data Processor has complied with all applicable Data and Technology Protection Requirements, including the rights of an individuals to such individual’s Personal Information under applicable Data and Technology Protection Requirements. The Company and the Company Subsidiaries have entered into all necessary agreements as required by applicable Data and Technology Protection Requirements relating to the Processing or transfer of Personal Information with Data Processor’s.

(k)The Company or one of the Company Subsidiaries (i) owns the Business Data that constitutes Company Owned IP or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Company from Processing Personal Information after the Closing Date, in a similar manner and on substantially the same terms and conditions in which the Company and the Company Subsidiaries Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data and Technology Protection Requirements.

(l)Neither the Company nor any Company Subsidiary is nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

(m)At no time during the conception or reduction to practice of any of the Company Owned IP was the Company, or to the knowledge of the Company, was a contractor or other person that developed or created any material Company Owned IP operating under any grants from any Governmental Authority or academic institution. To the knowledge of the Company, no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Company IP.

(n)Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of the Transaction Documents will result in any of the following pursuant to the terms of any Contract to which Company or a Subsidiary is a party or by which their properties or assets are bound: (i) a breach of or default under, or right to terminate or suspend performance of, any IP Contract, (ii) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, the creation of any Lien on, or any release or disclosure of any Company IP or any Intellectual Property owned by or licensed to Newco or its Affiliates prior to Closing, (iii) the Company, its Subsidiaries and any of their Affiliates, being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person prior to Closing.

5.16  Taxes.

(a)The Company and each of the Material Company Subsidiaries: (i) has duly and timely filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file); (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); and (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(c)Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(e)For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a disregarded entity or partnership.

(f)The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(g)Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction.

(h)Neither the Company nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have an impact on its Taxes following the Closing. Neither the Company nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (other than another Subsidiary) (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or any of Company Subsidiary with respect to any period following the Closing Date.

5.17  Environmental Matters. (a) The Company and each Company Subsidiary is, and since the Reference Date has been, in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, there has been no release by the Company or any Company Subsidiary at, on or under any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner which could reasonably be expected to result in material liability to the Company or any Company Subsidiary under applicable Environmental Laws; (c) the Company and each Company Subsidiary holds all material Permits required under applicable Environmental Law for the conduct of their respective businesses as currently conducted (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, any applicable Environmental Laws.

5.18  Material Contracts.

(a)Section 5.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of Contracts (or, in the case of oral Contracts, written summaries of such oral Contracts), as of the date of this Agreement (collectively, the “Material Contracts”) to which the Company or any Company Subsidiary is a party, including:

(i)all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company or any Company Subsidiary of $250,000 or more, either individually or as part of a series of related Contracts (other than Consumer/Commercial Purchase and Related Agreements);

(ii)[reserved];

(iii)all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iv)each Contract with any current officer, director, employee or consultant of the Company or any Company Subsidiary, under which the Company or any Company Subsidiary (A) has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company or any Company Subsidiary;

(v)all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(vi)all Contracts relating to any acquisitions or dispositions of material assets by the Company or any Company Subsidiary (other than acquisitions or dispositions in the Ordinary Course of Business) in excess of $500,000;

(vii) all IP Contracts, separately identifying all such IP Contracts under which the Company or any Company Subsidiary is obligated to pay royalties thereunder and all such IP Contracts under which the Company or any Company Subsidiary is entitled to receive royalties thereunder;

(viii) all Contracts limiting the freedom of the Company or any Company Subsidiary to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts providing for guarantees made or provided by the Company or any Company Subsidiary to third parties of obligations of any Person other than the Company or any Company Subsidiary;

(x) all Contracts with or pertaining to the Company or any Company Subsidiary to which any Affiliate of the Company or any Company Subsidiary is a party, other than any Contracts for less than $50,000 or relating to such Affiliate’s status as a securityholder of the Company or a Company Subsidiary;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or a Company Subsidiary holds a leasehold interest (including the Lease), and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $500,000;

(xiii) all Contracts relating to the voting or control of the equity interests of the Company or any Company Subsidiary or the election of directors or managers of the Company or any Company Subsidiary (other than the organizational or constitutive documents the Company or any Company Subsidiary);

(xiv) all Contracts not cancellable by the Company or any Company Subsidiary with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company or any Company Subsidiary in excess of $50,000 per the terms of such Contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvii) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)(i) Each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Material Contract, is in default or breach of a Material Contract and (iii) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, except, in each of clauses (i) through (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)Section 5.18(c)(i) of the Company Disclosure Schedules sets forth the top ten (10) law firms (based on the aggregate amount funded) with respect to which the Company originated consumer purchase agreements with such law firms’ clients in the Company’s fiscal year 2023 and fiscal year 2024, and the aggregate amount funded in each such fiscal year to each such law firm’s clients. Section 5.18(c)(ii) of the Company Disclosure Schedules sets forth the top ten (10) law firms (based on the aggregate amount funded) with whom the Company entered into loan and sale agreements in the Company’s fiscal year 2023 and fiscal year 2024, and the aggregate amount funded in each such fiscal year to each such law firm.

5.19  Directors and Officers. Section 5.19 of the Company Disclosure Schedule sets forth a complete and correct list of each member of the Company Board and each officer of the Company, as well as each manager, director or officer of any Company Subsidiary.

5.20  Insurance.

(a)Section 5.20(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage.

(b)With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

5.21  Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the members of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s members. The Requisite Approval (the “Company Member Approval”) is the only vote of the holders of the Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Member Approval and no additional approval or vote from any holders of any Company Equity Interests would then be necessary to adopt this Agreement and approve the Transactions.

5.22  Certain Business Practices.

(a)Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, managers, officers, or employees or, to the Company’s knowledge, Representatives or other agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b)Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, managers, officers, or employees or, to the Company’s knowledge, any of their agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c)There are no, and since the Reference Date, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to the Parent, the Buyer or Newco or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, managers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

5.23  Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

5.24  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

5.25  Related Party Transactions.

(a)Section 5.25 of the Company Disclosure Schedule sets forth a true, complete and correct list (or, in the case of oral Contracts, written summaries of such oral Contracts) of the following: (i) each Contract entered into since the Reference Date between the Company or any of the Company Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of the Company Subsidiaries on the other hand (other than the Company or a Company Subsidiary) (“Affiliate Contract”); and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning on the Reference Date and ended on the date hereof by any current or former Affiliate to the Company or any of the Company Subsidiaries (other than the Company or a Company Subsidiary).

(b)None of the members of the Company nor any of their Affiliates owns or has any rights in or to any of the material assets, properties or rights used by the Company or any Company Subsidiary.

5.26  Information Supplied. No representation or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure

Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Parent shareholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information supplied by or on behalf of the Parent, Buyer or Newco.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE BUYER AND NEWCO

Except as set forth in the Parent’s disclosure schedule delivered by the Parent to the Company on or prior to the date hereof in connection with this Agreement (the “Parent Disclosure Schedule”) and in the Parent SEC Reports (as defined below) (to the extent the qualifying nature of such disclosure is readily apparent to the Parent or the Buyer from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), each of the Parent, the Buyer and Newco hereby represents and warrants to the Company and the Sellers as follows:

6.1Corporate Organization.

(a)Each of the Parent, the Buyer and Newco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Buyer Material Adverse Effect.

(b)The Buyer and Newco are the only Subsidiaries of the Buyer. Except for the Buyer and Newco, the Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

(c)Newco is the only Subsidiary of the Buyer. Except for Newco, the Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

6.2Governing Documents. Each of the Parent, the Buyer and Newco have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, the Buyer Organizational Documents and the Newco Organizational Documents, which are in full force and effect. Neither the Parent, the Buyer nor Newco is in violation of any of the provisions of the Parent Organizational Documents, the Buyer Organizational Documents and Newco Organizational Documents, as applicable.

6.3Capitalization.

(a)The authorized capital stock of the Parent consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share (“Parent Class A Ordinary Shares”), (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Parent Class B Ordinary Shares”), and (iii) 1,000,000 preference shares (“Parent Preference Shares”). As of the date of this Agreement, (A) 4,516,442 Parent Class A Ordinary Shares, 1 Parent Class B Ordinary Share, and 0 Parent Preference Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) 16,220 Parent Units are issued and outstanding and 16,220 Parent Class A Ordinary Shares and 8,110 Parent Warrants are issuable in respect of such Parent Units, and (C) 5,741,884 Parent Warrants are issued and outstanding and 5,741,884 Parent Class A Ordinary Shares are issuable in respect of such Parent Warrants.

(b)As of the date of this Agreement, the authorized capital stock of the Buyer is 1,000 shares of common stock. All outstanding shares of the Buyer’s stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Parent free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.

(c)As of the date of this Agreement, the authorized Newco Units consist of 1,000 units. All outstanding Newco Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Buyer free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Newco Organizational Documents.

(d)Except for securities to be issued pursuant to the Subscription Agreements, if any, securities to be issued by the Parent as permitted by this Agreement and the Parent Warrants, the Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or obligating the Parent to issue or sell any shares of capital stock of, or other equity interests in, the Parent. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the Parent nor any Subsidiary of the Parent is a party to, or otherwise bound by, and neither the Parent nor any Subsidiary of the Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. The Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Ordinary Shares or any of the equity interests or other securities of the Parent or any of its Subsidiaries. Except with respect to the Redemption Rights, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares. There are no outstanding contractual obligations of the Parent, the Buyer or Newco to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e)All outstanding Parent Ordinary Shares and the outstanding Parent Warrants have been issued and granted in compliance with all applicable federal securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.

(f)The Merger Consideration being delivered by the Buyer hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

6.4Authority Relative to This Agreement. Each of the Parent, the Buyer and Newco have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco and the consummation by each of the Parent, the Buyer and Newco of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate proceedings on the part of the Parent, the Buyer or Newco are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication and the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of at least two-thirds of the then-outstanding Parent Ordinary Shares, by the Parent as the sole stockholder of the Buyer, by the Buyer as the sole member of Newco, either at a duly convened meeting of the applicable equity holders of such Persons or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the LLC Act, and (b) with respect to the issuance of the Buyer Common Stock pursuant to this Agreement, the approval of a majority of the then-outstanding shares of the Parent Class A Ordinary Shares). This Agreement has been duly and validly executed and delivered by the Parent, the Buyer and Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent, the Buyer and Newco, enforceable against the Parent, the Buyer or Newco in accordance with its terms subject to the Remedies Exceptions.

6.5No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco do not, and the performance of this Agreement by each of the Parent, the Buyer and Newco will not, (i) conflict with or violate the Parent Organizational Documents, the Buyer Organizational Documents or the Newco Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law applicable to each of the Parent, the Buyer or Newco or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the Parent, the Buyer or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which each of the Parent, the Buyer or Newco is a party or by which each of the Parent, the Buyer or Newco or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco do not, and the performance of this Agreement by each of the Parent, the Buyer and Newco will not, require the obtaining of any Permit, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Domestication, (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger, (iii) any filing required pursuant to the HSR Act, (iv) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the LLC Act and (v) where the failure to obtain such Permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Parent, the Buyer or Newco from performing its material obligations under this Agreement.

6.6Compliance. Neither the Parent, the Buyer nor Newco is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Parent, the Buyer or Newco or by which any property or asset of the Parent, the Buyer or Newco is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Parent, the Buyer or Newco is a party or by which the Parent, the Buyer or Newco or any property or asset of the Parent, the Buyer or Newco is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Buyer Material Adverse Effect. Each of the Parent, the Buyer and Newco is in possession of all material Permits of any Governmental Authority necessary for the Parent, the Buyer or Newco to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such Permits would not reasonably be expected to have a Buyer Material Adverse Effect.

6.7SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)The Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since inception together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) except for those that would not cause a Buyer Material Adverse Effect. The Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the Parent with the SEC to all agreements, documents and other instruments that previously had been filed by the Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 6.7(a) of the Parent Disclosure Schedule, each director and executive officer of the Parent has filed with the SEC on a timely basis all documents required with respect to the Parent by Section 16(a) of the Exchange Act.

(b)Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). The Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of the Parent are required by GAAP to be included in the consolidated financial statements of the Parent.

(c)Except as and to the extent set forth in the Parent SEC Reports, neither the Parent, the Buyer nor Newco has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations arising in the ordinary course of the Parent’s, the Buyer’s and Newco’s business, (ii) obligations for future performance under any contract to which the Parent, the Buyer or Newco is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Buyer Material Adverse Effect.

(d)The Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

(e)The Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent and other material information required to be disclosed by the Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and principal financial officer to material information required to be included in the Parent’s periodic reports required under the Exchange Act.

(f)The Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Parent to the Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Parent to record, process, summarize and report financial data. The Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Parent. Since inception, there have been no material changes in the Parent internal control over financial reporting.

(g)There are no outstanding loans or other extensions of credit made by the Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Parent and the Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)Neither the Parent or, to the knowledge of the Parent any employee thereof or the Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Parent, (ii) any fraud, whether or not material, that involves the Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of the Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.8Absence of Certain Changes or Events. Since inception, except as expressly contemplated by this Agreement, (a) the Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Buyer Material Adverse Effect and (c) the Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9Absence of Litigation. There is no Action pending or, to the knowledge of the Parent, threatened against the Parent, or any property or asset of the Parent, before any Governmental Authority. Neither the Parent nor any material property or asset of the Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

6.10  Board Approval; Vote Required.

(a)Each of the Parent Board and the Buyer Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Parent and its shareholders and the Buyer and its stockholders, as applicable, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the shareholders of the Parent and the stockholders of the Buyer, as applicable, approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the shareholders of the Parent at the Parent Shareholders’ Meeting (as defined below) and by the stockholders of the Buyer. The only vote of the holders of any class or series of capital stock of the Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding Parent Class A Ordinary Shares, and the only vote of the holders of any class or series of capital stock of the Buyer necessary to approve the Transactions is the affirmative vote of the Parent.

(b)The Newco Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Newco and its sole member and (ii) approved this Agreement and the Merger and declared their advisability. The only vote of the holders of any class or series of equity securities of Newco that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding Newco Units.

6.11  No Prior Operations of the Buyer or Newco. Each of the Buyer and Newco was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

6.12  Brokers. Except as set forth in Section 6.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent, the Buyer or Newco.

6.13  The Parent Trust Fund. As of the date of this Agreement, the Parent has no less than $12,300,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 4, 2023, between the Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Parent or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between the Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of the Parent, that would entitle any person (other than shareholders of the Parent who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the Parent as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to shareholders of the Parent who shall have exercised their Redemption Rights and (B) to the Trustee for fees and costs incurred in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Parent at the Effective Time.

6.14  Employees. Other than any officers as described in the Parent SEC Reports and consultants and advisors in the ordinary course of business, the Parent, the Buyer and Newco have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by the Parent’s officers and directors in connection with activities on the Parent’s behalf in an aggregate amount not in excess of the amount of cash held by the Parent outside of the Trust Account, the Parent has no unsatisfied material liability with respect to any officer or director. The Parent and Newco have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) under any Employee Benefit Plan.

6.15  Taxes.

(a)The Parent, the Buyer and Newco: (i) have duly and timely filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Parent, for any Taxes of the Parent as of the date of such financial statements that have not been paid.

(b)None of the Parent, the Buyer or Newco will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing.

(c)Each of the Parent, the Buyer and Newco has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Parent’s knowledge, has complied (including any applicable cure provisions) in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(d)Neither the Parent, the Buyer nor Newco has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)Neither the Parent, the Buyer nor Newco has any liability for the Taxes of any person (other than the Parent, the Buyer and Newco) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

(f)Neither the Parent, the Buyer nor Newco has in the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)Neither the Parent, the Buyer nor Newco has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)There are no Tax liens upon any assets of the Parent, the Buyer or Newco except for Permitted Liens.

(i)Neither the Parent, the Buyer nor Newco has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Parent,

the Buyer nor Newco has received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)Neither the Parent, the Buyer nor Newco has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Parent, the Buyer or Newco does not file Tax Returns stating that the Parent, the Buyer or Newco is or may be subject to Tax in such jurisdiction.

(k)For U.S. federal income tax purposes, (i) the Parent is, and has been since its formation, classified as a corporation, (ii) the Buyer is, and has been since its formation, classified as a corporation, and (iii) Newco is, and has been since its formation, classified as a disregarded entity.

(l)The Parent, the Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment.

(m)The Parent, the Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(n)None of Parent, the Buyer, Newco or any of their Affiliates will be obligated to pay any compensation payments or benefits to any individual as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Buyer, Newco or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(o)Neither the Parent, the Buyer nor Newco has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Parent, the Buyer nor Newco is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Parent, the Buyer or Newco with respect to any period following the Closing Date.

6.16  Registration and Listing. The issued and outstanding Parent Units, Parent Class A Ordinary Shares and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “ALCYU,” “ALCY” and “ALCYW,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Parent, threatened in writing against the Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or the Parent Warrants or terminate the listing of the Parent on Nasdaq. None of the Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares or the Parent Warrants under the Exchange Act.

6.17  Information Supplied. No representation or warranties by the Parent, the Buyer or the Newco in this Agreement (as modified by the Parent Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Parent Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Parent, the Buyer or the Newco expressly for inclusion or incorporation by reference in: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Parent shareholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Parent Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Parent, the Buyer and the Newco make no representations or warranties with respect to any information supplied by or on behalf of the Company.

ARTICLE VII

COVENANTS OF THE COMPANY PENDING CLOSING

7.1Conduct of Business by the Company Pending the Merger.

(a)The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be compelled by any Governmental Authority), unless the Parent or the Buyer shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed): (i) the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their business in the Ordinary Course of Business (except as expressly required by a COVID-19 Response); and (ii) the Company shall use its reasonable best efforts to (x) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (y) to keep available the services of the current officers, key employees, agents and consultants of the Company and the Company Subsidiaries and (z) to preserve the current business relationships of the Company and the Company Subsidiaries.

(b)In furtherance of the foregoing, except as (1) expressly contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Parent or the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)adopt any amendments, supplements, restatements or modifications to or otherwise terminate its certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents (or other equivalent documents);

(ii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; (B) any material assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business; or (C) any material Company IP other than revocable non-exclusive licenses (or sublicenses) of Company IP implied granted in the Ordinary Course of Business as part of a sale or lease of a good or service;

(iii)declare, make or pay any dividend or other distribution that would cause the Company or any Company Subsidiary to incur any Indebtedness (other than any dividend or other distribution between the Company or any Company Subsidiary);

(iv)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Equity Interests;

(v)(A) incur or assume any Debt for Borrowed Money over eighty million dollars ($80,000,000) in the aggregate other than Debt for Borrowed Money existing as of the date hereof or in the Ordinary Course of Business or as described in Section 7.1(b) of the Company Disclosure Schedule, (B) intentionally grant any security interest in any of its assets (i) outside of the Ordinary Course of Business or (ii) except in connection with Indebtedness contemplated by clause (A) or (C) make any loans, advances to, or guarantees for the benefit of, any person (other than between or among the Company and the Company’s Subsidiaries) in an amount individually or in the aggregate in excess of twenty-five million dollars ($25,000,000) other than in the Ordinary Course of Business or as set forth in Section 7.1(b) of the Company Disclosure Schedule;

(vi)authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability if doing so would result in a Buyer Material Adverse Effect;

(ix) other than (1) as required by a Plan set forth on Section 5.12(a) of the Company Disclosure Schedule, (2) as explicitly contemplated hereunder or (3) in the Ordinary Course of Business, (A) increase by greater than ten percent (10%) the compensation or benefits of any executive officer of the Company or any Company Subsidiary or (B) make any loan to any executive officer of the Company or any Company Subsidiary (other than advancement of expenses in the Ordinary Course of Business);

(x) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature, do not exceed $5,000,000 individually, and do not admit liability or wrongdoing or otherwise impugn the reputation of Company or any Company Subsidiaries;

(xi) except as required by Law, grant recognition to any labor union or other labor organization for purposes of collective bargaining;

(xii) enter into, renew, or modify any Affiliate Contract; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the Parent or the Buyer to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.1 shall give to the Parent and the Buyer, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent, the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

7.2Conduct of Business by the Parent, the Buyer and Newco Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the Financing), and except as set forth on Section 7.2 of the Parent Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), each of the Parent and the Buyer agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Parent, the Buyer and Newco shall be conducted in the Ordinary Course of Business and in a manner consistent with past practice. In furtherance of the foregoing, except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the Financing), as set forth on Section 7.2 of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Parent, the Buyer nor Newco shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)amend or otherwise change the Parent Organizational Documents, Buyer Organizational Documents (except in connection with the Domestication pursuant to this Agreement), or Newco Organizational Documents or form any Subsidiary of the Buyer other than Newco;

(b)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents or Buyer Organizational Documents;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Ordinary Shares or Buyer Common Stock except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents or the Buyer Organizational Documents;

(d)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Parent, the Buyer or Newco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Parent, the Buyer or Newco;

(e)acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)incur or assume any Debt for Borrowed Money or guarantee any such Debt for Borrowed Money of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Parent or the Buyer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business;

(g)make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

(i)liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Parent, the Buyer or Newco;

(j)enter into, or become bound by, any agreement or contract except in the Ordinary Course of Business or in connection with the Transactions; or

(k)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Parent, the Buyer or Newco to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the Parent, the Buyer or Newco prior to the Closing Date. Prior to the Closing Date, each of the Parent, the Buyer, Newco and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.3Claims Against Trust Account. Reference is made to the final prospectus of the Parent, dated as of May 4, 2023, and filed with the SEC (File No. 333-268659) on May 5, 2023 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that the Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Parent’s public shareholders (including overallotment shares acquired by the Parent’s underwriters the “Public Shareholders”), and that, except as otherwise described in the Prospectus, the Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Class A Ordinary Shares in connection with the consummation of the Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Parent fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, or such later date as agreed upon by the Public Shareholders, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes or (d) to the Parent after or concurrently with the consummation of a Business Combination. For and in consideration of the Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Parent, its Affiliates or its Representatives, on the one hand, and the Company, its Affiliates or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The

Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent, its Affiliates or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce the Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Parent, its Affiliates or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders of the Parent, whether in the form of money damages or injunctive relief, the Parent, its Affiliates and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Parent, its Affiliates or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1Proxy Statement; Registration Statement.

(a)The Company shall promptly provide to the Parent such information concerning the Company as is either required by the SEC and federal securities Laws, or reasonably requested by the Parent for inclusion in the Proxy Statement and Registration Statement (each as hereinafter defined) to be filed by the Parent, and as promptly as reasonably practicable after (and in any event within 75 days after) the execution of this Agreement and receipt by the Parent from the Company of (i) all such information relating to the Company and (ii) the Initial Financial Information (as defined below), the Parent (with the assistance and cooperation of the Company as reasonably requested by the Parent) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of the Parent and to the Sellers: (A) as an information statement relating, with respect to the Company’s members, to the action to be taken by members of the Company pursuant to the Written Consent or by vote at a meeting of the members of the Company and (B) as a proxy statement, with respect to the Parent’s shareholders, in which the Parent shall solicit proxies from the Parent’s shareholders to vote at the special meeting of the Parent’s shareholders called for the purpose of voting on the following matters (the “Parent Shareholders’ Meeting”) in favor of: (1) the approval and adoption of this Agreement, the Transactions, the Domestication and the Merger which must be approved by a special resolution passed at a general meeting of the Parent, (2) the issuance of the Parent Ordinary Shares and Buyer Common Stock as contemplated by this Agreement and the Subscription Agreements, if any, (3) the approval of the Buyer A&R Organizational Documents that are required to be separately approved, (4) if agreed to pursuant to Section 8.6, the approval and adoption of the New Incentive Plan (as defined below), (5) the adjournment of the Parent Shareholders’ Meeting to a later date or dates if it is determined by the Parent and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (6) any approval of other proposals the Parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “Parent Proposals”), and the Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Buyer Common Stock to be issued to the members of the Company pursuant to this Agreement. Each of the Parent, the Buyer and the Company shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, the Buyer shall mail the Proxy Statement to its stockholders. Each of the Buyer, the Parent, and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)The Company will, in addition to providing the Financial Statements, provide the Parent and the Buyer as promptly as practicable after the date of this Agreement (and in any event on or prior to the five (5) Business Day following the date of this Agreement) in accordance with Section 8.14: (i) the related pro forma adjustments necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Parent or the Buyer in the preparation thereof, (ii) all selected financial data of the Company, as necessary for inclusion in the Proxy Statement and Registration Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company was subject thereto) with respect to the periods covered in the Required Financials, as necessary for inclusion in the Proxy Statement and Registration Statement (together with the Required Financials, the “Initial Financial Information”). Subsequent to the delivery of the Required Financials, until the Registration Statement is declared effective, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to the Parent and the Buyer no later than forty (40) calendar days following the end of each quarterly period, together with related pro forma adjustments that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). All of the financial statements to be delivered pursuant to this Agreement by the Company will be prepared in accordance with GAAP.

(c)The Company and its counsel shall be given a reasonable opportunity to review and comment on in writing the Proxy Statement prior to its filing with the SEC and any other amendments or documents filed with the SEC. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Buyer or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (c), the Parent and the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to the Parent or the Buyer, is required by the SEC and United States securities Laws to be included therein. The Parent shall promptly transmit any such amendment or supplement to the Parent’s shareholders, if at any time prior to the Parent Shareholders’ Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. The Parent and the Buyer, on the one hand, and the Company, on the other hand, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Buyer Common Stock to be issued or issuable to the members of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (c), the Parent and the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to the Parent or the Buyer, is required by the SEC and United States securities Laws to be included therein.

(d)Each of the Parent and the Buyer represents that the information supplied by the Parent or the Buyer for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first sent to the shareholders of the Parent, (iii) the time of the Parent Shareholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent, the Buyer or Newco, or their respective officers or directors or managers, should be discovered by the Parent or the Buyer which the Parent or the Buyer reasonably believes should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Parent and the Buyer shall promptly inform the Company. All documents that the Parent and the Buyer is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)The Company shall ensure that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first sent to the shareholders of the Parent, (iii) the time of the Parent Shareholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors or managers, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company, shall promptly inform the other Parties. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

8.2The Parent Shareholders’ Meeting, the Buyer Approval and Newco Member Approval.

(a)The Parent shall call and hold the Parent Shareholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Registration Statement becomes effective) for the purpose of voting solely upon the Parent Proposals. Notwithstanding the foregoing provisions of this Section 8.2(a), the Parent may make one or more successive postponements to the calling of the Parent Shareholders’ Meeting (to the extent the same has not been called at the time of such postponement) or adjournments of the Parent Shareholders’ Meeting (to the extent the same has been called at the applicable time), in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that the Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.1 or any other applicable Law or (ii) if on a date for which the Parent Shareholders’ Meeting is scheduled, the Parent, after reasonable consultation with the Company, reasonably determines in good faith that any of the Parent Proposals will not be approved at the Parent Shareholders’ Meeting or the Merger or the other Transactions cannot be consummated for any reason; provided, that the Parent shall reconvene such the Parent Shareholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved. The Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Shareholders’ Meeting (the “Parent Shareholder Approval”) and shall take all other action reasonably necessary or advisable to secure the required vote or consent of its shareholders to the Parent Proposals in a manner which is consistent with the requirements of the Cayman Islands Companies Act. The Parent Board shall recommend to its shareholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement, except to the extent it determines in good faith, after consultation with its outside legal counsel, that such action would be inconsistent with the fiduciary duties of the Parent Board. Neither the Parent Board nor any committee or agent or Representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Parent Board’s recommendation that the Parent’s shareholders vote in favor of the adoption of any of the Parent Proposals.

(b)Promptly following the Parent Shareholder Approval, the Parent shall approve and adopt this Agreement and approve the Domestication, the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole stockholder of the Buyer (the “Buyer Approval”).

(c)Promptly following the Parent Shareholder Approval, the Buyer shall approve and adopt this Agreement and approve the Domestication, the Merger and the other transactions contemplated by this Agreement, in its capacity as sole member of Newco (the “Newco Member Approval”).

8.3Company Member Approval. Upon the terms set forth in this Agreement and subject to Section 8.5 hereof, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to the Parent and the Buyer, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Merger (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Equity Interests for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transaction contemplated by this Agreement (the “Company Members Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Member Approval at the Company Members Meeting, including by soliciting from its members proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Member Approval.

8.4Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company, on the one hand, and the Parent and the Buyer, on the other hand, shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, management, operations, financial condition, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request, including in connection with (A) the preparation of the Proxy Statement and Registration Statement and any comments from the SEC thereon and (B) the preparation of any Tax disclosure in any statement, filing, notice or application relating to the Domestication Intended Tax Treatment; provided, however, that each Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party. Notwithstanding the foregoing, neither the Company, the Parent nor the Buyer shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)All information obtained by the Parties pursuant to this Section 8.4 shall be kept confidential in accordance with the Confidentiality Agreement dated as of October 26, 2023 (the “Confidentiality Agreement”), between the Parent and the Company.

(c)Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Domestication Intended Tax Treatment, the Merger Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the Domestication Intended Tax Treatment, the Merger Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

8.5Exclusivity; Company Board Recommendation.

(a)From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of the Parent, the Buyer and the Company, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board, the Buyer Board or the Company Board, as applicable, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such Party or any of the outstanding equity securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding (an “Alternative Acquisition Agreement”), continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.5. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal, but only, in the case of the Buyer or the Company, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board or the Company Board, as applicable. Notwithstanding the foregoing, prior to obtaining the Company Member Approval, if at any time the Company receives an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 8.5 the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and that the failure to take such actions could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company in response to such Company Acquisition Proposal may (A) contact the third party or any of its representatives who has made such Company Acquisition Proposal solely for the purpose of seeking clarification of the terms or conditions of such Company Acquisition Proposal, (B) engage or participate in discussions or negotiations with such third party or any of its representatives regarding such Company Acquisition Proposal and (C) afford access and furnish to such third party or to any of its Representatives any information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets or provide access to data room (virtual or physical) pursuant to a confidentiality agreement (which the Company and its Representatives will be permitted to negotiate and enter into) the terms of which, taken as a whole, are no less favorable to the Company than those contained in the Confidentiality Agreement and do not include any provision granting such counterparty the exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations hereunder (it being understood that such an agreement need not include any “standstill” or similar provisions); provided, that any material non-public information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets furnished to such third party (to the extent that such information has not been previously provided or made available to the Parent) is furnished or made available to the Parent promptly (and in any event within 48 hours) following the provision or making available of such information to such third party.

(b)In addition to the obligations of the Company set forth in Section 8.5(a), the Company shall promptly, and in all cases within 48 hours of its receipt, advise the Parent orally and in writing of any (i) Company Acquisition Proposal or (ii) request for information or request to engage in negotiations or discussions or any other inquiry with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal, and provide the Parent with (A) copies of all written materials provided by such Person in connection with such Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry) and (B) a written summary of any material terms and conditions of such Company Acquisition Proposal (other than the identity of the Person who has made the Company Acquisition Proposal, request or inquiry) not included in such written materials.

(c)The Company shall keep the Parent reasonably informed of the status of discussions relating to, and the material terms and conditions (including all amendments or proposed amendments to such material terms and conditions) of any such Company Acquisition Proposal, request or inquiry, and promptly (and in no event later than 48 hours thereafter) shall provide the Parent with copies of any revised written proposals or draft agreements relating to any Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry).

(d)Other than in accordance with the terms of this Section 8.5(d), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE X, the Company Board shall not (i) withhold, amend, withdraw or modify in a manner adverse to the Parent the Company Board Recommendation, (ii) adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal, (iii) if a Company Acquisition Proposal has been publicly announced, following the failure of the Company Board to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of the Parent’s written request to do so (provided that the Company Board shall not be required to make any such public reaffirmation on more than one occasion in respect of any Company Acquisition Proposal), publicly recommend such Company Acquisition Proposal, or (iv) fail to include the Company Board Recommendation in the Proxy Statement (collectively, a “Company Board Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Member Approval, the Company Board may, in response to an unsolicited bona fide written Superior Offer that has not been withdrawn, (A) effect a Company Board Recommendation Change with respect to such Superior Offer and (B) terminate this Agreement pursuant to

Section 10.1(i) in order to enter into a definitive Alternative Acquisition Agreement providing for such Superior Offer if, in each case (1) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that in light of such Superior Offer, failure to effect a Company Board Recommendation Change and failure to terminate this Agreement in order to enter into a definitive Alternative Acquisition Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (2) the Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Recommendation Change (the “Superior Offer Notice Period”); (3) the Company has, and has caused its financial and legal advisors to, during the Superior Offer Notice Period, negotiate with the Parent in good faith any proposed modifications to the terms and conditions of this Agreement in response to such Superior Offer; and (4) after taking into account any counter-offer or proposal offered by the Parent within the Superior Offer Notice Period in writing, if any, the Company Board confirms the determination that the Company Acquisition Proposal still constitutes a Superior Offer (it being understood that the Company shall promptly notify the Parent of any material amendment or modification to the terms of a Superior Offer, including any revision in price (in any event within one (1) Business Day from such amendment or modification); provided, that the period during which the Company and its Representatives are required to negotiate with the Parent in good faith regarding any modified terms proposed by the Parent in response to such amendment or modification of a Superior Offer shall expire on the earlier to occur of (x) two (2) Business Days after the Company provides written notice of such amendment or modification and (y) the end of the original Superior Offer Notice Period).

(e)Nothing in this Agreement shall prohibit the Company or Company Board from (i) making a Company Board Recommendation Change in the event it determines that a Company Acquisition Proposal is considered a Superior Offer; or (ii) making any other disclosure or communication to Company Members if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that such disclosure or communication is required under applicable Law or that the failure to make such disclosure or communication would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law (it being understood, for the avoidance of doubt, that the making of any disclosure or communication permitted under this Section 8.5(e) shall not constitute a Company Board Recommendation Change).

(f)Except as otherwise permitted by this Section 8.5, prior to the earlier to occur of the Effective Time and the termination of this Agreement pursuant to ARTICLE X, the Company shall not take any action to approve any transaction under, or exempt any Person (other than the Parent and its Affiliates) from the provisions of, any takeover Law or any anti-takeover provision in the Company LLC Agreement or otherwise cause such restrictions not to apply.

(g)Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.5 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 8.5 by such Party.

8.6Post-Closing Equity Plans. Prior to the Closing Date, the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to approve the terms of an equity incentive plan, that provides for grant of awards to management, employees and other service providers of OpCo and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Buyer Common Stock (the “New Incentive Plan”).

8.7Directors’ and Officers’ Indemnification.

(a)Buyer’s Organizational Documents and OpCo’s Certificate of Formation and OpCo LLCA shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Formation as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, the Buyer agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Formation in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). The Buyer further agrees that with respect to the provisions of the bylaws or limited liability company agreement (or similar organizational documents) of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b)From the date hereof, and for a period of six (6) years from the Effective Time, (i) the Parent (and after the Domestication, the Buyer) shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Parent’s directors’ and officers’ liability insurance policy and (ii) the Company will maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Company’s directors’ and officers’ liability insurance policy, for both clause (i) and (ii), on terms not less favorable than the terms of such current insurance coverage, and in the case of clause (ii) understanding that in no event shall Newco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2024 (the “Maximum Annual Premium”); provided, however, that (A) the Company, on the one hand, or the Parent or the Buyer, on the other hand, as applicable, may, prior to the Closing Date cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (B) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7(b) shall be continued in respect of such claim until the final disposition thereof. The directors’ and officers’ insurance policies obtained by the Company and the Buyer shall be paid by the Buyer promptly after the Closing.

(c)On the Closing Date, to the extent not already entered into, the Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the Buyer with the post-Closing directors and officers of the Buyer, which indemnification agreements shall continue to be effective following the Closing.

8.8Notification of Certain Matters. The Company shall give prompt notice to the Parent and the Buyer, and the Parent and the Buyer shall give prompt notice to the Company, of (a) any breach of any covenant of such Party set forth herein or in any Additional Agreement which such Party comes aware of and (b) any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause a failure of any of the conditions set forth in Article IX.

8.9Further Action; Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all Permits, consents, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

8.10  Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of the Parent and the Buyer, on the one hand, and the Company, on the other hand. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such prior written consent not to be unreasonably withheld, conditioned or delayed); provided, no such consent shall be required to the extent any proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 8.10 or would prevent the Buyer from complying with federal securities Laws or the requirements of the Nasdaq. Furthermore, nothing contained in this Section 8.10 shall prevent the Parent or the Buyer or any of their Affiliates, on the one hand, or the Company or any of its Affiliates, on the other hand, from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.

8.11  Tax Matters.

(a)Each Party shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of the Parties has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(b)Each Party shall promptly notify the other Parties in writing if, before the Closing Date, any such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(c)Any and all Transfer Taxes shall be paid by the Buyer. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document, and shall bear any expenses incurred in connection with the filing of such Tax Returns or other documentation. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Company and any Company Subsidiaries that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all income Tax Returns for the Company and any Company Subsidiaries that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a taxable years or periods ending on or before, or that include, the Closing Date for which the items of income, deductions, credits, gains or losses of such Company or Company Subsidiary are “passed through” to the direct or indirect equityholders of the Company, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such income Tax Return a “Flow-Through Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). The Company shall prepare each Pre-Closing Return in a manner consistent with the past practices of the applicable Company or Company Subsidiary (unless otherwise required by law). The Company shall remit any Taxes due with respect to any Pre-Closing Return. The Company shall provide each Flow-Through Return to the Sellers at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the Sellers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing or the OpCo LLCA, each Flow-Through Return for a taxable year or period that includes but does not end on the Closing Date (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (B) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything to the contrary in this Agreement or the OpCo LLCA, the Sellers’ Representative may, in its reasonable discretion, and at the Company’s expense, cause the Company to re-file or amend any Flow-Through Return (or pursue any administrative adjustment request with respect to Flow-Through Returns) of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date.

(e)Within one hundred eighty (180) days following the Closing Date, the Sellers’ Representative will prepare and deliver to the Buyer an allocation statement allocating any amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with the principles of Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (20) days after the receipt of the Allocation, the Buyer will propose any changes or will indicate its concurrence therewith. If the Buyer does not agree with the Allocation, then the Buyer and the Sellers’ Representative shall attempt in good faith to reach agreement on the Allocation in a manner consistent with applicable income Tax Law. If the Buyer and the Sellers’ Representative cannot reach agreement on the Allocation within fifteen (15) days after receipt of the Buyer’s proposed changes, then the Buyer and the Sellers’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and the Sellers’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). All fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be borne by OpCo. The Allocation, as agreed to by the Buyer and the Sellers’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).

(f)The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation, the Domestication Intended Tax Treatment and the Merger Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Authority or any other action (or omission) inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

8.12  Stock Exchange Listing. Each of the Parent and the Buyer will use its commercially reasonable efforts to continue the listing for trading of the Parent Units, Parent Class A Ordinary Shares and Parent Warrants on Nasdaq. The Buyer shall prepare and submit to Nasdaq a listing application in connection with the Merger and covering the shares of Buyer Common Stock issued pursuant to the Subscription Agreements, if any, and shall use reasonable best efforts to obtain approval for the listing of any such shares.

8.13  Antitrust.

(a)To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and the Buyer each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)The Parent and the Buyer, on the one hand, and the Company, on the other hand, each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.13(b) may be limited to outside counsel and may be redacted (A) to remove references to the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)Other than as agreed in this Agreement, the Additional Agreements, the Subscription Agreements or the OpCo LLCA, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

8.14  PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2024, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) no later than the filing date of the Registration Statement.

8.15  Trust Account. As of the Effective Time, the obligations of the Parent to dissolve or liquidate within a specified time period as contained in the Parent Organizational Documents will be terminated and the Buyer, as the successor to Parent via the Domestication, shall not have any obligation whatsoever to dissolve and liquidate the assets of the Buyer by reason of the consummation of the Merger or otherwise, and no shareholder of the Parent or the Buyer shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, the Parent or the Buyer, as applicable, shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the Parent or the Buyer, as applicable (to be held as available cash on the balance sheet of the Buyer, and to be used for working capital and other general corporate purposes of the business following the Closing), and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.16  Financing. Prior to the Closing, each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to obtain commitments by Persons(s) for a Financing, including via subscription agreements between such Person(s) and the Parent or the Buyer (the “Subscription Agreements”). The Company shall have the right, in its sole discretion, to approve the terms and conditions of any Financing. Each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall give the other party prompt written notice upon having knowledge of any breach or default by any party to any of any Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 8.16, neither the Parent or the Buyer, on the one hand, nor the Company, on the other hand, shall, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of materially adversely affecting in any respect the ability of the Parent or the Buyer, on the one hand, or the Company, on the other hand, as applicable, to timely consummate the transactions contemplated by this Agreement.

8.17  Minimum Cash. As of the Effective Time, after the distribution of the Trust Account and deducting all amounts to be paid pursuant to the Buyer Transaction Expenses, Buyer shall have cash on hand and cash equivalents (the “Available Closing Buyer Cash”) equal to or in excess of $40,000,000. In the event that the Available Closing Buyer Cash is equal to or in excess of $40,000,000, the Sponsor will maintain all Parent Ordinary Shares that it currently owns. However, if and only if (i) the Available Closing Buyer Cash is less than $40,000,000 and (ii) the Company elects, in its sole and absolute discretion, to waive the condition set forth in Section 9.3(h), then at the Closing, the Sponsor shall forfeit certain of its Parent Ordinary Shares based on the Available Closing Buyer cash, in accordance with the following tiered schedule:

Total Shares
Maintained
Total Available Closing Buyer Cash	by Sponsor
≥ $40,000,000	3,413,000
≥ $35,000,000 and < $40,000,000	3,198,875
≥ $30,000,000 and < $35,000,000	2,984,750
≥ $25,000,000 and < $30,000,000	2,770,625
≥ $20,000,000 and < $25,000,000	2,556,500
≥ $15,000,000 and < $20,000,000	2,342,375
≥ $10,000,000 and < $15,000,000	2,128,250
≥ $5,000,000 and < $10,000,000	1,914,125
< $5,000,000	1,700,000

8.18  Employment Agreements. Prior to the Closing Date, the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to enter into mutually acceptable employment agreements with the Chief Executive Officer of the Company and certain other key employees, which will include, without limitation, customary confidentiality, non-compete, non-solicitation and assignment of inventions and other customary restrictive covenants.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1Conditions to the Obligations of Each Party. The obligations of the Company, the Parent, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)Company Member Approval. The Company Member Approval shall have been obtained and remain in full force and effect.

(b)The Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained and remain in full force and effect.

(c)The Buyer Approval. The Buyer Approval shall have been obtained and remain in full force and effect.

(d)Newco Member Approval. The Newco Member Approval shall have been obtained and remain in full force and effect.

(e)No Action or Order. No Governmental Authority shall have commenced, asserted in writing (and not orally), enacted, issued, promulgated, enforced or entered any Action, Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the consummation of the Transactions, including the Merger, illegal or otherwise enjoining, prohibiting, or materially restricting consummation of the Transactions, including the Merger; provided, that the Governmental Authority issuing such order has jurisdiction over the Parties with respect to the Transactions.

(f)Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(g)Governmental Consents. All consents, approvals and authorizations set forth on Section 9.1(g) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(h)Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

9.2Conditions to the Obligations of the Parent, the Buyer and Newco. The obligations of the Parent, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing (unless otherwise specified in this Section 9.2) of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained in (i) Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.4 (Authority Relative to this Agreement) and Section 5.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3(a) through (e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, the Parent, the Buyer, Newco or their Affiliates and; and (iii) all other representations and warranties of the Company set forth in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)Agreements and Covenants. The Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each other Additional Agreement to which the Company or a Seller is a party to be performed or complied with by him, her or it on or prior to the Effective Time.

(c)Additional Agreements. The Company and the Sellers shall have delivered, or caused to be delivered, to the Buyers copies of the Additional Agreements to which the Company or such Seller is a party.

(d)Certificates.

(i)The Company shall have delivered to the Parent or the Buyer a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(e).

(ii)The Company shall have delivered to the Parent or the Buyer a certificate, dated as of the Closing Date, signed by an officer of the Company, attaching true, correct and complete copies of (A) the Company’s Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware; (B) the Company LLC Agreement; (C) copies of resolutions duly adopted by the Company Board authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Member Approval; and (D) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(e)Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(f)PCAOB Audited Financials. The Company shall have delivered to the Parent or the Buyer the PCAOB Audited Financials.

(g)Tax Certificates. On or prior to the Closing, the Company shall deliver to the Parent or the Buyer properly executed and completed copies of IRS Form W-9 on behalf of each Seller.

9.3Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing (unless otherwise specified in this Section 9.3) of the following additional conditions:

(a)Stock Exchange Listing. The Buyer’s initial listing application with Nasdaq in connection with the Transaction shall have been conditionally approved and, immediately following the Closing, the Buyer shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and the Buyer Class A Stock shall have been approved for listing on Nasdaq.

(b)Representations and Warranties. The representations and warranties of the Buyer, the Parent and Newco contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) all other representations and warranties of the Buyer and Newco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Buyer Material Adverse Effect.

(c)Agreements and Covenants. The Parent, the Buyer and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Additional Agreement to which the Parent, the Buyer or Newco is a party to be performed or complied with by it on or prior to the Effective Time.

(d)Additional Agreements. The Parent, the Buyer and Newco shall have delivered, or caused to be delivered, to the Company copies of the Additional Agreements to which the Parent, the Buyer or Newco is a party.

(e)Certificates.

(i)The Parent or the Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of the Parent or the Buyer, certifying as to the satisfaction of the conditions specified in Section 9.3(b), Section 9.3(c), Section 9.3(f) and Section 9.3(g).

(ii)The Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a director of the Parent attaching true, correct and complete copies of (i) the Parent Organizational Documents, certified as of a recent date by the registered officer provider of the Parent in the Cayman Islands; (ii) copies of resolutions duly adopted by the Board of Directors of the Parent authorizing this Agreement, the Additional Agreements to which the Parent is a party and the transactions contemplated hereby and thereby; and (iii) a certificate of good standing of the Parent, issued as of a recent date by the Registrar of Companies in the Cayman Islands and certified by the registered officer provider of the Parent in the Cayman Islands.

(f)Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(g)Available Closing Buyer Cash. The Available Closing Buyer Cash shall not be less than $40,000,000.

(h)Resignation. All members of the Buyer Board shall have executed written resignations effective as of the Effective Time.

(i)Post-Closing Board. The initial Buyer Board of Directors (the “Board”) shall consist of seven (7) members, as set forth in Section 3.6(b) of the Company Disclosure Schedule. The membership of the Board shall satisfy all requisite exchange or other requirements with respect to independence, diversity and otherwise.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the equity holders of the Company or the Buyer, as follows:

(a)by mutual written consent of the Buyer and the Company;

(b)by either the Buyer or the Company if the Effective Time shall not have occurred prior to May 1, 2026 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)by either the Buyer or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d)by the Buyer if the Company shall have failed to obtain the Company Member Approval within ten (10) days after the Registration Statement becomes effective;

(e)by the Company if the Parent shall have failed to obtain the Parent Shareholder Approval within forty-five (45) days after the Registration Statement becomes effective (taking into account Parent’s right to postpone or adjourn the Parent Shareholders’ Meeting on one or more occasions pursuant to Section 8.1(e));

(f)by the Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(c) or 9.2(f) would not be satisfied (“Terminating Company Breach”); provided that the Buyer has not waived such Terminating Company Breach and the Parent, the Buyer and Newco are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, the Buyer may not terminate this Agreement under this Section 10.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Buyer to the Company;

(g)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Parent, the Buyer or Newco set forth in this Agreement, or if any representation or warranty of the Parent, the Buyer or Newco shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a), 9.3(b), 9.3(c), or 9.3(d) would not be satisfied (“Terminating Buyer Breach”); provided that the Company has not waived such Terminating Buyer Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Buyer Breach is curable by the Parent, the Buyer and Newco, the Company may not terminate this Agreement under this Section 10.1(g) for so long as the Parent, the Buyer and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the Buyer;

(h)by the Company if the Closing has not occurred on or before the forty-fifth (45th) day after the date on which the Registration Statement is declared effective and the condition set forth in Section 9.3(g) shall have not been satisfied as of such date, but all of the other conditions to the Closing set forth in Article IX, other than those conditions that by their nature are to be satisfied by actions taken at the Closing, have been satisfied or validly waived on or before such date; or

(i)by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 8.5 hereof, to enter into an definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any amounts due pursuant to Section 10.3 hereof in accordance with the terms, and at the times, specified therein; and

provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

10.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, notwithstanding the exceptions provided in Section 10.3, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any Party or its respective Affiliates or Representatives, except as set forth in Section 10.3, Article XII, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a Party.

10.3  Termination Fee.

(a)The Company shall pay to Parent a termination fee in the amount equal to the lesser of (x) Buyer Transaction Expenses incurred up to the time of termination and (y) $2,500,000 (the “Termination Fee”), in the event that:

(i)(A) this Agreement is validly terminated by Parent or Buyer pursuant to Section 10.1(d), (B) following the execution and delivery of this Agreement and prior to receipt of the Company Member Approval, an Alternative Transaction (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed and (C) within six (6) months following such termination of this Agreement, (1) the Company enters into a definitive agreement with any third party with respect to an Alternative Transaction or (2) an Alternative Transaction is consummated, in which case the Termination Fee shall be payable concurrently with the earlier of (a) the Company’s entry into the definitive agreement with respect to such Alternative Transaction and (b) the consummation of such Alternative Transaction; or

(ii)this Agreement is terminated by the Company in accordance with Section 10.1(i), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

(b)The Company, Parent, the Buyer and Newco acknowledge and agree that the agreement contained in this Section 10.3 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement; accordingly if the Company fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 10.3(a) (and any payments owed pursuant to Section 10.3(b)) will be the only monetary damages that Parent, Buyer and Newco and each of their respective Affiliates may recover from (i) the Company; and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of the Company and its affiliates (the Persons in clauses (i) and (ii) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Company Related Parties will have any further liability or obligation to Parent, the Buyer and Newco or their Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent, the Buyer and Newco may be entitled to remedies with respect to, the Confidentiality Agreement and Section 12.10, as applicable); and (B) none of Parent, the Buyer nor Newco or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Buyer and Newco may be entitled to remedies with respect to Section 10.3(a) and Section 10.3(b), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement exceed the Termination Fee in the aggregate for all such breaches (plus any payments owed pursuant to Section 10.3(b)) (the “Company Liability Limitation”). In no event will any of the Parent

Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent, the Buyer and Newco or their Affiliates be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

10.4  Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time in whole or in part, only by a duly authorized instrument in writing signed by each of the Parties.

10.5  Waiver. At any time prior to the Effective Time, (a) the Buyer may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the Buyer or Newco, (ii) waive any inaccuracy in the representations and warranties of the Buyer or Newco contained herein or in any document delivered by the Buyer or Merger pursuant hereto and (iii) waive compliance with any agreement of the Buyer or Newco or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI

SELLERS’ REPRESENTATIVE

11.1  Appointment. By approving this Agreement and the transactions contemplated hereby, each Seller shall have irrevocably authorized and appointed Halle Benett (“Sellers’ Representative”) as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement and the agreements ancillary hereto. The Sellers’ Representative shall act as the representative of the Sellers in respect of all matters arising under this Agreement and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Sellers or the Sellers’ Representative, including to enforce any rights granted to the Sellers hereunder and thereunder, in each case as the Sellers’ Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Sellers and the Sellers shall not be permitted to take any such actions.

11.2  Purpose. The Sellers’ Representative is serving as the Sellers’ Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Sellers hereunder, and Buyer (on behalf of itself and its Affiliates) agrees that it will not look to the Sellers’ Representative or the underlying assets of the Sellers’ Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Sellers. The Sellers’ Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Sellers’ Representative of the Sellers’ Representative’s duties or the exercise by the Sellers’ Representative of the Sellers’ Representative’s rights and remedies under this Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Sellers’ Representative. The Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any agreement ancillary hereto. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement or any agreement ancillary hereto, and to consent to any amendment hereof or thereof on behalf of the Sellers and their respective successors.

11.3  Seller Indemnification. By approving this Agreement, each Seller, jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Sellers’ Representative in connection with the performance of any of its duties under this Agreement, including any such fees, expenses, or other amounts that may be incurred by the Sellers’ Representative in connection with any Action to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement.

11.4  Buyer Reliance. Buyer shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Sellers’ Representative as being the statements, representations, decisions of, and actions of Sellers with respect to the matters relating to this Agreement or any agreement ancillary hereto or thereto. Buyer shall be entitled to deal solely with the Sellers’ Representative (and shall not be required to deal with any Seller, in his, her or its capacity as such) with respect to the matters relating to this Agreement or any agreement ancillary hereto.

11.5  Resignation and Appointment. The Sellers’ Representative may resign at any time by giving twenty (20) days’ notice to the Buyer and the Sellers; provided, however, in the event of the resignation or removal of the Sellers’ Representative, a new Sellers’ Representative (who shall be reasonably acceptable to the Buyer) shall be appointed by the vote or written consent of a majority of the equity securities of the Company then held by the Sellers as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Buyer, with the approval of the holders of a majority of the shares of Buyer Class A Stock then held by the Sponsor, shall be entitled to appoint a successor Sellers’ Representative, and the provisions of this Article XI shall apply in all respects to such successor Sellers’ Representative.

11.6  Irrevocable; Appointment; Authorized Actions. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by the Sellers in any manner or for any reason. This authority granted to the Sellers’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Halle Benett hereby accepts his appointment as the initial Sellers’ Representative. Any decision, act, consent or instruction taken by the Sellers’ Representative in accordance with this Article XI on behalf of the Sellers (each, a “Sellers’ Representative Authorized Action”) shall be final, binding and conclusive on the Sellers as fully as if such Persons had taken such Sellers’ Representative Authorized Action. Each Seller agrees that the Sellers’ Representative, as the Sellers’ Representative, shall have no liability to a Seller for any Sellers’ Representative Authorized Action.

ARTICLE XII

GENERAL PROVISIONS

12.1  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, or if sent by United States certified mail, return receipt requested and postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or nationally recognized same day or overnight courier (with all fees prepaid) shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

if to the Parent, the Buyer, or Newco:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F
Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

if to the Company or the Sellers’ Representative:

Cartiga, LLC
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com

12.2  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII and any corresponding definitions set forth in Article I.

12.3  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.4  Entire Agreement; Assignment. This Agreement and the Additional Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.4(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

12.5  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

12.6  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York, New York. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York, as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York, New York, as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.7  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.9  Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Transaction Document or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

12.10  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the state or federal courts in New York, New York, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

12.11  No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 12.2), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

By:	/s/ Mattia Tomba
Name: Mattia Tomba
Title: Chief Executive Officer

ALCHEMY ACQUISITION HOLDINGS, INC.

By:	/s/ Mattia Tomba
Name: Mattia Tomba
Title: Chief Executive Officer

ALCHEMY MERGER SUB, LLC

By:	/s/ Mattia Tomba
Name: Mattia Tomba
Title: Chief Executive Officer

CARTIGA, LLC

By:	/s/ Samuel Wathen
Name: Samuel Wathen
Title: President and Chief Executive Officer

HALLE BENETT, SELLERS’ REPRESENTATIVE

/s/ Halle Benett

[Signature Page to Business Combination Agreement]

Annex B-1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CARTIGA HOLDINGS, INC.

a Delaware corporation

Cartiga Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.The name of the Corporation is Cartiga Holdings, Inc. The Corporation was originally incorporated under the name Alchemy Acquisition Holdings Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on June 11, 2025. The Corporation’s first amended and restated certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on [•], 2025 (the “First Amended and Restated Certificate of Incorporation”).

B.This second amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and restates and amends the provisions of the First Amended and Restated Certificate of Incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.The First Amended and Restated Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of August 22, 2025, by and among the Corporation, Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares, Alchemy Merger Sub, LLC, a Delaware limited liability company, Cartiga, LLC, a Delaware limited liability company, and Halle Benett, as the sellers’ representative (as amended from time to time, the “Business Combination Agreement”).

D.The text of the First Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Cartiga Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 300 Delaware Avenue, Suite 210F, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is FileJet, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001, that the Corporation is authorized to issue is 610,000,000 shares, consisting of (a) 600,000,000 shares of common stock (“Common Stock”),

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including (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 100,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

4.2Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation.

4.3Common Stock.

(a)Voting.

(i)The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share on each matter on which stockholders generally are entitled to vote or holders of shares of Class A Common Stock are entitled to vote. The holders of shares of Class A Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class B Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class A Common Stock shall have the right to vote for the election of directors and on all other matters submitted to a vote of the stockholders.

(ii)The holders of shares of Class B Common Stock shall be entitled to one (1) vote for each such share on each matter on which stockholders generally are entitled to vote or holders of shares of Class B Common Stock are entitled to vote. The holders of shares of Class B Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class A Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class B Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)Exchange of Class B Common Stock.

(i)Voluntary Redemption. Shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in (A) the Second Amended and Restated Limited Liability Company Agreement of Cartiga, LLC (“Cartiga”), dated on or about the same date hereof (as amended from time to time, the “Cartiga A&R LLC Agreement”), and (B) the Exchange Agreement dated as of [•], 2025 (as amended from time to time, the “Exchange Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement and the Exchange Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement and the Exchange Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such exchange of shares of Class B Common Stock pursuant to the LLC Agreement and the Exchange Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such exchange, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or the Exchange Agreement, as applicable, or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement and the Exchange Agreement, be validly issued, fully paid and non-assessable.

(c)In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by the holder of the corresponding Common Unit (as defined in the Cartiga A&R LLC Agreement), as set forth in the books and records of Cartiga, including by virtue of any divestiture by such holder of such corresponding Common Unit such as by redemption by the Corporation pursuant to Article 4.3(b), such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no

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consideration. The Corporation shall not issue additional shares of Class B Common Stock after the closing date of the transactions contemplated by the Business Combination Agreement, other than in connection with the valid issuance of Common Units in accordance with the Cartiga A&R LLC Agreement.

(d)Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(e)In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (e), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(f)If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

4.4Preferred Stock.

(a)The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b)The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.5Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any share of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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ARTICLE V

BOARD OF DIRECTORS

5.1General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

5.2Number of Directors; Election; Term.

(a)The number of directors that shall constitute the entire Board shall not be less than five (5) nor more than eleven (11). Within such limit, the number of members of the entire Board shall be fixed, from time to time, exclusively by the Board in accordance with the bylaws of the Corporation (as amended from time to time, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

(b)Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(c)Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(d)Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues: (i) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

5.3Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.4Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, even if less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a

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majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

STOCKHOLDERS

7.1Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation may be effected (a) at a duly called annual or special meeting of the stockholders of the Corporation or (b) by written consent in lieu of a meeting.

7.2Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer (or his or her designee) of the Corporation or the Board.

7.3Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.2Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s or officer’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation, or to require the Corporation to directly advance, the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director or officer presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or to advancement of expenses, the Corporation shall not be obligated to indemnify or advance expenses of any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.3Fund Indemnitors. The Corporation hereby acknowledges that the directors designated by Melodeon and ASRS pursuant to Section 5.17 of the Shareholders Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by Melodeon and ASRS and certain of their affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (or any other agreement between the Corporation and such Persons), without regard to any rights such Persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such Persons with respect to any claim for which such Persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such

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advancement or payment to all of the rights of recovery of such Persons against the Corporation. The Corporation and each such Person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article VIII.

8.3Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

8.5Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

8.6Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

MISCELLANEOUS

9.1Forum for Certain Actions.

(a)Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Section 9.1 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, which remain exclusively under federal jurisdiction.

(b)Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 9.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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(c)Enforceability. If any provision of this Section 9.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d)Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

9.2Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 9.2. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation.

9.3Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

9.4Shareholders Agreement. For so long as that certain Shareholders Agreement, dated as of [•], by and among the Corporation, Cartiga, LLC and the stockholders named therein, as amended from time to time (the “Shareholders Agreement”), is in effect, the provisions of the Shareholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Shareholders Agreement. As used herein, the following terms shall have the following meanings:

“ASRS” means the Arizona State Retirement System.

“Melodeon” means Melodeon LBS GP, LLC.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [•] day [•], 2025.

CARTIGA HOLDINGS, INC.

By:

Its:

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Annex B-2

SECOND AMENDED AND RESTATED BYLAWS

OF

CARTIGA HOLDINGS, INC.

(hereinafter called the “Corporation”)

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.1Place of Meetings. Meetings of the stockholders of the Corporation for the election of directors or for any other purpose shall be held at such time and place, if any, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board”). The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Section 1.2Annual Meetings. The annual meeting of stockholders of the Corporation for the purpose of electing of directors and for the transaction of such other business as may properly be brought before the meeting in accordance with these second amended and restated bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”) shall be held on such date and at such time as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.3Special Meetings. Except as otherwise required by law or by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended and restated from time to time, the “Certificate of Incorporation”), including, without limitation, the terms of any certificate of designation with respect to any series of preferred stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer (or his or her designee) or the Board. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting. The Chairperson of the Board (or his or her designee), the Chief Executive Officer (or his or her designee) or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

Section 1.4Notice of Meetings. Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and time of the meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. Except as otherwise required by law or the Certificate of Incorporation, written notice of any meeting shall be given either personally, by mail or by electronic transmission (as defined below) (if permitted under the circumstances by the DGCL) not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Chairperson of the Board (or his or her designee), the Chief Executive Officer (or his or her designee) or the Board, to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the stock transfer books of the Corporation. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Any stockholder may waive notice of any meeting before or after the meeting. The attendance of a stockholder at any meeting shall constitute a waiver of notice at such meeting, except where the stockholder attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. For the purposes of these Bylaws, “electronic transmission” means any form of communication (including e-mail), not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 1.5Adjournments. Any meeting of stockholders of the Corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock

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issued and outstanding and entitled to vote thereat, present in person or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting, are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the requirements of Section 1.4 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.6Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication, if any, or represented by proxy, shall constitute a quorum at a meeting of stockholders. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person, present by means of remote communication, if any, or represented by proxy shall constitute a quorum entitled to take action with respect to such vote. If a quorum shall not be present or represented at any meeting of stockholders, either the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 1.5 of these Bylaws, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.7Voting.

(a)Matters Other Than Election of Directors. Any matter brought before any meeting of stockholders of the Corporation, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the voting power of the Corporation’s capital stock present in person or represented by proxy at the meeting and entitled to vote on such matter, voting as a single class, unless the matter is one upon which, by express provision of law, the Certificate of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. Except as provided in the Certificate of Incorporation, every stockholder having the right to vote shall have one (1) vote for each share of stock having voting power registered in such stockholder’s name on the books of the Corporation. Such votes may be cast in person or by proxy as provided in Section 1.10 of these Bylaws. The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b)Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by the vote of plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Section 1.8Voting of Stock of Certain Holders. Shares of stock of the Corporation standing in the name of another corporation or entity, domestic or foreign, and entitled to vote may be voted by such officer, agent or proxy as the bylaws or other internal regulations of such corporation or entity may prescribe or, in the absence of such provision, as the board of directors or comparable body of such corporation or entity may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor, an incompetent or a debtor in a case under Title 11, United States Code, and entitled to vote may be voted by an administrator, executor, guardian, conservator, debtor-in-possession or trustee, as the case may be, either in person or by proxy, without transfer of such shares into the name of the official or other person so voting. A stockholder whose shares of stock of the Corporation are pledged shall be entitled to vote such shares, unless on the transfer records of the Corporation such stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may vote such shares.

Section 1.9Treasury Stock. Shares of stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders of the Corporation and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.9 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

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Section 1.10Proxies. Each stockholder entitled to vote at a meeting of stockholders of the Corporation may authorize another person or persons to act for such stockholder by proxy filed with the secretary of the Corporation (the “Secretary”) before or at the time of the meeting. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 1.11Consent of Stockholders in Lieu of Meeting. Except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders of the Corporation or by a duly executed written consent of the stockholders.

Section 1.12List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make or have prepared and made, at least ten (10) days before every meeting of stockholders of the Corporation, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.12 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.13Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the Close of Business (as defined below) on the day next preceding the day on which notice is given, or, if notice is waived, at the Close of Business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.13 at the adjourned meeting.

Section 1.14Organization and Conduct of Meetings. The Chairperson of the Board shall act as chairperson of meetings of stockholders of the Corporation. The Board may designate any other director or officer of the Corporation to act as chairperson of any meeting in the absence of the Chairperson of the Board, and the Board may further provide for determining who shall act as chairperson of any meeting of stockholders in the absence of the Chairperson of the Board and such designee. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies or such other persons as the chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual

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who refuses to comply with meeting procedures, rules or guidelines; (h) conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state and local laws and regulations concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting and (l) any guidelines and procedures as the chairperson may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chairperson of a stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting, and, if the chairperson should so determine, the chairperson shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.15Inspectors of Election. In advance of any meeting of stockholders of the Corporation, the Chairperson of the Board (or his or her designee), the Chief Executive Officer (or his or her designee) or the Board, by resolution, shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 1.16Notice of Stockholder Proposals and Director Nominations.

(a)Annual Meetings of Stockholders. Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof); (ii) otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof); or (iii) by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.16 through the date of such annual meeting, (B) is entitled to vote at such annual meeting and (C) complies with the notice procedures set forth in this Section 1.16. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.

(b)Timing of Notice for Annual Meetings. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.16(a)(iii) above, the stockholder must have given timely notice thereof in proper written form to the Secretary, and, in the case of business other than nominations, such business must be a proper matter for stockholder action. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the ninetieth (90th) day, or earlier than the Close of Business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, if the date of the annual meeting of stockholders is more than thirty (30) days prior to, or more than sixty (60) days after, the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so received not later than the Close of Business on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) day following the day on which public disclosure (as defined below) of the date of the meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

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(c)Form of Notice. To be in proper written form, the notice of any stockholder giving notice under this Section 1.16 (each, a “Noticing Party”) must set forth:

(i)as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any,

(A)the name, age, business address and residence address of such Proposed Nominee;

(B)the principal occupation and employment of such Proposed Nominee;

(C)a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request); and

(D)all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person (as defined below) in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);

(ii)as to any other business that such Noticing Party proposes to bring before the meeting:

(A)a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(B)the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment); and

(C)all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and

(iii)as to such Noticing Party, each Proposed Nominee and each Stockholder Associated Person:

(A)the name and address of such Noticing Party, each Proposed Nominee and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(B)the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially and/or of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and the date or dates such shares were acquired and the investment intent of such acquisition;

(C)the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person and any pledge by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to any of such securities;

(D)any Short Interest (as defined below) held by or involving such Noticing Party, any Proposed Nominee or any Stockholder Associated Person;

(E)a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, options, warrants, convertible securities, stock appreciation or similar rights and borrowed or loaned shares) that have been entered into by, or on

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behalf of, such Noticing Party, any Proposed Nominee or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”);

(F)any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party, such Proposed Nominee or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(G)any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(H)any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is (x) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (y) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(I)any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Noticing Party, any Proposed Nominee or any Stockholder Associated Person;

(J)any direct or indirect interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(K)a description of any material interest of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;

(L)the investment strategy or objective, if any, of such Noticing Party, any Proposed Nominee or any Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the Noticing Party or any Stockholder Associated Person; and

(M)all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

(iv)a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v)a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any officer, director, affiliate or associate of the Corporation;

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(vi)a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation;

(vii) a representation from such Proposed Nominee that such Proposed Nominee: (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law, (B) is not and will not become party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been fully disclosed to the Corporation in writing, and (C) would be in compliance if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; and

(viii) a description of any agreement, arrangement or understanding, written or oral, the effect or intent of which is to increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act.

(d)Additional Information. In addition to the information required above, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation.

(e)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.16(e) through the date of such special meeting, (B) is entitled to vote at such special meeting and upon such election and (C) complies with the notice procedures set forth in this Section 1.16(e). In addition to any other applicable requirements, for director nominations to be properly brought before a special meeting by a stockholder pursuant to the foregoing clause (ii), such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such special meeting and not later than the Close of Business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which public disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section 1.16(c) and Section 1.16(d) above.

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(f)General.

(i)No person shall be eligible for election as a director of the Corporation unless the person is nominated by a stockholder in accordance with the procedures set forth in this Section 1.16 or the person is nominated by the Board, and no business shall be conducted at a meeting of stockholders of the Corporation except business brought by a stockholder in accordance with the procedures set forth in this Section 1.16 or by the Board. Except as otherwise provided by law, the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws, and, if the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.16, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(ii)A Noticing Party shall update such notice, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven (7) business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)). For the avoidance of doubt, any information provided pursuant to this Section 1.16(f)(ii) shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 1.16 and shall not extend the time period for the delivery of notice pursuant to this Section 1.16. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 1.16.

(iii)If any information submitted pursuant to this Section 1.16 by any Noticing Party proposing individuals to nominate for election or reelection as a director or business for consideration at a stockholder meeting shall be inaccurate in any respect, such information shall be deemed not to have been provided in accordance with this Section 1.16. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 1.16 within two (2) business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 1.16 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 1.16 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 1.16.

(iv)Notwithstanding the foregoing provisions of this Section 1.16, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.16. Nothing in this Section 1.16 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

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(v)For purposes of these Bylaws, (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (C) “Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day; (D) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (E) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; (F) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Noticing Party or any Stockholder Associated Person of any Noticing Party directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Noticing Party or any Stockholder Associated Person of any Noticing Party with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation; and (G) “Stockholder Associated Person” shall mean, with respect to any Noticing Party, (I) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (II) any member of the immediate family of such Noticing Party sharing the same household, (III) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with or otherwise acting in concert with such Noticing Party or Stockholder Associated Person with respect to the stock of the Corporation, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or Stockholder Associated Person (other than a stockholder that is a depositary), (V) any affiliate or associate of such Noticing Party or any Stockholder Associated Person, (VI) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or Stockholder Associated Person with respect to any proposed business or nominations, as applicable, and (VII) any Proposed Nominee.

ARTICLE II

DIRECTORS

Section 2.1Number. Within the limit set forth in the Certificate of Incorporation, the number of directors that shall constitute the entire Board shall be determined, from time to time, exclusively by the Board, subject to the rights of the holders of any series of preferred stock with respect to the election of directors, if any.

Section 2.2Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders.

Section 2.3Meetings. The Board may hold meetings, both regular and special, either within or without the State of Delaware or, if so determined by the Board, by means of telephone, internet or other electronic communications technology by means of which all persons participating in the meeting can hear each other. Regular meetings of the Board may be held at such time and at such place as may from time to time be determined by the Board. Special meetings of the Board may be called by the Chairperson of the Board (if there be one), the Chief Executive Officer or a majority of the Board and shall be held at such place, on such date and at such time as he, she or it shall specify.

Section 2.4Notice. Notice of any meeting of the Board stating the place, date and time of the meeting shall be given to each director by mail posted not less than five (5) days before the date of the meeting, by nationally recognized overnight courier deposited not less than two (2) days before the date of the meeting or by e-mail, facsimile or other means of electronic transmission delivered or sent not less than twenty-four (24) hours before the date and time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. If mailed or sent by overnight courier, such notice shall be deemed to be given at the time when it is deposited in the United States mail with first class postage prepaid or deposited with the overnight courier. Notice by facsimile or other electronic transmission shall be deemed given when the notice is transmitted. Any director may waive notice of any meeting before or after the meeting. The attendance of a director at any meeting shall constitute a

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waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any notice of such meeting unless so required by law. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Section 5.6 of these Bylaws.

Section 2.5Chairperson of the Board. The Chairperson of the Board shall be chosen from among the directors and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation or Section 2.6 or Section 2.7 of these Bylaws, the Chairperson of the Board shall preside at all meetings of stockholders and of the Board. The Chairperson of the Board shall have such other powers and duties as may from time to time be assigned by the Board.

Section 2.6Organization. At each meeting of the Board, the Chairperson of the Board or a director chosen by a majority of the directors present, shall act as chairperson. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an assistant secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairperson of the meeting may appoint any person present at such meeting to act as secretary of the meeting.

Section 2.7Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of holders of any series of preferred stock with respect to the election and removal of directors, a director may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 2.8Quorum. At all meetings of the Board, a majority of directors constituting the Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 2.9Actions of the Board by Written Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission are filed with the minutes of proceedings of the Board or committee.

Section 2.10Telephonic or other Electronic Participation in Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in a meeting pursuant to this Section 2.10 shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Section 2.11Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and, to the extent permitted by law, to have and exercise such authority as may be provided for in the resolutions creating such committee, as such resolutions may be amended from time to time. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Each committee shall keep regular minutes and report to the Board when required. A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power at any time to fill vacancies in, to change the membership of or to dissolve any such committee.

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Section 2.12Compensation. The Board shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.

Section 2.13Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

ARTICLE III

OFFICERS

Section 3.1General. The officers of the Corporation shall be chosen by the Board and shall include a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Board, in its discretion, may also choose one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries and such other officers as the Board from time to time may deem appropriate. Any two or more offices may be held by the same person. The officers of the Corporation need not be stockholders of the Corporation.

Section 3.2Election; Term. The Board shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any officer may resign upon notice given in writing or electronic transmission to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in this Article III for the regular election to such office.

Section 3.3Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the Secretary or any other officer authorized to do so by the Board, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 3.4Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision over the business of the Corporation and shall direct the affairs and policies of the Corporation. The Chief Executive Officer may also serve as Chairperson of the Board and may also serve as President, if so elected by the Board. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board.

Section 3.5President. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The President shall, in

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the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer.

Section 3.6Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation. The Chief Financial Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer.

Section 3.7Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. The Executive Vice Presidents (if any), Senior Vice Presidents (if any) and such other Vice Presidents as shall have been chosen by the Board shall have such powers and shall perform such duties as shall be assigned to them by the Board or the Chief Executive Officer.

Section 3.8Secretary. The Secretary shall give the requisite notice of meetings of stockholders and directors and shall record the proceedings of such meetings, shall have custody of the seal of the Corporation and shall affix it or cause it to be affixed to such instruments as require the seal and attest it and, besides the Secretary’s powers and duties prescribed by law, shall have such other powers and perform such other duties as shall at any time be assigned to such officer by the Board or the Chief Executive Officer.

Section 3.9Assistant Secretaries. Assistant Secretaries, if there be any, shall assist the Secretary in the discharge of the Secretary’s duties, shall have such powers and perform such other duties as shall at any time be assigned to them by the Board and, in the absence or disability of the Secretary, shall perform the duties of the Secretary’s office, subject to the control of the Board or the Chief Executive Officer.

Section 3.10Other Officers. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE IV

STOCK

Section 4.1Uncertificated Shares. Unless otherwise provided by resolution of the Board, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the books of the Corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

Section 4.2Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the Close of Business on the day on which the Board adopts the resolution relating thereto.

Section 4.3Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 4.4Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board.

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ARTICLE V

MISCELLANEOUS

Section 5.1Contracts. The Board and the Chief Executive Officer may authorize any officer or officers or any agent or agents to enter into any contract or execute and deliver any instrument or other document in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 5.2Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board, the Chief Executive Officer or the Chief Financial Officer may from time to time designate.

Section 5.3Fiscal Year. The fiscal year of the Corporation shall end on the 30th day of September in each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 5.4Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or document.

Section 5.5Offices. The Corporation shall maintain a registered office inside the State of Delaware and may also have other offices outside or inside the State of Delaware. The books of the Corporation may be kept (subject to any applicable law) outside the State of Delaware at the principal executive offices of the Corporation or at such other place or places as may be designated from time to time by the Board.

Section 5.6Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any regular or special meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting unless so required by law.

Section 5.7Forum for Certain Actions.

(a)Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, these Bylaws or the Certificate of Incorporation (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b)Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 5.7 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 5.7 (an

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“Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)Enforceability. If any provision of this Section 5.7 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 5.7, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d)Notice and Consent. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 5.7.

Section 5.8Shareholders Agreement. For so long as that certain Shareholders Agreement, dated as of [• ], by and among the Corporation, Cartiga, LLC and the stockholders named therein, as amended from time to time (the “Shareholders Agreement”), is in effect, the provisions of the Shareholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Shareholders Agreement.

ARTICLE VI

AMENDMENTS

These Bylaws may be adopted, amended, altered or repealed by the Board or by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

* * *

Adopted as of:                                 , 202

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Annex C

CARTIGA HOLDINGS, INC. 2026 EQUITY INCENTIVE PLAN

1.Purpose. The purpose of the Cartiga Holdings, Inc. 2026 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Subsidiaries (each as defined below) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Subsidiaries can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares (as defined below), thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and aligning their interests with those of the Company’s shareholders.
2.Definitions. The following definitions shall be applicable throughout the Plan:

(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(c)“Board” means the Board of Directors of the Company.

(d)“Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e)“Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or a Subsidiary having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or a Subsidiary in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Subsidiaries, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Subsidiaries, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliates or any third party who has a business relationship with the Company; (D) the Participant’s conviction of, or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Subsidiaries or which results in loss, damage or injury to the Company or any of its Subsidiaries, its goodwill, business or reputation; (E) the violation by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Subsidiaries; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities, in any material respect, to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Subsidiaries or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f)“Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to an unrelated third party;

(ii)Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company principally for bona fide equity financing purposes, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (IV) any acquisition by any corporation pursuant to a transaction that complies with Section 2(f)(iv), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company;

(iii)During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(v)Shareholder approval of a plan of complete liquidation of the Company.

(g)“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h)“Committee” means a committee of at least two (2) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Compensation Committee of the Board.

(i)“Common Shares” means shares of the Company’s common stock, par value $0.0001 per share, (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).

(j)“Company” means Cartiga Holdings, Inc., a Delaware corporation.

(k)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l)“Effective Date” means the date of adoption by the Company as set forth on the signature page hereto.

(m)“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(n)“Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or a Subsidiary; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or a Subsidiary; (iii) an individual consultant or advisor to the Company or a Subsidiary; provided that if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Subsidiaries (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Subsidiaries).

(o)“Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(p)“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(q)“Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i)If the Common Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Common Share will be the Common Shares’ average selling prices (or the closing bid, if no sales were reported), weighted based on the volume of trading of such Common Shares on each trading day during the “Lookback Period”, as established by the Committee from time to time, provided that the Lookback Period is established by the Committee before the specified Lookback Period commences, as quoted on such exchange or system, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the Common Shares’ average bid prices weighted based on the volume of trading of such Common Shares on each trading day during the Lookback Period, as established by the Committee from time to time, provided that the Lookback Period is established by the Committee before the specified Lookback Period commences, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

(r)“Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement or the applicable Award agreement and in the absence of such agreement or definition, shall mean that one or more of the following has occurred without the Participant’s written consent:

(i)a material negative change in the nature or scope of the Participant’s responsibilities, duties or authority;

(ii)a material reduction in the Participant’s base compensation, excluding any reduction up to ten percent (10%) that is applied to similarly situated service providers of the Company; or

(iii)the Participant’s required re-location to a worksite location which is more than fifty (50) miles from the Participant’s then current principal worksite without the Participant’s prior written consent (such consent not to be unreasonably withheld).

provided that, in any such case, the Participant provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Participant has provided such written notice; provided further that any resignation of the Participant’s employment or service for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.

(s)“Immediate Family Members” shall have the meaning set forth in Section 15(b).

(t)“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(u)“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(v)“Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(w)“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(x)“Option” means an Award granted under Section 7 of the Plan.

(y)“Option Period” has the meaning given such term in Section 7(c) of the Plan.

(z)“Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(aa)“Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(bb)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(cc)“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(dd)“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(ee)“Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ff)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(gg)“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(hh)“Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.

(ii)“Person” has the meaning given such term in the definition of “Change in Control.”

(jj)“Plan” means this Cartiga Holdings, Inc. 2026 Equity Incentive Plan, as amended from time to time.

(kk)“Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.

(ll)“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(mm)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(nn)“Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(oo)“Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.

(pp)“SAR Period” has the meaning given such term in Section 8(b) of the Plan.

(qq)“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(rr)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ss)“Stock Bonus Award” means an Award granted under Section 10 of the Plan.

(tt)“Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(uu)“Subsidiary” means, with respect to any specified Person:

(i)any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)any partnership (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(vv)“Substitute Award” has the meaning given such term in Section 5(e).

3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.Administration.

(a)The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan including rules related to insider trading restrictions; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)The Committee may delegate to one or more officers of the Company or any Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.Grant of Awards; Shares Subject to the Plan; Limitations.

(a)The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b)Subject to Section 12 of the Plan, the Committee is authorized to deliver under the Plan an aggregate of [●] Common Shares, all of which may (but are not required to) be issued through the exercise of Incentive Stock Options granted under the Plan. An annual increase shall be added on the first day of each fiscal year, commencing on January 1, 2027 and continuing for each fiscal year until, and including, January 1, 2036, equal to 5% of the outstanding Common Shares on such date.

(c)Only Common Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall not be added to the Common Shares available for grant under the Plan.

(d)Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6.Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement and who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.Options.

(a)Generally. Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Subsidiaries, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.Stock Appreciation Rights.

(a)Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)Strike Price. The Strike Price per Common Share for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant.

(c)Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.Restricted Stock and Restricted Stock Units.

(a)Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b)Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

(ii)Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one (1) Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

11.Performance Compensation Awards.

(a)Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.

(b)Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply, and the Performance Formula.

(c)Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii)  revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi)  customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Subsidiaries as a whole or any business unit(s) of the Company and/or one or more Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d)Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e)Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be providing services to the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f)Timing of Award Payments. Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).

12.Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i)adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii)providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(iii)accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(iv)modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(v)deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(vi)providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(vii)  canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.Amendments and Termination.

(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

14.General.

(a)Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)Nontransferability.

(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or a Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee in its sole discretion, or (2) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or a Subsidiary under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c)Tax Withholding and Deductions.

(i)A Participant shall be required to pay to the Company or any Subsidiary, and the Company or any Subsidiary shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.

(d)No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or a Subsidiary, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or a Subsidiary, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Subsidiaries may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Subsidiaries and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)Addenda. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Subsidiaries.

(f)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g)Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with a Subsidiary (or vice-versa) shall be considered a termination of employment or service with the Company or a Subsidiary; and (ii) if a Participant’s employment with the Company and its Subsidiaries terminates, but such Participant continues to provide services to the Company and its Subsidiaries in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or a Subsidiary.

(h)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)Government and Other Regulations.

(i)The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Subsidiary delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (i) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (ii) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Subsidiaries and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(n)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(p)Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)Code Section 409A.

(i)Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Code Section 409A, or (B) comply with the requirements of Code Section 409A.

(s)Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries. Words used in the singular include the plural, and words used in any gender include all genders, in each case as the context may require. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(u)Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

[signature page follows]

IN WITNESS WHEREOF, this Cartiga Holdings, Inc. 2026 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.

Adopted by consent of the Board:                                    , 2026

Shareholder Approved:                                              , 2026

CARTIGA HOLDINGS, INC.

By:

Title:

Date:

[Signature page to Cartiga Holdings, Inc. 2026 Equity Incentive Plan]

ADDENDUM A

CARTIGA HOLDINGS, INC. 2026 EQUITY INCENTIVE PLAN

CALIFORNIA PARTICIPANTS

Prior to the date, if ever, on which the Common Shares of the Company becomes a listed security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms of this Addendum shall apply to Awards issued to a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code (a “California Participant”). This Addendum is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Definitions in the Plan and Award Agreement are applicable to this Addendum.

1.In the event of termination of the Participant’s employment or other service other than for Cause, Options that are exercisable on the date of termination may not terminate prior to the earlier to occur of the Option expiration date or 30 days from termination (six months if termination is due to death or disability).

2.Notwithstanding anything to the contrary in the Plan, no Option Award may be exercisable on or after the 10th anniversary of the grant date and any Award Agreement shall terminate on or before the 10th anniversary of the grant date.

3.Options granted under the Plan shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities.

4.Notwithstanding anything to the contrary in the Plan dealing with capital adjustments, the Board shall in any event make such adjustments as may be required by Section 25102(o).

5.The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired shares of Common Stock pursuant to the Plan, during the period such Participant owns such shares of Common Stock; provided, however, the Company shall not be required to provide such information if (a) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (a) within 12 months before or after the date the Plan is adopted or (b) prior to or within 12 months of the granting of any Option or issuance of any security under the Plan in the State of California. Any Option granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. This provision shall not apply to a foreign private issuer, as defined by Rule 3b-4 of the Exchange Act, provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed 35.

Annex D

AMENDED AND RESTATED

REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2025, is made and entered into by and among Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (the “Parent”), Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“PubCo”), Cartiga, LLC, a Delaware limited liability company (the “Company”), the undersigned parties listed under Existing Holders on the signature pages hereto who are parties to the Original Agreement (as defined below, and such parties, the “Existing Holders”), and the undersigned parties hereto listed under Additional Holders on the signature pages hereto (each such party, together with the Existing Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

A.Concurrently with the execution and delivery of this Agreement, Parent, PubCo, Alchemy Merger Sub, LLC, a Delaware limited liability company and at the time the wholly-owned subsidiary of PubCo (the “Newco”), the Company, and Halle Benett, as the sellers’ representative, entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”).

B.Pursuant to the Business Combination Agreement, upon the satisfaction or waiver of the terms and conditions therein, (i) the Parent will domesticate from the Cayman Islands to Delaware by merging with and into the PubCo with the PubCo surviving the merger (the “Domestication”) and (ii) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of PubCo (the “Merger”).

C.Certain of the Holders are members of the Company and “Sellers” (as defined in the Business Combination Agreement).

D.Upon the consummation of the Merger, the Company, the Parent and the Sellers, including certain of the Holders, will enter into that certain Second Amended and Restated Limited Liability Company Agreement of the Company (as amended from time to time, the “LLC Agreement”).

E.Pursuant to the Business Combination Agreement and the LLC Agreement, PubCo the Company and the Sellers, including certain of the Holders, will enter into that certain Exchange Agreement (as amended from time to time, the “Exchange Agreement”) pursuant to which, at the times and from time to time as provided therein, PubCo will issue to each Seller one (1) share of Class A Common Stock in exchange for (i) one (1) Unit and (ii) one (1) share of Class B Common Stock.

F.The parties desire to enter into this Agreement pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of PubCo, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of PubCo.

“Class A Common Stock” means the Class A Common Stock of PubCo, par value $0.0001 per share.

“Class B Common Stock” means the Class B Common Stock of PubCo, par value $0.0001 per share.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and Class B Common Stock together.

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demanding Holder” shall have the meaning given in subsection 2.1.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall have the meaning given in the recitals.

“Feeder Fund” shall mean the Melodeon Arizona LBS Fund L.P. or any successor entity or transferee of substantially all Registrable Securities from Feeder Fund, which is affiliated with the Arizona State Retirement System.

“Form S-1” shall have the meaning given in subsection 2.1.2.

“Form S-3” shall have the meaning given in subsection 2.3.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Agreement” means that certain Registration and Shareholder Rights Agreement dated May 4, 2023, entered into by Parent (as predecessor in interest to PubCo) and the Existing Holders.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock held by a Holder as of the date of the closing of the Merger, (b) any shares of Class A Common Stock issued or issuable upon exercise of any other outstanding equity securities of PubCo (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder as of the closing of the Merger, (c) any shares of Class A Common Stock issued to a Holder after the closing of the Merger pursuant to the terms of the Exchange Agreement, whether for resale of such Class A Common Stock by the Holder or as part of the initial exchange as contemplated under Section 2.5(c) of the Exchange Agreement, and (d) any other equity security of PubCo issued or issuable with respect to any shares of Class A Common Stock by way of a stock dividend or stock split or in combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume limitations or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock are then listed;

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)printing, messenger, telephone and delivery expenses;

(D)reasonable fees and disbursements of counsel for PubCo;

(E)reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(F)in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $50,000 without the prior written consent of the Company).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement or the Exchange Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall mean Alchemy Deeptech Capital LLC.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including any Underwritten Offering accomplished as an underwritten “block trade” or “bought deal.”

ARTICLE II

REGISTRATIONS

2.1Demand Registration.

2.1.1Registration Statement. PubCo agrees that, within thirty (30) calendar days, after the consummation of the Merger, PubCo will file with the Commission (at PubCo’s sole cost and expense) a Registration Statement on Form S-1 registering (a) the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415 and (b) the exchange of all Registrable Securities pursuant to Section 2.5(c) of the Exchange Agreement. PubCo shall cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement, but no later than the seventy-fifth (75th) calendar day following the filing date; provided that PubCo shall have the Registration Statement declared effective within five (5) business days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be reviewed or will not be subject to further review by the Commission; provided further that if such date falls on a Saturday, Sunday or other day that the Commission is closed for business, such date shall be extended to the next business day on which the Commission is open for business and if the Commission is closed for operations due to a government shutdown then such date shall be extended by the same number of business days that the Commission remains closed. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional registration statement registering the resale of all Registrable Securities and cause such registration statement to become effective as promptly as reasonably practicable after the filing thereof. Notwithstanding the registration obligations set forth in this Section 2.1.1(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, the Company agrees to promptly inform each of the Holders thereof and to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC guidance, including without limitation, Securities Act Rules Compliance and Disclosure Interpretation 612.09.

2.1.2Request for Registration. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, at any time and from time to time on or after the date of the consummation of the Merger, (i) Feeder Fund or (ii) the Holders of at least ten percent (10%) (other than Feeder Fund) of the then-outstanding number of Registrable Securities (the Holders described in (i) and (ii) collectively, the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, within ten (10) days of PubCo’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after PubCo’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable. Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.2 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.3Effective Registration. Notwithstanding the provisions of subsection 2.1.2 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) PubCo has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days, of such election; and provided, further, that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.4Underwritten Offering. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, if (i) the Feeder Fund or (ii) a majority-in-interest of the Demanding Holders (other than the Feeder Fund) so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.5Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises PubCo, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such underwritten Offering (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that PubCo desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Feeder Fund, which shall be prioritized and shall not be subject to reduction unless all other Registrable Securities of the Demanding Holders and the Requesting Holders (if any) have first been reduced to zero, and thereafter, the Registrable Securities of the other Demanding Holders and Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Class A Common Stock or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.6.

2.2Piggyback Registration.

2.2.1Piggyback Rights. If, at any time on or after the date of the consummation of the Merger, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that PubCo desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a)If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the shares of Class A Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Feeder Fund, which shall be prioritized and shall not be subject to reduction unless all other Registrable Securities of Holders have first been reduced to zero, and thereafter, the Registrable Securities of other Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(b)If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that PubCo, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that other than by a request initiated by the Feeder Fund, PubCo shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of PubCo’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, PubCo shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. As soon as practicable thereafter, but not more than twelve (12) days after PubCo’s initial receipt of such written request for a Registration on Form S-3, PubCo shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that PubCo shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of PubCo entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board (which such determination must include the affirmative vote of members of the Board appointed by Feeder Fund, if Feeder Fund is the requesting Holder) it would be seriously detrimental to PubCo for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration

Statement. In such event, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days and not more than twice in a period of 12 consecutive months.

ARTICLE III

PUBCO PROCEDURES

3.1General Procedures. If at any time PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall:

3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that PubCo shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein), including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, including in the response to any comment letter, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter, such consent not to be unreasonably withheld, and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

3.1.11obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extend customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission then in effect), which requirement will be deemed satisfied if PubCo timely files Forms 10-K, 10-Q, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 of the Securities Act;

3.1.15if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriters in any Underwritten Offering;

3.1.16take no direct or indirect action prohibited by Regulation M under the Exchange Act and take all reasonable action to make any such prohibition inapplicable;

3.1.17cooperate with the Holders covered by the Registration Statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such Registrable Securities are held, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

3.1.18permit any Holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the PubCo, to provide language for insertion therein, in form and substance satisfactory to PubCo, which in the reasonable judgment of such Holder and its counsel should be included; and

3.1.19otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, in connection with such Registration.

Notwithstanding the foregoing, PubCo shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriters’ marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require PubCo to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to PubCo and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, PubCo may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities, PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the

Holders pursuant to this Section 3.5. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission and then in effect), including providing any legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, affiliates, partners, members, attorneys, agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, any information incorporated by reference in the Registration Statement, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein, and any violation or alleged violations by PubCo of the Securities Act, Exchange Act, or any state securities laws or any rule or regulation thereunder. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or nationally recognized same day or overnight courier (with all fees prepaid) shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(i)	if to the Parent:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F
Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

(ii)	if to the Company:

Cartiga, LLC
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com

(iii)	if to PubCo prior to Closing:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F
Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

(iv)	if to PubCo from and after Closing:

Cartiga Holdings, Inc.
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com

(v)	if to a Holder, to the address set forth below such party’s signature to this Agreement.

5.2Assignment; No Third Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not become parties hereto pursuant to Section 5.2 hereof.

5.2.4No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.2.5Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

5.3Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York, New York. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party, and (b) agree not to commence any action relating thereto except in the courts described above in New York, New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York, as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in New York, New York, as described herein for any reason, (ii) that he, she or it, or his, hers or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.4WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.4.

5.5Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the

Company; and, provided further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the capital shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT:

ALCHEMY INVESTMENTS ACQUISITION CORP 1

By:
Name:
Title:

PUBCO:

ALCHEMY ACQUISITION HOLDINGS, INC.

By:
Name:
Title:

COMPANY:

CARTIGA, LLC

By:
Name:
Title:

[Signatures continue to the following page]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

EXISTING HOLDERS:

ALCHEMY DEEPTECH CAPITAL LLC

By:
Name:
Title:

Address for Notice:

Attention:
Email:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

Address for Notice:

Attention:
Email:

[additional existing holders to be listed upon agreement of the parties]

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[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ADDITIONAL HOLDERS:

MELODEON ARIZONA LBS FUND LP

By:
Name:
Title:

Address for Notice:

Attention:
Email:

MELODEON LBS DE III FUND LP

By:
Name:
Title:

Address for Notice:

Attention:
Email:

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[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ADDITIONAL HOLDERS:

MELODEON LBS HOLDCO2 LP

By:
Name:
Title:

Address for Notice:

Attention:
Email:

MELODEON LBS LEGACY OWNERS FUND LP

By:
Name:
Title:

Address for Notice:

Attention:
Email:

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[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

Annex E

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2025, by and among Cartiga, LLC, a Delaware limited liability company (the “Company”), Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (the “Parent”), Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Buyer”) and the members of the Company listed on Schedule A hereto (“Securityholders”). Capitalized terms used but not defined herein are used as they are defined in the Business Combination Agreement (as defined below).

A.Each Securityholder beneficially owns and has the sole power to dispose of (or sole power to cause the disposition of) the number of Units (as defined in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of August 5, 2019 (as amended from time to time, the “Company LLC Agreement”)) of the Company set forth opposite such Securityholder’s name on Schedule A (such Units, together with any New Securities, as defined in and pursuant to Section 3, of such Securityholder, are collectively referred to herein as the “Subject Securities”).

B.Concurrently with the execution and delivery of this Agreement, the Company, the Parent, the Buyer, Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Newco”) and Halle Benett, as the sellers’ representative, entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”).

C.Pursuant to the Business Combination Agreement, upon the satisfaction or waiver of the terms and conditions therein, (i) the Parent will domesticate from the Cayman Islands to Delaware by merging with and into the Buyer with the Buyer surviving the merger (the “Domestication”) and (ii) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of the Buyer (the “Merger”).

D.Each Securityholder believes that the terms of the Merger and the Business Combination Agreement are fair and that it is in such Securityholder’s best interest as holder of the Subject Securities that the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) be consummated.

E.In order to induce the Company and the Parent to enter into the Business Combination Agreement and in consideration of the execution thereof by the Company and the Parent and to enhance the likelihood that the Transactions will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent, the Buyer and the Securityholders (severally and not jointly) hereby agree as follows:

1.No Transfer of Subject Securities. During the term of this Agreement, no Securityholder shall cause or permit any Transfer (as defined below) of any of such Securityholder’s Subject Securities or enter into any agreement, option, derivative, hedging or arrangement with respect to a Transfer of any of such Securityholder’s Subject Securities; provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates; (b) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; or (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (d), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Following the date hereof and except as required by this Agreement, no Securityholder shall deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Securityholder’s Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of such Securityholder’s Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein.

2.New Securities. During the term of this Agreement, in the event that (a) any Units or other equity securities of the Company are issued to a Securityholder after the date of this Agreement pursuant to any dividend, distribution, Unit or other membership interest split, recapitalization, reclassification, combination or exchange of the Company securities owned by such Securityholder, (b) a Securityholder purchases or otherwise acquires beneficial ownership of any Units or other equity securities of the Company after the date of this Agreement, or (c) a Securityholder acquires the right to vote or share in the voting of any Units or other equity securities of the Company after the date of this Agreement (such Units or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

3.No Challenge. Each Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, the Parent, the Buyer or any of their respective successors, directors or managers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

4.Waiver. Each Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable Law relating to the Merger and the consummation of the Transactions, including any notice requirements.

5.Agreement to Vote Units. During the term of this Agreement, at any meeting of members of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, in any action by written consent of the members of the Company or in any other circumstances upon which a Securityholder’s vote, consent or other approval is sought, such Securityholder shall (and shall execute such additional documents or certificates evidencing such agreement as the Parent, the Buyer or the Company may reasonably request in connection therewith) to (a) (i) when such meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present at such meeting for the purpose of establishing a quorum, (ii) vote (or cause to be voted or consented to), as applicable, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Subject Securities that are then entitled to be voted at any meeting of the Company’s members or written consent of the Company’s members related to the Transactions or the Business Combination Agreement (A) in favor of the approval of the Transactions, the approval and adoption of the Business Combination Agreement and the approval of the terms of the Business Combination Agreement and the other agreements referenced therein including, without limitation, this Agreement, (B) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the members of the Company, and (C) against any proposal, amendment, matter or agreement that would in any manner (i) impede, frustrate, interfere with, prevent, adversely affect or nullify the Transactions or any provision of the Business Combination Agreement or this Agreement, (ii) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company or under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, or (iv) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of a Securityholder contained in this Agreement or any Additional Agreement to which a Securityholder is a party. Each Securityholder agrees that the Subject Securities held by him, her or it that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in clauses (A)  – (C) above and at any time or at multiple times during the term of this Agreement. The obligations of a Securityholder specified in this Section 5 shall not apply if the Merger or any action described above is not recommended by the Company’s Board of Managers or if the Company’s Board of Managers has effected an Alternative Transaction (as defined in the Business Combination Agreement).

6.Proxy. Each Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact Halle Benett (the “Securityholders’ Representative”), and any Person designated in writing by the Securityholders’ Representative from time to time, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Subject Securities (or grant a consent or approval, as applicable) beneficially owned by the Securityholder in accordance with Section 5 in connection with any vote, consent or other approval of stockholders of the Company in respect of any of the matters described in Section 5; provided, however, that the Securityholder’s grant of the proxy contemplated by this Section 6 shall be effective if, and only if, the Securityholder fails to vote such Subject Securities (or grant a consent or approval, as applicable) in accordance with Section 5. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company and Parent to enter into the Business Combination Agreement and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither the Securityholders’ Representative nor any other Person may exercise this proxy on any matter, or in circumstance, except as provided above. The Securityholders’ Representative may terminate this proxy with respect to the Securityholder at any time at his sole election by written notice provided to the Securityholder and Parent.

7.Opportunity to Review. Each Securityholder acknowledges receipt and review of the Business Combination Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Business Combination Agreement and this Agreement, and (b) the opportunity to review and discuss the Business Combination Agreement, the Transactions and this Agreement with his, her or its own advisors (including, without limitation, legal counsel).

8.Public Disclosure. From the date of this Agreement until the Closing or termination of the Business Combination Agreement, no Securityholder shall make any public announcements regarding this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby. Each Securityholder understands that he, she or it may be the recipient of confidential information of the Company during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company, the Parent or their Affiliates. Each Securityholder acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Each Securityholder agrees that such Securityholder and such Securityholder’s Affiliates will not disclose confidential information of the Company in his, her or its possession, nor will such Securityholder trade in the securities of the Company, the Parent or the Buyer while in possession of material nonpublic information or at all until such Securityholder and such Securityholder’s Affiliates can do so in compliance with all applicable Laws and without breach of this Agreement.

9.Consent to Disclosure. Each Securityholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the Securities and Exchange Commission (“SEC”) or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Authority or to securityholders of the Parent or the Company) of such Securityholder’s identity and beneficial ownership of the Subject Securities and the nature of such Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement. Each Securityholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Securityholder shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the Parent.

10.Representations and Warranties of Securityholder. Each Securityholder hereby represents and warrants as follows:

(a)Such Securityholder (i) is the record and beneficial owner of such Securityholder’s Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Parent (including options, warrants or convertible securities) other than the Subject Securities.

(b)Except with respect to obligations under the Company LLC Agreement, such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities other than restrictions on transfer under applicable securities laws or as set forth in this Agreement.

(c)Such Securityholder, if not a natural person: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(d)This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to such Securityholder or such Securityholder’s properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound.

11.Termination. This Agreement shall terminate upon the earlier of (a) the Closing or the termination of the Business Combination Agreement, each in accordance with the terms of the Business Combination Agreement, and in such event this Agreement shall automatically terminate concurrently therewith and (b) the written agreement of the Parent or the Buyer, on the one hand, and the Company, on the other hand, to terminate this Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and Sections 8, 9 and 11 through 25 shall survive such termination.

12.Further Covenants and Assurances. During the term of this Agreement, each Securityholder hereby, to the extent permitted by Law, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the Transactions.

13.Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including, without limitation, Securityholder’s heirs, guardians, administrators or successors, and each Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

14.Remedies. Each Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Securityholder, and that any such breach would cause the Company, the Parent and the Buyer irreparable harm. Accordingly, each Securityholder agrees that in the event of any breach or threatened breach of this Agreement, the Company and the Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

15.Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

16.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16):

(i)	if to the Company, to:

Cartiga, LLC
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and
mike.bradshaw@nelsonmullins.com

(ii)	if to the Parent or the Buyer, to:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F

Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

(iii)	if to a Securityholder, to the address of such Securityholder set forth on Schedule A hereto.

17.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18.Entire Agreement/Amendment. This Agreement (together with the Business Combination Agreement and the other agreements and documents contemplated hereby and thereby) represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the Parent, the Buyer and Securityholders holding a majority of all of the Units held by all Securityholders.

19.Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York, New York. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York, as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in New York, New York, as described herein for any reason, (ii) that he, she or it, or his, hers or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

20.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

21.Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

22.Expenses. Each party shall be responsible for his, her or its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay his, her or its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

23.No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Securityholders, the Company, the Parent and the Buyer, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Securityholders entering into support agreements with the Company, the Parent or the Buyer. Each Securityholder has acted independently regarding his, her or its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company, the Parent or the Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to a Securityholder’s Subject Securities shall remain vested in and belong to such Securityholder, and neither the Company, the Parent nor the Buyer shall have any authority to direct a Securityholder in the voting or disposition of any Subject Securities, except as otherwise provided herein.

24.Capacity as Securityholder. Each Securityholder signs this Agreement solely in such Securityholder’s capacity as holder of the Subject Securities, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Parent or the Buyer or any of its subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by a Securityholder or any representative of a Securityholder, as applicable, serving as a director of the Parent, the Buyer, or any subsidiary of the Parent or the Buyer and acting in such capacity.

25.Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act, as amended, or the Uniform Commercial Code, as amended.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

CARTIGA, LLC

By:	/s/ Samuel Wathen
Name:	Samuel Wathen
Title:	President and Chief Executive Officer

PARENT:

ALCHEMY INVESTMENTS ACQUISITION CORP 1

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Co-Chief Executive Officer

BUYER:

ALCHEMY ACQUISITION HOLDINGS, INC.

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Chief Executive Officer

[Signatures continue to the following page]

[Signature Page Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDERS:

MELODEON ARIZONA LBS FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:	/s/ Halle Benett
Name: Halle Benett
Title: Authorized Person

MELODEON LBS DE III FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:	/s/ Halle Benett
Name: Halle Benett
Title: Authorized Person

MELODEON LBS HOLDCO2 LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:	/s/ Halle Benett
Name: Halle Benett
Title: Authorized Person

[Signature Page to Support Agreement]

MELODEON LBS LEGACY OWNERS FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:	/s/ Halle Benett
Name: Halle Benett
Title: Authorized Person

[Signature Page to Support Agreement]

Annex F

SUPPORT AND NON-REDEMPTION AGREEMENT

THIS SUPPORT AND NON-REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2025, by and among Cartiga, LLC, a Delaware limited liability company (the “Company”), Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (the “Parent”), Alchemy Acquisition Holdings Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Buyer”) and the shareholders of the Parent listed on Schedule A hereto (“Securityholders”). Capitalized terms used but not defined herein are used as they are defined in the Business Combination Agreement (as defined below).

A.Each Securityholder beneficially owns and has the sole power to dispose of (or sole power to cause the disposition of) the number of Parent Class A ordinary shares or Parent Class B ordinary shares set forth opposite such Securityholder’s name on Schedule A (such shares, together with any New Securities, as defined in and pursuant to Section 3, of such Securityholder, are collectively referred to herein as the “Subject Securities”).

B.Concurrently with the execution and delivery of this Agreement, the Company, the Parent, the Buyer, Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer (“Newco”) and Halle Benett, as the sellers’ representative, entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”).

C.Pursuant to the Business Combination Agreement, upon the satisfaction or waiver of the terms and conditions therein, (i) the Parent will domesticate from the Cayman Islands to Delaware by merging with and into the Buyer with the Buyer surviving the merger (the “Domestication”) and (ii) after the Domestication, Newco will merge with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of the Buyer (the “Merger”).

D.Each Securityholder believes that the terms of the Domestication, the Merger and the Business Combination Agreement are fair and that it is in such Securityholder’s best interest as holder of the Subject Securities that the Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) be consummated.

E.In order to induce the Company and the Parent to enter into the Business Combination Agreement and in consideration of the execution thereof by the Company and the Parent and to enhance the likelihood that the Transactions will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent, the Buyer and the Securityholders (severally and not jointly) hereby agree as follows:

1.No Transfer of Subject Securities. During the term of this Agreement, no Securityholder shall cause or permit any Transfer (as defined below) of any of such Securityholder’s Subject Securities or enter into any agreement, option, derivative, hedging or arrangement with respect to a Transfer of any of such Securityholder’s Subject Securities; provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates; (b) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; or (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (d), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Following the date hereof and except as required by this Agreement, no Securityholder shall deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Securityholder’s Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of such Securityholder’s Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges,

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encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein.

2.No Redemption. Each Securityholder hereby agrees that, during the term of this Agreement, he, she or it shall not redeem any Subject Securities, submit a request to the Parent or any transfer agent of the Parent to redeem any Subject Securities, or otherwise exercise any right to redeem any Subject Securities.

3.New Securities. During the term of this Agreement, in the event that (a) any shares of capital stock or other equity securities of the Parent or the Buyer are issued to a Securityholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Parent securities owned by such Securityholder or after the Domestication, the Buyer securities owned by such Securityholder, as applicable, (b) a Securityholder purchases or otherwise acquires beneficial ownership of any shares of capital stock or other equity securities of the Parent or the Buyer after the date of this Agreement, or (c) a Securityholder acquires the right to vote or share in the voting of any shares of capital stock or other equity securities of the Parent or the Buyer after the date of this Agreement (such shares of capital stock or other equity securities of the Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

4.Forfeiture. Alchemy Deeptech Capital LLC (“Sponsor”) hereby agrees that, subject to and in accordance with the terms set forth in Section 8.17 of the Business Combination Agreement, it shall forfeit such number, if any, of Subject Securities as specified therein. Sponsor acknowledges and agrees that such forfeiture shall be effective automatically and without any further action required by any party, and that such forfeited shares shall be cancelled and retired by the Parent or Buyer, as applicable, without consideration. Sponsor further agrees to execute and deliver any documentation reasonably requested by the Parent, Buyer or Company to effectuate such forfeiture and cancellation.

5.No Challenge. Each Securityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, the Buyer, the Company or any of their respective successors, directors or managers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

6.Waiver. Each Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable Law relating to the Merger and the consummation of the Transactions, including any notice requirements.

7.Agreement to Vote Shares. During the term of this Agreement, at any meeting of shareholders of the Parent (whether annual or special), however called, or at any adjournment or postponement thereof, in any action by written consent of the shareholders of the Parent or in any other circumstances upon which a Securityholder’s vote, consent or other approval is sought, such Securityholder shall (and shall execute such additional documents or certificates evidencing such agreement as the Company or the Parent may reasonably request in connection therewith) to (a) (i) when such meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present at such meeting for the purpose of establishing a quorum, (ii) vote (or cause to be voted or consented to), as applicable, or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to, all of the Subject Securities that are then entitled to be voted at any meeting of the Parent’s shareholders or written consent of the Parent’s shareholders related to the Transactions or the Business Combination Agreement (A) in favor of the approval of the Transactions, the approval and adoption of the Business Combination Agreement and the approval of the terms of the Business Combination Agreement and the other agreements referenced therein including, without limitation, this Agreement, (B) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the shareholders of the Parent, (C) in favor of the approval of the Parent Proposals and (D) against any proposal, amendment, matter or agreement that would in any manner (i) impede, frustrate, interfere with, prevent, adversely affect or nullify the Transactions or any provision of the Business Combination Agreement or this Agreement, (ii) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Parent or the Buyer under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, or (iv) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of a Securityholder contained in this Agreement or any Additional Agreement to which a Securityholder is a party. Each Securityholder agrees that the Subject Securities held by him, her or it that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such

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Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in clauses (A)  – (D) above and at any time or at multiple times during the term of this Agreement. The obligations of a Securityholder specified in this Section 7 shall apply whether or not the Domestication, the Merger or any action described above is recommended by the Parent’s Board of Directors or the Parent’s Board of Directors has effected an Alternative Transaction (as defined in the Business Combination Agreement).

8.Opportunity to Review. Each Securityholder acknowledges receipt and review of the Business Combination Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Business Combination Agreement and this Agreement, and (b) the opportunity to review and discuss the Business Combination Agreement, the Transactions and this Agreement with his, her or its own advisors (including, without limitation, legal counsel).

9.Public Disclosure. From the date of this Agreement until the Closing or termination of the Business Combination Agreement, no Securityholder shall make any public announcements regarding this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby. Each Securityholder understands that he, she or it may be the recipient of confidential information of the Company during the term of this Agreement and that such information may contain or constitute material non-public information concerning the Company, the Parent or their Affiliates. Each Securityholder acknowledges that trading in the securities of any party to this Agreement while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the applicable party to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Each Securityholder agrees that such Securityholder and such Securityholder’s Affiliates will not disclose confidential information of the Company in his, her or its possession, nor will such Securityholder trade in the securities of the Company, the Parent or the Buyer while in possession of material nonpublic information or at all until such Securityholder and such Securityholder’s Affiliates can do so in compliance with all applicable Laws and without breach of this Agreement.

10.Consent to Disclosure. Each Securityholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the Securities and Exchange Commission (“SEC”) or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Authority or to securityholders of the Parent or the Company) of such Securityholder’s identity and beneficial ownership of the Subject Securities and the nature of such Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement. Each Securityholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Securityholder shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the Parent.

11.Waiver of Adjustment to Initial Conversion Ratio. The Securityholders constitute the holders of a majority of the Parent Class B ordinary shares and hereby waive the adjustment to the Initial Conversion Ratio (as defined in the Parent’s Second Restated Certificate of Incorporation (as amended from time to time, the “Parent Charter”)) with respect to any issuance, or deemed issuance, by the Parent of Parent Class A ordinary shares pursuant to Section 17.3 of the Parent Charter (including, without limitation, issued pursuant to the Business Combination Agreement) during the period from and after the date of this Agreement to the earlier of (a) the Closing Date (as defined in the Business Combination Agreement) or (b) the termination of the Business Combination Agreement.

12.Representations and Warranties of Securityholder. Each Securityholder hereby represents and warrants as follows:

(a)Such Securityholder (i) is the record and beneficial owner of such Securityholder’s Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Parent (including options, warrants or convertible securities) other than the Subject Securities.

(b)Except with respect to obligations under the Parent’s Amended and Restated Memorandum and Articles of Association (as amended from time to time) and, after the Domestication, the Buyer’s Bylaws (as amended from time to time), such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with

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respect to the Transfer or the voting of the Subject Securities other than restrictions on transfer under applicable securities laws or as set forth in this Agreement.

(c)Such Securityholder, if not a natural person: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(d)This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e)The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, Law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to such Securityholder or such Securityholder’s properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound.

13.Termination. This Agreement shall terminate upon the earlier of (a) the Closing or the termination of the Business Combination Agreement, each in accordance with the terms of the Business Combination Agreement, and in such event this Agreement shall automatically terminate concurrently therewith and (b) the written agreement of the Parent or the Buyer, on the one hand, and the Company, on the other hand, to terminate this Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and Sections 9, 10 and 13 through 26 shall survive such termination.

14.Further Covenants and Assurances. During the term of this Agreement, each Securityholder hereby, to the extent permitted by Law, waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Securities which may arise in connection with the Transactions.

15.Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including, without limitation, Securityholder’s heirs, guardians, administrators or successors, and each Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

16.Remedies. Each Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Securityholder, and that any such breach would cause the Company, the Parent and the Buyer irreparable harm. Accordingly, each Securityholder agrees that in the event of any breach or threatened breach of this Agreement, the Company and the Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

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17.Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

18.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):

(i)	if to the Company, to:

Cartiga, LLC
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and
mike.bradshaw@nelsonmullins.com

(ii)	if to the Parent or the Buyer, to:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F
Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

(iii)	if to a Securityholder, to the address of such Securityholder set forth on Schedule A hereto.

19.Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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20.Entire Agreement/Amendment. This Agreement (together with the Business Combination Agreement and the other agreements and documents contemplated hereby and thereby) represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the Parent, the Buyer and Securityholders holding a majority of all of the Subject Securities held by all Securityholders.

21.Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York, New York. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York, as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in New York, New York, as described herein for any reason, (ii) that he, she or it, or his, hers or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

22.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

23.Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

24.Expenses. Each party shall be responsible for his, her or its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay his, her or its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

25.No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Securityholders, the Company, the Parent and the Buyer, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Securityholders entering into support agreements with the Company, the Parent or the Buyer. Each Securityholder has acted independently regarding his, her or its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company, the Parent or the Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to a Securityholder’s Subject Securities shall remain vested in and belong to such Securityholder, and neither the Company, the Parent nor the Buyer shall have any authority to direct a Securityholder in the voting or disposition of any Subject Securities, except as otherwise provided herein.

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26.Capacity as Securityholder. Each Securityholder signs this Agreement solely in such Securityholder’s capacity as holder of the Subject Securities, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Parent or the Buyer or any of its subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by a Securityholder or any representative of a Securityholder, as applicable, serving as a director of the Parent, the Buyer, or any subsidiary of the Parent or the Buyer and acting in such capacity.

27.Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act, as amended, or the Uniform Commercial Code, as amended.

[Signature Page(s) Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

CARTIGA, LLC

By:	/s/ Samuel Wathen
Name:	Samuel Wathen
Title:	President and Chief Executive Officer

PARENT:

ALCHEMY INVESTMENTS ACQUISITION CORP 1

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Co-Chief Executive Officer

BUYER:

ALCHEMY ACQUISITION HOLDINGS INC.

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Chief Executive Officer

[Signatures continue to the following page]

[Signature Page to Support and Non-Redemption Agreement]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of

SECURITYHOLDERS:

ALCHEMY DEEPTECH CAPITAL LLC

By:	VAM Partners LLC, its managing member

By:	/s/ Mattia Tomba
Name: Mattia Tomba
Title: Manager

[Signature Page to Support and Non-Redemption Agreement]

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Annex G-1

THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

ALCHEMY INVESTMENTS ACQUISITION CORP 1

Exempted Company Limited By Shares

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

(Adopted pursuant to a special resolution dated May 4, 2023)

G-1-1

THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited by Shares

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Alchemy Investments Acquisition Corp 1

(Adopted pursuant to a special resolution dated May 4, 2023)

1NAME

1.	The name of the Company is Alchemy Investments Acquisition Corp 1.

2STATUS

The Company is an exempted company limited by shares.

3REGISTERED OFFICE

The Registered Office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5SHARE CAPITAL

The share capital of the Company is US$50,000.00 divided into 479,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each.

6LIABILITY OF MEMBERS

The liability of each Member is limited to the amount unpaid on such Member’s shares.

7CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

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8DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10FINANCIAL YEAR

The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum.

G-1-3

THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited by Shares

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Alchemy Investments Acquisition Corp 1

(Adopted pursuant to a special resolution dated May 4, 2023)

1	DEFINITIONS AND INTERPRETATION
1.1

The Regulations contained in Table A in the First Schedule to the Companies Act do not apply to the Company. In these Articles of Association, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means these second amended and restated articles of association of the Company.

Audit Committee means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Auditor means the person for the time being performing the duties of auditor of the Company (if any).

Business Combination means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the target business), which Business Combination, as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination.

Companies Act means the Companies Act (2023 Revision), as amended or re-enacted from time to time.

Company means the above named company.

Company’s Website means the website of the Company and/or its web-address or domain name, if any.

Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Designated Stock Exchange means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.

Directors means the directors for the time being of the Company.

Dividend means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase).

Electronic Communication means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Directors.

Electronic Record has the same meaning as in the Electronic Transactions Act.

Electronic Transactions Act means the Electronic Transactions Act (As Revised) of the Cayman Islands.

Equity-linked Securities means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

Founders means all Members immediately prior to the consummation of the IPO.

Indemnified Person has the meaning given to such term in Article 45.1.

Independent Director has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

IPO means the Company’s initial public offering of securities.

Member has the same meaning as in the Statute.

Memorandum means the second amended and restated memorandum of association of the Company.

Nominating and Corporate Governance Committee means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Officer means a person appointed to hold an office in the Company.

Ordinary Resolution means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, or by way of a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

Ordinary Shareholders means holders of Ordinary Shares.

Ordinary Shares means shares of a par value of US$0.0001 each in the share capital of the Company having the rights and being subject to the restrictions applicable to Ordinary Shares set out in these Articles.

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Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

Preference Shares means shares of a par value of US$0.0001 each in the share capital of the Company having the rights and being subject to the restrictions applicable to Preference Shares set out in these Articles.

Prospectus means the prospectus relating to the offering of the units, Ordinary Shares and Warrants.

Public Share means a Class A Share issued as part of the Units.

Redemption Notice means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

Register of Members means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

Registered Office means the registered office for the time being of the Company.

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies.

Representative means a representative of the Underwriters.

Seal means the common seal of the Company and includes every duplicate seal.

Securities and Exchange Commission means the United States Securities and Exchange Commission.

Share means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

Special Resolution has the same meaning as in the Companies Act, and includes a unanimous written resolution.

Sponsor means Alchemy DeepTech Capital LLC and its successors or assigns.

Subscriber means the subscriber to the Memorandum.

Treasury Share means a Share held in the name of the Company as a treasury share in accordance with the Statute.

Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of shares simultaneously with the closing date of the IPO, will be deposited.

Underwriter means an underwriter of the IPO from time to time and any successor underwriter.

Unit means a unit issued in the IPO at an offering price of $10.00 and consisting of one Class A Share and one-half of one redeemable warrant.

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:
(a)	words importing the singular number include the plural number and vice versa;

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(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or”. The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	COMMENCEMENT OF BUSINESS
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.
3	ISSUE OF SHARES
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in Article 17.

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3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	REGISTER OF MEMBERS AND BOOK-ENTRY INTERESTS
4.1

The Company shall maintain or cause to be maintained the Register of Members within or outside the Cayman Islands in accordance with the Companies Act. The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Companies Act. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	CERTIFICATES FOR SHARES
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

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6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Any share certificate of the Company may bear legends required under Applicable Law.
6.6

Share certificates shall be issued within the relevant time limit as prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	TRANSFER OF SHARES
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	REDEMPTION, REPURCHASE AND SURRENDER OF SHARES
8.1

Subject to the provisions of the Companies Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own Class B Shares equal to 25.0% of the Company’s issued and outstanding Public Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

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8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	TREASURY SHARES
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	VARIATION OF RIGHTS OF SHARES
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	COMMISSION ON SALE OF SHARES

The Company may, in so far as the Companies Act permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	NON RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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13	LIEN ON SHARES
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the and held by and in the name of the Company as treasury shares until such shares are either cancelled or transferred to any person Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	CALL ON SHARES
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

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14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	FORFEITURE OF SHARES
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	TRANSMISSION OF SHARES
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a

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Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	CLASS B SHARE CONVERSION
17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the Initial Conversion Ratio): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 25.0% of the sum of all Public Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

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17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Companies Act, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	OFFICES AND PLACES OF BUSINESS

Subject to the provisions of the Companies Act, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	GENERAL MEETINGS
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings, including extraordinary general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120

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calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five% in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	PROCEEDINGS AT GENERAL MEETINGS
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

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22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting, or for any particular agenda item or business matter to be considered at such general meeting, the Directors may postpone the general meeting or amend the nature of the business to be conducted at the general meeting, provided that notice of the postponement or amended business is promptly given to all Members (Updated Notice). Where a general meeting is postponed, details of the place, day and hour of the rearranged general meeting shall be given in the Updated Notice. Where the nature of the business to be conducted at the meeting is amended, the meeting shall proceed at the place, day and hour specific in the notice of the original meeting unless details of a postponement are given in the Updated Notice.

22.10

No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting or, where amended, the Updated Notice. The Directors may postpone or amend the business of a general meeting which has already been postponed or amended.

22.11

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting.

22.12	A resolution put to the vote of the meeting shall be decided on a poll.
22.13	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.14

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.15	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	VOTES OF MEMBERS
23.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.
23.2

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection

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made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	PROXIES
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	CORPORATE MEMBERS
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the

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facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time. Accordingly, no Treasury Shares may be voted.

27	DIRECTORS
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28	POWERS OF DIRECTORS
28.1

Subject to the provisions of the Companies Act, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	APPOINTMENT AND REMOVAL OF DIRECTORS
29.1

The Company may by Ordinary Resolution of the holders of the Ordinary Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Ordinary Shares remove any Director.

29.2

A majority of the Directors then in office may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

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(d)	the Director is found to be or becomes of unsound mind; or
(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	PROCEEDINGS OF DIRECTORS
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	PRESUMPTION OF ASSENT

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he

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shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	DIRECTORS’ INTERESTS
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	MINUTES

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	DELEGATION OF DIRECTORS’ POWERS
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	REMUNERATION OF DIRECTORS
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	SEAL
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

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38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	DIVIDENDS, DISTRIBUTIONS AND RESERVE
39.1

Subject to the Companies Act and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	CAPITALISATION

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	BOOKS OF ACCOUNT
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	AUDIT
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

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42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	NOTICES
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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44	WINDING UP
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Companies Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	INDEMNITY AND INSURANCE
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45.4

The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out in this Article will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire.

46	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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47	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Companies Act, it shall, subject to the provisions of the Companies Act and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

49	BUSINESS COMBINATION
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the consummation of the IPO and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (less taxes payable) divided by the number of then outstanding Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution or a Special Resolution to the extent that such Business Combination is structured as a merger, the Company shall be authorised to consummate such Business Combination.

49.5

A holder of Public Shares who is not the Sponsor, a Founder, Officer or Director may, at any time at or prior to the date set forth in the proxy material on the proposal to approve a Business Combination (such date to be prior to any vote on a Business Combination), elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate issued in the IPO without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares

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(such redemption price being referred to herein as the Redemption Price), but only in the event that the applicable proposed Business Combination is approved and consummated.

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the rights of Members holding Public Shares (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:
(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination within 18 months from the consummation of the IPO; or

(b)	with respect to any other material provision relating to the rights of holders of the Class A Shares or pre-Business Combination activity each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, a redemption of shares in connection with an amendment to the Articles or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; and
(b)	vote as a class with Public Shares on a Business Combination.
49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account

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(excluding the deferred underwriting commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination.

49.13

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, a Director or Officer. In the event the Company seeks to complete a Business Combination with a target that is affiliated with the Sponsor, a Director, an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or from an independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Members from a financial point of view.

50	BUSINESS OPPORTUNITIES
50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (Management) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other unless such opportunity is expressly offered to such person solely in his or her capacity as a Director and/or Officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such person solely in his or her capacity as a Director and/or Officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex G-2

THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

ALCHEMY INVESTMENTS ACQUISITION CORP 1

Exempted Company Limited By Shares

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

(Adopted pursuant to a special resolution dated October 31, 2024)

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THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited by Shares

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Alchemy Investments Acquisition Corp 1

(Adopted pursuant to a special resolution dated October 31, 2024)

1NAME

1.	The name of the Company is Alchemy Investments Acquisition Corp 1.

2STATUS

The Company is an exempted company limited by shares.

3REGISTERED OFFICE

The Registered Office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5SHARE CAPITAL

The share capital of the Company is US$50,000.00 divided into 479,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each.

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6LIABILITY OF MEMBERS

The liability of each Member is limited to the amount unpaid on such Member’s shares.

7CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10FINANCIAL YEAR

The financial year end of the Company is 31 December or such other date as the Directors may from time to time decide and annex to this Memorandum.

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THE COMPANIES ACT (2023 REVISION)

OF THE CAYMAN ISLANDS

Exempted Company Limited by Shares

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Alchemy Investments Acquisition Corp 1

(Adopted pursuant to a special resolution dated October 31, 2024)

1	DEFINITIONS AND INTERPRETATION
1.1

The Regulations contained in Table A in the First Schedule to the Companies Act do not apply to the Company. In these Articles of Association, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means these second amended and restated articles of association of the Company.

Audit Committee means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Auditor means the person for the time being performing the duties of auditor of the Company (if any).

Business Combination means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the target business), which Business Combination, as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination.

Companies Act means the Companies Act (2023 Revision), as amended or re-enacted from time to time.

Company means the above named company.

Company’s Website means the website of the Company and/or its web-address or domain name, if any.

Class A Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Class B Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Designated Stock Exchange means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.

Directors means the directors for the time being of the Company.

Dividend means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase).

Electronic Communication means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Directors.

Electronic Record has the same meaning as in the Electronic Transactions Act.

Electronic Transactions Act means the Electronic Transactions Act (As Revised) of the Cayman Islands.

Equity-linked Securities means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

Founders means all Members immediately prior to the consummation of the IPO.

Indemnified Person has the meaning given to such term in Article 45.1.

Independent Director has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

IPO means the Company’s initial public offering of securities.

Member has the same meaning as in the Statute.

Memorandum means the second amended and restated memorandum of association of the Company.

Nominating and Corporate Governance Committee means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Officer means a person appointed to hold an office in the Company.

Ordinary Resolution means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, or by way of a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

Ordinary Shareholders means holders of Ordinary Shares.

Ordinary Shares means shares of a par value of US$0.0001 each in the share capital of the Company having the rights and being subject to the restrictions applicable to Ordinary Shares set out in these Articles.

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Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

Preference Shares means shares of a par value of US$0.0001 each in the share capital of the Company having the rights and being subject to the restrictions applicable to Preference Shares set out in these Articles.

Prospectus means the prospectus relating to the offering of the units, Ordinary Shares and Warrants.

Public Share means a Class A Share issued as part of the Units.

Redemption Notice means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

Register of Members means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

Registered Office means the registered office for the time being of the Company.

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies.

Representative means a representative of the Underwriters.

Seal means the common seal of the Company and includes every duplicate seal.

Securities and Exchange Commission means the United States Securities and Exchange Commission.

Share means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

Special Resolution has the same meaning as in the Companies Act, and includes a unanimous written resolution.

Sponsor means Alchemy DeepTech Capital LLC and its successors or assigns.

Subscriber means the subscriber to the Memorandum.

Treasury Share means a Share held in the name of the Company as a treasury share in accordance with the Statute.

Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of shares simultaneously with the closing date of the IPO, will be deposited.

Underwriter means an underwriter of the IPO from time to time and any successor underwriter.

Unit means a unit issued in the IPO at an offering price of $10.00 and consisting of one Class A Share and one-half of one redeemable warrant.

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

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1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or”. The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	COMMENCEMENT OF BUSINESS
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.
3	ISSUE OF SHARES
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the Articles) vary such rights, save that the

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Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in Article 17.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	REGISTER OF MEMBERS AND BOOK-ENTRY INTERESTS
4.1

The Company shall maintain or cause to be maintained the Register of Members within or outside the Cayman Islands in accordance with the Companies Act. The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Companies Act. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	CERTIFICATES FOR SHARES
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively

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numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Any share certificate of the Company may bear legends required under Applicable Law.
6.6

Share certificates shall be issued within the relevant time limit as prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	TRANSFER OF SHARES
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	REDEMPTION, REPURCHASE AND SURRENDER OF SHARES
8.1

Subject to the provisions of the Companies Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own Class B Shares equal to 25.0% of the Company’s issued and outstanding Public Shares after the IPO; and

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(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	TREASURY SHARES
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	VARIATION OF RIGHTS OF SHARES
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	COMMISSION ON SALE OF SHARES

The Company may, in so far as the Companies Act permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12	NON RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	LIEN ON SHARES
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the and held by and in the name of the Company as treasury shares until such shares are either cancelled or transferred to any person Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	CALL ON SHARES
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	FORFEITURE OF SHARES
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	TRANSMISSION OF SHARES
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

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16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	CLASS B SHARE CONVERSION
17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the Initial Conversion Ratio): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 25.0% of the sum of all Public Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part

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of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Companies Act, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	OFFICES AND PLACES OF BUSINESS

Subject to the provisions of the Companies Act, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	GENERAL MEETINGS
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings, including extraordinary general meetings.

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20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five% in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	PROCEEDINGS AT GENERAL MEETINGS
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

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22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting, or for any particular agenda item or business matter to be considered at such general meeting, the Directors may postpone the general meeting or amend the nature of the business to be conducted at the general meeting, provided that notice of the postponement or amended business is promptly given to all Members (Updated Notice). Where a general meeting is postponed, details of the place, day and hour of the rearranged general meeting shall be given in the Updated Notice. Where the nature of the business to be conducted at the meeting is amended, the meeting shall proceed at the place, day and hour specific in the notice of the original meeting unless details of a postponement are given in the Updated Notice.

22.10

No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting or, where amended, the Updated Notice. The Directors may postpone or amend the business of a general meeting which has already been postponed or amended.

22.11

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting.

22.12	A resolution put to the vote of the meeting shall be decided on a poll.
22.13	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.14

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.15	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	VOTES OF MEMBERS
23.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.
23.2

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection

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made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	PROXIES
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	CORPORATE MEMBERS
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the

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facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time. Accordingly, no Treasury Shares may be voted.

27	DIRECTORS
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28	POWERS OF DIRECTORS
28.1

Subject to the provisions of the Companies Act, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	APPOINTMENT AND REMOVAL OF DIRECTORS
29.1

The Company may by Ordinary Resolution of the holders of the Ordinary Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Ordinary Shares remove any Director.

29.2

A majority of the Directors then in office may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

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(d)	the Director is found to be or becomes of unsound mind; or
(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	PROCEEDINGS OF DIRECTORS
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	PRESUMPTION OF ASSENT

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he

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shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	DIRECTORS’ INTERESTS
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	MINUTES

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	DELEGATION OF DIRECTORS’ POWERS
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	REMUNERATION OF DIRECTORS
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	SEAL
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

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38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	DIVIDENDS, DISTRIBUTIONS AND RESERVE
39.1

Subject to the Companies Act and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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40	CAPITALISATION

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	BOOKS OF ACCOUNT
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	AUDIT
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

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42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	NOTICES
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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44	WINDING UP
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Companies Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	INDEMNITY AND INSURANCE
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45.4

The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out in this Article will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire.

46	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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47	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Companies Act, it shall, subject to the provisions of the Companies Act and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

49	BUSINESS COMBINATION
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the consummation of the IPO and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (less taxes payable) divided by the number of then outstanding Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution or a Special Resolution to the extent that such Business Combination is structured as a merger, the Company shall be authorised to consummate such Business Combination.

49.5

A holder of Public Shares who is not the Sponsor, a Founder, Officer or Director may, at any time at or prior to the date set forth in the proxy material on the proposal to approve a Business Combination (such date to be prior to any vote on a Business Combination), elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate issued in the IPO without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares

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(such redemption price being referred to herein as the Redemption Price), but only in the event that the applicable proposed Business Combination is approved and consummated.

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by February 9, 2025 by depositing $90,000 into the Company’s Trust Account for the three month extension to February 9, 2025, and, if extended on a month-to-month basis, thereafter, as determined in the sole discretion of the Directors, by depositing $22,126.29 into the Trust Account each month until September 9, 2025, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the rights of Members holding Public Shares (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:
(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination by February 9, 2025 by depositing $90,000 into the Company’s Trust Account, and, if extended on a month-to-month basis thereafter, as determined by the Directors in their sole discretion, by depositing $22,126.29 into the Trust Account each month until September 9, 2025; or

(b)

with respect to any other material provision relating to the rights of holders of the Class A Shares or pre-Business Combination activity each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, a redemption of shares in connection with an amendment to the Articles or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; and
(b)	vote as a class with Public Shares on a Business Combination.
49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

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49.12

As long as the securities of the Company are listed on the Nasdaq Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions held in trust and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination.

49.13

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, a Director or Officer. In the event the Company seeks to complete a Business Combination with a target that is affiliated with the Sponsor, a Director, an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or from an independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Members from a financial point of view.

50	BUSINESS OPPORTUNITIES
50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (Management) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other unless such opportunity is expressly offered to such person solely in his or her capacity as a Director and/or Officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such person solely in his or her capacity as a Director and/or Officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex G-3

ALCHEMY INVESTMENTS ACQUISITION CORP 1

(the Company)

CERTIFIED EXTRACT OF MINUTES OF EXTRAORDINARY GENERAL MEETING

I, Mattia Tomba, being a director of the Company hereby certify that: (i) the resolutions appearing in Annex A hereto (the Resolutions) are a true extract from the minutes of the extraordinary general meeting of the Company duly convened and held on September 4, 2025 at which a quorum was present which resolutions were duly passed and no action has been taken to rescind or amend the said resolutions such that the same remain in full force and effect.

/s/ Mattia Tomba

Name (Print): Mattia Tomba

Title: Director

Date: November 13, 2025

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ANNEX A

Resolutions

IT WAS RESOLVED BY SPECIAL RESOLUTION that the Amended and Restated Memorandum and Articles of Association of the Company be amended as follows:

The preamble to Article 49.7 shall be replaced by the following clause:

“In the event that the Company does not consummate a Business Combination by September 9, 2026 by depositing the lesser of $30,000 or $0.03 per non-redeemed Public Share into the Trust Account each month until September 9, 2026, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

Article 49.8 (a) shall be replaced by the following clause:

“to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination by September 9, 2026 by depositing the lesser of $30,000 or $0.03 per non-redeemed Public Share into the Trust Account each month until September 9, 2026;”

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ANNEX G-4

EXTENSION AMENDMENT

AMENDMENT TO THE AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ALCHEMY INVESTMENTS ACQUISITION CORP 1

RESOLVED, as a special resolution that, the Amended and Restated Memorandum and Articles of Association of the Company be amended as follows:

Article 49.shall be replaced by the following clause:

49.7      In the event that the Company does not consummate a Business Combination by September 9, 2027 by depositing the lesser of $30,000 or $0.03 per non-redeemed Public Share into the Trust Account each month until September 9, 2027, or such later time as the Members may approve in accordance with the Articles, the Company shall:

Article 49.8     (a) shall be replaced by the following clause:

49.8       In the event that any amendment is made to the Articles:

(a)      to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination by September 9, 2027 by depositing the lesser of $30,000 or $0.03 per non-redeemed Public Share into the Trust Account each month until September 9, 2027; or

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Annex H

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], 2025, by and among Cartiga Holdings, Inc., a Delaware corporation (the “Corporation”), Cartiga, LLC, a Delaware limited liability company (together with any successor thereto, “OpCo”), and the Unitholders from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the exchange of Paired Interests (as defined herein) for shares of Class A Common Stock (as defined herein), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Corporation and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by OpCo.

“Board” means has the meaning given to such term in the OpCo LLC Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Notice” has the meaning set forth in Section 2.1(c) of this Agreement.

“Cash Exchange Payment” means with respect to a particular Exchange for which the Corporation has elected a Cash Exchange Payment in accordance with Section 2.1(c):

(a)if the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if OpCo or the Corporation, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Cash Exchange Class A 5-Day VWAP; or

(b)if shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if OpCo or the Corporation, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided, that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Corporation shall be considered a Corporation Offer for purposes of this Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation” means Cartiga Holdings, Inc., a Delaware corporation, and any successor thereto.

“Corporation Offer” has the meaning set forth in Section 2.7 of this Agreement.

“Direct Exchange” has the meaning set forth in Section 2.6 of this Agreement.

“Direct Exchange Election Notice” has the meaning set forth in Section 2.6 of this Agreement.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by the Corporation and ending on the first day following (ii) the record date determined by the board of directors of the Corporation with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than ten (10) Business Days; provided, that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Date” means the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.1(b), unless the Exchanging Member submits a written request to extend such date and the Corporation in its sole discretion agrees in writing to such extension; provided, that if the Exchange Date for any Exchange with respect to which the Corporation elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.1(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an Exchanged Unit is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 2.4 hereof.

“Exchanged Units” means any Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Unitholder exchanging Units pursuant to Section 2.1(a) of this Agreement.

“Exchange Notice” has the meaning set forth in Section 2.1(b) of this Agreement.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” has the meaning set forth in Section 2.1(b) of this Agreement.

“Interest” means the entire interest of a Unitholder in OpCo, including the Units and all of such Unitholder’s rights, powers and privileges under the OpCo LLC Agreement and the Act.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” has the meaning set forth in Section 3.8(a) of this Agreement.

“Lock-Up Agreements” means those certain Lock-Up Agreements among the Corporation, OpCo, Alchemy Investments Acquisition Corp 1, and the other parties thereto, dated as of the date hereof.

“Managing Member” has the meaning given to such term in the OpCo LLC Agreement.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“OpCo” has the meaning set forth in the preamble of this Agreement.

“OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of the date hereof, as such agreement may be amended from time to time.

“Paired Interest” means one Unit and one share of Class B Common Stock.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Redemption” has the meaning set forth in Section 2.1(a) of this Agreement.

“Restricted Retraction Notice” has the meaning set forth in Section 2.1(d) of this Agreement.

“Secondary Offering” has the meaning set forth in Section 2.1(e) of this Agreement.

“Securities Act” has the meaning set forth in Section 2.1(c) of this Agreement.

“Stock Exchange Payment” means a number of shares of Class A Common Stock equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Corporation and the other parties thereto.

“Trading Day” means a day on which The Nasdaq Stock Market LLC or such other principal United States securities exchange on which the Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Unit” has the meaning set forth in the OpCo LLC Agreement.

“Unitholder” means each holder of one or more Units that may from time to time be a party to this Agreement.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on The Nasdaq Stock Market LLC or such other principal United States securities exchange on which shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume- weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

ARTICLE II

SECTION 2.1Exchange Procedure

(a)From and after the expiration of the Lock-Up Period (as defined in the Lock-Up Agreements) and subject to the terms of the OpCo LLC Agreement, each Unitholder (other than the Corporation) shall be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to OpCo in exchange for the delivery of the Stock Exchange Payment or, at the election of the Corporation (but only if it has notified the Unitholder in advance of the expiration of the Lock-Up Period of its intention to elect to exchange for cash), the Cash Exchange Payment, as applicable, (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”).

(b)A Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to OpCo, with a copy to the Corporation, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.1(b). A Unitholder may deliver an Exchange Notice at any time. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each of the Unitholders and the Corporation shall promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by OpCo.

(c)Within three (3) Business Days of the giving of an Exchange Notice, the Corporation, on behalf of OpCo, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Common Stock) exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”); provided, however, that the Corporation has notified the Unitholder in advance of the expiration of the Lock-Up Period of its intention to elect to settle any Exchange for cash. The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d)The Exchanging Member may elect to retract and revoke its Exchange Notice by giving written notice of such election to OpCo, with a copy to the Corporation, no later than (1) Business Day prior to the Exchange Date.

SECTION 2.2Exchange Payment

(a)The Exchange shall be consummated on the Exchange Date.

(b)On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Corporation shall contribute to OpCo, for delivery to the Exchanging Member (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to OpCo and simultaneously surrender the corresponding number of shares of Class B Common Stock to the Corporation, free and clear of all liens and encumbrances, (iii) OpCo shall issue to the Corporation a number of Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) the Corporation shall cancel the exchanged shares of Class B Common Stock, and (v) OpCo shall (A) cancel the redeemed Exchanged Units and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c)On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Corporation shall deliver to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Corporation the Exchanged Units and transfer and surrender to the Corporation the corresponding shares of Class B Common Stock (and the Corporation shall cancel the surrendered shares of Class B Common Stock), in each case free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 2.2.

(d)Upon the Exchange of all of a Unitholder’s Units, such Unitholder shall cease to be a Member (as such term is defined in the OpCo LLC Agreement) of OpCo.

SECTION 2.3Expenses and Restrictions.

(a)Except as expressly set forth in this Agreement, OpCo and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that OpCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange, then such Unitholder and/or the Person in whose name such shares are to be delivered shall pay to OpCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of OpCo that such tax has been paid or is not payable.

(b)Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Corporation or of OpCo, such an Exchange would pose a material risk that OpCo would be a “publicly traded partnership” under Section 7704 of the Code.

(c)For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Unitholder shall not be entitled to effect an Exchange to the extent the Corporation determines in good faith that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreements with the Corporation or its subsidiaries to which such Unitholder may be party (including, without limitation, the OpCo LLC Agreement) or any written policies of the Corporation in effect prior to the delivery of the Exchange Notice related to unlawful trading applicable to its directors, officers or other personnel.

(d)The Corporation may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of exchange.

SECTION 2.4Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Unit.

SECTION 2.5Class A Common Stock to be Issued.

(a)The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be issuable and deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude OpCo from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation or are held by OpCo or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Corporation and OpCo shall at all times ensure that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b)The Corporation and OpCo shall at all times ensure that the execution and delivery of this Agreement by each of the Corporation and OpCo and the consummation by each of the Corporation and OpCo of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Corporation and OpCo, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Corporation’s board of directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c)The Corporation and OpCo shall use best efforts to ensure that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange. To the extent that such registration statement under the Securities Act is effective and available for an Exchange, the Corporation and OpCo shall deliver shares that have been registered under the Securities Act in respect of such Exchange and with respect to any resale of such shares, as provided in that certain Amended and Restated Registration Rights Agreement, dated as the date hereof, among Alchemy Investments Acquisition Corp 1, the Corporation, OpCo and the holders thereto. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Unitholder requesting such Exchange, the Corporation and OpCo shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Corporation and OpCo shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery, or as soon as possible thereafter.

SECTION 2.6Direct Exchange. Notwithstanding anything to the contrary in this Article II, the Corporation may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.2(b) and (c)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 2.6, the Corporation shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Corporation shall not relieve OpCo of its obligation arising with respect to such applicable Exchange Notice. The Corporation may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to OpCo and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.6, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Corporation not delivered a Direct Exchange Election Notice.

SECTION 2.7.Corporation Offer or Change of Control.

(a)In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Corporation Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Corporation will undergo a Change of Control, the Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Unitholders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination.

(b)The Corporation shall send written notice to OpCo and the Unitholders at least thirty (30) days prior to the closing of the transactions contemplated by the Corporation Offer or the Change of Control date notifying them of their rights pursuant to this Section 2.7, and setting forth, in the case of a Corporation Offer, (i) a copy of the written proposal or agreement pursuant to which the Corporation Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Units, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Corporation no less than seven (7) days prior to the closing of the Corporation Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1Additional Unitholders. To the extent a Unitholder validly transfers any or all of such holder’s Units to a transferee in accordance with, and not in contravention of, the Corporation’s certificate of incorporation, the OpCo LLC Agreement or any other agreement or agreements with the Corporation or any of its subsidiaries to which a transferring Unitholder may be party, then such transferee shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such transferee shall become a Unitholder hereunder. To the extent OpCo issues Units in the future, OpCo shall be entitled, in its sole discretion, to make any holder of such Units a Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to the Corporation, to:

400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

(b)	If to OpCo, to:

400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

(c)	If to any Unitholder, to the address or other contact information set forth in the records of OpCo from time to time.

SECTION 3.3Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

SECTION 3.4Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Unitholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.5Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

SECTION 3.6Amendment.

(a)The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which OpCo is a party) with the approval of (y) the Managing Member and (z) if at such time the Unitholders (other than the Corporation) beneficially own, in the aggregate, more than ten percent (10%) of the then-outstanding Units, the holders of greater than fifty percent (50%) of the outstanding Units held by Unitholders other than the Corporation; provided, that no waiver, modification or amendment shall be effective until at least five (5) Business Days after written notice is provided to the Unitholders that the requisite consent has been obtained for such waiver, modification or amendment, and any Unitholder, including any Unitholder not providing written consent, shall have the right to undertake an Exchange prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may materially alter or change any rights, preferences or privileges of any Unitholder (including the ability to Exchange Paired Interests pursuant to this Agreement) in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Unitholders holding the Interests affected in such a different or prejudicial manner.

(b)Notwithstanding the provisions of Section 3.6(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of OpCo (i) to reflect the admission of new Unitholders, transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 3.6(a), subdivisions or combinations of Units made in compliance with Section 3.1(g) of the OpCo LLC Agreement, (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid OpCo being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

SECTION 3.7Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.8Submission to Jurisdiction; Waiver of Jury Trial.

(a)The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 3.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(b)To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c)EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d)EACH OF THE PARTIES AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

SECTION 3.9Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.10Tax Treatment. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units by a Unitholder to the Corporation in exchange for (a) the payment by the Corporation of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member, and (b) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position that is permitted under the Code and Treasury Regulations is requested by the Exchanging Member and the Corporation consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, OpCo and/or the Corporation shall provide the Exchanging Member with all reasonably necessary information to enable the Exchanging Member to file its income tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) basis adjustments as soon as practicable and in all events within sixty (60) days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within ninety (90) days of the applicable Exchanges). Within thirty (30) days following the

Exchange Date, the Corporation shall deliver a Section 743 notification to OpCo in accordance with Treasury Regulations Section 1.743-1(k)(2).

SECTION 3.11Withholding. The Corporation and OpCo shall be entitled to deduct and withhold from any payments made to a Unitholder pursuant to any Exchange consummated under this Agreement all taxes that each of the Corporation and OpCo is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Corporation or OpCo, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Corporation certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate the Corporation or OpCo, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Regulations thereunder; provided that the Corporation and OpCo shall reasonably cooperate with the Exchanging Member to reduce or eliminate such withholding to the extent permitted by law. The Corporation or OpCo, as applicable, may at their sole discretion reduce the Class A Common Stock issued to a Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Unitholder.

SECTION 3.12Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.13Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder. The decision of each Unitholder to enter into this Agreement has been made by such Unitholder independently of any other Unitholder. Nothing contained herein, and no action taken by any Unitholder pursuant hereto, shall be deemed to constitute the Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Corporation acknowledges that the Unitholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.14Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Cartiga Holdings, Inc.

By:
Name: Samuel Wathen
Title: Chief Executive Officer

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Cartiga, LLC

By:
Name: Samuel Wathen
Title: Chief Executive Officer

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

MELODEON ARIZONA LBS FUND LP

By:
Name:
Title:

MELODEON LBS DE III FUND LP

By:
Name:
Title:

MELODEON LBS HOLDCO2 LP

By:
Name:
Title:

MELODEON LBS LEGACY OWNERS FUND LP

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

EXCHANGE NOTICE

Cartiga Holdings, Inc.
Attn: General Counsel
400 Park Avenue, 12th Floor
New York, NY 10022

Reference is hereby made to the Exchange Agreement, dated as of [•], 2025 (as amended from time to time, the “Exchange Agreement”), by and among Cartiga, LLC, a Delaware limited liability company (together with any successor thereto, “OpCo”), Cartiga Holdings, Inc., a Delaware corporation (“Corporation”) and managing member of OpCo, and the Unitholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of Units plus shares of Class B Common Stock set forth below (together, the “Paired Interests”) in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder:
Address:
Number of Paired Interests to be Exchanged:
Brokerage Account Details:

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the Paired Interests subject to this Exchange Notice are being transferred to the Corporation or OpCo, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Corporation or OpCo, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation or of OpCo as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation or OpCo, as applicable, the Paired Interests subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], 2025 (as amended from time to time, the “Exchange Agreement”), among Cartiga Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Corporation”), Cartiga, LLC, a Delaware limited liability company, and each of the Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Units in Cartiga, LLC. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and by Cartiga, LLC, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:
Address for Notices:

Attention:
With copies to:

Annex I

TAX RECEIVABLE AGREEMENT

among

CARTIGA HOLDINGS, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [•], 2025

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2025, is hereby entered into by and among Cartiga Holdings, Inc., a Delaware corporation (“PubCo”), Cartiga, LLC, a Delaware limited liability company (the “Company”), each Person identified on Schedule A hereto (the “TRA Parties”) and the TRA Party Representative. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, PubCo and the Company are parties to that certain Business Combination Agreement, dated as of August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares, PubCo, Alchemy Merger Sub, LLC, a Delaware limited liability company, the Company and Halle Benett (the “Business Combination Agreement”).

WHEREAS, prior to and following the Business Combination, the TRA Parties held and will continue to hold limited liability company interests (the “Company Interests”) in the Company, which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, following the Business Combination, the TRA Parties will, pursuant to and subject to the provisions of the Company Agreement and the Exchange Agreement, have the right from time to time to require the Company to exchange (an “Exchange”) all or a portion of such TRA Party’s Company Interests (together with corresponding shares of Class B common stock of PubCo) for shares of Class A common stock of PubCo (“Class A Shares”) or cash, in each case at the option of PubCo, which Exchange may be effected by PubCo effecting a direct exchange of shares of Class A Shares for such Company Interests;

WHEREAS, PubCo, which is classified as an association taxable as a corporation for United States federal income Tax purposes, will become the sole managing member of the Company in connection with the Business Combination, and will hold Company Interests;

WHEREAS, the Company and any of its direct and indirect Subsidiaries treated as a partnership for United States federal income Tax purposes currently have and will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which any Exchange occurs (including a deemed taxable acquisition under Section 707(a) of the Code);

WHEREAS, as a result of future Exchanges, the income, gain, loss, deduction, expense and other Tax items of PubCo may be affected by Basis Adjustments and any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) PubCo and (ii) without duplication, the Company, but only with respect to U.S. federal income Taxes imposed on the Company and allocable to PubCo (or to the other members of the consolidated group of which PubCo is the parent) for such Taxable Year; provided that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated assuming the deductions of (and other impacts of) state and local taxes are excluded for U.S. federal income Tax purposes.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 755 and 1012 of the Code, the Treasury Regulations promulgated thereunder and Rev. Rul. 99-6, 1991-1 CB 432 (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, the Company remains in existence as an entity for United States federal income Tax purposes) and, in each case as a result of (i) an Exchange and (ii) the payments made pursuant to this Agreement in respect of such Exchange.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of PubCo (or any committee of the Board validly authorized to act on behalf of the Board).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock in PubCo and (y) any TRA Party or any of their Affiliates), is, or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

(ii)a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Combined State Tax Rate” means the tax rate equal to the sum of the products of (i) PubCo’s income tax apportionment factor for each state and local jurisdiction in which PubCo files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which PubCo files income tax returns for each relevant Taxable Year.

“Company” is defined in the Recitals of this Agreement.

“Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date, as amended from time to time.

“Company Interests” is defined in the Recitals of this Agreement.

“Control” or “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period, taking into account any adjustments required pursuant to this Agreement (including pursuant to Section 7.10). The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means the Agreed Rate plus 400 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of PubCo to the amount of any assessed liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by PubCo to such TRA Party beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied.

“Early Termination Rate” means the Agreed Rate plus 200 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Effective Date” means the closing date of the Business Combination.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], 2025 among PubCo, the Company and the holders of Company Interests party thereto, as amended from time to time.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.8 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) PubCo and (ii) without duplication, the Company, but only with respect to U.S. federal income Taxes imposed on the income of the Company and allocable to PubCo (or to the other members of the consolidated group of which PubCo is the parent), in each case using the same methods, elections, conventions, U.S. federal income Tax rate and similar practices used on the relevant PubCo Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year, and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. Hypothetical Tax Liability shall be determined (i) without taking into account the carryover or carryback of any Tax item or attribute (or portions thereof) that is available for use because of any Basis Adjustments and any Imputed Interest, and (ii) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that the deductions of (and other impacts of) state and local taxes are excluded for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to PubCo’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“JAMS” is defined in Section 7.7 of this Agreement.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 4.2 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PubCo” is defined in the Preamble of this Agreement.

“PubCo Return” means the U.S. federal income Tax Return of PubCo filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State Tax Benefit. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State Tax Detriment. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.8 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by the Company, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Scheduled Termination” is defined in Section 4.4 of this Agreement.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“State Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income Tax purposes.

“State Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Combined State Tax Rate instead of the rates applicable for U.S. federal income Tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of PubCo as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“TRA Party” is defined in the Preamble of this Agreement.

“TRA Party Representative” means, initially, Halle Benett, or, if Halle Benett becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (x) a replacement TRA Party Representative selected by Halle Benett, or (y) if Halle Benett has not selected a substitute TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or committee of TRA Parties determined by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Company Interests for Class A Shares or other consideration and PubCo had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) PubCo will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryover or carrybacks) generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the date of such Early Termination Date, (2) the United States federal income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) all taxable income of PubCo will be subject to the maximum applicable Tax rate for U.S. federal income Tax purposes throughout the relevant period, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment in a fully taxable transaction for U.S. federal income Tax purposes; provided that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (5) if, at the Early Termination Date, there are Company Interests that have not been Exchanged, then each such Company Interest shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1Basis Adjustment. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of PubCo for each Taxable Year in which any Exchange has been effected by any TRA Party, PubCo shall deliver to such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, the following items: (i) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of the Effective Date or each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of Exchanges effected in such Taxable Year by such TRA Party, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such TRA Party, and (z) in the case of a Basis Adjustment under Section 734(b) of the Code solely with respect to the amount that is available to PubCo in such Taxable Year, (iii) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable, and (iv) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. For the avoidance of doubt, the Exchange Basis Schedule shall reflect all changes in the basis of Reference Assets arising other than from a Basis Adjustment (e.g., as the result of an audit). Each Exchange Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2Tax Benefit Schedule.

(a)Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of PubCo for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a TRA Party, PubCo shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and components thereof (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for taxes of PubCo for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments and other payments under this Agreement (to the extent permitted by law and other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for PubCo and (B) have the effect of creating additional Basis Adjustments to Reference Assets for PubCo in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the calculation in the year of payment and into future year calculations, as appropriate.

Section 2.3Procedures, Amendments.

(a)Procedure. Every time PubCo delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, PubCo shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers, as determined by PubCo or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (y) allow such TRA Party reasonable access, at no cost, to the appropriate representatives at PubCo, as determined by PubCo or requested by such TRA Party, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time PubCo delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, PubCo shall deliver to such TRA Party the reasonably detailed calculation by PubCo of the applicable Hypothetical Tax Liability, the reasonably detailed calculation by PubCo of the applicable Actual Tax Liability, as well as any other work papers as determined by PubCo or requested by such TRA Party, provided that PubCo shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto delivered to a TRA Party shall become final and binding on the TRA Party and PubCo thirty (30) calendar days after the first date on which such TRA Party has received the applicable Schedule or amendment thereto unless the TRA Party Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides PubCo with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by PubCo. If PubCo and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by PubCo of the Objection Notice, PubCo and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).

(b)Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to each TRA Party within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1Payments.

(a)Payments. Within ten (10) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Article II of this Agreement, PubCo shall pay or cause to be paid to such TRA Party for such Taxable Year the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to PubCo or as otherwise agreed by PubCo and such TRA Party. No Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income Tax payments.

(b)A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that it is derived from any Basis Adjustment or any Imputed Interest that is attributable to the Company Interests acquired by PubCo pursuant to an Exchange undertaken by or with respect to such TRA Party. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Company Interests in Exchanges unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) of this Agreement (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment or make a payment with respect to the existence of a Realized Tax Detriment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing PubCo Return for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to the Company Interests that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1) and (4), substituting in each case the terms “the date of a Change of Control” for an “Early Termination Date.” Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future tax attributes subject to this Agreement, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes with respect to which such a lump sum payment has been made or any such lump-sum payment.

Section 3.2No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3Pro Rata Payments; Limited Taxable Income; Excess Payments.

(a)Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of PubCo’s tax benefit from the reduction in Tax liability as a result of the Basis Adjustments or Imputed Interest is limited in a particular Taxable Year because PubCo does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for PubCo shall be allocated among the TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if PubCo had sufficient taxable income so that there were no such limitation.

(b)After taking into account Section 3.3(a), if for any reason PubCo does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then PubCo and the TRA Parties agree that (i) PubCo shall pay the same proportion of each Tax Benefit Payment due to each TRA Party due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c)To the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Interest Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) PubCo shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b) of this Agreement but excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

Section 3.4Certain Tax Covenants.

(a)PubCo hereby agrees and warrants to each TRA Party that (i) it will not cause the Company or any Subsidiary of the Company to convert into, or elect to be treated as, a corporation for Tax purposes without the prior written consent of each TRA Party (such consent not to be unreasonably withheld, conditioned or delayed) if any such action could reasonably be expected to have a material adverse effect on a TRA Party’s right to receive Tax Benefit Payments pursuant to this Agreement, (ii) it will not cause the Company to contribute any of its assets (other than any assets with a de minimis aggregate gross value) into one or more Subsidiaries that are treated as corporations for Tax purposes, or cause the Company to liquidate or distribute in kind any of its non-cash assets to its members, without the prior written consent of each TRA Party (such consent not to be unreasonably withheld, conditioned or delayed), if any such action could reasonably be expected to have a material adverse effect on a TRA Party’s right to receive Tax Benefit Payments pursuant to this Agreement and (iii) it will use commercially reasonable efforts to avoid entering into any credit agreement that could reasonably expected to prevent PubCo from making Tax Benefit Payments in a manner described in Section 4.1(e)(ii).

(b)PubCo hereby agrees that prior to (i) any proposed sale or other disposition of all or any part of PubCo’s interest in the Company or (ii) any proposed sale or other disposition of all or any substantial part of the non-cash assets of the Company, it shall deliver to each TRA Party notice of such proposed transaction at least thirty (30) days prior to the consummation thereof.

ARTICLE IV

TERMINATION

Section 4.1Early Termination and Breach of Agreement.

(a)In the event of a Change of Control, each TRA Party shall have the option, in its sole discretion, by written notice to PubCo, to cause the acceleration of all unpaid payment obligations of PubCo hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by PubCo and the TRA Parties as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandis.

(b)PubCo may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Company Interests held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(b) upon the receipt of the Early Termination Payment by all TRA Parties; provided, further, that PubCo may terminate this Agreement pursuant to this Section 4.1(b) with respect to some or all of the amounts payable to less than all of the TRA Parties, if PubCo and such TRA Parties agree in writing to do so; and provided, further that PubCo may withdraw any notice to execute its termination rights under this Section 4.1(b) prior to the time at which an Early Termination Payment has been paid. Upon payment of the Early Termination Payment by PubCo in accordance with this Section 4.1(b), PubCo shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by PubCo, on one hand, and the TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early

Termination Payment). If an Exchange by a TRA Party occurs after PubCo makes the Early Termination Payment to such TRA Party pursuant to this Section 4.1(b), PubCo shall have no obligations under this Agreement with respect to such Exchange.

(c)The parties agree that, subject to Section 4.1(e), the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement.

(d)In the event that PubCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date on which such payment is due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment in respect of a TRA Party agreed to by PubCo and such TRA Party as due and payable but unpaid as of the date of such breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by PubCo pursuant to this sentence. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.

(e)Notwithstanding anything in this Agreement to the contrary, PubCo shall not be considered to be in breach of a material obligation under this Agreement on account of a failure to make a payment due pursuant to this Agreement if:

(i)PubCo makes the applicable payment within three (3) months of the date such payment is due; or

(ii)PubCo fails to make any Tax Benefit Payment when due to the extent that PubCo has insufficient funds to make such payment in PubCo’s sole judgement exercised in good faith or prohibited as a result of limitations imposed by any credit agreement to which the Company is a party;

provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that, solely with respect to a Tax Benefit Payment, if PubCo cannot make such payment as a result of limitations imposed by any credit agreement to which the Company is a party, which limitations are effective as of the date of this Agreement, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

Section 4.2Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.1 above, PubCo shall deliver to each TRA Party with respect to whom such right of early termination is being exercised notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying PubCo’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each such TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received such Schedule or amendment thereto unless the TRA Party Representative (i) within thirty (30) calendar days after receiving the Early Termination Schedule or any amendment thereto, provides PubCo with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by PubCo (such thirty (30) calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”). If PubCo and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by PubCo of the Material Objection Notice, PubCo and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3Payment upon Early Termination.

(a)Within five (5) Business Days after an Early Termination Effective Date, PubCo shall pay to each TRA Party with respect to whom such termination has just occurred an amount equal to the Early Termination Payment with respect to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by PubCo and such TRA Party.

(b)If for any reason PubCo does not fully satisfy its payment obligations due under this Agreement in respect of a particular Taxable Year, then PubCo and the TRA Parties agree that (i) no Early Termination Payment shall be treated as having been made until all Tax Benefit Payments under Section 3.1 in respect of the current Taxable Year and all prior Taxable Years have been made in full, (ii) no Early Termination Payments shall be treated as having been made until all Early Termination Payments made pursuant to earlier-provided Early Termination Notices have been made in full, and (iii) if PubCo does not pay all Early Termination Payments in respect of Early Termination Notices given in the same calendar year, the total amount paid shall be allocated pro-rata based on the outstanding Early Termination Payments due.

Section 4.4Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange, after the 15th anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this Agreement shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by PubCo to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of PubCo that are not Senior Obligations. For the avoidance of doubt, any amounts owed by PubCo under this Agreement are not Senior Obligations.

Section 5.2Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1Participation in PubCo’s and the Company’s Tax Matters. Except as otherwise provided herein, under the Business Combination Agreement, or under the Company Agreement, PubCo shall have full responsibility for, and sole discretion over, all tax matters concerning PubCo and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, PubCo shall notify the TRA Party Representative of, and (to the extent permitted by law or regulation) will use its best efforts to keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of PubCo and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall use its best efforts to provide to the TRA Party Representative reasonable opportunity to provide information and other input to PubCo, the Company and their respective advisors concerning the conduct of any such portion of such audit.

Section 6.2Consistency. PubCo and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local tax purposes and financial reporting purposes, all tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by law.

Section 6.3Cooperation. Each of PubCo and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and PubCo shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to PubCo or the Company, to:

400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy (which shall not constitute notice to PubCo or the Company) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com

If to a TRA Party, to the address, fax number and email address set forth on Schedule A hereto.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Business Combination Agreement and the Company Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.5Successors; Assignment; Amendments; Waivers.

(a)Each TRA Party may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form of Exhibit A or such other form mutually agreed by the parties, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by PubCo and by the TRA Party Representative. Any failure by a party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy upon a breach of any such provision, will not constitute a waiver of the party’s right to enforce the provision or to exercise any remedy upon any breach of the provision. Any waiver given by a party with respect to any provision of this Agreement is applicable only with respect to the specific provision and instance for which it is given. Notwithstanding anything to the contrary in this Agreement (including this Section 7.5), the execution and delivery of a joinder to this Agreement pursuant to Section 7.5(a) shall not require the consent of PubCo or any of the TRA Parties.

(c)All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

Section 7.6Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.7Resolution of Disputes.

Except as provided for in the last sentence of this Section 7.7, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any dispute arising from or relating to the subject matter of this Agreement, including but not limited to the scope and applicability of this Section 7.7, shall be referred to and finally determined by arbitration in accordance with the Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one commercial arbitrator with at least twenty years of experience resolving commercial contract disputes, who shall be selected from the appropriate list of JAMS arbitrators in accordance with the Arbitration Rules and Procedures of JAMS. The seat of arbitration will be New York and the language of the arbitration proceedings will be English. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. For all purposes of this Agreement, the parties consent to exclusive jurisdiction and venue in the United States Federal Courts located in New York. This Section 7.7 shall be governed by and construed in accordance with the Federal Arbitration Act and, to the extent not inconsistent with such Federal Arbitration Act, the laws of the State of Delaware, without regard to conflict of law principles that would cause the application of the laws of another jurisdiction.

Section 7.8Reconciliation. In the event that PubCo and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1, or 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or the TRA Party Representative or other actual or potential conflict of interest. If PubCo and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case PubCo shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case the TRA Party Representative shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on PubCo and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.9Withholding. PubCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided that PubCo will provide the Person in respect of which such withholding is required written notice at least five (5) Business Days prior to any such deduction or withholding and shall reasonably cooperate with such Person to reduce or eliminate such withholding to the extent permitted by law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide PubCo with any applicable tax forms and certifications reasonably requested by PubCo in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.10Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a)If PubCo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)The amount of any Cumulative Net Realized Tax Benefit shall take into account the Basis Adjustment resulting from any transfer of Company Interests to a wholly owned Subsidiary of PubCo (or any similar transfer within the consolidated group of which PubCo is the parent), assuming for this purpose that such transfer is treated as an Exchange, and appropriate adjustments, if any, shall be made to the applicable amount of Cumulative Net Realized Tax Benefit or any component of such amount.

(c)If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner. If any member of a group described in Section 7.10(a) that is obligated to make a Tax Benefit Payment hereunder deconsolidates from the group (or PubCo deconsolidates from the group), then PubCo shall cause such member (or the parent of the consolidated group in a case where PubCo deconsolidates from the group) to assume the obligation to make Tax Benefit Payments in a manner consistent with the terms of its Agreement as the member actually realizes such Tax Benefits. If a member of a group described in Section 7.10(a) assumes an obligation to make Tax Benefit Payments hereunder, then, the initial obligor shall be relieved of the obligation assumed.

Section 7.11Confidentiality.

(a)Each TRA Party and each of their assignees acknowledge and agree that the information of PubCo is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of PubCo and its Affiliates and successors, concerning the Company and its Affiliates and successors or the TRA Parties, learned by the TRA Parties heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of PubCo, the Company and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment and tax structure.

(b)If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, PubCo shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by PubCo and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.12Company Agreement. This Agreement shall be treated as part of the Company Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.13Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to PubCo or such TRA Party or any direct or indirect owner of such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement to such TRA Party at any time as compared to the amounts and times of payments that would have been due to such TRA Party in the absence of such amendment.

Section 7.14Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and PubCo acknowledges that the TRA Parties are not acting in concert or as a group, and PubCo will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15TRA Party Representative.

(a)Without further action of any of PubCo, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b)If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to PubCo from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, PubCo shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c)The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d)Subject to Section 7.5(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and PubCo may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. PubCo is hereby relieved from any liability to any person for any acts done by PubCo in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Company, PubCo, the TRA Party Representative and each of the TRA Parties have duly executed this Agreement as of the date first written above.

Cartiga Holdings, Inc.

By:
Name: Samuel Wathen
Title: Chief Executive Officer

Cartiga, LLC

By:
Name: Samuel Wathen
Title: Chief Executive Officer

TRA Party Representative:

By:
Name: Halle Benett

[Signature Page to Tax Receivable Agreement]

TRA Parties:

MELODEON ARIZONA LBS FEEDER LP

By:
Name:
Title:

MELODEON LBS DE III FEEDER LP

By:
Name:
Title:

MELODEON LBS HOLDCO2 LP

By:
Name:
Title:

MELODEON LBS LEGACY OWNERS FEEDER LP

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule A

Name	Address	Fax	E-mail
Melodeon Arizona LBS Feeder LP	717 Fifth Avenue 12th Floor New York, NY 10022	[•]	[•]
Melodeon LBS DE III Feeder LP	717 Fifth Avenue 12th Floor New York, NY 10022	[•]	[•]
Melodeon LBS Holdco2 LP	717 Fifth Avenue 12th Floor New York, NY 10022	[•]	[•]
Melodeon LBS Legacy Owners Feeder LP	717 Fifth Avenue 12th Floor New York, NY 10022	[•]	[•]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [•], is by and among Cartiga Holdings, Inc., a Delaware corporation (the “PubCo”), Cartiga, LLC, a Delaware limited liability company (the “Company”), and [•] (“Permitted Transferee”).

WHEREAS, on [•], Permitted Transferee acquired (the “Acquisition”) [Company Interests and the corresponding shares of Class B common stock] [the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to Company Interests that were previously Exchanged and are described in greater detail in Annex A to this Joinder] from [•] (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5(a) or (b) of the Tax Receivable Agreement, dated as of [•], 2025, by and among PubCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01  Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02  Joinder. Permitted Transferee hereby acknowledges and agrees to become a TRA Party, for all purposes, of the Tax Receivable Agreement.

Section 1.03  Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.04  Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Joinder Agreement to Tax Receivable Agreement

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

Joinder Agreement to Tax Receivable Agreement

Annex J

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [•], is made by and among Cartiga Holdings, Inc., a Delaware corporation (the “Company”), Cartiga, LLC, a Delaware limited liability company (“OpCo”), and the stockholders that are or become signatories hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholders beneficially own or pursuant to the Exchange Agreement have the right to exchange into greater than a majority of the outstanding Company Shares (as defined below);

WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 22, 2025 (the “Business Combination Agreement”), by and among OpCo, Alchemy Investments Acquisition Corp 1, the Company, Alchemy Merger Sub, LLC and Halle Benett, as the sellers’ representative, subject to the terms and conditions herein, the Stockholders and the Company desire to enter into this Agreement to provide for certain rights and obligations of the Stockholders and the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affected Stockholder” has the meaning set forth in Section 5.07.

“Affiliate” means (a) with respect to Melodeon, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (b) with respect to ASRS, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (c) with respect to any other Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. It being understood and agreed that, for purposes hereof, (i) Melodeon shall be deemed to be an Affiliate of each Melodeon Fund and ASRS shall be deemed to be an Affiliate of the ASRS Fund, (ii) neither the Company nor any subsidiary of the Company shall be deemed to be an Affiliate of any Stockholder, and (iii) except as set forth in clause (i) above, no Stockholder shall be deemed to be an Affiliate of any other Stockholder.

“Agreement” has the meaning set forth in the preamble.

“Arizona Alternative Business Structure” means a business entity authorized under the Arizona Supreme Court’s Alternative Business Structure program, pursuant to Supreme Court Rules 31 and 31.1(c), that includes one or more nonlawyers who have an economic interest in, or decision-making authority over, the entity and that provides legal services in the State of Arizona.

“ASRS” means the Arizona State Retirement System.

“ASRS Directors” has the meaning set forth in Section 3.01(b).

“ASRS Fund” means Melodeon Arizona LBS Fund LP and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement.

“Bankruptcy” means for purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency Law, or the entry of an order, judgment or decree by a court of competent jurisdiction of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or, if within 90 days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such case or action shall not have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within 90 days after the judicial appointment, without the consent or acquiescence of such Person, of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties and other assets or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

“Board of Directors” means the board of directors of the Company.

“Business Combination” has the meaning set forth in the recitals.

“Business Combination Date” means the date on which the Business Combination is consummated.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Business Lines” means the Company’s core business lines comprising (i) Consumer Pre-Settlement Advances, (ii) Law Firm Lending and Receivables Financing, (iii) Litigation and Legal Receivables Asset-Based Lending, (iv) operating an Arizona Alternative Business Structure, and (v) managing or co-managing one or more asset management funds.

“Company” has the meaning set forth in the preamble.

“Company Sale” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of persons obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in the Company, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then-outstanding voting securities of the Person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of the Company to any Person.

“Company Shares” means all classes of common stock of the Company, par value $0.0001 per share, and any and all securities of any kind whatsoever of the Company that may be issued by the Company after the date hereof in respect of, in exchange for, or in substitution of, Company Shares, pursuant to any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

“Consumer Pre-Settlement Advances” means advances made to individual plaintiffs engaged in litigation and contractually repayable from the expected settlement proceeds of the underlying litigation claim.

“Cure Period” has the meaning set forth in Section 3.01(f).

“Debt-to-Equity Ratio” means the ratio of (a) the aggregate amount of indebtedness of the Company and its subsidiaries, exclusive of non-recourse securitizations to (b) stockholders’ equity of the Company and its subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, in each case calculated in accordance with

U.S. GAAP and as adjusted by the Board of Directors in good faith to reflect any events, circumstances or occurrences subsequent to the last day of such fiscal quarter.

“Defaulting Stockholder” has the meaning set forth in Section 3.01(f).

“Designated Director” means any Director designated by a Melodeon or ASRS pursuant to the terms of this Agreement.

“Director” means a member of the Board of Directors.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], among the Company, OpCo and the holders of equity interests in OpCo party thereto, as amended from time to time.

“Governing Documents” means the second amended and restated certificate of incorporation of the Company, as amended or modified from time to time, and the second amended and restated bylaws of the Company, as amended or modified from time to time.

“Incentive Plan” means an equity incentive plan that provides for grant of awards to management, employees and other service providers of the Company, OpCo and its subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Company Shares.

“Indemnified Liabilities” has the meaning set forth in Section 5.17.

“Indemnified Parties” has the meaning set forth in Section 5.17.

“independent director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board of Directors and as of any other date on which the determination is being made, as an “independent director” pursuant to SEC rules and applicable listing standards of the national securities exchange upon which the Company is then listed or admitted for trading (or if not so listed based on the listing standards of the Nasdaq Stock Market), as determined by the Board of Directors.

“Law Firm Lending and Receivables Financing” means loans and advances made to law firms.

“Litigation and Legal Receivables Asset-Based Lending”: Means loans and advances secured by legal fundings, legal claims and related fees and other receivables, including those secured by contingent fee receivables related to existing class action lawsuits; provided that the Company shall not be engaged in the business of lending or financing in connection with securities litigation class action lawsuits or marketing efforts to aggregate class members in anticipation of a class action lawsuit.

“Melodeon” means Melodeon LBS GP, LLC and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement.

“Melodeon Funds” means the ASRS Fund, Melodeon LBS DE III Fund LP, Melodeon LBS Holdco2 LP, Melodeon LBS Legacy Owners Fund LP and any Affiliates of the foregoing to whom Company Shares are Transferred by a Stockholder after the Business Combination Date in accordance with this Agreement

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and by the Governing Documents) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Governing Documents, (iii) causing Directors (to the extent such Directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such Directors may have as Directors) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result; provided that, nothing in this definition or Agreement shall require Directors to act other than in accordance with their fiduciary duties.

“Net Asset Value” means the total assets of the Company and its subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, minus, without duplication, the aggregate liabilities of the Company and its subsidiaries as of the last day of the most recent fiscal quarter for which financial statements of the Company are available, in each case calculated in accordance with U.S. GAAP and as adjusted by the Board of Directors in good faith to reflect any events, circumstances or occurrences subsequent to the last day of such fiscal quarter.

“OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo entered into in connection with the closing of the Business Combination.

“Party” means the Company and the Stockholders party to this Agreement, including any Permitted Transferee who becomes a Party pursuant to Section 4.01.

“Permitted Transferee” means in the case of any Stockholder, an Affiliate of such Stockholder.

“Person” means an individual, partnership, limited liability company, corporation, trust, other entity, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Proxy Holder” has the meaning set forth in Section 3.01(f).

“Registered Public Offering” means an underwritten offering of the Company’s common stock to the public pursuant to a registration statement under the Securities Act filed with and declared effective by the Securities and Exchange Commission, other than pursuant to an employee benefit plan or a dividend or interest reinvestment plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Stockholder” and “Stockholders” have the meaning set forth in the preamble.

“Stockholder Majority” means the consent or approval of the Stockholders (including, if applicable, the Stockholder(s) requesting a consent or approval) then beneficially owning, or with the right to exchange under the Exchange Agreement into, a majority of the Company Shares then owned by all of the Stockholders.

“Transfer” means (a) a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Company Shares, or any legal or beneficial interest therein, including the grant of an option or other right or the grant of any interest that would result in a Stockholder no longer having the power to vote, or cause to be voted, such Stockholder’s Company Shares, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law or (b) any agreement to take or commit to any of the foregoing actions; and “Transferred,” “Transferee,” “Transferor,” and “Transferability” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder, or direct or indirect parent thereof, all or substantially all of whose assets are, directly or indirectly, Company Shares shall constitute a “Transfer” of Company Shares for purposes of this Agreement. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder, or direct or indirect parent thereof, which has substantial assets in addition to Company Shares shall not constitute a “Transfer” of Company Shares for purposes of this Agreement.

Section 1.02.  Other Interpretive Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants, solely with respect to itself, to each other Party that:

Section 2.01.  Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

Section 2.02.  Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party, except, in the case of clause (b), as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Section 2.03.  Consents. Other than as has already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement, except in each case, as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

ARTICLE 3

GOVERNANCE

Section 3.01.  Board of Directors.

(a)From and after the date of this Agreement, Melodeon shall have the right, but not the obligation, to nominate (a) three designees to the Board of Directors (one of whom shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to at least 60% of the then outstanding Company Shares, (b) two designees to the Board of Directors (one of whom shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 60% of the then outstanding Company Shares and (y) at least 40% of the then outstanding Company Shares, and (c) one designee to the Board of Directors (who shall be the Chief Executive Officer of the Company) so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 40% of the then outstanding Company Shares and (y) at least 15% of the then outstanding Company Shares. If the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to less than 15% of the then outstanding Company Shares, Melodeon shall not have the right pursuant to this Section 3.01(a) to nominate any designees to be elected to the Board of Directors. In the event that Melodeon has not nominated the designees that Melodeon is entitled to nominate pursuant to this Section 3.01(a), Melodeon shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Stockholders shall take, or cause to be taken, all Necessary Action to (A) increase the size of the Board of Directors as required to enable Melodeon to so nominate such additional designees and (B) appoint such additional designees nominated by Melodeon to such newly created directorships. Melodeon shall have the right to designate a replacement director in the event of the death, disability, retirement, removal or resignation of a Melodeon Director; provided that the election or appointment of such director to the Board of Directors would not result in a number of Melodeon Directors in excess of the number of directors that Melodeon is then entitled to designate for membership on the Board of Directors pursuant to this Section 3.01.

(b)From and after the date of this Agreement, ASRS shall have the right, but not the obligation, to nominate (a) two designees to the Board of Directors so long as the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to at least 50% of the then outstanding Company Shares, and (b) one designee to the Board of Directors so long as the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to (x) less than 50% of the then outstanding Company Shares and (y) at least 25% of the then outstanding Company Shares. If the ASRS Fund beneficially owns, directly or indirectly, in the aggregate a number of Company Shares equal to less than 25% of the then outstanding Company Shares, ASRS shall not have the right pursuant to this Section 3.01(b) to nominate any designees to be elected to the Board of Directors. In the event that ASRS has not nominated the designees that ASRS is entitled to nominate pursuant to this Section 3.01(b), ASRS shall have the right, at any time, to nominate such designee, in which case, the Stockholders shall take, or cause to be taken, all Necessary Action to (A) increase the size of the Board of Directors as required to enable ASRS to so nominate such designee and (B) appoint such designee nominated by ASRS to such newly created directorship. All such members of the Board of Directors nominated by ASRS pursuant to this Section 3.01(b) are referred to as the “ASRS Directors.” ASRS shall have the right to designate one representative to serve on each committee of the Board of Directors, subject to applicable independence requirements and listing standards. Any ASRS Director who is not an employee of ASRS shall be compensated in accordance with the Company’s policies applicable to independent directors. ASRS Directors who are employees of ASRS shall not be entitled to compensation from the Company for their service as directors. ASRS shall have the right to designate a replacement director in the event of the death, disability, retirement, removal or resignation of an ASRS Director, provided that the election or appointment of such director to the Board of Directors would not result in a number of ASRS Directors in excess of the number of directors that ASRS is then entitled to designate for membership on the Board of Directors pursuant to this Section 3.01.

(c)From and after the date of this Agreement, and for so long as the Melodeon Funds beneficially own, directly or indirectly, in the aggregate a number of Company Shares equal to at least 75% of the then outstanding Company Shares, Melodeon and ASRS shall have the right, but not the obligation, to jointly nominate one designee to the Board of Directors, who shall qualify as an independent director. In the event of the death, disability, retirement, removal or resignation of a director designated pursuant to this Section 3.01(c), Melodeon and ASRS shall have the right to jointly designate a replacement director.

(d)Each of the Stockholders shall take all Necessary Action to cause the Board of Directors to be constituted as set forth in this Section 3.01 (including voting or consenting to elect or remove Melodeon’s and ASRS’ designees and filling any vacancies created by reason of death, disability, retirement, removal or resignation of Melodeon’s or ASRS’ designees with a new designee of Melodeon or ASRS, as applicable) and shall vote all of such Stockholder’s Company Shares in favor of the election of the persons designated pursuant to this Section 3.01 to the Board of Directors; provided, however, that in no event shall any Director be obligated to resign intra-term as a result of a change in Melodeon’s or ASRS’ ownership. The Company agrees to use its best efforts to include in the slate of nominees recommended by the Board of Directors those persons designated pursuant to this Section 3.01 and to use its best efforts to cause the election or appointment of each such designee to the Board of Directors, including nominating such designees to be elected as Directors.

(e)The Company shall reimburse the Designated Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof.

(f)Solely for purposes of this Section 3.01, and in order to secure the performance of each Stockholder’s obligations under this Section 3.01, each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Proxy Holder (as defined below) the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Company Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Company Shares in accordance with the terms of this Section 3.01 (each such Stockholder, a “Defaulting Stockholder”). Each Defaulting Stockholder shall have five Business Days from the date of a request for such vote or written consent (the “Cure Period”) to cure such failure. If after the Cure Period the Defaulting Stockholder has not cured such failure, any Stockholder whose designees to the Board of Directors were required to be approved or removed by the Defaulting Stockholder pursuant to this Section 3.01 but were not approved or removed by the Defaulting Stockholder, shall have, and is hereby irrevocably granted, a proxy to vote or provide a written consent with respect to each such Defaulting Stockholder’s Company Shares for the purposes of taking the actions required by this Section 3.01 (such Stockholder, a “Proxy

Holder”), and of removing from office any Directors elected to the Board of Directors in lieu of the designees of the Proxy Holder who should have been elected pursuant to this Section 3.01. Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in this Section 3.01 with respect to the Company Shares owned by such Stockholder. Notwithstanding the foregoing, the power of attorney and proxy granted by this Section 3.01 shall be deemed to be revoked upon the termination of this Agreement in accordance with its terms.

(g)(i) To the extent that the number of Directors that Melodeon is entitled to designate pursuant to this Section 3.01 is reduced as a result of the aggregate number of Company Shares beneficially owned by the Melodeon Funds falling below the thresholds specified in Section 3.01(a), Melodeon shall cause the required number of Melodeon Directors to promptly resign from the Board of Directors and any vacancies resulting from such resignation shall be filled by the Board of Directors in accordance with the Governing Documents then in effect.

(ii)To the extent that the number of Directors that ASRS is entitled to designate pursuant to this Section 3.01 is reduced as a result of the aggregate number of Company Shares beneficially owned by ASRS falling below the thresholds specified in Section 3.01(b), ASRS shall cause the required number of ASRS Directors to promptly resign from the Board of Directors and any vacancies resulting from such resignation shall be filled by the Board of Directors in accordance with the Governing Documents then in effect.

(h)At any time when the Company is not a “controlled company” under applicable stock exchange listing standards, Melodeon and ASRS shall ensure that the independence status of their designees to the Board of Directors will enable the Company to meet the listing standards requiring that a majority of the Board of Directors be “independent” under such listing standards.

(i)Notwithstanding the nomination rights set forth in this Section 3.01, the rights of Melodeon and ASRS to nominate Directors shall be adjusted as necessary to comply with applicable listing standards.

Section 3.02.  Actions that Require Approval of the ASRS Directors. In addition to any other approval required by the Governing Documents or by applicable Law, and until such time as ASRS no longer beneficially owns, directly or indirectly, at least 25% of the then outstanding Company Shares, approval of the ASRS Directors shall be required for the Company or any of its subsidiaries to take any of the following actions, and the Company and its subsidiaries shall not take any of the following actions without approval of the ASRS Directors. If there is only one ASRS Director, then the approval of such Director shall be required. If there are two ASRS Directors and one is an employee of ASRS while the other is not, then only the ASRS Director who is an employee shall be required to approve. If neither ASRS Director is an employee of ASRS, then both ASRS Directors must approve.

(a)Acquisitions by the Company, whether in a single transaction or series of related transactions, requiring an investment in the equity of the acquired company in excess of 9.9% of the pre-acquisition Net Asset Value of the Company.

(b)Entry into joint ventures, whether in a single transaction or series of related transactions, requiring an investment by the Company in the equity of the joint venture in excess of 9.9% of the pre-investment Net Asset Value of the Company.

(c)The first Registered Public Offering after the closing of the Business Combination.

(d)A Company Sale.

(e)Any material divestitures or asset sales, whether in a single transaction or series of related transactions, where the Company’s equity in such assets exceeds 9.9% of the pre-divestitures Net Asset Value of the Company, excluding, for purposes of the liabilities used for determining Net Asset Value of the Company, financing transactions such as securitizations.

(f)Any issuance of securities by the Company in a transaction exempt from registration under the Securities Act (excluding senior debt financings) and entry into material revenue sharing agreements in the revenue generated by the Company; provided that the following equity issuances only require the approval of the Board of Directors (or of the Compensation Committee of the Board of Directors in the case of (B) below):

a.	equity issuances to sellers in connection with acquisitions by the Company that do not require the consent of the ASRS Directors pursuant to Section 3.02(a); and
b.	equity grants pursuant to the Incentive Plan to, as applicable, the Company’s officers, employees, managers, and other personnel unaffiliated with Melodeon.

(g)Borrowings that would result in a leverage level exceeding a Debt-to-Equity Ratio of 3.5:1x (other than refinancing of existing borrowings that do not increase the total liabilities of the Company).

(h)Initiating a Bankruptcy.

(i)(A) Changes in a tax election of OpCo that would cause OpCo to be classified as an association taxable as a corporation or treated as a “publicly-traded partnership” taxable as a corporation for U.S. federal tax purposes; and (B) OpCo making or changing any tax elections or adopting or changing any tax or accounting policy that would have a disproportionate and materially adverse effect on the ASRS Fund.

(j)Redeeming or repurchasing any OpCo equity interest other than (A) in accordance with the underlying terms of such interests, (B) in accordance with agreements entered into at the time of issuance of such interests including, without limitation, the Business Combination Agreement, or (C) for a price exceeding the fair market value of such interests at the time of redemption or repurchase.

(k)Any distribution of cash, securities, or other assets to the shareholders of the Company that is not made pro rata to all classes of the Company’s capital stock then outstanding.

(l)Changes to the Company’s Business Lines.

(m)Increasing the maximum number of Company Share awards authorized under an Incentive Plan.

(n)Settlement by the Company Representative (as defined in the OpCo LLC Agreement) pursuant to Section 11.02(f) of the OpCo LLC Agreement of any issue raised in a tax audit which primarily affects direct or indirect tax-exempt Feeder Partners (as defined in the OpCo LLC Agreement). In connection therewith, and for so long as the ASRS Directors have the foregoing consent right, the Company Representative will consult with the ASRS Directors through the course of the audit. For the avoidance of doubt, an issue raised on a tax audit will not be considered to affect Feeder Partners that are tax-exempt to the extent that it would not be reasonably expected to (i) affect such Feeder Partners’ liability for or with respect to taxes (including, for the avoidance of doubt, liability for penalties and/or interest with respect to taxes), (ii) adversely affect such Feeder Partners’ tax reporting or filing obligations (provided, that an obligation of a Feeder Partner to provide to the applicable Feeder Vehicle (as defined in the OpCo LLC Agreement) and/or any applicable taxing authority an appropriate certification as to its tax status for applicable tax purposes (including an IRS Form W-8 or W-9, as applicable, or any similar or successor form) shall not be construed as a tax reporting or filing obligation), or (iii) otherwise adversely affect such Feeder Partners, as determined in good faith by the Company Representative.

Section 3.03.  Information.

(a)The Company and the Stockholders agree that the Directors designated by Melodeon and ASRS may share confidential, non-public information about the Company with Melodeon, ASRS and their respective Affiliates, provided that such Parties agree to keep such information confidential (except as may be required by law or applicable listing standards then in effect) and agree to comply with all applicable securities laws in connection therewith.

ARTICLE 4

TRANSFERS OF SHARES

Section 4.01.  Rights and Obligations of Affiliate Stockholders. Any Transfer of Company Shares to any Affiliate of a Stockholder shall be permitted hereunder only if such Affiliate agrees in writing that it shall, upon such Transfer, assume with respect to such Company Shares the transferor’s obligations under this Agreement and become a Party for such purpose and be treated as a Stockholder for all purposes of this Agreement, and become a party to any other applicable agreement or instrument executed and delivered by such transferor in respect of the Company Shares.

ARTICLE 5

GENERAL PROVISIONS

Section 5.01.  Further Assurances. The Parties shall take all Necessary Action in order to give full effect to this Agreement and every provision hereof. Each of the Company and the Stockholders shall take or cause to be taken all lawful action necessary to ensure at all times that the Company’s Governing Documents are not at any time inconsistent with the provisions of this Agreement. In addition, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 5.02.  Assignment; Benefit. The rights and obligations hereunder shall not be assigned without the prior written consent of the Company and the Stockholder Majority, except (i) in connection with a Transfer of Company Shares to an Affiliate in compliance with Article 4, (ii) in connection with the Transfer of all Company Shares held by Melodeon or ASRS to a third party or (iii) in connection with a Transfer of Company Shares representing more than 50.1% of the total outstanding shares of the Company’s capital stock. Any assignment of rights or obligations in violation of this Section 5.02 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 5.03.  Termination. This Agreement shall terminate on the first day that none of the Stockholders has the right to nominate a Director pursuant to Section 3.01; provided that termination of this Agreement shall not relieve any Party for liability for any breach of this Agreement prior to such termination.

Section 5.04.  Subsequent Acquisition of Shares; Other Activities. Any Company Shares acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

Section 5.05.  Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 5.06.  Entire Agreement. This Agreement, the Governing Documents and the other agreements referenced herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

Section 5.07.  Amendment. This Agreement may not be amended, modified, supplemented, waived or terminated (other than pursuant to Section 5.03) except with the written consent of the Stockholder Majority; provided that, (1) any amendment, modification, supplement or waiver to Article 3 hereof, or any corresponding definitions in Article 1 hereof, shall require the written consent of Melodeon and ASRS; and (2) any amendment, modification, supplement, waiver or termination that (a) materially and adversely affects the rights of any Stockholder under this Agreement disproportionately vis-à-vis any other Stockholder (each an “Affected Stockholder”) will require both (i) the written consent of the Stockholder Majority and (ii) the written consent of Affected Stockholders holding a majority of the then outstanding Company Shares then held by all Affected Stockholders and (b) adversely affects the rights of the Company under this Agreement, imposes additional obligations on the Company, or amends or modifies Section 3.01, Article 5, and any corresponding definitions in Article 1, will require both (i) the written consent of the Stockholder Majority and (ii) the written consent of the Company with the approval of a majority of the independent directors of the Company.

Section 5.08.  Waiver. Except as set forth in Section 5.07, no waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the Party against whom such waiver is claimed. Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 5.09.  Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 5.10.  Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Company, Melodeon and ASRS at the address set forth below:

(a)	if to the Company, to:

Cartiga Holdings, Inc.
400 Park Avenue, 12th Floor
New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com with a copy to Melodeon and ASRS at the address listed below.

If to Melodeon, to:

[•]
[•]
[•]
Attention: [•]
E-mail: [•]

If to ASRS, to:

[•]
[•]
[•]
Attention: [•]
E-mail: [•]

Section 5.11.  Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

Section 5.12.  Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware. Each Party hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.10 shall be effective service of process for any suit or proceeding in connection with this Agreement.

Section 5.13.  Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.13 with any court as written evidence of the consent of any of the Parties to the waiver of their rights to trial by jury.

Section 5.14.  Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

Section 5.15.  Adjustments. All references in this Agreement to Company Shares shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 5.16.  No Third-Party Beneficiaries. Except as specifically provided in Section 5.02 and as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties, any rights or remedies hereunder.

Section 5.17.  Indemnification. The Company will indemnify, exonerate and hold the Stockholders and each of their respective partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the partners, stockholders, members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and other out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, or claim arising directly or indirectly out of such Stockholder’s or its other Indemnified Party’s actual, alleged or deemed control or ability to influence the Company or any of its subsidiaries or the actual or alleged act or omission of such Stockholder’s Director nominee(s) including for any alleged act or omission arising out of or in connection with the Business Combination (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party or other related Persons); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Governing Documents of the Company or constitutive documents of any of its subsidiaries and shall extend to such Indemnified Party’s successors and assigns. Each of the Indemnified Parties shall be a third-party beneficiary of the rights conferred to such Indemnified Party in this Section 5.17.

* * *

IN WITNESS WHEREOF, the parties set forth below have duly executed this Agreement as of the day and year first above written.

CARTIGA HOLDINGS, INC.

By:
Name:
Title:

CARTIGA, LLC

By:
Name:	Sam Wathen
Title:	President and Chief Executive Officer

[Signature Page to Shareholders Agreement]

MELODEON LBS GP, LLC

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:
Name:	Halle Benett
Title:	Authorized Person

[Signature Page to Shareholders Agreement]

MELODEON ARIZONA LBS FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:
Name: Halle Benett
Title: Authorized Person

MELODEON LBS DE III FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:
Name: Halle Benett
Title: Authorized Person

MELODEON LBS HOLDCO2 LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:
Name: Halle Benett
Title: Authorized Person

[Signature Page to Shareholders Agreement]

MELODEON LBS LEGACY OWNERS FUND LP

By:	Melodeon LBS GP, LLC, its General Partner

By:	Melodeon Capital Holdco, LLC, its sole member

By:	Melodeon Capital Holdings CP, LLC, its managing member

By:
Name: Halle Benett
Title: Authorized Person

[Signature Page to Shareholders Agreement]

ARIZONA STATE RETIREMENT SYSTEM
By:
Name:
Title:

[Signature Page to Shareholders Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

As regards ALCY, Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

As regards ALCY, the Current M&A provides that every director and officer (which for the avoidance of doubt, shall not include auditors of ALCY), together with every former director and former officer (each an “ALCY Indemnified Person”) shall be indemnified out of the assets of ALCY against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No ALCY Indemnified Person shall be liable to ALCY for any loss or damage incurred by ALCY as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such ALCY Indemnified Person. The Current M&A also provide that no person shall be found to have committed actual fraud, wilful neglect or wilful default for the purposes of the Current M&A unless or until a court of competent jurisdiction shall have made a finding to that effect.

ALCY’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to ALCY and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by ALCY if (i) ALCY has sufficient funds outside of the Trust Account or (ii) ALCY consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ALCY pursuant to the foregoing provisions, ALCY has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pubco is a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Pubco’s Bylaws contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of such entity or, while a director or officer of such entity, is or was serving at the request of such as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the Pubco Certificate of Incorporation (as will be in effect upon the consummation of the Business Combination) contains provisions requiring such entity to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to such entity a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by such entity

As permitted by Section 102(b)(7) of the DGCL, Pubco’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) each contains provisions eliminating the personal liability of directors to such entity or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

Pubco expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors Pubco, and (b) to Pubco with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†

Business Combination Agreement, dated August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, Alchemy Acquisition Holdings, Inc., Alchemy Merger Sub, LLC, Cartiga, LLC and Halle Benett (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

2.2**	Plan of Merger.
2.3**	Waiver to Business Combination Agreement.
3.1	Amended and Restated Memorandum and Articles of Association (included as Annex G-1 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.2	Amendment to the Amended and Restated Memorandum and Articles of Association (included as Annex G-2 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association (included as Annex G-3 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.4	Amendment to the Amended and Restated Memorandum and Articles of Association (included as Annex G-4 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.5	Form of Amended and Restated Certificate of Incorporation of Pubco (included as Annex B-1 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.6	Form of Bylaws of Pubco (included as Annex B-2 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.7	Second Amended and Restated Limited Liability Company Agreement (incorporated by reference to Exhibit 3.1 to ALCY’s Form 8-K filed on August 25, 2025).
3.8**	Certificate of Merger.
4.1**	Specimen Warrant Certificate.
4.2

Warrant Agreement, dated May 4, 2023, by and between Alchemy Investments Acquisition Corp 1 and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

5.1**	Opinion of Loeb & Loeb LLP.
8.1*	Tax Opinion of Loeb & Loeb LLP.

10.1

Letter Agreement, dated May 4, 2023, by and among Alchemy Investments Acquisition Corp 1, its officers, its directors and Alchemy DeepTech Capital LLC (incorporated by reference to Exhibit 10.6 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

10.2

Investment Management Trust Agreement, dated May 4, 2023, by and between Alchemy Investments Acquisition Corp 1 and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

10.3

Registration and Shareholder Rights Agreement, dated May 4, 2023, by and among Alchemy Investments Acquisition Corp 1, Alchemy DeepTech Capital LLC, Cantor Fitzgerald & Co. and the holders signatory thereto (incorporated by reference to Exhibit 10.2 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

10.4

Private Placement Shares Purchase Agreement, dated May 4, 2023, by and between Alchemy Investments Acquisition Corp 1 and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.4 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

10.5

Private Placement Shares Purchase Agreement, dated May 4, 2023, by and between Alchemy Investments Acquisition Corp 1 and the Sponsor (incorporated by reference to Exhibit 10.3 to ALCY’s Current Report on Form 8-K, filed on May 9, 2023).

10.6

Sponsor Support Agreement, dated as of August 22, 2025, by and among Alchemy DeepTech Capital LLC, Alchemy Investments Acquisition Corp 1, and Cartiga, LLC (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).

10.7

Cartiga Support Agreement, dated as of August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, Cartiga, LLC and the other parties thereto (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).

10.8	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).

10.9+	Form of Cartiga Holdings, Inc. 2026 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).
10.10	Form of Tax Receivable Agreement (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).
10.11	Form of Exchange Agreement (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).
10.12	Form of Lock Up Agreement (incorporated by reference to Exhibit 10.3 to ALCY’s Form 8-K filed on August 25, 2025).

10.13

Form of Shareholders Agreement by and among Pubco, Cartiga, LLC, Melodeon LBS GP, LLC and its affiliated funds and the Arizona State Retirement System (included as Annex J to the proxy statement/prospectus, which is a part of this Registration Statement).

10.14+**	Employment Letter, dated November 8, 2023, by and between Cartiga, LLC and James Brady.
10.15+**	Retention Letter, dated March 5, 2026, by and between Cartiga, LLC and James Brady.
10.16+#**	Employment Letter, dated March 5, 2026, by and between Cartiga, LLC and James Brady.
10.17**	Form of 11.50% Senior Secured Note due 2027.
10.18**	Form of 11.50% Senior Secured Note due 2031.
10.19**	Investment Management Agreement, dated as of July 25, 2019, by and among Melodeon Capital Partners, LP, the funds party thereto, Melodeon LBS Holdco LP and Legal Business Services, LLC.

10.20+#**	Amended and Restated Employment Agreement, dated October 7, 2024, by and between Cartiga, LLC and Charles Platt.
10.21+**	Offer Letter, dated February 4, 2022, by and between Legal Business Services, LLC and Gregory C. Bleier.
10.22+**	Offer Letter, dated February 10, 2023, by and between Cartiga, LLC and Ryan Melcher.

16.1**	Letter from BDO USA, P.C. to the Securities and Exchange Commission.
16.2**	Letter from Marcum LLP to the Securities and Exchange Commission.
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of Marcum LLP.
23.3*	Consent of Grant Thornton LLP.

23.4**	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1 hereto).

23.5*	Consent of Horowitz & Ullmann, P.C.

23.6*	Consent of Loeb & Loeb LLP (included as part of Exhibit 8.1 hereto).

24.1**	Power of Attorney (contained on the signature page to this registration statement).
99.1**	Form of Preliminary Proxy Card.
99.2**	Consent of Walter Keenan to be named as a director of Pubco.
99.3**	Consent of Steven M. Wasserman to be named as a director of Pubco.
99.4**	Clawback Policy.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Calculation of Registration Fee Table.
*	Filed herewith.
**	Previously filed.
+	Indicates a management or compensatory plan.
†

Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. ALCY agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

#

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the Registrant if publicly disclosed. The Registrant agrees to furnish supplementally a copy of any such omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings.

The registrants each hereby undertake as follows:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the each registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

Each registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, DE on the 12th day of November, 2026.

ALCHEMY ACQUISITION HOLDINGS, INC.

By:	/s/ Mattia Tomba
Name: Mattia Tomba
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mattia Tomba	Chief Executive Officer and Sole Director (Principal executive officer and principal financial and accounting officer)	November 12, 2026

Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on the 12th day of November, 2026.

CARTIGA, LLC

By:	/s/ Samuel Wathen
Name: Samuel Wathen
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Samuel Wathen	Chief Executive Officer (Principal Executive Officer) and Manager	November 12, 2026
Samuel Wathen

/s/ Gregory Bleier	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2026
Gregory Bleier

*	Manager	November 12, 2026
Halle Benett

*	Manager	November 12, 2026
Joshua Mandel

*	Manager	November 12, 2026
James Hunt

*	Manager	November 12, 2026
Al Alaimo

*	Manager	November 12, 2026
Michael Viteri

*	Manager	November 12, 2026
Charles Platt

*  Signed pursuant to Power of Attorney dated October 23, 2026, included as part of the signature page to the Registration Statement on Form S-4 for Alchemy Acquisition Holdings, Inc. filed on October 23, 2026.

*By:	/s/ Samuel Wathen
Samuel Wathen
Attorney-in-Fact